As filed with the U.S. Securities and Exchange Commission on February 14, 2024.

Registration Statement No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_______________________

True Velocity, Inc.
(Exact Name of Registrant as Specified in Its Charter)

_______________________

Delaware	3482	61-2155670
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

955 W. John Carpenter Freeway, Suite 100-929
Irving, TX 75039
(619) 500-7747
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_______________________

J. Douglas Ramsey, Ph.D.
955 W. John Carpenter Freeway, Suite 100-929
Irving, TX 75039
(619) 500-7747
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

Copies to:

Ralph V. De Martino, Esq. Marc E. Rivera, Esq. ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 Telephone: (202) 857.6000 Facsimile: (202) 857.6395	Jeffrey C. Anderson, Esq. Lathrop GPM LLP 80 South 8th St. 500 IDS Center Minneapolis, MN 55402 Telephone: (612) 632.3002 Facsimile: (612) 632.4002
Mathew J. Saur, Esq Ekpyrosis Advisors PLLC 259 W. 10th Street New York, NY 10014 Telephone: (917) 328.4795	William B. Nelson, Esq. Alain Dermarkar, Esq. Shearman & Sterling LLP Bank of America Tower 800 Capitol Street, Suite 2200 Houston, Texas 77002 Telephone: (713) 354.4900

_______________________

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, pursuant to said Section 8(a), may determine.

Breeze Holdings Acquisition Corp.
955 W. John Carpenter Fwy, Suite 100-929
Irving, TX 75039
Telephone: (619) 500-7747

[•], 2024

Dear Breeze Holdings Acquisition Corp. Stockholder:

You are cordially invited to attend the special meeting of stockholders of Breeze Holdings Acquisition Corp., a Delaware corporation (“Breeze”) to be held at [•], Eastern Time, on [•], 2024 or at such other time, on such other date and at such other place to which the meeting may be adjourned (the “Special Meeting”). We are planning for the meeting to be held virtually over the Internet.

At the Special Meeting, our stockholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Amended and Restated Merger Agreement and Plan of Reorganization, dated as of February 14, 2024 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Breeze, True Velocity, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Breeze (“True Velocity”), Breeze Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of True Velocity (“Parent Merger Sub”), BH Velocity Merger Sub Inc., a Texas corporation and a direct, wholly-owned subsidiary of True Velocity (“Company Merger Sub” and together with Parent Merger Sub, the “Merger Subs”), and TV Ammo, Inc., a Texas corporation (“TV Ammo”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the transactions contemplated thereby.

Pursuant to the Merger Agreement, (a) Parent Merger Sub will merge with and into Breeze, with Breeze continuing as the surviving entity (the “Parent Merger”), as a result of which, (i) Breeze shall become a wholly-owned subsidiary of True Velocity, and (ii) each issued and outstanding security of Breeze immediately prior to the Parent Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of True Velocity, and (b) Company Merger Sub will merge with and into TV Ammo, with TV Ammo continuing as the surviving entity (the “Company Merger” and together with the Parent Merger, the “Mergers”), as a result of which, (i) TV Ammo shall become a wholly-owned subsidiary of True Velocity, and (ii) each issued and outstanding security of TV Ammo immediately prior to the Company Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of True Velocity (the Mergers together with the other transactions contemplated by the Merger Agreement and other ancillary documents, the “Business Combination”). The consummation of the Business Combination is hereinafter referred to as the “Closing.”

In particular, as further described in the accompanying proxy statement/prospectus and on the terms and subject to the conditions set forth in the Merger Agreement, (i) at the Parent Merger Effective Time, (a) each share of Breeze common stock, par value $0.0001 per share (“Breeze Common Stock”) outstanding immediately prior to the Parent Merger Effective Time that has not been redeemed and is not a Dissenting SPAC Share will automatically convert into one share of common stock, par value $0.0001, issued by True Velocity (each, a share of “True Velocity Common Stock”), (b) each Breeze Warrant shall automatically convert into one warrant to purchase shares of True Velocity Common Stock (each, a “True Velocity Warrant”) on substantially the same terms and conditions; (c) each Breeze Right will be automatically converted into the number of shares of True Velocity Common Stock that would have been received by the holder of such Breeze Right if it had been converted upon the consummation of a business combination in accordance with Breeze’s organizational documents, and (ii) at the Company Merger Effective Time, (a) each share of issued and outstanding TV Ammo common stock, par value $0.01 (“TV Ammo Common Stock”), shall be cancelled and converted into a number of shares of True Velocity Common Stock equal to the Exchange Ratio, (b) each option to purchase shares of TV Ammo Common Stock (each, a “TV Ammo Option”) shall be assumed and converted into an option to purchase a number of shares of True Velocity Common Stock (each, a “True Velocity Option”) equal to the number of shares of TV Ammo Common Stock subject to such TV Ammo Option, multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price per share in effect immediately before the Effective Time, divided by the Exchange Ratio, (c) each restricted stock unit in respect of shares of TV Ammo Common Stock (each, a “TV Ammo RSU”) shall be assumed and converted into a restricted stock unit in respect of a number of shares of True Velocity Common Stock (each, a “True Velocity RSU”) equal to the number of shares of TV Ammo Common Stock subject to such TV Ammo RSU, multiplied by the Exchange Ratio, and (d) each warrant to purchase a number of shares of TV Ammo Common Stock (each, a “TV Ammo Warrant”) shall be converted into a

True Velocity Warrant to purchase shares of True Velocity Common Stock in a number equal to the number of shares of TV Ammo Common Stock subject to such TV Ammo Warrant, multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price per share in effect immediately before the Effective Time, divided by the Exchange Ratio. The Exchange Ratio will be equal to (1) the sum of (A) $1,185,234,565, plus (B) any amounts raised by TV Ammo after the date of the Merger Agreement and prior to the Closing in Permitted Financings in excess of $50,000,000, plus (C) the aggregate dollar amount payable to TV Ammo upon the conversion of all outstanding TV Ammo Convertible Notes and the exercise of all vested in-the-money warrants and vested in-the-money options, divided by (2) the number of fully-diluted shares of TV Ammo Common Stock outstanding as of the Closing, further divided by (3) an assumed value of True Velocity Common Stock of $10.00 per share. A pro rata portion of the shares of True Velocity Common Stock received in exchange for the shares of TV Ammo Common Stock are subject to forfeiture if certain future stock-price based milestones are not achieved as described below (the “Earnout Shares”). The number of Earnout Shares will be equal to the product of (a) 15% and (b) the amount by which 118,523,456 exceeds the number of shares of True Velocity Common Stock issuable upon the exercise or conversion of securities issued by TV Ammo in Permitted Financings after the date of the Merger Agreement and prior to the Closing.

The Earnout Shares will be issued at the Closing and subject to forfeiture. One-half of the Earnout Shares shall become fully vested and no longer subject to forfeiture if, during the three-year period beginning at the Closing (the “Milestone Event Period”), True Velocity’s common stock achieves a daily volume weighted average closing sale price of at least $12.50 per share for any 20 trading days within a 30 consecutive trading day period (“Milestone Event I”). The other half of the Earnout Shares will become fully vested and no longer subject to forfeiture if, during the Milestone Event Period, True Velocity’s common stock achieves a daily volume weighted average closing sale price of at least $15 per share for a similar number of days (“Milestone Event II”). The 30 consecutive trading day periods used to satisfy Milestone Event I and Milestone Event II may not overlap; if both Milestone Event I and Milestone Event II would be satisfied using the same 30 consecutive trading day period, Milestone Event II will be deemed satisfied and the threshold closing sale price to achieve Milestone Event I shall be increased to $13.50. Any Earnout Shares that remain unvested at the end of the Milestone Event Period will be forfeited. All of the Earnout Shares will become fully vested and no longer subject to forfeiture upon the occurrence of a Subsequent Transaction.

Breeze, True Velocity, TV Ammo and the Breeze Initial Stockholders have entered into an Amended and Restated Sponsor Support Agreement pursuant to which, among other things, the Breeze Initial Stockholders: (a) agreed to vote all of their shares of Breeze Common Stock in favor of the Breeze Proposals, including the adoption of the Merger Agreement and the approval of the Transactions; (b) agreed to vote against any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (i) a breach of any of Breeze’s or Merger Subs’ representations, warranties, covenants, agreements or obligations under the Merger Agreement or (ii) any of the mutual or TV Ammo conditions to the Closing in the Merger Agreement not being satisfied; (c) (i) waived, subject to and conditioned upon the Closing and to the fullest extent permitted by applicable law and the Breeze organizational documents, and (ii) agreed not to assert or perfect, any rights to adjustment or other anti-dilution protections to which such Breeze Initial Stockholder may be entitled in connection with the Parent Merger or the other Transactions; (d) agreed to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable laws to consummate the Parent Merger and the other Transactions on the terms and subject to the conditions set forth in the Merger Agreement prior to any valid termination of the Merger Agreement; (e) agreed not to transfer or pledge any of their shares of Breeze Common Stock, or enter into any arrangement with respect thereto, after the execution of the Merger Agreement and prior to the Closing Date, subject to certain customary conditions and exceptions; and (f) waived their rights to redeem any of their shares of Breeze Common Stock in connection with the approval of the Breeze Proposals. Additionally, the Sponsor has agreed to: (a) forfeit for no consideration up to 20% of the aggregate shares of Breeze Common Stock held by it if Breeze reasonably determines that the issuance of additional shares of Breeze Common Stock to investors or Redeeming Stockholders (at a price per share not to be less than $10.00) would be reasonably required (i) to cause the Breeze Cash on Hand to be at least equal to the Minimum Cash Amount or (ii) to secure any Additional Financing; (b) forfeit for no consideration up to 20% of the aggregate shares of Breeze Common Stock held by it if, on the six month anniversary of the Closing, the sum of (i) the Breeze Cash on Hand plus (ii) the funds requested or received under the At-the-Market Facility (or other similar equity or hybrid equity-based instrument or facility) at or prior to such date is less than $50,000,000; and (c) assume and pay all Legacy Breeze Transaction Expenses in full and indemnify Breeze, TV Ammo and their respective subsidiaries from any and all liabilities related thereto, and to not sell or transfer any of its shares of Breeze Common Stock or distribute any of its assets unless and until such time as it has assumed and paid in full all Legacy Breeze Transaction Expenses.

Breeze, True Velocity, TV Ammo and certain TV Ammo Equity Holders representing approximately 66.34% of the issued and outstanding shares of TV Ammo have entered into an Amended and Restated Stockholder Support Agreement pursuant to which, among other things, such TV Ammo Equity Holders: (a) agreed to vote in favor of the adoption of the Merger Agreement and approve the Company Merger and the other Transactions to which TV Ammo is a party; (b) agreed to approve, in accordance with the terms and subject to the conditions of the TV Ammo organizational documents, the TV Ammo Preferred Conversion to take effect immediately prior to the Closing; (c) agreed to waive any appraisal or similar rights they may have pursuant to the TBOC with respect to the Company Merger and the other Transactions; (d) agreed to vote against any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (i) a breach of any of TV Ammo’s representations, warranties, covenants, agreements or obligations under the Merger Agreement or (ii) any of the mutual or Breeze or Company Merger Sub conditions to the Closing in the Merger Agreement not being satisfied; and (e) agreed not to sell, assign, transfer or pledge any of their shares of TV Ammo Common Stock or TV Ammo Preferred Stock (or enter into any arrangement with respect thereto) after the execution of the Merger Agreement and prior to the Closing Date, subject to certain customary conditions and exceptions.

In addition to the Business Combination Proposal, you will also be asked to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates to the extent necessary, which is referred to herein as the “Adjournment Proposal.” The Business Combination Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each stockholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the Special Meeting to a later date or dates, if necessary, (a) to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Breeze’s stockholders or, if as of the time for which the Special Meeting is scheduled, there are insufficient Breeze Common Stock represented (either virtually or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting or (b) in order to solicit additional proxies from Breeze’s stockholders in favor of one or more of the proposals at the Special Meeting.

Pursuant to the Breeze Charter, a holder of Breeze’s public shares (a “public stockholder”) may request that Breeze redeem all or a portion of such public shares for cash if the Business Combination is consummated. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company in order to validly redeem its shares. Public stockholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, Breeze will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Breeze’s IPO, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on 1,159,276 shares subject to possible redemption as of September 30, 2023, this would have amounted to approximately $10.94 per issued and outstanding public share. If a public stockholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Special Meeting of Breeze — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 10% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 10% of the public shares, then any such shares in excess of that 10% limit would not be redeemed for cash.

The consummation of the transactions contemplated by the Merger Agreement, including the occurrence of the Closing, is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus under the section entitled “Proposal 1 — The Business Combination Proposal — Merger Agreement — Conditions to Closing,” including a condition that Breeze must have $30.0 million of cash on hand

(including amounts in the Trust Account and proceeds from any Permitted Financings and Additional Financings and after payment of certain outstanding transaction expenses at the Closing), at the Closing. If the amount of Breeze’s Cash On Hand after any redemptions of Breeze Common Stock is less than $30.0 million, Breeze will require additional funds from financings to satisfy this requirement. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement or that the transactions contemplated by the Merger Agreement, including the Closing, will be consummated.

Breeze’s shares of Common Stock, rights exchangeable into one-twentieth of one share of common stock, and public warrants are currently listed on The Nasdaq Stock Market LLC (the “Nasdaq”) under the symbols “BREZ,” “BREZR” and “BREZW,” respectively. Upon consummation of the Business Combination, True Velocity’s shares of Common Stock and public warrants will be listed on the Nasdaq under the symbols “TRUV” and “TRUVW,” respectively. Breeze’s units commenced public trading on November 23, 2020. Breeze’s shares of common stock and warrants began separate trading on December 23, 2020, and its units ceased trading on such separation date. Breeze is providing the accompanying proxy statement/prospectus and accompanying proxy card to Breeze’s stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments of the Special Meeting. Information about the Special Meeting, the Business Combination and other related business to be considered by Breeze’s stockholders at the Special Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Special Meeting, all of Breeze’s stockholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 42 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of Breeze has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Business Combination, and unanimously recommends that stockholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Breeze’s stockholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Breeze, you should keep in mind that the Breeze Initial Stockholders have interests in the Business Combination that may conflict with your interests as a stockholder. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete a business combination that is less favorable to stockholders of Breeze than liquidating Breeze. See “Business Combination Proposal — Interests of Breeze’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote at the virtual meeting, you may withdraw your proxy and vote at the virtual meeting.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO BREEZE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO

THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

J. Douglas Ramsey, Ph.D.
Chairman, Chief Executive Officer and Chief Financial Officer

This proxy statement/prospectus is dated [•], 2024 and is first being mailed to the stockholders of Breeze on or about that date.

Breeze Holdings Acquisition Corp.
955 W. John Carpenter Fwy., Suite 100-929
Irving, TX 75039
Telephone: (619) 500-7747

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [•], 2024

To the Stockholders of Breeze Holdings Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Breeze Holdings Acquisition Corp., a Delaware corporation (“Breeze”), will be held on [•], 2024, at [•], Eastern time. The special meeting will be completely virtual. There will be no physical meeting location and the special meeting will only be conducted via live webcast at the following address: www.virtualshareholdermeeting.com/BREZ2024. You are cordially invited to attend the special meeting, which will be held for the following purposes:

•        The Business Combination Proposal — To approve and adopt the Amended and Restated Merger Agreement and Plan of Reorganization, dated as of February 14, 2024 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Breeze, True Velocity, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Breeze (“True Velocity”), Breeze Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of True Velocity (“Parent Merger Sub”), BH Velocity Merger Sub Inc., a Texas corporation and a wholly-owned direct subsidiary of Breeze (“Company Merger Sub”), and TV Ammo, Inc., a Texas corporation (“TV Ammo”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the transactions contemplated thereby (Proposal No. 1); and

•        The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, and each other proposal specified herein, or if we determine that one or more of the closing conditions to the Merger Agreement is not satisfied or waived (Proposal No. 2).

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of Breeze Common Stock at the close of business on [•], 2024 (the “Breeze Record Date”) are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION ENTITLED “RISK FACTORS.”

Pursuant to the Existing Charter, Breeze will provide holders of Breeze’s public shares (“public shares”) with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount on deposit in Breeze’s trust account, which holds the proceeds of the Breeze IPO (as defined herein), as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the trust account and not previously released to Breeze to pay its taxes). For illustrative purposes, based on funds in the trust account of approximately $12.7 million on September 30, 2023, the estimated per share redemption price would have been approximately $10.94. Public stockholders (as defined herein) may elect to redeem their shares even if they vote for the Business Combination Proposal. A holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 10% of the public shares without the consent of Breeze. Accordingly, all public shares in excess of 10% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of Breeze. The Breeze Initial Stockholders have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of common stock they may hold. Collectively, the Breeze Initial Stockholders own 71.8% of Breeze’s issued and outstanding common stock. The Breeze Initial Stockholders have agreed to vote any shares of Breeze Common Stock owned by them in favor of each of the proposals presented at the Special Meeting.

After careful consideration, Breeze’s board of directors (the “Breeze Board”) has determined that the Business Combination Proposal and the Adjournment Proposal are fair to and in the best interests of Breeze and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, and “FOR” the Adjournment Proposal, if presented.

The proxy statement/prospectus accompanying this notice explains the Merger Agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Special Meeting. Please review the proxy statement/prospectus carefully.

All Breeze’s stockholders are cordially invited to attend the Special Meeting in virtual format. Breeze’s stockholders may attend, vote and examine the list of Breeze’s stockholders entitled to vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/BREZ2024 and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. The Special Meeting will be held in virtual meeting format only. You will not be able to attend the Special Meeting physically. To ensure your representation at the Special Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

A complete list of Breeze’s stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the principal executive offices of Breeze for inspection by stockholders during business hours for any purpose germane to the Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,

J. Douglas Ramsey, Ph.D.
[•], 2024	Chairman of the Board of Directors

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE BREEZE REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO BREEZE’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE ANNUAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANKS OR BROKERS TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “ANNUAL MEETING OF BREEZE S STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY — SUBJECT TO COMPLETION, DATED [•], 2024

PRELIMINARY PROXY STATEMENT FOR ANNUAL MEETING OF
THE STOCKHOLDERS OF Breeze Holdings Acquisition CORP.

PROSPECTUS FOR 81,261,242 SHARES OF COMMON STOCK, 22,914,311 WARRANTS, AND 22,914,311 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS OF TRUE VELOCITY, INC.

The board of directors of Breeze Holdings Acquisition Corp., a Delaware corporation (“Breeze”, “we” or “our”), has unanimously approved the Amended and Restated Merger Agreement and Plan of Reorganization, dated as of February 14, 2024 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Breeze, True Velocity, Inc., a newly-formed Delaware corporation and a direct, wholly-owned subsidiary of Breeze (“True Velocity”), Breeze Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of True Velocity (“Parent Merger Sub”), BH Velocity Merger Sub Inc., a Texas corporation and a direct, wholly-owned subsidiary of True Velocity (“Company Merger Sub” and together with Parent Merger Sub, the “Merger Subs”), and TV Ammo, Inc., a Texas corporation (“TV Ammo”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the transactions contemplated thereby.

Pursuant to the Merger Agreement, (a) Parent Merger Sub will merge with and into Breeze, with Breeze continuing as the surviving entity (the “Parent Merger”), as a result of which, (i) Breeze shall become a wholly-owned subsidiary of True Velocity, and (ii) each issued and outstanding security of Breeze immediately prior to the Parent Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of True Velocity, and (b) Company Merger Sub will merge with and into TV Ammo, with TV Ammo continuing as the surviving entity (the “Company Merger” and together with the Parent Merger, the “Mergers”), as a result of which, (i) TV Ammo shall become a wholly-owned subsidiary of True Velocity, and (ii) each issued and outstanding security of TV Ammo immediately prior to the Company Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of True Velocity (the Mergers together with the other transactions contemplated by the Merger Agreement and other ancillary documents, the “Business Combination”).

This prospectus includes 76,386,966 shares of True Velocity Common Stock to be issued to TV Ammo Equity Holders in connection with the Business Combination of which 17,256,130 are Earnout Shares subject to forfeiture if certain future stock-price based milestones are not achieved. The number of shares of True Velocity Common Stock that this prospectus covers represents the maximum number of shares that may be issued to TV Ammo Equity Holders in connection with the Business Combination.

Breeze is, and True Velocity will be, an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. True Velocity may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies.

Breeze Common Stock, Breeze Rights, and Breeze Warrants are currently listed and traded on the Nasdaq Stock Market (the “Nasdaq”) under the symbols “BREZ,” “BREZR,” and “BREZW”, respectively. True Velocity intends to apply for listing, effective at the time of the Closing, of True Velocity Common Stock and True Velocity Warrants on the Nasdaq under the symbols “TRUV” and “TRUVW”, respectively. This proxy statement/prospectus provides stockholders of Breeze with detailed information about the proposed Business Combination and other matters to be considered at the special meeting of Breeze. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 42 of this proxy statement/prospectus.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [•], 2024 and is first being mailed to the stockholders of Breeze on or about that date.

i

ANNEXES

ii

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains estimates, projections, and other information concerning TV Ammo’s industry and business, as well as data regarding market research, estimates, and forecasts prepared by TV Ammo’s management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which TV Ammo operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” Unless otherwise expressly stated, TV Ammo obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources that TV Ammo did not pay for, sponsor, conduct or otherwise commission. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS

This proxy statement/prospectus includes trademarks, tradenames and service marks, certain of which belong to us, TV Ammo or Merger Sub and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this proxy statement/prospectus appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that we or TV Ammo will not assert our or their rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

FREQUENTLY USED TERMS

In this document:

“Aggregate Earnout Shares” means the number of shares of True Velocity Common Stock equal to the product of (a) 15% and (b) the amount by which (i) 118,523,456 exceeds (ii) the number of shares of True Velocity Common Stock issuable upon the exercise or conversion of any Permitted Financing Securities.

“Aggregate Company Merger Consideration” means the aggregate Per Share Company Merger Consideration, plus the Aggregate Earnout Shares payable pursuant to the Merger Agreement to the participating TV Ammo securityholders.

“Ancillary Agreements” means the Amended and Restated Stockholder Support Agreement, the Amended and Restated Sponsor Support Agreement, the Second Amended and Restated Registration Rights Agreement, the Amended and Restated Lock-Up Agreement, the Employment Agreements, and all other agreements, certificates and instruments executed and delivered by Breeze, True Velocity, the Merger Subs or TV Ammo in connection with the Transactions and specifically contemplated by the Merger Agreement.

“Breeze” means Breeze Holdings Acquisition Corp., a Delaware corporation.

“Breeze Cash on Hand” means, as of immediately prior to the Closing, an aggregate amount equal to, without duplication, (a) the amount in the Trust Account prior to any exercise of redemption rights in accordance with the Breeze organizational documents, less (b) amounts required to settle all actual exercises of redemption rights in accordance with the Breeze organizational documents, plus (c) the aggregate proceeds actually received by Breeze or TV Ammo from the consummation of any Additional Financings or Permitted Financings, as applicable, minus (d) the Outstanding Breeze Transaction Expenses and the Outstanding TV Ammo Transaction Expenses.

“Breeze Common Stock” means the common stock of Breeze, par value $0.0001 per share.

“Breeze Founder Shares” means the 2,875,000 shares of Breeze Common Stock issued to the Sponsor for a purchase price of $25,000 (100,000 of which were transferred to the Initial Breeze Independent Directors and 300,000 of which were transferred to I-Bankers for no consideration).

“Breeze Holders” means holders of Breeze Common Stock, including, without limitation, the Breeze Initial Stockholders.

“Breeze Independent Directors” means the current and former independent directors of Breeze.

“Breeze Initial Stockholders” means the Sponsor, the Initial Breeze Independent Directors and I-Bankers.

“Breeze Parties” means Breeze, True Velocity, and the Merger Subs.

“Breeze Proposals” means the Business Combination Proposal, the Adjournment Proposal (if presented) and any other proposals the parties deem necessary to effectuate the Business Combination and the other Transactions.

“Breeze Public Holders” means holders of Breeze Common Stock who are not Breeze Initial Stockholders.

“Breeze Right” means a right issued by Breeze entitling the holder thereof to receive one-twentieth (1/20) of one share of True Velocity Common Stock upon the consummation of the Business Combination, subject to receipt of a valid certificate evidencing such Breeze Rights by the Rights Agent.

“Breeze Rights Holder” means a person that beneficially owns a Breeze Right.

“Breeze Units” means the 11,500,000 units issued in the IPO, each of which consisted of one share of Breeze Common Stock, one Breeze Right and one Public Breeze Warrant.

“Breeze Warrants” means the Public Breeze Warrants together with the Private Placement Warrants.

“Business Combination” means the transactions contemplated by the Merger Agreement, including the Mergers.

“Business Combination Proposal” means the proposal to approve the adoption of the Merger Agreement and the Business Combination.

“Capitalization Assumptions” means, with respect to a given calculation of the ownership of True Velocity Common Stock immediately following the Closing, the following assumptions: (a) 76,386,966 shares of True Velocity Common Stock will be issued at the Closing to TV Ammo Equity Holders, including those shares issuable to the holders of TV Ammo Convertible Notes and the holders of any Permitted Financing Securities; (b) the Breeze Public Holders own 1,159,276 shares of Breeze Common Stock and no Breeze Public Holder elects to exercise redemption rights with respect to its shares of Breeze Common Stock; (c) the Breeze Initial Stockholders own an aggregate of 3,087,500 shares of Breeze Common Stock and none of these shares are forfeited pursuant to the Sponsor Support Agreement; (d) Northland owns 37,500 shares of Breeze Common Stock; (e) Anthony F. Vaccaro (the “Consultant”) owns 15,000 shares of Breeze Common Stock; (f) 575,000 shares of True Velocity Common Stock will be issued at the Closing to the Breeze Rights Holders subject to receipt of a valid certificate evidencing such Breeze Rights by the Rights Agent; and (g) 81,261,242 shares of True Velocity Common Stock are outstanding as of immediately following the Closing. None of the forgoing assumptions takes into account: (i) 17,256,130 Earnout Shares which will be issued at the Closing to TV Ammo Participating Securityholders subject to forfeiture if certain future stock-price based milestones are not achieved; (ii) any shares of True Velocity Common Stock issuable at $11.50 per share upon the exercise of 11,500,000 Public Breeze Warrants or 5,425,000 Private Placement Warrants; or (iii) any shares of True Velocity Common Stock issuable with respect to any grants that may be issued pursuant to the True Velocity Incentive Plan or which are issued and outstanding as of the Closing pursuant to the TV Ammo Incentive Plan.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date upon which the Closing is to occur.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Certificate of Merger” means the certificate of merger effecting the Company Merger pursuant to the TBOC.

“Company Merger” means the merger of Company Merger Sub with and into TV Ammo, with TV Ammo surviving as a wholly-owned subsidiary of True Velocity.

“Company Merger Effective Time” means the date and time of the filing of the Company Certificate of Merger with the Texas Secretary of State.

“Company Merger Sub” means BH Velocity Merger Sub, Inc., a Texas corporation and wholly-owned subsidiary of Breeze.

“Company Surviving Subsidiary” means TV Ammo, Inc., a Texas corporation, as of the Company Merger Effective Time.

“Completion Window” means the deadline for Breeze to consummate an initial business combination as set forth in the Existing Charter (as amended from time to time).

“DGCL” means the Delaware General Corporation Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means an amount equal to (a) the sum of (i) $1,185,234,565, plus (ii) any amounts raised by TV Ammo after the date of the Merger Agreement and prior to the Closing in Permitted Financings in excess of $50,000,000, plus (iii) the aggregate dollar amount payable to TV Ammo upon the conversion of all outstanding TV Ammo Convertible Notes and the exercise of all vested in-the-money TV Ammo Warrants and vested in-the-money TV Ammo Options, divided by (b) the number of fully-diluted shares of TV Ammo Common Stock outstanding as of the Closing, further divided by (c) an assumed value of True Velocity Common Stock of $10.00 per share.

“Existing Charter” means the amended and restated certificate of incorporation currently in effect of Breeze.

“I-Bankers” means I-Bankers Securities, Inc.

“Incentive Sponsor Shares” means the aggregate shares of Breeze Common Stock held by the Sponsor.

“Initial Breeze Independent Directors” means the independent directors of Breeze (current and former) who hold Breeze Founder Shares.

“IPO” means Breeze’s initial public offering of Breeze Units, consummated on November 25, 2020.

“ITAR” means the International Traffic in Arms Regulations.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Legacy Breeze Transaction Expenses” means the expenses of Breeze incurred in connection with a prior proposed business combination other than the Business Combination.

“Lock-Up Agreement” means the Second Amended and Restated Lock-Up Agreement, dated February [__], 2024, among Breeze, the Breeze Initial Stockholders, True Velocity, TV Ammo and certain TV Ammo Equity Holders.

“Mergers” means the Parent Merger together with the Company Merger.

“Merger Subs” means Company Merger Sub together with Parent Merger Sub.

“Merger Agreement” means the Amended and Restated Merger Agreement and Plan of Reorganization, dated as of February 14, 2024, as may be amended, by and among Breeze, True Velocity, Parent Merger Sub, Company Merger Sub and TV Ammo.

“Milestone Event I” means the achievement of a daily volume weighted average closing sale price of the True Velocity Common Stock quoted on the Nasdaq Capital Market equal to or greater than $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period at any time in the Milestone Event Period; provided that such thirty (30) consecutive Trading Day period does not overlap with the thirty (30) consecutive Trading Day period used to satisfy the requirements of Milestone Event II. In the event that the requirements of Milestone Event I and the requirements of Milestone Event II would otherwise be satisfied using the same thirty (30) consecutive Trading Day period, such thirty (30) consecutive Trading Day period shall first be used to satisfy the requirements of Milestone Event II; provided, that in such case, the threshold for the achievement of Milestone Event I shall increase from $12.50 to $13.50.

“Milestone Event II” means the achievement of a daily volume weighted average closing sale price of the True Velocity Common Stock quoted on the Nasdaq Capital Market is equal to or greater than $15.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period at any time in the Milestone Event Period; provided that such thirty (30) consecutive Trading Day period does not overlap with the thirty (30) consecutive Trading Day period used to satisfy the requirements of Milestone Event I. In the event that the requirements of Milestone Event I and the requirements of Milestone Event II would otherwise be satisfied using the same thirty (30) consecutive Trading Day period, such thirty (30) consecutive Trading Day period shall first be used to satisfy the requirements of Milestone Event II; provided, that in such case, the threshold for the achievement of Milestone Event I shall increase from $12.50 to $13.50.

“Milestone Event Period” means the period commencing on Closing and ending on the three (3) year anniversary of the Closing Date.

“Minimum Cash Amount” means $30,000,000 or such other amount as may be agreed in writing by Breeze and TV Ammo.

“Nasdaq” means the Nasdaq Capital Market.

“New Employment Agreements” means the employment offer letters entered into between TV Ammo and certain members of TV Ammo management which shall take effect at and contingent upon the Closing and which shall be assigned to, and assumed by, True Velocity at the Closing.

“Northland” means Northland Capital Markets.

“Outstanding Breeze Transaction Expenses” means, other than Legacy Breeze Transaction Expenses (i) the fees and expenses of outside counsel to Breeze in connection with the Transactions; (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of any Breeze Party in connection with the Transactions or otherwise in connection with Breeze’s operations or efforts to extend the time period for Breeze to consummate a Business Combination; (iii) any amounts due to the underwriters of Breeze’s IPO; (iv) any loans owed by Breeze for amounts borrowed from its directors, officers or stockholders (including the

Sponsor), (v) any costs or fees relating to the preparation, filing and mailing of the Extension Proxy Statement or the seeking of the Breeze Extension Approval (including the value of any additional securities or economic inducements offered to stockholders of Breeze in connection therewith), (vi) any costs or fees incurred by Breeze in connection with entering into agreements with any Redeeming Stockholders to incentivize them to either unwind or facilitate the unwinding of their respective exercise of applicable redemption rights, and (vii) all other costs and expenses incurred or payable and unpaid by Breeze in connection with Breeze’s operations through the Closing Date.

“Outstanding TV Ammo Transaction Expenses” means (i) the fees and disbursements of outside counsel to TV Ammo incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by TV Ammo in connection with the Transactions.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Parent Certificate of Merger” means the certificate of merger effecting the Parent Merger pursuant to the DGCL.

“Parent Merger” means the merger of Parent Merger Sub with and into Breeze, with Breeze surviving as a wholly-owned subsidiary of True Velocity.

“Parent Merger Effective Time” means the date and time of the filing of the SPAC Certificate of Merger with the Delaware Secretary of State.

“Parent Merger Sub” means Breeze Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Breeze.

“Parent Surviving Subsidiary” means Breeze Holdings Acquisition Corp., a Delaware corporation, as of the Parent Merger Effective Time.

“Per Share Company Merger Consideration” means the number of shares of True Velocity Common Stock resulting from the product of (x) each share of TV Ammo Common Stock that is issued and outstanding immediately prior to the Company Merger Effective Time (excluding any cancelled or dissenting shares of TV Ammo Common Stock) multiplied by (y) the Exchange Ratio (rounded to the nearest whole number).

“Permitted Financings” means the consummation of one or more private placement transactions by TV Ammo of any equity securities or debt securities (or securities convertible into or exercisable for equity securities) of TV Ammo prior to the Company Merger Effective Time which raise no more than $100,000,000 in the aggregate.

“Permitted Financing Securities” means any equity securities or debt securities of TV Ammo (or any securities convertible into or exercisable for equity securities of TV Ammo) issued in any Permitted Financings, including any TV Ammo Preferred Stock, notes that are convertible into shares of TV Ammo Capital Stock and warrants exercisable for shares of TV Ammo Capital Stock.

“Prospectus” means this proxy statement/prospectus.

“Public Breeze Warrants” means the Breeze Warrants originally included as part of the Breeze Units and redeemable following the Closing.

“Registration Rights Agreement” means the Second Amended and Restated Registration Rights Agreement, dated [____] 2024, among True Velocity, Breeze, the Breeze Initial Stockholders and certain TV Ammo Equity Holders.

“Rights Agreement” means the existing Rights Agreement, dated November 23, 2020, between Continental Stock Transfer & Trust Company, as rights agent (“Rights Agent”), and Breeze, pursuant to which the Breeze Rights were issued.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Breeze Sponsor, LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means the Amended and Restated Sponsor Support Agreement, dated February 14, 2024, among Breeze, TV Ammo, True Velocity, and the Breeze Initial Stockholders.

“Stockholder Support Agreement” means the Amended and Restated Stockholder Support Agreement, dated February [__], 2024, among True Velocity, TV Ammo, Breeze and certain TV Ammo Equity Holders.

“Subsequent Transaction” means any transaction or series of transactions occurring after the Closing (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than True Velocity, TV Ammo or any of their respective subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of True Velocity or the right to elect a majority of the True Velocity board of directors or similar governing body of True Velocity, (b) constituting a sale, merger, business combination, consolidation, liquidation, exchange offer or other similar transaction, however effected, following which the voting securities of True Velocity immediately prior to such transaction do not continue to represent or are not converted into at least (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) constituting a sale, lease, license or other disposition of fifty percent (50%) or more of the assets of True Velocity and its subsidiaries taken as a whole.

“TBOC” means the Texas Business Organizations Code.

“Transactions” means the transactions contemplated by the Merger Agreement and the Ancillary Agreements.

“True Velocity” means True Velocity, Inc.

“True Velocity Charter” means the amended and restated certificate of incorporation of True Velocity.

“True Velocity Common Stock” means the common stock of True Velocity, par value $0.0001 per share.

“Trust Account” means the trust account established pursuant to Breeze’s IPO, with Continental Stock Transfer & Trust Company acting as trustee, in which the proceeds from the IPO and related private placements were placed.

“TV Ammo” means TV Ammo, Inc., a Texas corporation.

“TV Ammo Awards” means all TV Ammo Options, TV Ammo RSUs and shares of TV Ammo Restricted Stock granted under the TV Ammo Incentive Plan.

“TV Ammo Convertible Notes” means the TV Ammo convertible promissory notes that are outstanding immediately prior to the Closing.

“TV Ammo Convertible Note Conversion” means the conversion, effective as of immediately prior to the Closing, of all TV Ammo Convertible Notes (other than Permitted Financing Securities) to TV Ammo Common Stock.

“TV Ammo Equity Holders” means holders of TV Ammo Common Stock, TV Ammo Preferred Stock, TV Ammo Convertible Notes, TV Ammo Warrants and TV Ammo Awards.

“TV Ammo Equity Value” means $1,185,234,565 plus any amounts raised in any Permitted Financings in excess of $50,000,000.

“TV Ammo Options” means all options to purchase TV Ammo Common Stock, whether or not exercisable and whether or not vested, that are outstanding immediately prior to the Closing granted under the TV Ammo Incentive Plan or otherwise, excluding, for the avoidance of doubt, the TV Ammo Warrants.

“TV Ammo Participating Securityholders” means, as of immediately prior to the Closing, each holder of the following TV Ammo Securities, to the extent they hold such TV Ammo Securities: (a) shares of TV Ammo Common Stock (including shares of TV Ammo Common Stock resulting from the TV Ammo Preferred Conversion and the TV Ammo Convertible Note Conversion and shares of TV Ammo Restricted Stock but excluding any cancelled or dissenting shares of TV Ammo Common Stock); (b) vested in-the-money TV Ammo Warrants; (c) outstanding TV Ammo RSUs to the extent such TV Ammo RSUs are vested; and (d) vested in-the-money TV Ammo Options. “TV Ammo Participating Securityholders” shall not include any holders of the following TV Ammo Securities, to the extent they hold such TV Ammo Securities: (i) unvested in-the-money TV Ammo Warrants; (ii) out-of-the-money TV Ammo Warrants; (iii) any shares of True Velocity Common Stock issued or issuable with respect to any True Velocity Restricted Stock or the settlement of any True Velocity RSUs; (iv) unvested in-the-money TV Ammo Options or out-of-the money TV Ammo Options; (v) TV Ammo RSUs to the extent such TV Ammo RSUs are unvested; or (vi) Permitted Financing Securities.

“TV Ammo Preferred Conversion” means the conversion, effective as of immediately prior to the Closing, of all shares of TV Ammo Preferred Stock (other than Permitted Financing Securities) to TV Ammo Common Stock in accordance with the TV Ammo Charter.

“TV Ammo Restricted Stock” means shares of TV Ammo Common Stock subject to vesting, forfeiture or similar conditions granted under the TV Ammo Incentive Plan or otherwise.

“TV Ammo RSUs” means all restricted stock units in respect of shares of TV Ammo Common Stock that are outstanding immediately prior to the Closing granted under the TV Ammo Incentive Plan.

“TV Ammo Securities” means the TV Ammo Common Stock, the TV Ammo Preferred Stock, the TV Ammo Awards and the TV Ammo Warrants.

“TV Ammo Warrants” means the warrants to purchase TV Ammo Common Stock that are outstanding immediately prior to the Closing.

“U.S. GAAP” means United States generally accepted accounting principles.

“VWAP” means, for any trading day, the volume weighted average price of a security on its principal trading market for such day.

“Warrant Agreement” means the existing Warrant Agreement, dated November 23, 2020, between Continental Stock Transfer & Trust Company, as warrant agent, and Breeze, pursuant to which the Breeze Warrants were issued.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        our ability to consummate the Business Combination;

•        changes to the terms of or waivers of closing conditions in the Merger Agreement

•        the benefits of the Business Combination;

•        True Velocity’s financial performance following the Business Combination;

•        the ability to obtain or maintain the listing of our securities on Nasdaq following the Business Combination;

•        changes in TV Ammo’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        TV Ammo’s strategic advantages and the impact those advantages will have on future financial and operational results;

•        expansion plans and opportunities;

•        TV Ammo’s ability to grow its business in a cost-effective manner;

•        the implementation, market acceptance and success of TV Ammo’s business model;

•        developments and projections relating to TV Ammo’s competitors and industry;

•        TV Ammo’s approach and goals with respect to technology;

•        TV Ammo’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        the impact of COVID-19 or other pandemics on TV Ammo’s business;

•        changes in applicable laws or regulations; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your shares of Breeze Common Stock on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, the actual results or performance of True Velocity may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Merger Agreement;

•        the outcome of any legal proceedings that may be instituted against Breeze, True Velocity, the Merger Subs or TV Ammo following the date of this proxy statement/prospectus;

•        the inability to complete the Business Combination due to the failure to obtain approval of the Breeze stockholders or to satisfy other conditions to the Closing in the Merger Agreement, including the Minimum Cash Amount;

•        the inability to obtain or maintain the listing of the Shares of True Velocity Common Stock on Nasdaq following the Business Combination;

•        the risk that the proposed Business Combination disrupts current plans and operations of TV Ammo as a result of the announcement and consummation of the transactions described herein;

•        our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of TV Ammo to grow and manage growth profitably following the Business Combination;

•        costs related to the Business Combination;

•        changes in applicable laws or regulations;

•        the effects of COVID-19 or other pandemics on TV Ammo’s business;

•        the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities;

•        the risk of downturns and the possibility of rapid change in the highly competitive industry in which TV Ammo operates;

•        the risk that TV Ammo and its current and future collaborators are unable to successfully develop and commercialize TV Ammo’s products or services, or experience significant delays in doing so;

•        the risk that the post-combination company may never achieve or sustain profitability;

•        the risk that the post-combination company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

•        the risk that the post-combination company experiences difficulties in managing its growth and expanding operations;

•        the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations;

•        the risk that TV Ammo is unable to secure or protect its intellectual property;

•        the possibility that Breeze, True Velocity or TV Ammo may be adversely affected by other economic, business, and/or competitive factors; and

•        other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTIONS

This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the attached Annexes, for a more complete understanding of the matters to be considered at the Special Meeting. In addition, for definitions used commonly throughout this proxy statement/prospectus, including this summary term sheet, see “Frequently Used Terms.”

•        Breeze Holdings Acquisition Corp., a Delaware corporation, which we refer to as “Breeze” is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses.

•        On November 25, 2020, Breeze consummated the Initial Public Offering of 11,500,000 units at a price of $10.00 per unit (including 1,500,000 units from the full exercise of the underwriters’ over-allotment option), generating gross proceeds of $115,000,000. Simultaneously with the closing of the Initial Public Offering, Breeze consummated the sale of 5,425,000 private placement warrants (the “Private Placement Warrants”) to the Sponsor and I-Bankers at a price of $1.00 per warrant, generating gross proceeds of $5,425,000.

•        Following the IPO, the exercise of the over-allotment option and the sale of the Private Placement Warrants, a total of $116,725,000 was deposited into a U.S.-based trust account with Continental Stock Transfer & Trust Company, acting as trustee. Except as described in the prospectus for the Breeze’s IPO, these proceeds will not be released until the earlier of the completion of an initial Business Combination and Breeze’s redemption of 100% of the outstanding public shares upon its failure to consummate a Business Combination within the Completion Window.

•        In connection with the extension of Breeze’s Completion Window to September 26, 2022, 6,732,987 shares of Breeze Common Stock were redeemed, with 7,907,013 shares of Breeze Common Stock remaining outstanding after redemption. In connection with the extension of Breeze’s Completion Window to March 26, 2023, 3,076,817 shares of Breeze Common Stock were redeemed, with 4,830,196 shares of Breeze Common Stock remaining outstanding after the redemption; 1,690,196 of the shares of Breeze Common Stock remaining outstanding after the redemption are owned by our public stockholders. In connection with the extension of Breeze’s Completion Window to September 26, 2023, 509,712 shares of Breeze Common Stock were redeemed, with 4,320,484 shares of Breeze Common Stock remaining outstanding after the redemption; 1,180,484 of the shares of Breeze Common Stock remaining outstanding after the redemption are owned by Breeze public stockholders. In connection with the extension of Breeze’s Completion Window to June 26, 2024, 21,208 shares of Breeze Common Stock were redeemed, with 4,299,276 shares of Breeze Common Stock remaining outstanding after the redemption; 1,159,276 of the shares of Breeze Common Stock remaining outstanding after the redemption are owned by Breeze public stockholders. As of September 30, 2023, approximately $12.7 million in funds remain in the trust account.

•        TV Ammo, Inc., a Texas corporation, which we refer to as “TV Ammo”, is an advanced technology manufacturing and licensing company focused on revolutionizing the global ammunition and weapons industry through the introduction of its composite-cased ammunition, innovative weapons systems and advanced manufacturing technology.

•        On October 31, 2022, Breeze entered into a Merger Agreement and Plan of Reorganization with Company Merger Sub and TV Ammo. On February 14, 2024, Breeze entered into an Amended and Restated Merger Agreement and Plan of Reorganization with True Velocity, Company Merger Sub, Parent Merger Sub and TV Ammo, which among other things, provides for (a) Parent Merger Sub to be merged with and into Breeze, with Breeze surviving the Parent Merger as a wholly-owned subsidiary of True Velocity, and (b) Company Merger Sub to be merged with and into TV Ammo, with TV Ammo surviving the Company Merger as a wholly-owned subsidiary of True Velocity.

•        At the Parent Merger Effective Time, (a) each share of Breeze Common Stock outstanding immediately prior to the Parent Merger Effective Time that has not been redeemed and is not a Dissenting SPAC Share will automatically convert into one share of True Velocity Common Stock, (b) each Breeze Warrant shall automatically convert into one warrant to purchase shares of True Velocity Common Stock (each, a “True Velocity Warrant”) on substantially the same terms and conditions; (c) each Breeze Right will be automatically converted into the number of shares of True Velocity Common Stock that would have been received by the holder of such Breeze Right if it had been converted upon the consummation of a business combination in accordance with Breeze’s organizational documents.

•        Subject to the terms of the Merger Agreement, the Aggregate Company Merger Consideration payable to TV Ammo Participating Securityholders will be equal to the aggregate Per Share Company Merger Consideration plus the Aggregate Earnout Shares.

•        The Breeze Common Stock was originally sold in the IPO as a component of the Breeze units for $10.00 per unit. The Breeze units consist of one share of Breeze Common Stock, one right and one Breeze warrant. Each right entitles the holder thereof to receive one-twentieth (1/20) of one share of common stock upon the consummation of an initial business combination. As of            , 2024, the closing sale price on Nasdaq of a share of Breeze Common Stock was $            per share, and the closing sale price of a right was $            per right, and the closing sale price of a Breeze warrant was $            per warrant.

•        Breeze management and the Breeze Board considered various factors in determining whether to approve the Merger Agreement and the Transactions. For more information about the reasons that the Breeze Board considered in determining its recommendation, see “Proposal No. 1 — The Business Combination Proposal — The Breeze Board’s Reasons for the Business Combination.” When you consider the Breeze Board’s recommendation of these proposals, you should keep in mind that the Breeze Initial Stockholders have interests in the Business Combination that are different from, or in addition to, the interests of Breeze’s stockholders generally. The Breeze Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the Breeze’s stockholders that they vote “FOR” the proposals presented at the Special Meeting.

•        At the Special Meeting, Breeze’s stockholders will be asked to consider and vote on the following proposals:

•        a proposal to approve and adopt the Merger Agreement including the transactions contemplated thereby described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”; and

•        a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, and each other proposal specified herein, or if we determine that one or more of the closing conditions to Merger Agreement is not satisfied or waived. Please see the section entitled “Proposal No. 2 — The Adjournment Proposal.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Breeze Holders. Stockholders are urged to carefully read this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Questions and answers about the Business Combination

Q:     What is the Business Combination?

A:      Pursuant to the Merger Agreement, (a) Parent Merger Sub will merge with and into Breeze, with Breeze continuing as the surviving entity (the “Parent Merger”), as a result of which, (i) Breeze shall become a wholly-owned subsidiary of True Velocity, and (ii) each issued and outstanding security of Breeze immediately prior to the Parent Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of True Velocity, and (b) Company Merger Sub will merge with and into TV Ammo, with TV Ammo continuing as the surviving entity (the “Company Merger” and together with the Parent Merger, the “Mergers”), as a result of which, (i) TV Ammo shall become a wholly-owned subsidiary of True Velocity, and (ii) each issued and outstanding security of TV Ammo immediately prior to the Company Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of True Velocity.

Breeze will hold the Special Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Merger Agreement and you are receiving this proxy statement/prospectus in connection with such meeting. In addition, a copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to carefully read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, in their entirety.

Q:     Why am I receiving this proxy statement/prospectus?

A:     Breeze is sending this proxy statement/prospectus to the Breeze Holders to help them decide how to vote their shares of Breeze Common Stock with respect to the matters to be considered at the Special Meeting.

Breeze, True Velocity, Parent Merger Sub, Company Merger Sub and TV Ammo have agreed to the Business Combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and Breeze encourages its stockholders to read it in its entirety. The Breeze Holders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and approve the Transactions, which, among other things, include provisions for (i) Parent Merger Sub to be merged with and into Breeze, with Breeze surviving the Parent Merger as a wholly-owned subsidiary of True Velocity and (ii) Company Merger Sub to be merged with and into TV Ammo, with TV Ammo surviving the Company Merger as a wholly-owned subsidiary of True Velocity. See “Proposal No. 1 — The Business Combination Proposal.”

The Business Combination cannot be completed unless the Breeze Holders approve a proposal to approve the Business Combination described in this proxy statement/prospectus, which is referred to herein as the “Business Combination Proposal.”

The Breeze Holders are also being asked to vote on a proposal to adjourn the meeting for certain purposes, which we refer to as the “Adjournment Proposal.” Information about the Special Meeting, the Business Combination and the other business to be considered by Breeze Holders at the Special Meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement of Breeze and a prospectus of True Velocity. It is a proxy statement because the Breeze Board is soliciting proxies using this proxy statement/prospectus from the Breeze Holders. It is a prospectus because True Velocity, in connection with the Business Combination, is offering shares of True Velocity Common Stock in exchange for the outstanding shares of Breeze Common Stock and TV Ammo Common Stock and other securities. See “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Merger Consideration”.

Q:     What will Breeze securityholders receive in the Business Combination?

A:     If the Business Combination is completed, at the Parent Merger Effective Time, (a) each share of Breeze common stock, par value $0.0001 per share (“Breeze Common Stock”) outstanding immediately prior to the Parent Merger Effective Time that has not been redeemed will automatically convert into one share of common stock, par value $0.0001, issued by True Velocity (each, a share of “True Velocity Common Stock”), (b) each Breeze Warrant shall automatically convert into one warrant to purchase shares of True Velocity Common Stock (each, a “True Velocity Warrant”) on substantially the same terms and conditions; and (c) each Breeze Right will be automatically converted into the number of shares of True Velocity Common Stock that would have been received by the holder of such Breeze Right if it had been converted upon the consummation of a business combination in accordance with Breeze’s organizational documents

Q:     What will TV Ammo securityholders receive in the Business Combination?

A:     If the Business Combination is completed, each issued and outstanding share of TV Ammo Common Stock shall be cancelled and converted into a number of shares of True Velocity Common Stock equal to the Exchange Ratio. Based on the number of shares of TV Ammo Common Stock that will be outstanding as of the Closing, the total number of shares of True Velocity Common Stock expected to be issued in connection with the Business Combination is approximately 76,386,966, including those shares issuable to the holders of TV Ammo Convertible Notes and the holders of any Permitted Financing Securities as well as shares issuable pursuant to awards under TV Ammo’s incentive plan and the Earnout Shares which will be issued at the Closing to TV Ammo Participating Securityholders subject to forfeiture if certain future stock-price based milestones are not achieved.

Q:     When do you expect the Business Combination to be completed?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, which is set for [•], 2024; however, such meeting could be adjourned, as described herein. Neither Breeze nor TV Ammo can assure you of when or if the Business Combination will be completed and it is possible that factors outside of the control of both companies could result in the Business Combination being completed at a different time or not at all. Breeze must first obtain the approval of the Breeze Holders for certain of the proposals set forth in this proxy statement/prospectus for their approval and satisfy other closing conditions.

Q:     What happens if the Business Combination is not completed?

A:     There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “The Merger Agreement” for information regarding the parties’ specific termination rights. In addition, the Business Combination will not be consummated if the other conditions to closing are not satisfied or waived, including the condition that Breeze must have $30.0 million of Breeze Cash On Hand at the Closing.

If, as a result of the termination of the Merger Agreement or otherwise, Breeze is unable to complete a business combination by June 26, 2024, pursuant to the terms of the Merger Agreement, or amend the Existing Charter to further extend the date by which Breeze must consummate an initial business combination, the Existing Charter provides that Breeze will: (i) cease all operations except for the purpose of winding up; (ii) redeem the public shares of Breeze Common Stock at a per-share price equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable), divided by the number of then outstanding public shares of Breeze Common Stock, which redemption will completely extinguish Breeze Holders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Breeze’s remaining stockholders and the Breeze Board, dissolve and liquidate, subject in each case to Breeze’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the section entitled “Risk Factors — Risks Related to Breeze and the Business Combination.” The Breeze Initial Stockholders have waived any right to any liquidation distribution with respect to their shares of Breeze Common Stock.

In the event of liquidation, there will be no distribution with respect to outstanding Breeze Warrants or Breeze Rights. Accordingly, the Breeze Warrants and the Breeze Rights will expire worthless.

Q:     What equity stake will current Breeze Holders and current TV Ammo Equity Holders hold in True Velocity immediately after the consummation of the Business Combination?

A:     Immediately after the Closing, based on the Capitalization Assumptions, (i) TV Ammo Equity Holders will own, collectively, approximately 94.0% of the outstanding shares of True Velocity Common Stock; (ii) Breeze Public Holders and Breeze Rights Holders will retain an aggregate ownership interest of approximately 2.1% of the outstanding shares of True Velocity Common Stock; and (iii) the Sponsor and the Breeze Independent Directors will own approximately 3.0% and 0.2%, respectively, of the outstanding shares of True Velocity Common Stock. These indicative levels of ownership interest would amount to approximately 95.4%, 0.7%, 3.0% and 0.2%, respectively, assuming the maximum redemption scenario, where 1,159,276 shares of Breeze Common Stock are redeemed.

The following table illustrates the number and percentage ownership of shares of True Velocity Common Stock immediately after the Closing based on the Capitalization Assumptions:

Stockholders	Number	Percentage
Breeze Holders:	4,874,276	6.0%
Breeze Public Holders	1,159,276	1.4%
Breeze Rights Holders	575,000	0.7%
Sponsor	2,415,000	3.0%
Breeze Independent Directors	160,000	0.2%
I-Bankers	512,500	0.6%
Northland	37,500	—%
Consultant	15,000	—%
TV Ammo Equity Holders	76,386,966	94.0%
Total	81,261,242	100.0%

Q:     How will the level of redemptions by Breeze’s stockholders affect the ownership of non-redeeming Breeze’s stockholders in True Velocity upon the closing of the Business Combination?

A:     All Breeze Common Stock outstanding prior to the Business Combination will be automatically cancelled and converted into the right to receive (1) share of True Velocity Common Stock, subject to any redemption rights exercised by Breeze Public Holders. Accordingly, the total number of shares of True Velocity Common Stock to be outstanding at the Closing (and the relative ownership levels of non-redeeming Breeze Public Holders) will be affected by: (i) the number of shares of Breeze Common Stock that are redeemed in connection with the Business Combination and (ii) the issuance of shares of True Velocity Common Stock in connection with the Business Combination.

Furthermore, to the extent that any Breeze Public Holders redeem their shares of Breeze Common Stock in connection with the Business Combination, their Public Breeze Warrants will automatically be converted into a warrant to purchase shares of True Velocity Common Stock. Based on the trading price of the Public Breeze Warrants of $[•] per Public Breeze Warrant as of [•], 2024, the Public Breeze Warrants owned by the Breeze Public Holders were worth approximately $[•] million in the aggregate, and the Private Placement Warrants owned by the Breeze Initial Stockholders were worth approximately $[•] million.

The table below shows the relative ownership levels of holders of True Velocity Common Stock immediately after the Closing under varying redemption scenarios and based on the Capitalization Assumptions (except with respect to such redemption scenarios).

	Assuming No Redemption		Assuming 25% Maximum Redemption		Assuming 50% Maximum Redemption		Assuming 75% Maximum Redemption		Assuming Maximum Redemption(1)
	Number of Shares	%	Number of Shares	%	Number of Shares	%	Number of Shares	%	Number of Shares	%
Breeze Holders:	4,874,276	6.0%	4,584,457	5.7%	4,294,638	5.3%	4,004,819	5.0%	3,715,000	4.6%
Breeze Public Holders	1,159,276	1.4%	869,457	1.1%	579,638	0.7%	289,819	0.4%	—	—%
Breeze Rights Holders	575,000	0.7%	575,000	0.7%	575,000	0.7%	575,000	0.7%	575,000	0.7%
Sponsor	2,415,000	3.0%	2,415,000	3.0%	2,415,000	3.0%	2,415,000	3.0%	2,415,000	3.0%
Breeze Independent Directors	160,000	0.2%	160,000	0.2%	160,000	0.2%	160,000	0.2%	160,000	0.2%
I-Bankers	512,500	0.6%	512,500	0.6%	512,500	0.6%	512,500	0.6%	512,500	0.6%
Northland	37,500	—%	37,500	—%	37,500	—%	37,500	—%	37,500	—%
Consultant	15,000	—%	15,000	—%	15,000	—%	15,000	—%	15,000	—%
TV Ammo Equity Holders	76,386,966	94.0%	76,386,966	94.3%	76,386,966	94.7%	76,386,966	95.0%	76,386,966	95.4%
Total Shares of True Velocity Common Stock Outstanding	81,261,242	100.0%	80,971,423	100.0%	80,681,604	100.0%	80,391,785	100.0%	80,101,966	100.0%

____________

(1)      Assumes that 1,159,276 shares of Breeze Common Stock are redeemed for an aggregate payment of approximately $12.7 million (based on the estimated per share redemption price of approximately $10.94 per share) from the Trust Account. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:     What interests do the Breeze Initial Stockholders have in the Business Combination?

A:     The Breeze Initial Stockholders may have interests in the Business Combination that are different from, or in addition to, the interest of the Breeze Holders generally. These interests include the continued service of certain directors of Breeze as directors of True Velocity and the indemnification of former Breeze directors and officers by True Velocity.

In addition, the Breeze Initial Stockholders have financial interests in the Business Combination that are different from, or in addition to, the interests of the Breeze Holders, other than the Breeze Initial Stockholders. With respect to Breeze’s executive officers and directors, these interests include, among other things:

1.      The Existing Charter provides that if a definitive agreement to consummate a Business Combination has been executed but no Business Combination is consummated by June 26, 2024 (or such later date as may be approved by the Breeze Holders), Breeze is required to begin the dissolution process provided for in the Existing Charter. In the event of a dissolution,

a.      the 2,875,000 Breeze Founder Shares that were purchased by the Sponsor (100,000 of which were transferred to the Initial Breeze Independent Directors and 300,000 of which were transferred to I-Bankers following Breeze’s IPO) for a purchase price of $25,000 would become worthless, as the holders thereof have waived any redemption rights and rights to receive liquidation distributions with respect to these shares. Such shares had an aggregate market value of approximately $[•] million, based upon the closing sale price of $[•] of the Breeze Common Stock on Nasdaq on [•], 2024, the Breeze Record Date; and

b.      the Private Placement Warrants purchased by the Sponsor and I-Bankers prior to Breeze’s IPO for a purchase price of approximately $1.00 per warrant would become worthless. Such Private Placement Warrants had an aggregate market value of approximately $[•] million, based upon the closing sale price of $[•] of the Public Breeze Warrants on Nasdaq on [•], 2024, the Breeze Record Date.

2.      The Merger Agreement provides that J. Douglas Ramsey, Ph.D. and James L. Williams will be directors of True Velocity after the closing of the Business Combination. As such, in the future they will receive any cash fees, stock options or stock awards that True Velocity’s board of directors determines to pay to its non-executive directors.

The members of the Breeze Board were aware of and considered the interests summarized above, among other matters, in evaluating and negotiating the Merger Agreement and the Business Combination and in recommending to the Breeze Holders, that the Merger Agreement be approved and adopted. These interests are described in more detail in the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of the Breeze Initial Stockholders in the Business Combination”. You should be aware of these interests when you consider the Breeze Board’s recommendation that you vote in favor of the approval and adoption of the Merger Agreement and the consummation of the transactions contemplated thereby.

Q:     When and where is the Special Meeting?

A:     The Special Meeting will be held at [•] Eastern Time, on [•], 2024, in virtual format. The Breeze Holders may attend, vote and examine the list of the Breeze Holders entitled to vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/BREZ2024 and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. You will not be able to attend the Special Meeting physically.

Q:     How do I attend a Virtual Meeting?

A:     As a registered stockholder, you received a proxy card from Broadridge. The form contains instructions on how to attend the virtual meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact D.F. King at the phone number: 800-207-3158 or e-mail: BREZ@dfking.com for assistance.

If you like you can pre-register to attend the virtual meeting starting [•], 2024, at www.virtualshareholdermeeting.com/BREZ2024. Enter the URL address into your browser www.virtualshareholdermeeting.com/BREZ2024, enter your control number, name and email address. Once you pre-register, you can vote or enter questions in the chat box. At the start of the meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.

Beneficial investors, who own their investments through a bank or broker, will need to contact their bank or broker to receive a control number. If you plan to vote at the meeting, you will need to have a legal proxy from your bank or broker or, if you would like to join and not vote, please use the control number provided by your bank or broker to access the meeting. Either way you may contact D.F. King for specific instructions on how to receive the control number. They can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing [•] (toll-free), outside the U.S. and Canada, [•] (standard rates apply) when prompted enter the pin number [•]. This is a listen-only line, you will not be able to vote or enter questions during the meeting.

Q:     What am I being asked to vote on and why is this approval necessary?

A:     The Breeze Holders are being asked to vote on the following:

•        a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”; and

•        a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, and each other proposal specified herein, or if we determine that one or more of the closing conditions to Merger Agreement is not satisfied or waived. Please see the section entitled “Proposal No. 2 — The Adjournment Proposal.”

Breeze will hold the Special Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. Stockholders should read this proxy statement/prospectus carefully, including the Annexes and the other documents referred to herein.

The vote of the Breeze Holders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q      I am a Breeze Rights holder. Why am I receiving this proxy statement/prospectus?

A:     This proxy statement/prospectus includes important information about TV Ammo and the business of True Velocity following consummation of the Business Combination. As holders of Breeze Rights will be entitled to receive True Velocity Common Stock upon consummation of the Business Combination on the terms set forth below, Breeze urges you to read the information contained in this proxy statement/prospectus carefully.

At the Parent Merger Effective Time, each Breeze Right will be automatically converted into the number of shares of True Velocity Common Stock that would have been received by the holder thereof if the Breeze Right had been converted in accordance with the Breeze organizational documents into shares of Breeze Common Stock. No additional consideration will be required to be paid by a holder of Breeze Rights in order to receive his, her or its additional True Velocity Common Stock upon consummation of the Business Combination. The shares issuable upon exchange of the Breeze Rights will be freely tradable (except to the extent held by affiliates of True Velocity).

Promptly upon the consummation of the Business Combination, we will direct registered holders of the Breeze Rights to return their Breeze Rights to our Rights Agent. Upon receipt of the Breeze Rights, the Rights Agent will issue to the registered holder of such Breeze Right(s) the number of full shares of True Velocity Common Stock to which he, she or it is entitled.

We will not issue any fractional shares upon conversions of the Breeze Rights once the units separate, and no cash will be payable in lieu thereof. As a result, a holder must have 20 Breeze Rights to receive one share of True Velocity Common Stock at the closing of the Business Combination. In the event that any holder would otherwise be entitled to any fractional share upon exchange of his, her or its Breeze Rights, we will round down any entitlement to receive True Velocity Common Stock to the nearest whole share (and in effect extinguishing any fractional entitlement). Any rounding down and extinguishment may be done with or without any in lieu cash payment or other compensation being made to the holder of the relevant Breeze Rights.

Q:     I am a Breeze Warrant holder. Why am I receiving this proxy statement/prospectus?

A:      Upon consummation of the Business Combination, each Breeze Warrant will be automatically converted into a True Velocity Warrant, entitling the holders to purchase shares of True Velocity Common Stock at a purchase price of $11.50 per share beginning 30 days after the consummation of the Business Combination. This proxy statement/prospectus includes important information about TV Ammo and the business of True Velocity following consummation of the Business Combination. As holders of Breeze Warrants will be entitled to purchase shares of True Velocity Common Stock upon consummation of the Business Combination, Breeze urges you to read the information contained in this proxy statement/prospectus carefully.

Q:     What will happen to Breeze’s securities upon consummation of the Business Combination?

A:     Breeze Common Stock, Breeze Rights and Breeze Warrants are currently listed on Nasdaq under the symbols BREZ, BREZR and BREZW, respectively. Upon consummation of the Business Combination, True Velocity will have one class of common stock, which will be listed on Nasdaq under the symbol “TRUV”, and its warrants will be listed on Nasdaq under the symbol “TRUVW.” Breeze Warrant holders and those Breeze Holders who do not elect to have their shares of Breeze Common Stock redeemed for a pro rata share of the trust account need not submit their Breeze Common Stock or Breeze Warrant certificates, and such shares of Breeze Common Stock and Breeze Warrants will automatically be cancelled, extinguished and converted into True Velocity Common Stock and True Velocity Warrants. All Breeze Rights will automatically be converted into the number of shares of True Velocity Common Stock that would have been received by the holder thereof if such Breeze Rights had been converted in accordance with the Breeze’s organizational documents.

Q:     Why is Breeze proposing the Business Combination?

A:     Breeze was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities.

On November 25, 2020, Breeze completed its initial public offering of units, with each unit consisting of one public share, one right and one public warrant, each whole public warrant to purchase one share of Breeze Common Stock at a price of $11.50, raising total gross proceeds of $115,000,000, reflecting the exercise in full of the underwriters’ over-allotment option. Since Breeze’s IPO, Breeze’s activity has been limited to the evaluation of business combination candidates.

TV Ammo is an advanced technology, manufacturing and licensing company with a current emphasis on composite ammunition, lightweight machine guns and suppressors. TV Ammo is focused on revolutionizing the global ammunition and weapons industry through the introduction of its composite-cased ammunition, innovative weapons systems and advanced manufacturing technology.

Based on its investigations of TV Ammo and the industry in which it operates, including the financial and other information provided by TV Ammo in the course of their negotiations in connection with the Merger Agreement, Breeze believes that the Business Combination with TV Ammo is advisable and in the best interests of Breeze and its stockholders. See “Proposal No. 1 — The Business Combination — The Breeze Board’s Reasons for the Business.”

Q:     Did the Breeze Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Yes. Breeze obtained an opinion from an independent valuation firm, Marshall & Stevens Transaction Advisory Services LLC (“Marshall & Stevens”), that the Merger Consideration is fair to Breeze from a financial point of view. The fair market value of TV Ammo has been determined by the Breeze Board based upon this opinion that relies on standards generally accepted by the financial community, such as potential sales and the price for which comparable businesses or assets have been valued.

Q:     Do I have redemption rights?

A:     If you are a holder of public shares, you have the right to demand that Breeze redeem such shares for a pro rata portion of the cash held in Breeze’s trust account. Breeze sometimes refers to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 10% of the public shares without the consent of Breeze. Accordingly, all public shares in excess of 10% held by a public stockholder, together with any affiliate of such stockholder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the consent of Breeze. TV Ammo is not required to consummate the Business Combination if there is not at least $30.0 million of Breeze Cash On Hand after giving effect to payment of amounts that Breeze will be required to pay to redeeming stockholders upon consummation of the Business Combination.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:      No. You may exercise your redemption rights whether you vote your public shares for or against, or whether you abstain from voting on, the Business Combination Proposal. As a result, the Business Combination Proposal can be approved by Breeze Holders who will redeem their public shares and no longer remain Breeze Holders and the Business Combination may be consummated even though the funds available from Breeze’s trust account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. However, TV Ammo is not required to consummate the Business Combination if there is not at least $30.0 million of Breeze Cash On Hand after giving effect to payment of amounts that Breeze will be required to pay to redeeming stockholders upon consummation of the Business Combination. Also, with fewer public shares and public stockholders, the trading market for True Velocity Common Stock may be less liquid than the market for public shares prior to the Business Combination and Breeze may not be able to meet the listing standards of a national securities exchange.

Q:     How do I exercise my redemption rights?

A:     If you are a holder of public shares and wish to exercise your redemption rights, you must demand that Breeze redeem your shares for cash no later than the second (2nd) business day preceding the vote on the Business Combination Proposal at the Special Meeting by delivering your stock to Breeze’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system. Any holder of public shares will be entitled to demand that such holder’s shares be redeemed for a pro rata portion of the amount then in the trust account (which, for illustrative purposes, was $11.12 per share as of [•], the Breeze

Record Date). Such amount, including interest earned on the funds held in the trust account and not previously released to Breeze to pay its taxes, will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the trust account could be subject to claims which could take priority over those of Breeze’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your shares for redemption to Breeze’s transfer agent and later decide prior to the Special Meeting not to elect redemption, you may request that Breeze’s transfer agent return the shares (physically or electronically). You may make such request by contacting Breeze’s transfer agent at the address listed at the end of this section.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described to Breeze’s transfer agent as described herein, then, if the Business Combination is consummated, Breeze will redeem these shares for a pro rata portion of funds deposited in the trust account. If you exercise your redemption rights, then you will be exchanging your shares of Breeze Common Stock for cash and you will cease to have any rights as a Breeze Stockholder (other than the right to receive the redemption amount) upon consummation of the Business Combination.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 10% of the public shares without the consent of Breeze. Accordingly, all public shares in excess of 10% held by a public stockholder, together with any affiliate of such stockholder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the consent of Breeze.

For a discussion of the material U.S. federal income tax considerations for holders of public shares with respect to the exercise of these redemption rights, see “U.S. Federal Income Tax Consequences — Tax Consequences to Holders Electing to Exercise Redemption Rights”.

If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any public warrants that you may hold.

Q.     What are the U.S. federal income tax consequences to me as a result of the Business Combination?

A:     Subject to the discussion below regarding True Velocity Warrants, it is intended that the Mergers (taken together with any Additional Financings) qualify as an exchange described in Section 351 of the Code. Assuming such qualification, a U.S. holder with no Breeze Warrants or Breeze Rights that receives True Velocity Common Stock in exchange for True Velocity Common Stock in the Parent Merger generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the True Velocity Common Stock received in the Parent Merger by a U.S. holder should be equal to the adjusted tax basis of the True Velocity Common Stock exchanged therefor. The holding period of the True Velocity Common Stock should include the holding period during which the True Velocity Common Stock exchanged therefor were held by such U.S. holder.

If the Parent Merger qualifies as part of an exchange under Section 351 of the Code and not as a “reorganization” under Section 368(a) of the Code, a U.S. holder that receives True Velocity Common Stock in exchange for True Velocity Common Stock and whose True Velocity Warrants automatically convert into True Velocity Warrants in the Parent Merger should recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder and (ii) the fair market value of the True Velocity Warrants received by such holder in such exchange. To determine the amount of gain, if any, that a U.S. holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Parent Merger on a share-by-share and warrant-by-warrant basis, as described further below under “Material U.S. Federal Income Tax Consideration — U.S. Holders — Tax Consequences of the Business Combination.” U.S. holders should discuss with their tax advisors potential alternative characterizations with respect to the exchange of True Velocity Warrants for True Velocity Warrants.

If the Parent Merger qualifies as part of an exchange governed only by Section 351 of the Code and not as a “reorganization” under Section 368(a) of the Code, a U.S. holder with no True Velocity Common Stock or Breeze Rights whose True Velocity Warrants automatically convert into True Velocity Warrants in the Parent Merger will recognize gain or loss upon such exchange equal to the difference between the fair market value of the True Velocity Warrants received and such U.S. holder’s adjusted basis in its True Velocity Warrants. A U.S. holder’s basis in its True Velocity Warrants received in the Merger will equal the fair market value of the True Velocity Warrants. A U.S. holder’s holding period in its True Velocity Warrants will begin on the day after the Merger.

If the Parent Merger qualifies as a “reorganization” under Section 368(a) of the Code as well as an exchange under Section 351 of the Code, a U.S. holder that receives True Velocity Common Stock in exchange for True Velocity Common Stock and whose True Velocity Warrants automatically convert into True Velocity Warrants should not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the True Velocity Common Stock and the True Velocity Warrants received should be equal to the U.S. holder’s basis in the True Velocity Common Stock and True Velocity Warrants exchanged therefor, and the holding period of the True Velocity Common Stock and True Velocity Warrants should include the holding period during which the True Velocity Common Stock and the True Velocity Warrants exchanged therefor were held by such U.S. holder. However, it is unclear whether the requirements of Section 368 of the Code can be satisfied with respect to the Parent Merger.

The appropriate U.S. federal income tax treatment of the conversion of the Breeze Rights into True Velocity Common Stock is uncertain. In general, Breeze intends to take the position that, unless such U.S. holder would otherwise be required to recognize gain that is realized in the Merger in accordance with the rules described above, (i) a U.S. holder would not recognize gain or loss upon the acquisition of True Velocity Common Stock with respect to the Breeze Rights, (ii) the aggregate adjusted tax basis of such True Velocity Common Stock would be equal to the adjusted tax basis of the Breeze Rights exchanged therefor and (iii) the holding period of the True Velocity Common Stock would include the holding period during which the Breeze Rights exchanged therefor were held by such U.S. holder. U.S. holders should discuss with their tax advisors potential alternative characterizations with respect to the exchange of Breeze Rights for True Velocity Common Stock.

For additional discussion of the U.S. federal income tax treatment of the Business Combination, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Business Combination” and “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders — Tax Consequences of the Business Combination to Non-U.S. Holders.”

Q.     What are the U.S. federal income tax consequences of exercising my redemption rights?

A.     Holders of Breeze Common Stock who exercise their redemption rights to receive cash will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a non-taxable recovery of basis, or (iii) gain from a sale or disposition of the Breeze Common Stock. See the section entitled “Material U.S. Federal Income Tax Considerations — Tax Consequences to Holders Electing to Exercise Redemption Rights.”

Q.     If I hold Breeze Warrants or Breeze Rights, what are the U.S. federal income tax consequences of my Breeze Warrants converting into True Velocity Warrants or my Breeze Rights converting into shares of True Velocity Common Stock?

See above under “What are the U.S. federal income tax consequences to me of the Business Combination?”

For additional discussion of the U.S. federal income tax treatment of Breeze Warrants or Breeze Rights in connection with the Parent Merger, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Business Combination” and “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders — Tax Consequences of the Business Combination to Non-U.S. Holders.”

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     No. Neither the Breeze Holders nor the Breeze Warrant holders have appraisal rights in connection with the Business Combination under the DGCL. See “Special Meeting of Breeze’s Stockholders — Appraisal Rights.”

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     A total of $116,725,000 in net proceeds of Breeze’s IPO and the amount raised from the private sale of warrants simultaneously with the consummation of Breeze’s IPO was placed in the trust account following Breeze’s IPO. In connection with the extension of Breeze’s completion window (the “Completion Window”)

to September 26, 2022, 6,732,987 shares of Breeze Common Stock were redeemed, with 7,907,013 shares of Breeze Common Stock remaining outstanding after redemption. In connection with the extension of Breeze’s Completion Window to March 26, 2023, 3,076,817 shares of Breeze Common Stock were redeemed, with 4,830,196 shares of Breeze Common Stock remaining outstanding after the redemption; 1,690,196 of the shares of Breeze Common Stock remaining outstanding after the redemption are owned by our public stockholders. In connection with the extension of Breeze’s Completion Window to September 26, 2023, 509,712 shares of Breeze Common Stock were redeemed, with 4,320,484 shares of Breeze Common Stock remaining outstanding after the redemption; 1,180,484 of the shares of Breeze Common Stock remaining outstanding after the redemption are owned by our public stockholders. In connection with the extension of Breeze’s Completion Window to June 26, 2024, 21,208 shares of Breeze Common Stock were redeemed, with 4,299,276 shares of Breeze Common Stock remaining outstanding after the redemption; 1,159,276 of the shares of Breeze Common Stock remaining outstanding after the redemption are owned by our public stockholders. As of September 30, 2023, approximately $12.7 million in funds remain in the trust account.

After consummation of the Business Combination, the funds in the trust account will be used to pay holders of the public shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of $3,162,500 as deferred underwriting fee) and for True Velocity’s working capital and general corporate purposes.

Q:     What happens if the Business Combination is not consummated?

A:     If Breeze does not complete the Business Combination with TV Ammo or another target business within the Completion Window, Breeze must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the amount then held in the trust account including interest earned on the funds held in the trust account and not previously released to the Breeze to pay taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding public shares. The Breeze Initial Stockholders have no redemption rights with respect to their Breeze Founder Shares in the event a business combination is not effected in the Completion Window, and, accordingly, their Breeze Founder Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to the outstanding Breeze Warrants and Breeze Rights. Accordingly, the warrants and rights will expire worthless.

Q:     How do the holders of Breeze Founder Shares intend to vote on the proposals?

A:     The holders of the Breeze Founder Shares are entitled to vote an aggregate of 71.8% of the outstanding shares of Breeze Common Stock. The Breeze Initial Stockholders have agreed to vote any shares of Breeze Common Stock owned by them in favor of each of the proposals presented at the Special Meeting.

Q:     What constitutes a quorum at the Special Meeting?

A:     A majority of the voting power of the issued and outstanding shares of Breeze Common Stock entitled to vote at the Special Meeting must be present, virtually or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Breeze Initial Stockholders hold 71.8% of the issued and outstanding shares of Breeze Common Stock which will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the Breeze Record Date for the Special Meeting, shares of Breeze Common Stock would be required to achieve a quorum.

Q:     What vote is required to approve each proposal at the Special Meeting?

A:     The Business Combination Proposal:    The majority of the votes cast by the stockholders present at a virtually or represented by proxy at the Special Meeting is required to approve the Business Combination Proposal. Accordingly, a Breeze Holder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Business Combination Proposal, will have no effect on the Business Combination Proposal. The Breeze Holders must approve the Business Combination Proposal in order for the Business Combination to occur. If the Breeze Holders fail to approve the Business Combination Proposal, the Business Combination will not occur.

The Adjournment Proposal:    The majority of the votes cast by the stockholders present virtually or represented by proxy at the Special Meeting is required to approve the Adjournment Proposal. Accordingly, a Breeze Holder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Adjournment Proposal, will have no effect on the Adjournment Proposal. The Business Combination is not conditioned on the approval of the Adjournment Proposal.

The Breeze Initial Stockholders have entered into an Amended and Restated Sponsor Support Agreement with Breeze pursuant to which they have agreed to vote shares representing 71.8% of the aggregate voting power of the Breeze Common Stock in favor of the each of the proposals presented at the Special Meeting, regardless of how public stockholders vote. Accordingly, the Sponsor Support Agreement will increase the likelihood that Breeze will receive the requisite stockholder approval for the Business Combination and the transactions contemplated thereby.

Q:     What do I need to do now?

A:      Breeze urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes and the other documents referred to herein, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of Breeze. Breeze Holders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     How do I vote?

A:     If you are a holder of record of Breeze Common Stock on the Breeze Record Date, you may vote virtually at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote virtually, obtain a proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:     If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Breeze or by voting virtually at the Special Meeting unless you provide a “legal proxy”, which you must obtain from your broker, bank or other nominee.

Under the rules of Nasdaq, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Special Meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a Breeze Holder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal.

Q:     What if I attend the Special Meeting and abstain or do not vote?

A:     For purposes of the Special Meeting, an abstention occurs when a Breeze Holder attends the meeting at the virtual meeting and does not vote or returns a proxy with an “abstain” vote.

If you are a Breeze Holder that attends the Special Meeting virtually and fails to vote on the Business Combination Proposal, or if you respond to such proposal with an “abstain” vote, your failure to vote or “abstain” vote in each case will have no effect on the vote count for such proposals.

Q:     What will happen if I return my proxy card without indicating how to vote?

A:     If you sign and return your proxy card without indicating how to vote on any particular Proposal, the Breeze Common Stock represented by your proxy will be voted as recommended by the Breeze Board with respect to that proposal. The Breeze Board intends to vote FOR all proposals.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Breeze Holders may send a later-dated, signed proxy card to Breeze’s transfer agent at the address set forth at the end of this section so that it is received prior to the vote at the Special Meeting or attend the virtual Special Meeting and vote. Breeze Holders also may revoke their proxy by sending a notice of revocation to Breeze’s transfer agent, which must be received prior to the vote at the Special Meeting.

Q:     What happens if I fail to take any action with respect to the Special Meeting?

A:     If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by the Breeze Holders and consummated, you will become a stockholder, warrant holder and/or rights holder (as applicable) of True Velocity. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights with respect to shares of Breeze Common Stock. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a stockholder, warrant holder and/or rights holder (as applicable) of Breeze.

Q:     What should I do if I receive more than one set of voting materials?

A:     Breeze Holders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Breeze shares.

Q:     Who can help answer my questions?

A:     If you have questions about the stockholder proposals, or if you need additional copies of this proxy statement/prospectus, or the proxy cards you should contact Breeze’s proxy solicitor at:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Brokers and Banks Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 207-3158
Email: BREZ@dfking.com

You may also contact Breeze at:

Breeze Holdings Acquisition Corp.
Attention: J. Douglas Ramsey, Ph.D.
955 W. John Carpenter Fwy., Suite 100-929
Irving, TX 75039
Telephone: (619) 500-7747

To obtain timely delivery, Breeze Holders and warrant holders must request the materials no later than five business days prior to the Special Meeting.

You may also obtain additional information about Breeze from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.” Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

Parties to the Business Combination

Breeze Holdings Acquisition Corp.

Breeze is a blank check company formed in Delaware on June 11, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, without limitation as to business, industry or sector. The Breeze Common Stock, Breeze Warrants and Breeze Rights trade on Nasdaq under the symbols “BREZ”, “BREZW” and “BREZR,” respectively.

Upon consummation of the Business Combination, True Velocity will have one class of common stock which will be listed on Nasdaq under the symbol “TRUV”, and its warrants will be listed on Nasdaq under the symbol “TRUVW”.

The mailing address of Breeze’s principal executive offices is 955 W. John Carpenter Freeway, Suite 100-929, Irving, TX 75039, and its telephone number is (619) 500-7747.

True Velocity Inc.

True Velocity, Inc. is a Delaware corporation and a direct wholly-owned subsidiary of Breeze. True Velocity was incorporated on February 6, 2024. True Velocity was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than in connection with the Business Combination. Upon the Closing, Breeze and TV Ammo will be come wholly-owned subsidiaries of True Velocity.

Parent Merger Sub

Breeze Merger Sub, Inc. is a Delaware corporation and a direct wholly-owned subsidiary of True Velocity. Parent Merger Sub was incorporated on February 6, 2024. Parent Merger Sub was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than in connection with the Business Combination. At the Parent Merger Effective Time, Parent Merger Sub will merge with and into Breeze, with Breeze surviving the Parent Merger, and with the security holders of Breeze receiving substantially equivalent securities of True Velocity, such that Breeze will be a wholly-owned subsidiary of True Velocity.

Company Merger Sub

BH Velocity Merger Sub, Inc. is a Texas corporation and a direct wholly-owned subsidiary of True Velocity. Company Merger Sub was incorporated on October 4, 2022. Company Merger Sub was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than in connection with the Business Combination. At the Company Merger Effective Time, Company Merger Sub will merge with and into TV Ammo, with TV Ammo surviving the Company Merger, and with the shareholders of TV Ammo receiving common stock of True Velocity, such that TV Ammo will be as a wholly-owned subsidiary of True Velocity.

TV Ammo

TV Ammo, or its predecessors, has been engaged in the advanced technology and composite ammunition industry since 2012 and in 2021 and 2023 acquired significant small-arms weapons technologies. TV Ammo is an advanced technology, manufacturing and licensing company with a current emphasis on composite ammunition, lightweight machine guns and suppressors. TV Ammo is focused on revolutionizing the global ammunition and weapons industry through the introduction of its composite-cased ammunition, innovative weapons systems and advanced manufacturing technology. TV Ammo develops, manufactures, and sells composite-cased ammunition with enhanced accuracy, repeatability, and reliability in a lightweight package. TV Ammo currently sells. 308 Winchester and 5.56x45mm composite-cased rounds to the commercial market and is developing additional calibers ranging from .223 Rem and 5.56x45mm to .50 BMG to be sold in the general commercial market as well as the domestic and international defense markets.

Further, TV Ammo is developing, marketing and offering for sale military weapons utilizing its proprietary technology and leveraging its significant intellectual property portfolio to establish a global revenue model built upon the licensure of its weapons and manufacturing technology. TV Ammo’s proprietary weapons technology represents significant advancements in weapon design, particularly regarding impulse averaging and recoil mitigation, while TV Ammo’s manufacturing technology and quality control standards result in higher consistency in its production process, yielding a far more consistently accurate production cartridge at volume.

The mailing address of TV Ammo’s principal executive offices is 1036 Nicholson Rd., Garland, TX 75042, and its telephone number is (972) 487-6500.

The Business Combination

The Merger Agreement

On February 14, 2024, Breeze, TV Ammo, True Velocity, Parent Merger Sub, and Company Merger Sub entered into the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Business Combination and the other transactions contemplated thereby, as summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Merger Agreement.

The Structure of the Business Combination

Pursuant to the Merger Agreement, (a) Parent Merger Sub will merge with and into Breeze, with Breeze continuing as the surviving entity, as a result of which, (i) Breeze shall become a wholly-owned subsidiary of True Velocity, and (ii) each issued and outstanding security of Breeze immediately prior to the Parent Merger Effective Time (other than shares of Breeze Common Stock that have been redeemed and any Dissenting SPAC shares) shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of True Velocity, and (b) Company Merger Sub will merge with and into TV Ammo, with TV Ammo continuing as the surviving entity, as a result of which, (i) TV Ammo shall become a wholly-owned subsidiary of True Velocity, and (ii) each issued and outstanding security of TV Ammo immediately prior to the Company Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of True Velocity.

Consideration to Be Received in the Business Combination

The aggregate consideration to be received by the TV Ammo Equity Holders is based on a pre-transaction equity value of $1,185,234,565 and the market capitalization of Breeze based on a closing price of $11.21 on February 6, 2024, which results in a combined company equity value of $1,233,429,449. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Company Merger Effective Time, (a) each share of issued and outstanding TV Ammo common stock, par value $0.01 (“TV Ammo Common Stock”), shall be cancelled and converted into a number of shares of True Velocity common stock, par value $0.0001 (“True Velocity Common Stock”), equal to the Exchange Ratio, (b) each option to purchase shares of TV Ammo Common Stock (each, a “TV Ammo Option”) shall be assumed and converted into an option to purchase a number of shares of True Velocity Common Stock (each, a “True Velocity Option”) equal to the number of shares of TV Ammo Common Stock subject to such TV Ammo Option, multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price per share in effect immediately before the Company Merger Effective Time, divided by the Exchange Ratio, (c) each restricted stock unit in respect of shares of TV Ammo Common Stock (each, a “TV Ammo RSU”) shall be assumed and converted into a restricted stock unit in respect of a number of shares of True Velocity Common Stock (each, a “True Velocity RSU”) equal to the number of shares of TV Ammo Common Stock subject to such TV Ammo RSU, multiplied by the Exchange Ratio, and (d) each warrant to purchase a number of shares of TV Ammo Common Stock (each, a “TV Ammo Warrant”) shall be converted into a warrant to purchase shares of True Velocity Common Stock (each, a “True Velocity Warrant”) equal to the number of shares of TV Ammo Common Stock subject to such TV Ammo Warrant, multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price per share in effect immediately before the Company Merger Effective Time, divided by the Exchange Ratio. The Exchange Ratio will be equal to (i) the sum of (A) $1,185,234,565, plus (B) any amounts raised by TV Ammo after the date of the Merger Agreement and prior to the Closing in Permitted Financings in excess of $50,000,000, plus (C) the aggregate dollar amount payable to TV Ammo upon the conversion of all outstanding TV Ammo Convertible Notes and the exercise of all vested in-the-money warrants and vested in-the-money options, divided by (ii) the number of fully-diluted shares of TV Ammo Common Stock outstanding as of the Closing, further divided by (iii) an assumed value of True Velocity Common Stock of $10.00 per share. A pro rata portion of the shares of True Velocity Common Stock received in exchange for the shares of TV Ammo Common Stock are subject to forfeiture if certain future stock-price based milestones are not achieved as described below (the “Earnout Shares”). The number of Earnout Shares will be equal to the product of (a) 15% and (b) the amount by which 118,523,456 exceeds the number of shares of True Velocity Common Stock issuable upon the exercise or conversion of securities issued by TV Ammo in Permitted Financings after the date of the Merger Agreement and prior to the Closing.

The Earnout Shares will be issued at the Closing and subject to forfeiture. One-half of the Earnout Shares shall become fully vested and no longer subject to forfeiture if, during the three-year period beginning at the Closing (the “Milestone Event Period”), the True Velocity Common Stock achieves a daily volume weighted average closing sale price of at least $12.50 per share for any 20 trading days within a 30 consecutive trading day period (“Milestone Event I”). The other half of the Earnout Shares will become fully vested and no longer subject to forfeiture if, during the Milestone Event Period, the True Velocity Common Stock achieves a daily volume weighted average closing sale price of at least $15 per share for a similar number of days (“Milestone Event II”). The 30 consecutive trading day periods used to satisfy Milestone Event I and Milestone Event II may not overlap; if both Milestone Event I and Milestone Event II would be satisfied using the same 30 consecutive trading day period, Milestone Event II will be deemed satisfied and the threshold closing sale price to achieve Milestone Event I shall be increased to $13.50. Any Earnout Shares that remain unvested at the end of the Milestone Event Period will be forfeited. All of the Earnout Shares will become fully vested and no longer subject to forfeiture upon the occurrence of a Subsequent Transaction.

For more information regarding the sources and uses of the funds utilized to consummate the Transactions, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Merger Consideration”.

Conditions to the Closing

The obligations of Breeze and TV Ammo to consummate the Business Combination are subject to certain closing conditions, including, but not limited to, (i) the approval of Breeze’s stockholders, (ii) the approval of TV Ammo’s stockholders, and (iii) satisfaction of the Minimum Cash Condition.

In addition, the obligations of the Breeze Parties to consummate the Business Combination are also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (i) the representations and warranties of TV Ammo being true and correct to the standards applicable to such representations and warranties and each of the covenants of TV Ammo having been performed or complied with in all material respects, (ii) delivery of certain ancillary agreements required to be executed and delivered in connection with the Business Combination; and (iii) no Material Adverse Effect (as defined in the Merger Agreement) having occurred.

The obligation of TV Ammo to consummate the Business Combination is also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (i) the representations and warranties of the Breeze Parties being true and correct to the standards applicable to such representations and warranties and each of the covenants of the Breeze Parties having been performed or complied with in all material respects, (ii) the shares of True Velocity Common Stock issuable in connection with the Business Combination being listed on the Nasdaq Stock Market, and (iii) Breeze having Breeze Cash On Hand not less than the Minimum Cash Amount. If, after the Breeze stockholder meeting to approve the Business Combination, Breeze Cash-On Hand is less than the Minimum Cash Amount, then Breeze may sell additional shares of Breeze Common Stock to investors for not less than $10.00 per share (“Additional Financings”) up to the amount that would cause the Breeze Cash on Hand to be at least equal to the Minimum Cash Amount.

Termination Rights

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the Closing of the Business Combination, including, but not limited to, (i) by mutual written consent of Breeze and TV Ammo, (ii) by Breeze, on the one hand, or TV Ammo, on the other hand, if there is any breach of the representations, warranties, covenant or agreement of the other party as set forth in the Merger Agreement, in each case, such that certain conditions to closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods, (iii) by either Breeze or TV Ammo on or after March 15, 2024, (iv) by either Breeze or TV Ammo if a meeting of Breeze’s stockholders is held to vote on the Required Proposals and the stockholders do not approve the Required Proposals, and (v) by Breeze if the TV Ammo stockholders do not approve the Merger Agreement.

Under certain circumstances as described further in the Merger Agreement, if the Merger Agreement is validly terminated by Breeze, TV Ammo will pay Breeze a fee equal to the actual documented expenses incurred by Breeze in connection with the Business Combination of up to $1,000,000.

Permitted Financings

The Merger Agreement contemplates that TV Ammo (a) may enter into agreements to raise capital in one or more private placement transactions prior to the Closing for aggregate gross proceeds of up to $100,000,000 or (b) consummate an initial sale of any shares of capital stock of TV Ammo in an underwritten public offering registered under the Securities Act or any direct listing of any shares of capital stock of TV ammo on a securities exchange or securities market (“Permitted Financings”).

Other Agreements Related to the Business Combination

Sponsor Support Agreement

Breeze, True Velocity, TV Ammo and the Breeze Initial Stockholders have entered into an Amended and Restated Sponsor Support Agreement, pursuant to which, among other things, the Breeze Initial Stockholders: (a) agreed to vote all of their shares of Breeze Common Stock in favor of the Breeze Proposals, including the adoption of the Merger Agreement and the approval of the Transactions; (b) agreed to vote against any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (i) a breach of any of the Breeze Parties’ representations, warranties, covenants, agreements or obligations under the Merger Agreement or (ii) any of the mutual or TV Ammo conditions to the Closing in the Merger Agreement not being satisfied; (c) (i) waived, subject to and conditioned upon the Closing and to the fullest extent permitted by applicable law and the Breeze organizational documents, and (ii) agreed not to assert or perfect, any rights to adjustment or other anti-dilution protections to which such Breeze Initial Stockholder may be entitled in connection with the Mergers or the other Transactions; (d) agreed to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable laws to consummate the Mergers and the other Transactions on the terms and subject to the conditions set forth in the Merger Agreement prior to any valid termination of the Merger Agreement; (e) agreed not to transfer or pledge any of their shares of Breeze Common Stock, or enter into any arrangement with respect thereto, after the execution of the Merger Agreement and prior to the Closing Date, subject to certain customary conditions and exceptions; and (f) waived their rights to redeem any of their shares of Breeze Common Stock in connection with the approval of the Breeze Proposals.

Additionally, the Sponsor has agreed to: (a) forfeit for no consideration up to 20% of the aggregate shares of Breeze Common Stock held by it if Breeze reasonably determines that the issuance of additional shares of Breeze Common Stock to investors or Redeeming Stockholders (at a price per share not to be less than $10.00) would be reasonably required (i) to cause the Breeze Cash on Hand to be at least equal to the Minimum Cash Amount or (ii) to secure any

Additional Financing; (b) forfeit for no consideration up to 20% of the aggregate shares of Breeze Common Stock held by it if, on the six month anniversary of the Closing, the sum of (i) the Breeze Cash on Hand plus (ii) the funds requested or received under the At-the-Market Facility (or other similar equity or hybrid equity-based instrument or facility) at or prior to such date is less than $50,000,000; and (c) assume and pay all Legacy Breeze Transaction Expenses in full and indemnify Breeze, TV Ammo and their respective subsidiaries from any and all liabilities related thereto, and to not sell or transfer any of its shares of Breeze Common Stock or distribute any of its assets unless and until such time as it has assumed and paid in full all Legacy Breeze Transaction Expenses.

For more information about the Sponsor Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Sponsor Support Agreement.”

Stockholder Support Agreement

Breeze, True Velocity, TV Ammo and certain TV Ammo Equity Holders representing approximately 66.34% of the issued and outstanding shares of TV Ammo have entered into an Amended and Restated Stockholder Support Agreement, pursuant to which, among other things, such TV Ammo Equity Holders: (a) agreed to vote in favor of the adoption of the Merger Agreement and approve the Mergers and the other Transactions to which TV Ammo is a party; (b) agreed to approve, in accordance with the terms and subject to the conditions of the TV Ammo organizational documents, the TV Ammo Preferred Conversion to take effect immediately prior to the Closing; (c) agreed to waive any appraisal or similar rights they may have pursuant to the TBOC with respect to the Mergers and the other Transactions; (d) agreed to vote against any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (i) a breach of any of TV Ammo’s representations, warranties, covenants, agreements or obligations under the Merger Agreement or (ii) any of the mutual or the Breeze Parties’ conditions to the Closing in the Merger Agreement not being satisfied; and (e) agreed not to sell, assign, transfer or pledge any of their shares of TV Ammo Common Stock or TV Ammo Preferred Stock (or enter into any arrangement with respect thereto) after the execution of the Merger Agreement and prior to the Closing Date, subject to certain customary conditions and exceptions.

For more information about the Stockholder Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Stockholder Support Agreement.”

Lock-Up Agreement

Breeze, True Velocity, TV Ammo, the Breeze Initial Stockholders and certain TV Ammo Equity Holders have entered into an Amended and Restated Lock-Up Agreement, pursuant to which the Breeze Initial Stockholders and such TV Ammo Equity Holders have agreed, among other things, to refrain from selling or transferring their shares of True Velocity Common Stock for a period of eight months following the Closing, subject to early release (a) of 10% of their shares of True Velocity Common Stock if the daily volume weighted average closing sale price of True Velocity Common Stock quoted on the Nasdaq for any 20 trading days within any 30 consecutive trading day period exceeds $12.50 per share, (b) of an additional 10% of their shares of True Velocity Common Stock if the daily volume weighted average closing sale price of True Velocity Common Stock quoted on the Nasdaq for any 20 trading days within any 30 consecutive trading day period exceeds $15.00 per share; (c) of all of their shares of True Velocity Common Stock upon the occurrence of a Subsequent Transaction; and (d) upon the determination of the True Velocity board of directors (including a majority of the independent directors) following the six month anniversary of the Closing Date.

For more information about the Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Lock-Up Agreement.”

Registration Rights Agreement

Breeze, the Breeze Initial Stockholders, True Velocity, and certain TV Ammo Equity Holders have entered into the Second Amended and Restated Registration Rights Agreement pursuant to which, among other things, True Velocity will be obligated to file a registration statement to register the resale of certain securities of True Velocity held by the Breeze Initial Stockholders and such TV Ammo Equity Holders. The Registration Rights Agreement also provides the Breeze Initial Stockholders and such TV Ammo Equity Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

For more information about the Registration Rights Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights Agreement.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of Breeze’s board of directors to vote in favor of Proposal No.1 (the Business Combination Proposal), Breeze Holders should be aware that, aside from their interests as stockholders, the Breeze Initial Stockholders have interests in the Business Combination that are different from, or in addition to, those of other stockholders and warrant holders generally. Breeze’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Breeze Holders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        The Sponsor beneficially owns 2,475,000 Breeze Founder Shares, I-Bankers beneficially owns 300,000 Breeze Founder Shares and the Initial Breeze Independent Directors beneficially own an aggregate of 100,000 Breeze Founder Shares, which shares would become worthless if Breeze does not complete a business combination within the Completion Window, as such Breeze Initial Stockholders have waived any right to redemption with respect to these shares. The Sponsor paid an aggregate of $25,000 for the 2,875,000 Breeze Founder Shares, 100,000 of which it transferred to the Initial Breeze Independent Directors and 300,000 of which it transferred to I-Bankers for no consideration. Such shares have an aggregate market value of approximately $[•] based on the closing sale price of Breeze Common Stock of $[•] on Nasdaq on [•], 2024, the Breeze Record Date.

•        The Sponsor has agreed to transfer 15,000 Breeze Founders Shares to each Breeze Independent Director that is serving in such capacity as of the date hereof upon the completion of the Business Combination, with such shares are currently beneficially owned by Sponsor.

•        The Sponsor also beneficially owns 4,325,000 Private Placement Warrants, for which it paid $4,325,000 and which will expire and be worthless if Breeze does not complete a business combination within the Completion Window.

•        Breeze’s officers and directors have an aggregate of $2,712,500 invested in the Sponsor, which will be lost if the Business Combination is not approved and concluded.

•        As of the expected Closing Date, the Sponsor will have lent to Breeze an estimated $7.8 million pursuant to interest-free loans, including for funds deposited in the Trust Account in connection with extensions of the deadline by which Breeze had to consummate its initial business combination in November 2021, February 2022, and monthly starting September 2022 to the month of Closing; these loans are due to be repaid at Closing. None of those loans will be repaid, and any such warrants would expire and be worthless, if Breeze does not complete a business combination within the Completion Window.

•        The aggregate dollar amount of funds invested by the Breeze Initial Stockholders in Breeze Founder Shares and Private Placement Warrants, and the estimated $7.8 million in interest-free loans repayable at Closing, is $13.3 million, all of which will be lost if the Business Combination is not concluded.

•        Breeze’s directors will not receive reimbursement for the out-of-pocket expenses ($0.00 as of the date hereof) incurred by them on Breeze’s behalf incident to identifying, investigating and consummating a business combination, unless a business combination is consummated.

•        The Sponsor and its affiliates can earn a positive rate of return on their investments, even if the Breeze Public Holders experience a negative rate of return on their investments in Breeze and True Velocity.

•        Certain of Breeze’s directors could potentially continue as directors of True Velocity if the Business Combination is completed.

•        Because the Sponsor and the Breeze directors will benefit from the completion of a business combination, they may be incentivized to recommend and complete a business combination of a less favorable target company or on terms less favorable to Breeze stockholders, rather than liquidate Breeze.

•        Breeze would be unable to indemnify its current directors and officers or continue to provide directors’ and officers’ liability insurance unless the Business Combination is completed.

•        Each of Breeze’s officers and directors has fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present business combination opportunities to such entity. In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if the corporation could financially undertake the opportunity; the opportunity is within the corporation’s line of business; and it would not be fair to Breeze and its stockholders for the opportunity not to be brought to the attention of the corporation. Accordingly, if any of Breeze’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she is obligated to honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Breeze’s Existing Charter provides that the doctrine of corporate opportunity will not apply with respect to any of Breeze’s officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Though Breeze does not believe that the elimination of the corporate opportunity doctrine in its Existing Charter impacted the search for an acquisition target, the competing fiduciary duties or contractual obligations of its officers or directors may have limited the business combination opportunities considered by Breeze and may have adversely impacted the value that may ultimately be realized by its stockholders.

Below is a table summarizing the entities to which Breeze’s executive officers and directors have fiduciary duties or contractual obligations, other than with respect to Breeze and/or the Sponsor:

Individual(1)	Entity(2)	Entity’s Business
J. Douglas Ramsey, Ph.D.	—	—
Russell D. Griffin	—	—
Charles C. Ross, P.E.	—	—
James L. Williams	Lotus Tiger International LLC	Strategic consulting
Albert McLelland	AmPac Strategic Capital LLC	Interim Management & Advisory Services
Robert Lee Thomas	Thomas Ranch, LLC	Corporate technology and governance consulting
Bill Stark	Ulterra	Provides oil and gas drill bits and application specific technologies

____________

(1)      Each person has a fiduciary duty with respect to the listed entities next to their respective names.

(2)      Each of the entities listed in this table has priority and preference relative to Breeze with respect to the performance by each individual listed in this table of his obligations and the presentation by each such individual of business opportunities.

•        In addition, I-Bankers and Northland, the managing underwriters of Breeze’s IPO, received an aggregate of 300,000 and 0 Breeze Founder Shares, respectively, and 212,500 and 37,500 registered representative shares, respectively, of Breeze Common Stock in connection with Breeze’s IPO. None of those shares will have any value if Breeze fails to complete an initial business combination and liquidates. Also, pursuant to a business combination marketing agreement executed by Breeze and I-Bankers in connection with Breeze’s IPO, I-Bankers and Northland are entitled to receive a cash fee from Breeze in connection with the Business Combination in an amount equal to, $2,688,125 and $474,375, respectively. This fee is payable only if the Business Combination closes. In connection with Breeze’s IPO, I-Bankers also purchased 1,100,000 Private Placement Warrants for an aggregate purchase price of $1,100,000.

These interests may have influenced Breeze’s directors in approving the Business Combination and making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section entitled “The Business Combination — Interests of Breeze’s Directors and Officers in the Business Combination.”

Reasons for the Approval of the Business Combination

After careful consideration, the Breeze Board recommends that the Breeze Holders vote “FOR” each proposal being submitted to a vote of the Breeze Holders at the special meeting. For a description of Breeze’s reasons for the approval of the Business Combination and the recommendation of the Breeze Board, see the section entitled “The Business Combination — Breeze’s Board of Directors’ Reasons for the Approval of the Business Combination”.

Redemption Rights

Pursuant to Breeze’s Existing Charter, we are providing our public stockholders with the opportunity to redeem all or a portion of their public shares of Breeze Common Stock for cash upon consummation of the Business Combination. The per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account that holds the proceeds of Breeze’s IPO, including interest (net of taxes payable), divided by the number of then outstanding public shares. For illustrative purposes, based on funds in the trust account of approximately $12.7 million on September 30, 2023 the estimated per share redemption price would have been approximately $10.94. In no event, however, will Breeze redeem shares of Breeze common stock in an amount that would cause Breeze’s net tangible assets to be less than $5,000,001.

If you properly exercise your redemption rights, your shares of Breeze Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own the shares for which you have demanded redemption. However, you will continue to own any Breeze Warrants and Breeze Rights you now hold, which will become exercisable for, or converted into, shares of True Velocity Common Stock upon consummation of the Business Combination. See the section entitled “The Special Meeting of Breeze Holders — Redemption Rights”.

Impact of the Business Combination and Convertible Securities on True Velocity’s Public Float

It is anticipated that, upon completion of the Business Combination, (i) the Breeze Holders will own approximately 6.0% of the issued and outstanding shares of True Velocity Common Stock, including 3.5% of the issued and outstanding shares of True Velocity Common Stock which are subject to certain lock-up arrangements pursuant to the Lock-Up Agreement, and (ii) the TV Ammo Equity Holders will own approximately 94.0% of the issued and outstanding shares of True Velocity Common Stock, including 59.1% of the issued and outstanding shares of True Velocity Common Stock which are subject to certain lock-up arrangements pursuant to the Lock-Up Agreement.

The percentages set forth above are based on a number of assumptions, including the Capitalization Assumptions. If the actual facts are different than the Capitalization Assumptions, the percentage ownership of each group of stockholders will be different.

The following table illustrates the number and percentage ownership of shares of True Velocity Common Stock immediately after the Closing based on the Capitalization Assumptions:

Stockholders	Number	Percentage
Breeze Holders:	4,874,276	6.0%
Breeze Public Holders	1,159,276	1.4%
Breeze Rights Holders	575,000	0.7%
Sponsor	2,415,000	3.0%
Breeze Independent Directors	160,000	0.2%
I-Bankers	512,500	0.6%
Northland	37,500	—%
Consultant	15,000	—%
TV Ammo Equity Holders:	76,386,966	94.0%
Total	81,261,242	100.0%

For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Organizational Structure

Prior to the Business Combination

The following diagram shows the current ownership structure of Breeze on a fully-diluted basis:

____________

(1)      1.38% consisting of Breeze Founder Shares and 0.97% consisting of shares of Breeze Common Stock issued in connection with the IPO.

The following diagram shows the current ownership structure of TV Ammo on a fully-diluted basis:

The following diagram shows the expected ownership of True Velocity immediately following the Closing based on the Capitalization Assumptions:

Board of Directors of True Velocity Following the Business Combination

The parties have agreed to take actions such that, effective immediately after the Closing, True Velocity’s board of directors shall consist of seven directors, consisting of two Breeze designees (at least one of whom shall be an “independent director”), four TV Ammo designees (at least three of whom shall be “independent directors”) and the chief executive officer of True Velocity. To qualify as an “independent director” under the Merger Agreement, a designee shall both (i) qualify as “independent” under the rules of the Nasdaq and (ii) not have had any business relationship with either Breeze or TV Ammo or any of their respective subsidiaries, including as an officer or director thereof, other than for a period of less than six months prior to the date of the Merger Agreement. True Velocity’s executive management team will be led by the current management of TV Ammo. See the section entitled “Management of True Velocity after the Business Combination” for additional information.

Material Tax Consequences

For a detailed discussion of certain U.S. federal income tax consequences of the Business Combination, see the sections titled “Material U.S. Federal Income Tax Considerations” in this proxy statement/prospectus.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Breeze will be treated as the “acquired” company for accounting purposes, and the Business Combination will be treated as the equivalent of TV Ammo issuing stock for the net assets of Breeze, accompanied by a recapitalization. The net assets of Breeze will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of TV Ammo.

TV Ammo has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        TV Ammo’s existing stockholders will have the greatest voting interest in the combined entity under the no and maximum redemption scenarios with over 94.0% of the voting interest in each scenario, in each case, based on the Capitalization Assumptions, other than with respect to changes in redemption levels;

•        The largest individual minority stockholder of the combined entity is an existing stockholder of TV Ammo;

•        TV Ammo’s directors will represent a majority of the True Velocity Board; and

•        TV Ammo’s senior management will be the senior management of True Velocity.

The preponderance of evidence as described above is indicative that TV Ammo is the accounting acquirer in the Business Combination.

Matters Being Voted On

At the Special Meeting, Breeze’s stockholders will be asked to consider and vote on the following proposals:

•        a proposal to approve and adopt the Merger Agreement including the transactions contemplated thereby. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”; and

•        a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, and each other proposal specified herein, or if we determine that one or more of the closing conditions to Merger Agreement is not satisfied or waived. Please see the section entitled “Proposal No. 2 — The Adjournment Proposal.”

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Breeze Common Stock, Breeze Warrants or Breeze Rights in connection with the Business Combination.

Date, Time and Place of Special Meeting

The special meeting of stockholders of Breeze will be held at [•] a.m., Eastern Time, on [•], 2024, or such other date and time to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals. The Special Meeting will be completely virtual. There will be no physical meeting location and the Special Meeting will only be conducted via live webcast at the following address: www.virtualshareholdermeeting.com/BREZ2024.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Breeze Common Stock at the close of business on [•], 2024, which is the record date for the Special Meeting. You are entitled to one vote for each share of Breeze Common Stock that you owned as of the close of business on the Breeze Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Breeze Record Date, there were [•] shares of Breeze Common Stock outstanding.

The Breeze Initial Stockholders have agreed to vote any shares of Breeze Common Stock owned by them in favor of the Business Combination Proposal and the other proposals presented at the Special Meeting. The Breeze Warrants and the Breeze Rights are not entitled to vote at the Special Meeting.

Proxy Solicitation

Proxies may be solicited by mail. Breeze has engaged D.F. King to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares at the virtual meeting if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “The Special Meeting of Breeze Holders — Revocability of Proxies”.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Breeze’s stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the issued and outstanding Breeze Common Stock entitled to vote as of the Breeze Record Date is by their presence at a virtual meeting or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Breeze Initial Stockholders hold 71.8% of the issued and outstanding shares of Breeze Common Stock which will count towards this quorum. As of the Breeze Record Date, [•] shares of Breeze Common Stock would be required to achieve a quorum.

The approval of each of the Business Combination Proposal and the Adjournment Proposal, if presented, will require the affirmative vote of the majority of the votes cast by the stockholders present virtually or represented by proxy at the Special Meeting. Accordingly, a stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Business Combination Proposal or the Adjournment Proposal, if presented, will have no effect on the Business Combination Proposal or the Adjournment Proposal. The Breeze Initial Stockholders have agreed to vote any shares of Breeze Common Stock owned by them in favor of each of the proposals presented at the Special Meeting.

Recommendation to Breeze Holders

The Breeze Board believes that the Business Combination Proposal and the Adjournment Proposal to be presented at the Special Meeting are fair to, and in the best interest of, Breeze’s stockholders and unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal and “FOR” the Adjournment Proposal, if presented.

When you consider the Breeze Board’s recommendation of the Proposals, you should keep in mind that the Breeze Initial Stockholders have interests in the Business Combination that are different from, or in addition to, the interests of Breeze stockholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Breeze’s Directors and Executive Officers in the Business Combination” for additional information. The Breeze Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the Breeze stockholders that they vote “FOR” the proposals presented at the Special Meeting.

Risk Factors

This proxy statement/prospectus provides you with detailed information about the Business Combination and related transactions. You are encouraged to carefully read the entire document and the documents incorporated by reference. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 42. Some of the risks related to TV Ammo, Breeze, and True Velocity are summarized below:

Risks Related to TV Ammo

•        TV Ammo has a limited operating history on which you can evaluate it.

•        TV Ammo has a history of net losses and may not ever achieve profitability.

•        There is substantial doubt about TV Ammo’s ability to continue as a going concern.

•        TV Ammo may not be able to manage its potential growth.

•        TV Ammo will need additional funding in order to implement its business plan.

•        TV Ammo’s business will continue to require substantial expenditures before profits, if any, are realized.

•        Any infringement on TV Ammo’s critical technology could significantly reduce TV Ammo’s value.

•        TV Ammo’s efforts to avoid the patent, trademark, and copyright rights of others may not provide notice to us of potential infringements in time to avoid investing in product development and promotion that must later be abandoned if suitable license terms cannot be reached.

•        TV Ammo’s future success depends, in part, on its ability to develop new products and new technologies and maintain technologies, facilities and equipment to meet the needs of our customers.

•        The success of TV Ammo depends upon certain key personnel, including product development and engineering staff.

•        TV Ammo’s facilities are critical to its success.

•        TV Ammo relies on a single retailer partner for a significant portion of its revenue growth. If TV Ammo cannot maintain a good relationship with this retailer, our business may be harmed.

•        TV Ammo faces competition from other manufacturers and designers of polymer-cased ammunition.

•        TV Ammo’s operating results may experience significant fluctuations due to seasonality and other conditions.

Regulatory Risks

•        TV Ammo is subject to significant government regulation. Failure to comply with such laws and regulations, if required to do so, could have a material adverse effect on TV Ammo’s business.

•        Future events, such as mass shootings, may intensify interest in gun control legislation.

•        TV Ammo is exposed to risks related to its international operations and failure to manage these risks may adversely affect TV Ammo’s results of operations and financial condition.

•        Import and Export Control Laws and Regulations may interfere with TV Ammo’s business model.

Industry and Market Risk

•        TV Ammo’s performance is influenced by a variety of economic, social and political factors.

•        Shortages of components and materials may delay or reduce sales and increase costs, thereby harming TV Ammo’s results of operations.

•        TV Ammo relies on third-party suppliers for most of its manufacturing equipment.

•        TV Ammo manufactures and sells products that create exposure to potential product liability, warrant liability or personal injury claims and litigation.

•        TV Ammo’s profitability could be reduced by declines in average selling prices of its products.

•        Terrorism, war, storms, weather, pandemics and acts of God and other acts beyond TV Ammo’s control may adversely affect its operations.

Risks Related to the Business Combination and True Velocity

•        The historical consolidated financial results of TV Ammo and the unaudited pro forma combined financial information included in this proxy statement/prospectus may not be indicative of what True Velocity’s actual financial position or results of operations would have been had the Business Combination occurred as of the dates presented or will be in the future.

•        True Velocity’s expected management team as of Closing has limited experience in operating a public company.

•        True Velocity will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance activities.

•        If Breeze and TV Ammo fail to consummate Permitted Financings, Breeze may not have enough funds to complete the Business Combination.

•        There can be no assurance that the True Velocity Common Shares (including True Velocity Common Shares underlying the True Velocity Warrants) will be approved for listing on Nasdaq or, if approved, will continue to be so listed following the closing of the Business Combination, or that True Velocity will be able to comply with the continued listing standards of Nasdaq.

•        A market for True Velocity’s securities may not develop, which would adversely affect the liquidity and price of its securities.

•        The process of taking a company public by means of a business combination with a SPAC is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

•        The Breeze Initial Stockholders may have a conflict of interest in determining whether TV Ammo is appropriate for Breeze’s initial business combination in order to close the Business Combination.

•        The Breeze Holders will experience dilution as a consequence of the Transactions.

•        Even if Breeze consummates the Business Combination, there is no guarantee that the Public Breeze Warrants will ever be in the money, and they may expire worthless.

•        Termination of the Business Combination could negatively impact Breeze and TV Ammo.

•        Because there are no current plans to pay cash dividends on True Velocity Common Stock for the foreseeable future, you may not receive any return on investment unless you sell True Velocity Common Stock for a price greater than that which you paid for it.

•        If Breeze Holders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Breeze Common Stock for a pro rata portion of the funds held in the Trust Account.

Additional Risks for Breeze Holders

•        The shares of True Velocity Common Stock to be received by the Breeze Holders as a result of the Business Combination will have different rights from shares of Breeze Common Stock.

•        The Breeze Initial Stockholders have agreed to vote any shares of Breeze Common Stock owned by them in favor of each of the proposals presented at the Special Meeting, regardless of how the other Breeze Holders vote.

•        There is substantial doubt about Breeze’s ability to continue as a “going concern.”

SELECTED HISTORICAL FINANCIAL DATA OF Breeze

The following tables summarize certain financial data for Breeze’s business and should be read in conjunction with the section entitled “Breeze Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Breeze’s audited financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.

Breeze’s balance sheet data as of December 31, 2022 and 2021 and statement of operations data for the year ended December 31, 2022 are derived from Breeze’s audited financial statements included elsewhere in this proxy statement/prospectus. Breeze’s balance sheet data as of September 30, 2023 and statement of operations data for the nine months ended September 30, 2023 are derived from Breeze’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following selected financial information in conjunction with Breeze’s financial statements and related notes and the section entitled “Breeze Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus.

The following table highlights key measures of Breeze’s financial condition and results of operations:

(in thousands, except share and per share amounts)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year Ended December 31, 2022	Year Ended December 31, 2021
Statement of Operations Data:
Loss from operations	$1,563	$1,611	$2,323	$1,722
Other income (expense)
Interest income	387	1	1	1
Unrealized gain on marketable securities held in Trust Account	—	189	189	47
Change in fair value of warrant liabilities	(2,031)	6,262	5,923	10,378
Total other income (expense), net	(1,644)	6,452	6,113	10,426
Income before income taxes	(3,207)	4,841	3,790	8,704
Income tax expense	34	4	2	—
Net income (loss)	$(3,241)	$4,838	$3,788	$8,704
Basic and diluted weighted average shares outstanding	4,471,096	10,798,286	9,294,000	14,631,082
Basic and diluted net income (loss) per share of Common Stock	$(0.72)	$0.45	$0.41	$0.59
	September 30, 2023	December 31, 2022	December 31, 2021
Balance Sheet Data:
Working capital	$(7,059)	$(5,346)	$(1,667)
Cash and marketable securities held in Trust Account	12,688	17,731	117,932
Total assets	13,038	17,934	118,061
Total liabilities	10,764	6,735	9,105
Common stock subject to possible redemption	12,526	17,730	117,875
Total stockholders’ deficit	(10,252)	(6,532)	(8,919)

SELECTED HISTORICAL FINANCIAL DATA OF TV Ammo

The information presented below is derived from TV Ammo’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus as of and for the fiscal years ended December 31, 2022 and 2021. TV Ammo’s balance sheet data as of September 30, 2023 and statement of operations data for the nine months ended September 30, 2023 are derived from TV Ammo’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus. The information presented below should be read alongside TV Ammo’s consolidated financial statements and accompanying footnotes included elsewhere in this proxy statement/prospectus together with “Risks Related to TV Ammo’s Business,” and “TV Ammo Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The following table highlights key measures of TV Ammo’s financial condition and results of operations:

(in thousands)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year Ended December 31, 2022	Year Ended December 31, 2021
Net Sales	$487	$307	$1,184	$6,875
Cost of Sales	3,238	3,789	7,671	6,968
Gross Profit	(2,751)	(3,482)	(6,487)	(93)
Research and Development	4,275	3,937	4,792	4,697
Selling, General and Administrative	19,867	24,015	49,312	42,558
Depreciation and Amortization	3,809	4,136	5,372	769
Total Operating Expenses	27,951	32,088	59,476	48,024
Income (Loss) From Operations	(30,702)	(35,570)	(65,963)	(48,117)
Interest Income (Expense)	(4,349)	(3,872)	(5,360)	(3,013)
Other Income (Expense)	10,433	3,927	(21,269)	(4,822)
Income (Loss) Before Provision For Income Taxes	(24,618)	(35,515)	(92,592)	(55,952)
Provision For Income Taxes	3,953	—	4,366	—
Net Income (Loss)	$(20,665)	$(35,515)	$(88,226)	$(55,952)
	September 30, 2023	December 31, 2022	December 31, 2021
Balance Sheet Data:
Working capital	$(9,165)	$(5,052)	$2,668
Total current assets	16,034	13,339	12,802
Total assets	142,845	138,144	144,443
Total liabilities	72,081	77,599	57,932
Total stockholders’ deficit and members’ equity including non-controlling interest	70,764	60,545	86,511

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information (the “Selected Pro Forma Information”) gives effect to the Business Combination and the other events contemplated by the Merger Agreement described in the section titled “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.” The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Breeze is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of True Velocity will represent a continuation of the financial statements of TV Ammo with the Business Combination treated as the equivalent of TV Ammo issuing stock for the net assets of Breeze, accompanied by a recapitalization. The net assets of Breeze will be stated at historical cost, with no goodwill or other intangible assets recorded.

The Selected Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined and consolidated financial information of True Velocity appearing elsewhere in this proxy statement/prospectus and the accompanying notes in the section titled “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.” The unaudited pro forma condensed combined and consolidated financial information is derived from, and should be read in conjunction with, the historical financial statements and related notes of Breeze and TV Ammo for the applicable periods included elsewhere in this proxy statement/prospectus. The Selected Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what True Velocity’s financial position or results of operations actually would have been had the Business Combination and the other events contemplated by the Merger Agreement been completed as of the dates indicated. The Selected Pro Forma Information does not purport to project the future financial position or operating results of True Velocity.

Breeze is providing the following Selected Pro Forma Information to assist you in your analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined and consolidated financial information has been prepared using the assumptions summarized below and further discussed in the footnotes to the unaudited pro forma condensed combined and consolidated financial statements:

•        the issuance of additional Series B preferred shares and convertible notes by TV Ammo subsequent to September 30, 2023;

•        the consummation of the Business Combination and reclassification of cash held in Breeze’s Trust Account to cash and cash equivalents, net of redemptions (see below);

•        the recording of the Earnout Liability; and

•        the accounting for transaction costs incurred by both Breeze and TV Ammo.

The unaudited pro forma condensed combined and consolidated financial information has been prepared using the assumptions below with respect to the potential redemption into cash of shares of Breeze common stock:

•        Assuming No Redemptions: This scenario assumes that no public stockholders of Breeze exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Redemptions: This scenario assumes that 1,159,276 Breeze shares of common stock subject to redemption are redeemed for an aggregate payment of approximately $12.7 million (based on an estimated per share redemption price of approximately $10.94 assuming the pro forma maximum redemption scenario pursuant to the Merger Agreement). As a condition to Closing, the Merger Agreement requires the Breeze Cash On Hand to be equal to or greater than $30.0 million (including amounts in the Trust Account and proceeds from any Permitted Financings and Additional Financings and after payment of certain outstanding transaction expenses at the Closing). The probability that the Business Combination will be unsuccessful is increased if a large number of shares of Breeze Common Stock are tendered for redemption. If the Business Combination is unsuccessful, the Breeze Holders who demanded redemption will not receive their pro rata portion of the Trust Account until the Trust Account is liquidated. However, the Breeze Cash On Hand requirement is a contractual condition that may be waived by TV Ammo or may be modified by the parties to the Merger Agreement.

The following table sets out share ownership of True Velocity on a pro forma basis assuming the No Redemptions Scenario and the Maximum Redemptions Scenario:

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Breeze Public Holders	1,159,276	1.4%	—	—%
Breeze Sponsor and affiliates	3,715,000	4.6%	3,715,000	4.6%
TV Ammo Equity Holders	76,386,966	94.0%	76,386,966	95.4%
Pro forma common stock at September 30, 2023	81,261,242	100.0%	80,101,966	100.0%

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined and consolidated financial information will be different and those changes could be material.

The following table sets out selected unaudited pro forma condensed combined balance sheet data as of September 30, 2023, giving pro forma effect to the Business Combination and the other related events contemplated by the Merger Agreement as if it had occurred on September 30, 2023:

	As of September 30, 2023
Selected Unaudited Pro Forma Balance Sheet Data: (amounts in thousands)	Assuming No Redemptions	Assuming Maximum Redemptions
Total assets	$141,006	$141,006
Total liabilities	$205,714	$218,402
Total stockholders’ deficit	$(64,708)	$(77,396)

The following table sets out selected unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2022 and the nine month period ended September 30, 2023, each giving effect to the Business Combination and the other related events contemplated by the Merger Agreement as if it had occurred on January 1, 2022.

(amounts in thousands, except share amounts)	Assuming No Redemptions	Assuming Maximum Redemptions
Selected Unaudited Pro Forma Statements of Operations Data for the nine months ended September 30, 2023:
Net sales	$487	$487
Cost of sales	$3,238	$3,238
Gross loss	$(2,751)	$(2,751)
Total operating expenses	$29,514	$29,514
Other expense	$6,439	$6,439
Net loss	$(34,785)	$(34,785)
Basic and diluted net loss per share	$(0.43)	$(0.43)
Basic and diluted weighted average shares outstanding	81,261,242	80,101,966
Selected Unaudited Pro Forma Statements of Operations Data for the year ended December 31, 2022:
Revenues	$1,184	$1,184
Cost of sales	$7,671	$7,671
Gross loss	$(6,487)	$(6,487)
Total operating expenses	$80,038	$80,038
Other expense	$10,861	$10,861
Net loss	$(93,022)	$(93,022)
Basic and diluted net loss per share	$(1.14)	$(1.16)
Basic and diluted weighted average shares outstanding	81,261,242	80,101,966

RISK FACTORS

In addition to the other information contained in (or incorporated by reference into) this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the Proposals presented in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on TV Ammo’s and True Velocity’s business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of the True Velocity Common Stock could decline, and you could lose part or all of your investment. There may be additional risks that neither Breeze nor TV Ammo presently knows, or that Breeze and TV Ammo believe are immaterial as of the date hereof. Unless otherwise indicated, references in this section and elsewhere in this proxy statement/prospectus to the TV Ammo business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, revenue, financial condition, results of operations and future prospects of True Velocity.

Risks Related to TV Ammo

TV Ammo has a limited operating history on which you can evaluate it.

Although TV Ammo’s predecessors have been in existence since 2012, TV Ammo is still in a development stage and is still beginning to implement its overall business plan. TV Ammo was historically a research and development company focused on developing lightweight composite munitions. TV Ammo has just recently begun manufacturing its ammunition products, and it remains unclear at this time to what extent the products will be accepted by the military and consumer markets. Further, there can be no assurance that it will ever operate profitably.

TV Ammo has a history of net losses, and we expect to continue to incur losses for the foreseeable future. If we ever achieve profitability, we may not be able to sustain it.

TV Ammo has incurred losses since inception and expects to continue to incur losses for the foreseeable future. TV Ammo has reported net losses of approximately $20.7 million for the nine months ended September 30, 2023 and approximately $88.2 million and approximately $56.0 million for the years ended December 31, 2022 and 2021, respectively. As a result of these losses, as of September 30, 2023, TV Ammo had an accumulated deficit of approximately $324.5 million.

To date, TV Ammo has generated an initial small volume of sales but is not operating profitably. Although TV Ammo plans to ramp up production and begin operating profitably, investors should consider the uncertainties that TV Ammo is encountering as an early-stage company. These uncertainties include TV Ammo’s need to expand significantly; its internal financial, management, marketing, operational and other needs; and its need to secure additional funding/financing at affordable rates that are conducive to company growth. True Velocity anticipates that it will encounter risks, expenses and difficulties that similar stage companies generally experience. Potential investors should consider True Velocity’s business in light of such risks, expenses and difficulties.

There is substantial doubt about TV Ammo’s ability to continue as a “going concern.”

The condensed consolidated financial statements have been prepared assuming that TV Ammo can continue as a going concern, which assumes TV Ammo will have sufficient liquidity to meet its obligations and to realize assets in the normal course of business. TV Ammo has operated as a development stage company since inception. TV Ammo recognized a net loss of approximately $20.7 million for the nine months ended September 30, 2023 and an accumulated deficit of approximately $324.5 million as of September 30, 2023. Continued operations are dependent on our ability to complete equity or debt financings or generate profitable operations. Such financings may not be available or may not be available on reasonable terms. TV Ammo’s financial statements do not include any adjustments that may result from the outcome of this uncertainty.

TV Ammo may not be able to manage its potential growth.

For TV Ammo to succeed, it needs to experience significant expansion. Although management is experienced in the industry and in operating companies at a similar stage of growth, there can be no assurance that it will achieve this expansion. This expansion, if accomplished, may place a significant strain on TV Ammo’s management, operational and financial resources. To manage any material growth, TV Ammo will be required to continue to implement operational and financial systems, procedures and controls. It also will be required to expand its finance, administrative and operations staff. There can be no assurance that TV Ammo’s current and planned personnel, systems, procedures and controls will be adequate to support its future operations at any increased level. TV Ammo’s failure to manage growth effectively could have a material adverse effect on its business, results of operations and financial condition.

TV Ammo will need additional funding in order to implement its business plan.

In the future, TV Ammo will require additional capital to fund the planned expansion of its business and to respond to business opportunities, challenges, potential acquisitions, or unforeseen circumstances. TV Ammo could encounter unforeseen difficulties that may deplete its capital resources rapidly, which could require it to seek additional financing in the near future. The timing and amount of any additional financing that is required to continue the expansion of TV Ammo’s business and the marketing of its products will depend on its ability to improve its operating results and other factors. TV Ammo may not be able to secure additional debt or equity financing in a timely basis or on favorable terms or at all. Such financing could result in substantial dilution of the equity interests of existing stockholders. TV Ammo has no commitments for any additional financing should the need arise. If TV Ammo is unable to secure any necessary additional financing, it may need to delay expansion plans, conserve cash, and reduce operating expenses. There is no assurance that any additional financing will be sufficient, that the financing will be available on terms favorable to TV Ammo or to existing stockholders and at such times as required, or that TV Ammo will be able to obtain the additional financing required for the continued operation and growth of TV Ammo’s business. Any debt financing obtained by TV Ammo in the future could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for it to obtain additional capital and to pursue business opportunities. If TV Ammo raises additional funds through further issuances of equity, convertible debt securities, or other securities convertible into equity, TV Ammo’s existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities it issues could have rights, preferences, and privileges senior to those of holders of its common stock. If TV Ammo is unable to obtain adequate financing or financing on terms satisfactory to it, when TV Ammo requires it, its ability to grow or support its business and to respond to business challenges could be significantly limited.

TV Ammo’s business will continue to require substantial expenditures before profits, if any, are realized.

TV Ammo continues to produce lightweight composite munitions, conduct research, testing, and engineering to determine whether the composite munitions are a viable product that can be manufactured in a cost-effective manner. The development of TV Ammo’s business requires, and will continue to require, significant expenditures, a substantial portion of which must be made before any material profits may be realized. TV Ammo will likely continue to experience significant negative cash flow and operating losses until an adequate revenue base is established. There can be no assurance that an adequate revenue base will ever be established.

Any infringement on TV Ammo’s critical technology could significantly reduce TV Ammo’s value.

True Velocity IP Holdings, Inc. (“IP Holdings”), a wholly-owned subsidiary of TV Ammo, holds patents on certain critical technology. The patent and other intellectual property rights held by IP Holdings and licensed to TV Ammo are the most valuable assets of TV Ammo’s business. Any infringement on this intellectual property or the failure of the patents to adequately protect such technology, could reduce the value of TV Ammo. TV Ammo and IP Holdings continue to take robust steps to protect the intellectual property assets under the laws of the U.S. and international countries, including preparing and filing patent applications as needed to protect such intellectual property. However, efforts to protect the intellectual property and proprietary rights might not be sufficient or effective at stopping unauthorized use of those rights. Various events outside of the control of TV Ammo or IP Holdings may pose a threat to such intellectual property rights, as well as to TV Ammo’s products and technologies. For example, effective intellectual property protection may not be available or cost-effective in every country in which TV Ammo may sell its products. Also, the efforts TV Ammo and IP Holdings have taken to protect their proprietary rights may not be sufficient or effective, and changes in intellectual property laws could also impact their ability to obtain protection for the proprietary assets. Any significant impairment of these intellectual property rights could materially harm TV Ammo’s business and its ability to compete. The scope of any patent that IP Holdings has or may obtain may not prevent others from developing and selling competing products. The validity and breadth of claims covered in technology patents involve complex legal and factual questions, and the resolution of such claims may be highly uncertain, and expensive. In addition, IP Holdings’ patents may be held invalid upon challenge, or others may claim rights in or ownership of IP Holdings’ patents.

TV Ammo’s efforts to avoid the patent, trademark, and copyright rights of others may not provide notice to it of potential infringements in time to avoid investing in product development and promotion that must later be abandoned if suitable license terms cannot be reached.

There is no guarantee that TV Ammo’s use of conventional technology searching and brand clearance searching will identify all potential rights holders. Rights holders may demand payment for past infringements and/or force TV Ammo to accept costly license terms or discontinue use of protected technology and/or works of authorship that may include for example photos, videos, and software.

TV Ammo may incur substantial litigation costs to protect its intellectual property, and if TV Ammo is unable to protect its intellectual property, it may lose its competitive advantage. TV Ammo may be subject to intellectual property infringement claims, which could cause it to incur litigation costs and divert management attention from its business.

TV Ammo’s future success depends in part upon its ability to protect its intellectual property. TV Ammo’s protective measures, including patents, trademarks, copyrights, trade secret protection and internet identity registrations, may prove inadequate to protect its proprietary rights and market advantage. The right to stop others from misusing its trademarks and service marks in commerce depends, to some extent, on TV Ammo’s ability to show evidence of enforcement of its rights against such misuse in commerce. TV Ammo’s failure to stop the misuse by others of our trademarks and service marks may lead to its loss of trademark and service mark rights, brand loyalty and notoriety among its customers and prospective customers. The scope of any patent to which TV Ammo has or may obtain rights may not prevent others from developing and selling competing products. In addition, TV Ammo’s patents may be held invalid upon challenge, or others may claim rights in, or ownership of, its patents. Moreover, TV Ammo may become subject to litigation with parties that claim, among other matters, that it infringed on their patents or other intellectual property rights. The defense and prosecution of patent and other intellectual property claims are both costly and time-consuming and could result in a material adverse effect on TV Ammo’s business and financial position.

Additionally, any intellectual property infringement claims against TV Ammo, with or without merit, could be costly and time-consuming to defend and divert its management’s attention from its business. If TV Ammo’s products were found to infringe a third-party’s proprietary rights, it could be forced to enter into costly royalty or licensing agreements in order to be able to continue to sell its products or discontinue use of the protected technology. Such royalty and licensing agreements may not be available on terms acceptable to TV Ammo or at all. Rights holders may demand payment for past infringements or force it to accept costly license terms or discontinue use of protected technology or works of authorship.

TV Ammo may become involved in litigation regarding patents and other intellectual property rights. Other companies, including its competitors, may develop intellectual property that is similar or superior to its intellectual property, duplicate its intellectual property or design around its patents, and may have or obtain patents or other proprietary rights that would prevent, limit or interfere with its ability to make, use or sell its products. Effective intellectual property protection may be unavailable or limited in some foreign countries in which TV Ammo sells or will sell products or from which competing products may be sold.

Unauthorized parties may attempt to copy or otherwise use aspects of TV Ammo’s intellectual property and products that we regard as proprietary. TV Ammo’s means of protecting its proprietary rights in the U.S. or abroad may prove to be inadequate, and competitors may be able to develop similar intellectual property independently. If its intellectual property protection is insufficient to protect its intellectual property rights, TV Ammo could face increased competition in the markets for its products.

Should any of TV Ammo’s competitors file patent applications or obtain patents that claim inventions also claimed by it, TV Ammo may choose to participate in an interference proceeding to determine the right to a patent for these inventions, because its business could be harmed if it fails to enforce and protect its intellectual property rights. Even if the outcome is favorable, an interference proceeding could result in substantial costs to TV Ammo and disrupt its business.

In the future, TV Ammo also may need to file lawsuits to enforce its intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. Any such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on its business, financial condition or results of operations.

Some of TV Ammo’s products contain, or may in the future contain, licensed, third-party technology that provides important product functionality and features. The loss or inability to obtain and maintain any such licenses could have a material adverse effect on its business.

Some of TV Ammo’s products contain, or may in the future contain, technology licensed from third-parties that provides important product functionality and features. TV Ammo cannot assure you that it will have continued access to this technology. For example, if the licensing company ceases to exist, either as a result of bankruptcy, dissolution or purchase by a competitor, TV Ammo may lose access to important third-party technology and may not be able to obtain replacement technology on favorable terms or at all. In addition, legal actions, such as intellectual property actions, brought against the licensing company could impact its future access to the technology. Any of these actions could negatively affect TV Ammo’s technology licenses, thereby reducing the functionality and features of its products, and adversely affect its business, financial condition or results of operations.

TV Ammo’s future success depends, in part, on its ability to develop new products and new technologies and maintain technologies, facilities and equipment to meet the needs of its customers.

Many of the markets in which TV Ammo operates are characterized by rapidly changing technologies. The product, program and service needs of its customers change and evolve regularly. TV Ammo’s success in the competitive ammunition industry depends upon its ability to identify emerging technological trends, develop technologically advanced, innovative and cost-effective products and services and market these products and services to its customers in the U.S. and internationally. In addition, TV Ammo’s ability to develop innovative and technologically advanced products depends on continued funding for, and investment in, research and development projects. TV Ammo’s success also depends on its continued access to assured suppliers of important technologies and components and its ability to provide the people, technologies, facilities, equipment and financial capacity needed to deliver those products and services with maximum efficiency. TV Ammo’s customers and markets also increasingly require it to be agile and efficient, digitally enabled and able to harness integrated digital technologies and capabilities to deliver solutions with the agility and affordability that its customers seek. If TV Ammo is unable to continue to develop new products and technologies in a timely fashion, and successfully to effect digital transformation, or if TV Ammo fails to achieve market acceptance more rapidly than its competitors, it may be unable to maintain a competitive position and TV Ammo’s future success could be materially adversely affected. If it fails to maintain its competitive position, TV Ammo could lose a significant amount of future business to its competitors, which also could have a material adverse effect on its ability to generate favorable financial results and maintain market share and on its financial position, results of operations and/or cash flows.

TV Ammo may be subject to intellectual property infringement claims, which could cause TV Ammo to incur litigation costs and divert management attention from its business.

Any intellectual property infringement claims against TV Ammo and/or IP Holdings, with or without merit, could be costly and time-consuming to defend and divert management’s attention from TV Ammo’s and/or IP Holdings’ business. If TV Ammo’s products were found to infringe a third party’s proprietary rights, TV Ammo could be required to enter into costly royalty or licensing agreements to be able to sell its products. Royalty and licensing agreements, if required, may not be available on terms acceptable to TV Ammo or at all.

A failure of TV Ammo’s information technology systems, or an interruption in its operation due to internal or external factors including cyber-attacks, could have a material adverse effect on its business, reputation, financial condition or results of operations.

TV Ammo’s operations depend on its ability to protect its information systems, computer equipment, and information databases from systems failures. TV Ammo relies on its information technology systems generally to manage the day-to-day operations of its business, operate elements of its manufacturing facility, manage relationships with its customers, fulfill customer orders, and maintain its financial and accounting records. Failure of TV Ammo’s information technology systems could be caused by internal or external events, such as incursions by intruders or hackers, computer viruses, cyber-attacks, failures in hardware or software, or power or telecommunication fluctuations or failures.

There have been an increasing number of cyber security incidents affecting companies around the world, which have caused operational failures or compromised sensitive corporate data. Although TV Ammo does not believe its systems are at a greater risk of cyber security incidents than other similar organizations, such cyber security incidents may result in: the loss or compromise of customer, financial, or operational data; disruption of billing, collections, or normal operating activities; disruption of electronic monitoring and control of operational systems; and delays in financial reporting and other management functions. Possible impacts associated with a cyber-security incident may include, among others: remediation costs related to lost, stolen, or compromised data; repairs to data processing systems; increased cyber security protection costs; reputational damage; and adverse effects on TV Ammo’s ability to comply with applicable privacy and other laws and regulations. The failure of TV Ammo’s information technology systems to perform as anticipated for any reason could disrupt its business and result in numerous adverse consequences, including reduced effectiveness and efficiency of operations or increased costs, any of which could have a material adverse effect on its business, operating results and financial condition. Any technology and information security processes and disaster recovery plans TV Ammo uses to mitigate its risk to these vulnerabilities may not be adequate to ensure that its operations will not be disrupted should such an event occur.

The success of TV Ammo and True Velocity depends upon certain key personnel, including product development and engineering staff.

The success of TV Ammo and True Velocity will depend in large part upon the skill and expertise of certain key personnel, including product development and engineering staff. The competition for qualified management and such key personnel is intense. There can be no assurance that any such individuals will continue to be associated with or employed by TV Ammo or True Velocity throughout their respective lives. The loss of services of one or more of such key personnel or the inability to hire, train and retain additional such key personnel could delay the development and sale of its products, disrupt its business, and interfere with its ability to execute our business plan. The loss of key personnel could also have a material adverse effect on TV Ammo and, consequently, on True Velocity.

TV Ammo’s facilities are critical to its success.

TV Ammo’s manufacturing, distribution and engineering facilities are critical to its success. TV Ammo currently produces all of its products at a single manufacturing facility and distributes products from a single distribution facility. It also operates a single engineering facility that houses TV Ammo’s principal research, development, engineering and design functions. Any event that causes a disruption of the operation of any of these facilities for even a relatively short period of time would adversely affect TV Ammo’s ability to produce and ship its products and to provide service to its customers. TV Ammo makes certain changes in its manufacturing operations, distribution and research and development from time to time to enhance the respective facilities and associated equipment and systems and to introduce certain efficiencies in manufacturing and other processes to produce TV Ammo’s products in a more efficient and cost-effective manner. TV Ammo anticipates it will continue to incur significant capital and other expenditures with respect to these facilities, but it may not be successful in continuing to improve efficiencies.

TV Ammo’s manufacturing, distribution and engineering facilities are subject to hazards associated with the manufacture, handling, storage, transportation and testing of chemical materials and products and ammunition, including leaks and ruptures, explosions, fires, inclement weather and natural disasters, unexpected utility disruptions or outages, unscheduled downtime, equipment failure, information technology systems interruptions or failures, terrorism, transportation interruptions, transportation incidents involving its chemical products, chemical spills and other discharges or releases of toxic or hazardous substances or gases and environmental hazards. Some of TV Ammo’s operations involve the manufacture, transport and/or handling of a variety of explosive and flammable materials. Use of its products by its customers could also result in liability if an explosion, fire, spill or other accident were to occur. TV Ammo cannot assure you that it will not experience these types of incidents in the future or that these incidents will not result in production delays or otherwise have a material adverse effect on its business, financial condition or results of operations.

TV Ammo relies on a single retailer partner for a significant portion of its revenue growth. If we cannot maintain a good relationship with this retailer, our business may be harmed.

On October 31, 2022, TV Ammo entered into a Distribution Agreement (the “Bass Pro Agreement”) with Great Outdoors, LLC, the parent company of Bass Pro Shops and Cabela’s (“Bass Pro”), North America’s premier outdoor and conservation company and the largest outdoor retailer in the world. Pursuant to the terms of the Bass Pro

Agreement, Bass Pro is the sole and exclusive distributor of TV Ammo’s products in the United States and Canada for a period of three years, except for sales of TV Ammo products (a) directly to consumers through TV Ammo’s website, (b) to government authorities, or (c) to international customers.

Due to the exclusive nature of the Bass Pro Agreement, our business could be adversely impacted if Bass Pro faces a decline in customer traffic, a decline in consumer spending, litigation, temporary or sustained store closures or other business disruptions, including but not limited to supply chain disruptions or inventory management issues.

Additionally, we may not be able to fully control the actions of Bass Pro in promoting and selling our products. Unsatisfactory service or misconduct by Bass Pro, or their failure to comply with statutory or regulatory requirements, may harm our business or brand reputation. Bass Pro may also not fulfill their obligations under our agreement, which could adversely affect our business. A decision by Bass Pro to discontinue carrying all or any of our products that they are carrying at any time, to restrict the range of our products they carry, to impose restrictions or limitations on the sale of our products or to devote less resources to the sale of our products could cause our business to suffer.

TV Ammo faces competition from other manufacturers and designers of polymer-cased ammunition.

The use of polymer-cased/lightweight composite ammunition is not a unique or new concept. There are several technologies that are similar to TV Ammo’s technology and one or more of TV Ammo’s competitors could offer products or services similar to those offered by TV Ammo at significantly lower prices, which would cause downward pressure on the prices TV Ammo would be able to charge for its products. If TV Ammo is not able to charge the prices it anticipates charging for its products, there may be a material adverse effect on TV Ammo’s results of operations and financial condition. In addition, while TV Ammo believes it is well positioned to be the market leader in its industry, the emergence of one of its existing or future competitors as a market leader may limit TV Ammo’s ability to achieve national or international brand recognition, which could also have a material adverse effect on its results of operations and financial condition.

TV Ammo faces competition from larger providers.

TV Ammo competes with other companies in the ammunition business, many of which may be larger, more financially stable and better capitalized than TV Ammo. Existing manufacturers of brass-cased ammunition may be currently in research and development or in the future may produce composite munitions like that of TV Ammo. Many of these companies have significant financial resources and infrastructure in-place. If a third party develops or markets polymer-cased/lightweight composite ammunition that is superior in design or more cost-effective in pricing than TV Ammo’s lightweight composite munitions, TV Ammo’s business operations and profitability could be negatively impacted.

TV Ammo’s growth relies on market acceptance.

While TV Ammo believes there will be significant customer demand for TV Ammo’s products, there is no assurance there will be broad market acceptance of TV Ammo’s product offerings. There also may not be broad market acceptance of TV Ammo’s offerings if its competitors offer products which are preferred by prospective customers. In such event, there may be a material adverse effect on TV Ammo’s results of operations and financial condition, and TV Ammo may not be able to achieve its goals.

TV Ammo faces intense competition in the consumer, defense and law enforcement markets that could result in TV Ammo losing or failing to gain market share and suffering reduced sales.

TV Ammo operates in intensely competitive markets that are characterized by price erosion and competition from major domestic and international companies. Competition in the markets in which it operates is based on a number of factors, including price, quality, product innovation, performance, reliability, styling, product features, and warranties, and sales and marketing programs. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share.

TV Ammo’s competitors include Sig Sauer, Textron, Ammo, Inc., Federal Premium Ammunition, Remington Arms, the Winchester Ammunition Division of Olin Corporation, and various smaller manufacturers and importers, including but not limited to Black Hills Ammunition, CBC Group, Fiocchi Ammunition, Hornady, KGM, PMC, Rio Ammunition, Radical Firearms, and Wolf. Most of TV Ammo’s competitors have greater market recognition, larger customer bases, longer operating history, long-term government contracts, and substantially greater financial, technical, marketing, distribution, and other resources than TV Ammo possesses and that afford them competitive advantages. As a result, they may be able to devote greater resources to the promotion and sale of products, to invest more funds in intellectual property and product development, to negotiate lower prices for raw materials and components, to deliver competitive products at lower prices, and to introduce new products and respond to customer requirements more quickly than TV Ammo can.

TV Ammo’s competitors could introduce products with superior features at lower prices than its products and could also bundle existing or new products with other more established products to compete with it. Certain of TV Ammo’s competitors may be willing to reduce prices and accept lower profit margins to compete with it. TV Ammo’s competitors could also gain market share by acquiring or forming strategic alliances with other competitors.

Finally, TV Ammo may face additional sources of competition in the future because new distribution methods offered by the Internet and electronic commerce have removed many of the barriers to entry historically faced by start-up companies. Retailers could also demand that suppliers reduce their prices on products, which could lead to lower margins. Any of the foregoing effects could cause TV Ammo’s sales to decline, which would harm its financial position and results of operations.

TV Ammo’s ability to compete successfully depends on many factors, both within and outside its control.

These factors include the following:

•        TV Ammo’s success in developing, producing, marketing, and successfully selling its products;

•        TV Ammo’s ability to address the needs of its consumer, military and law enforcement customers;

•        the pricing, quality, performance, and reliability of TV Ammo’s products;

•        the quality of TV Ammo’s customer service;

•        the efficiency of TV Ammo’s production;

•        product or technology introductions by TV Ammo’s competitors; and

•        Brass Pro’s success in marketing and successfully selling TV Ammo’s products.

Because TV Ammo believes technological and functional distinctions among competing products in its markets are perceived by many end-user consumers to be relatively modest, effectiveness in marketing and manufacturing are particularly important competitive factors in its business.

TV Ammo’s operating results may experience significant fluctuations due to seasonality and other conditions.

Because many of TV Ammo’s products are used for seasonal outdoor sporting activities, its operating results may be significantly impacted by unseasonable weather conditions. Accordingly, TV Ammo’s operating results could suffer when weather patterns do not conform to seasonal norms. Shipments of ammunition for hunting are highest during the months of June through September to meet consumer demand for the fall hunting season and holidays. The seasonality of TV Ammo’s sales may change in the future. Seasonal variations in TV Ammo’s operating results may reduce its cash on hand, increase its inventory levels, and extend its accounts receivable collection periods. This in turn may cause TV Ammo to increase its debt levels and interest expense to fund its working capital requirements. Many other factors also contribute to significant periodic fluctuations in TV Ammo’s results of operations. These factors include the following:

•        the cyclicality of the markets it serves;

•        the timing and size of new orders;

•        the cancellation of existing orders;

•        the volume of orders relative to its capacity;

•        product introductions and market acceptance of new products or new generations of products;

•        timing of expenses in anticipation of future orders;

•        changes in product mix;

•        availability of production capacity;

•        changes in cost and availability of labor and raw materials;

•        timely delivery of products to customers;

•        pricing and availability of competitive products;

•        new product introduction costs;

•        changes in the amount or timing of operating expenses;

•        introduction of new technologies into the markets it serves;

•        pressures on reducing selling prices;

•        TV Ammo’s success in serving new markets;

•        adverse publicity regarding the safety, performance, and use of its products;

•        the institution and adverse outcome of any litigation;

•        political, economic, or regulatory developments;

•        changes in economic conditions; and

•        changes caused by COVID-19 or other pandemics.

Use of social media to disseminate negative commentary and boycotts may adversely impact TV Ammo’s business.

There has been a substantial increase in the use of social media platforms, including blogs, social media websites, and other forms of internet-based communications, which allow individuals to access a broad audience of consumers and other interested persons. Negative commentary regarding TV Ammo or its brands may be posted on social media platforms at any time and may have an adverse impact on its reputation, business, or relationships with third parties, including suppliers, customers, investors, and lenders. Consumers value readily available information and often act on such information without further investigation and without regard to its accuracy or context. The harm may be immediate without affording TV Ammo an opportunity for redress or correction.

Social media platforms also provide users with access to such a broad audience that collective action, such as boycotts, can be more easily organized. Such actions could have an adverse effect on TV Ammo’s business, financial condition, results of operations and or cashflows.

Regulatory Risks

TV Ammo is subject to significant government regulation. Failure to comply with such laws and regulations, if required to do so, could have a material adverse effect on TV Ammo’s business.

The sale, purchase, ownership and use of firearms and ammunition are subject to numerous and varied federal, state and local governmental regulations. Sales of TV Ammo’s ammunition products are correlated with sales of firearms, and legislation restricting the sale or use of firearms could negatively affect sales of its ammunition products. In particular, federal laws governing firearms include the National Firearms Act, the Federal Firearms Act, the Arms Export Control Act, and the Gun Control Act of 1968. These laws generally govern the manufacture, import, export, sale, and possession of firearms and ammunition. Export of True Velocity’s products is controlled by International Traffic in Arms Regulations (“ITAR”) and Export Administration Regulations (“EAR”). ITAR implements the provisions of the Arms Export Control Act and is enforced by the U.S. Department of State. EAR implements the provisions of the Export Administration Act and is enforced by the U.S. Department of Commerce. Among their many provisions, ITAR and the EAR require, or in the future will require, a license application for the export of many of TV Ammo’s products. In addition, ITAR requires congressional approval for any firearms export application with a total value of $1,000,000 or higher. Additionally, if TV Ammo fails to comply with ATF rules and regulations, the ATF may limit TV Ammo’s growth or business activities, levy fines against or revoke TV Ammo’s license to do business. Further, because TV Ammo’s manufacturing process includes certain toxic, flammable and explosive chemicals, TV Ammo is subject to the Chemical Facility Anti-Terrorism Standards, as administered by the U.S. Department of Homeland Security, which require that TV Ammo take additional reporting and security measures related to its manufacturing process. Finally, several states currently have laws in effect that are similar to, and, in certain cases, more restrictive than, these federal laws. Compliance with all of these regulations is costly and time-consuming. Any violation of any of these regulations could cause TV Ammo to incur fines and penalties, and may result in restrictions on TV Ammo’s ability to manufacture and sell its products and services and to import or export the products TV Ammo sells and may cause TV Ammo’s business to be harmed.

TV Ammo is also subject to the rules and regulations of the Bureau of Alcohol, Tobacco, Firearms and Explosives (the “ATF”). If TV Ammo fails to comply with ATF rules and regulations, the ATF may limit its growth or business activities, levy fines against or revoke its license to do business. TV Ammo’s business, and the business of all producers and marketers of ammunition and firearms, is also subject to numerous federal, state, local, and foreign laws, regulations, and protocols. Applicable laws have the following effects:

•        require the licensing of all persons manufacturing, exporting, importing, or selling firearms and ammunition as a business;

•        require background checks for purchasers of firearms;

•        impose waiting periods between the purchase of a firearm and the delivery of a firearm;

•        prohibit the sale of firearms to certain persons, such as those below a certain age and persons with criminal records;

•        regulate the use and storage of gun powder or other energetic materials;

•        regulate our employment of personnel with criminal convictions; and

•        restrict access to firearm manufacturing facilities for individuals from other countries or with criminal convictions.

As a manufacturer and distributor of consumer products, TV Ammo is subject to the Consumer Products Safety Act, which empowers the Consumer Products Safety Commission to exclude from the market products that are found to be unsafe or hazardous. Under certain circumstances, the Consumer Products Safety Commission could require TV Ammo to repurchase or recall one or more of its products. In addition, laws regulating certain consumer products exist in some cities and states, and in other countries in which TV Ammo sells its products, and more restrictive laws and regulations may be adopted in the future. Any repurchase or recall of TV Ammo’s products could be costly to it and could damage its reputation. If TV Ammo was required to remove, or it voluntarily removed, its products from the market, its reputation could be tarnished, and it could have large quantities of finished products that it is unable to sell.

Changes in government regulations, including policies and firearms/ammunition legislation, could adversely affect TV Ammo’s financial results.

TV Ammo’s operations may be subject to a wide variety of new and evolving laws and regulations relating to various areas including firearms, employment and labor, health care, taxation, privacy and data security, health and safety, environmental issues and much more. Laws and regulations at the foreign, federal, state and local levels change frequently, and TV Ammo is not always able to predict the impact and the cost of compliance with, current or future regulatory or administrative changes. This compliance places a significant burden on management’s time and resources, and it may limit TV Ammo’s ability to expand into certain jurisdictions. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts TV Ammo’s business could require it to change the way it operates and could have a material adverse effect on its sales, profitability, cash flows and financial condition.

Failure to comply with these laws or regulations and related requirements like licenses, certificates, authorizations, and permits may result in civil penalties or private lawsuits, or result in delay, denial, suspension or revocation of licenses, certificates, authorizations or permits, which would prevent TV Ammo from operating its business.

Additionally, regulation of the firearms industry is still evolving, and changes in laws and regulations could affect TV Ammo’s operations, increase direct compliance costs for it or cause any third-party suppliers or contractors to raise the prices they charge it. Application of these laws to TV Ammo’s business may negatively impact its performance in various ways, limiting the collaborations it may pursue, further regulating the export and re-export of its products, services, and technology from the U.S. and abroad, and increasing its costs and the time necessary to obtain required authorization. The adoption of a multi-layered regulatory approach to any one of the laws or regulations that applies to TV Ammo, particularly where the layers are in conflict, could require changes in its manufacturing processes or operational parameters, with a negative impact on its business. TV Ammo may fail to be in complete compliance with all such requirements and, even when it believes it is in complete compliance, a regulatory agency may determine that it is not.

Currently, the federal legislature and several state legislatures are considering additional legislation relating to the regulation of firearms and ammunition. These proposed bills are extremely varied. If enacted, such legislation could effectively ban or severely limit the sale of affected firearms and ammunition. In addition, if such restrictions are enacted and are incongruent, TV Ammo could find it difficult, expensive, or even practically impossible to comply with them, which could impede new product development and the distribution of existing products. TV Ammo cannot assure you that the regulation of its business activities will not become more restrictive in the future and that any such restriction will not have a material adverse effect on TV Ammo’s business. Any adverse change to the interpretations of the Second Amendment (the Right to Bear Arms) could impact TV Ammo’s ability to conduct business by restricting the ownership and use of firearms in the U.S. In addition, the defense industry is subject to extensive government oversight and regulation. Also, the industry is subject to significant scrutiny by the media and the public, many of whom may have strong opinions about the activities of the industry. These regulations and public perceptions are largely outside of TV Ammo’s control. Changes in public perception could cause increased government scrutiny and regulation and these changes in regulation could change the environment in which TV Ammo operates or make it more difficult or costly to operate. If this occurs, TV Ammo’s business operations could be harmed.

Future events, such as mass shootings, may intensify interest in gun control legislation.

Interest in gun control legislation among federal and state legislatures tends to intensify following significant events, such as mass shootings. If restrictive legislation or restrictive changes to existing legislation are adopted, we could find it difficult, expensive, or even impossible to comply with such legislation, which could impede our ability to develop new products and distribute existing products. In addition, gun-control activists may succeed in imposing restrictions or an outright ban on private firearm ownership or particular models of firearms, such as modern sporting rifles. Such restrictions or bans could have a material adverse effect on our business, operating results, and financial condition.

TV Ammo is exposed to risks related to its international operations and failure to manage these risks may adversely affect TV Ammo’s results of operations and financial condition.

TV Ammo has operations outside the United States, as well as a subsidiary inside the United States, and expects to expand its United States and international operations in the future. TV Ammo may, therefore, be denied access to its customers or suppliers or denied the ability to ship material to or from any of its sites as a result of a closing of the borders of the countries in which its operations are located, due to economic, legislative, political and military conditions in such countries.

International operations are subject to a number of other inherent risks, and TV Ammo’s future results could be adversely affected by a number of factors, including:

•        requirements or preferences for domestic products or solutions, which could reduce demand for its products and services;

•        differing existing or future regulatory and certification requirements;

•        management communication and integration problems resulting from cultural and geographic dispersion;

•        greater difficulty in collecting accounts receivable and longer collection periods;

•        difficulties in enforcing contracts;

•        difficulties and costs of staffing and managing international operations;

•        the uncertainty of protection for intellectual property rights in some countries;

•        tariffs and trade barriers, export regulations and other regulatory and contractual limitations on TV Ammo’s ability to sell its products;

•        greater risk of a failure of multi-national employees to comply with both U.S. and international laws, including export and antitrust regulations, the FCPA and any trade regulations ensuring fair trade practices;

•        heightened risk of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of, or irregularities in, financial statements;

•        currency exchange rates;

•        potentially adverse tax consequences, including multiple and possibly overlapping tax structures; and

•        political and economic instability, political unrest and terrorism.

These and other factors could harm TV Ammo’s ability to gain future revenues and, consequently, materially impact its business, operations results and financial condition. In addition, some non-U.S. government customers require contractors to enter into letters of credit, performance or surety bonds, bank guarantees and other similar financial arrangements. TV Ammo may also be required to agree to specific in-country purchases, manufacturing agreements or financial support arrangements, known as offsets, that require us to satisfy investment or other requirements or face penalties. Offset requirements may extend over several years and could require it to team with local companies to fulfill these requirements. If TTV Ammo does not satisfy these financial or offset requirements, TV Ammo’s future revenue and earnings may be materially adversely affected.

TV Ammo is subject to anti-corruption, anti-bribery, anti-money laundering and similar laws, and non-compliance with such laws can subject it to criminal and/or civil liability and harm its business.

TV Ammo is subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-bribery and anti-money laundering laws in the countries in which it conducts activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and broadly prohibit companies, their employees and third-party intermediaries to authorize, offer or provide improper payments or benefits to recipients in the public or private sector. As TV Ammo increases its international sales and business with the public sector, TV Ammo may engage with business partners and third-party intermediaries to market its products and to obtain necessary permits, licenses, and other regulatory approvals. In addition, TV Ammo or its third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or -affiliated entities. TV Ammo could be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if it does not explicitly authorize such activities.

While TV Ammo has policies and procedures to address compliance with such laws, it cannot assure that all of its employees or third-party intermediaries will not take actions in violation of its policies and applicable laws, for which TV Ammo may be ultimately held responsible or liable. As TV Ammo increases its international sales and business, its risks under these laws may increase.

Detecting, investigating, and resolving actual or alleged violations can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery, or anti-money laundering laws could subject TV Ammo to whistleblower complaints, investigations, sanctions, settlements, prosecution or other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed or if TV Ammo does not prevail in any possible civil or criminal litigation, its business could be harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm TV Ammo’s business.

Import and Export Control Laws and Regulations may interfere with TV Ammo’s business model.

TV Ammo may be subject to stringent U.S. and other export and import control laws and regulations. Unfavorable changes in these laws and regulations or U.S. or other government licensing policies, TV Ammo’s failure to secure timely U.S. or other government authorizations under these laws and regulations, or its failure to comply with these laws and regulations could have a material adverse effect on its business, financial condition and results of operation.

TV Ammo may occasionally conduct business that involves U.S.-origin commodities, software, and technology that are subject to the controls under ITAR and EAR, which may require a license or other authorization from the relevant U.S. government entities. The inability to secure and maintain other necessary export authorizations, either by TV Ammo or by its partners, could negatively impact its ability to compete successfully or to operate its business as planned.

Additionally, future changes to export control regulations or U.S. government licensing policies may affect TV Ammo’s ability to deal with U.S.-origin commodities, software, and technology subject to controls under the ITAR and the EAR, even if it previously was granted an authorization or license.

Finally, a failure to comply with export control laws and regulations could expose TV Ammo to civil or criminal penalties, fines, investigations, more onerous compliance requirements, loss of export privileges, debarment from government contracts, or limitations on its ability to enter into contracts with the U.S. or other governments. In addition, any changes in export control regulations or U.S. or other government licensing policy, such as that necessary to implement U.S. or other government commitments to multilateral control regimes, may restrict TV Ammo’s operations.

Obtaining U.S. government licenses and other authorizations may be subject to interagency reviews that allow multiple U.S. government agencies — the Department of Commerce, Department of Defense, Department of State and others — to examine the respective applications from their individual perspectives, including safety, operational, national security, and foreign policy and international obligations implications, any of which may impact the issuance or grant of the license or authorization.

No assurance can be given that TV Ammo will obtain any licenses or authorizations under the ITAR and the EAR from the relevant U.S. government agencies. An inability to obtain licenses or authorizations may negatively impact TV Ammo’s work with partners when commodities, software, and technology controlled under the ITAR or the EAR are involved.

Industry And Market Risk

TV Ammo’s performance is influenced by a variety of economic, social, and political factors.

General economic conditions and consumer spending patterns can negatively impact TV Ammo’s operating results. Economic uncertainty, unfavorable employment levels, declines in consumer confidence, increases in consumer debt levels, increased commodity prices, and other economic factors may affect consumer spending on discretionary items and adversely affect the demand for TV Ammo’s products. In times of economic uncertainty, consumers tend to defer expenditures for discretionary items, which affects demand for TV Ammo’s products. Any substantial deterioration in general economic conditions that diminish consumer confidence or discretionary income could reduce TV Ammo’s sales and adversely affect TV Ammo’s operating results. Economic conditions also affect governmental political and budgetary policies. As a result, economic conditions also can have an adverse effect on the sale of TV Ammo’s products to law enforcement, government, and military customers.

Political and other factors also can affect TV Ammo’s performance. Concerns about presidential, congressional, and state elections and legislature and policy shifts resulting from those elections can affect the demand for TV Ammo’s products. In addition, speculation surrounding control of firearms, firearm products, and ammunition at the federal, state, and local level and heightened fears of terrorism and crime can affect consumer demand for TV Ammo’s products. Often, such concerns result in an increase in near-term consumer demand and subsequent softening of demand when such concerns subside. Inventory levels in excess of customer demand may negatively impact operating results and cash flow.

Federal and state legislatures frequently consider legislation relating to the regulation of firearms, including amendment or repeal of existing legislation. Existing laws may also be affected by future judicial rulings and interpretations firearm products, and ammunition. If such restrictive changes to legislation develop, we could find it difficult, expensive, or even impossible to comply with them, impeding new product development and distribution of existing products.

TV Ammo may be unable to meet all the testing benchmarks required to sell large volumes of munitions to the U.S. Department of Defense (“DOD”).

Although TV Ammo has received the majority of its required federal certifications, it has not yet obtained certain DOD safety certifications or achieved all the testing benchmarks required by all entities within the DOD. If TV Ammo is unable to obtain the safety certifications or achieve the benchmarks, its ability to sell products, and the profitability of its business operations, could be severely impacted in the domestic market.

TV Ammo may not be able to produce its munitions in a cost-effective manner.

Although TV Ammo is selling small volumes of products for testing, validation and demonstration purposes, it does not currently know the price at which it will be able to sell high volumes of its products to the DOD or if the pricing it is able to secure will allow TV Ammo to operate profitability. If the cost to produce specification-compliant lightweight composite munitions exceeds the price at which TV Ammo can sell such munitions, TV Ammo may be unable to sell the products, or to sell the products at a profit. TV Ammo’s inability to sell profitability could have a material adverse effect on its business, operating results and financial condition.

Shortages of components and materials may delay or reduce sales and increase costs, thereby harming TV Ammo’s results of operations.

The inability to obtain sufficient quantities of raw materials and components, including polymer for casings, primers, gun powder, and projectiles necessary for the production of TV Ammo’s products could result in reduced or delayed sales or lost orders. Any delay in or loss of sales or orders could adversely impact TV Ammo’s operating results. Many of the materials used in the production of TV Ammo’s products are available only from a limited number of suppliers. TV Ammo does not have long-term supply contracts with all suppliers. As a result, TV Ammo could be subject to increased costs, supply interruptions, and difficulties in obtaining raw materials and components. TV Ammo’s reliance on third-party suppliers for various raw materials and components for its products exposes it to volatility in the availability, quality, and price of these raw materials and components. TV Ammo’s orders with certain of its suppliers may represent a very small portion of their total orders. As a result, they may not give priority to TV Ammo’s business, leading to potential delays in or cancellation of TV Ammo’s orders. A disruption in deliveries from third-party suppliers, capacity constraints, production disruptions, price increases, or decreased availability of raw materials or commodities could have an adverse effect on TV Ammo’s ability to meet its commitments to customers or increase TV Ammo’s operating costs. Higher prices for electricity, natural gas, metals and fuel also increase our production and shipping costs. Quality issues experienced by third party suppliers can also adversely affect the quality and effectiveness of its products and result in liability and reputational harm.

TV Ammo relies on third-party suppliers for most of its manufacturing equipment.

TV Ammo also relies on third-party suppliers for most of the manufacturing equipment necessary to produce its products. The failure of suppliers to supply manufacturing equipment and/or components in a timely manner or on commercially reasonable terms could delay TV Ammo’s plans to expand its business and otherwise disrupt production schedules and increase manufacturing costs. TV Ammo’s orders with certain of its suppliers may represent a very small portion of their total orders. As a result, they may not give priority to TV Ammo’s business, leading to potential delays in or cancellation of TV Ammo’s orders. If any single-source supplier were to fail to supply TV Amo’s needs on a timely basis or cease providing it with manufacturing equipment or components, TV Ammo would be required to locate and contract with substitute suppliers. TV Ammo may have difficulty identifying a substitute supplier in a timely manner and on commercially reasonable terms. If this were to occur, TV Ammo’s business would be harmed.

TV Ammo manufactures and sells products that create exposure to potential product liability, warranty liability, or personal injury claims and litigation.

TV Ammo’s products are used in activities and situations that involve risk of personal injury and death. TV Ammo’s products expose it to potential product liability, warranty liability, and personal injury claims and litigation relating to the use or misuse of its products, including allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product or activities associated with the product, negligence, and strict liability. If successful, any such claims could have a material adverse effect on TV Ammo’s business, operating results, and financial condition. Defects in TV Ammo’s products may result in a loss of sales, recall expenses, delay in market acceptance, and damage to TV Ammo’s reputation and increased warranty costs, which could have a material adverse effect on TV Ammo’s business, operating results, and financial condition. Although TV Ammo maintains product liability insurance in amounts that it believes are reasonable, it may not be able to maintain such insurance on acceptable terms, if at all, in the future and product liability claims may exceed the amount of insurance coverage or may not be covered by its insurance policies. In addition, TV Ammo’s reputation may be adversely affected by such claims, regardless of success, including potential negative publicity about its products.

TV Ammo’s insurance coverage, customer indemnifications or other liability protections may be unavailable or inadequate to cover all of its significant risks or our insurers may deny coverage of or be unable to pay for material losses we incur, which could adversely affect our profitability and overall financial position.

TV Ammo endeavors to obtain insurance agreements from financially solid, responsible, highly rated counterparties in established markets to cover significant risks and liabilities (including, for example, natural disasters, space launches and on-orbit operations, cyber security, hazardous operations, energetics and products liability). Not every risk or liability can be insured, and for risks that are or should be insurable, the policy limits and terms of coverage reasonably obtainable in the market may not be sufficient to cover actual losses or liabilities incurred. Even if insurance coverage is available, at times TV Ammo is not able to obtain it at a price or on terms acceptable to us or without increasing exclusions. Disputes with insurance carriers, including over policy terms, reservation of rights, the applicability of coverage (including exclusions), compliance with provisions (including notice) and/or the insolvency of one or more of TV Ammo’s insurers has affected and may continue to affect the availability or timing of recovery, and its ability to obtain insurance coverage at reasonable rates in the future. In some circumstances TV Ammo may be entitled to certain legal protections or indemnifications from its customers through contractual provisions, laws, regulations or otherwise. However, these protections are not always available, are difficult to negotiate and obtain, are typically subject to certain terms or limitations, including the availability of funds, and may not be sufficient to cover losses or liabilities incurred. If insurance coverage, customer indemnifications and/or other legal protections are not available or are not sufficient to cover risks or losses, it could have a material adverse effect on TV Ammo’s financial position, results of operations and/or cash flows.

TV Ammo depends on the sale of its products.

TV Ammo manufactures ammunition and ammunition casings, and following its acquisition of Lone Star, plans to manufacture civilian and military weapons, for sale to a wide variety of consumers, including gun enthusiasts, collectors, hunters, sportsmen, competitive shooters, individuals desiring home and personal protection, manufacturers, law enforcement and security agencies and officers in the U.S. and throughout the world. The sale of ammunition and ammunition components is influenced by the sale and usage of firearms. As noted above, sales of firearms are influenced by a variety of economic, social, and political factors, which may result in volatile sales. A decline in ammunition sales could adversely impact TV Ammo’s financial results and the price of its common stock could decline.

TV Ammo’s profitability could be reduced by declines in average selling prices of its products.

TV Ammo’s ammunition sales experience fluctuating supply and demand. Selling prices of ammunition are affected by changes in raw material costs and availability, customer demand and industry production capacity. Declines in average selling prices of ammunition products could adversely affect TV Ammo’s business, financial condition, and results of operations.

In the future, TV Ammo may depend heavily on a single customer, the U.S. government, for a substantial portion of its business. Changes in this customer’s priorities and spending could have a material adverse effect on our financial position, results of operations and/or cash flows.

The U.S. government may be one of TV Ammo’s primary customers in the future. The U.S. government has the ability to delay, modify or cancel ongoing competitions, procurements and programs, as well as to change its future acquisition strategy. TV Ammo cannot predict the impact on existing, follow-on, replacement or future programs from potential changes in the threat environment, defense spending levels, government priorities, political leadership, procurement practices and strategy, military strategy and planning; or broader changes in social, economic or political demands and priorities.

The U.S. government generally has the ability to terminate contracts, in whole or in part, for its convenience or for default based on performance. In the event of termination for convenience, contractors are generally protected by provisions covering reimbursement for costs incurred and profit on those costs up to the amount authorized under the contract, but not the anticipated profit that would have been earned. In the event of termination due to default, contractors may be required to pay for re-procurement costs in excess of the original contract price, net of the value of work accepted from the original contract, as well as other damages. Termination due to our default could have a material adverse effect on TV Ammo’s reputation, its ability to compete for other contracts and its financial position, results of operations and/or cash flows.

The U.S. government also has the ability to stop work under a contract for a limited period of time for its convenience. The U.S. government has invoked and could invoke this ability across a limited or broad number of contracts. In the event of a stop work order, contractors are typically protected by provisions covering reimbursement for costs incurred to date and for costs associated with the temporary stoppage of work plus a reasonable fee. However, such temporary stoppages often introduce inefficiencies and result in financial and other damages for which contractors may not be able to negotiate full recovery. In some cases, they have also ultimately resulted and could result in termination of a contract for convenience or reduced future orders.

A significant shift in government priorities, programs or acquisition strategies could have a material adverse effect on TV Ammo’s financial position, results of operations and/or cash flows.

U.S. government contracts are not always fully funded at inception, and any funding is subject to disruption or delay.

U.S. government revenue is funded by agency budgets that operate on an October-to-September fiscal year. Early each calendar year, the President of the United States presents to Congress the budget for the upcoming fiscal year. This budget proposes funding levels for every federal agency and is the result of months of policy and program reviews throughout the executive branch. For the remainder of the year, the Appropriations and Authorization Committees of the Congress review the President’s budget proposals and establish the funding levels for the upcoming fiscal year. Once these levels are enacted into law, the Executive Office of the President administers the funds to the agencies.

There are two primary risks associated with the U.S. government budget cycle. First, the annual process may be delayed or disrupted. If the annual budget is not approved by the beginning of the government fiscal year, portions of the U.S. government can shut down or operate under a continuing resolution that maintains spending at prior-year levels, which can impact funding for TV Ammo’s programs and timing of new awards. Second, Congress typically appropriates funds on a fiscal-year basis, even though contract performance may extend over many years. Future revenue under existing multi-year contracts is conditioned on the continuing availability of congressional appropriations. Changes in appropriations in subsequent years may impact the funding available for these programs. Delays or changes in funding can impact the timing of available funds or lead to changes in program content.

Government contractors operate in a highly regulated environment and are subject to audit by the U.S. government.

Numerous U.S. government agencies routinely audit and review government contractors. These agencies review a contractor’s performance under its contracts and compliance with applicable laws, regulations and standards. The U.S. government also reviews the adequacy of, and compliance with, internal control systems and policies, including the contractor’s purchasing, property, estimating, material, earned value management and accounting systems. In some cases, audits may result in delayed payments or contractor costs not being reimbursed or subject to repayment. If an audit or investigation were to result in allegations against a contractor of improper or illegal activities, civil or criminal penalties and administrative sanctions could result, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. government. In addition, reputational harm could result if allegations of impropriety were made. In some cases, audits may result in disputes with the respective government agency that can result in negotiated settlements, arbitration or litigation. Moreover, new laws, regulations or standards, or changes to existing ones, can increase TV Ammo’s performance and compliance costs and reduce its profitability.

TV Ammo may not be able to react to increases in its costs due to the nature of its U.S. government contracts.

Most U.S. government contracts are fixed-price. Under fixed-price contracts, TV Ammo agrees to perform the work for a fixed price, subject to limited escalation provisions on specified raw materials. Thus, it bears the risk that any increases or unexpected costs may reduce profits or potentially cause losses on the contract, which could have a material adverse effect on results of operations and financial condition. That risk is potentially compounded by the political actions under consideration by federal and state governments, including climate change and labor regulations, which could have an impact if enacted or promulgated on the availability of affordable labor, energy and ultimately, materials, as the effects of the legislation/regulation ripple throughout the economy. In addition, products are accepted by test firing samples from a production lot. Lots typically constitute a sizable amount of product. Should a sample not fire as required by the specifications, the cost to rework or scrap the entire lot could be substantial.

Terrorism, war, storms, weather, pandemics and acts of God and other acts beyond TV Ammo’s control may adversely affect its operations.

TV Ammo’s current or planned operations or its assets may be negatively impacted by weather, climate disturbances, terrorism, or other acts or conditions beyond TV Ammo’s control. Such events are unforeseen, and TV Ammo cannot predict the severity of its impact on the business. Any such event could have a material negative impact on TV Ammo’s ability to operate some or all of its business. TV Ammo’s business and supply chain may be adversely affected by instability, disruption or destruction in a geographic region in which it operates, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest, and natural or manmade disasters, including famine, food, fire, earthquake, storm or pandemic events and spread of disease (including COVID-19 or other pandemics). Such events may cause customers to suspend their decisions on using TV Ammo’s products and services, make it impossible to access some of its inventory, and give rise to sudden significant changes in regional and global economic conditions and cycles that could interfere with purchases of goods or services and commitments to develop new products and services. These events also pose significant risks to TV Ammo’s personnel and to physical facilities, transportation and operations, which could materially adversely affect TV Ammo’s financial results.

Risks Related to the Business Combination and True Velocity

The historical consolidated financial results of TV Ammo and the unaudited pro forma combined financial information included in this proxy statement/prospectus may not be indicative of what True Velocity’s actual financial position or results of operations would have been had the Business Combination occurred as of the dates presented or will be in the future.

The historical consolidated financial results of TV Ammo included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows TV Ammo would have achieved as a standalone public company during the periods presented or those True Velocity will achieve in the future. This is primarily the result of the following factors: (i) True Velocity will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) True Velocity’s capital structure will be different from that reflected in TV Ammo’s historical consolidated financial statements. True Velocity’s financial condition and future results of operations could be materially different from amounts reflected in TV Ammo’s historical consolidated financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare True Velocity’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what TV Ammo’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated or those True Velocity will achieve in the future. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

True Velocity’s expected management team as of Closing has limited experience in operating a public company.

Some of True Velocity’s executive officers have limited experience in the management of a publicly traded company. Therefore, True Velocity’s management team may not successfully or effectively manage TV Ammo’s transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of True Velocity. True Velocity may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the U.S. The development and implementation of the standards and controls necessary for True Velocity to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that True Velocity will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

True Velocity will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance activities.

As a public company, True Velocity will incur significant legal, accounting and other expenses that TV Ammo did not incur as a private company, and these expenses may increase even more after True Velocity is no longer an “emerging growth company” under the U.S. securities laws. True Velocity will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as current and future rules adopted by the SEC and Nasdaq. True Velocity’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, True Velocity expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time consuming and costly. The increased costs will increase True Velocity’s net loss. For example, True Velocity expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance, and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. True Velocity cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for True Velocity to attract and retain qualified persons to serve on its board of directors, its board of advisors or as executive officers.

True Velocity’s ability to successfully operate the business after consummation of the Business Combination will be largely dependent upon the efforts of certain key personnel of TV Ammo.

Breeze’s ability to successfully effect the Business Combination, and True Velocity’s and TV Ammo’s ability to successfully operate the business, thereafter, is dependent upon the efforts of key personnel including product development and engineering staff of TV Ammo. It is possible that TV Ammo will lose some of such key personnel, which could negatively impact the operations and profitability of True Velocity (as the parent of TV Ammo). Although TV Ammo anticipates that all of its senior management will remain in place following the Business Combination, the loss of such key personnel could negatively impact the operations and profitability of True Velocity and its financial condition could suffer as a result.

Following the Business Combination, TV Ammo’s founders, directors and executive officers may be among True Velocity’s largest stockholders.

Following the closing of the Business Combination, TV Ammo’s founders, directors and executive officers own and/or control a significant percentage of True Velocity and can exert significant control over True Velocity’s business and affairs. Additionally, the holdings of True Velocity’s directors and executive officers may increase in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional interest in True Velocity. The interests of such persons may potentially differ from the interests of True Velocity’s other stockholders. As a result, in addition to their board seats and offices, such persons will have significant influence over and control over all corporate actions requiring stockholder approval, irrespective of how True Velocity’s other stockholders, including purchasers in the offering, may vote, including with respect to the following actions: to elect or defeat the election of True Velocity’s directors; to amend or prevent amendment of the True Velocity Charter; to effect or prevent a merger, sale of assets or other corporate transaction; and to control the outcome of any other matter submitted to True Velocity’s stockholders for vote. Such persons’ ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of True Velocity, which in turn could reduce True Velocity’s stock price or prevent True Velocity’s stockholders from realizing a premium over True Velocity’s stock price.

If Breeze and TV Ammo fail to consummate Permitted Financings, Breeze may not have enough funds to complete the Business Combination.

As a condition to closing the Business Combination, the Merger Agreement provides that Breeze must have $30.0 million of cash on hand (including amounts in the Trust Account and proceeds from any Permitted Financings and Additional Financings and after payment of certain outstanding transaction expenses at the Closing) at the Closing. If the amount of Breeze’s Cash On Hand after any redemptions of Breeze Common Stock is less than $30.0 million, Breeze will require additional funds from Permitted Financings or Additional Financings. If Breeze and TV Ammo fail to consummate Permitted Financings or Additional Financings, Breeze may not have sufficient funds to meet the conditions to Closing in the Merger Agreement.

Following the completion of the Business Combination, True Velocity will still require substantial additional funding to finance its operations, but adequate additional financing may not be available when it needs it, on acceptable terms or at all.

Prior to the Business Combination, TV Ammo financed its operations and capital expenditures primarily through funding from private sources. Following the Closing, True Velocity could be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and True Velocity’s failure to raise capital when needed could harm its business. True Velocity may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If True Velocity sells any such securities in subsequent transactions, our current investors may be materially diluted. Any additional debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we cannot raise funds on acceptable terms, or at all, we may not be able to maintain or grow our business or respond to competitive pressures.

There can be no assurance that the shares of True Velocity Common Stock and the True Velocity Warrants (including the shares of True Velocity Common Stock underlying the True Velocity Warrants) will be approved for listing on Nasdaq or, if approved, will continue to be so listed following the closing of the Business Combination, or that True Velocity will be able to comply with the continued listing standards of Nasdaq.

True Velocity’s eligibility for listing may depend on, among other things, the number of shares of Breeze Common Stock that are redeemed in connection with the Business Combination. True Velocity intends to apply for the listing of the shares of True Velocity Common Stock and True Velocity Warrants (including the shares of True Velocity Common Stock issuable upon exercise of True Velocity Warrants) on Nasdaq. If Nasdaq denies True Velocity’s application for failure to meet the listing standards, the parties will not be obligated to consummate the Business Combination. If Breeze and TV Ammo both waive the closing condition and agree to consummate the Business Combination notwithstanding Nasdaq’s failure to approve True Velocity’s listing application, True Velocity and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for shares of True Velocity Common Stock and True Velocity Warrants;

•        reduced liquidity for its securities;

•        a determination that shares of True Velocity Common Stock are a “penny stock,” which will require brokers trading shares of True Velocity Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for those shares;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts U.S. states from regulating the sale of certain securities, which are referred to as “covered securities.” If the shares of True Velocity Common Stock and True Velocity Warrants are listed on Nasdaq, they will be covered securities. Although the states are preempted from regulating the sale of True Velocity’s securities, the federal statute does allow states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then states can regulate or bar the sale of covered securities in a particular case. While True Velocity is not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states.

Further, if the shares of True Velocity Common Stock are not listed on Nasdaq, they would not be covered securities, and True Velocity would be subject to regulation in each state in which it offers its securities.

A market for True Velocity’s securities may not develop, which would adversely affect the liquidity and price of its securities.

Following the Business Combination, the price of True Velocity’s securities may fluctuate significantly due to the market’s reaction to the Business Combination, the performance of True Velocity’s business and general market and economic conditions. An active trading market for True Velocity’s securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, if True Velocity’s securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of the securities may be more limited than if they were quoted or listed on Nasdaq or another national securities exchange. Holders of shares of True Velocity Common Stock or True Velocity Warrants may be unable to sell their securities unless a market can be established or sustained.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about True Velocity, its business, or its market, or if they adversely change their recommendations regarding shares of True Velocity Common Stock, then the price and trading volume of shares of True Velocity Common Stock could decline.

The trading market for shares of True Velocity Common Stock will be influenced by the research and reports that industry or securities analysts may publish about True Velocity, its business, its market, or its competitors. Securities and industry analysts do not currently publish research on Breeze, and they may never publish research on True Velocity. If no securities or industry analysts commence coverage of True Velocity, True Velocity Share price and trading volume would likely be negatively impacted. If any of the analysts who may cover True Velocity change their recommendation regarding shares of True Velocity Common Stock adversely, or provide more favorable recommendations about True Velocity’s competitors, the price of shares of True Velocity Common Stock would likely decline. If any analyst who may cover True Velocity were to cease coverage or fail to regularly publish reports, True Velocity could lose visibility in the financial markets, which could cause the True Velocity Share price or trading volume to decline.

The JOBS Act permits “emerging growth companies” like True Velocity to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

True Velocity currently qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. Within this frame, TV Ammo takes advantage of exemptions from certain reporting requirements, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, which are applicable to other public companies for as long as it continues to be an emerging growth company. This factor may prevent True Velocity stockholders to access certain information they deem important. True Velocity expects to remain an emerging growth company until at least December 31, 2023.

In addition, Section 107 of the JOBS Act provides that as long as a company qualifies as an emerging growth company, it may take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. While the JOBS Act provides that a company can chose to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, opting out is irrevocable. True Velocity expects to avail itself of this extended transition period, so when a standard is issued or revised, True Velocity can adopt the new or revised standard at the time private companies do so. This practice may prevent making a proper comparison of True Velocity financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period.

True Velocity cannot predict if these exemptions will make its shares less attractive to investors. If some investors find the shares of True Velocity Common Stock less attractive, it may decrease share price and increase volatility. True Velocity does not expect to qualify as an emerging growth company after the last day of the fiscal year in which the Business Combination is consummated and may incur increased legal, accounting and compliance costs associated with Section 404 of the Sarbanes-Oxley Act.

TV Ammo is subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on TV Ammo’s team members and third parties may have an adverse effect on TV Ammo. These uncertainties may impair TV Ammo’s ability to retain and motivate key personnel and could cause third parties that deal with TV Ammo to defer entering into contracts or making other decisions or seek to change existing business relationships. If key team members depart because of uncertainty about their future roles and the potential complexities of the Business Combination, TV Ammo’s business could be harmed.

If the net proceeds of the Breeze IPO and the sale of the Private Placement Warrants not being held in the trust account are insufficient, Breeze may not be able to complete the Business Combination.

As more fully described in Note 1 to Breeze’s financial statements included in this proxy statement/prospectus, there is substantial doubt about Breeze’s ability to continue as a going concern. Breeze’s management plans to address this uncertainty through consummation of the Business Combination. However, if the net proceeds of Breeze’s issuance of the Breeze Founder Shares and the sale of the Private Placement Warrants are insufficient, it could limit the amount available to fund and complete the Business Combination and Breeze will depend on loans from its sponsor or management team to pay its franchise and income taxes and to complete the Business Combination. If Breeze is unable to obtain these loans, it may be unable to complete the Business Combination.

The process of taking a company public by means of a business combination with a SPAC is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In an underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Merger Agreement and the Closing. In addition, underwritten public offerings are frequently oversubscribed, resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with SPAC transaction and no underwriters with the responsibility of stabilizing the share price, which may result in the share price being harder to sustain after the consummation of a business combination than following an underwritten offering.

Since the Breeze Initial Stockholders will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may arise in determining whether TV Ammo is appropriate for Breeze’s initial business combination in order to close the Business Combination.

At the Closing, Breeze’s Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Breeze’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on Breeze’s behalf. Unless Breeze consummates an initial business combination, Breeze’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account, and which amount is $[•] as of the Breeze Record Date. Although the amount of such expenses will vary depending on the level of redemptions of Breeze Common Stock in connection with the Business Combination, these out-of-pocket expenses are estimated to be approximately $0.00 if there are no redemptions, $0.00 if 50% of the outstanding shares of Breeze Common Stock are redeemed and $0.00 if the maximum amount of redemptions occur that would continue to allow Breeze to consummate the Business Combination. These financial interests of the Sponsor, executive officers and directors of Breeze may have influenced their motivation in identifying and selecting TV Ammo for the Business Combination in order to close the Business Combination.

The Breeze Initial Stockholders and Breeze’s directors, officers, advisors or their affiliates may elect to purchase shares of Breeze Common Stock from Breeze’s stockholders, which may influence a vote on a proposed business combination and reduce the public float of Breeze’s issued and outstanding capital stock.

The Breeze Initial Stockholders and Breeze’s directors, officers, advisors or their affiliates may purchase shares of Breeze Common Stock in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Breeze Initial Stockholders or Breeze’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Breeze Holders who have already elected to exercise their redemption rights, such selling Breeze Holders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to satisfy the condition to Closing in the Merger Agreement regarding the minimum Breeze Cash On Hand at the Closing. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public float of Breeze Common Stock and the number of beneficial holders of Breeze’s securities may be reduced, possibly making it difficult for True Velocity to obtain the quotation, listing or trading of its securities on a national securities exchange.

The Sponsor is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event a business combination is not consummated. The Sponsor has also agreed to pay for any liquidation expenses if a business combination is not consummated. Such liability may have influenced the Sponsor’s decision to approve the Transactions.

If the Transactions or another business combination are not consummated by Breeze within the Completion Window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Breeze for services rendered or contracted for or products sold to Breeze. If Breeze consummates a business combination, including the Transactions, on the other hand, Breeze will be liable for all such claims. Neither Breeze nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to Breeze. Please see the section entitled “Other Information Related to Breeze — Liquidation if no Business Combination” for further information.

These obligations of the Sponsor may have influenced the Sponsor’s decision to approve the Transactions and to continue to pursue the Business Combination. Each of the Breeze Initial Stockholders has an indirect economic interest in the Breeze Founder Shares and the Breeze Private Placement Warrants purchased by the Sponsor as a result of his, her or its membership interest in the Sponsor. In considering the recommendations of the Breeze Board to vote for the Business Combination Proposal and the other Proposals described in this proxy statement/prospectus, the Breeze Holders should consider these interests.

The exercise of Breeze’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transactions may result in a conflict of interest when determining whether such changes to the terms of the Transactions or waivers of conditions are appropriate and in the Breeze Holders’ best interest.

In the period leading up to Closing, events may occur that, pursuant to the Merger Agreement, would require Breeze to agree to amend the Merger Agreement, to consent to certain actions taken by TV Ammo or to waive rights that Breeze is entitled to under, or conditions of, the Merger Agreement. Such events could arise because of a request by TV Ammo to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on TV Ammo’s business and would entitle Breeze to terminate the Merger Agreement. In any of such circumstances, it would be at Breeze’s discretion, acting through the Breeze Board, to grant its consent or waive those rights or conditions. The existence of the financial and personal interests of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for Breeze and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Breeze does not believe there will be any material changes or waivers that Breeze’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. While certain changes could be made without further stockholder approval, Breeze will circulate a new or amended proxy statement/prospectus or supplement thereto if changes to the terms of the Transactions that would have a material impact on the Breeze Holders are required prior to the vote on the Business Combination Proposal.

The Breeze Holders may be held liable for claims by third parties against Breeze to the extent of distributions received by them.

If Breeze is unable to complete the Transactions or another business combination within the Completion Window, Breeze will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining Breeze Holders and the Breeze Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Breeze cannot assure you that it will properly assess all claims that may potentially be brought against Breeze. As such, the Breeze Holders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of the Breeze Holders may extend well beyond the third anniversary of the date of distribution. Accordingly, Breeze cannot assure you that third parties will not seek to recover from the Breeze Holders amounts owed to them by Breeze.

If Breeze is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by the Breeze Holders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by the Breeze Holders. Furthermore, because Breeze intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the Breeze Board may be viewed as having breached their fiduciary duties to Breeze’s creditors and/or may have acted in bad faith, and thereby exposing itself and Breeze to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Breeze cannot assure you that claims will not be brought against it for these reasons.

The Breeze Holders will experience dilution as a consequence of, among other transactions, the issuance of True Velocity Common Stock as consideration in the Business Combination, the issuance of True Velocity Common Stock upon the exercise of any Public Breeze Warrants, Private Placement Warrants or True Velocity Warrants and due to future issuances pursuant to the True Velocity Incentive Plan. Having a minority share position in True Velocity may reduce the influence that the current Breeze Holders have on the management of True Velocity.

It is anticipated that, upon completion of the Business Combination, (i) the TV Ammo Equity Holders will own, collectively, approximately 94.0% of the outstanding shares of True Velocity Common Stock; (ii) the Breeze Public Holders will retain an ownership interest of approximately 1.4% of the outstanding shares of True Velocity Common Stock; and (iii) the Sponsor and the Breeze Independent Directors will own approximately 3.0% and 0.20%, respectively, of the outstanding shares of True Velocity Common Stock, in each case, based on the Capitalization Assumptions.

Breeze Warrants to purchase an aggregate of 16,925,000 shares of True Velocity Common Stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of True Velocity Common Stock will be issued, which will result in dilution to the holders of True Velocity Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of True Velocity Common Stock.

In addition, TV Ammo employees, directors and consultants hold equity awards and/or purchase rights under the TV Ammo Incentive Plan and after the Closing may be granted equity awards and/or purchase rights under the True Velocity Incentive Plan. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of True Velocity Common Stock.

The issuance of additional shares of True Velocity Common Stock will significantly dilute the equity interests of existing holders of Breeze securities and may adversely affect prevailing market prices for True Velocity Common Stock or public warrants. Having a minority ownership interest in True Velocity may reduce the influence that the current Breeze Holders have on the management of True Velocity.

TV Ammo’s financial forecasts, which were presented to the Breeze Board, may not prove accurate.

In connection with the Transactions, Breeze’s management presented certain forecasted financial information for TV Ammo to the Breeze Board, which was internally prepared and provided by TV Ammo, and adjusted by Breeze’s management to take into consideration the consummation of the Business Combination (assuming that no shares of Breeze Common Stock are redeemed by Breeze Holders), as well as certain adjustments that were appropriate in their judgment and experience. The forecasts were based on numerous variables and assumptions known to TV Ammo and Breeze at the time of preparation. Such variables and assumptions are inherently uncertain, and many are beyond the control of TV Ammo or Breeze. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of TV Ammo (including its ability to achieve a timely buildout of operations, strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

TV Ammo’s management’s estimates prepared in October of 2022 for capital expenditures for cartridge capacity expansion as well as revenue expectations driven by the capital deployment for ammunition, weapons capacity expansions and continued product development were based on certain assumptions related primarily to the timing of raising sufficient capital to execute TV Ammo’s growth strategy. At the time the projections were prepared, it was management’s assumption that the Business Combination would close in the first quarter of 2023. The extension of the deadlines to close the Business Combination has limited TV Ammo’s access to capital in the interim, delaying the anticipated capital expenditure schedule. This has resulted in corresponding delays in TV Ammo’s ability to significantly expand its production capacity as well as accelerate investment in product development toward expanding product offerings and take advantage of potential licensing opportunities. During this interim period, TV Ammo has instead focused on existing production equipment optimization. Based on the latest information available to TV Ammo management as of the date of this proxy statement/prospectus, TV Ammo currently expects the Business Combination to close in the second half of 2024, and as such TV Ammo’s projections do not reflect the impact of this delay. The unaudited prospective financial information included in this proxy statement/prospectus reflect that information as it was provided to Breeze’s board of directors prior to its approval of the Business Combination, and such information has not been revised to reflect any adjustments.

Breeze and TV Ammo have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Breeze if the Business Combination is not completed.

Each of Breeze and TV Ammo has incurred and expects that it will incur significant, non-recurring costs in connection with the Business Combination and operating as a public company following the Closing. Breeze and TV Ammo may also incur additional costs to retain key employees. Breeze and TV Ammo will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination, which will be paid by True Velocity following the Closing. Even if the Business Combination is not completed, Breeze expects to incur approximately $[•] million in expenses as of the Breeze Record Date. These expenses will reduce the amount of cash available to be used for other corporate purposes by Breeze if the Business Combination is not completed.

Even if Breeze consummates the Business Combination, there is no guarantee that the Public Breeze Warrants will ever be in the money, and they may expire worthless.

The exercise price for Breeze Public Warrants is $11.50 per share of Breeze Common Stock. There is no guarantee that the Breeze Public Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. If Breeze is unable to complete an initial business combination, the Breeze Public Warrants may expire worthless.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. These conditions to the Closing may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Merger Agreement at any time, before or after stockholder approval, or Breeze or TV Ammo may elect to terminate the Merger Agreement in certain other circumstances. See the section entitled “The Merger Agreement — Termination”.

Termination of the Business Combination could negatively impact Breeze and TV Ammo.

If the Business Combination is not completed for any reason, including as a result of the Breeze Holders or the TV Ammo stockholders declining to approve the proposals required to effect the Business Combination, the ongoing business of Breeze may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Breeze would be subject to a number of risks, including the following:

•        Breeze may experience negative reactions from the financial markets, including negative impacts on its stock price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•        Breeze will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not it is completed; and

•        since the Merger Agreement restricts the conduct of Breeze’s businesses prior to completion of the Business Combination, Breeze may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available.

If the benefits of the Business Combination do not meet the expectations of investors, stockholders or financial analysts, the market price of True Velocity Common Stock may decline.

If the benefits of the Business Combination do not meet the expectations of investors, stockholders or securities analysts, the market price of True Velocity Common Stock following the Closing may decline. The market price of True Velocity Common Stock at the time of the Business Combination may vary significantly from the market price of Breeze’s common stock on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which the Breeze Holders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of Breeze’s securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there has not been a public market for stock relating to TV Ammo’s business and trading in shares of Breeze’s common stock has not been active. Accordingly, the valuation ascribed to TV Ammo’s business and Breeze’s common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination.

The trading price of True Velocity Common Stock following the consummation of the Business Combination may fluctuate substantially and may be lower than the current market price of Breeze’s common stock. This may be especially true for companies like True Velocity with a small public float. If an active market for Breeze’s securities develops and continues, the trading price of Breeze’s securities following the consummation of the Business Combination could be volatile and subject to wide fluctuations. The trading price of True Velocity Common Stock following the consummation of the Business Combination will depend on many factors, including those described in this “Risk Factors” section, many of which are beyond True Velocity’s control and may not be related to True Velocity’s operating performance. These fluctuations could cause you to lose all or part of your investment in True Velocity Common Stock since you might be unable to sell your shares at or above the price attributed to them in the Business Combination.

During the pendency of the Business Combination, Breeze will not be able to solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, or enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

During the pendency of the Business Combination, Breeze will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement, in part because of the inability of the Breeze Board to change its recommendation in connection with the Business Combination. The Merger Agreement does not permit the Breeze Board to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Proposals.

Certain covenants in the Merger Agreement impede the ability of Breeze to make acquisitions or complete certain other transactions pending completion of the Business Combination. As a result, Breeze may be at a disadvantage to its competitors during that period. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement, due to the passage of time during which these provisions have remained in effect.

Future sales, or the perception of future sales, by True Velocity stockholders in the public market following the Business Combination could cause the market price for True Velocity Common Stock to decline.

The sale of shares of True Velocity Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of True Velocity Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for True Velocity to sell equity securities in the future at a time and at a price that it deems appropriate.

The grant and future exercise of registration rights may adversely affect the market price of shares of True Velocity Common Stock upon consummation of the Business Combination.

Pursuant to the Registration Rights Agreement which is described elsewhere in this proxy statement/prospectus, the Breeze Initial Stockholders and certain TV Ammo Equity Holders can each demand that True Velocity register their registrable securities under certain circumstances and will each also have piggyback registration rights for these securities in connection with certain registrations of securities that True Velocity undertakes. In addition, following the consummation of the Business Combination, True Velocity is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of True Velocity.

The registration of these securities will permit the public sale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of shares of True Velocity Common Stock following the completion of the Business Combination.

In addition, the shares of True Velocity Common Stock reserved for future issuance under the True Velocity Incentive Plan will become eligible for sale in the public market once those shares are issued.

A total of approximately [•]% of the fully-diluted shares of True Velocity Common Stock (not including awards rollover over from the TV Ammo Incentive Plan) has been reserved for future issuance under the True Velocity Incentive Plan. The compensation committee of True Velocity’s board of directors may determine the exact number of shares to be reserved for future issuance under its equity incentive plan at its discretion. True Velocity is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of True Velocity Common Stock or securities convertible into or exchangeable for shares of True Velocity Common Stock issued pursuant to the True Velocity Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, True Velocity may also issue its securities in connection with investments or acquisitions. The amount of shares of True Velocity Common Stock issued in connection with an investment or acquisition could constitute a material portion of True Velocity’s then-outstanding shares of common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to True Velocity’s stockholders.

Because there are no current plans to pay cash dividends on True Velocity Common Stock for the foreseeable future, you may not receive any return on investment unless you sell True Velocity Common Stock for a price greater than that which you paid for it.

Following the Closing, True Velocity will have no direct operations and no significant assets other than its ownership interest in TV Ammo. True Velocity will depend on TV Ammo’s business for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay any dividends with respect to True Velocity Common Stock. The earnings from, or other available assets of, TV Ammo’s business may not be sufficient to pay dividends or make distributions or loans to enable True Velocity to pay any dividends on True Velocity Common Stock or satisfy True Velocity’s other financial obligations.

True Velocity may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of True Velocity’s board of directors and will depend on, among other things, True Velocity’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that True Velocity’s board of directors may deem relevant. In addition, True Velocity’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness it or its subsidiaries incur. As a result, you may not receive any return on an investment in True Velocity Common Stock unless you sell your shares of common stock for a price greater than that which you paid for it.

Anti-takeover provisions in the True Velocity Charter and under Delaware law could make an acquisition of True Velocity, which may be beneficial to its stockholders, more difficult and may prevent attempts by its stockholders to replace or remove True Velocity’s current management.

The True Velocity Charter that will be in effect upon completion of the Business Combination will contain provisions that may delay or prevent an acquisition of True Velocity or a change in its management. These provisions may make it more difficult for stockholders to replace or remove members of its board of directors. Because the board of directors is responsible for appointing the members of the management team, these provisions could in turn frustrate or prevent any attempt by its stockholders to replace or remove its current management. In addition, these provisions could limit the price that investors might be willing to pay in the future for shares of True Velocity Common Stock. Among other things, these provisions include:

•        the limitation of the liability of, and the indemnification of, its directors and officers;

•        a prohibition on actions by its stockholders except at an annual or special meeting of stockholders;

•        a prohibition on actions by its stockholders by written consent;

•        the ability of the board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by the board of directors; and

•        the division of our board of directors into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year.

The True Velocity Charter that will be in effect upon the closing of the Business Combination will provide that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between True Velocity and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with True Velocity or its directors, officers or employees.

The True Velocity Charter will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•        any derivative action or proceeding brought on True Velocity’s behalf;

•        any action asserting a breach of fiduciary duty;

•        any action asserting a claim against True Velocity arising under the DGCL, its True Velocity Charter or its True Velocity Bylaws; and

•        any action asserting a claim against True Velocity that is governed by the internal-affairs doctrine or otherwise related to True Velocity’s internal affairs.

To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the True Velocity Charter further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, True Velocity would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the True Velocity Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with True Velocity or its directors, officers or other employees, which may discourage lawsuits against True Velocity and its directors, officers and other employees. If a court were to find either exclusive-forum provision in the True Velocity Charter to be inapplicable or unenforceable in an action, True Velocity may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm its business.

True Velocity may be subject to securities litigation, which is expensive and could divert management attention.

The market price of True Velocity’s securities may be volatile and, in the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. True Velocity may be the target of this type of litigation in the future. Securities litigation against True Velocity could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

Risks Related to Redemption

If Breeze Holders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Breeze Common Stock for a pro rata portion of the funds held in the Trust Account.

Regardless of whether they vote for or against the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus and whether they held Breeze Common Stock as of the Breeze Record Date or acquired them after the Breeze Record Date, holders of Breeze public shares may exercise their rights to redeem their public shares for a pro rata portion of the Trust Account. To exercise their redemption rights, holders of Breeze public shares are required to deliver their stock, either physically or electronically using the DWAC System, to Breeze’s transfer agent prior to the vote at the Special Meeting. If a Breeze Holder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination with TV Ammo is consummated, Breeze will redeem these shares for a pro rata portion of funds deposited in the Trust Account, and the Breeze Holder will no longer own such shares following the Closing. See the section entitled “Special Meeting of Breeze’s Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Breeze does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Breeze to complete the Business Combination with which a substantial majority of the Breeze Holders do not agree.

The Existing Charter does not provide a specified maximum redemption threshold, except that Breeze will not redeem public shares in an amount that would cause Breeze’s net tangible assets to be less than $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). However, the Merger Agreement provides that Breeze’s and TV Ammo’s respective obligations to consummate the Business Combination are conditioned on Breeze having at least $5,000,001 of net tangible assets as of Closing and the amount of Breeze Cash on Hand being at least $30.0 million as of the Closing. As a result, Breeze may be able to complete the Business Combination even though a substantial portion of public stockholders do not approve the Business Combination and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by Breeze or the persons described above have been entered into with any such investor or holder. Breeze will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the other Proposals (as described in this proxy statement/prospectus) at the Special Meeting.

If you or a “group” of stockholders of which you are a part is deemed to hold an aggregate of more than 10% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 10% of the public shares.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its public shares or, if part of such a group, the group’s public shares, in excess of 10% of the public shares unless such stockholder first obtains Breeze’s prior consent. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, Breeze will require each public stockholder seeking to exercise redemption rights to certify to Breeze whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to Breeze at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Breeze makes the above-referenced determination.

Your inability to redeem any such excess public shares will reduce your influence over Breeze’s ability to consummate the Business Combination and could result in you suffering a material loss on your investment in Breeze if you sell such excess public shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Breeze consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 10% of the shares sold in the Breeze IPO and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. Breeze cannot assure you that the value of such excess public shares will appreciate over time following the Business

Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge Breeze’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, Breeze’s stockholders’ ability to vote all of their public shares (including such excess shares) for or against the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus is not restricted by this limitation on redemption.

General Tax Risk Factors

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of True Velocity’s income or other tax returns could adversely affect its financial condition and results of operations.

True Velocity will be subject to income taxes in the United States, and its tax liabilities will be subject to the allocation of expenses in differing jurisdictions. True Velocity’s future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•        changes in the valuation of our deferred tax assets and liabilities;

•        expected timing and amount of the release of any tax valuation allowances;

•        tax effects of stock-based compensation;

•        costs related to intercompany restructurings;

•        changes in tax laws, regulations or interpretations thereof; or

•        lower than anticipated future earnings in jurisdictions where True Velocity has lower statutory tax rates and higher than anticipated future earnings in jurisdictions where it has higher statutory tax rates.

In addition, True Velocity may be subject to audits of its income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on True Velocity’s financial condition and results of operations.

There is a risk that the 1% U.S. federal excise tax may be imposed on us in connection with redemptions of our shares.

On August 16, 2022, the Inflation Reduction Act of 2022 became law, which, among other things, imposes a 1% excise tax on the fair market value of certain repurchases (including certain redemptions) of stock by “covered corporations” (which include publicly traded domestic (i.e., U.S.) corporations). The excise tax will apply to stock repurchases occurring in 2023 and beyond. The amount of the excise tax is generally 1% of the fair market value of the shares of stock repurchased at the time of the repurchase. The U.S. Department of Treasury has authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. On December 27, 2022, the U.S. Department of the Treasury issued a notice that provides interim operating rules for the excise tax, including rules governing the calculation and reporting of the excise tax, on which taxpayers may rely until the forthcoming proposed Treasury regulations addressing the excise tax are published. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of other aspects of the excise tax remain unclear, and such interim operating rules are subject to change.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination or otherwise, may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax in connection with the business combination would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, (ii) the structure of the business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the business combination (or otherwise issued not in connection with the business combination but issued within the same taxable year of the business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by Breeze and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the amount of cash available to us for effecting the redemptions of our public shares and in our and our ability to complete the Business Combination.

If the Parent Merger does not qualify as part of an exchange under Section 351 of the Code of the Code, U.S. Holders of Breeze Common Stock may be required to pay substantial U.S. federal income taxes.

The appropriate U.S. federal income tax treatment of Breeze Warrants received in the Mergers is uncertain because, as described more fully under “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Business Combination,” it is unclear whether the Parent Merger, in addition to qualifying as part of an exchange described in Section 351 of the Code, will also qualify as a “reorganization” under Section 368(a) of the Code. If the Parent Merger qualifies as part of an exchange governed only by Section 351 of the Code and not as a reorganization under Section 368(a) of the Code, a U.S. holder with no shares of Breeze Common Stock or Breeze Rights whose Breeze Warrants automatically convert into True Velocity Warrants in the Mergers will recognize gain or loss upon such exchange equal to the difference between the fair market value of the True Velocity Warrants received and such U.S. holder’s adjusted basis in its Breeze Warrants. A U.S. holder’s basis in its True Velocity Warrants received in the Mergers will equal the fair market value of the True Velocity Warrants. A U.S. holder’s holding period in its True Velocity Warrants will begin on the day after the Mergers. If the Parent Merger qualifies as a reorganization under Section 368(a) of the Code, a U.S. holder with no shares of Breeze Common Stock or Breeze Rights whose Breeze Warrants automatically convert into True Velocity Warrants in the Mergers should not recognize gain or loss upon such exchange. In such case, a U.S. holder’s adjusted tax basis in the True Velocity Warrants received should be equal to the holder’s adjusted tax basis in the Breeze Warrants exchanged therefor, and the holding period of the True Velocity Warrants should include the holding period during which the Breeze Warrants exchange therefor were held by such holder. U.S. holders should discuss with their tax advisors potential alternative characterizations with respect to the exchange of Breeze Warrants for True Velocity Warrant. For more information see “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Business Combination.”

Additional Risks for Breeze Holders

There is substantial doubt about Breeze’s ability to continue as a “going concern.”

As more fully described in Note 1 to Breeze’s financial statements included in this proxy statement/prospectus, there is substantial doubt about Breeze’s ability to continue as a going concern. As of September 30, 2023, Breeze had a working capital deficit of approximately $7.1 million and approximately $0.2 million of cash held outside of the Trust Account available for working capital needs. Further, Breeze has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. Management’s plans to address this need for capital are discussed under the section of this proxy statement/prospectus titled “Breeze’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” If Breeze is unable to raise additional funds to alleviate liquidity needs and complete an initial business combination by the Completion Window, then Breeze will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about Breeze’s ability to continue as a going concern. Management intends to complete an initial business combination on or before the Completion Window. However, it is uncertain whether management will succeed in doing so. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from Breeze’s inability to continue as a going concern.

Breeze has no operating or financial history and its results of operations and those of True Velocity may differ significantly from the unaudited pro forma financial data included in this proxy statement.

Breeze has no operating history and no revenues other than interest earned on the Trust Account. This proxy statement/prospectus includes unaudited pro forma combined financial statements for True Velocity. The unaudited pro forma combined statement of operations of True Velocity combines the historical audited results of operations of Breeze for the year ended December 31, 2022 with the historical audited results of operations of TV Ammo for the year ended December 31, 2022 and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2022.

The unaudited pro forma combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of True Velocity. Accordingly, True Velocity’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Breeze may not be able to complete its initial business combination or amend the Existing Charter prior to June 26, 2024, in which case Breeze would cease all operations except for the purpose of winding up and Breeze would redeem its public shares and liquidate. If this occurs, Breeze’s public stockholders may only receive approximately $10.94 per share of Breeze Common Stock, or less than such amount in certain circumstances, and the Breeze Warrants and Breeze Rights will expire worthless.

The Existing Charter currently provides that Breeze must complete its initial business combination by June 26, 2024. Breeze may not be able to complete its initial business combination or amend its Existing Charter to extend the time to consummate its initial business combination, within such time period. Breeze’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. If Breeze has not completed its initial business combination within such time period, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares of Breeze Common Stock at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Breeze to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares of Breeze Common Stock, which redemption will completely extinguish the Breeze Holders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining Breeze Holders and board of directors, dissolve and liquidate, subject in each case to Breeze’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, the Breeze Holders may only receive approximately $10.94 per public share of Breeze Common Stock, and the Breeze Warrants and Breeze Rights will expire worthless. In certain circumstances, the Breeze Holders may receive less than approximately $10.94 per share on the redemption of their shares.

The exercise by the Breeze Holders of redemption rights with respect to a large number of shares of Breeze Common Stock could increase the probability that the Business Combination will be unsuccessful and that Breeze Holders will have to wait for liquidation in order to redeem their Breeze Common Stock.

As a condition to Closing, the Merger Agreement requires the Breeze Cash On Hand to be equal to or greater than $30.0 million (including amounts in the Trust Account and proceeds from any Permitted Financings and Additional Financings and after payment of certain outstanding transaction expenses at the Closing). The probability that the Business Combination will be unsuccessful is increased if a large number of shares of Breeze Common Stock are tendered for redemption. If the Business Combination is unsuccessful, the Breeze Holders who demanded redemption will not receive their pro rata portion of the Trust Account until the Trust Account is liquidated. If the Breeze Holders are in need of immediate liquidity, they could attempt to sell their Breeze Common Stock in the open market; however, at such time, the Breeze Common Stock may trade at a discount to the pro rata per share amount in the Trust Account. In either situation, Breeze Holders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until Breeze is liquidated or Breeze Holders are able to sell their Breeze Common Stock in the open market.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares of Breeze Common Stock or Breeze Warrants, potentially at a loss.

Breeze Holders will be entitled to receive funds from the Trust Account only in connection with the valid redemption of their shares of Breeze Common Stock, which will not occur until the earliest of: (a) the completion of Breeze’s initial business combination, (b) the approval of certain amendments to the Existing Charter and (c) Breeze’s failure to complete its initial business combination by June 26, 2024. Breeze Holders who do not exercise their redemption rights in connection with an amendment to the Existing Charter would still have redemption rights in connection with a subsequent business combination. In no other circumstances will a Breeze Holder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your public shares of Breeze Common Stock or Breeze Warrants, potentially at a loss.

Breeze Holders cannot be sure of the market value of the shares of True Velocity Common Stock to be issued upon completion of the Business Combination.

The holders of shares of Breeze Common Stock issued and outstanding immediately prior to the effective time of the Business Combination (other than any redeemed shares) will hold an equal number of shares of True Velocity Common Stock following the Business Combination. The market value of Breeze Common Stock at the time of the Business Combination may vary significantly from its price on the date the Merger Agreement was executed, the date of the Registration Statement of which this proxy statement/prospectus is a part or the date on which the Breeze Holders vote on the Business Combination. The entirety of the consideration to be received by the Breeze Holders with respect to their shares of Breeze Common Stock will be shares of True Velocity Common Stock. Following consummation of the Business Combination, the market price of True Velocity’s securities may be influenced by many factors, some of which are beyond its control, including those described above and the following:

•        changes in financial estimates by analysts;

•        announcements by it or its competitors of significant contracts, productions, acquisitions or capital commitments;

•        fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        general economic conditions;

•        changes in market valuations of similar companies;

•        terrorist acts;

•        changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•        future sales of shares of True Velocity Common Stock;

•        regulatory developments in the United States, foreign countries or both;

•        litigation involving True Velocity, its subsidiaries or its general industry; and

•        additions or departures of key personnel.

In addition, it is possible that the Business Combination may not be completed until a significant period of time has passed after the Special Meeting of stockholders. As a result, the market value of Breeze Common Stock may vary significantly from the date of the Special Meeting to the date of the completion of the Business Combination. You are urged to obtain up-to-date prices for Breeze Common Stock. There is no assurance that the Business Combination will be completed, that there will not be a delay in the completion of the Business Combination or that all or any of the anticipated benefits of the Business Combination will be obtained.

The shares of True Velocity Common Stock to be received by the Breezes Holders as a result of the Business Combination will have different rights from shares of Breeze Common Stock.

Following completion of the Business Combination, there will be important differences between your current rights as a Breeze Holder and your rights as a True Velocity stockholder. See the section entitled “Comparison of Stockholder Rights” for a discussion of the different rights associated with the securities.

The Breeze Initial Stockholders have agreed to vote any shares of Breeze Common Stock owned by them in favor of each of the proposals presented at the Special Meeting, regardless of how the other Breeze Holders vote.

Unlike many other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Breeze Initial Stockholders, who currently own approximately 71.8% of the outstanding shares of Breeze Common Stock, have agreed to vote their shares of Breeze Common Stock, as well as any additional shares of Breeze Common Stock they may purchase prior to the Special Meeting, in favor of the Business Combination Proposal. Accordingly, it is more likely that the necessary stockholder approval to complete the Business Combination will be received than would be the case if the Breeze Initial Stockholders had agreed to vote their shares in accordance with the majority of the votes cast by the Breeze Public Holders.

The Breeze Initial Stockholders have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other Proposals described in this proxy statement/prospectus.

When you consider the recommendation of the Breeze Board in favor of approval of Proposal No. 1 (the Business Combination Proposal) you should keep in mind that the Sponsor and certain of Breeze’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a Breeze Holder. These interests include, among other things:

•        The Sponsor beneficially owns 2,475,000 Breeze Founder Shares, I-Bankers beneficially owns 300,000 Breeze Founder Shares and the Initial Breeze Independent Directors beneficially own an aggregate of 100,000 Breeze Founder Shares, which shares would become worthless if Breeze does not complete a business combination within the Completion Window, as such Breeze Initial Stockholders have waived any right to redemption with respect to these shares. The Sponsor paid an aggregate of $25,000 for its 2,875,000 Breeze Founder Shares, 100,000 of which it transferred to the Breeze Initial Independent Directors and 300,000 of which it transferred to I-Bankers for no consideration. Such shares have an aggregate market value of approximately $[•] based on the closing sale price of Breeze Common Stock of $[•] on Nasdaq on [•], 2024, the Breeze Record Date.

•        The Sponsor has agreed to transfer 15,000 Breeze Founders Shares to each Breeze Independent Director that is serving in such capacity as of the date hereof upon the completion of the Business Combination, with such shares are currently beneficially owned by Sponsor.

•        The Sponsor also beneficially owns 4,325,000 Private Placement Warrants, for which it paid $4,325,000 and which will expire and be worthless if Breeze does not complete a business combination within the Completion Window.

•        Breeze’s officers and directors have an aggregate of $2,712,500 invested in the Sponsor, which will be lost in the event that a business combination is not approved and concluded within the Completion Window.

•        As of the expected Closing Date, the Sponsor will have lent to Breeze an estimated $7.8 million pursuant to interest-free loans, including for funds deposited in the Trust Account in connection with extensions of the deadline by which Breeze had to consummate its initial business combination in November 2021 and February 2022; these loans are due to be repaid at Closing. None of those loans will be repaid, and any such warrants would expire and be worthless, if Breeze does not complete a business combination within the Completion Window.

•        The aggregate dollar amount of funds invested by the Breeze Initial Stockholders in Breeze Founder Shares and Private Placement Warrants, and the estimated $7.8 million in interest-free loans repayable at Closing, is $13.3 million, all of which will be lost if a business combination is not concluded within the Completion Window.

•        Breeze’s directors will not receive reimbursement for the out-of-pocket expenses ($0.00 as of the date hereof) incurred by them on Breeze’s behalf incident to identifying, investigating and consummating a business combination, unless a business combination is consummated within the Completion Window.

•        The Sponsor and its affiliates can earn a positive rate of return on their investments, even if the Breeze Public Holders experience a negative rate of return on their investments in Breeze and True Velocity.

•        Certain of Breeze’s directors could potentially continue as directors of True Velocity if the Business Combination is completed.

•        Because the Breeze Initial Stockholders will benefit from the completion of a business combination, they may be incentivized to recommend and complete a business combination of a less favorable target company or on terms less favorable to the Breeze Holders, rather than liquidate Breeze.

•        Breeze would be unable to indemnify its current directors and officers or continue to provide directors’ and officers’ liability insurance unless the Business Combination is completed.

•        Each of Breeze’s officers and directors has fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present business combination opportunities to such entity. In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if the corporation could financially undertake the opportunity; the opportunity is within the corporation’s line of business; and it would not be fair to Breeze and its stockholders for the opportunity not to be brought to the attention of the corporation. Accordingly, if any of Breeze’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she is obligated to honor his or her fiduciary or contractual obligations to present such opportunity to such entity. The Existing Charter provides that the doctrine of corporate opportunity will not apply with respect to any of Breeze’s officers or directors in circumstances where the application of the doctrine would conflict with any other fiduciary duties or contractual obligations they may have. Though Breeze does not believe that the elimination of the corporate opportunity doctrine in its Existing Charter impacted the search for an acquisition target, the competing fiduciary duties or contractual obligations of its officers or directors may have limited the business combination opportunities considered by Breeze and may have adversely impacted the value that may ultimately be realized by the Breeze Holders.

Below is a table summarizing the entities to which Breeze’s executive officers and directors have fiduciary duties or contractual obligations, other than with respect to Breeze and/or the Sponsor:

Individual(1)	Entity(2)	Entity’s Business
J. Douglas Ramsey, Ph.D.	—	—
Russell D. Griffin	—	—
Charles C. Ross, P.E.	—	—
James L. Williams	Lotus Tiger International LLC	Strategic consulting
Albert McLelland	AmPac Strategic Capital LLC	Interim Management & Advisory Services
Robert Lee Thomas	Thomas Ranch, LLC	Corporate technology and governance consulting
Bill Stark	Ulterra	Provides oil and gas drill bits and application specific technologies

____________

(1)      Each person has a fiduciary duty with respect to the listed entities next to their respective names.

(2)      Each of the entities listed in this table has priority and preference relative to Breeze with respect to the performance by each individual listed in this table of his obligations and the presentation by each such individual of business opportunities.

•        In addition, I-Bankers and Northland, the managing underwriters of the Breeze IPO, received an aggregate of 300,000 and 0 Breeze Founder Shares, respectively, and 212,500 and 37,500 registered representative shares, respectively, of Breeze Common Stock in connection with the IPO. None of those shares will have any value if Breeze fails to complete an initial business combination and liquidates. Also, pursuant to a business combination marketing agreement executed by Breeze and I-Bankers in connection with the Breeze IPO, I-Bankers and Northland are entitled to receive a cash fee from Breeze in connection with the Business Combination in an amount equal to $2,688,125 and $474,375, respectively. This fee is payable only in the event that the Business Combination closes. In connection with the Breeze IPO, I-Bankers also purchased 1,100,000 Private Placement Warrants for an aggregate purchase price of $1,100,000.

The Breeze Board considered these interests when reviewing the proposed terms of the Business Combination and how they might impact the identification of and negotiations with TV Ammo and how they might impact True Velocity if the Business Combination were to be completed. In reviewing these interests, and others deemed relevant by the Breeze Board, the Breeze Board concluded that, on the whole, these interests provided an alignment between the interests of Breeze’s officers and directors, on the one hand, and those of the Breeze Holders, on the other hand. Nonetheless, these interests may influence Breeze’s directors in making their recommendation to vote in favor of Proposal No. 1 (the Business Combination Proposal) and the other Proposals described in the Registration Statement of which this proxy statement/prospectus is a part. You should also read the section entitled “The Business Combination.”

Subsequent to the completion of the Business Combination, True Velocity may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on True Velocity’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although Breeze has conducted due diligence procedures on TV Ammo, we cannot assure you that its diligence surfaced all material issues that may be present inside TV Ammo or that it would be possible to uncover all material issues through a customary amount of due diligence. Moreover, even if Breeze’s due diligence accurately identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Breeze’s preliminary risk analysis. As a result of these events, True Velocity may be forced to write-down or write off assets, restructure its operations, or incur impairment or other charges that could result in True Velocity reporting losses. Even though these charges may be non-cash items and would not have an immediate impact on True Velocity’s liquidity, the fact that True Velocity reports charges of this nature could contribute to negative market perceptions about True Velocity or its securities. Accordingly, any Breeze Holders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Breeze’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

The Breeze Holders who purchased Breeze Common Stock in the Breeze IPO and do not exercise their redemption rights could pursue rescission rights and related claims.

The Breeze Holders owning public shares may allege that some aspects, including the structure, of the Business Combination are inconsistent with the disclosure contained in the Breeze IPO prospectus. Consequently, a Breeze Holder who purchased Breeze Units in the Breeze IPO, still holds the component shares of Breeze Common Stock, Breeze Warrants and Breeze Rights following consummation of the Business Combination and who does not seek to exercise redemption rights with respect to the Breeze Common Stock might seek rescission of the purchase of the Breeze Units such holder acquired in the Breeze IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in the value of such Breeze Holder’s securities caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the securities. If the Breeze Holders bring successful rescission claims against Breeze, Breeze may not have sufficient funds following the consummation of the Business Combination to pay such claims, or if claims are successfully brought against True Velocity following the consummation of the Business Combination, True Velocity’s results of operations could be adversely affected and, in any event, True Velocity may be required in connection with the defense of such claims to incur expenses and divert employee attention from other business matters.

The Breeze Holders’ ownership and voting interest in True Velocity will be significantly reduced from their interest in Breeze, and the Breeze Holders will exercise little influence over management.

After the completion of the Business Combination, the Breeze Holders will own a significantly smaller percentage of True Velocity than they currently own of Breeze. Upon completion of the Business Combination, it is anticipated that the Breeze Holders will own approximately 6.04% of the issued and outstanding shares of True Velocity Common Stock immediately after the consummation of the Business Combination, based on the Capitalization Assumptions. Consequently, the Breeze Holders, as a group, will have reduced ownership and voting power in True Velocity compared to their ownership and voting power in Breeze.

If Breeze is unable to successfully maintain effective internal control over financial reporting, investors may lose confidence in Breeze’s reported financial information and its stock price and business may be adversely impacted.

As a public company, Breeze is required to maintain internal control over financial reporting and Breeze’s management is required to evaluate the effectiveness of its internal control over financial reporting as of the end of each fiscal year. If the company is not successful in maintaining effective internal control over financial reporting, there could be inaccuracies or omissions in the financial information Breeze is required to file with the SEC. Additionally, even if there are no inaccuracies or omissions, Breeze will be required to publicly disclose the conclusion of its management that the company’s internal control over financial reporting or disclosure controls and procedures are not effective. These events could cause investors to lose confidence in Breeze’s reported financial information, adversely impact Breeze’s stock price, result in increased costs to remediate any deficiencies, attract regulatory scrutiny or lawsuits that could be costly to resolve and distract management’s attention, limit the company’s ability to access the capital markets or cause its stock to be delisted from The Nasdaq Stock Market or any other securities exchange on which it is then listed.

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED
FINANCIAL INFORMATION

We are providing the following unaudited pro forma condensed combined and consolidated financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined and consolidated financial information presents the combination of the financial information of Breeze and TV Ammo adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined and consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement.

The historical financial information of Breeze was derived from the unaudited condensed consolidated interim financial statements of Breeze as of and for the nine months ended September 30, 2023, and the audited financial statements of Breeze for the year ended December 31, 2022, included elsewhere in this proxy statement. The historical financial information of TV Ammo was derived from the unaudited consolidated financial statements of TV Ammo as of and for the nine months ended September 30, 2023, and the audited consolidated financial statements of TV Ammo for the year ended December 31, 2022, included elsewhere in this proxy statement. Such unaudited pro forma financial information has been prepared on a basis consistent with the audited financial statements of Breeze and TV Ammo, respectively, and should be read in conjunction with the historical financial statements and related notes, each of which is included elsewhere in this proxy statement. This information should be read together with Breeze’s and TV Ammo’s audited financial statements and related notes, the sections titled “Breeze’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “TV Ammo’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement.

The Business Combination expected to be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Breeze is treated as the “acquired” company for financial reporting purposes. TV Ammo has been determined to be the accounting acquirer because existing TV Ammo shareholders, as a group, will retain the largest portion of the voting rights in the combined entity when contemplating the various redemption scenarios, the executive officers of TV Ammo are the initial executive officers of the combined company, and the operations of TV Ammo will be the continued operations of the combined company.

The unaudited pro forma condensed combined and consolidated balance sheet as of September 30, 2023 assumes that the Business Combination and related transactions occurred on September 30, 2023. The unaudited pro forma condensed combined and consolidated statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 gives pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2022. Breeze and TV Ammo have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma condensed combined and consolidated financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined and consolidated financial information.

Description of the Business Combination

On February 14, 2024, Breeze Holdings Acquisition Corp., a Delaware corporation, entered into the Amended and Restated Merger Agreement and Plan of Reorganization (the “Merger Agreement”), by and among Breeze, True Velocity, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Breeze (“True Velocity”), Breeze Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of True Velocity (“Parent Merger Sub”), BH Velocity Merger Sub Inc., a Texas corporation and a direct, wholly-owned subsidiary of True Velocity (“Company Merger Sub” and together with Parent Merger Sub, the “Merger Subs”), and TV Ammo, Inc., a Texas corporation (“TV Ammo”). The Merger Agreement provides that, among other things, at the closing (the “Closing”) of the transactions contemplated by the Merger Agreement, a) Parent Merger Sub will merge with and into Breeze, with Breeze continuing as the surviving entity (the “Parent Merger”), as a result of which, (i) Breeze shall become a wholly-owned subsidiary of True Velocity, and (ii) each issued and outstanding security of Breeze immediately prior to the Parent Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of True Velocity, and (b) Company Merger Sub will merge with and into TV Ammo, with TV Ammo continuing as the surviving entity (the “Company Merger” and together with the Parent Merger, the “Mergers”), as a result of which, (i) TV Ammo shall become a wholly-owned subsidiary of True Velocity, and (ii) each issued and outstanding security of TV Ammo immediately prior to the Company Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of True Velocity (the Mergers together with the other transactions contemplated by the Merger Agreement and other ancillary documents, the “Business Combination”).

In accordance with the terms and subject to the conditions of the Merger Agreement, the aggregate consideration to be received by the TV Ammo stockholders, warrant holders, and option holders is based on a pre-transaction equity value of $1,185,234,565, and the market capitalization of Breeze based on a closing price of $11.21 on February 6, 2024, which results in a combined company equity value of $1,233,429,449. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Company Merger Effective Time, (i) each share of issued and outstanding TV Ammo common stock, par value $0.01 (“TV Ammo Common Stock”), shall be converted into a number of shares of Breeze common stock, par value $0.0001 (“Breeze Common Stock”), based on the Exchange Ratio described below, (ii) each option to purchase TV Ammo Common Stock shall be converted into an option to purchase Breeze Common Stock at the Exchange Ratio, and (iii) each warrant to purchase TV Ammo Common Stock shall be converted into a warrant to purchase Breeze Common Stock at the Exchange Ratio. The Exchange Ratio will be equal to (a) the sum of (x) $1,185,234,565, plus (y) any amounts raised by TV Ammo after the date of the Merger Agreement and prior to the Closing in permitted financing transactions in excess of $50,000,000, plus (z) the aggregate exercise and conversion price of all outstanding TV Ammo convertible notes, in-the-money warrants and in-the-money options, divided by (b) the number of fully-diluted shares of TV Ammo Common Stock, further divided by (c) an assumed value of Breeze Common Stock of $10.00 per share. A pro rata portion of the shares of Breeze Common Stock received in exchange for the shares of TV Ammo Common Stock are subject to forfeiture if certain future stock-price based milestones are not achieved as described below (the “Earnout Shares”). The number of Earnout Shares will be equal to the product of (a) 15% and (b) the amount by which 118,523,456 exceeds the number of shares of Breeze Common Stock issuable upon the exercise or conversion of securities issued by TV Ammo in permitted financings after the date of the Merger Agreement and prior to the Closing.

Issuance of Series B Preferred Shares and Convertible Notes

The pro forma adjustments giving effect to the Business Combination and related transactions are summarized below, and are discussed further in the footnotes to these unaudited pro forma condensed combined and consolidated financial statements:

•        the issuance of additional Series B preferred shares and convertible notes by TV Ammo subsequent to September 30, 2023;

•        the consummation of the Business Combination and reclassification of cash held in Breeze’s Trust Account to cash and cash equivalents, net of redemptions (see below);

•        the recording of the Earnout Liability; and

•        the accounting for transaction costs incurred by both Breeze and TV Ammo.

The unaudited pro forma condensed combined and consolidated financial information has been prepared using the assumptions below with respect to the potential redemption into cash of shares of Breeze common stock:

•        Assuming No Additional Redemptions:    This scenario assumes that no public stockholders of Breeze exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Redemptions:    This scenario assumes that 1,159,276 Breeze shares of Class A common stock subject to redemption are redeemed for an aggregate payment of approximately $12.7 million (based on an estimated per share redemption price of approximately $10.94 assuming the pro forma maximum redemption scenario pursuant to the Merger Agreement). As a condition to Closing, the Merger Agreement requires the Breeze Cash On Hand to be equal to or greater than $30.0 million (including amounts in the Trust Account and proceeds from any Permitted Financings and Additional Financings and after payment of certain outstanding transaction expenses at the Closing). The probability that the Business Combination will be unsuccessful is increased if a large number of shares of Breeze Common Stock are tendered for redemption. If the Business Combination is unsuccessful, the Breeze Holders who demanded redemption will not receive their pro rata portion of the Trust Account until the Trust Account is liquidated. However, the Breeze Cash On Hand requirement is a contractual condition that may be waived by TV Ammo or may be modified by the parties to the Merger Agreement.

The following summarizes the pro forma common stock outstanding under the two scenarios:

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Breeze Holders:	4,874,276	6.0%	3,715,000	4.6%
Breeze Public Holders	1,159,276	1.4%	—	—%
Breeze Rights Holders	575,000	0.7%	575,000	0.7%
Sponsor	2,415,000	3.0%	2,415,000	3.0%
Breeze Independent Directors	160,000	0.2%	160,000	0.2%
I-Bankers	512,500	0.6%	512,500	0.6%
Northland	37,500	—%	37,500	—%
Consultant	15,000	—%	15,000	—%
TV Ammo Equity Holders	76,386,966	94.0%	76,386,966	95.4%
Pro forma common stock at September 30, 2023	81,261,242	100.0%	80,101,966	100.0%

The following unaudited pro forma condensed combined and consolidated balance sheet as of September 30, 2023 and the unaudited pro forma condensed combined and consolidated statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 are based on the historical financial statements of Breeze and TV Ammo. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined and consolidated financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2023
(in thousands, except share and per share amounts)

	Breeze (Historical)	True Velocity	TV Ammo (Historical)	Issuance of Series B Preferred Shares		Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Current assets
Cash and cash equivalents	$182	$—	$2,007	$6,663	A	$12,688	C	$—	$(12,688)	J	$—
	—	—	—	565	B	(22,105)	D	—	12,688	K	—
Accounts receivable, net	—	—	170	—		—		170	—		170
Inventory	—	—	12,905	—		—		12,905	—		12,905
Prepaid expenses and other current assets	168	—	952	—		—		1,120	—		1,120
Total current assets	350	—	16,034	7,228		(9,417)		14,195	—		14,195
Investments held in Trust Account	12,688	—	—	—		(12,688)	C	—	—		—
Operating lease right-of-use assets	—	—	1,859	—		—		1,859	—		1,859
Property and equipment, net	—	—	41,866	—		—		41,866	—		41,866
Intangible assets, net	—	—	28,883	—		—		58,801	—		58,801
Goodwill	—	—	54,203	—		—		54,203	—		54,203
Total assets	$13,038	$—	$142,845	$7,228		$(22,105)		$141,006	$—		$141,006

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$210	$—	$10,908	$—		$3,331	D	$14,449	$12,688	K	$27,137
Accrued expenses and other current liabilities	—	—	8,200	—		—		8,200	—		8,200
Excise tax payable	56	—	—	—		—		56	—		56
Franchise tax payable	80	—	—	—		—		80	—		80
Income tax payable	4	—	—	—		—		4	—		4
Due to Sponsor	7,198	—	—	—		(7,198)	D	—	—		—
Operating lease liabilities, current portion	—	—	581	—		—		581	—		581
Other Notes Payable – Related party	—	—	2,581	565	B	(3,146)	H	—	—		—
Note payable, current portion	—	—	2,930	—		—		2,930	—		2,930
Total current liabilities	7,548	—	25,200	565		(7,013)		26,300	12,688		38,988
Notes payable – related party, net of current portion	—	—	33,193	—		(33,193)	H	—	—		—
Notes payable, net of current portion	—	—	12,057	—		—		12,057	—		12,057
Operating leases liabilities, non-current	—	—	1,453	—		—		1,453	—		1,453
Deferred tax liability			178					178			178
Earnout liability	—	—	—	—		162,510	G	162,510	—		162,510
Warrant liabilities	3,216	—	—	—		—		3,216	—		3,216
Total liabilities	10,764	—	72,081	565		122,304		205,714	12,688		218,402

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED BALANCE SHEET — (Continued)
AS OF SEPTEMBER 30, 2023
(in thousands, except share and per share amounts)

	Breeze (Historical)	True Velocity	TV Ammo (Historical)	Issuance of Series B Preferred Shares		Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
		—
Class A common stock subject to possible redemption	12,526	—	—	—		(12,526)	E	—	—		—

Stockholders’ equity (deficit)
Series A Preferred	—	—	45	—		(45)	I	—	—		—
Series B Preferred	—	—	36	9	A	(45)	I	—	—		—
Common stock	—	—	8	—		1	E	81	(1)	J	80
	—	—	—	—		5	H	—	—		—
	—	—	—	—		67	I	—	—		—
Additional paid-in capital	—	—	395,194	6,654	A	13,561	D	291,529	(12,687)	J	278,842
	—	—	—	—		12,525	E	—			—
	—	—	—	—		(10,252)	F	—	—		—
	—	—	—	—		(162,510)	G	—	—		—
	—	—	—	—		36,334	H	—	—		—
	—	—	—	—		23	I	—	—		—
(Accumulated deficit) retained earnings	(10,252)	—	(324,519)	—		(31,799)	D	(317,769)	—		(317,769)
	—	—	—	—		10,252	F	—	—		—
Total stockholders’ equity (deficit)	(10,252)	—	70,764	6,663		(131,883)		(64,708)	(12,688)		(77,396)
Total liabilities, temporary equity, and stockholders’ equity	$13,038	$—	$142,845	$7,228		$(22,105)		$141,006	$—		$141,006

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED
STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023
(in thousands, except share and per share amounts)

	Breeze Corp (Historical)	True Velocity	TV Ammo (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Net sales	$—	$—	$487	$—		$487	$—	$487
Cost of Sales	—	—	3,238	—		3,238	—	3,238
Gross loss	—	—	(2,751)	—		(2,751)	—	(2,751)

Operating costs
Formation and operations	1,563	—	—	—		1,563	—	1,563
Research and development	—	—	4,275	—		4,275	—	4,275
Selling, general and administrative	—	—	19,867	—		19,867	—	19,867
Depreciation and amortization	—	—	3,809	—		6,059	—	6,059
Total operating costs	1,563	—	27,951	—		29,514	—	29,514
Operating loss	(1,563)	—	(30,702)	—		(32,265)	—	(32,265)
Other income (expense), net
Interest income	387	—	—	(387)	AA	—	—	—
Interest expense	—	—	(4,349)	—		(4,349)	—	(4,349)
Other expense	—	—	(59)	—		(59)	—	(59)
Unrealized change in fair value of related party debt and associated warrants	—	—	10,492	(10,492)	CC	—	—	—
Change in fair value of warrant liabilities	(2,031)	—	—	—		(2,031)	—	(2,031)
Total other income (expense), net	(1,644)	—	6,084	(10,879)		(6,439)	—	(6,439)
Income (loss) from operations before income taxes	(3,207)	—	(24,618)	(10.879)		(38,704)	—	(38,704)
Income tax (expense) benefit	(34)	—	3,953	—		3,919	—	3,919
Net income (loss) from continuing operations	(3,241)	—	(20,665)	(10.879)		(34,785)	—	(34,785)

Other comprehensive income	—	—	—	—
Foreign currency translation adjustment	—	—	—	—		—	—	—
Total comprehensive income (loss)	$(3,241)	$—	$(20,665)	(10,879)		$(34,785)	$—	$(34,785)

Net income (loss) per share (Note 4):
Weighted average shares outstanding of Class A common stock subject to redemption	4,471,096	—	—			—		—
Basic and diluted net loss per common stock	$(0.72)	—	—			—		—
Weighted average shares outstanding of Class A non-redeemable common stock	—	—	—			—		—
Basic and diluted net income per common stock	$—	—	—			—		—

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED — (Continued)
STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023
(in thousands, except share and per share amounts)

	Breeze Corp (Historical)	True Velocity	TV Ammo (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)	Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Weighted average shares outstanding of Class B non-redeemable common stock	—	—	—		—		—
Basic and diluted net income per common stock	$—	—	—		—		—
Weighted average shares outstanding – basic	—	—	84,335,098		81,261,242		80,101,966
Weighted average shares outstanding – diluted	—	—	84,335,098		81,261,242		80,101,966
Net loss per share – basic	—	—	$(0.25)		$(0.43)		$(0.43)
Net loss per share – diluted	—	—	$(0.25)		$(0.43)		$(0.43)

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED
STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands, except share and per share amounts)

	Breeze Corp (Historical)	True Velocity	TV Ammo (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Net sales	$—	$—	$1,184	$—		$1,184	$—	$1,184
Cost of Sales	—	—	7,671	—		7,671	—	7,671
Gross loss	—	—	(6,487)	—		(6,487)	—	(6,487)

Operating costs
Formation and operations	2,323	—	—	—		2,323	—	2,323
Selling, general and administrative	—	—	49,312	18,239	BB	67,551	—	67,551
Research and development	—	—	4,792	—		4,792	—	4,792
Depreciation and amortization	—	—	5,372	—		8,345	—	8,345
Total operating costs	2,323	—	59,476	18,239		80,038	—	80,038
Operating loss	(2,323)	—	(65,963)	(18,239)		(86,525)	—	(86,525)
Other income (expense)
Interest income	1	—	—	—		1	—	1
Interest expense	—	—	(5,360)	—		(5,360)	—	(5,360)
Other expense	—	—	(873)	—		(873)	—	(873)
Unrealized gain on marketable securities held in Trust Account	189	—	—	(189)	AA	—	—	—
Impairment of intangible assets	—	—	(10,553)	—		(10,553)	—	(10,553)
Unrealized change in fair value of related party debt and associated warrants	—	—	(9,843)	(9,843)	CC	—	—	—
Change in fair value of warrant liabilities	5,924	—	—	—		5,924	—	5,924
Total other income (expense), net	6,114	—	(26,629)	9,654		(10,861)	—	(10,861)
Income (loss) from operations before income taxes	3,791	—	(92,592)	(8,585)		(97,386)	—	(97,386)
Income tax (expense) benefit	(2)	—	4,366	—		4,364	—	4,364
Net income (loss) from continuing operations	3,789	—	(88,226)	(8,585)		(93,022)	—	(93,022)

Other comprehensive income	—	—	—	—		—	—	—
Foreign currency translation adjustment	—	—	—	—		—	—	—
Total comprehensive income (loss)	$3,789	$—	$(88,226)	$(8,585)		$(93,022)	$—	$(93,022)

Net income (loss) per share (Note 4):
Weighted average shares outstanding of Class A common stock	9,294,000	—	—			—		—
Basic and diluted net income per common stock	$0.41	—	—			—		—
Weighted average shares outstanding of Class B common stock	9,294,000	—	—			—		—
Basic and diluted net income per common stock	$0.41	—	—			—		—
Weighted average shares outstanding – basic	—	—	83,502,271			81,261,242		80,101,966
Weighted average shares outstanding – diluted	—	—	83,502,271			81,261,242		80,101,966
Net loss per share – basic	—	—	$(1.06)			$(1.14)		$(1.16)
Net loss per share – diluted	—	—	$(1.06)			$(1.14)		$(1.16)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED
FINANCIAL INFORMATION

Note 1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Breeze will be treated as the “accounting acquiree” and TV Ammo as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of TV Ammo issuing shares for the net assets of Breeze, followed by a recapitalization. The net assets of Breeze will be stated at historical cost. Operations prior to the Business Combination will be those of TV Ammo.

The unaudited pro forma condensed combined and consolidated balance sheet as of September 30, 2023 assumes that the Business Combination and related transactions occurred on September 30, 2023. The unaudited pro forma condensed combined and consolidated statement of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 gives pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2022. These periods are presented on the basis that TV Ammo is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that Breeze believes are reasonable under the circumstances. The unaudited condensed combined and consolidated pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Breeze believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined and consolidated financial information.

The unaudited pro forma condensed combined and consolidated financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined and consolidated financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Breeze and TV Ammo.

Note 2. Accounting Policies and Reclassifications

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined and consolidated financial information. As a result, the unaudited pro forma condensed combined and consolidated financial information does not assume any differences in accounting policies.

As part of the preparation of these unaudited pro forma condensed combined and consolidated financial statements, certain reclassifications were made to align Breeze’ financial statement presentation with that of TV Ammo.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Financial Information

The unaudited pro forma condensed combined and consolidated financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined and consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Breeze has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined and consolidated financial information. Breeze and TV Ammo have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined and consolidated statement of operations are based upon the number of shares of TV Ammo’ common stock outstanding, assuming the Business Combination and related transactions occurred on January 1, 2022.

Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Balance Sheet

The adjustments included in the unaudited pro forma condensed combined and consolidated balance sheet as of September 30, 2023 are as follows:

A.     Represents additional $6.7 million in cash proceeds for TV Ammo through the issuance of 951,737 shares of Series B Preferred Stock prior to the consummation of the Business Combination.

B.      Reflects (i) cash proceeds received in October 2023 for the draw down of the remaining $0.6 million on the Promissory Note, and (ii) recording of the principal balance of $0.6 million for the above Promissory Note.

C.     Reflects the reclassification of approximately $12.7 million of investments held in the Trust Account to cash and cash equivalents that becomes available at closing of the Business Combination, assuming no additional redemptions.

D.     Represents TV Ammo’s estimated transaction costs of $23.6 million, and Breeze’s estimated transactions costs of $16.0 million inclusive of advisory, banking, printing, legal, accounting fees, and a due to sponsor balance that are expensed as a part of the Business Combination. These balances will be partially settled through equity issuance of approximately $13.6 million, with the remaining amount of approximately $25.4 million to be settled in cash. Of the estimated transaction costs, approximately $0.5 million has been paid and reflected in the historical financial statements of Breeze.

E.      Reflects the reclassification of Breeze’ Class A common stock subject to possible redemption into permanent equity.

F.      Reflects the reclassification of Breeze’ historical accumulated deficit into additional paid-in capital as part of the reverse recapitalization.

G.     Represents the estimated fair value of the earnout liability upon consummation of the Business Combination.

         The earnout shares are issued at closing, however they are contingent upon various milestones being met. The milestones include Milestone I and Milestone II:

         Milestone Event I means the achievement of a daily volume weighted average closing sale price of the Breeze Common Stock quoted on the Nasdaq Capital Market (or such other principal securities exchange or securities market on which shares of Breeze Common Stock are then traded) equal to or greater than $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period at any time in the Milestone Event Period; provided that such thirty (30) consecutive Trading Day period does not overlap with the thirty (30) consecutive Trading Day period used to satisfy the requirements of Milestone Event II. In the event that the requirements of Milestone Event I and the requirements of Milestone Event II would otherwise be satisfied using the same thirty (30) consecutive Trading Day period, such thirty (30) consecutive Trading Day period shall first be used to satisfy the requirements of Milestone Event II; provided, that in such case, the threshold for the achievement of Milestone Event I shall increase from $12.50 to $13.50. Upon the occurrence of Milestone Event I, one-half (1/2) of the Aggregate Earnout Shares shall be fully vested and no longer subject to forfeiture.

         Milestone Event II means the achievement of a daily volume weighted average closing sale price of the Breeze Common Stock quoted on the Nasdaq Capital Market (or such other principal securities exchange or securities market on which shares of Breeze Common Stock are then traded) is equal to or greater than $15.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period at any time in the Milestone Event Period; provided that such thirty (30) consecutive Trading Day period does not overlap with the thirty (30) consecutive Trading Day period used to satisfy the requirements of Milestone Event I. In the event that the requirements of Milestone Event I and the requirements of Milestone Event II would otherwise be satisfied using the same thirty (30) consecutive Trading Day period, such thirty (30) consecutive Trading Day period shall first be used to satisfy the requirements of Milestone Event II; provided, that in such case, the threshold for the achievement of Milestone Event I shall increase from $12.50 to $13.50. Upon the occurrence of Milestone Event II, the remaining one-half (1/2) of the Aggregate Earnout Shares shall be fully vested and no longer subject to forfeiture.

         As the shares are cancellable, they will not be considered outstanding at closing.

         The valuation is calculated using a Monte Carlo simulation. The stock price on the valuation date was $11.17, with an earnout period from March 31, 2024 to March 31, 2027. The remaining earnout period as of September 30, 2023 was 3.50 years. The risk-free rate of the remaining term is 4.75%, and the rounded equity volatility is 53%. These inputs resulted in an estimated fair value of $162.5 million, or $9.42 on a per share basis.

H.     Represents the conversion of promissory notes into 5,377,638 shares of TV Ammo at closing of the Business Combination at a par value of $0.001.

I.       Represents the recapitalization of historical TV Ammo shares into True Velocity shares after giving effect to the exchange ratio at the close of the Business Combination.

J.       Reflects the maximum redemption of 1,159,276 Breeze Public Shares for aggregate redemption payments of $12.7 million allocated to New Breeze common stock and additional paid-in capital using par value $0.0001 per share and a redemption price of $10.94 per share.

K.     To reflect the reclassification of the negative cash balance of $12.7 million to Accounts Payable for the “Maximum Redemption” scenario. TV Ammo expects to negotiate with vendors to defer or pay these liabilities shortly after the Closing.

Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined and consolidated statement of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 are as follows:

AA.  Reflects elimination of investment income on the Trust Account.

BB.   Reflects estimated non-recurring transaction costs not already reflected in the historical financial statements to be incurred by Breeze of approximately $18.2 million as if incurred on January 1, 2022, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined and consolidated statement of operations.

CC.   Reflects elimination of the unrealized change of fair value of the Convertible Promissory Note due to the conversion into shares.

Note 4.  Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined and consolidated financial information has been prepared to present two alternative scenarios with respect to redemption of shares of common stock by Public Stockholders at the time of the Business Combination for the nine months ended September 30, 2023 and for the year ended December 31, 2022:

	For the Nine Months Ended September 30, 2023(1)		For the Year Ended December 31, 2022(1)
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Numerator:
Pro forma net loss	$(34,785,000)	$(34,785,000)	$(93,022,000)	$(93,022,000)
Denominator:
Weighted average shares outstanding – basic and diluted(2)	81,261,242	80,101,966	81,261,242	80,101,966
Net loss per share:
Basic and diluted	$(0.43)	$(0.43)	$(1.14)	$(1.16)

____________

(1)      Pro forma net loss per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.”

(2)      The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive and/or issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

COMPARATIVE PER SHARE DATA

The following table sets forth summary historical comparative share information for Breeze and TV Ammo, respectively and unaudited pro forma condensed combined per share information of TV Ammo after giving effect to the Mergers and other events contemplated by the Merger Agreement, in each case, presented under the two following scenarios:

•        Scenario 1 — Assuming no redemptions for cash:    This presentation assumes that no further Breeze Public Holders exercise redemption rights with respect to their shares of Breeze Common Stock upon consummation of the Business Combination, in addition to those already exercised through September 30, 2023;

•        Scenario 2 — Assuming redemptions of 1,159,276 shares of Breeze Common Stock for cash:    This presentation assumes that the Breeze Public Holders exercise their redemption rights with respect to 1,159,276 shares of Breeze Common Stock held by such Breeze Public Holders upon consummation of the Business Combination at a redemption price of approximately $10.94 per share. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemptions. The maximum redemption amount reflects the maximum number of shares of Breeze Common Stock that can be redeemed without violating the conditions of the Merger Agreement or the requirement of the Existing Charter that Breeze cannot redeem shares of Breeze Common Stock if it would result in Breeze having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders.

The pro forma book value information reflects the Mergers as if they had occurred on September 30, 2023. The pro forma weighted average shares outstanding and net loss per share information reflect the Mergers and other events contemplated by the Merger Agreement as if they had occurred on January 1, 2022.

The Breeze pro forma equivalent per share financial information is calculated on the basis of one share of Breeze Common Stock to one share of True Velocity Common Stock. The TV Ammo pro forma equivalent per share financial information is calculated by multiplying the combined unaudited pro forma per share amounts by the assumed exchange ratio, whereby each share of TV Ammon Common Stock will be exchanged for a number of shares of True Velocity Common Stock equal to the Exchange Ratio and each share of Breeze Common Stock will be exchanged for one share of True Velocity Common Stock.

This information is only a summary and should be read in conjunction with the historical financial statements of Breeze and TV Ammo and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Breeze and TV Ammo is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had Breeze and TV Ammo been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Breeze and TV Ammo would have been had the companies been combined during the periods presented.

(in thousands, except share and per share amounts)

			Pro Forma Combined		TV Ammo equivalent pro forma per share data(3)
	Breeze (Historical)	TV Ammo (Historical)	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions
As of and for the Nine Months ended September 30, 2023(1)
Book Value per share(2)	$(3.26)	$0.84	$(0.80)	$(0.97)	$(0.63)	$(0.76)
Net income (loss) per share subject to possible redemption – basic and diluted	$(0.72)	—	$(0.43)	$(0.43)	$(0.34)	$(0.34)
Weighted average shares outstanding subject to possible redemption – basic and diluted	1,331,096	—	81,261,242	80,101,966	97,184,435	97,184,435
Net income (loss) per share not subject to possible redemption – basic and diluted	$(0.72)	$—	—	—	—	—

			Pro Forma Combined		TV Ammo equivalent pro forma per share data(3)
	Breeze (Historical)	TV Ammo (Historical)	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions
Weighted average shares outstanding not subject to possible redemption – basic and diluted	3,140,000	—	—	—	—	—
Net loss per TV Ammo Common Stock – basic and diluted	—	$(0.25)	—	—	—	—
Weighted average shares outstanding of TV Ammo common stock basic and diluted	—	84,335,098	—	—	—	—
As of and for the Year Ended December 31, 2022(1)
Book Value per share(2)	$2.08	$0.87	N/A	N/A	N/A	N/A
Net income (loss) per share subject to possible redemption – basic and diluted	$0.41	—	$(1.14)	$(1.16)	$(0.90)	$(0.91)
Weighted average shares outstanding subject to possible redemption – basic and diluted	6,154,000	—	81,261,242	80,101,966	97,184,435	97,184,435
Net loss per share not subject to possible redemption – basic and diluted	$0.41	—	—	—	—	—
Weighted average shares outstanding not subject to possible redemption – basic and diluted	3,140,000	—	—	—	—	—
Net loss per TV Ammo Common Stock – basic and diluted	—	$(1.06)	—	—	—	—
Weighted average shares outstanding of TV Ammo common stock basic and diluted(4)	—	83,502,271	—	—	—	—

____________

(1)      There were no cash dividends declared in the period presented.

(2)      Book value per share is calculated as (a) total permanent equity divided by (b) the total number of shares of True Velocity common stock outstanding classified in permanent equity.

(3)      The equivalent per share data for TV Ammo is calculated by multiplying the combined pro forma per share data by the Exchange Ratio.

(4)      The pro forma weighted average common shares outstanding include: Class A and Class B shares.

THE SPECIAL MEETING OF Breeze HOLDERS

The Breeze Special Meeting

Breeze is furnishing this proxy statement/prospectus to Breeze Holders as part of the solicitation of proxies by its board of directors for use at Breeze’s Special Meeting of stockholders to be held on [•], 2024, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to the Breeze Holders on or about [•], 2024. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting.

Date, Time and Place of the Special Meeting

The Special Meeting of stockholders of Breeze will be held at [•] a.m., Eastern time, on [•], 2024 at [•], or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the Proposals. There will be no physical meeting location and the Special Meeting will only be conducted via live webcast at the following address: www.virtualshareholdermeeting.com/BREZ2024.

Purpose of the Special Meeting**

At the Special Meeting, Breeze will ask the Breeze Holders to consider and vote in favor of the following proposals:

•        The Business Combination Proposal — To approve and adopt the Amended and Restated Merger Agreement and Plan of Reorganization, dated February 14, 2024 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Breeze, True Velocity, Parent Merger Sub, a wholly-owned direct subsidiary of True Velocity, Company Merger Sub, a wholly-owned direct subsidiary of True Velocity, and TV Ammo, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the transactions contemplated thereby (Proposal No. 1); and

•        The Adjournment Proposal — To approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, and each other proposal specified herein, or if we determine that one or more of the closing conditions to Merger Agreement is not satisfied or waived (Proposal No. 2).

Recommendation of the Breeze Board of Directors

Breeze’s board of directors believes that each Proposal is in the best interests of Breeze and its stockholders and unanimously recommends that its stockholders:

•        vote “FOR” the Business Combination Proposal; and

•        vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

When you consider the recommendation of Breeze’s board of directors in favor of approval of the Proposals, you should keep in mind that the Sponsor and certain of Breeze’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        The Sponsor beneficially owns 2,475,000 Breeze Founder Shares, I-Bankers beneficially owns 300,000 Breeze Founder Shares and the Initial Breeze Independent Directors beneficially own an aggregate of 100,000 Breeze Founder Shares, which shares would become worthless if Breeze does not complete a business combination within the Completion Window, as such Breeze Initial Stockholders have waived any right to redemption with respect to these shares. The Sponsor paid an aggregate of $25,000 for the 2,875,000 Breeze Founder Shares, 100,000 of which it transferred to the Initial Breeze Independent Directors and 300,000 of which it transferred to I-Bankers for no consideration. Such shares have an aggregate market value of approximately $[•] based on the closing sale price of Breeze Common Stock of $[•] on Nasdaq on [•], 2024, the Breeze Record Date.

•        The Sponsor has agreed to transfer 15,000 Breeze Founders Shares to each Breeze Independent Director that is serving in such capacity as of the date hereof and upon the completion of the Business Combination, with such shares are currently beneficially owned by Sponsor.

•        The Sponsor also beneficially owns 4,325,000 Private Placement Warrants, for which it paid $4,325,000 and which will expire and be worthless if Breeze does not complete a business combination within the Completion Window.

•        Breeze’s officers and directors have an aggregate of $2,712,500 invested in the Sponsor, which will be lost in the event that the Business Combination is not approved and concluded.

•        As of the expected Closing Date, the Sponsor will have lent to Breeze an estimated $7.8 million pursuant to interest-free loans, including for funds deposited in the Trust Account in connection with extensions of the deadline by which Breeze had to consummate its initial business combination in November 2021 and February 2022; these loans are due to be repaid at Closing. None of those loans will be repaid, and any such warrants would expire and be worthless, if Breeze does not complete a business combination within the Completion Window.

•        The aggregate dollar amount of funds invested by the Breeze Initial Stockholders in Breeze Founder Shares and Private Placement Warrants, and the estimated $7.8 million in interest-free loans repayable at Closing, is $13.3 million, all of which will be lost if the Business Combination is not concluded.

•        Breeze’s directors will not receive reimbursement for the out-of-pocket expenses ($0 as of the date hereof) incurred by them on Breeze’s behalf incident to identifying, investigating and consummating a business combination, unless a business combination is consummated.

•        The Sponsor and its affiliates can earn a positive rate of return on their investments, even if the Breeze Public Holders experience a negative rate of return on their investments in Breeze and True Velocity.

•        Certain of Breeze’s directors could potentially continue as directors of True Velocity if the Business Combination is completed.

•        Because the Sponsor and the Breeze directors will benefit from the completion of a business combination, they may be incentivized to recommend and complete a business combination of a less favorable target company or on terms less favorable to Breeze stockholders, rather than liquidate Breeze.

•        Breeze would be unable to indemnify its current directors and officers or continue to provide directors’ and officers’ liability insurance unless the Business Combination is completed.

•        Each of Breeze’s officers and directors has fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present business combination opportunities to such entity. In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if the corporation could financially undertake the opportunity; the opportunity is within the corporation’s line of business; and it would not be fair to Breeze and its stockholders for the opportunity not to be brought to the attention of the corporation. Accordingly, if any of Breeze’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she is obligated to honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Breeze’s Existing Charter provides that the doctrine of corporate opportunity will not apply with respect to any of Breeze’s officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Though Breeze does not believe that the elimination of the corporate opportunity doctrine in its Existing Charter impacted the search for an acquisition target, the competing fiduciary duties or contractual obligations of its officers or directors may have limited the business combination opportunities considered by Breeze and may have adversely impacted the value that may ultimately be realized by its stockholders.

Below is a table summarizing the entities to which Breeze’s executive officers and directors have fiduciary duties or contractual obligations, other than with respect to Breeze and/or the Sponsor:

Individual(1)	Entity(2)	Entity’s Business
J. Douglas Ramsey, Ph.D.	—	—
Russell D. Griffin	—	—
Charles C. Ross, P.E.	—	—
James L. Williams	Lotus Tiger International LLC	Strategic consulting
Albert McLelland	AmPac Strategic Capital LLC	Interim Management & Advisory Services
Robert Lee Thomas	Thomas Ranch, LLC	Corporate technology and governance consulting
Bill Stark	Ulterra	Provides oil and gas drill bits and application specific technologies

____________

(1)      Each person has a fiduciary duty with respect to the listed entities next to their respective names.

(2)      Each of the entities listed in this table has priority and preference relative to Breeze with respect to the performance by each individual listed in this table of his obligations and the presentation by each such individual of business opportunities.

•        In addition, I-Bankers and Northland, the managing underwriters of Breeze’s IPO, received an aggregate of 300,000 and 0 founder shares, respectively, and 212,500 and 37,500 registered representative shares, respectively, of Breeze Common Stock in connection with the IPO. None of those shares will have any value if Breeze fails to complete an initial business combination and liquidates. Also, pursuant to a business combination marketing agreement executed by Breeze and I-Bankers in connection with the IPO, I-Bankers and Northland are entitled to receive a cash fee from Breeze in connection with the Business Combination in an amount equal to, $2,688,125 and $474,375, respectively. This fee is payable only in the event that the Business Combination closes. In connection with Breeze’s IPO, I-Bankers also purchased 1,100,000 Private Placement Warrants for an aggregate purchase price of $1,100,000.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the Special Meeting of stockholders if you owned shares of Breeze Common Stock at the close of business on [•], 2024, which is the record date for the Special Meeting. You are entitled to one vote for each share of Breeze Common Stock that you owned as of the close of business on the Breeze Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Breeze Record Date, there were [•] shares of Breeze Common Stock outstanding.

The Breeze Initial Stockholders have agreed to vote any shares of Breeze Common Stock owned by them in favor of each of the proposals presented at the Special Meeting. Holders of Breeze Warrants and Breeze Rights do not have voting rights at the Special Meeting of stockholders by virtue of their ownership in Breeze Warrants and Breeze Rights, respectively.

Breeze Meeting Registration

To register for the meeting, please follow these instructions as applicable to the nature of your ownership of Breeze Common Stock.

If your shares are registered in your name and you wish to attend the meeting, go to www.virtualshareholdermeeting.com/BREZ2024, enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the Breeze Meeting.

Beneficial stockholders who wish to participate in the meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to [•]. Beneficial stockholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental a beneficial holder will receive an email prior to the meeting with a link and instructions for entering the Breeze Meeting. Beneficial stockholders should contact Continental at least five business days prior to the meeting date.

Accessing the Breeze Meeting

You will need your control number for access. If you do not have your control number, you must contact your bank or broker to obtain one. Please contact our proxy solicitor, D.F. King, if you need assistance. D.F. King contact information is as follows: 800-207-3158 or email BREZ@dfking.com.

Voting Your Shares

Each share of Breeze Common Stock that you own in your name entitles you to one vote on each of the Proposals for the Special Meeting of stockholders. Your one or more proxy cards show the number of shares of Breeze Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of Breeze Common Stock at the Special Meeting of stockholders:

•        You can vote by proxy, by telephone, online, or by completing, signing and returning the enclosed proxy card(s) in the postage-paid envelope provided. If you hold your shares or warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy, your shares will be voted in accordance with your instructions. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Breeze Common Stock will be voted as recommended by the Breeze Board, which is to say “FOR” each of the proposals presented at the Special Meeting of stockholders.

•        You can attend the Special Meeting and vote virtually. However, if your shares of Breeze Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Breeze Common Stock, you may contact Breeze’s proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Brokers and Banks Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 207-3158
Email: BREZ@dfking.com

Quorum and Vote Required for the Proposals

A quorum of Breeze’s Holders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of stockholders if a majority of the Breeze Common Stock outstanding and entitled to vote at the meeting is represented at the virtual meeting or by proxy.

The Business Combination Proposal:    The majority of the votes cast by the stockholders present virtually or represented by proxy at the Special Meeting is required to approve the Business Combination Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Business Combination Proposal, will have no effect on the Business Combination Proposal. Breeze’s stockholders must approve the Business Combination Proposal in order for the Business Combination to occur. If Breeze’s stockholders fail to approve the Business Combination Proposal, the Business Combination will not occur.

The Adjournment Proposal:    The majority of the votes cast by the stockholders present virtually or represented by proxy at the Special Meeting is required to approve the Adjournment Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Adjournment Proposal, will have no effect on the Adjournment Proposal. The Business Combination is not conditioned on the approval of the Adjournment Proposal.

Abstentions and Uninstructed Shares

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non- discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Breeze believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee will not vote your shares, and they will not be represented at the Special Meeting or counted for purposes of determining the presence of a quorum.

Abstentions will be counted for purposes of determining the presence of a quorum at Breeze’s Special Meeting of stockholders.

Revocability of Proxies

If you have submitted a proxy to vote your shares or warrants and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to D.F. King, Breeze’s proxy solicitor, prior to the date of the Special Meeting or by voting virtually at the Special Meeting. Attendance at the Special Meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to: D.F. King, 48 Wall Street, 22nd Floor New York, NY 10005, provided such revocation is received prior to the vote at the Special Meeting of stockholders.

Redemption Rights

Pursuant to Breeze’s Existing Charter, we are providing our public stockholders with the opportunity to redeem all or a portion of their Public Shares of Breeze Common Stock for cash upon consummation of the Business Combination. The per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account that holds the proceeds of our IPO, including interest (net of taxes payable), divided by the number of then outstanding Public Shares. For illustrative purposes, based on funds in the Trust Account of approximately $12.9 million on February 26, 2024 the estimated per share redemption price would have been approximately $11.12. In no event, however, will Breeze redeem shares of Breeze common stock in an amount that would cause Breeze’s net tangible assets to be less than $5,000,001. Holders of Breeze Common Stock may elect to redeem their Public Shares even if they vote for the Business Combination Proposal and the other Proposals set forth herein.

Redemption rights are not available to holders of Breeze Warrants or Breeze Rights in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to 4:30 p.m., Eastern time, on [•], 2024 (two business days before the Special Meeting), both:

•        Submit a request in writing that Breeze redeem your Breeze Common Stock for cash to Continental Stock Transfer & Trust Company, Breeze’s transfer agent, at the following address:

Continental Stock Transfer &
Trust Company 1 State Street,
30th Floor
New York, NY
10004
Attention:
Mark Zimkind
Email: Mzimkind@continentalstock.com

•        Identify yourself as the beneficial holder and provide your legal name, phone number, and address in order to validly redeem your Public Shares; and

•        Deliver your Public Shares either physically or electronically through DTC to Breeze’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Breeze’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Breeze does not have any control over this process, and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Breeze’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Breeze’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Breeze’s transfer agent return the shares (physically or electronically). You may make such request by contacting Breeze’s transfer agent at the phone number or address listed above.

Each redemption of Breeze Common Stock by the Breeze Holders will decrease the amount in the Trust Account. In no event, however, will Breeze redeem Breeze Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001 either before or upon completion of the Business Combination.

Prior to exercising redemption rights, stockholders should verify the market price of the Breeze Common Stock as they may receive higher proceeds from the sale of their Breeze Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price.

Breeze cannot assure you that you will be able to sell your shares of Breeze Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Breeze Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Breeze Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares, although you will continue to own any Breeze Warrants and Breeze Rights you may hold. You will be entitled to receive cash for your shares of Breeze Common Stock only if you properly demand redemption.

If Proposal No. 1 (the Business Combination Proposal) is not approved and Breeze does not consummate an initial business combination by June 26, 2024, or further amend the Breeze Existing Charter to extend the date by which Breeze must consummate an initial business combination, Breeze will be required to dissolve and liquidate. In such event, the holders of Public Shares will be entitled to redeem their Public Shares for a pro rata share of the amount on deposit in the Trust Account, and the Breeze Warrants and Breeze Rights will expire worthless.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Breeze Common Stock, Breeze Rights or Breeze Warrants in connection with the Business Combination.

Solicitation of Proxies

Breeze will pay the cost of soliciting proxies for the Special Meeting. Breeze has engaged D.F. King to assist in the solicitation of proxies for the Special Meeting. Breeze has agreed to pay D.F. King a fee of $25,000. Breeze will reimburse D.F. King for reasonable out-of-pocket expenses and will indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages and expenses. Breeze also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Breeze Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Breeze Common Stock and in obtaining voting instructions from those owners. Breeze’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

As of the Breeze Record Date, the Breeze Initial Stockholders beneficially own an aggregate of [•]% of the outstanding shares of Breeze Common Stock. The Breeze Initial Stockholders have agreed to vote any shares of Breeze Common Stock owned by them in favor of each of the proposals presented at the Special Meeting.

THE BUSINESS COMBINATION

The Background of the Business Combination

Breeze is a blank check company incorporated on June 11, 2020, as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. In conducting a search for a business combination target, as described in greater detail below, Breeze utilized the network, investing, industry and transaction experience of our Sponsor, Breeze management, our board of directors and our advisors. The terms of the Merger Agreement and the related ancillary documents are the result of extensive negotiations among Breeze, True Velocity, the Merger Subs, TV Ammo, and each of their respective representatives and advisors including legal and tax counsel.

On November 25, 2020, Breeze completed its IPO of 11,500,000 Breeze Units at a price of $10.00 per unit, generating gross proceeds of $115,000,000 before underwriting discounts and expenses, reflecting the exercise in full of the underwriters’ over-allotment option. Each Breeze Unit consisted of one share of Breeze Common Stock, one Breeze Right and one Breeze Warrant. Simultaneously with the IPO closing, Breeze closed a private placement in which 4,325,000 Private Placement Warrants were purchased by the Sponsor and 1,100,000 Private Placement Warrants were purchased by I-Bankers.

Of the proceeds received from the consummation of the IPO (including the exercise of the underwriters’ over-allotment option) and the private placement purchases by the Sponsor and I-Bankers, an aggregate of $116,725,000 was deposited in the Trust Account.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to Breeze to pay income taxes, and subject to prior redemptions of shares of Breeze Common Stock, none of the funds held in the Trust Account will be released until the earlier of the completion of Breeze’s initial business combination or its failure to affect a business combination within the allotted time.

Breeze did not select any business combination target in advance of its IPO and did not, nor did anyone on its behalf, initiate any substantive discussions with any business combination target in advance of its IPO. After its IPO, Breeze considered over 56 potential business combination targets. Of those potential targets, Breeze entered into non-disclosure agreements with over 26 entities. Breeze focused its search on businesses that, in Breeze’s view, are best in class within an attractive industry. Breeze prioritized companies that target large addressable markets with long-term growth potential and whose products and technologies have low risk of obsolescence. Breeze also focused on companies that could serve as platforms for both organic and acquisitive growth and were led by an experienced management team with a proven track record and complementary capabilities. Breeze focused primarily on companies with an equity value between $350 million and $1.5 billion but did evaluate companies outside of that range as well. Additional criteria that Breeze considered for potential target companies are described in its prospectus related to its IPO. Numerous conversations were held between J. Douglas Ramsey, Ph.D., Breeze’s Chairman, Chief Executive Officer and Chief Financial Officer, and the other members of the Breeze board regarding the state of the market and various opportunities under review by the team identifying and evaluating investments for Breeze. Throughout this process, Breeze leveraged the investing, industry and transaction experience of Breeze’s management, board of directors and advisors to screen, prioritize and diligence potential acquisition candidates. A number of the potential targets that Breeze evaluated did not, in the board’s opinion, meet enough of the criteria Breeze sought in its business combination partner. Other potential targets, while suitable for a business combination, either were not ready to transact or, in the Breeze board’s opinion, were deemed less attractive than TV Ammo.

The following is a brief description of the background of the negotiations between Breeze and TV Ammo and summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation, event or transaction among the parties to the Merger Agreement or their representatives.

Dr. Ramsey received a phone call from Mr. Mike McCrory, Chairman and CEO of I-Bankers, on May 3, 2021 and was asked if he could join the I-Bankers team on May 4, 2021 for a meeting at TV Ammo’s headquarters to describe Breeze’s experience working with I-Bankers. I-Bankers was making a proposal to be hired by TV Ammo to act as its M&A Advisor.

On July 28, 2022, a Securities Purchase Agreement associated with Breeze’s previous Business Combination Agreement with D-Orbit S.p.A. (“D-Orbit”) was terminated. Dr. Ramsey called Matthew McCloskey of I-Bankers to check the status of TV Ammo and whether Mr. McCloskey thought the management team at TV Ammo might be interested in discussing a business combination in the event Breeze’s Business Combination Agreement with D-Orbit were to be terminated. Mr. McCloskey agreed to arrange a meeting at TV Ammo’s headquarters so Dr. Ramsey could meet with management and discuss TV Ammo’s interest in merging with a SPAC.

On July 29, 2022, Dr. Ramsey met with members of TV Ammo’s management including Kevin Boscamp, Founder, Chairman and Co-CEO, Craig Etchegoyen, President and Chief Intellectual Property Officer, Jeff Cutshall, CFO, Pat Hogan, Chief Sales & Marketing Officer, and James Hosch, Director Investment Banking at I-Bankers Direct, LLC. After discussing TV Ammo’s current plans and a tour of the facilities, TV Ammo and Breeze agreed to continue discussions.

On August 2, 2022, Breeze and TV Ammo entered into a Confidentiality Agreement. Breeze’s team members were granted access to a virtual data room and began their review of the files and documents of TV Ammo contained therein.

On August 12, 2022, Breeze and D-Orbit terminated the Business Combination Agreement between the companies.

Following the signing of the Confidentiality Agreement with TV Ammo, Breeze began to evaluate information regarding TV Ammo’s business and prospects. In connection with such process, TV Ammo introduced Breeze to its financial advisor, Stout Capital, LLC (“Stout”). Breeze was provided with an Excel spreadsheet that supported the summary projections that were provided to Breeze. As discussed in greater detail below, Breeze and I-Bankers participated in dialogue regarding the assumptions and risks to the realization of the projected performance, but I-Bankers did not participate in the initial creation of the financial projections. Stout and I-Bankers, who participated in the process in their capacity as financial advisor and M&A advisor, respectively, to TV Ammo, have substantial experience in SPAC underwriting and in advising SPACs and Targets with respect to de-SPAC transactions. Stout will receive compensation upon the Closing equal to 5.0% for equity funds and 3.0% for debt it raises, and I-Bankers will receive compensation of 1.0% of the transaction’s enterprise value of TV Ammo.

As mentioned previously, Breeze was provided with access to a virtual data room which included information prepared by TV Ammo management around backlog and sales pipeline, third party market research, TV Ammo’s organizational structure, capitalization table and financial projections. TV Ammo requested a letter of intent from Breeze outlining: (i) an initial valuation of TV Ammo, (ii) a proposed transaction structure (including capital structure and sources and uses, governance expectations, current state of the private investment in public equity (“PIPE”) market and amount that a sponsor would backstop, and potential modifications of sponsor economics) and (iii) a list of top potential investors. Stout was engaged to assist TV Ammo as placement agent for any Permitted Financings.

Between August 2022 and September 2022, the parties had extensive discussions regarding TV Ammo’s operations and business strategy. Breeze participated in several teleconferences with representatives of TV Ammo, Stout and I-Bankers to discuss technical aspects of TV Ammo’s operations, new product offerings, development and patent portfolio roadmap and organizational strategy. During this time Breeze’s outside counsel conducted videoconferences with representatives of the TV Ammo management team and Breeze, with representatives of Stout in attendance, to discuss the scope of legal due diligence. During the discussions, Breeze made substantial inquiry into the assumptions underlying the projections, particularly with respect to TV Ammo’s ability to achieve the substantial growth in revenue and income projected to occur in the later years as reflected in the financial projections. Among the topics that were addressed were customer satisfaction, retention and turnover, the ability to attract the necessary staffing (which is highly skilled, in short supply and in demand) via attractive compensation packages and what Breeze concluded is an attractive mission that includes both military and commercial sales, the necessity to add additional physical manufacturing and warehouse facilities and the impediments to establishing the same, and the risks presented by the possibility of TV Ammo operational, patent enforcement and supply chain failures and the means utilized by TV Ammo to mitigate those risks via best practices and insurance coverage.

Throughout this process Stout and I-Bankers served as financial advisor and M&A Advisor, respectively, to TV Ammo and not to Breeze. Neither Stout nor I-Bankers have any agreements to provide any services to TV Ammo following the completion of the Business Combination.

On August 12, 2022, Breeze submitted an initial letter of intent to TV Ammo setting forth an illustrative framework of a potential business combination between Breeze and TV Ammo, including a valuation of TV Ammo, a pro forma ownership breakdown of TV Ammo, estimated sizing of potential new financing and the amount of cash that could go to TV Ammo’s balance sheet as a result of the transaction. Following the submission, Breeze and TV Ammo held several follow up videoconferences between the middle and end of August 2022, during which TV Ammo presented additional details regarding its technology and operations, its existing and potential commercial partnerships and its retail sales expansion plans and schedule. In addition, during these videoconferences, the Breeze team discussed TV Ammo’s current and future business, as well as comparable companies in the defense technology and ammunition manufacturing sector. Breeze also held a number of discussions and information exchanges with TV Ammo, with I-Bankers in attendance, regarding TV Ammo’s financial model and other customary due diligence matters during this time.

After exchanging comments and negotiating the letter of intent, TV Ammo ultimately chose to move forward with Breeze, signing a Letter Agreement (“LOI”) with Breeze on August 25, 2022. The LOI set forth an illustrative framework of a potential business combination between Breeze and TV Ammo, including a valuation of TV Ammo, a pro forma ownership breakdown of TV Ammo, estimated sizing of potential new financing and the amount of cash that could go to TV Ammo’s balance sheet as a result of the transaction. The LOI which was subject to further due diligence indicated that the initial pre-transaction equity valuation of TV Ammo was $1.2 billion and contemplated new financing of $100 million. During the same week, members of Breeze’s and TV Ammo’s teams had telephonic discussions regarding the terms of the letter of intent, the status of certain of TV Ammo’s commercial prospects and the timing of the new financing marketing process. These discussions were followed by multiple conversations between Breeze’s team and TV Ammo’s management team, directors, and existing stockholders.

The LOI included an exclusivity provision pursuant to which both parties agreed not to engage in any negotiations or discussions with any other person in connection with a business combination transaction. As of August 25, 2022, Breeze and TV Ammo terminated business combination discussions with all other parties. The LOI and exclusivity period was set to expire 120 days after August 25, 2022, the date the LOI was signed.

Subsequently, the Breeze team worked closely with the TV Ammo team on a more detailed valuation analysis. To assist with this due diligence, Breeze engaged Marshall & Stevens to provide a fairness opinion. Breeze held several calls with Marshall & Stevens and a meeting at TV Ammo’s headquarters to conduct diligence, tour and inquire about TV Ammo’s manufacturing and assembly processes and briefed Breeze’s board of directors on the findings.

Breeze discussed its findings on teleconferences throughout the due diligence process with its board holdings weekly update calls starting August 17, 2022, reviewed industry reports and analyzed and prepared financial models relating to the TV Ammo business. The Breeze team participated in regular teleconferences with TV Ammo, with representatives of Stout and I-Bankers in attendance, where they discussed TV Ammo’s historical financial performance, future growth plans and the next steps in the transaction process. Breeze also instructed its counsel to conduct an in-depth legal review of TV Ammo’s governance documents, material contracts, employment practices, employee benefit plans, real property, intellectual property, international regulatory environment, environmental and litigation matters.

On September 13, 2022, TV Ammo’s board of directors approved the issuance of up to $50 million of Series B convertible preferred stock to enable TV Ammo to continue to capitalize on its first mover advantage within the composite ammunition market. Breeze agreed to help raise this money alongside TV Ammo from the signing of the Merger Agreement. No entity is serving as a placement agent with respect to the offering of the Series B convertible preferred stock.

On September 2, 2022, Breeze’s outside counsel sent an initial draft of the Merger Agreement to TV Ammo’s legal advisors. The parties and their counsel continued to negotiate the terms of the Merger Agreement over the ensuing months, exchanging numerous drafts reflecting, among other things, the latest financing arrangements for TV Ammo’s pending Series B convertible preferred stock offering and additional new financing. The parties agreed on the final version on October 31, 2022.

Breeze’s amended Trust Agreement authorizes Breeze’s Board of Directors to extend the time to complete the Business Combination up to six (6) times for an additional one (1) month each time (for a maximum of six one-month extensions), upon the deposit into the Trust Account of $0.035 for each outstanding public share by the Sponsor or its designees on or prior to March 26, 2023 or such other date as may be extended. Breeze executed its first one-month extension on September 22, 2022 depositing $59,157 in the Trust Account. On October 21, 2022, Breeze executed the second one-month extension through November 26, 2022, depositing another $59,157 in the Trust Account. On November 23, 2022 Breeze executed the third one-month extension through December 26, 2022, depositing another $59,157 in the Trust Account. On December 20, 2022 Breeze executed the fourth one-month extension through January 26, 2023, depositing another $59,157 in the Trust Account. On January 25, 2023 and February 23, 2023, Breeze executed the fifth and sixth one-month extensions through March 26, 2023, depositing another $59,157 for each monthly extension in the Trust Account.

The Company held a meeting of its stockholders on March 22, 2023 where the Company’s stockholders approved (i) a proposal to amend the Company’s A&R COI to authorize the Company to extend the date of March 26, 2023, up to six (6) times for an additional one (1) month each time (ultimately until as late as September 26, 2023), and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company. On March 29, 2023, Breeze executed the seventh one-month extension through April 26, 2023. On April 25, 2023, May 25, 2023, and June 26, 2023 Breeze executed the eighth, ninth and tenth one-month extensions through July 26, 2023. On August 3, 2023 and August 28, 2023, Breeze executed the eleventh and twelfth one-month extensions through September 26, 2023.

The Company held a meeting of its stockholders on September 22, 2023 where the Company’s stockholders approved (i) a proposal to amend the Company’s A&R COI to authorize the Company to extend the date of September 26, 2023, up to nine (9) times for an additional one (1) month each time (ultimately until as late as June 26, 2024), and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company. On September 27, 2023, October 24. 2023, November 27, 2023, December 27, 2023 and January 26, 2024 Breeze executed the thirteenth, fourteenth, fifteenth, sixteenth and seventeenth one-month extensions through February 26, 2024. Extensions starting September 26, 2023 require that $40,575 be deposited for each monthly extension in the Trust Account.

On February 14, 2024, Breeze, True Velocity, the Merger Subs and TV Ammo entered into an Amended and Restated Merger Agreement and Plan of Reorganization.

Breeze’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “The Background of the Business Combination” above, Breeze’s board of directors, in evaluating the Business Combination, consulted with Breeze’s management and financial and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, Breeze’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the complexity of such factors, Breeze’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Breeze’s board of directors may have given different weight to different factors.

The explanation of the reasons for the approval by Breeze’s board of directors of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements”.

Before reaching its decision, Breeze’s board of directors discussed the results of the due diligence conducted by Breeze’s management, and their advisors, which included:

•        review of TV Ammo’s material contracts, intellectual property, financial, tax, legal, real estate, environmental insurance and accounting due diligence;

•        meetings and calls with the management team and advisors of TV Ammo regarding operations and forecasts;

•        consultations with TV Ammo’s management and legal and financial advisors;

•        virtual and in-person tours of TV Ammo’s facilities;

•        discussions with TV Ammo’s customers, suppliers and industry partners;

•        TV Ammo’s audited and unaudited financial statements;

•        financial review and analysis of TV Ammo and the Business Combination;

•        financial projections prepared by TV Ammo’s management team;

•        study of analyst reports and market trends in the industries;

•        analysis of comparable target companies; and

•        research on comparable transactions.

In approving the Business Combination, Breeze’s board of directors obtained a fairness opinion from Marshall & Stevens that the Merger Consideration is fair to Breeze’s stockholders from a financial perspective. The officers and directors of Breeze have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of advisors and consultants, enabled them to make the necessary analyses and determinations regarding the Business Combination.

Breeze’s board of directors considered a wide range of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•        Innovative, Technology-Driven, Sole-Sourced Manufacturing Process.    Breeze’s board of directors considered TV Ammo’s proprietary automated manufacturing capabilities enable scalability and leverage technology to maximize production capacity and efficiencies;

•        Proprietary Technology Supported by a Substantial IP Portfolio.    Breeze’s board of directors considered TV Ammo’s significant IP portfolio that we estimate is worth multiple times invested capital, which we believe strategically positions TV Ammo to become a leader in the ammunition and weapons manufacturing market and facilitates global licensing opportunities;

•        Due Diligence.    Breeze’s board considered the results of Breeze’s due diligence investigation of TV Ammo conducted by Breeze’s management team and its financial, technical and legal advisors;

•        Fairness Opinion of Breeze’s Financial Advisor.    The Breeze Board took into account the fairness opinion of Marshall & Stevens rendered orally to the Breeze Board at the meeting of the Breeze Board on September 30, 2022, which was subsequently confirmed by delivery of a written opinion, dated October 31, 2022, addressed to the Breeze Board that, as of the date of the opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the opinion, the merger consideration to be issued and paid by Breeze to the TV Ammo Equity Holders, in the aggregate, in connection with the Business Combination pursuant to the Merger Agreement is fair, from a financial point of view, to the public stockholders of Breeze, in the aggregate, other than Sponsor and its affiliates (without giving effect to any impact of the Business Combination or any part thereof on any particular stockholder other than in its capacity as a stockholder of Breeze). For more information see the opinion of Marshall & Stevens attached as Annex E to this proxy statement/prospectus;

•        Experienced and Proven Management Team.    Breeze’s board of directors believes that TV Ammo has an experienced management team with a proven ability to design and develop innovative ammunition, defensive weapons and related products. TV Ammo’s executive team is set forth in the Section entitled “Management of TV Ammo.” TV Ammo’s executives and engineers have extensive experience at leading technology companies;

•        Stockholder’s Options.    Breeze’s board of directors considered the fact that, in connection with the Business Combination, Breeze Holders have the option to (i) remain stockholders of True Velocity, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the Trust Account pursuant to the terms of Breeze’s certificate of incorporation; and

•        Negotiated Transaction.    Breeze’s board considered that the financial and other terms of the Merger Agreement are reasonable and the product of arm’s- length negotiations between the parties thereto.

In the course of its deliberations, Breeze’s board of directors also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including, but not limited to, the following:

•        Benefits May Not Be Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Development Stage Company.    TV Ammo’s status as early-stage company and the risks associated with executing on its business plan, including, without limitation, the risks associated with TV Ammo’s scale-up plans, and TV Ammo’s ability to meet its development timelines, execute on its market strategy and integrate a complex supply chain;

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Breeze’s control;

•        Redemption Risk.    The risk that a significant number of Breeze’s Holders may elect to redeem their shares prior to the consummation of the Business Combination pursuant to Breeze’s existing charter, which may potentially make the Business Combination more difficult to complete and would reduce the amount of cash available to True Velocity to fund its business plan following the consummation of the Business Combination;

•        Breeze Holders Receiving a Minority Position.    The fact that Breeze Holders will hold a minority position in True Velocity;

•        Fees and Expenses.    The significant fees and expenses associated with completing the Business Combination and the substantial time and effort of Breeze’s management required to complete the Business Combination;

•        Interests of Breeze’s Directors and Officers.    The interests of Breeze’s directors and officers in the Business Combination, and the potential conflicts of interest they present (see “— Interests of Certain Persons in the Business Combination”); and

•        Other Risk Factors.    Various other risk factors associated with TV Ammo’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this document.

After extensive review, Breeze’s board of directors concluded that the potential benefits that it expects Breeze and its stockholders to realize as a result of the Business Combination outweigh the potential risks associated with the Business Combination. Accordingly, the Breeze Board, based on its consideration of the specific factors listed above, unanimously approved and declared advisable the Business Combination, the other ancillary documents and all transactions contemplated thereby.

Opinion of Marshall & Stevens to the Breeze Board

Summary of Opinion

On September 9, 2022, Breeze engaged Marshall & Stevens to evaluate the fairness, from a financial point of view, to Breeze of the consideration to be received by Breeze for the issuance of its equity securities to the equity holders of TV Ammo in connection with the anticipated acquisition by Breeze of one hundred percent of the equity and equity equivalents (“equity”) and/or all or substantially all of the assets and business (the “business”) of TV Ammo. On September 30, 2022, the Breeze Board met to review the proposed merger. During this meeting, Marshall & Stevens reviewed with the Breeze Board of directors certain financial analyses as described below and rendered its oral opinion to Breeze Board, which opinion was confirmed by delivery of a written opinion, dated October 31, 2022 (the “M&S Opinion”), to the effect that, as of September 30, 2022 and based on and subject to the matters described in its opinion, the purchase price being paid by Breeze for TV Ammo in the transaction was fair, from a financial point of view, to Breeze.

The full text of M&S Opinion, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by Marshall & Stevens in rendering its opinion, is attached as Annex E and is incorporated into this proxy statement by reference in its entirety. Holders of the public shares are encouraged to read this opinion carefully in its entirety. Marshall & Stevens’ opinion was provided to the Breeze board for their information in connection with their evaluation of the consideration to be received by Breeze for the issuance of its equity securities to the equity holders of TV Ammo in the merger and relates only to the fairness, from a financial point of view, of such consideration, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. The summary of Marshall & Stevens’ opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Marshall & Stevens:

•        reviewed the Merger Agreement dated October 31, 2022;

•        reviewed certain operating and financial information relating to TV Ammo’s business and prospects, including financial statements for the five years ended December 31, 2017 through 2021, internal financial records year to date ended August 31, 2022, the Base Case projections for the years ending December 31,

2022 through December 31, 2026 (the “Base Case”), which reflects 24 hours a day and seven days a week ammunition production capacity shifts, the Sensitivity Scenario One projections for the years ending December 31, 2022 through December 31, 2026 (the “Sensitivity Scenario One”), which reflects 24 hours a day and five days a week ammunition production capacity shifts, and the Sensitivity Scenario Two projections for the years ending December 31, 2022 through December 31, 2026 (the “Sensitivity Scenario Two”), which reflects 16 hours a day and five days a week ammunition production capacity shifts, all as prepared TV Ammo’s management and provided to Marshall & Stevens;

•        spoke with certain members of TV Ammo’s management regarding TV Ammo’s operations, financial condition, future prospects and projected operations and performance and regarding the Business Combination;

•        participated in discussions with the board and its counsel regarding TV Ammo’s projected financials results, among other matters;

•        reviewed certain business, financial and other information regarding TV Ammo that was furnished to it by TV Ammo through its management;

•        reviewed certain other publicly available financial data for certain companies that Marshall & Stevens deemed relevant for purposes of its analysis and publicly available transaction prices and premiums paid in other transactions that it deemed relevant for purposes of its analysis;

•        performed a discounted cash flow analysis based on the projected financial information provided by TV Ammo’s management; and

•        conducted such other financial studies, analyses and inquiries as it deemed appropriate.

In connection with its review, Marshall & Stevens relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, TV Ammo’s management advised Marshall & Stevens, and Marshall & Stevens assumed, that TV Ammo’s projected financial information provided to Marshall & Stevens was reasonably prepared on bases reflecting the best currently available estimates and judgments of TV Ammo’s future financial results and condition. In evaluating fairness, Marshall & Stevens assumed a fair market value for Breeze shares of $10.00 per share (the estimated redemption value of such shares). This value was used, with the consent of the Breeze board, due to the fact that Breeze is a SPAC with only limited trading history and no material operations or assets other than cash or cash equivalent and an as yet to be approved merger agreement. Accordingly, Marshall & Stevens did not perform an independent analysis regarding the fair market value of the common stock to be issued pursuant to the Merger Agreement.

Marshall & Stevens expressed no opinion with respect to such forecasts and projections or the assumptions on which they are based. Marshall & Stevens also relied upon and assumed, without independent verification, that there has been no material change in TV Ammo’s assets, liabilities, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to Marshall & Stevens, and that there is no information or facts that would make the information reviewed by Marshall & Stevens incomplete or misleading. Marshall & Stevens also assumed that TV Ammo is not party to any material pending transaction, including, without limitation, any external financing (other than in connection with the Business Combination), recapitalization, acquisition or merger, divestiture or spin-off (other than the Business Combination or other publicly disclosed transactions).

Marshall & Stevens relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to each such agreement, document or instrument will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the completion of the Business Combination will be satisfied without waiver thereof and (d) the Business Combination will be completed in a timely manner in accordance with the terms described in the agreements provided to Marshall & Stevens, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Marshall & Stevens also relied upon and assumed, without independent verification, that all governmental, regulatory and other consents and approvals necessary for the completion of the Business Combination will be obtained and that no delay, limitations, restrictions or conditions will be imposed.

Marshall & Stevens was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of TV Ammo, Breeze or any other party. Furthermore, Marshall & Stevens did not undertake independent analysis of any potential or actual litigation, governmental investigation, regulatory action, possible unasserted claims or other contingent liabilities to which TV Ammo or Breeze is a party or may be subject.

Marshall & Stevens’ opinion addressed only the fairness, from a financial point of view, of the consideration to be received by Breeze in consideration of the issuance of its equity securities to the equity holders of TV Ammo in the Business Combination and did not address any other aspect or implication of the Business Combination or any other agreement, arrangement or understanding entered into in connection with the Business Combination or otherwise. Marshall & Stevens’ opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Marshall & Stevens’ opinion did not address the relative merits of the Business Combination as compared to alternative transactions or strategies that might be available to Breeze, nor did it address Breeze’s underlying business decision to proceed with the Business Combination. Except as described herein, the Breeze Board imposed no other limitations on Marshall & Stevens with respect to the investigations made or procedures followed in rendering the opinion.

In preparing its opinion to the Breeze Board, Marshall & Stevens performed a variety of financial and comparative analyses, including those described below that were the material financial analyses reviewed with the Breeze Board in connection with Marshall & Stevens’ opinion. The summary of Marshall & Stevens’ analyses described below is not a complete description of such analyses underlying Marshall & Stevens’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Marshall & Stevens arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Marshall & Stevens believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Marshall & Stevens considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond TV Ammo’s control. No company, transaction or business used in Marshall & Stevens’ analyses as a comparison is identical to TV Ammo or the Business Combination, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Marshall & Stevens’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Marshall & Stevens’ analyses are inherently subject to substantial uncertainty.

Marshall & Stevens was not requested to, and it did not, recommend the specific consideration payable in the Business Combination, which consideration was determined between Breeze and TV Ammo, and the decision to enter into the Business Combination was solely that of the Breeze Board. Marshall & Stevens’ opinion and financial analyses were only one of many factors considered by the Breeze Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the Breeze Board or Breeze’s management with respect to the Business Combination or the Business Combination consideration.

The following is a summary of the material financial analyses reviewed with the Breeze Board in connection with Marshall & Stevens’ opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Marshall & Stevens’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Marshall & Stevens’ financial analyses.

Fees Paid to Marshall & Stevens

Marshall & Stevens was engaged on a fixed fee basis and their compensation is not contingent upon the completion of the transaction. Marshall & Stevens provided no additional services associated with the transaction and has provided no other services for the Sponsor.

Financial Projections

Using financial projections provided by TV Ammo’s management, Marshall & Stevens calculated the net present value of the unlevered, after-tax free cash flows that TV Ammo’s business is forecasted to generate for the financial years 2022 through 2026, then extended through 2031, plus the present value of the terminal value of TV Ammo’s business in year 2031.

TV Ammo does not as a matter of course make public projections as to future revenues, performance, financial condition or other results. However, on August 10, 2022, TV Ammo provided certain internal, unaudited prospective financial information to its financial advisors and Breeze. TV Ammo’s management prepared such financial information based on their judgment and assumptions regarding the future financial performance of TV Ammo as of that date.

The inclusion of the below information should not be regarded as an indication that TV Ammo or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of TV Ammo’s management, including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” TV Ammo believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information TV Ammo had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to TV Ammo’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change.

The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of TV Ammo’s management, was prepared on a reasonable basis, reflected the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of TV Ammo as of August 10, 2022. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither TV Ammo’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, TV Ammo DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF TV Ammo, Breeze, TRUE VELOCITY OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY

REPRESENTATION TO ANY TV Ammo EQUITY HOLDER, Breeze HOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED (I.E., OCTOBER 31, 2022). IN LIGHT OF THE AMOUNT OF TIME WHICH HAS ELAPSED SINCE THE PROSPECTIVE FINANCIAL INFORMATION WAS PREPARED IN OCTOBER 2022, AND CHANGE IN CIRCUMSTANCES, SUCH AS COVID-19, THE ISRAEL-HAMAS CONFLICT, AND THE RUSSIA-UKRAINE CONFLICT, TV AMMO CANNOT MAKE ANY ASSURANCE THAT THE PROJECTIONS REFLECT MANAGEMENT’S CURRENT VIEW ON FUTURE PERFORMANCE AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

TV Ammo advised Marshall & Stephens that the major assumptions implicit in its projections are as follows:

TV Ammo’s go-to-market strategy consists of multiple paths.

•        Manufacturing lightweight ammunition and distributing out of its Garland, Texas, facility;

•        Leveraging its considerable intellectual property and patent portfolio to facilitate the licensure of its manufacturing technology to global partners; and

•        Licensure of weapon technology specifically optimized to accommodate TV Ammo composite ammunition in proprietary geometries.

In July 2021, TV Ammo launched direct-to-consumer sales followed by sales to both wholesale and retail customers and commercial sales are expected to comprise substantially all sales generated through 2023. This strategy culminated in a strategic relationship with Bass Pro that will amplify the TV Ammo brand using prominent stand-alone retail displays in over 127 of their stores. Initially, TV Ammo has focused on the sale of its .308 Winchester cartridges into the consumer market. TV Ammo expects to introduce a 5.56x45mm NATO cartridge in 2023, followed by the introduction of a .50 BMG solution. Further, collaborative weapon development initiatives with several industry partners should facilitate the launch of a proprietary 6.8TVC/M cartridge in 2023 and drive market adoption in both the domestic and international defense sectors, as well as the U.S. commercial market.

TV Ammo intends to launch an ammunition subscription service during 2023 to provide its customers with our products on-demand and with ease of use. We expect new product introduction will drive growth in the subscriber base and have a compounding effect on quantity per order. TV Ammo believes additional capacity and product launches will help drive market adoption and absorb much of its existing capacity. Implicit in the TV Ammo’s assumptions was an expectation that TV Ammo would continue operating at 16x5 capacity utilization, yields would improve, and additional capacity would begin production in October 2022 to satisfy Bass Pro demand and the subscription launch. As capacity utilization increases, driven by demand and improved cycle time, TV Ammo expects to progress toward 24x7 production in mid-2023 and continue apace going forward.

Given the global demand for lightweight ammunition, compounded by the lack of available supply from traditional ammunition manufacturers, sales assumptions are underpinned by an expectation that TV Ammo will sell all available capacity.

TV Ammo expects to ratably increase manufacturing capacity beginning in 2023 timed in conjunction with the release of new cartridges. Increased manufacturing capacity will improve the leverage of its fixed and variable production costs.

Significant capital is required to expand capacity as planned. Lack of capital, or the timing as to when it is received, could result in delays in additional production capacity and revenue growth.

In 2023, TV Ammo expects to begin realizing revenue from the sale of Lone Star’s proprietary weapon designs and from the licensure of weapon designs and proprietary weapon technology to globally established weapons manufacturers. TV Ammo expects weapons partners to adopt its “switch-barrel” technology, whereby an existing weapon configured to chamber a 7.62x51mm NATO cartridge can be easily modified to accommodate TV Ammo’s ballistically superior 6.8TVC/M cartridge. TV Ammo has extensively tested this capability and concluded that through a simple barrel switch, a user can increase the effective range of an existing weapon by more than 50 percent and simultaneously reduce ammunition weight by approximately 30 percent. TV Ammo anticipates significant global demand for this capability.

Given the rapid payback TV Ammo expects to realize from its manufacturing equipment, coupled with the global desire for modern ammunition manufacturing capabilities, initial licensure sales from its proprietary manufacturing technology are expected in 2024. TV Ammo expects the synergies from its three revenue drivers to result in a significant increase in gross revenues. Licensed weapons sales will drive consumption of proprietary technology and generate royalty payments from the weapons themselves. The sale of proprietary manufacturing technology with subsequent royalty and both software and hardware maintenance fees will grow the global market share for TV Ammo’s composite cartridge technology.

TV Ammo’s projections for overall market and revenue growth rely on the following assumptions:

•        Global demand exists for lightweight ammunition solutions;

•        Next-generation technology is sought to replace older weapon systems;

•        Joint optimization of weapons and composite ammunition is possible and preferential;

•        Global defense modernization efforts focus on establishing sovereign defense industrial capabilities with a particular focus on modernization of munitions manufacturing technology;

•        Risk mitigation relating to the supply of key heavy metals consumed in the production of metallic cases will refocus the supply chain on abundantly available polymer materials.

Considerable investment has been deployed to establish an infrastructure to support this growth plan such that incremental investment is primarily focused on additional capacity and required production headcount. As such, TV Ammo expects margin expansion from leveraging its fixed cost production base.

TV Ammo anticipates a decrease in operating costs as a percentage of sales as capacity and scale continue to expand. TV Ammo seeks to achieve increased efficiencies within its production facilities and greater leverage within its supply chain. TV Ammo also believes it will realize cost reductions of critical components through enhanced manufacturing techniques and has already advanced these efforts with multiple suppliers.

As TV Ammo continues to increase its percentage of sales derived from licensing agreements, the amount of invested capital into those ventures will be less than traditional manufacturing done at the Garland facility. Similarly, TV Ammo expects to realize a significantly higher margin from licensing revenue which will drive profitability from near breakeven in 2023 to the targeted levels in 2026.

The following table summarizes TV Ammo’s planned annual capital expenditure and capacity expansion projections:

	2022	2023	2024	2025	2026
Capital Expenditures	$(11,839)	$(20,673)	$(18,110)	$(17,075)	$(13,018)
Year-end Cartridge Capacity	15,401	47,907	89,768	148,373	173,490
YoY Growth	—	211%	87%	05%	17%

Capital will be directed primarily to additional molding equipment and proprietary assembly systems. TV Ammo focuses on level-loading the production equipment to maximize efficiency. Capital will also be invested into various facility, fulfillment, and warehousing elements to increase efficiency and productivity, as well as required manufacturing equipment for continued weapons development.

The following table represents revenue expectations driven by the capital deployment plans for ammunition and weapons capacity expansions and continued product development.

	2022	2023	2024	2025	2026
Ammunition	$4,349	$64,416	$257,109	$366,507	$444,132
YoY Growth	—	1381%	299%	43%	21%
Infrastructure	$0	$0	$80,000	$150,000	$150,000
YoY Growth	—	na	#DIV/0!	88%	0%
Weapons	$0	$6,912	$18,014	$49,477	$140,253
YoY Growth	—	na	161%	175%	183%
Total Revenue	$4,349	$71,328	$355,123	$565,984	$734,385
YoY Growth	—	1540%	398%	59%	30%

Investment in Research & Development will continue to grow, though expenditures as a percentage of revenues will decline as revenues expand. Expenses will be focused on new product development in all Company verticals supported by incremental headcount in related departments.

TV Ammo expects to experience leverage of its fixed asset base while incremental investment in variable costs should lag growth in revenue. Further, as TV Ammo increases equipment sales through its licensing model, margins should continue to expand through 2026.

TV Ammo’s management’s estimates prepared in October of 2022 for capital expenditures for cartridge capacity expansion as well as revenue expectations driven by the capital deployment for ammunition, weapons capacity expansions and continued product development were based on certain assumptions related primarily to the timing of raising sufficient capital to execute TV Ammo’s growth strategy. At the time the projections were prepared, it was management’s assumption that the Business Combination would close in the first quarter of 2023. The extension of the deadlines to close the Business Combination has limited TV Ammo’s access to capital in the interim, delaying the anticipated capital expenditure schedule. This has resulted in corresponding delays in TV Ammo’s ability to significantly expand its production capacity as well as accelerate investment in product development toward expanding product offerings and take advantage of potential licensing opportunities. During this interim period, TV Ammo has instead focused on existing production equipment optimization. Based on the latest information available to TV Ammo management as of the date of this proxy statement/prospectus, TV Ammo currently expects the Business Combination to close in the second half of 2024, and as such TV Ammo’s projections do not reflect the impact of this delay. The unaudited prospective financial information included in this proxy statement/prospectus reflect that information as it was provided to Breeze’s board of directors prior to its approval of the Business Combination, and such information has not been revised to reflect any adjustments.

Discounted Cash Flow Analysis

The major inputs and assumptions used in Marshall & Stevens’s discounted cash flow method were as follows:

•        As discussed above, TV Ammo provided the Base Case, Sensitivity Scenario One, and Sensitivity Scenario Two projections through 2026, which was extended to 2031 by Marshall & Stevens reflecting a ramp-down in revenue growth coupled with constant gross profit margins, and a 3.0% inflationary escalator on operating expenses, in line with management’s estimate, as the basis for the Discounted Cash Flow analysis. The duration of the projection provided assumes a time period by which TV Ammo believes it would achieve a stabilized long term growth rate.

•        A weighted average cost of capital (“WACC”) was used as the discount rate in Marshall & Stevens’s analysis and applied to debt free, after-tax cash flows. The WACC was calculated to be approximately 22.5% and was determined based upon a cost of equity of approximately 28.2% and an after-tax cost of debt of approximately 4.8%.

•        A cost of equity was determined using a 20-year U.S. Treasury Rate (4.08%), Equity Risk Premium of 6.22% (Kroll Cost of Capital Navigator 2022 (“KCOC”)), Re-levered Equity beta of 1.03 based upon the Guideline Companies discussed below, a size premium of 1.21% based upon KCOC data for the 8th decile, and a company specific risk premium of 16.50% based upon anticipated forecast risk.

•        After-tax cost of debt was determined using BBB rated bond yields and a tax rate of 21.0%.

•        The debt-to-capital ratio was estimated at 25.0% and the equity-to-capital ratio was estimated at 75.0% using input from the Guideline Companies discussed below.

•        Estimated income tax expense of 21% of pre-tax income.

•        Capital expenditures for projected year 2022 through 2026 based upon TV Ammo’s management estimates, remaining capital expenditures were projected at 2.0% of net revenue.

•        Working capital requirements for projected year 2022 through 2026 based upon TV Ammo’s management estimates. Thereafter, working capital requirements were estimated based on TV Ammo’s normal debt-free, cash-free working capital to sales ratio of 6.50%, and the expectation that this level of debt-free, cash-free working capital would be sufficient going forward.

•        A terminal year multiple of 5.0 was calculated using the Gordon Growth Model and based upon a WACC of 22.5% and terminal growth rate of 2.50%.

Marshall & Stevens performed sensitivity analyses utilizing the Base Case projections, Sensitivity Scenario One projections, and Sensitivity Scenario Two projections, including varying the terminal growth rate, the WACC rate, and the revenue growth rate.

Marshall & Stevens first determined the enterprise value of TV Ammo, which is defined as the market value of invested capital, less cash. Marshall & Stevens subsequently determined the fair value of equity by adding the estimated cash balance ($4,793,792) and subtracting the estimated debt balance ($43,863,660) as of the valuation date. The indication of enterprise values under Sensitivity Scenario One and Sensitivity Scenario Two were used for sensitivity testing only and were assigned no weight in the final value conclusion. Thus, the indication of enterprise value for TV Ammo using the discounted cash flow method was based on the Base Case projections and was estimated to be between approximately $1,457,700,000 and $1,694,700,000. The indication of equity value for TV Ammo using the discounted cash flow method using the Base Case projections was estimated to be between approximately $1,418,600,000 and $1,655,600,000.

Guideline Public Company Analysis

Marshall & Stevens reviewed and analyzed selected historical and projected information about TV Ammo provided by TV Ammo’s management and compared this information to certain financial information of nine (9) publicly traded companies that Marshall & Stevens deemed to be reasonably comparable to TV Ammo (each a “Guideline Company” and, collectively, the “Guideline Companies”). The initial Guideline Companies were provided by TV Ammo, and Marshall & Stevens reviewed these Guideline Companies to determine the comparability to TV Ammo. Marshall & Stevens also performed their own independent search for other Guideline Companies, but they did not find any other viable Guideline Companies aside from those provided by TV Ammo. The criteria for selecting the Guideline Companies were mainly based upon each Guideline Company’s industry and business description.

Business descriptions and financial information are provided below for the selected Guideline Companies. The descriptions of these companies and the financial information for such companies set out below are derived from publicly available information and are summary in nature. Stockholders are referred to, and these summaries are qualified in full by reference to, the public reports filed by these companies with the SEC. Marshall & Stevens has conducted no due diligence as to the truthfulness, accuracy or completeness of this information and makes no representation or warranty as to any such matter.

•        AMMO, Inc. (NasdaqCM:POWW)

AMMO, Inc. designs, produces, and markets ammunition and ammunition component products for sport and recreational shooters, hunters, individuals seeking home or personal protection, manufacturers, and law enforcement and military agencies. The company’s products include STREAK Visual Ammunition that enables shooters to see the path of the bullets fired by them; and Stelth Subsonic ammunition primarily for suppressed firearms. It also owns and operates GunBroker.com, an auction site that supports the lawful sale of firearms, ammunition, and hunting/shooting accessories. In addition, the company offers Jesse James ammunition, a jacketed hollow point projectile for self-defense; and Jeff Rann’s ammunition for game hunting. Further, its products include armor piercing and hard armor piercing incendiary tactical rounds, and ammunition casings for pistol ammunition through large rifle ammunition. The company is based in Scottsdale, Arizona.

•        Colt CZ Group SE (SEP:CZG)

Colt CZ Group SE, together with its subsidiaries, engages in the production, purchase, and sale of firearms, ammunition products, and tactical accessories in the Czech Republic, the United States, rest of Europe, Africa, Asia, and internationally. Its firearms include pistols, revolvers, rifles, submachine guns, grenade launchers, machine guns, sniper rifles, shotguns, and centrefire rifles; and components for firearms comprising sights, optical mounting solutions, triggers, stocks, grips, and spare parts. The company also offers tactical and ballistic equipment, such as ballistic vests, helmets and other protection products, combat uniforms, and backpacks, as well as firearms accessories consisting of handgun holsters, magazine pouches, and slings. In addition, it is also involved in the lease of real estate properties and trade of military materials. The company markets and sells its products under the Colt, CZ (Česká zbrojovka), CZ-USA, Colt Canada, Dan Wesson, Brno Rifles, and 4M Systems brands. It sells its products for armed forces, military and law enforcement, personal defense, hunting, sport shooting, and other civilian uses. The company was formerly known as CZG — Ceská zbrojovka Group SE and changed its name to Colt CZ Group SE in April 2022. The company was founded in 1936 and is headquartered in Prague, the Czech Republic. Colt CZ Group SE is a subsidiary of Ceska Zbrojovka Partners SE.

•        Taurus Armas S.A. (BOVESPA:TASA4)

Taurus Armas S.A., together with its subsidiaries, engages in the production and trading of firearms in Brazil and internationally. It operates through three segments: Firearms and Accessories, Helmets and Accessories, and Metal Injection Molding. It offers pistols, revolvers, long weapons, and accessories. The company sells its products under the Taurus, Heritage, and Rossi brand names. Taurus Armas S.A. was incorporated in 1939 and is headquartered in São Leopoldo, Brazil.

•        Sturm, Ruger, & Company, Inc. (NYSE:RGR)

Sturm, Ruger & Company, Inc., together with its subsidiaries, designs, manufactures, and sells firearms under the Ruger name and trademark in the United States. It operates through two segments, Firearms and Castings. The company provides single-shot, autoloading, bolt-action, and sporting rifles; rimfire and centerfire autoloading pistols; single-action and double-action revolvers; and firearms accessories and replacement parts, as well as manufactures lever-action rifles under the Marlin name and trademark. The company also manufactures and sells steel investment castings and metal injection molding (MIM) parts. It sells its firearm products through independent wholesale distributors principally to the commercial sporting market; and castings and MIM parts directly or through manufacturers’ representatives. The company also exports its firearm products through a network of commercial distributors and directly to foreign customers comprising primarily of law enforcement agencies and foreign governments. Sturm, Ruger & Company, Inc. was founded in 1949 and is based in Southport, Connecticut.

•        Olin Corporation (NYSE:OLN)

Olin Corporation manufactures and distributes chemical products in the United States, Europe, and internationally. It operates through three segments: Chlor Alkali Products and Vinyls; Epoxy; and Winchester. The Chlor Alkali Products and Vinyls segment offers chlorine and caustic soda, ethylene dichloride and vinyl chloride monomers, methyl chloride, methylene chloride, chloroform, carbon tetrachloride, perchloroethylene, hydrochloric acid, hydrogen, bleach products, potassium hydroxide, chlorinated organics intermediates and solvents, and sodium hypochlorite. The Epoxy segment provides epoxy materials and precursors, including aromatics, such as acetone, bisphenol, cumene, and phenol, as well as allyl chloride, epichlorohydrin, and glycerin used for the manufacturers of polymers, resins and other plastic materials, and water purification; liquid and solid epoxy resins that are used in adhesives, marines, protective coatings, composites, and flooring; and converted epoxy resins and additives for use in electrical laminates, paints and coatings, wind blades, electronics, and construction. The Winchester segment offers sporting ammunition products, including shotshells, small caliber centerfire, and rimfire ammunition products for hunters and recreational shooters, and law enforcement agencies, small caliber military ammunition products for use in infantry and mounted weapons, and industrial products comprising gauge loads and powder-actuated tool loads for maintenance applications in power and concrete industries, and powder-actuated tools in construction industry. The company markets its products through its sales force, as well as directly to various industrial customers, mass merchants, retailers, wholesalers, other distributors, and the U.S. Government and its prime contractors. Olin Corporation was incorporated in 1892 and is based in Clayton, Missouri.

•        Rheinmetall AG (XTRA:RHM)

Rheinmetall AG provides technologies to the mobility and security sectors worldwide. The company operates in five segments: Vehicle Systems, Weapon and Ammunition, Electronic Solutions, Sensors and Actuators, and Materials and Trade. The Vehicle Systems segment offers combat, support, logistics, and special vehicles, including armored tracked vehicles, CBRN protection systems, turret systems, and wheeled logistics and tactical vehicles. The Weapon and Ammunition segment provides threat-appropriate, effective and accurate firepower, and protection solutions, such as large and medium-caliber weapons and ammunition, weapon stations, protection systems, and propellants and powders. The Electronic Solutions segment offers a chain of systems network, such as sensors, networking platforms, automated connected effectors for soldiers, and cyberspace protection solutions, and training and simulation solutions. Its products include air defense systems, soldier systems, command, control, and reconnaissance systems, fire control systems, sensors, and simulations for the army, air force, navy, and civil applications. The Sensors and Actuators segment provides a portfolio of products comprising exhaust gas recirculation systems, throttle valves, control dampers, and exhaust flaps for electromotors, solenoid valves, actuators and valve train systems, oil, water, and vacuum pumps for passenger cars, commercial vehicles, and light and heavy-duty off-road applications, and industrial solutions. The Materials and Trade segment focuses on the development of system components for the basic motors, such as engine blocks, structural components, and cylinder heads, plain bearings, and bushes, and replacement parts. It also engages in the aftermarket activities. The company was formerly known as Rheinmetall Berlin AG and changed its name to Rheinmetall AG in 1996. Rheinmetall AG was founded in 1889 and is headquartered in Düsseldorf, Germany.

•        Clarus Corporation (NasdaqGS:CLAR)

Clarus Corporation develops, manufactures, and distributes outdoor equipment and lifestyle products focusing on the outdoor and consumer markets in the United States, Canada, Europe, the Middle East, Asia, Australia, New Zealand, Africa, and South America. Its Outdoor segment offers activity-based apparel, such as shells, insulation, midlayers, pants, and logowear; rock-climbing footwear and equipment, including carabiners, protection devices, harnesses, belay devices, helmets, and ice-climbing gears; technical backpacks and day packs; trekking poles; headlamps and lanterns; gloves and mittens; skincare and other products; and skis, ski poles, ski skins, and snow safety products, such as avalanche airbag systems, avalanche transceivers, shovels, and probes. This segment offers its products for climbing, mountaineering, trail running, backpacking, skiing, and other outdoor recreation activities under the Black Diamond Equipment, PIEPS, and SKINourishment brands. The company’s Precision Sport segment manufactures bullets and ammunition products for precision target shooting, hunting, and military and law enforcement purposes under the Sierra and Barnes brands. The company sells its products to mountain, rock, ice, and gym climbers; and winter outdoor enthusiasts, trail runners, backpackers, competitive shooters, hunters, and outdoor consumers. Its Adventure segment offers engineered automotive roof racks, trays, mounting systems, luggage boxes, carriers, and accessories under the Rhino-Rack brand; and overlanding and off-road vehicle recovery and extraction tracks for the overland and the off-road market under the MAXTRAX brand. It markets and distributes its products through independent specialty stores and specialty chains, sporting goods and outdoor recreation stores, distributors, and original equipment manufacturers; and independent distributors, as well as through its websites. The company was incorporated in 1991 and is headquartered in Salt Lake City, Utah.

•        Vista Outdoor Inc. (NYSE:VSTO)

Vista Outdoor Inc. designs, manufactures, and markets consumer products in the outdoor sports and recreation markets in the United States and internationally. The company operates through two segments, Sporting Products and Outdoor Products. The Sporting Products segment designs, develops, manufactures, and distributes ammunitions, components, and related equipment and accessories that serves hunters, recreational shooters, federal and local law enforcement agencies, and military. This segment products include ammunition products, such as pistol, rifle, rimfire, and shotshell ammunition, as well as components. The Outdoor Products segment offers gears and equipment that enhances the outdoor experiences of a wide variety of end users, including hunters, hikers, campers, cyclists, skiers, snowboarders, and golfers. This segments products portfolio includes hunting and shooting accessories comprising reloading equipment, clay targets, premium gun care products, hunting arrows, game calls, hunting blinds, and decoys; optics, such as binoculars, riflescopes, game cameras, and telescopes; tactical accessories comprising holsters, duty gear, bags, and packs; personal hydration solutions consist of hydration packs, water bottles, and drinkware; outdoor cooking solutions, including grills, cookware, pellets, and camp stoves; helmets, goggles, footwear, E-bikes, and accessories for cycling, snow sports, action sports, and power sports; audio speakers for outdoor sports; and golf GPS devices, laser rangefinders, golf launch monitors and simulators, and other golf technology products. The company sells its products to outdoor enthusiasts, backyard grillers, campers, and athletes, as well as law enforcement and military professionals through a wide variety of mass, specialty, and independent retailers and distributors, as well as consumers through the brand’s website. Vista Outdoor Inc. was incorporated in 2014 and is headquartered in Anoka, Minnesota.

•        Smith & Wesson Brands, Inc. (NasdaqGS:SWBI)

Smith & Wesson Brands, Inc. designs, manufactures, and sells firearms worldwide. The company offers handguns, including revolvers and pistols, long guns, such as modern sporting rifles, bolt action rifles, handcuffs, suppressors, and other firearm-related products under the Smith & Wesson, M&P, and Gemtech brands. It also provides manufacturing services comprising forging, heat treating, rapid prototyping, tooling, finishing, plating, machining, and custom plastic injection molding to other businesses under the Smith & Wesson and Smith & Wesson Precision Components brand names; and sells parts purchased through third parties. The company sells its products to firearm enthusiasts, collectors, hunters, sportsmen, competitive shooters, individuals desiring home and personal protection, law enforcement, security agencies and officers, and military agencies. It markets its products through independent dealers, retailers, in-store retails, and direct to consumers; print, broadcast, and digital advertising campaigns; social and electronic media; and in-store retail merchandising strategies. Smith & Wesson Brands, Inc. was founded in 1852 and is based in Springfield, Massachusetts.

The following is a table including details regarding the industry, size, and profitability along with further detail regarding revenue and EBITDA forecasts and the specific multiples considered for each Guideline Company:

Marshall & Stevens reviewed, among other things, the Guideline Companies’ enterprise value as a multiple of revenue and EBITDA for the years ending December 31, 2022, December 31, 2023, and December 31, 2024 forecast for each Guideline Company. The multiples (excluding the outliers) of enterprise value to revenue for the Guideline Companies ranged from 0.98x to 1.63x. The multiples (excluding the outliers) of enterprise value to EBITDA for the Guideline Companies ranged from 2.9x to 8.2x. The median value multiples selected were based upon the median multiple, the 75th percentile value was based on the 75th percentile multiple.

Given the expected growth profile of TV Ammo, the year ending December 31, 2026 forecasted value indication utilizing the enterprise value as a multiple of revenue was weighted 100.0% to arrive at the final range of value. The selected revenue multiples were as follows:

Further, the years ending December 31, 2024 and December 31, 2025 forecasted value indications utilizing the enterprise value as a multiple of EBITDA were weighted equally to arrive at the final range of value as these indications best reflect the TV Ammo’s normalized EBITDA indications. The selected EBITDA multiples were as follows:

The indication of enterprise value using the guideline public company method as a multiple of revenue method was assigned no weight in the final value conclusion as TV Ammo is forecasting normalized EBITDA levels in relation to sales in the near future. Thus, the indication of enterprise value for TV Ammo using the guideline public company method in the final value conclusion was based on the multiple of EBITDA method and was estimated to be between approximately $1,356,500,000 to $1,483,600,000. Subsequently, the indication of equity value for TV Ammo using the guideline public company method in the final value conclusion was estimated to be between approximately $1,317,400,000 to $1,444,500,000.

Guideline Transaction Analysis

The market transaction method is a variation of the market approach where transactions involving the actual sale or purchase of the TV Ammo’s enterprise value, or the enterprise value of similar companies are analyzed to provide an indication of fair market value. In the present instance, we have reviewed transactions involving companies engaged within the ammunition and defense industry. We performed our search using the Capital IQ company database. Our search yielded 25 transactions. The transaction details are provided below for the selected transactions are derived from publicly available information and are summary in nature. Marshall & Stevens has conducted no due diligence as to the truthfulness, accuracy or completeness of this information and makes no representation or warranty as to any such matter.

Marshall & Stevens reviewed, among other things, the Transactions’ Enterprise Value as a multiple of revenue for the last twelve months for each transaction. The multiples of Enterprise Value to revenue for the Transactions ranged from 1.06x to 4.19x. The average value multiples selected were based upon the average multiple, the 75th percentile value was based on the 75th percentile multiple. Given the expected growth profile of TV Ammo, the year ending December 31, 2026 forecasted value indications were weighted 100.0% to arrive at the final range of value. The selected multiples were as follows:

Average Value Multiple Enterprise Value / Revenue	
Projected 12/31/2026	
$	806,664,723
	1.60x
$	**1,290,663,557**
	100.0%
$	**1,290,663,557**
$	**1,290,700,000**

75th Percentile Value Enterprise Value / Revenue	
Projected 12/31/2026	
$	806,664,723
	2.00x
$	**1,613,329,447**
	100.0%
$	**1,613,329,447**
$	**1,613,300,000**

The indication of enterprise value for TV Ammo using the guideline transaction method was estimated between approximately $1,290,700,000 to $1,613,300,000. The indication of equity value for TV Ammo using the guideline transaction method was estimated between approximately $1,251,600,000 to $1,574,200,000.

Reconciled Conclusion of Value

Marshall & Stevens considered the discounted cash flow method, the guideline public company method and the guideline transaction method. A 50.0% weighting was placed on the discounted cash flow method given the detailed forecast provided by TV Ammo management. As discussed above, the indication of values under Sensitivity Scenario One and Sensitivity Scenario Two were used for sensitivity testing only and were assigned no weight in the final value conclusion. A 50.0% weighting was placed on the multiple of EBITDA approach using the guideline public company method and no weight was assigned to the multiple of revenue approach using the guideline public company method as the Company is forecasting normalized EBITDA levels in relation to sales in the near future. Further, no weighting was assigned on the guideline transaction method due to a lack of comparable transactions within the industry coupled with insufficient deal pricing indications.

Giving the weighing discussed above, Marshall & Stevens concluded to a final equity value range of approximately $1,368,000,000 to $1,550,000,000.

Estimated Fair Value of the Earnout and Total Consideration

Because the transaction consideration includes a contingent earnout, Marshall & Stevens performed an analysis of such earnout to compute its fair value as of the valuation date for purposes of determining total consideration paid. Such analysis uses a probability-based Monte Carlo simulation approach to determine the expected fair value of the Tranche 2 shares (9,009,120 shares) and Tranche 3 shares (9,009,120 shares) that will be granted based upon certain trigger points and as stated in the Merger Agreement. Based on 10,000 simulation trials, Tranche 2 trigger points were achieved in 60.5% of the trials and Tranche 3 trigger points were achieved in 46.2% of the trials. The values assigned to the shares were estimated based upon the simulated share price simulation and using the prices when achieved. Based upon this method, Marshall & Stevens estimated the fair value of the earnout to be $77,500,000 for the Tranche 2 shares and $70,300,000 for the Tranche 3 shares. Therefore, total consideration was comprised of (a) the upfront consideration of 102,103,359 shares valued at $10.00 or $1,021,033,592 plus (b) the fair value of the Tranche 2 shares ($77,500,00) and (c) the fair value of the Tranche 3 shares ($70,300,000) for total consideration of $1,168,833,592.

Interests of Breeze’s Directors and Officers in the Business Combination

When you consider the recommendation of the Breeze Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and certain of Breeze’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        The Sponsor beneficially owns 2,475,000 Breeze Founder Shares, I-Bankers beneficially owns 300,000 Breeze Founder Shares and the Initial Breeze Independent Directors beneficially own an aggregate of 100,000 Breeze Founder Shares, which shares would become worthless if Breeze does not complete a business combination within the Completion Window, as such Breeze Initial Stockholders have waived any right to redemption with respect to these shares. The Sponsor paid an aggregate of $25,000 for the 2,875,000 Breeze Founder Shares, 100,000 of which it transferred to the Initial Breeze Independent Directors and 300,000 of which it transferred to I-Bankers for no consideration. Such shares have an aggregate market value of approximately $[•] based on the closing sale price of Breeze Common Stock of $[•] on Nasdaq on [•], 2024, the Breeze Record Date.

•        The Sponsor has agreed to transfer 15,000 Breeze Founders Shares to each Breeze Independent Director that is serving in such capacity as of the date hereof upon the completion of the Business Combination, with such shares are currently beneficially owned by Sponsor.

•        The Sponsor also beneficially owns 4,325,000 Private Placement Warrants, for which it paid $4,325,000 and which will expire and be worthless if Breeze does not complete a business combination within the Completion Window.

•        Breeze’s officers and directors have an aggregate of $2,712,500 invested in the Sponsor, which will be lost in the event that the Business Combination is not approved and concluded.

•        As of the expected Closing Date, the Sponsor will have lent to Breeze an estimated $7.8 million pursuant to interest-free loans, including for funds deposited in the Trust Account in connection with extensions of the deadline by which Breeze had to consummate its initial business combination in November 2021 and February 2022; these loans are due to be repaid at Closing. None of those loans will be repaid, and any such warrants would expire and be worthless, if Breeze does not complete a business combination within the Completion Window.

•        The aggregate dollar amount of funds invested by the Breeze Initial Stockholders in Breeze Founder Shares and Private Placement Warrants, and the estimated $7.8 million in interest-free loans repayable at Closing, is $13.3 million, all of which will be lost if the Business Combination is not concluded.

•        Breeze’s directors will not receive reimbursement for the out-of-pocket expenses ($0.00 as of the date hereof) incurred by them on Breeze’s behalf incident to identifying, investigating and consummating a business combination, unless a business combination is consummated.

•        The Sponsor and its affiliates can earn a positive rate of return on their investments, even if the Breeze Public Holders experience a negative rate of return on their investments in Breeze and True Velocity.

•        Certain of Breeze’s directors could potentially continue as directors of True Velocity if the Business Combination is completed.

•        Because the Sponsor and the Breeze directors will benefit from the completion of a business combination, they may be incentivized to recommend and complete a business combination of a less favorable target company or on terms less favorable to Breeze Holders, rather than liquidate Breeze.

•        Breeze would be unable to indemnify its current directors and officers or continue to provide directors’ and officers’ liability insurance unless the Business Combination is completed.

•        Each of Breeze’s officers and directors has fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present business combination opportunities to such entity. In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if the corporation could financially undertake the opportunity; the opportunity is within the corporation’s line of business; and it would not be fair to Breeze and its stockholders for the opportunity not to be brought to the attention of the corporation. Accordingly, if any of Breeze’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she is obligated to honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Breeze’s Existing Charter provides that the doctrine of corporate opportunity will not apply with respect to any of Breeze’s officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Though Breeze does not believe that the elimination of the corporate opportunity doctrine in its Existing Charter impacted the search for an acquisition target, the competing fiduciary duties or contractual obligations of its officers or directors may have limited the business combination opportunities considered by Breeze and may have adversely impacted the value that may ultimately be realized by its stockholders.

Below is a table summarizing the entities to which Breeze’s executive officers and directors have fiduciary duties or contractual obligations, other than with respect to Breeze and/or the Sponsor:

Individual(1)	Entity(2)	Entity’s Business
J. Douglas Ramsey, Ph.D.	—	—
Russell D. Griffin	—	—
Charles C. Ross, P.E.	—	—
James L. Williams	Lotus Tiger International LLC	Strategic consulting
Albert McLelland	AmPac Strategic Capital LLC	Interim Management & Advisory Services
Robert Lee Thomas	Thomas Ranch, LLC	Corporate technology and governance consulting
Bill Stark	Ulterra	Provides oil and gas drill bits and application specific technologies.

__________

(1)      Each person has a fiduciary duty with respect to the listed entities next to their respective names.

(2)      Each of the entities listed in this table has priority and preference relative to Breeze with respect to the performance by each individual listed in this table of his obligations and the presentation by each such individual of business opportunities.

•        In addition, I-Bankers and Northland, the managing underwriters of Breeze’s IPO, received an aggregate of 300,000 and 0 Breeze Founder Shares, respectively, and 212,500 and 37,500 registered representative shares, respectively, of Breeze Common Stock in connection with the IPO. None of those shares will have any value if Breeze fails to complete an initial business combination and liquidates. Also, pursuant to a business combination marketing agreement executed by Breeze and I-Bankers in connection with the IPO, I-Bankers and Northland are entitled to receive a cash fee from Breeze in connection with the Business Combination in an amount equal to, $2,688,125 and $474,375, respectively. This fee is payable only in the event that the Business Combination closes. In connection with Breeze’s IPO, I-Bankers also purchased 1,100,000 Private Placement Warrants for an aggregate purchase price of $1,100,000.

The Breeze Board considered these interests when reviewing the proposed terms of the Business Combination and how they might impact the identification of and negotiations with TV Ammo and how they might impact True Velocity if the Business Combination were to be completed. In reviewing these interests, and others deemed relevant by the Board, the Board concluded that, on the whole, these interests provided an alignment between the interests of Breeze’s officers and directors, on the one hand, and those of Breeze’s stockholders, on the other hand. Nonetheless, these interests may influence Breeze’s directors in making their recommendation to vote in favor of Proposal No. 1 (the Business Combination Proposal) and the other proposals described in the Registration Statement of which this proxy statement/prospectus is a part.

Potential Actions to Satisfy Merger Agreement Closing Conditions

In connection with the stockholder vote to approve the Business Combination, the Breeze Initial Stockholders and Breeze’s directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of Breeze Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per-share pro rata portion of the Trust Account. None of the Sponsor or Breeze’s directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of Breeze Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Breeze’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Breeze Holders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or Breeze Common Stock owned by the Sponsor and/or Breeze’s directors, officers, advisors, or their affiliates. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account. The purpose of such share purchases would be to satisfy the condition to Closing in the Merger Agreement that the Breeze Cash on Hand be equal to or greater than $30.0 million.

Regulatory Approvals Required for the Business Combination

Non-U.S. regulatory bodies and U.S. state attorneys general could take action under applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Breeze and TV Ammo are not aware of any other regulatory approvals in the United States or elsewhere required for the consummation of the Business Combination.

Listing of shares of True Velocity Common Stock

Approval of the listing on Nasdaq of the shares of True Velocity Common Stock to be issued in the Business Combination, subject to official notice of issuance, is a condition to each party’s obligation to complete the Business Combination.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Breeze will be treated as the “acquired” company for accounting purposes, and the Business Combination will be treated as the equivalent of TV Ammo issuing stock for the net assets of Breeze, accompanied by a recapitalization. The net assets of Breeze will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of TV Ammo.

TV Ammo has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        TV Ammo’s existing stockholders will have the greatest voting interest in the combined entity under the no and maximum redemption scenarios with over 94.0% of the voting interest, in each case, based on the Capitalization Assumptions, other than with respect to changes in redemption levels;

•        The largest individual minority stockholder of the combined entity is an existing stockholder of TV Ammo;

•        TV Ammo’s directors will represent the majority of the True Velocity Board; and

•        TV Ammo’s senior management will be the senior management of True Velocity.

The preponderance of evidence as described above is indicative that TV Ammo is the accounting acquirer in the Business Combination.

THE MERGER AGREEMENT

This section of this proxy statement/prospectus describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto, and the summary below is included solely to provide investors with information regarding the terms of the Merger Agreement. This summary is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Merger Agreement was entered into by and among Breeze, True Velocity, the Merger Subs, and TV Ammo on February 14, 2024 and contains representations and warranties by Breeze, True Velocity, the Merger Subs, and TV Ammo which were made only for purposes of the Merger Agreement and as of specific dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of Breeze, True Velocity, the Merger Subs, TV Ammo or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Merger Agreement.

The Merger Agreement

On February 14, 2024, Breeze, True Velocity, Parent Merger Sub, Company Merger Sub, and TV Ammo entered into the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Mergers and the other transactions contemplated thereby, as summarized below.

The Structure of the Business Combination

Pursuant to the Merger Agreement, each of the following transactions will occur:

•        At the Parent Merger Effective Time, Parent Merger Sub will merge with and into Breeze, with Breeze continuing as the surviving entity, as a result of which, (i) Breeze shall become a wholly-owned subsidiary of True Velocity, and (ii) each issued and outstanding security of Breeze immediately prior to the Parent Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of True Velocity.

•        At the Company Merger Effective Time, Company Merger Sub will merge with and into TV Ammo, with TV Ammo continuing as the surviving entity, as a result of which, (i) TV Ammo shall become a wholly-owned subsidiary of True Velocity, and (ii) each issued and outstanding security of TV Ammo immediately prior to the Company Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of True Velocity.

•        Each share of issued and outstanding TV Ammo common stock, par value $0.01 (“TV Ammo Common Stock”), shall be cancelled and converted into a number of shares of True Velocity common stock, par value $0.0001 (“True Velocity Common Stock”), equal to the Exchange Ratio. The Exchange Ratio will be equal to (i) the sum of (A) $1,185,234,565, plus (B) any amounts raised by TV Ammo after the date of the Merger Agreement and prior to the Closing in Permitted Financings in excess of $50,000,000, plus (C) the aggregate dollar amount payable to TV Ammo upon the conversion of all outstanding TV Ammo

Convertible Notes and the exercise of all vested in-the-money warrants and vested in-the-money options, divided by (ii) the number of fully-diluted shares of TV Ammo Common Stock outstanding as of the Closing, further divided by (iii) an assumed value of True Velocity Common Stock of $10.00 per share.

•        Each option to purchase shares of TV Ammo Common Stock (each, a “TV Ammo Option”) shall be assumed and converted into an option to purchase a number of shares of True Velocity Common Stock (each, a “True Velocity Option”) equal to the number of shares of TV Ammo Common Stock subject to such TV Ammo Option, multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price per share in effect immediately before the Company Merger Effective Time, divided by the Exchange Ratio,

•        Each restricted stock unit in respect of shares of TV Ammo Common Stock (each, a “TV Ammo RSU”) shall be assumed and converted into a restricted stock unit in respect of a number of shares of True Velocity Common Stock (each, a “True Velocity RSU”) equal to the number of shares of TV Ammo Common Stock subject to such TV Ammo RSU, multiplied by the Exchange Ratio

•        Each warrant to purchase a number of shares of TV Ammo Common Stock (each, a “TV Ammo Warrant”) shall be converted into a warrant to purchase shares of True Velocity Common Stock (each, a “True Velocity Warrant”) equal to the number of shares of TV Ammo Common Stock subject to such TV Ammo Warrant, multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price per share in effect immediately before the Company Merger Effective Time, divided by the Exchange Ratio.

•        A pro rata portion of the shares of True Velocity Common Stock received in exchange for the shares of TV Ammo Common Stock are subject to forfeiture if certain future stock-price based milestones are not achieved as described below (the “Earnout Shares”). The number of Earnout Shares will be equal to the product of (a) 15% and (b) the amount by which 118,523,456 exceeds the number of shares of True Velocity Common Stock issuable upon the exercise or conversion of securities issued by TV Ammo in Permitted Financings after the date of the Merger Agreement and prior to the Closing.

•        One-half of the Earnout Shares shall become fully vested and no longer subject to forfeiture if, during the three-year period beginning at the Closing (the “Milestone Event Period”), True Velocity’s common stock achieves a daily volume weighted average closing sale price of at least $12.50 per share for any 20 trading days within a 30 consecutive trading day period (“Milestone Event I”);

•        The other half of the Earnout Shares will become fully vested and no longer subject to forfeiture if, during the Milestone Event Period, True Velocity’s common stock achieves a daily volume weighted average closing sale price of at least $15.00 per share for a similar number of days (“Milestone Event II”); and

•        The 30 consecutive trading day periods used to satisfy Milestone Event I and Milestone Event II may not overlap; if both Milestone Event I and Milestone Event II would be satisfied using the same 30 consecutive trading day period, Milestone Event II will be deemed satisfied and the threshold closing sale price to achieve Milestone Event I shall be increased to $13.50. Any Earnout Shares that remain unvested at the end of the Milestone Event Period will be forfeited.

•        All of the Earnout Shares will become fully vested and no longer subject to forfeiture upon the occurrence of a Subsequent Transaction.

The Parent Merger is to become effective by the filing of the SPAC Certificate of Merger with the Secretary of State of the State of Delaware, and the Company Merger is to become effective by the filing of the Company Certificate of Merger with the Secretary of State of the State of Texas. The SPAC Certificate of Merger will specify that the Parent Merger will become effective at the Parent Merger Effective Time and the Company Certificate of Merger will specify that the Company Merger will become effective at the Merger Effective Time. The parties will hold the Closing on the date of the Parent Merger Effective Time and the Company Merger Effective Time, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time).

The following diagram shows the current ownership structure of Breeze on a fully-diluted basis:

____________

(1)      1.38% consisting of Breeze Founder Shares and 0.97% consisting of shares of Breeze Common Stock issued in connection with the IPO.

The following diagram shows the current ownership structure of TV Ammo on a fully-diluted basis:

The following diagram shows the expected ownership of True Velocity immediately following the Closing based on the Capitalization Assumptions:

Consideration to Be Received in the Business Combination

The aggregate consideration to be received by the TV Ammo Equity Holders is based on a pre-transaction equity value of $1,185,234,565, and the market capitalization of Breeze based on a closing price of $11.21 on February 6, 2024, which results in a combined company equity value of $1,233,429,449. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Company Merger Effective Time, (a) each share of issued and outstanding TV Ammo common stock, par value $0.01 (“TV Ammo Common Stock”), shall be cancelled and converted into a number of shares of True Velocity common stock, par value $0.0001 (“True Velocity Common Stock”), equal to the Exchange Ratio, (b) each option to purchase shares of TV Ammo Common Stock (each, a “TV Ammo Option”) shall be assumed and converted into an option to purchase a number of shares of True Velocity Common Stock (each, a “True Velocity Option”) equal to the number of shares of TV Ammo Common Stock subject to such TV Ammo Option, multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price per share in effect immediately before the Company Merger Effective Time, divided by the Exchange Ratio, (c) each restricted stock unit in respect of shares of TV Ammo Common Stock (each, a “TV Ammo RSU”) shall be assumed and converted into a restricted stock unit in respect of a number of shares of True Velocity Common Stock (each, a “True Velocity RSU”) equal to the number of shares of TV Ammo Common Stock subject to such TV Ammo RSU, multiplied by the Exchange Ratio, and (d) each warrant to purchase a number of shares of TV Ammo Common Stock (each, a “TV Ammo Warrant”) shall be converted into a warrant to purchase shares of True Velocity Common Stock (each, a “True Velocity Warrant”) equal to the number of shares of TV Ammo Common Stock subject to such TV Ammo Warrant, multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price per share in effect immediately before the Company Merger Effective Time, divided by the Exchange Ratio. The Exchange Ratio will be equal to (i) the sum of (A) $1,185,234,565, plus (B) any amounts raised by TV Ammo after the date of the Merger Agreement and prior to the Closing in Permitted Financings in excess of $50,000,000, plus (C) the aggregate dollar amount payable to TV Ammo upon the conversion of all outstanding TV Ammo Convertible Notes and the exercise of all vested in-the-money warrants and vested in-the-money options, divided by (ii) the number of fully-diluted shares of TV Ammo Common Stock outstanding as of the Closing, further divided by (iii) an assumed value of True Velocity Common Stock of $10.00 per share. A pro rata portion of the shares of True Velocity Common Stock received in exchange for the shares of TV Ammo Common Stock are subject to forfeiture if certain future stock-price based milestones are not achieved as described below (the “Earnout Shares”). The number of Earnout Shares will be equal to the product of (a) 15% and (b) the amount by which 118,523,456 exceeds the number of shares of True Velocity Common Stock issuable upon the exercise or conversion of securities issued by TV Ammo in Permitted Financings after the date of the Merger Agreement and prior to the Closing.

The Earnout Shares will be issued at the Closing and subject to forfeiture. One-half of the Earnout Shares shall become fully vested and no longer subject to forfeiture if, during the three-year period beginning at the Closing (the “Milestone Event Period”), True Velocity’s common stock achieves a daily volume weighted average closing sale price of at least $12.50 per share for any 20 trading days within a 30 consecutive trading day period (“Milestone Event I”). The other half of the Earnout Shares will become fully vested and no longer subject to forfeiture if, during the Milestone Event Period, True Velocity’s common stock achieves a daily volume weighted average closing sale price of at least $15.00 per share for a similar number of days (“Milestone Event II”). The 30 consecutive trading day periods used to satisfy Milestone Event I and Milestone Event II may not overlap; if both Milestone Event I and Milestone Event II would be satisfied using the same 30 consecutive trading day period, Milestone Event II will be deemed satisfied and the threshold closing sale price to achieve Milestone Event I shall be increased to $13.50. Any Earnout Shares that remain unvested at the end of the Milestone Event Period will be forfeited. All of the Earnout Shares will become fully vested and no longer subject to forfeiture upon the occurrence of a Subsequent Transaction.

Ownership of TV Ammo upon Completion of the Business Combination

Following the consummation of the Business Combination, TV Ammo will be a direct wholly-owned subsidiary of True Velocity.

Representation and Warranties

The Merger Agreement contains customary representations, warranties and covenants of TV Ammo and the Breeze Parties relating to, among other things, Organization and Qualification, Subsidiaries, Capitalization, Authority Relative to the Merger Agreement, No Conflicts, Required Filings and Consents, Permits, Compliance, Financial Statements, Absence of Litigation, Labor and Employment Matters, Real Property, Title to Assets, Intellectual Property, Taxes,

Environmental Matters, Material Contracts, Insurance, Vote Required, Certain Business Practices, Interested Party Transactions, Brokers, and Exclusivity of Representations and Warranties. The representations and warranties in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, and in reviewing the representations and warranties contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of the Breeze Parties, TV Ammo or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Conduct of Business Pending Consummation of the Business Combination

TV Ammo agreed that, between the date of the Merger Agreement and the Closing or the earlier termination of the Merger Agreement (the “Interim Period”), except as (1) expressly contemplated by any other provision of the Merger Agreement or any Ancillary Agreement, (2) as set forth in the TV Ammo Disclosure Schedule or (3) as required by applicable Law, unless Breeze shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

•        TV Ammo shall use its reasonable best efforts to conduct its business in the ordinary course of business; and

•        TV Ammo shall use its reasonable best efforts to preserve substantially intact the business organization of TV Ammo, to keep available the services of the current officers and Key Employees of TV Ammo and to preserve the current relationships of TV Ammo with customers, Suppliers and other Persons with whom TV Ammo has significant business relations.

Except as (1) expressly contemplated by any other provision of the Merger Agreement or any Ancillary Agreement, (2) as set forth in the TV Ammo Disclosure Schedule or (3) as required by applicable Law, TV Ammo shall not during the Interim Period do any of the following without the prior written consent of Breeze (which consent shall not be unreasonably conditioned, withheld or delayed):

•        amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

•        issue, sell, pledge, dispose of, grant or encumber or subject to any Lien or otherwise amend any terms of, (A) any shares of any class of capital stock of TV Ammo, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any shares of such capital stock, provided that none of (1) the conversion of shares of TV Ammo Preferred Stock to TV Ammo Common Stock, (2) the conversion of TV Ammo Convertible Notes to TV Ammo Common Stock, (3) the exercise, settlement or vesting of any TV Ammo Awards and (4) the consummation of a Permitted Financing shall require the consent of Breeze; or (B) any material assets of TV Ammo, other than sales of assets in the ordinary course of business;

•        adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of TV Ammo, acquire any equity interest in any other entity or enter into a joint venture, partnership, business association or other similar arrangement;

•        declare, set aside, make or pay any dividend or other distribution;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, any of its capital stock;

•        (A) acquire any corporation, partnership, other business organization or any division thereof; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person in excess of $5,000,000 in the aggregate;

•        (A) except as provided for through the New Employment Agreements, grant any increase in the compensation or incentives payable or to become payable to any director, officer, employee or service provider of TV Ammo that has a base salary or compensation in excess of $150,000 (each, a “TV Ammo Service Provider”), (B) enter into any new, or terminate or amend any existing, employment, retention, bonus, change in control, or termination agreement with any TV Ammo Service Provider, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any TV Ammo Service Provider, or (D) establish any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees; provided, however, that notwithstanding anything herein to the contrary, TV Ammo may (1) provide increases in salary, wages, bonuses or benefits to employees as required under the terms of any Plan in existence as of the date of the Merger Agreement or, for employees (other than Key Employees), in the ordinary course of business consistent with past practice, (2) change the title of its employees (other than Key Employees) in the ordinary course of business, and (3) make annual or quarterly bonus or commission payments in the ordinary course of business consistent with past practice;

•        grant any severance or termination pay to (A) any Key Employee or any director or officer of TV Ammo or (B) other than in the ordinary course of business consistent with past practice, any other current employee of TV Ammo;

•        adopt, amend or terminate any material Employee Benefit Plan except (A) as may be required by applicable Law, (B) as is required in order to consummate the Transactions or (C) in connection with health and welfare plan renewals in the ordinary course of business consistent with past practice;

•        waive the restrictive covenant obligations of any employee of TV Ammo;

•        materially amend or change any of TV Ammo’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as may be required by a change in GAAP;

•        make, change or revoke any material Tax election, amend any income or other material Tax Return, settle or compromise any material income Tax liability, adopt or change any accounting method in respect of material Taxes, consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of material Taxes or enter into any Tax sharing or similar agreement in respect of material Taxes;

•        materially amend, or modify or consent to the termination of any Material Contract or amend, waive, modify or consent to the termination of TV Ammo’s material rights thereunder, in each case in a manner that is adverse to TV Ammo, taken as a whole, except in the ordinary course of business;

•        (A) exclusively license, sell, transfer, assign or otherwise dispose of, divest or spin-off, any material TV Ammo IP or other material Intellectual Property used or held for use in the business of TV Ammo, (B) abandon, relinquish, permit to lapse any material TV Ammo IP, or (C) disclose or otherwise make available to any Person who is not subject to a written agreement to maintain the confidentiality of such trade secrets any material Trade Secret;

•        waive, release, assign, settle or compromise any Action, other than settlements or compromises that are solely monetary in nature and do not exceed $250,000 individually or $1,000,000 in the aggregate; or

•        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing in the Merger Agreement shall require TV Ammo to obtain consent from Breeze to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing in the Merger Agreement shall give to Breeze the right to control or direct the ordinary course of business operations of TV Ammo prior to the Closing Date.

Conduct of Business by the Breeze Parties Pending the Merger

Except as expressly contemplated by any other provision of the Merger Agreement or any Ancillary Agreement, and except as set forth on the Breeze Disclosure Schedule and as required by applicable Law, Breeze agrees that during the Interim Period, unless TV Ammo shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the Breeze Parties shall be conducted in the ordinary course of business and in a manner consistent with past practice.

Except as expressly contemplated by any other provision of the Merger Agreement or any Ancillary Agreement, as set forth on the Breeze Disclosure Schedule or as required by applicable Law, no Breeze Party shall, during the Interim Period do any of the following without the prior written consent of TV Ammo, which consent shall not be unreasonably withheld, delayed or conditioned:

•        amend or otherwise change such Breeze Party’s organizational documents;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire any of Breeze Common Stock, Breeze Rights or Breeze Warrants except for redemptions from the Trust Account that are required pursuant to Breeze organizational documents;

•        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of any Breeze Party, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock;

•        acquire any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other Person;

•        incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Breeze;

•        make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

•        make, change or revoke any material Tax election, amend any income or other material Tax Return, settle or compromise any material income Tax liability, adopt or change any accounting method in respect of material Taxes, consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of material Taxes, or enter into any Tax sharing or similar agreement in respect of material Taxes;

•        liquidate, dissolve, reorganize or otherwise wind up the business and operations of any Breeze Party;

•        amend, waive, modify or consent to the termination of the Trust Agreement or any other agreement related to the Trust Account;

•        (A) enter into, materially amend, or modify or consent to the termination of any Contracts to which a Breeze Party is party in a manner that would materially and adversely affect Breeze or any of its Subsidiaries after the Closing or (B) enter into any Contract that would entitle any third party to any bonuses, payments or other fees upon or conditioned upon the consummation of the Closing, other than any services providers engaged by Breeze prior to the Closing for printing, mailing and solicitation services with respect to the Proxy Statement or the Registration Statement; or

•        enter into, renew, modify or revise any Breeze Related Party Transaction; or

•        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing in the Merger Agreement shall give to TV Ammo the right to control or direct the ordinary course of business operations of Breeze prior to the Closing Date.

Proxy Statement; Registration Statement

As soon as reasonably practicable following the date of the Merger Agreement, (i) Breeze shall prepare and True Velocity shall file with the SEC a proxy statement (the “Proxy Statement”) to be sent to the stockholders of Breeze, in which Breeze shall solicit proxies from Breeze’s stockholders to vote at the Special Meeting of Breeze’s stockholders called for the purpose of voting on the following matters (the “Breeze Stockholders’ Meeting”) in favor of:

•        the adoption of the Merger Agreement and approval of the Parent Merger;

•        the issuance of shares of Breeze Common Stock contemplated by the Merger Agreement; and

•        any approval of other proposals the parties deem necessary to effectuate the Parent Merger and the other Transactions;

and (ii) Breeze shall prepare and True Velocity shall file with the SEC a registration statement on Form S-4 (the “Registration Statement”), which Registration Statement shall include the Proxy Statement in connection with the registration under the Securities Act of the shares of True Velocity Common Stock and the True Velocity Warrants to be issued pursuant to the Merger Agreement.

Breeze and True Velocity shall (w) cause the Proxy Statement and Registration Statement when filed with the SEC to comply with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC, (y) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the Registration Statement becomes effective, Breeze shall mail (or cause to be mailed) the Proxy Statement to its stockholders.

As promptly as practicable after the initial filing of the Registration Statement, TV Ammo shall prepare an information statement relating to the action to be taken by the stockholders of TV Ammo pursuant to the Written Consent. As promptly as practicable after the date on which the Registration Statement becomes effective, TV Ammo shall deliver the Consent Solicitation Statement and the prospectus contained in the Registration Statement to its stockholders.

Breeze Stockholders’ Meeting

Breeze shall call and hold Breeze Stockholders’ Meeting as promptly as practicable after the date on which this Registration Statement becomes effective for the purpose of voting solely upon the Proposals. Breeze shall use its reasonable best efforts to obtain the approval of the Proposals at Breeze Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Proposals. Breeze Board shall recommend to its stockholders that they approve the Proposals (the “Breeze Board Recommendation”) and shall include such recommendation in the Proxy Statement. Breeze Board shall not (i) change, withdraw, withhold, qualify or modify Breeze Board Recommendation, (ii) publicly propose to change, withdraw, withhold, qualify or modify Breeze Board Recommendation or (iii) fail to include Breeze Board Recommendation in the Proxy Statement.

TV Ammo Stockholder Approval

TV Ammo shall (i) obtain the irrevocable written consent, in form and substance reasonably acceptable to Breeze, of holders of Capital Stock constituting the Requisite Approval in favor of the adoption of the Merger Agreement and the approval of the Company Merger and the other Transactions, including TV Ammo Preferred Conversion (the “Written Consent” and such approval, the “TV Ammo Stockholder Approval”), as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within five (5) Business Days after the Registration Statement becomes effective. In addition, the TV Ammo Board shall recommend to its stockholders that they adopt the Merger Agreement and approve the Company Merger and the other Transaction to which TV Ammo is a party (the “TV Ammo Board Recommendation”). The TV Ammo Board shall not (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, TV Ammo Board Recommendation, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal or (iii) fail to include TV Ammo Board Recommendation in the Consent Solicitation Statement.

Non-Solicitation

During the Interim Period, TV Ammo shall not (i) initiate, solicit, propose or knowingly induce the making, submission or announcement of any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do, or do, any of the foregoing. If a party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Acquisition Proposal at any time prior to the Closing, then such party shall promptly notify such Person in writing of the terms of the Merger Agreement.

“Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) relating to (i) any acquisition of a business that constitutes 50% or more of the net revenues, net income or assets of TV Ammo, (ii) any acquisition of 50% or more of the consolidated assets of TV Ammo, (iii) acquisition of beneficial ownership of 50% or more of the total voting power of the equity securities of TV Ammo, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of the total voting power of the equity securities of TV Ammo, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving TV Ammo or (iv) any issuance or sale or other disposition of 50% or more of the total voting power of the equity securities of TV Ammo.

During the Interim Period, Breeze shall not (i) initiate, solicit, propose or knowingly induce the making, submission or announcement of, or knowingly encourage any Business Combination other than the Transactions (a “Alternative Business Combination Proposal”), (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning any Alternative Business Combination Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Business Combination Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding or other similar agreement for or relating to any Alternative Business Combination Proposal or (v) propose, resolve or agree to do, or do, any of the foregoing. If a party receives any inquiry or proposal with respect to an Alternative Business Combination Proposal at any time prior to the Closing, then such party shall promptly notify such Person in writing of the terms of the Merger Agreement; provided, that no Permitted Financing shall constitute and Acquisition Proposal.

Employee Benefits Matters

Breeze shall provide the employees of TV Ammo who remain employed immediately after the Company Merger Effective Time (“Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any Employee Benefit Plan established or maintained by the Company Surviving Subsidiary for service accrued or deemed accrued prior to the Company Merger Effective Time with TV Ammo. In addition, Breeze shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Employee Benefit Plans established or maintained by True Velocity following the Closing that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, True Velocity will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

Directors’ and Officers’ Indemnification

From and after the Company Merger Effective Time, Breeze shall indemnify and hold harmless each present and former director and officer of TV Ammo against any costs or expenses incurred in connection with any claim arising out of or pertaining to matters existing or occurring at or prior to the Company Merger Effective Time. For a period of six years from the Company Merger Effective Time, Breeze shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by TV Ammo’s directors’ and officers’ liability insurance policy on terms not less favorable than the terms of such current insurance coverage. On the Closing Date, Breeze shall enter into customary indemnification agreements with the post-Closing directors and officers of True Velocity.

Further Action; Reasonable Best Efforts

Each of the parties has agreed use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions. During the Interim Period, TV Ammo shall use reasonable best efforts to cause the consummation, effective prior to the Closing, of (a) TV Ammo Preferred Conversion and (b) TV Ammo Convertible Note Conversion.

During the Interim Period, if Breeze determines that consummating any Additional Financings at or prior to the Closing is necessary or desirable, each of Breeze and True Velocity shall use its reasonable best efforts to consummate the Additional Financings in accordance with the Subscription Agreements, and TV Ammo shall reasonably cooperate with Breeze and True Velocity in such efforts. Each of Breeze and True Velocity will provide such information and such other assistance as is reasonably requested by TV Ammo in connection with any Permitted Financings. Neither Breeze nor True Velocity shall, without the prior written consent of TV Ammo (such consent not to be unreasonably withheld, delayed or conditioned), increase, decrease or otherwise modify the Additional Financings in any material respect.

During the Interim Period, Breeze shall use reasonable best efforts to cause holders of Breeze Common Stock not to exercise or otherwise waive their redemption rights, including by entry into binding non-redemption agreements. Breeze shall not enter into any Contracts between Breeze or any of its Affiliates and any holder of Breeze Common Stock or any of its Affiliates relating to any such waiver of redemption rights without the prior written consent of TV Ammo; provided that the Sponsor shall be expressly permitted to transfer, assign or convey shares of Breeze Common Stock beneficially owned by the Sponsor in connection with such Contracts to secure waivers of the redemption rights; provided further, that any shares of Breeze Common Stock transferred, assigned or conveyed in connection with securing such waivers of redemption rights shall remain obligated under the terms of the Amended and Restated Sponsor Support Agreement.

Nadsaq Listing

True Velocity will cause the True Velocity Common Stock and True Velocity Warrants issued in connection with the Transactions to be approved for listing on the Nasdaq Capital Market at the Closing. During the Interim Period, Breeze shall keep the Breeze Common Stock, Breeze Rights and Breeze Warrants listed for trading on the Nasdaq Capital Market.

Tax Matters

For U.S. federal and applicable state income tax purposes, the parties hereto intend that, (i) taken together, the Mergers and any Additional Financings will qualify as a transaction under Section 351 of the Code and the Treasury Regulations promulgated thereunder, (ii) the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and (iii) that the Merger Agreement be, and was adopted as, a “plan of reorganization” (within the meaning of Section 368(a) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3) to which each of True Velocity, Company Merger Sub, and TV Ammo are parties under Section 368(b) of the Code (the “Intended Tax Treatment”). None of the parties hereto shall (and each shall cause its Affiliates not to) take or cause to be taken (or fail to take or cause to be taken) any action, which action (or failure to act), whether before or after the Company Merger Effective Time and the Parent Merger Effective Time, would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

Antitrust

To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party to the Merger Agreement agreed to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of the Merger Agreement, TV Ammo and Breeze each agreed to file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. TV Ammo and Breeze filed their respective Notification and Report Forms under the HSR Act with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission on November 14, 2022. The 30-day waiting period with respect to the Business Combination expired at 11:59 p.m. Eastern Time on December 14, 2022.

Trust Account

At least forty-eight (48) hours prior to the Parent Merger Effective Time, Breeze shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Parent Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Breeze (other than funds required to be paid from the Trust Account to stockholders of Breeze that elected to redeem their shares of Breeze Common Stock in connection with the Parent Merger pursuant to the Breeze organizational documents) pursuant to the Trust Agreement (to be held as available cash on the balance sheet of Breeze, and to be used to pay (a) as and when due all amounts payable to the stockholders of Breeze holding shares of Breeze Common Stock in the event they elect to redeem their Breeze Common Stock pursuant to Breeze organizational documents, (b) any Breeze Outstanding Transaction Expenses on the Closing Date or (c) for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Related Party Agreements

Prior to the Closing, (a) TV Ammo shall have terminated certain enumerated Contracts set forth in the TV Ammo Disclosure Schedule and any other Contracts between TV Ammo and any of its directors, officers or holder of more than 10% of the Capital Stock, or any immediate family member of any of the foregoing or that would otherwise be required to be disclosed pursuant to Item 404 of Regulation S-K without any liability to TV Ammo, other than (i) ordinary course agreements relating to director and employee compensation and benefits and (ii) certain enumerated Contracts set forth on the TV Ammo Disclosure Schedule, and (b) Breeze shall have terminated, or caused to be terminated, all Breeze Related Party Transactions, other than the Contracts set forth in the Breeze Disclosure Schedule.

Breeze Cash on Hand Calculation

At least two Business Days prior to the Closing, Breeze shall prepare and deliver to TV Ammo a report setting forth Breeze’s good-faith calculation of Breeze’s Cash on Hand (the “Breeze Cash on Hand Calculation”), along with reasonable supporting details and documentation demonstrating the calculation of each component thereof. Breeze shall cooperate with TV Ammo in connection with TV Ammo’s review of the Breeze Cash on Hand Calculation and its components. The parties to the Merger Agreement shall use reasonable best efforts to resolve in good faith any disagreement with respect to the Breeze Cash on Hand Calculation prior to the Closing. The Breeze Cash on Hand and Outstanding Breeze Transaction Expenses set forth in the Breeze Cash on Hand Calculation shall be deemed final as of the Closing and shall not be subject to adjustment thereafter.

If, after Breeze Stockholders’ Meeting, Breeze Cash on Hand is less than the Minimum Cash Amount, then, at or prior to the Closing, Breeze and True Velocity shall, notwithstanding anything contained herein to the contrary, have the right (but not the obligation) to enter into one or more subscription agreements on terms reasonably acceptable to TV Ammo (the “Subscription Agreements”) to sell to any other Person (an “Additional Financing Investor”) additional shares of True Velocity Common Stock at a price per share not less than $10.00 (such additional private placements, the “Additional Financings”) up to the amount that would cause Breeze Cash on Hand to be at least equal to the Minimum Cash Amount; provided that, any Additional Financings that would cause Breeze Cash on Hand to exceed the Minimum Cash Amount shall be agreed upon by Breeze and TV Ammo. Alternatively, solely during the period of time following the Redemption Date and prior to the Closing, Breeze shall, notwithstanding anything contained herein to the contrary, have the right (but not the obligation) to enter into certain agreements to incentivize holders of Breeze Common Stock to either unwind or facilitate the unwinding of their respective exercise of applicable redemption rights (a “Redeeming Stockholder”); provided that the prior written consent of TV Ammo shall be required for the entry by Breeze into any such agreements.

Assignment of Legacy Breeze Transaction Expenses

Prior to the Closing, Breeze shall (a) obtain the consent of each payee of Legacy Transaction Expenses to the assignment of such Legacy Breeze Transaction Expenses to the Sponsor, and that such payee will not seek any recourse from Breeze or any of its subsidiaries (including, following the Closing, TV Ammo) with respect to such Legacy Breeze Transaction Expenses, and (b) assign to the Sponsor all of the Legacy Breeze Transaction Expenses.

At-The-Market Facility

The parties to the Merger Agreement shall use their reasonable best efforts to enter into an at-the-market facility (“At-the-Market Facility”) prior to Closing on terms and conditions reasonably satisfactory to Breeze and TV Ammo.

Board of Directors

The parties shall cause the True Velocity Board to be comprised at and as of immediately following the Company Merger Effective Time of (a) the chief executive officer of True Velocity, (b) up to four directors (at least three of whom shall be an “independent director”) designated by TV Ammo and reasonably acceptable to Breeze and (c) up to two directors (at least one of whom shall be an “independent director”) designated by the Sponsor and reasonably acceptable to TV Ammo, with a majority of the directors on the True Velocity Board qualifying as an “independent director”, with each such director to hold office in accordance with the DGCL and the True Velocity Charter and the True Velocity Bylaws and until their respective successors are duly elected or appointed and qualified. To qualify as an “independent director”, a Person shall both (i) qualify as “independent” under the rules of the Nasdaq Capital Market and (ii) not have had any business relationship with either Breeze or TV Ammo other than for a period of less than six months prior to the date of the Merger Agreement.

Conditions to Closing the Business Combination

Conditions to the Obligations of Each Party

The obligations of TV Ammo, and the Breeze Parties to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

•        The TV Ammo Stockholder Approval shall have been obtained;

•        The Required Breeze Stockholder Approval shall have been obtained in accordance with the Proxy Statement, the DGCL, the Breeze organizational documents and the rules and regulations of the Nasdaq Capital Market;

•        No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions;

•        All required filings under the HSR Act shall have been completed and any waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated;

•        All required regulatory approvals relating to the Foreign Investment Risk Review Modernization Act of 2018 shall have been obtained;

•        All required regulatory approvals relating to the International Traffic in Arms Regulations shall have been obtained;

•        The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC; and

•        Breeze shall have at least $5,000,001 of net tangible assets following the exercise of redemption rights in accordance with the Breeze organizational documents.

Conditions to the Obligations of the Breeze Parties

The obligations of the Breeze Parties to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

•        The representations and warranties of TV Ammo shall each be true and correct according to various enumerated materiality standards as set forth in the Merger Agreement;

•        TV Ammo shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by TV Ammo prior to the Parent Merger Effective Time;

•        TV Ammo shall have delivered to Breeze a certificate certifying as to the satisfaction of certain conditions precedent to Closing;

•        TV Ammo shall not have any delinquent payables (not including any (i) accrued but unpaid compensation amounts, (ii) unpaid payables which remain unpaid for 60 days or less after the due date for such payable, (iii) unpaid payables which remain unpaid for more than 60 days in an amount up to $10,000,000 relating to equipment, raw materials and other payables or (iv) Outstanding TV Ammo Transaction Expenses);

•        TV Ammo’s funded debt including institutional and Permitted Financing debt shall not exceed $100,000,000 (provided that all Permitted Financings are debt financing);

•        At least $20,000,000 from such Permitted Financings shall have been used to retire TV Ammo indebtedness in existence as of the date of the Merger Agreement;

•        There shall not have occurred any TV Ammo Material Adverse Effect that is continuing on the Closing Date;

•        The Specified Stockholders shall have delivered to Breeze duly executed copies of the Lock-Up Agreements; and

•        TV Ammo shall have delivered to Breeze a properly executed certification that the shares of TV Ammo are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the U.S. Internal Revenue Services (“IRS”) (which shall be filed by Breeze with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations; provided, however, that if TV Ammo fails to deliver such certificate and notice, this condition precedent shall nevertheless be deemed satisfied and the Breeze Parties, as applicable, shall be entitled to withhold from the Aggregate Merger Consideration as required by Section 1445 of the Code.

Conditions to the Obligations of TV Ammo

The obligations of TV Ammo to consummate the Transactions, including the Company Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

•        The representations and warranties of the Breeze Parties according to various enumerated materiality standards as set forth in the Merger Agreement;

•        The Breeze Parties shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by Breeze or TV Ammo prior to the Closing;

•        Breeze shall have delivered to TV Ammo a certificate certifying as to the satisfaction of certain conditions precedent to Closing;

•        There shall not have occurred any Breeze Material Adverse Effect that is continuing on the Closing Date;

•        The shares of Breeze Common Stock shall be listed on the Nasdaq Capital Market as of the Closing Date;

•        The Breeze Cash on Hand shall not be less than the Minimum Cash Amount; and

•        All directors and officers of Breeze that have not been designated to serve as directors and officers of Breeze as of and immediately following the Parent Merger Effective Time shall have resigned or been removed by Breeze prior to the Closing.

Termination Rights

The Merger Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of the Merger Agreement and the Transactions by the stockholders of TV Ammo or Breeze, as follows:

•        by mutual written consent of Breeze and TV Ammo;

•        by written notice from either Breeze or TV Ammo on or after March 15, 2024;

•        by written notice from either Breeze or TV Ammo to the other if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling that has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting the consummation of the Transactions;

•        by written notice from either Breeze or TV Ammo to the other if the Breeze Stockholders’ Meeting has been held, has concluded, the Breeze stockholders have duly voted and the Required Breeze Stockholder Approval has not been obtained;

•        by TV Ammo if Breeze shall have failed to deliver the consent of Breeze, as the sole stockholder of True Velocity, and the consent of True Velocity, as the sole stockholder of the Merger Subs, to the adoption of the Merger Agreement and the approval of the Transactions within twenty-four (24) hours after the execution of the Merger Agreement;

•        by written notice from Breeze to TV Ammo if the Amended and Restated Stockholder Support Agreement has not been delivered by a number of Company stockholders sufficient to deliver the TV Ammo Stockholder Approval within thirty (30) Days of the execution and delivery of the Merger Agreement;

•        by written notice from Breeze to TV Ammo if TV Ammo shall have failed to obtain TV Ammo Stockholder Approval within five (5) Business Days after the Registration Statement becomes effective;

•        by written notice from Breeze to TV Ammo upon a breach of any representation, warranty, covenant or agreement on the part of TV Ammo set forth in the Merger Agreement, or if any representation or warranty of TV Ammo shall have become untrue, in either case such that certain of Breeze’s conditions to Closing would not be satisfied (“Terminating TV Ammo Breach”); provided that Breeze has not waived such Terminating TV Ammo Breach and the Breeze Parties are not then in material breach of their representations, warranties, covenants or agreements in the Merger Agreement; provided, further, that if such Terminating TV Ammo Breach is curable by TV Ammo, Breeze may not terminate the Merger Agreement under this section for so long as TV Ammo continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Breeze to TV Ammo; or

•        by written notice from TV Ammo to Breeze upon a breach of any representation, warranty, covenant or agreement on the part of the Breeze Parties set forth in this Agreement, or if any representation or warranty of a Breeze Party shall have become untrue, in either case such that certain of TV Ammo’s conditions to Closing would not be satisfied (“Terminating Breeze Breach”); provided that TV Ammo has not waived such Terminating Breeze Breach and TV Ammo is not then in material breach of its representations, warranties, covenants or agreements in the Merger Agreement; provided, further, that if such Terminating Breeze Breach is curable by the Breeze Parties, TV Ammo may not terminate the Merger Agreement under this section for so long as the Breeze Parties continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by TV Ammo to Breeze.

Effect of Termination

In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void and have no effect, without any liability on the part of any party to the Merger Agreement, other than liability of any party to the Merger Agreement for any Willful Breach by such party. “Willful Breach” means a party’s material breach of any of its representations, warranties or covenants as set forth in the Merger Agreement or any other Transaction Document, which material breach constitutes a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a material breach of the Merger Agreement or such Transaction Document.

If the Merger Agreement is validly terminated by Breeze because TV Ammo has failed to provide the TV Ammo Stockholder Approval within five (5) Business Days after the Registration Statement becomes effective or because TV Ammo has breached its representations, warranties, covenants or agreements such that certain of Breeze’s conditions to Closing would not be satisfied (provided that such breach by TV Ammo is a Willful Breach), and Breeze has provided written notice to TV Ammo of such breach in accordance with the terms of the Merger Agreement, TV Ammo shall pay to Breeze a fee in an amount equal to the actual documented expenses incurred by Breeze in connection with the preparation, negotiation and execution of the Merger Agreement, the Merger and the other Transactions, which amount shall constitute liquidated damages under the Merger Agreement and shall not exceed $1,000,000 (the “Expense Reimbursement”).

The Breeze Parties agree that in the event the Expense Reimbursement is paid to Breeze following the termination of the Merger Agreement, (i) the payment of such Expense Reimbursement shall be the sole and exclusive remedy of the Breeze Parties and their respective equityholders and Affiliates against TV Ammo or any of its directors, officers and other Affiliates for, and (ii) in no event will any Breeze Party be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (A) any loss suffered as a result of the failure of the Mergers to be consummated, (B) the termination of the Merger Agreement, (C) any liabilities or obligations arising under the Merger Agreement or (D) any claims or Actions arising out of or relating to any breach, termination or failure of or under the Merger Agreement, and upon payment to Breeze of the Expense Reimbursement, neither TV Ammo nor any of its directors, officers or other Affiliates shall have any further liability or obligation to any Breeze Party or any of their equityholders or Affiliates relating to or arising out of the Merger Agreement or the Transaction.

Amendment; Waiver

The Merger Agreement may be amended in writing by all parties thereto at any time prior to the Closing. The Merger Agreement may not be amended except by an instrument in writing signed by each of the parties thereto.

At any time prior to the Closing, (a) Breeze may (i) extend the time for the performance of any obligation or other act of TV Ammo, (ii) waive any inaccuracy in the representations and warranties of TV Ammo contained in the Merger Agreement or in any document delivered by TV Ammo pursuant thereto and (iii) waive compliance with any agreement of TV Ammo or any condition to its own obligations contained in the Merger Agreement and (b) TV Ammo may (i) extend the time for the performance of any obligation or other act any Breeze Party, (ii) waive any inaccuracy in the representations and warranties of any Breeze Party contained in the Merger Agreement or in any document delivered by any Breeze Party pursuant thereto and (iii) waive compliance with any agreement of any Breeze Party or any condition to its own obligations contained in the Merger Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Governing Law; Consent to Jurisdiction

The Merger Agreement shall be governed by the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of the Merger Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided that, if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties (a) irrevocably submit to the exclusive jurisdiction of the Delaware courts for the purpose of any Action arising out of or relating to the Merger Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware. Each of the parties hereby irrevocably and unconditionally waived (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) the Merger Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Specific Performance

The parties agree that irreparable damage would occur if any provision of the Merger Agreement were not performed in accordance with the terms hereof, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in the Merger Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Non-Survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained therein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

Stockholder Support Agreement

Breeze, True Velocity, TV Ammo and certain TV Ammo Equity Holders representing approximately 66.34% of the issued and outstanding shares of TV Ammo have entered into an Amended and Restated Stockholder Support Agreement, pursuant to which, among other things, such TV Ammo Equity Holders:

•        agreed to vote in favor of the adoption of the Merger Agreement and approve the Merger and the other Transactions to which TV Ammo is a party;

•        agreed to approve, in accordance with the terms and subject to the conditions of the TV Ammo organizational documents, the TV Ammo Preferred Conversion to take effect immediately prior to the Closing;

•        agreed to waive any appraisal or similar rights they may have pursuant to the TBOC with respect to the Merger and the other Transactions;

•        agreed to vote against any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (a) a breach of any of TV Ammo’s representations, warranties, covenants, agreements or obligations under the Merger Agreement or (b) any of the mutual or Breeze Parties conditions to the Closing in the Merger Agreement not being satisfied; and

•        agreed not to sell, assign, transfer or pledge any of their shares of TV Ammo Common Stock or TV Ammo Preferred Stock (or enter into any arrangement with respect thereto) after the execution of the Merger Agreement and prior to the Closing Date, subject to certain customary conditions and exceptions.

Sponsor Support Agreement

Concurrently with the execution of the Merger Agreement, Breeze, True Velocity, the Sponsor, TV Ammo and the Breeze Initial Stockholders executed the Amended and Restated Sponsor Support Agreement, pursuant to which, among other things, the Breeze Initial Stockholders:

•        agreed to vote all of their shares of Breeze Common Stock in favor of the Breeze Proposals, including the adoption of the Merger Agreement and the approval of the Transactions;

•        agreed to vote against any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (a) a breach of any of Breeze’s or Merger Subs’ representations, warranties, covenants, agreements or obligations under the Merger Agreement or (b) any of the mutual or TV Ammo conditions to the Closing in the Merger Agreement not being satisfied;

•        (a) waived, subject to and conditioned upon the Closing and to the fullest extent permitted by applicable law and the Breeze organizational documents, and (b) agreed not to assert or perfect, any rights to adjustment or other anti-dilution protections to which such Breeze Initial Stockholder may be entitled in connection with the Merger or the other Transactions;

•        agreed to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable laws to consummate the Merger and the other Transactions on the terms and subject to the conditions set forth in the Merger Agreement prior to any valid termination of the Merger Agreement;

•        agreed not to transfer or pledge any of their shares of Breeze Common Stock, or enter into any arrangement with respect thereto, after the execution of the Merger Agreement and prior to the Closing Date, subject to certain customary conditions and exceptions; and

•        waived their rights to redeem any of their shares of Breeze Common Stock in connection with the approval of the Breeze Proposals.

Additionally, the Sponsor has agreed to:

•        forfeit for no consideration up to 20% of the aggregate shares of Breeze Common Stock held by it if Breeze reasonably determines that the issuance of additional shares of Breeze Common Stock to investors or Redeeming Stockholders (at a price per share not to be less than $10.00) would be reasonably required (a) to cause the Breeze Cash on Hand to be at least equal to the Minimum Cash Amount or (b) to secure any Additional Financing;

•        forfeit for no consideration up to 20% of the aggregate shares of Breeze Common Stock held by it if, on the six month anniversary of the Closing, the sum of (a) the Breeze Cash on Hand plus (b) the funds requested or received under the At-the-Market Facility (or other similar equity or hybrid equity-based instrument or facility) at or prior to such date is less than $50,000,000; and

•        assume and pay all Legacy Breeze Transaction Expenses in full and indemnify Breeze, TV Ammo and their respective subsidiaries from any and all liabilities related thereto, and to not sell or transfer any of its shares of Breeze Common Stock or distribute any of its assets unless and until such time as it has assumed and paid in full all Legacy Breeze Transaction Expenses.

Lock-Up Agreement

Breeze, True Velocity, TV Ammo, the Breeze Initial Stockholders and certain TV Ammo Equity Holders have entered into an Amended and Restated Lock-Up Agreement pursuant to which the Breeze Initial Stockholders and such TV Ammo Equity Holders have agreed, among other things, to refrain from selling or transferring their shares of True Velocity Common Stock for a period of eight months following the Closing, subject to early release (a) of 10% of their shares of True Velocity Common Stock if the daily volume weighted average closing sale price of True Velocity Common Stock quoted on the Nasdaq for any 20 trading days within any 30 consecutive trading day period exceeds $12.50 per share, (b) of an additional 10% of their shares of True Velocity Common Stock if the daily volume weighted average closing sale price of True Velocity Common Stock quoted on the Nasdaq for any 20 trading days within any 30 consecutive trading day period exceeds $15.00 per share; (c) of all of their shares of True Velocity Common Stock upon the occurrence of a Subsequent Transaction; and (d) upon the determination of the True Velocity board of directors (including a majority of the independent directors) following the six month anniversary of the Closing Date.

Registration Rights Agreement

Breeze, the Breeze Initial Stockholders, True Velocity, and certain TV Ammo Equity Holders have entered into the Second Amended and Restated Registration Rights Agreement, pursuant to which, among other things, True Velocity will be obligated to file a registration statement to register the resale of certain securities of True Velocity held by the Breeze Initial Stockholders and such TV Ammo Equity Holders. The Registration Rights Agreement also provides the Breeze Initial Stockholders and such TV Ammo Equity Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Subject to the qualifications, assumptions and limitations in the opinion attached as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part, the statements of law and legal conclusions set forth below represent the opinion of ArentFox Schiff LLP.

This section describes the material U.S. federal income tax consequences (i) of the Mergers to U.S. holders and Non-U.S. holders (each as defined below) of Breeze Common Stock (including shares that were automatically issued to holders of Breeze Rights pursuant to the conversion of such rights immediately prior to the Mergers but excluding any redeemed shares) and Breeze Warrants (collectively, the “Breeze securities”), (ii) of the ownership and disposition of the True Velocity Common Stock and True Velocity Warrants (collectively, the “True Velocity securities”), and (iii) of the exercise of the Breeze Common Stock redemption rights by U.S. Holders and Non-U.S. holders.

This discussion is limited to considerations relevant to U.S. holders and Non-U.S. holders that hold Breeze securities and/or Breeze Rights, and, after the Mergers, True Velocity securities, in each case, as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        controlled foreign corporations or passive foreign investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•        expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in any such entities;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons who received shares of Breeze Common Stock through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to Breeze Common Stock being taken into account in an applicable financial statement;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of Breeze Common Stock, or, after the Mergers, the outstanding shares of True Velocity Common Stock; or

•        persons holding Breeze securities and/or Breeze Rights, or, after the Business Combination (including the Mergers), True Velocity securities, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Breeze securities and/or Breeze Rights, and, after the completion of the Mergers, True Velocity securities received in the Mergers, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Mergers and the subsequent ownership and disposition of True Velocity securities received in the Mergers.

ALL HOLDERS OF Breeze SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF AN EXERCISE OF REDEMPTION RIGHTS, THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF TRUE VELOCITY SECURITIES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

Tax Consequences to Holders Electing to Exercise Redemption Rights

In the event that a holder’s shares of Breeze Common Stock are redeemed, the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of Breeze Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Breeze Common Stock, a U.S. holder (as defined below) will be treated as described below under the section entitled “— U.S. Holders — Taxation of Redemption Treated as a Sale of Breeze Common Stock,” and a Non-U.S. holder (as defined below) will be treated as described under the section entitled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of Breeze Common Stock.” If the redemption does not qualify as a sale of shares of Breeze Common Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “— U.S. Holders — Taxation of Redemption Treated as a Distribution,” and the tax consequences to a Non-U.S. holder described below under the section entitled “— Non-U.S. Holder — Taxation of Redemption Treated as a Distribution.”

Whether a redemption of shares of Breeze Common Stock qualifies for sale treatment will depend largely on the total number of shares of Breeze Common Stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning Private Placement Warrants or Public Breeze Warrants and any True Velocity Common Stock that a holder would directly or indirectly acquire pursuant to the business combination) relative to all of Breeze shares outstanding both before and after the redemption. The redemption of Breeze Common Stock generally will be treated as a sale of Breeze Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in Breeze or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of Breeze stock actually owned by the holder, but also shares of Breeze stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Breeze Common Stock which could be acquired pursuant to the exercise of the Private Placement Warrants or the Public Breeze Warrants. Moreover, any True Velocity Common Stock that a holder directly or constructively acquires pursuant to the business combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of Breeze outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Breeze Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of Breeze outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Breeze Common Stock and the True Velocity Common Stock to be issued to holders of Breeze Common Stock pursuant to the business combination). Prior to the Business Combination, Breeze Common Stock may not be treated as voting shares for this purpose and, consequently, the substantially disproportionate test may not be applicable. There will be a complete termination of a holder’s interest if either (1) all of the shares of Breeze Common Stock actually and constructively owned by the holder are redeemed or (2) all of the shares of Breeze Common Stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other shares of Breeze Common Stock (including any stock constructively owned by the holder as a result of owning warrants). The redemption of Breeze Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Breeze Common Stock will be treated as a corporate distribution to the redeemed holder, and the tax effects to such a U.S. holder will be as described below under the section entitled “U.S. Holders — Taxation of Redemption Treated as a Distribution,” and the tax effects to such a Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the holder in the redeemed Breeze Common Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Each holder should consult with its own tax advisors as to the tax consequences of a redemption.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of Breeze Common Stock who, or that, is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Redemption Treated as a Distribution.

If Breeze’s redemption of a U.S. holder’s shares of Breeze Common Stock is treated as a corporate distribution, as discussed above under the section entitled “— Tax Consequences to Holders Electing to Exercise Redemption Rights,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Breeze’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Breeze’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its shares of Breeze Common Stock. Any remaining excess will be treated as gain realized on the sale of shares of Breeze Common Stock and will be treated as described below under the section entitled “— U.S. Holders — Taxation of Redemption Treated as a Sale of Breeze Common Stock.”

Dividends Breeze pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends Breeze pays to a non-corporate U.S. holder generally will constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Breeze Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Taxation of Redemption Treated as a Sale of Breeze Common Stock.

If a redemption of a U.S. holder’s shares of Breeze Common Stock is treated as a sale, as discussed above under the section entitled “— Tax Consequences to Holders Electing to Exercise Redemption Rights,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in the shares of Breeze Common Stock redeemed. A U.S. holder’s adjusted tax basis in its Breeze Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Breeze Common Stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Breeze Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Breeze Common Stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

U.S. holders who hold different blocks of Breeze Common Stock (shares of Breeze Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Tax Consequences of the Business Combination

It is the opinion of Breeze’s counsel, ArentFox Schiff LLP, that the Parent Merger (taken together with any Additional Financings) will qualify as part of an exchange described in Section 351 of the Code. However, there can be no assurance that the IRS will not successfully challenge this position, and if so, then the exchange of shares of Breeze Common Stock for shares of True Velocity Common Stock will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the Parent Merger (taken together with any Additional Financings) qualifies as part of an exchange described in Section 351 of the Code. In rendering this opinion, counsel may require and rely upon representations contained in letters and certificates to be received from Breeze, TV Ammo and True Velocity. If the letters or certificates are incorrect, the conclusions reached in the tax opinion may not be correct. In addition, the opinion will be subject to certain qualifications and limitations as set forth therein. Assuming such qualification as an exchange described in Section 351 of the Code, a U.S. holder with no Breeze Warrants or Breeze Rights that receives shares of True Velocity Common Stock in exchange for shares of Breeze Common Stock in the Mergers will not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the shares of True Velocity Common Stock received in the Mergers by such a U.S. holder will be equal to the adjusted tax basis of the shares of Breeze Common Stock exchanged therefor. The holding period of the shares of True Velocity Common Stock will include the holding period during which the shares of Breeze Common Stock exchanged therefor were held by such U.S. holder.

The appropriate U.S. federal income tax treatment of Breeze Warrants received in the Mergers is uncertain because, as described below, it is unclear whether the Parent Merger, in addition to qualifying as part of an exchange described in Section 351 of the Code, will also qualify as a “reorganization” under Section 368(a) of the Code. If the Parent Merger qualifies as part of an exchange governed only by Section 351 of the Code and not as a reorganization under Section 368(a) of the Code, a U.S. holder with no shares of Breeze Common Stock or Breeze Rights whose Breeze Warrants automatically convert into True Velocity Warrants in the Mergers will recognize gain or loss upon such exchange equal to the difference between the fair market value of the True Velocity Warrants received and such U.S. holder’s adjusted basis in its Breeze Warrants. A U.S. holder’s basis in its True Velocity Warrants received in the Mergers will equal the fair market value of the True Velocity Warrants. A U.S. holder’s holding period in its True Velocity Warrants will begin on the day after the Mergers. If the Parent Merger qualifies as a reorganization under Section 368(a) of the Code as well as an exchange under Section 351 of the Code, a U.S. holder with no shares of Breeze Common Stock or Breeze Rights whose Breeze Warrants automatically convert into True Velocity Warrants in the Mergers should not recognize gain or loss upon such exchange. In such case, a U.S. holder’s adjusted tax basis in the True Velocity Warrants received should be equal to the holder’s adjusted tax basis in the Breeze Warrants exchanged therefor, and the holding period of the True Velocity Warrants should include the holding period during which the Breeze Warrants exchange therefor were held by such holder.

If the Parent Merger qualifies as part of an exchange under Section 351 of the Code and not under Section 368(a) of the Code, the tax treatment of a U.S. holder that receives shares of True Velocity Common Stock in exchange for shares of Breeze Common Stock and whose Breeze Warrants automatically convert into True Velocity Warrants in the Mergers is uncertain. It is possible that a U.S. holder of Breeze Warrants could be treated as exchanging such Breeze Warrants for “new” warrants. If so treated, a U.S. holder could be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the Ture Velocity Warrants held by such U.S. holder immediately following the Parent Merger and the adjusted tax basis of the Breeze Warrants held by such U.S. holder immediately prior to the Parent Merger. Alternatively, it is also possible that a U.S. holder of Breeze Warrants could be treated as transferring its Breeze Warrants and shares of Breeze Common Stock to True Velocity for Ture Velocity Warrants and Ture Velocity Common Stock in an exchange governed only by Section 351 of the Code. If that is the case, the U.S. holder will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the True Velocity Warrants treated as received by such holder and the True Velocity Common Stock received by such holder over (y) such holder’s aggregate adjusted tax basis in the Breeze Warrants and Breeze Common Stock treated as having been exchanged therefor) and (ii) the fair market value of the True Velocity Warrants received by such holder in such exchange. To determine the amount of gain, if any, that such U.S. holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Mergers on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of (i) the shares of True Velocity Common Stock and (ii) the True Velocity Warrants received by such U.S. holder among the shares of Breeze Common Stock and Breeze Warrants owned by such U.S. holder immediately prior to the

Mergers in proportion to their fair market values. Any loss realized by a U.S. holder would not be recognized. In this case, the holding period of the shares of True Velocity Common Stock received in the Merger will include the holding period during which the shares of Breeze Common Stock exchanged therefor were held by such U.S. holder, and the holding period of True Velocity Warrants received in the Mergers will begin on the day after the Mergers. In addition, a U.S. holder’s adjusted tax basis in the True Velocity Warrants received should be equal to the fair market value of such True Velocity Warrants, and a U.S. holder’s adjusted tax basis in its shares of True Velocity Common Stock generally should equal the tax basis of the shares of Breeze Common Stock exchanged therefor, reduced by the fair market value of the True Velocity Warrants received and increased by any gain recognized.

It is uncertain whether the requirements that must be satisfied in order for the Parent Merger to qualify as a “reorganization” under Section 368(a) of the Code can be met. For example, it is unclear as a matter of law whether an entity that may not have a historic business, such as Breeze, can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. It is also not known whether “continuity of interest” requirement under Section 368 of the Code will be met by the holders of shares of Breeze Common Stock. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Mergers, some of which are outside the control of Breeze. For example, the requirements for reorganization treatment could be affected by the magnitude of Breeze Common Stock redemptions that occur in connection with the Business Combination. If the Parent Merger were to qualify as a reorganization under Section 368(a) of the Code as well as part of an exchange under Section 351 of the Code, a U.S. holder that receives shares of True Velocity Common Stock in exchange for shares of Breeze Common Stock and whose Breeze Warrants automatically convert into a True Velocity Warrants in the Mergers would not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the shares of True Velocity Common Stock and the True Velocity Warrants received generally would be equal to the U.S. holder’s basis in the shares of Breeze Common Stock and Breeze Warrants exchanged therefor, and the holding period of the shares of True Velocity Common Stock and True Velocity Warrants would include the holding period during which the shares of Breeze Common Stock and Breeze Warrants exchanged therefor were held by such U.S. holder.

U.S. holders should discuss with their tax advisors potential alternative characterizations with respect to the exchange of Breeze Warrants for True Velocity Warrants.

The appropriate U.S. federal income tax treatment of the conversion of the Breeze Rights into shares of True Velocity Common Stock is uncertain. In general, Breeze intends to take the position that, unless such U.S. holder would otherwise be required to recognize gain that is realized in the Mergers in accordance with the rules described above, (i) a U.S. holder should not recognize gain or loss upon the acquisition of shares of True Velocity Common Stock with respect to the Breeze Rights, (ii) the aggregate adjusted tax basis of such shares of True Velocity Common Stock should be equal to the adjusted tax basis of the Breeze Rights exchanged therefor and (iii) the holding period of the shares of True Velocity Common Stock should include the holding period during which the Breeze Rights exchanged therefor were held by such U.S. holder. U.S. holders should discuss with their tax advisors potential alternative characterizations with respect to the exchange of Breeze Rights for shares of True Velocity Common Stock.

U.S. holders are urged to consult with their tax advisors regarding the tax treatment of their shares of Breeze Common Stock, Breeze Warrants, and Breeze Rights in connection with the Business Combination.

Ownership and Disposition of True Velocity Common Stock and True Velocity Warrants by U.S. Holders

Distributions on True Velocity Common Stock

Distributions paid by True Velocity out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. holder’s basis in the True Velocity Common Stock and thereafter as capital gain.

Dividends True Velocity pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends True Velocity pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Sale, Exchange or Other Taxable Disposition of True Velocity Common Stock and True Velocity Warrants

A U.S. holder generally would recognize gain or loss on any sale, exchange or other taxable disposition of True Velocity Common Stock or True Velocity Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such True Velocity Common Stock or such True Velocity Warrants, as applicable. Any gain or loss recognized by a U.S. holder on a taxable disposition of True Velocity Common Stock or True Velocity Warrants generally will be capital gain or loss. A non-corporate U.S. holder, including an individual, who has held the True Velocity Common Stock or True Velocity Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Exercise or Lapse of a True Velocity Warrant

A U.S. holder generally will not recognize gain or loss upon the acquisition of True Velocity Common Stock on the exercise of a True Velocity Warrant for cash. A U.S. holder’s initial tax basis in its True Velocity Common Stock received upon exercise of the True Velocity Warrant generally would be an amount equal to the sum of the U.S. holder’s tax basis in the True Velocity Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a Share of True Velocity Common Stock received upon exercise of the True Velocity Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the True Velocity Warrant and will not include the period during which the U.S. holder held the True Velocity Warrant. If a True Velocity Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the True Velocity Warrant. The deductibility of capital losses is subject to limitations.

The tax consequences of a cashless exercise of a True Velocity Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s basis in the True Velocity Common Stock received should equal the holder’s basis in the True Velocity Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, a U.S. holder’s holding period in the True Velocity Common Stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the True Velocity Warrants and will not include the period during which the U.S. holder held the True Velocity Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the True Velocity Common Stock would include the holding period of the True Velocity Warrants exercised therefor.

It is also possible that a cashless exercise of a True Velocity Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized, in which case U.S. holders may be taxable in a manner similar to the manner set forth above under “— Sale, Exchange or Other Taxable Disposition of True Velocity Common Stock and True Velocity Warrants.” In such event, a U.S. holder could be deemed to have surrendered a number of True Velocity Warrants equal to the number of Public Shares having an aggregate fair market value equal to the exercise price for the total number of True Velocity Warrants to be exercised. The U.S. holder would recognize capital gain or loss with respect to the True Velocity Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the True Velocity Common Stock that would have been received in a regular exercise of the True Velocity Warrants deemed surrendered and (ii) the U.S. holder’s tax basis in such True Velocity Warrants. In this case, a U.S. holder’s aggregate tax basis in the True Velocity Common Stock received would equal the sum of (i) such U.S. holder’s tax basis in the True Velocity Warrants deemed exercised and (ii) the aggregate exercise price of such True Velocity Warrants. A U.S. holder’s holding period for the True Velocity Common Stock received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the True Velocity Warrants and will not include the period during which the U.S. holder held the True Velocity Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, including when a U.S. holder’s holding period would commence with respect to the share of True Velocity Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of True Velocity Warrants.

Possible Effect of the Change in the True Velocity Warrant Conversion Ratio

The terms of each True Velocity Warrant provide for an adjustment to the number of True Velocity Common Stock for which the True Velocity Warrant may be exercised or to the exercise price of the True Velocity Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the True Velocity Warrants would, however, be treated as receiving a constructive distribution from True Velocity if, for example, the adjustment increases such U.S. holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of True Velocity Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the True Velocity Warrants), which adjustment may be made as a result of a distribution of cash or other property to the holders of our True Velocity Common Stock. Such constructive distribution to a U.S. holder of True Velocity Warrants would be treated as if such U.S. holder had received a cash distribution from us generally equal to the fair market value of such increased interest (taxed as described above under “— Distributions on True Velocity Common Stock”).

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of Breeze Common Stock who, or that, is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder.

Taxation of Redemption Treated as a Distribution.

If a redemption of a Non-U.S. holder’s shares of Breeze Common Stock is treated as a corporate distribution, as discussed above under the section entitled “— Tax Consequences to Holders Electing to Exercise Redemption Rights,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of Breeze’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals), or W-8BEN-E, Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities)). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of Breeze Common Stock redeemed and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized on the sale of the Breeze Common Stock, which will be treated as described below under the section entitled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of Breeze Common Stock.”

Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s Breeze Common Stock, unless (i) we or the applicable withholding agent have established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “— Tax Consequences to Holders Electing to Exercise Redemption Rights”). However, there can be no assurance that we or any applicable withholding agent will establish such special certification procedures. If we or an applicable withholding agent withhold excess amounts from the amount payable to a Non-U.S. holder, such Non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

The withholding tax described above does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, Certificate of Foreign Person’s Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder that is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable income tax treaty rate).

Taxation of Redemption Treated as a Sale of Breeze Common Stock.

If a redemption of a Non-U.S. holder’s shares of Breeze Common Stock is treated as a sale of Breeze Common Stock, as discussed above under the section entitled “— Tax Consequences to Holders Electing to Exercise Redemption Rights,” subject to the discussions of FATCA (as defined below) and backup withholding below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with the redemption, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•        such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•        Breeze is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of redemption or the period that the Non-U.S. holder held Breeze Common Stock and, in the case where shares of Breeze Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than five percent (5%) of Breeze Common Stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of Breeze Common Stock. There can be no assurance that Breeze Common Stock is or has been treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in connection with the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption.

Breeze believes that it is not, and has not been at any time since formation, a United States real property holding corporation and does not expect to be a United States real property holding corporation immediately after the business combination is completed.

Tax Consequences of the Business Combination to the Non-U.S. Holders

Any Non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized as a result of the Parent Merger or be able to utilize a loss in computing such Non-U.S. holder’s U.S. federal income tax liability unless one of the exceptions described in the bullet points above under “— Taxation of Redemption Treated as a Sale of Breeze Common Stock” applies in respect of such gain or loss.

Ownership and Disposition of True Velocity Common Stock and True Velocity Warrants by Non-U.S. Holders

In general, any distributions True Velocity makes to a Non-U.S. holder of shares of True Velocity Common Stock, to the extent paid out of True Velocity’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, True Velocity will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of True Velocity Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described below. In addition, if True Velocity determines that True Velocity is classified as a “United States real property holding corporation”, True Velocity will withhold 15% of any distribution that exceeds its current and accumulated earnings and profits.

Dividends True Velocity pays to a Non-U.S. holder that are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an applicable IRS Form W-8). Instead, such dividends will generally be subject to U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

U.S. federal income tax treatment to Non-U.S. holder of sale or other disposition of True Velocity Common Stock or True Velocity Warrants generally will correspond to the U.S. federal income tax treatment of a redemption of a Non-U.S. holder’s shares of Breeze Common Stock that is treated as a sale of Breeze Common Stock, as described under “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of Breeze Common Stock.”

The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a True Velocity Warrant, or the lapse of a True Velocity Warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a True Velocity Warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a True Velocity Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. holder’s gain on the sale or other disposition of the True Velocity Common Stock and True Velocity Warrants.

Information Reporting and Backup Withholding

Payments of cash to a holder pursuant to a redemption of Breeze Common Stock or a sale or other disposition of True Velocity Common Stock or True Velocity Warrants and payments of dividends to holders with respect to their True Velocity Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

A Non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provisions under the Foreign Account Tax Compliance Act (“FATCA”) impose withholding of thirty percent (30%) on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on Breeze Common Stock. Thirty percent (30%) withholding under FATCA was scheduled to apply to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.

In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides certifications required on a valid IRS Form W-9, Request for Taxpayer Identification Number and Certification, or a valid IRS Form W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisors regarding the effects of FATCA on a redemption of Breeze Common Stock.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

As discussed in this proxy statement/prospectus, Breeze Holders are being asked to consider and vote on the Business Combination Proposal. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, you are directed to the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.

Vote Required for Approval

The majority of the votes cast by the stockholders present virtually or represented by proxy at the Special Meeting is required to approve the Business Combination Proposal.

Failure to vote by proxy or to vote virtually at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The Breeze Initial Stockholders, including the Sponsor, have agreed to vote all shares of Breeze Common Stock held by them in favor of the Business Combination Proposal. See “Proposal No.1 — The Business Combination Proposal — Related Agreements — Lock-Up Agreement” for more information.

Recommendation of the Board

Breeze’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow Breeze’s board of directors to adjourn the Special Meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Breeze’s Holders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting of stockholders to approve Proposal 1 (Business Combination Proposal), and/or Breeze Holders have elected to redeem an amount of Breeze Common Stock such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied. In no event will Breeze’s board of directors adjourn the Special Meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under Breeze’s Existing Charter and Delaware law.

Consequences if the Meeting Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Breeze’s Holders, Breeze’s board of directors may not be able to adjourn the Special Meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting of stockholders to approve Proposal 1 (Business Combination Proposal) and/or if Breeze Holders have elected to redeem an amount of Breeze Common Stock such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied. If the board of directors cannot adjourn the Special Meeting and the Business Combination Approval is not approved, Breeze will be unable to consummate the Business Combination and, if Breeze does not consummate another business combination before June 26, 2024, Breeze will be required to dissolve and liquidate, and the holders of Public Shares will be entitled to redeem their Public Shares for a pro rata share of the amount on deposit in the Trust Account.

Vote Required for Approval

The Adjournment Proposal will be approved and adopted if the holders of a majority of the shares of Breeze Common Stock represented virtually or by proxy and voted thereon at the Special Meeting vote “FOR” the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

Breeze’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT Breeze

References in this section to “we”, “our”, “us”, the “Company”, or “Breeze” generally refer to Breeze Holdings Acquisition Corp.

Overview

We are a blank check company incorporated on June 11, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies. We have reviewed a number of opportunities to enter into a business combination. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, Breeze is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash. While we may pursue an acquisition opportunity in any industry or sector, we are focusing on assets used in exploring, developing, producing, transporting, storing, gathering, processing, fractionating, refining, distributing or marketing of natural gas, natural gas liquids, crude oil or refined products in North America.

Our executive offices are located at 955 W. John Carpenter Fwy., Suite 100-929, Irving, TX 75039, and our telephone number is (619) 500-7747.

Company History

On November 23, 2020, our registration statement for our initial public offering was declared effective. On October 22, 2021, we consummated our initial public offering of 10,000,000 units (the “units” and, with respect to the Class A ordinary shares included in the units being offered, the “public shares”), at $10.00 per unit, generating gross proceeds of $100.0 million. We granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at our initial public offering price to cover over-allotments, if any. The underwriter exercised the over-allotment option in full and purchased an additional 1,500,000 units on November 25, 2020, generating gross proceeds of approximately $15.0 million.

Simultaneously with the closing of our initial public offering, we consummated the sale of 5,425,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, to the Sponsor and I-Bankers, generating gross proceeds of $5,425,000.

Upon the closing of our initial public offering, the private placement and the over-allotment, $116,725,000 ($10.15 per unit) of the net proceeds of our initial public offering and certain of the proceeds of the private placement was placed in the trust account with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by Breeze, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the trust account as described below.

Breeze’s public shares of common stock, rights and public warrants are currently listed on Nasdaq under the symbols “BREZ,” “BREZR” and “BREZW,” respectively.

Financial Position

As of September 30, 2023, approximately $12.7 million in funds remain in the trust account after payment of the estimated expenses of Breeze’s initial public offering. With the funds available, Breeze offers a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio.

Effecting Breeze’s Business Combination

Fair Market Value of Target Business

The Nasdaq Listing Rules require that Breeze’s business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of Breeze’s signing a definitive agreement in connection with Breeze’s initial business combination. Breeze’s board of directors determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of its initial business combination, the prospects for Breeze’s success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that Breeze will not have the resources to diversify its operations and mitigate the risks of being in a single line of business. By completing its initial business combination with only a single entity, Breeze’s lack of diversification may:

•        subject it to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which it operates after its initial business combination; and

•        cause it to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Stockholders upon Completion of the Business Combination

Breeze is providing its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two (2) business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to Breeze to pay is income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The amount in the trust account was approximately $10.00 per public share. The per share amount Breeze will distribute to stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that Breeze will pay to the underwriter of its initial public offering. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. There will be no redemption rights upon the completion of Breeze’s initial business combination with respect to its warrants. Further, Breeze will not proceed with redeeming its public shares, even if a public stockholder has properly elected to redeem its shares, if the Business Combination does not close. The redemptions referred to herein shall take effect as repurchases under the Current Charter.

Limitations on Redemption Rights

Notwithstanding the foregoing, the Current Charter provides that in no event will Breeze redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules).

Redemption of Public Shares and Liquidation if No Business Combination

Breeze has until June 26, 2024 (unless such date is extended in accordance with the Current Charter) to complete a business combination. If Breeze is unable to consummate an initial business combination by June 26, 2024, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, to pay its income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Breeze’s remaining stockholders and the Breeze Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to Breeze’s warrants, which will expire worthless if Breeze fails to consummate an initial business combination by June 26, 2024. The Current Charter provides that, if Breeze winds up for any other reason prior to the consummation of Breeze’s initial business combination, it will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Delaware law.

The Breeze Initial Stockholders have entered into an agreement with Breeze, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any Breeze Founder Shares they hold if Breeze fails to consummate an initial business combination by June 26, 2024 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if Breeze fails to complete Breeze’s initial business combination by June 26, 2024).

The Sponsor, directors and executive officers have agreed, pursuant to a written agreement with Breeze, that they will not propose any amendment to the Current Charter (A) that would modify the substance or timing of Breeze’s obligation to provide holders of shares of the Breeze Common Stock the right to have their shares redeemed in connection with its initial business combination or to redeem 100% of Breeze’s public shares if Breeze does not complete its initial business combination by June 26, 2024 or (B) with respect to any other provision relating to the rights of holders of shares of the Breeze Common Stock, unless Breeze provides its public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to Breeze to pay income taxes, if any, divided by the number of the then-outstanding public shares. However, Breeze may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that Breeze cannot satisfy the net tangible asset requirement, Breeze would not proceed with the amendment or the related redemption of its public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, any executive officer, director or director nominee, or any other person.

Breeze expects that all costs and expenses associated with implementing Breeze’s plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $[•] proceeds of its initial public offering held outside the trust account as of the Breeze Record Date plus up to $100,000 of funds from the trust account available to Breeze to pay dissolution expenses, although Breeze cannot assure you that there will be sufficient funds for such purpose.

If Breeze were to expend all of the net proceeds of its initial public offering and the sale of the private placement units, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by stockholders upon its dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of Breeze’s creditors that would have higher priority than the claims of Breeze’s public stockholders. Breeze cannot assure you that the actual per-share redemption amount received by stockholders will not be less than $10.00. While Breeze intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although Breeze will seek to have all vendors, service providers (excluding Breeze’s independent registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements with Breeze waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against its assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, Breeze’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Breeze than any alternative. Examples of possible instances where Breeze may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of Breeze’s initial public offering did not execute agreements with Breeze waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Breeze and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to Breeze if and to the extent any claims by a vendor for services rendered or products sold to Breeze, or a prospective target business with which Breeze has discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay Breeze’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under Breeze’s indemnity of the underwriters of Breeze’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. However, Breeze has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Breeze believes that the Sponsor’s only assets are securities of Breeze. The Sponsor may not be able to satisfy those obligations. None of Breeze’s officers or directors will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay Breeze’s tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Breeze’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Breeze currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to Breeze, it is possible that Breeze’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Breeze cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

Breeze will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (excluding Breeze’s independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with Breeze waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under Breeze’s indemnity of the underwriters of Breeze’s initial public offering against certain liabilities, including liabilities under the Securities Act. As of January 25, 2023, Breeze had access to up to $17.8 million from the proceeds of the initial public offering and the sale of the private placement units with which to pay any such potential claims (including costs and expenses incurred in connection with liquidation, currently estimated to be no more than approximately $100,000). In the event that Breeze liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholder who received funds from the trust account could be liable for claims made by creditors; however, such liability will not be greater than the amount of funds from the trust account received by any such stockholder.

If Breeze files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of Breeze’s stockholders. To the extent any bankruptcy claims deplete the trust account, Breeze cannot assure you it will be able to return $10.00 per public share to its public stockholders. Additionally, if Breeze files a bankruptcy petition or an involuntary bankruptcy petition is filed against Breeze that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.”

As a result, a bankruptcy court could seek to recover some or all amounts received by Breeze’s stockholders. Furthermore, the Breeze Board of directors may be viewed as having breached its fiduciary duty to its creditors and/or may have acted in bad faith, and thereby exposing itself and Breeze to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Breeze cannot assure you that claims will not be brought against it for these reasons.

Human Capital Management

Breeze currently has five executive officers. These individuals are not obligated to devote any specific number of hours to Breeze’s matters but they intend to devote as much of their time as they deem necessary to its affairs until it has completed its initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for Breeze’s initial business combination and Breeze’s stage of the business combination process. Breeze does not intend to have any full-time employees prior to the completion of its initial business combination.

Directors and Executive Officers

Breeze’s directors and executive officers are as follows:

Name	Age	Position
J. Douglas Ramsey, Ph.D.	63	Chairman, Chief Executive Officer and Chief Financial Officer
Russell D. Griffin	59	President and Director
Charles C. Ross, P.E.	66	Chief Operating Officer
Albert McLelland	65	Independent Director
Robert Lee Thomas	64	Independent Director
Bill Stark	67	Independent Director
James L. Williams	70	Independent Director

J. Douglas Ramsey, Ph.D. has served as our Chairman, Chief Executive Officer and Chief Financial Officer since June 2020. Dr. Ramsey was the President and Chief Financial Officer of Saddle Operating and served in that role from May 2014 until February 2019. Prior to joining Saddle Operating, Dr. Ramsey served as the Director of Strategic Planning and Special Projects of EXCO from June 2013 until April 2014, Vice President — Finance and Special Assistant to the Chairman of EXCO Resources from August 2009 until May 2013 and as Treasurer of EXCO Resources from December 1997 until May 2013. From December 1997 until July 2009, Dr. Ramsey served as EXCO Resources’ Chief Financial Officer during which time EXCO Resources completed over 160 transactions and its assets grew from $3 million to over $6 billion with over 15,000 wells and more than 1,400 employees and contractors. Dr. Ramsey also played a key role in EXCO Resources’ $698 million IPO in February 2006 after EXCO Resources had gone private in July 2003. Other key financing transactions in which Dr. Ramsey was involved included a $2 billion mandatory convertible preferred stock offering, a $2.4 billion line of credit with 34 banks in the syndicate, and two bond offerings totaling $750 million. Dr. Ramsey also served as a director of EXCO Resources from March 1998 until July 2003. From March 1992 until December 1997, Dr. Ramsey worked for Coda Energy as the Financial Analyst and Assistant to the President and then as the Financial Planning Manager. Dr. Ramsey also taught finance at various universities including Southern Methodist University in its undergraduate and professional MBA programs and Baylor University in its Executive MBA program. Dr. Ramsey was named the 1996 Distinguished Alumnus of the College of Business Administration at Cal Poly Pomona. Dr. Ramsey earned his BS in Finance from Cal Poly Pomona, an MBA from the University of Chicago Booth School of Business and an MA and Ph.D. in Business and Financial Economics from the Claremont Graduate University. Dr. Ramsey is National Association of Corporate Directors (NACD) Directorship Certified.

Russell D. Griffin has served as our President and as a director since June 2020. Mr. Griffin was the Chief Operating Officer of Saddle Operating and served in that role from November 2015 until June 2019. Prior to joining Saddle Operating, Mr. Griffin served as the Vice President of Environmental, Health and Safety of EXCO Resources from June 2010 until November 2015, and as the Vice President of Environmental, Health and Safety of TGGT Holdings, an independent midstream oil and gas company, from 2012 until 2013. Prior to joining EXCO Resources, Mr. Griffin was the Senior Regulatory Representative for Hunt Oil Company, an independent international oil and natural gas company, from August 2005 until January 2008 and held positions in exploration and production operations from August 1984 until August 2005. His areas of expertise include onshore U.S. conventional and non-conventional, offshore Gulf of Mexico Outer Continental Shelf (OCS) as well as State waters of both Louisiana and Texas. Mr. Griffin has also led or participated in multiple acquisitions and divestitures, both domestic and international. He is a member of the American Association of Drilling Engineers, Society of Petroleum Engineers and American Association of Safety Professionals. Mr. Griffin received his BS degree in Petroleum Engineering Technology and an AS degree in Safety Management from Nicholls State University. Mr. Griffin is National Association of Corporate Directors (NACD) Directorship Certified.

Charles C. Ross, P.E. has served as our Chief Operating Officer since June 2020. Mr. Ross was the Vice President of Regulatory Affairs and EHS of Saddle Operating and served in that role from December 2015 until June 2019. In January 2010 until December 2013, Mr. Ross was the Director of Regulatory Affairs of TGGT Midstream. In August 2012, Mr. Ross was named Director of Regulatory Affairs for EXCO Resources, as well, until November 2015. Mr. Ross began his career in 1982 working for the Railroad Commission of Texas Oil and Gas Division as a New Field Discovery Examiner. Mr. Ross continued working for the RRC for 27 more years in various positions including Engineering Supervisor of the Underground Injection Control Section, District Engineer, Assistant District Director, and Director of Field Operations. As Director of Field Operations, Mr. Ross oversaw nine district offices and 247 employees. Mr. Ross is an expert witness at Railroad Commission hearings, civil trials, legislative committee meetings, and legislative hearings on various issues related to oil and gas regulatory and technical matters. Mr. Ross currently serves as the Chair of the Regulatory Practice Committees at both TXOGA (Texas Oil and Gas Association) and TIPRO (Texas Independent Producers and Royalty Association). Mr. Ross has been a registered Professional Engineer (Petroleum) since 1988, and currently serves as the Chair of the TIPRO (Texas Independent Producers and Royalty Association) Regulatory Committee. Mr. Ross received his BS in Architectural Engineering and a BS in Petroleum Engineering both from the University of Texas at Austin.

Albert McLelland has served as a director since November 2020. Since 2002, Mr. McLelland has served as the Managing Director of AmPac Strategic Capital LLC, an advisory firm and investment holding company that creates value across the investment process from deal origination and execution to management, oversight and exit. Before founding AmPac, from 1998 until 2002, Mr. McLelland was the Director of the Chairman’s Asian Cross-Border Transactions Initiative for PricewaterhouseCoopers (“PwC”) Financial Advisory Services. As Director, Mr. McLelland assisted PwC’s largest clients to complete cross-border transactions in Asia. Between 1993 and 1998, Mr. McLelland founded and sold Pearl Delta Capital Corp. in Taiwan. From 1991 until 1993, Mr. McLelland was Senior Manager for Corporate Finance at CEF Taiwan Limited, a large Hong Kong based merchant bank. In 1990, Mr. McLelland assisted in the formation of Riddell*Tseng where he worked until 1993. Mr. McLelland started his career as an Associate in Public Finance at Shearson Lehman from 1987 until 1990. Mr. McLelland has served as an adjunct professor and guest lecturer at leading business schools in the US and China. He currently serves on the Advisory Board at the Institute for Excellence in Corporate Governance at the University of Texas (Dallas), where he is also the Chairman of the Steering Committee for the North Texas Private Equity Council. Mr. McLelland received his BA in Political Science and History from the University of South Florida, an MBA from the University of Chicago Booth School of Business and an MA in International Affairs from Columbia University. Mr. McLelland is National Association of Corporate Directors (NACD) Directorship Certified. In his public board capacity, he has also served as the Chairman of the Special Committee for the sale of China Fire & Security Group, Inc. (CFSG) to Bain Capital.

Robert Lee Thomas has served as a director since November 2020. Mr. Thomas was Vice President and Chief Information Officer at Kosmos Energy from 2015 until May 2020. In this role, Mr. Thomas had corporate information systems oversight, as well as geotechnical systems strategy responsibility. Prior to Kosmos, Mr. Thomas was a corporate officer and Chief Information Officer at EXCO Resources from 2008 until 2015. In addition to corporate information systems oversight, Mr. Thomas had responsibility for the geoscience personnel and technology. From 1994 until 2006, Mr. Thomas held a series of roles, from geotechnical systems leadership to international business management to Chief Information Officer at Burlington Resources Canada with Burlington Resources Oil and Gas. Following the acquisition of Burlington Resources by ConocoPhillips in 2006, Mr. Thomas co-led the integration of systems into ConocoPhillips, earning a President’s Award, and was Director of IT Strategy and Architecture at ConocoPhillips until 2008. From 1981 until 1994, Mr. Thomas held a series of roles from geophysical seismic acquisition and processing to exploration system development in the exploration technology groups with Sun Oil Company and the Oryx Energy spinoff. Mr. Thomas earned his BS in Economics and Finance from The University of Texas at Dallas. Mr. Thomas was elected and served on the City Council in Murphy, Texas, was a former member of the Advisory Board at the University of North Texas School of Information Technology Decision Sciences and has been an active member of the Society of Exploration Geophysicists for over 25 years. Mr. Thomas is National Association of Corporate Directors (NACD) Directorship Certified.

Bill Stark has served as a director since November 2020. Mr. Stark currently serves as Senior Vice President of the Americas, and previous served as the Vice President — Western U.S. Operations of Ulterra from August 2017 to March 2021. Mr. Stark has operated in different executive positions over the Permian since joining Ulterra. In December 2009, Mr. Stark became the District Manager over the Permian. In January 2012, Mr. Stark was promoted to Area Manager for Ulterra — Permian. Prior to this, he was an agent for Halliburton — Security DBS, as well as President/Owner of Permian Bit Service Inc. and Permian Equipment Rentals Inc. Mr. Stark was one of the first to successfully introduce and continually market PDC bits in the Spraberry Trend. He has over 40 years of experience in the oil industry, all of which were with Halliburton before joining Ulterra. Mr. Stark led a team in the Permian that became one of the largest revenue districts in the U.S. for Halliburton-Security DBS. From 2012 to 2017, Mr. Stark operated as the Director of National Sales which grew Ulterra into becoming number one in market share in the U.S. In addition to his success with Ulterra, in 2012, Mr. Stark also became President and CEO of Cactus Fuel, LLC while continuously maintaining his role at Ulterra. Mr. Stark lives in Midland, Texas.

James L. Williams began serving as a director in August 2022. General Williams served in the United States Marine Corps for over 35 years, most recently as a Major General, 4th Marine Division, where he commanded Marines at every level in combat operations and readiness until he retired from military service in 2010. During the Global War on Terrorism, General Williams held positions as Assistant Division Commander, 2nd Marine Division, in combat operations at Camp Blue Diamond, Al-Ramadi, Iraq and as Deputy Commanding General, 1st Marine Expeditionary Force in Fallujah, Iraq. General Williams also served on the Secretary of Defense’s Reserve Force Policy Board, and included in his military decorations are the Defense Meritorious Service Medal, Legion of Merit, Bronze Star Medal, Meritorious Service Medal, and the National Defense Medal, to name a few. General Williams currently serves as Managing Senior Partner of Lotus Tiger International, LLC. General Williams previously served as Chief Executive Officer and Chairman of Zenneck Power LLC. General Williams received a Bachelor of Science Degree from Slippery Rock University, PA and reported to Officer Candidate School, receiving his commission in 1976. His education includes Master’s Degrees from Georgetown University in Government and National Affairs and from Yale University in Hospital Management and Public Health. He has completed program studies at Harvard’s JFK School of Government in the National and International Studies Program. General Williams has completed the LOGTECH Program, Center of Excellence in Logistics and Technology, University of North Carolina, Kenan-Flagler Business School, Chapel Hill, North Carolina and a Master of Science in Strategic Studies, U.S. Army War College, Carlisle Barracks, Carlisle, Pennsylvania. General Williams has served on boards of directors and/or boards of advisors of for-profit companies, including Zenneck Power, LLC, Rewards.com/RewardToken.IO, PayForAll, LLC, Mobile Equity Corporation (d.b.a. Qruz), and DCG International. In the non-profit sector, General Williams served with the Board of International Learning of Texas Public Charter School District, the Tower Center at Southern Methodist University, Cybercrime Committee of the North Texas Crime Commission, the Tarleton State Criminal Justice Program, the Admiral Nimitz Foundation and National Museum of the Pacific War, the American Board of Physician Specialties and Disaster Medicine Committee, the Veterans Coalition of North Central Texas, the VA Medical Center of North Texas, the World Craniofacial Foundation, and the Bridge-Homeless Program. General Williams also spends time helping Veterans and surviving spouses fight for the benefits and services they so rightfully deserve.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. The class I directors consist of Messrs. Griffin, Stark and Williams, and their term expired at our first annual meeting of stockholders at which all class I directors were reelected. The class II directors consist of Messrs. Ramsey, McLelland and Thomas, and their term will expire at the second annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination.

Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the board of directors.

Involvement in Certain Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Director Independence

NASDAQ listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of Breeze or its subsidiaries or any other individual having a relationship which in the opinion of Breeze’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that each of Mr. Williams, Mr. McLelland, Mr. Thomas and Mr. Stark are “independent directors” as defined in NASDAQ listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. Our audit committee, compensation committee, and nominating and corporate governance committee are composed solely of independent directors.

Audit Committee

Messrs. McLelland, Thomas and Williams serve as members of our audit committee, and Mr. McLelland serves as its chairman. Under the NASDAQ listing standards and applicable SEC rules, we are required to have at least three members on the audit committee. The rules of NASDAQ and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Messrs. McLelland, Thomas and Williams qualify as independent directors under applicable rules. Each member of the audit committee is financially literate and our board of directors has determined that Mr. McLelland qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered accounting firm and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent registered accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent registered accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent registered accounting firm;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations; (i) obtaining and reviewing a report, at least annually, from the independent registered accounting firm describing (ii) the independent registered accounting firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Messrs. McLelland, Thomas and Stark serve as members of our compensation committee, and Mr. Thomas serves as its chairman. Under the NASDAQ listing standards and applicable SEC rules, we are required to have at least two members on the compensation committee, all of whom must be independent.

We adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Existing Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Nominating and Corporate Governance Committee

Messrs. Williams, Thomas and Stark serve as members of our nominating and corporate governance committee, and Mr. Williams serves as its chairman.

The primary purposes of our nominating and corporate governance committee is to assist the board in:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•        developing, recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of Breeze; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NASDAQ.

Code of Ethics

We have adopted a code of ethics that applies to our officers and directors. We have filed copies of our code of ethics, our audit committee charter, our compensation committee charter, and our nominating and corporate governance committee as exhibits to our registration statement in connection with our initial public offering. You may review these documents by accessing our public filings at the Commission’s website at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us.

Conflicts of Interest

I-Bankers and its affiliates engage in a broad spectrum of activities including principal investing, specialized investment vehicle management, asset management, financial advisory, securities underwriting, sales and trading, investment research, lending and other activities. In the ordinary course of business, they engage in activities where their interests or the interests of their clients may conflict with our interests. Accordingly, there may be situations in which I-Bankers or an affiliate has an obligation or an interest that actually or potentially conflicts with our interests. You should assume that these conflicts will not be resolved in our favor and, as a result, we may be denied certain acquisition opportunities or otherwise disadvantaged in certain situations by our relationship with I-Bankers.

I-Bankers, its affiliates and their clients make investments in a variety of different businesses and may directly compete with us for acquisition opportunities provided or created by I-Bankers or its affiliates that meet our initial business combination objectives. Neither I-Bankers nor any of its affiliates has an obligation to offer potential acquisition opportunities to us and may allocate them at its discretion to us or other parties. We will not have any priority in respect of acquisition opportunities provided or created by I-Bankers or its affiliates. You should assume that I-Bankers and its affiliates and clients will have priority over us in terms of access to acquisition opportunities and, as a result, we may be denied certain acquisition opportunities or otherwise disadvantaged in certain situations by our relationship with I-Bankers.

Clients of I-Bankers and its affiliates may also compete with us for investment opportunities meeting our initial business combination objectives. If I-Bankers or any of its affiliates is engaged to act for any such clients, we may be precluded from pursuing opportunities that would conflict with I-Bankers’ or its affiliates’ obligations to such client. In addition, investment ideas generated within I-Bankers or its affiliates may be suitable for our company or a client of I-Bankers or its affiliates, and may be directed to any of such persons or entities rather than to us. I-Bankers or its affiliates may also be engaged to advise the seller of a company, business or assets that would qualify as an acquisition opportunity for us. In such cases, we may be precluded from participating in the sale process or from purchasing the company, business or assets. If, however, we are permitted to pursue the opportunity, the interests of I-Bankers or its affiliates, or their obligations to the seller, may diverge from our interests.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then- current fiduciary or contractual obligations, he or she will honor these fiduciary obligations under applicable law. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our business combination. Our Existing Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

Our Sponsor and executive officers have agreed, pursuant to a written letter agreement, not to participate in the formation of, or become an officer of, any other blank check company until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete our initial business combination within 18 months after the closing of our initial public offering; provided that this agreement would not prevent our executive officers from serving as directors in other blank check companies. Neither I-Bankers nor any of its affiliates has entered into such an agreement, and, accordingly, are not precluded from participating in any other blank check company or from underwriting an offering by any other blank check company. Potential investors should also be aware of the following other potential conflicts of interest:

•        None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•        In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see “— Directors and Executive Officers.”

•        The Breeze Initial Stockholders have agreed to waive their redemption rights with respect to their shares of Breeze Common Stock in connection with the consummation of our initial business combination. Additionally, the Breeze Initial Stockholders have agreed to waive their redemption rights with respect to their Breeze Founder Shares if we fail to consummate our initial business combination within 18 months after the closing of our initial public offering. If we do not complete our initial business combination within the Completion Window, the proceeds of the sale of the private placement warrants will be used to fund the redemption of our public shares, and the private placement warrants will expire worthless. With certain limited exceptions, the Breeze Founder Shares will not be transferable, assignable or salable by the holder of such shares until the earlier of (1) one year after the completion of our initial business combination and (2) the date on which we consummate a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after our initial business combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after our initial business combination, the Breeze Founder Shares will be released from the lock-up. With certain limited exceptions, the Private Placement Warrants and the shares of Breeze Common Stock underlying such warrants, will not be transferable, assignable or salable by our sponsor until 30 days after the completion of our initial business combination. Since the Breeze Initial Stockholders directly or indirectly own shares of Breeze Common Stock and Private Placement Warrants following our initial public offering, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•        The Sponsor and our directors and officers may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our Sponsor or an affiliate of our Sponsor or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

•        We have engaged certain I-Bankers as advisors in connection with our business combination to assist us in holding meetings with our stockholders to discuss the potential business combination and the target business’s attributes, introduce us to potential investors that are interested in purchasing our securities in connection with the potential business combination, assist us in obtaining stockholder approval for the business combination and assist us with our press releases and public filings in connection with the business combination. We will pay the I-Bankers a cash fee for such services upon the consummation of our initial business combination in an amount equal to, in the aggregate, 2.75% of the gross proceeds of our initial public offering, including any proceeds from the full or partial exercise of the over- allotment option.

The conflicts described above may not be resolved in our favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our Existing Charter provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. We do not believe that these contractual obligations will materially affect our ability to complete our business combination. Our Existing Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our sponsor, officers or directors. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA, or from an independent accounting firm other than our registered independent public accounting firm, that such an initial business combination is fair to our company from a financial point of view.

In the event that we submit our initial business combination to our public stockholders for a vote, the Breeze Initial Stockholders have agreed to vote their Breeze Founder Shares and any public shares purchased during or after our initial public offering in favor of our initial business combination and our officers and directors have also agreed to vote any public shares purchased during or after our initial public offering in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Our Existing Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Existing Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Existing Charter. Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Except with respect to any public shares they may acquire after our initial public offering (in the event we do not consummate an initial business combination), our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the trust account, and not to seek recourse against the trust account for any reason whatsoever, including with respect to such indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

INFORMATION ABOUT TV AMMO

THE BUSINESS

Overview

TV Ammo, or its predecessors, has been engaged in the advanced technology and composite ammunition industry since 2012 and in 2021 and 2023 acquired significant small-arms weapons technologies.

TV Ammo is the result of a business combination and restructuring completed in June 2021 and acquisitions in 2021 and 2023. On June 3, 2021, the owners of the predecessor entities to TV Ammo approved the business combination and completed the restructuring on June 14, 2021, with TV Ammo, Inc., a Texas corporation, as the surviving company. On December 31, 2021, TV Ammo acquired 100% of the membership units of Lone Star Future Weapons, LLC. The acquisition, which closed on December 31, 2021, was for total consideration of $84,000,000, funded with TV Ammo common equity. Following the completion of such combinations, TV Ammo is the sole member and manager of three subsidiaries: True Velocity Ammunition, LLC (“True Velocity”); Lone Star Future Weapons, LLC (“Lone Star”); and True Velocity IP Holdings, Inc. (“IP Holdings”). Unless the context requires otherwise, references to “TV Ammo,” the “Company,” “we,” “us” and “our” refer to TV Ammo, Inc. and its subsidiaries.

TV Ammo is an advanced technology, manufacturing and licensing company with a current emphasis on composite ammunition, lightweight machine guns and suppressors.

TV Ammo is focused on revolutionizing the global ammunition and weapons industry through the introduction of its composite-cased ammunition, innovative weapon systems and advanced manufacturing technology. TV Ammo develops, manufactures, and sells composite-cased ammunition with enhanced accuracy, repeatability, and reliability in a lightweight package. TV Ammo currently sells .308 Winchester and 5.56x45mm composite-cased rounds to the commercial market and is developing additional calibers ranging from .223 Rem and 5.56x45mm to .50 BMG.to be sold in the general commercial market as well as the domestic and international defense markets.

We believe the technology developed by TV Ammo represents a revolutionary change in the ammunition industry as our composite-based rounds provide significant advantages compared to traditional metallic-cased cartridges. TV Ammo’s advanced, lightweight composite-cased cartridge:

•        results in an approximate 30% weight reduction as compared to traditional brass-cased cartridges;

•        provides exceptional accuracy and consistency;

•        reduces heat transfer to the weapon platform, resulting in less wear and tear;

•        provides substantial shipping and logistical cost savings while enhancing strategic and operational benefits;

•        reduces the likelihood of heat-induced discharge;

•        allows for a significant reduction in production footprint; and

•        scales and adapts to a variety of calibers.

In addition, we have developed proprietary manufacturing techniques that will support distributive manufacturing, on-demand production, and near end user distribution. We believe such distributive manufacturing will greatly improve military readiness by allowing ammunition to be manufactured close to theatres of operation.

Unlike our competitors, in addition to manufacturing our composite ammunition in our own state-of-the-art facility, we intend to license our technology to other manufacturers in order to ensure a ready supply of our revolutionary ammunition.

Further, following the acquisition of Lone Star, TV Ammo is developing, marketing and offering for sale military weapons utilizing its proprietary technology and leveraging its significant intellectual property portfolio to establish a global revenue model built upon the licensure of its weapons and manufacturing technology. Foremost among these weapons systems is True Velocity’s 338 Norma Lightweight Medium Machine Gun, which is the product of more than 12 years of design and development work and more than 300,000 rounds of test firing. TV Ammo’s proprietary weapons technology represents significant advancements in weapon design, particularly regarding impulse averaging and recoil mitigation, while TV Ammo’s manufacturing technology and quality control standards result in higher consistency in its production process, yielding a far more consistently accurate production cartridge at volume.

In April 2023, TV Ammo launched an ammunition subscription service to provide our customers with our products on-demand and with ease of use. We expect new product introduction will drive growth in the subscriber base and have a compounding effect on orders and quantity per order.

In May 2023, TV Ammo and FN America LLC entered into a strategic development partnership to enable FN America’s prolific M240 belt-fed machine gun to fire TV Ammo’s proprietary 6.8TVCM composite-cased cartridge. The aim of the partnership is to develop and qualify a conversion kit that would allow existing M240 machine guns initially chambered for 7.62x51mm NATO cartridge to convert to TV Ammo’s advanced 6.8TVCM composite-cased cartridge with minor modifications, including a barrel change.

In July 2023, TV Ammo acquired advanced suppressor technology company Delta P Design, Inc. (“Delta P”) a technological leader in the design and manufacture of machine gun suppressors. TV Ammo acquired all of the outstanding shares of Delta P for a total consideration of $4,000,000, funded with TV Ammo preferred equity. Delta P’s suppressors and accessories enable enhanced weapon performance through weight, sound and flash reduction, while maintaining optimal functionality and maneuverability. Through this acquisition, TV Ammo now owns the intellectual property surrounding the only known suppressor to operate with full reliability on an automatic machine gun. The technology is adaptable to be manufactured for a variety of calibers. The company intends to develop, market and sell these suppressors in the international and domestic defense markets, as well as the U.S. commercial market.

TV Ammo employs a talented team of subject matter experts with expertise in the development of lightweight composite munitions, weapons and suppressors, and advanced manufacturing techniques for each. TV Ammo’s ability to rapidly prototype and iterate fosters a culture of innovation, invention, precision, and quick adaptation to customer needs that we believe is a differentiator.

TV Ammo currently has approximately 315 patents issued and pending surrounding its products and technology and a robust portfolio of trade secrets pertaining to its products and innovative manufacturing processes. TV Ammo’s advanced manufacturing cells employ best-in-class production and assembly processes and simultaneously provide and analyze comprehensive quality control and inspection data for improved yields and throughput. Innovative manufacturing, high-quality materials, and advanced technology processes allow TV Ammo to deliver product consistency, precision, and process efficiency. Company and independent tests show a level of consistency that rivals results yielded by handloaders, resulting in single-digit standard deviation of muzzle velocity and sub-Minute of Angle accuracy. Similarly, TV Ammo’s proprietary weapons technology represents significant advancement in weapon design, particularly with regard to impulse averaging and recoil mitigation. Further, TV Ammo’s manufacturing technology and quality control standards result in higher consistency in its production process, yielding a far more accurate production cartridge at volume.

TV Ammo believes there is growing market demand globally for modern ammunition manufacturing capabilities. The Company’s production cells are modular, highly scalable, and support foreign and domestic industrial modernization requirements. Mature conversations with multiple international customers are underway regarding the sale of its manufacturing cells and licensure of its technology.

TV Ammo intends to leverage the significant industry expertise and intellectual property it has gained for more than a decade in the area of advanced weapon system development to create an additional revenue stream that will complement the sale of its ammunition and licensure of its manufacturing technology. The Company has received full safety release from the U.S. Department of Defense for its proprietary 6.8TVCM cartridge and RM277 weapon system and is currently working with a preeminent global machine gun manufacturer, FN America, to launch a 6.8TVCM conversion kit for the M240 belt-fed machine gun, one of the most prolific machines in service globally. TV Ammo is also engaged with multiple foreign governments regarding lightweight ammunition and weapon system sales focused on its forthcoming .50 BMG lightweight ammunition solution and its .338 Norma Magnum Lightweight Medium Machine Gun.

Our Offices

We maintain our principal executive offices at 1036 Nicholson Rd., Garland, TX 75042. Our telephone number is 972-487-6500. Our website is www.tvammo.com. The information contained on our website and that can be accessed through our website does not constitute part of this prospectus.

Strategic Initiatives

TV Ammo intends to produce lightweight composite-based ammunition for use by the United States military and allies of the United States and has had advanced discussions with several internationally recognized weapons manufacturers to form and produce strategic partnerships with NATO and other countries strategically important to the United States to shift legacy brass-cased production to modern, more efficient lightweight composite technology.

TV Ammo also intends to license its manufacturing technology and turn-key production facility package, exported in a size configuration and to a location that meets industry needs with multiple international partners. These are initiated with an intellectual property strategy to include patents, trademarks, and trade secrets, such that the processes achieved may be readily licensed to other manufacturers and users.

During 2024, we plan to expand our product offerings with the availability of additional calibers and projectile variants. Testing on our ammunition, specifically our proprietary composite-cased 6.8TVCM ammunition, is being conducted by FN America, LLC as part of TV Ammo’s “switch-barrel” offering whereby existing weapon systems can upgrade operational capabilities with a simple barrel swap, enabling the system to fire our proprietary ammunition cartridges.

On October 31, 2022, TV Ammo entered into a strategic partnership with Great Outdoors Group LLC, the owners of Bass Pro Shops and Cabela’s, North America’s premier outdoor and conservation company and the largest outdoor retailer in the world. Pursuant to the terms of the Bass Pro Agreement, Bass Pro is the sole and exclusive distributor of TV Ammo’s products in the United States for a period of three years, except for sales of TV Ammo products (a) directly to consumers through TV Ammo’s Web site, (b) to government authorities, or (c) to international customers. The arrangement leverages TV Ammo’s advanced manufacturing technology and Bass Pro’s significant market presence to optimize the production, distribution, and sale of ammunition within the U.S. commercial market.

The initial companywide order, made in late 2022, placed TV Ammo products in 133 Bass Pro locations. TV Ammo plans to introduce additional SKUs for multiple calibers during 2024.

Competition

The ammunition, ammunition casing industry, weapon industry and suppressor industry are dominated by a small number of companies, a number of which are divisions of large public companies. We compete primarily on the quality, reliability, features, performance, brand awareness, and price of our products. Our primary competitors include, but are not limited to, Sig Sauer, Textron, Ammo, Inc., Federal Premium Ammunition, Remington Arms, the Winchester Ammunition division of Olin Corporation, Nordic Ammunition Company, PCP Ammunition, and various smaller manufacturers and suppliers, including Black-Hills Ammunition, CBC Group, Fiocchi Ammunition, Hornady Manufacturing Company, KGM, PMC, Radical Firearms, Rio Ammunition, and Wolf.

Customers

We mainly sell our ammunition products to retail consumers pursuant to the Bass Pro Agreement (as further described below). We also sell direct to customers online. Our ammunition consumers include sport and recreational shooters, hunters, competitive shooters, individuals desiring home and personal protection, manufacturers and law enforcement and military agencies.

Ammunition Technology

TV Ammo uses proprietary designs and manufacturing methods to produce lightweight composite ammunition and anticipates production of calibers initially ranging from 5.56x45mm to .50 BMG.

TV Ammo currently offers multiple configurations .308 Winchester cartridge and 5.56x45mm, the most widely consumed centerfire rifle ammunition caliber in the United States.

In addition, the United States Army has tested more than 700,000 rounds of TV Ammo’s 6.8TVCM cartridge, resulting in its designation as the first and only lightweight cartridge to meet or exceed all U.S. military specifications, including performance across the entire temperature spectrum required by the U.S. Department of Defense. The cartridge offers an approximate weight reduction of 30 percent as compared to traditional brass-cased 7.62x51mm cartridges and delivers muzzle velocity of 3,000 feet per second, while maintaining safe operating pressures. As a result of these performance attributes, the cartridge is capable of delivering significantly greater effective range than traditional 7.62x51mm ammunition.

TV Ammo has identified nearly 30 advantages of its composite-cased ammunition compared to conventional, brass-cased munitions including:

•        Approximate 30% weight reduction vs. a comparable brass round; provides logistical, operational, and tactical benefits;

•        Significantly enhanced accuracy generated from unmatched manufacturing tolerances, consistent concentricity due to TV Ammo’s unique ability to manipulate internal case geometry and controllable powder-drop standard deviation to the hundredth of a grain;

•        Heat transfer is significantly reduced, extending the life cycle of weapon systems;

•        Compatible with currently deployed weapons;

•        Magnetic base saves retrieval time during training and reduces exposure to heavy metals;

•        More efficient powder burn improves ballistic efficiency and minimizes muzzle flash;

•        Scalable and adaptable to a variety of calibers, including medium caliber and artillery; and

•        Modular equipment significantly reduces traditional manufacturing footprint and can be replicated globally resulting in local, just-in-time production.

TV Ammo’s strengths extend far beyond the cartridge and into the realm of manufacturing. Our production lines utilize proprietary software to control all diagnostics, both on-premises and remote, for both the molding and assembly segments of a production cell. We believe that the efficient footprint and highly automated processes will result in inherently higher margins and cash generation and a superior return on investment.

TV Ammo intends to stay ahead of the rapidly evolving technological landscape and employs a talented team of munitions and weapons experts with expertise in the areas of lightweight composite munitions and future weapons systems. TV Ammo fosters a culture of innovation, invention, precision, quick adaptation to customer needs, has fast product prototype capabilities, and system-wide implementation/integration that we believe remains far ahead of ahead of threats from both competition and foreign concerns.

Advantage of Lighter Ammunition

On average, TV Ammo’s ammunition is 30% lighter than traditional brass-cased cartridges, offering tactical, operational, and logistical benefits to military end-users. Individual soldiers are afforded the option to convert basic combat load of 210 rounds into 43% more rounds or a 30% reduction of existing weight, thereby providing enhanced mobility and, ultimately, greater lethality and survivability.

A standard pallet of 7.62mm brass-cased ammunition and weighs 3,092 pounds while a pallet of TV Ammo composite-cased ammunition weighs 2,168 pounds, a savings of 922 pounds. A 30% reduction in weight from ammunition on bulk transports results in significant fuel savings and logistical benefits. These kinds of weight savings should afford transportation vehicles with increased unrefueled range and free up significant payload capacity.

Advantage of Production Process

TV Ammo believes its lightweight composite technology also provides significant advantages over brass casings from a supply chain perspective, which is important for continued national security. Typically, brass used for casings is comprised of approximately 70% copper and 30% zinc, with some percentages of other metals. Open pit mining of copper is expensive, time consuming and generates large quantities of waste. Extensive waste management controls are required to handle the overburden and tailings volume and liquid leachates generated during the extraction process. The production of copper and zinc is a lengthy extractive metallurgy process with onerous waste management requirements.

By contrast, manufacturing of composites is efficient. Crude oil provides a large and widely available raw material essential to produce composites. The use of composites creates an alternative supply chain that reduces dependency on older metallurgy processes, addressing both short-term and long-term uncertainties of market fluctuations, resource depletions and reliance on foreign-sourced, heavy and precious metals. The composites used in TV Ammo’s products are based on a proprietary formula, yet the materials with which to manufacture the composites are readily available.

Production Facility

TV Ammo currently leases three facilities located in Garland, Texas — a 66,000-square-foot manufacturing facility, a 72,000-square-foot facility for fulfillment and certain corporate offices, and a 4,000-square-foot research and development facility. TV Ammo’s manufacturing facility is designed to house automated ammunition manufacturing lines. The first manufacturing line, which produces 7.62x51 caliber or 6.8 caliber ammunition, is operational and capable of producing more than 20,000,000 rounds per year. A manufacturing line designed to produce .50 caliber ammunition is also complete and expected to begin production in 2024.

An important benefit of TV Ammo’s manufacturing facility is its small physical footprint with high production output. Traditional brass ammunition manufacturing facilities are large and require significant staff. By contrast, TV Ammo’s facilities are more efficient, substantially smaller in size and require fewer personnel to produce comparable amounts of ammunition. As a result, TV Ammo can produce more ammunition per square foot and per person than brass ammunition facilities.

TV Ammo has achieved the following through assessment, membership, practice and/or licensing:

•        International Organization for Standardization (ISO) (9001:2015 Certification);

•        Defense Department Trade Controls (DDTC) (Registration and Licensing);

•        National Armaments Consortium (NAC) (Membership);

•        National Defense Industrial Association (NDIA) (Membership);

•        DOD Ordnance Technology Consortium (DOTC) (Membership);

•        North Atlantic Treaty Organization (NATO) Standards (Practice);

•        MIL-STD and MIL-SPEC (U.S. DOD Military) Standardization (Achievement);

•        GSA-System for Award Management (SAM) (Registration);

•        US Department of Justice-Bureau of Alcohol, Tobacco, and Firearms (ATF) (Federal Firearms Licenses and Special Occupational Tax Stamps); and

•        Sporting Arms and Ammunition Manufacturers’ Institute (SAAMI) (Certification).

Lightweight Medium Machine Gun Technology

TV Ammo is continuing the development of a Lightweight Medium Machine Gun the rights to which were obtained from General Dynamics-Ordinance and Tactical Systems. That weapon is a man-portable weapon designed to accurately and effectively engage targets beyond 1800 meters. It is lightweight (~24 pounds), fires a .338 Norma Magnum cartridge with 300-grain bullets at a rate of approximately 500 rounds per minute and deploys TV Ammo’s patented recoil mitigation system reducing felt recoil by ~50%. The weapon system was also designed to be modular, integrating a 7.62 conversion kit allowing users to train efficiently with stockpiled 7.62 dependent on range accessibility and/or operational requirements.

Suppressor Technology

TV Ammo’s acquisition of Delta P in July 2023 added intellectual property and advanced suppressor technology to TV Ammo’s portfolio. Our suppressors and accessories enable enhanced weapon performance through weight, sound and flash reduction, while maintaining optimal functionality and maneuverability. Our suppressor technology has proven full reliability on machine gun platforms, offering an attractive application to the US military and allied defense customers. TV Ammo intends to optimize our suppressor technology for military and commercial applications in conjunction with our innovative recoil mitigation technology and advanced weapon system designs.

Intellectual Property

The intellectual property used in the design, development and manufacture of TV Ammo’s portfolio of products are held by IP Holdings, a wholly-owned subsidiary of TV Ammo. IP Holdings holds proprietary design and technology processes, methods, patents, trade secrets, trademarks, and other intellectual property of the Company. Intellectual property is licensed from IP Holdings.

The technology and innovations are protected by extensive intellectual property registrations and filings. Additional patent applications are filed regularly to maintain pace with the speed at which innovations are being developed. IP Holdings has implemented a long-term intellectual property strategy to:

•        ensure long term protection of all existing and future patents;

•        monitor and pursue any potential patent infringements;

•        expand the design and utility patents that protect all the critical design elements and other potential alternate designs; and

•        ensure TV Ammo does not infringe on any existing third-party patents.

TV Ammo utilizes extensive security to protect its intellectual property and production facilities. Among other things, TV Ammo uses hardened-encryption and compartmentalizes file and technology access on a “need to know” basis. Further, TV Ammo’s research and development is housed separately for security considerations. The facility contains state-of-the-art proprietary testing, design and development equipment. TV Ammo has implemented secure modes of access, secure meeting areas, communications protocols and compartmentalized operations designed to protect our current technology and new products in development.

Bass Pro Agreement

On October 31, 2022, TV Ammo entered into a strategic partnership with Great Outdoors Group LLC, the owner of Bass Pro Shops and Cabela’s, North America’s premier outdoor and conservation company and the largest outdoor retailer in the world. Pursuant to the terms of the Bass Pro Agreement, Bass Pro is the sole and exclusive distributor of TV Ammo’s products in the United States for an initial term of three years, except for sales of TV Ammo products (a) directly to consumers through TV Ammo’s Web site, (b) to government authorities, or (c) to international customers. The arrangement leverages TV Ammo’s advanced manufacturing technology and Bass Pro’s significant market presence to optimize the production, distribution, and sale of ammunition within the U.S. commercial market.

Suppliers

We purchase certain of the raw materials and components for our ammunition products, including polymer for casings, primers, gunpowder, and projectiles. We believe we have reliable sources of supply for all our raw material and component needs, but from time to time, raw materials and components are subject to shortages and price increases. Most of our suppliers are U.S.-based and provide us the materials and components at competitive rates. We plan to continue to broaden our supplier base and secure multiple sources for all the raw materials and components we require. We seek to establish long-term supply agreements (“LTA”) for critical components and raw materials that will include Standard Operating Procedures (“SOP”) that govern these relationships.

Human Capital Management

As of September 30, 2023, TV Ammo had a total of 121 employees. Of these employees, 47 were engaged in manufacturing, 17 in sales, marketing and customer service, 4 in research, 30 in engineering, and 23 in various corporate and administrative functions (information technology, accounting, executives, etc.). None of our employees are represented by a union in collective bargaining with us. We believe that our employee relations are good.

Environmental Matters

TV Ammo’s operations are subject to a variety of federal, state and local laws and regulations relating to environmental protection, including those governing the discharge, treatment, storage, transportation, remediation and disposal of hazardous materials and wastes; the restoration of damages to the environment; and health and safety matters. We believe that our operations are in material compliance with these laws and regulations. We incur expenses in complying with environmental requirements and could incur higher costs in the future as a result of more stringent requirements that may be enacted.

Some environmental laws, such as the U.S. federal Superfund law and similar state laws, can impose liability, without regard to fault, for the entire cost of the cleanup of contaminated sites on current or former site owners and operators or parties who sent waste to such sites. Based on currently available information, we do not believe that environmental matters will have a material adverse effect on our business, operating results or financial condition; however, we could incur substantial additional costs in the future as a result of any additional obligations imposed or conditions identified at these or other sites in the future.

Regulatory Matters

The manufacture, sale and purchase of ammunition and weapons are subject to extensive federal, state, local and foreign government laws. TV Ammo is also subject to the rules and regulations of the ATF and various state and international agencies that control the manufacture, export, import, distribution and sale of firearms, explosives, and ammunition. Such regulations may adversely affect demand for our products by imposing limitations that increase the costs or limit the availability of our products.

As a manufacturer and distributor of consumer products, we are subject to various domestic and international consumer product safety laws, such as the Consumer Products Safety Act, which empowers the Consumer Products Safety Commission to investigate and deem certain of our products as unsafe or hazardous. Under certain circumstances, the Consumer Products Safety Commission or similar international agencies could ask a court to require us to repurchase or recall one or more of our products. In addition, laws regulating certain consumer products exist in some cities and states, as well as in other countries in which we may sell our products.

These laws, rules and regulations currently impose significant compliance requirements on our business and our failure to comply with applicable rules and regulations may result in the limitation of our growth or business activities and could result in the revocation of licenses necessary for our business. We believe we are in material compliance with all applicable domestic and international laws and regulations. Applicable laws have the following effects:

•        require the licensing of all persons manufacturing, exporting, importing, or selling firearms and ammunition as a business;

•        require background checks for purchasers of firearms;

•        impose waiting periods between the purchase of a firearm and the delivery of a firearm;

•        prohibit the sale of firearms to certain persons, such as those below a certain age and persons with criminal records;

•        regulate the use and storage of gun powder or other energetic materials;

•        regulate our employment of personnel with criminal convictions; and

•        restrict access to manufacturing facilities for individuals from other countries or with criminal convictions.

The handling of our technical data and the international sale of our products may also be regulated by the U.S. Department of State and Department of Commerce. In many instances, we must obtain export authorizations for international shipments. These agencies can impose civil and criminal penalties, including denying us from exporting our products for failure to comply with applicable laws and regulations.

In addition, bills have been introduced in Congress to establish and to consider the feasibility of establishing a nationwide database recording so-called “ballistic images” of ammunition fired from new guns. Should such a mandatory database be established, the cost to us, our distributors, and our customers could be significant, depending on the type of firearms and ballistic information included in the database. Bills have also been introduced in Congress in the past several years that would affect the manufacture and sale of ammunition, including bills to regulate the manufacture, importation, and sale of ammunition.

We are also regulated by the U.S. Department of Homeland Security, which regulates the out-bound and in-bound movement of some of our products, as well as components, parts and materials used in our manufacturing processes. The agency is authorized to detain and seize shipments, as well as penalize us for failure to comply with applicable regulations. The agency also works closely with the Department of State and the Department of Commerce to protect national security.

We believe that existing federal, state and local legislation relating to the regulation of firearms and ammunition have not had a material adverse effect on our sales of these products. However, the regulation of firearms and ammunition may become more restrictive in the future, and any such developments might have a material adverse effect on our business, operating results, financial condition and cash flows. In addition, regulatory proposals, even if never enacted, may affect firearms or ammunition sales as a result of consumer perceptions.

MANAGEMENT OF TV Ammo

Board of Directors and Executive Officers

The directors and executive officers of TV Ammo as of the date hereof are as follows:

Name	Age	Position(s)
Kevin Boscamp	58	Chief Executive Officer, Chairman of the Board
G. Christopher Tedford	56	Chief Operating Officer, Director
Craig Etchegoyen	46	President, Chief Intellectual Property Officer, Director
Jeffrey Cutshall	49	Chief Financial Officer
Stuart Shanus	59	Chief Legal Officer
Mark Jacobs	39	Director, Advisor (Military Affairs)
David Richardson	55	Director, Advisor (Legal)
Donald P. Barry, Sr.	77	Director
Bruce Robbins	71	Director

Executive Officers and Directors

Kevin Boscamp has been the Chairman of the Board and Chief Executive Officer of TV Ammo, or its predecessor, since 2014. He advises TV Ammo on near-term needs, future growth, fundraising and ongoing business initiatives. Mr. Boscamp is also the co-founder of GRP Energy Capital, LLC, which is focused on acquiring, funding and managing oil and natural gas royalties, mineral rights, wind royalties, pipelines and other natural resources. He has served as a Managing Partner since 2008 and oversees all facets of the company’s investment activities. From 2014 to 2021, Mr. Boscamp was co-President of GRP Energy, LP. Mr. Boscamp also served as President of Compass Royalty Management LLC from 2002 to 2007 and Executive Vice President of Noble Royalties, Inc. from 1999 to 2007. Mr. Boscamp received a BBA in Management from Sam Houston State University.

G. Christopher Tedford has been a director of TV Ammo, or its predecessor, since May 2014 and has been Co-Chief Executive Officer since 2022 and Chief Operating Officer since December 2023. He leads all aspects of TV Ammo’s daily operations and works closely with True Velocity’s innovation teams on the manufacturing process and development of TV Ammo’s proprietary processes and supporting technologies. From May 2014 to April 2021, Mr. Tedford also served as TV Ammo’s, or its predecessor’s, Chief Operating Officer. Since June 1988, Mr. Tedford has held several roles with Automatic Products Corporation, starting as a Sales Representative and culminating in his appointment as President and General Manager in May 2007, a role which he continues to hold. Mr. Tedford received a B.A. in Political Science with a minor in Economics from the University of Texas at Dallas.

Craig Etchegoyen has been the Chief Intellectual Property Officer and a director of TV Ammo since 2021 and President since 2022. Mr. Etchegoyen has served as Chairman of WSOU Investments, LLC, d/b/a Brazos Licensing & Development, North America’s most active patent litigant, since he founded it in January 2017. The company filed over 180 patent infringement lawsuits in 2020. Prior thereto, Mr. Etchegoyen co-founded Uniloc USA, Inc., a patent licensing firm, in 1999 and served as its President and Chief Technology Officer.

Jeffrey Cutshall has been the Chief Financial Officer of TV Ammo, or its predecessor, since January 2019. Mr. Cutshall has served as a Manager with Swan River Capital, an investment and advisory firm, from September 2017 until January 2019. From July 2013 to December 2015, Mr. Cutshall served as a Senior Analyst and Director with BlackRock’s Equity Large-Cap Growth portfolio. From September 2008 to May 2013, he was a Portfolio Manager at UBS O’Connor. Between February 2001 and August 2008, Mr. Cutshall was a Senior Analyst with Trafelet & Company. Mr. Cutshall holds an AB in Engineering Sciences from Dartmouth College.

Stuart Shanus has been the Chief Legal Officer of TV Ammo since October 2023. From January 1997 to February 2016, Mr. Shanus was a partner in Reed Smith LLP and served as the managing partner of the Los Angeles and Century City offices. In 2017, he co-founded WSOU Investments LLC and served as the president of the company until March 2023. He is also a co-founder of Argos IP Advisors, LLC and was the president of that company until September 2023. He holds BA from Boston College and a JD from George Washington University.

Mark Jacobs has been a director and advisor (military affairs) of TV Ammo, or its predecessor, since 2014. Mr. Jacobs facilitates TV Ammo’s sales efforts with U.S. Special Forces and law enforcement groups and serves as its liaison to certain departments of the DOD. Since 2011, Mr. Jacobs has served as the Chief Executive Officer and a director of 9MTC®, a training facility for military, law enforcement and security protection organizations worldwide. He received a BBA from Dallas Baptist University.

David Richardson has been a director and advisor (legal) of TV Ammo, or its predecessor, since 2014. He directs and oversees TV Ammo’s legal initiatives, including managing third-party law firms engaged by True Velocity, member management, asset protection and litigation matters. Mr. Richardson has been a Partner with the law firm of Cramer Weatherbie Richardson Oliver LLP since 2008, specializing in banking, real estate and lending transactions and outside general counsel services. He received a BBA from the University of Texas and a JD from Baylor University.

Donald P. Barry, Sr. has been a director of TV Ammo, or its predecessor, since 2018. Mr. Barry co-founded BJB Partners, a real estate development and management firm located in Chicago, Illinois, in 1972 and continues to oversee all facets of its business lines. He and his team have developed a wide variety of multi-family residential buildings, involving new construction, adaptive reuse and major renovation.

Bruce Robbins has been a director of TV Ammo, or its predecessor, since 2014. Since 2002, Mr. Robbins has been the Managing Partner at Bruce-Land Consulting LLC, a firm that provides development, financing, marketing and sales service for real estate, energy and other businesses and investments. He has over 35 years’ experience providing management and operational services for private entities and governmental agencies in the U.S. and worldwide. He received an undergraduate degree from the Florida State University College of Business.

None of TV Ammo’s directors or executive officers, nor any associate of such individual, is involved in a legal proceeding adverse to us or any of our subsidiaries or our joint ventures.

TV AMMO MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that TV Ammo’s management believes is relevant to an assessment and understanding of TV Ammo’s consolidated results of operations and financial condition. The discussion should be read together with the historical consolidated financial statements and related notes and unaudited pro forma condensed financial information that are included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, references in the discussion in this section to “TV Ammo”, “we”, “us” and “our” refer to the business and operations of TV Ammo and its predecessors and consolidated subsidiaries.

The discussion may contain certain “forward-looking statements” based upon the current expectations of TV Ammo’s management, which expectations involve risks and uncertainties. We do not undertake to update any forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” You should, however, consult further disclosures and risk factors included elsewhere in this proxy statement/prospectus. See the section entitled “Risk Factors.”

Overview

We have been engaged in the advanced technology and composite manufacturing industry since 2012. The operations of TV Ammo and its predecessors were consolidated through a business combination in June 2021. In December 2021, TV Ammo acquired 100% of the membership units of Lone Star Future Weapons, LLC, a Texas limited liability company (“Lone Star”). The acquisition, which closed on December 31, 2021, was for total consideration of $84.0 million, funded with TV Ammo common equity. Following the completion of such combinations, TV Ammo is the sole member and manager of three subsidiaries: True Velocity Ammunition, LLC; Lone Star; and IP Holdings.

TV Ammo is an advanced technology and composite manufacturing company initially focused on revolutionizing the ammunition industry. TV Ammo produces composite-cased ammunition with enhanced accuracy, repeatability, and reliability in a lightweight package. TV Ammo currently sells .308 Winchester composite-cased rounds in multiple configurations to the commercial market and is developing additional calibers ranging from 5.56x45mm to .50 BMG to be sold in the general commercial market as well as the domestic and international defense markets.

We believe the technology developed by TV Ammo represents a revolutionary change in the ammunition industry as our composite-based rounds provide significant advantages compared to traditional metallic-cased cartridges. TV Ammo’s advanced, lightweight composite-cased cartridge:

•        results in an approximate 30% weight reduction as compared to traditional brass-cased cartridges;

•        provides exceptional accuracy and consistency;

•        reduces heat transfer to the weapon platform, resulting in less wear and tear;

•        provides substantial shipping and logistical cost savings while enhancing strategic and operational benefits;

•        reduces the likelihood of heat-induced discharge;

•        allows for a significant reduction in production footprint;

•        scales and adapts to a variety of calibers; and

•        drives production advancement to support distributive manufacturing in support of on-demand production and near-end user distribution.

Further, following its acquisitions of Lone Star and Delta P, TV Ammo has also been focused on positioning itself to develop, market and sell military weapons utilizing its proprietary technology and leveraging its significant intellectual property portfolio to establish a global revenue model built upon the licensure of its weapons and manufacturing technology. TV Ammo’s proprietary weapons technology represents significant advancement in weapon design, particularly regarding impulse averaging and recoil mitigation, while TV Ammo’s manufacturing technology and quality control standards result in higher consistency in its production process, yielding a far more consistently accurate production cartridge at volume.

TV Ammo employs a talented team of subject matter experts with expertise in the areas of lightweight composite munitions, weapons and suppressors, and advanced manufacturing for each. TV Ammo’s ability to rapidly prototype and iterate fosters a culture of innovation, invention, precision, and quick adaptation to customer needs that we believe is a differentiator.

TV Ammo currently has approximately 315 patents issued and pending surrounding its products and technology and a robust portfolio of trade secrets pertaining to its innovative manufacturing processes TV Ammo’s advanced manufacturing cells employ best-in-class production and assembly processes and simultaneously provide and analyze comprehensive quality control and inspection data for improved yields and throughput. Innovative manufacturing, high quality materials, and advanced technology processes allow TV Ammo to deliver product consistency, precision, and process efficiency. Company and independent tests show a level of consistency that rivals results yielded by handloaders, resulting in single-digit standard deviation of muzzle velocity and sub-minute of angle accuracy. Similarly, TV Ammo’s proprietary weapons technology represents significant advancement in weapon design, particularly with regard to impulse averaging and recoil mitigation. Further, TV Ammo’s manufacturing technology and quality control standards result in higher consistency in its production process, yielding a far more accurate production cartridge at volume.

TV Ammo believes there is growing market demand globally for modern ammunition manufacturing capabilities. The Company’s production cells are modular, highly scalable, and support foreign and domestic industrial modernization requirements. Mature conversations with multiple international customers are underway regarding the sale of its manufacturing cells and licensure of its technology.

TV Ammo has been in the composite ammunition industry since 2012 and intends to leverage the significant industry expertise and intellectual property it has gained for more than a decade in the area of advanced weapon system development to create an additional revenue stream that will complement the sale of its ammunition and licensure of its manufacturing technology. TV Ammo has received full safety release from the U.S. Department of Defense for its proprietary 6.8TVCM cartridge and RM277 weapon system and is currently working with a preeminent global machine gun manufacturer to launch a 6.8TVCM conversion kit for the M240 belt-fed machine gun, one of the most prolific machines in service globally. TV Ammo is also engaged with multiple foreign governments regarding lightweight ammunition and weapon system sales focused on its forthcoming .50 BMG lightweight ammunition solution and its .338 Norma Magnum Lightweight Medium Machine Gun.

Exclusive Opportunity with Bass Pro Shops

On October 31, 2022, TV Ammo entered into a strategic partnership with Great Outdoors Group LLC, the owner of Bass Pro Shops and Cabela’s, North America’s premier outdoor and conservation company and the largest outdoor retailer in the world. Pursuant to the terms of the Bass Pro Agreement, Bass Pro is the sole and exclusive distributor of TV Ammo’s products in the United States and Canada for a period of three years, except for sales of TV Ammo products (a) directly to consumers through TV Ammo’s Web site, (b) to government authorities, or (c) to international customers. The arrangement leverages TV Ammo’s advanced manufacturing technology and Bass Pro’s significant market presence to optimize the production, distribution, and sale of ammunition within the U.S. commercial market.

The initial companywide order, made in late 2022, placed TV Ammo products in 133 Bass Pro locations. TV Ammo plans to introduce additional SKUs for multiple calibers during 2023.

Outlook

TV Ammo’s vision is to modernize the ammunition and weapons industries and is focused on product development, continuous improvement of its manufacturing equipment, and increasing capacity to meet the quality and quantity standards that customers demand. We intend to accomplish this through the development, acquisition, and application of intellectual property unique to the ammunition and weapons industries and through investing in manufacturing equipment and processes that enable us to compete globally. TV Ammo is not aware of any viable lightweight composite ammunition competitor in the marketplace that is an operationally reliable round with acceptable ballistics and believes its technology offers revolutionary advantages over metallic casings currently used in the ammunition industry. Further, TV Ammo intends to continue increasing the market value of its intellectual property portfolio to support licensure of all its products globally. We believe that our substantial intellectual property portfolio is worth multiple times invested capital and strategically positions us to become the leading disruptor in the ammunition and ammunition manufacturing market.

TV Ammo has developed a sales and business development strategy based on its holistic approach to innovative manufacturing and quality customer service. Our strategy to gain market share and establish reliable revenue streams is encapsulated through six distinct verticals: domestic commercial; domestic defense; exportable manufacturing cells; global law enforcement; international defense; and licensing. To execute on this business strategy, TV Ammo has employed a talented team of subject matter experts with significant experience across various relevant industries, earned the trust of key customers, successfully penetrated multiple wholesale and retail distribution channels and organically grown brand awareness through strategic partnerships.

Key Factors Affecting Our Performance

We believe that our future success will be dependent on several key factors, including those discussed below. While these areas represent opportunities for us, they also represent challenges and risks that we must successfully address in order to continue the growth of our business and improve our results of operations.

Production Capacity

We believe there is a considerable opportunity within the global defense and commercial markets for our cutting-edge ammunition; however, a key limiting factor to capture available market share is production capacity. Proceeds from the Business Combination will be used to expand our production capacity, and we believe will position us well to capture revenue growth opportunities within an estimated global addressable market of over $24 billion annually.

Customer Demand

Favorable industry dynamics for global ammunition manufacturing, such as increasing civilian demand and increases in global defense spending, present TV Ammo with numerous growth opportunities. The global ammunition market surpassed $24.3 billion in 2021, and we estimate it will continue to grow at a 3.7% compound annual growth rate. TV Ammo’s production equipment is uniquely positioned to address this growing demand given its rapid installation, modular and portable design, and anticipated high return on invested capital.

Manufacturing Costs

Our profitability may be affected by our ability to effectively manage our manufacturing costs. Our manufacturing costs could be impacted by fluctuations in the price of raw materials. If raw material prices increase, we will have to offset these higher costs either through price increases to our customers or through productivity improvements. Our ability to control our raw materials costs is also dependent on our ability to negotiate with our suppliers for a better price and our ability to source raw materials from reliable suppliers in a cost-efficient manner. In addition, we expect that an increase in our sales volume will enable us to lower our manufacturing costs through economies of scale and that we will see a reduction in the cost of critical components through enhanced and improved manufacturing processes with our suppliers.

Regulatory Landscape

The manufacture, sale and purchase of TV Ammo’s products are subject to extensive federal, state, local and foreign government laws. TV Ammo is also subject to the rules and regulations of the ATF and various state and international agencies that control the manufacture, export, import, distribution and sale of firearms, explosives and ammunition. Such regulations may adversely affect demand for our products by imposing limitations that increase the costs or limit the availability of our products.

Results of Operations

Nine Months Ended September 30, 2023 Compared to the Nine Months Ended September 30, 2022

The following table presents summarized financial information taken from our consolidated statements of operations for the nine-month periods ended September 30, 2023 and September 30, 2022 (amounts in thousands):

	For the Nine Months Ended
	September 30, 2023	September 30, 2022
Net Sales	$487	$307
Cost of Sales	3,238	3,789
Gross Profit	(2,751)	(3,482)
Research and Development	4,275	3,937
Selling, General and Administrative	19,867	24,015
Depreciation and Amortization	3,809	4,136
Total Operating Expenses	27,951	32,088
Loss From Operations	(30,702)	(35,570)
Interest Income (Expense)	(4,349)	(3,872)
Other Income (Expense)	10,433	(3,927)
Loss Before Provision For Income Taxes	(24,618)	(35,515)
Provision For Income Taxes	3,953	—
Net Loss	$(20,665)	$(35,515)

Net Sales

Net Sales increased by approximately $0.2 million from $0.3 million for the nine months ended September 30, 2022 compared to $0.5 million for the nine months ended September 30, 2023. During 2022 we built inventory in anticipation of an exclusive retail partnership that was not signed until early fourth quarter.

Cost of Sales

Cost of Sales decreased by approximately $0.6 million from $3.8 million for the nine months ended September 30, 2022 compared to $3.2 million for the nine months ended September 30, 2023. This was primarily due to a decrease in production costs as our production and assembly methods become more efficient through advances in technology.

Gross Profit

In accordance with U.S. GAAP, TV Ammo recognizes full-absorption costing of our production and inventory and utilizes “Lower of Cost or Market” in our inventory valuation methodology.

We believe that, as we continue to grow Net Sales through new markets and expanded distribution, our Gross Profit will also increase. We plan to accomplish this through the following:

•        increasing capacity utilization of existing and future production lines;

•        increasing and diversifying our customer base;

•        introducing new cartridge calibers and configurations that historically carry higher margins in the consumer and government sectors;

•        establishing licensing agreements;

•        reducing component costs through greater purchasing power and scalability as our production volumes increase;

•        expanding strategic relationships with component providers;

•        introducing additional production methodologies for critical cartridge components that are expected to show significant cost reduction;

•       expanding use of automation equipment that reduces the total labor required to assemble finished products; and

•        better leveraging our fixed costs through expanded production to support sales objectives.

Operating Expenses

For the nine months ended September 30, 2023, our Total Operating Expenses decreased by approximately $4.1 million compared to the nine months ended September 30, 2022. The decrease was caused by a $0.3 million increase in Research and Development, offset by a $4.1 million decrease in Selling, General and Administrative, and a $0.3 million decrease in Depreciation and Amortization.

Research and Development expenses increased to approximately $4.3 million for the nine months ended September 30, 2023 compared to approximately $3.9 for the nine months ended September 30, 2022 as we continued to invest in product development and our manufacturing capabilities.

Selling, General and Administrative expenses decreased for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022 by approximately $4.1 million. Salaries and wages increased $0.8 million while stock compensation decreased $0.1 million. Additionally, marketing and trade show expenses decreased by $2.4 million year over year.

Interest and Other Expenses

For the nine months ended September 30, 2023, Interest Expense increased by approximately $0.5 million compared with the nine months ended September 30, 2022 due primarily to an increase in the interest rate from a Related Party Note Payable on July 1, 2022. We had other income as a result of an unrealized gain in the fair value of convertible notes and associated warrants of approximately $10.5 million in 2023 compared to a gain of $15.1 million for the nine months ended September 30, 2022. During 2022, we recognized a $10.5 million expense from an Intangible Asset impairment due to the loss of the Next Generation Squad Weapon program.

Net Loss

For the nine months ended September 30, 2023 we had a net loss of approximately $20.7 million compared with a net loss of approximately $35.5 million for the nine months ended September 30, 2022.

Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

The following table presents summarized financial information taken from our consolidated statements of operations for the year ended December 31, 2022 compared with the year ended December 31, 2021 (amounts in thousands):

	For the Year Ended
	December 31, 2022	December 31, 2021
Net Sales	$1,184	$6,875
Cost of Sales	7,671	6,968
Gross Profit	(6,487)	(93)
Research and Development	4,792	4,697
Selling, General and Administrative	49,312	42,558
Depreciation and Amortization	5,372	769
Total Operating Expenses	59,476	48,024
Loss From Operations	(65,963)	(48,117)
Interest Income (Expense)	(5,360)	(3,013)
Other Income (Expense)	(10,716)	(4,822)
Impairment of Intangible Assets	(10,553)	—
Loss Before Provision For Income Taxes	(92,592)	(55,952)
Provision For Income Taxes	4,366	—
Net Loss	$(88,226)	$(55,952)

Net Sales

Net Sales decreased by approximately $5.7 million from $6.9 million for the year ended December 31, 2021 compared to $1.2 million for the year ended December 31, 2022. This decrease was due to a significant delivery for our submission to the NGSW program in 2021. We also began shipping a consumer product during 2021 which accounted for $0.9 million in product revenue.

Cost of Sales

Cost of Sales increased by approximately $0.7 million from $7.0 million for the year ended December 31, 2021 to $7.7 million for the year ended December 31, 2022. This was primarily the result of an increase in Net Sales, a modest increase in component costs and an increase in production-related costs.

Gross Profit

In accordance with U.S. GAAP, TV Ammo recognizes full-absorption costing of our production and inventory and utilizes “Lower of Cost or Market” in our inventory valuation methodology. As expected, for the year ended December 31, 2021, our sales and production volumes did not fully absorb all production-related costs, resulting in a higher unit cost of goods than our unit sales price. Consequently, we valued our finished goods inventory at the lower “market” price resulting in a Gross Profit of approximately ($0.09) million compared to approximately ($6.5) million for the year ended December 31, 2022. For the year ended December 31, 2021, in accordance with U.S. GAAP and our revenue recognition policy, we recognized approximately $1.0 million of non-recurring engineering cost reimbursements as revenue associated with a NGSW program delivery which resulted in greater absorption of production-related costs.

Operating Expenses

For the year ended December 31, 2022, our Total Operating Expenses increased by approximately $11.5 million compared to the year ended December 31, 2021. The increase was caused by an increase in Research and Development expenses of approximately $0.1 million, an increase in Selling, General and Administrative expenses of approximately $6.8 million and an increase in Depreciation and Amortization expenses of approximately $4.6 million.

Research and Development expenses increased by approximately $0.1 million for the year ended December 31, 2022 compared to the year ended December 31, 2021 as we continued to invest in product development and our manufacturing capabilities.

Selling, General and Administrative expenses increased for the year ended December 31, 2022 compared to the year ended December 31, 2021 by approximately $6.8 million. Accrued Compensation for certain key executives accounted for a $3.4 million increase, other salaries and wages increased $2.4 million, stock compensation decreased by $1.3 million, and marketing expenses increased $3.5 million year over year. Other miscellaneous expenses accounted for $1.2 million of year over year decreases.

Interest and Other Expenses

For the year ended December 31, 2022, Interest Expense increased by approximately $2.3 million as compared with the year ended December 31, 2021. Nearly three additional months of interest from a Related Party Convertible Note resulted in an incremental $0.3 million of interest while nearly 8 additional months of interest from the senior debt issued in August 2021 added an incremental $1.4 million of interest expense. Finally, an additional $5.0 million of the Convertible Note was issued in January 2022 which resulted in an incremental $0.5 million of interest. For the year ended December 31, 2022, we recognized a $10.5 million expense from an intangible asset impairment due to the loss of the Next Generation Squad Weapon program. For the years ended December 31, 2022 and 2021, respectively, we recognized an expense of $9.8 million and $5.0 million as a result of an unrealized loss in the fair value of convertible notes and associated warrants. Finally, for the year ended December 31, 2021 we realized a $1.1 million gain from Payroll Protection Program loan forgiveness.

Net Loss

For the year ended December 31, 2022 we incurred a net loss of approximately $88.2 million compared with a net loss of approximately $56.0 million for the year ended December 31, 2021.

Liquidity and Capital Resources

TV Ammo has operated as a development stage company since its formation. TV Ammo recognized a Net Loss of approximately $20.7 million for the nine months ended September 30, 2023, a Net Loss of approximately $35.5 million for the nine months ended September 30, 2022 and had an Accumulated Deficit of approximately $324.5 million as of September 30, 2023. TV Ammo recognized a Net Loss of approximately $88.2 million for the year ended December 31, 2022, a net loss of approximately $56.0 million for the year ended December 31, 2021 and had an Accumulated Deficit of approximately $303.9 million as of December 31, 2022. During 2022 and the nine months ended September 30, 2023, TV Ammo was generating revenue to minimally fund operations and continued to work on Research and Development activities.

TV Ammo has historically funded operations through private equity offerings, related party debt and financial institution debt. On March 1, 2021, TV Ammo’s predecessor entity refinanced all of its bank debt with a convertible note (the “Convertible Note”) issued by a related party and with a maturity date of March 1, 2023. On August 15, 2021, TV Ammo received an additional $15.0 million of senior debt funding from an outside lender and, as of the date of this proxy statement/prospectus, has an additional $15.0 million of funding available under this facility, subject to certain terms and conditions. The terms of the Convertible Note were amended on August 12, 2021 to subordinate it to the senior debt and extend the maturity date to August 13, 2025. On October 12, 2022 the related party lender of the Convertible Note agreed to convert all principal and accrued interest into shares of TV Ammo Common Stock immediately prior to the Closing at a conversion price of $5.00 per share.

TV Ammo has also raised funds through multiple equity financings, raising a total of approximately $36.3 million in 2021 and 2022 through its Series A preferred equity financing which closed in September 2022, and a total of approximately $5.8 million in 2022 through its Series B preferred equity financing. During the year ended December 31, 2023, the Company raised an additional $25.7 million through its Series B preferred equity financing.

TV Ammo may also raise up to $100.0 million of additional capital in one or more Permitted Financings as permitted by the Merger Agreement.

We believe that these financing activities will allow TV Ammo to meet both its operating and debt obligations over the next year. However, our liquidity assumptions may prove to be incorrect, and we could utilize our available financial resources sooner than we currently expect. We also recognize that there can be no assurance that our forecasted plan will be met. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section entitled “Risk Factors.”

We may need to raise additional funds to finance our operations through further equity or equity-linked offerings or debt financing arrangements. If we raise additional funds by issuing equity or equity-linked securities, the ownership of our existing stockholders will be diluted. If we raise additional financing by the incurrence of indebtedness, we will be subject to increased fixed payment obligations and could also be subject to restrictive covenants, such as limitations on our ability to incur additional debt, and other operating restrictions that could adversely impact our ability to conduct our business. See the section entitled “Risk Factors — Risks Related to TV Ammo — TV Ammo will need additional funding in order to implement its business plan.” TV Ammo recognizes that there is no assurance that any such additional financing will be obtained or that the terms of such arrangements will be reasonable. If we are unable to obtain additional funds, we would also take other measures to reduce expenses to offset any shortfall.

Cash and Cash Equivalents

Cash and cash equivalents comprise cash on hand, demand deposits at banks, and other short-term, highly liquid investments with original maturity of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. As of September 30, 2023, the Company’s cash was approximately $2.0 million compared to approximately $5.1 million at September 30, 2022. This decrease was primarily due to incurring a net loss for the period and continued investment in fixed assets for production and intellectual property. As of December 31, 2022, the Company’s cash was approximately $2.9 million compared to approximately $7.7 million at December 31, 2021. This decrease was primarily due to our net operating loss, working capital needs, and capital investment.

Cash Flows

The following table summarizes TV Ammo’s cash flows for the period indicated (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2022	2021
Net cash used in operating activities	$(18,765)	$(28,391)	$(33,812)	$(11,610)
Net cash used in investing activities	(2,761)	(7,466)	(9,470)	(18,714)
Net cash provided by financing activities	20,655	33,184	38,410	31,252

Cash Flows Used in Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2023 was approximately $18.8 million, primarily related to our net loss for the period, offset by changes in our working capital accounts, a write-down of intangible assets, and by depreciation and amortization expense.

Net cash used in operating activities for nine months ended September 30, 2022 was approximately $28.4 million, primarily related to our net loss for the period offset by non-cash stock compensation expense and a write-off of intangible assets.

Net cash used in operating activities for the year ended December 31, 2022 was approximately $33.8 million, primarily related to our net loss for the period offset by non-cash stock compensation expense, a write-off of intangible assets and PIK interest.

Net cash used in operating activities for the year ended December 31, 2021 was approximately $11.6 million, primarily related to our net loss for the period offset by changes in our working capital, depreciation and amortization expense, and non-cash stock compensation.

Cash Flows Provided by (Used in) Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2023 was approximately $2.8 million, driven by capital expenditures and intellectual property.

Net cash used in investing activities for the nine months ended September 30, 2022 was approximately $7.5 million, driven by capital expenditures and intellectual property.

Net cash used in investing activities during the year ended December 31, 2022 was approximately $9.5 million, driven by capital expenditures and investment in intellectual property.

Net cash used in investing activities during the year ended December 31, 2021 was approximately $18.7 million, driven by increased capital expenditures for new production equipment and investment in intellectual property.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2023 was approximately $20.7 million, consisting primarily of net proceeds from equity and debt financings.

Net cash provided by financing activities for the nine months ended September 30, 2022 was approximately $33.2 million, consisting primarily of the net proceeds from equity and debt financings.

Net cash provided by financing activities during the year ended December 31, 2022 was approximately $38.4 million, consisting primarily of the net proceeds from a related party note payable as well as capital contributions.

Net cash provided by financing activities during the year ended December 31, 2021 was approximately $31.3 million, consisting primarily of the net proceeds from long-term notes payable and a related party note payable as well as capital contributions, offset by recurring principal payments on long-term notes payable.

Commitments and Contingencies

TV Ammo’s commitments include interest payments for our notes payable. Commitments not recorded on the consolidated balance sheets primarily consist of operating lease arrangements. Other commitments primarily consist of debt obligations.

TV Ammo’s commitments expected to be paid over the next five years and thereafter are as follows (in thousands):

	Payments Due In
	2023E	2024E	2025E	2026E	2027E	Thereafter	Total
Operating leases(a)	$1,344	1,169	1,202	1,236	1,271	—	7,339
Debt obligations(b)	4,901	5,566	12,920	29,409	—	—	55,171
Total commitments	$6,245	6,735	14,122	30,645	1,271	—	62,510

____________

(a)      TV Ammo has contractual obligations in the form of operating leases for office, warehousing facilities and a vehicle for which TV Ammo records the related expense on a monthly basis. Rent expense related to such leases is recorded on a straight-line basis. TV Ammo’s operating leases expire on various dates through September 2027. Rent expense amounted to approximately $1.1 million and $0.7 million for the years ended December 31, 2022 and December 31, 2021, respectively.

(b)      Interest on TV Ammo’s term loans is calculated based on stated contractual rates. The debt obligation includes interest payments for our term loans.

From time to time, TV Ammo is subject to certain legal proceedings and claims that arise in the ordinary course of its business. Management is not aware of any such matters that would have a significant adverse effect on TV Ammo’s financial position, results of operations or cash flows.

Off-Balance Sheet Arrangements

As of September 30, 2023 and December 31, 2022, we did not engage in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recently Issued and Adopted Accounting Standards

See Note 2 to our condensed consolidated financial statements, included elsewhere in this proxy statement/prospectus, for a full description of recent accounting pronouncements, including the actual and expected dates of adoption and estimate effects on our consolidated results of operations and financial condition, which is incorporated herein by reference.

Significant Accounting Policies

Inventories

Inventories are accounted for using weighted average costing methods and are valued at the lower of cost or net realizable value. TV Ammo has established the policy of capitalizing manufacturing materials and supplies, factory labor and factory overhead and expenses allocable to finished goods as a component of overhead costs. TV Ammo follows a “Lower of Cost or Market” approach to the value of inventory at any measurement date, resulting in a downward adjustment to inventory when its carrying value exceeds the value realizable in the market. Accordingly, there were downward adjustments of approximately $6.1 million and approximately $2.5 million to the carrying values of finished goods inventory during the years ended December 31, 2022 and December 31, 2021, respectively. The downward adjustments to the carrying values of finished goods inventory for the nine months ending September 30, 2023 was approximately $2.5 million and $3.1 million for the nine months ending September 30, 2022. TV Ammo reduces the carrying value of inventories for items that are potentially excess, obsolete, or slow-moving based on changes in customer demand or other economic factors. TV Ammo determined there was no need for an inventory reserve as of December 31, 2022 and as of December 31, 2021.

Impairment of Long-Lived Assets

TV Ammo reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable if the carrying amount of an asset group exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets at the date it is tested for recoverability, whether in use or under development. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value. In 2022 TV Ammo assessed the value of goodwill associated with the Lone Star Future Weapons acquisition and determined that, following the end of TV Ammo’s participation in the NGSW program, the value ascribed to its prime contractor status was not recoverable. As such, TV Ammo incurred a write-down of approximately $11.0 million for that value. In 2021 TV Ammo incurred an impairment charge of $1.1 million for the write-down of Property and Equipment deemed to be unusable for production. There was no impairment of Property and Equipment or Intangible Assets for the nine months ended September 30, 2023.

Revenue Recognition

TV Ammo recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, which provides a five-step model for recognizing revenue from contracts with customers as follows:

1.      Identify the contract with a customer

2.      Identify the performance obligations in the contract

3.      Determine the transaction price

4.      Allocate the transaction price to the performance obligations in the contract

5.      Recognize revenue when, or as, performance obligations are satisfied

TV Ammo engages in the development and manufacturing of polymer-based ammunition cartridges. Its products are marketed and sold primarily to the U.S. government and consumers, and all sales and property and equipment are within the U.S.

The timing of revenue recognition is a matter of judgment that depends on the relevant facts and circumstances to determine when the customer obtains control of the products being delivered. Revenues are recognized at the point in time when TV Ammo has completed its performance obligation under the contract to deliver and transfer title of the products to the customer, which is generally upon shipment or when the customer accepts the product at their location. The taxes assessed by governmental authorities and collected by TV Ammo from customers are excluded from the measurement of revenue. TV Ammo does not have any significant extended payment terms that extend beyond one year.

TV Ammo has elected to treat shipping and handling activities as costs of fulfillment and not as separate performance obligations. Shipping and handling costs are included in cost of sales in the consolidated statements of operations. We have applied the optional exemption to not disclose information about the remaining performance obligations for contracts which have original durations of one year or less.

Revenues are measured by the transaction price, which is defined as the amount of consideration TV Ammo expects to receive in exchange for providing products to their customers. TV Ammo has determined that it is acting as principal in all its transactions with customers. Our arrangements do not typically include variable consideration.

BREEZE MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to “we”, “our”, “us”, the “Company”, or “Breeze” generally refer to Breeze Holdings Acquisition Corp.

Overview

Breeze is a blank check company formed under the laws of the State of Delaware on June 11, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our business combination using cash from the proceeds of the IPO and the sale of the private placement warrants, our capital stock, debt or a combination of cash, stock and debt.

As indicated in the accompanying financial statements, at September 30, 2023 and December 31, 2022, we had $181,681 and $14,129 in cash, respectively, and a working capital deficit of $7,058,591 and $5,345,736, respectively (excluding income taxes, franchises taxes and excise taxes payable). We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete our initial business combination will be successful.

On November 25, 2020, Breeze consummated the IPO of 10,000,000 units at a price of $10.00 per unit, generating gross proceeds of $100,000,000. Following the IPO, the exercise of the over-allotment option and the sale of the private placement warrants, a total of $116,725,000 was placed in the trust account. On February 14, 2024, Breeze, True Velocity, the Merger Subs, and TV Ammo entered into the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Mergers and the other transactions contemplated thereby, as summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Merger Agreement.

Pursuant to the Merger Agreement, on the Closing Date, the parties will consummate the Business Combination and Breeze and TV Ammo will become direct subsidiaries of True Velocity.

Pursuant to the Merger Agreement and related agreements, on the Closing Date:

•        Parent Merger Sub will merge with and into Breeze, with Breeze continuing as the surviving entity, as a result of which, (i) Breeze shall become a wholly-owned subsidiary of True Velocity, and (ii) each issued and outstanding security of Breeze immediately prior to the Parent Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of True Velocity

•        Company Merger Sub will merge with and into TV Ammo, with TV Ammo continuing as the surviving entity, as a result of which, (i) TV Ammo shall become a wholly-owned subsidiary of True Velocity, and (ii) each issued and outstanding security of TV Ammo immediately prior to the Company Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of True Velocity.

•        each share of TV Ammo Common Stock issued and outstanding immediately prior to the Company Merger Effective Time shall be cancelled and converted into a number of shares of True Velocity Common Stock equal to the Exchange Ratio;

•        at the Parent Merger Effective Time, all Breeze Warrants will become True Velocity Warrants; and

•        at the Parent Merger Effective Time, all Breeze Rights will convert into the right to receive shares of True Velocity Common Stock, subject to receipt of a valid certificate evidencing such Breeze Rights by the Rights Agent

The Parent Merger is to become effective by the filing of the SPAC Certificate of Merger with the Secretary of State of the State of Delaware, and the Company Merger is to become effective by the filing of the Company Certificate of Merger with the Secretary of State of the State of Texas. The SPAC Certificate of Merger will specify that the Parent Merger will become effective at the Parent Merger Effective Time and the Company Certificate of Merger

will specify that the Company Merger will become effective at the Company Merger Effective Time. The parties will hold the Closing on the date of the Parent Merger Effective Time and the Company Merger Effective Time, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time).

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities through September 30, 2023 were organizational activities, those necessary to prepare for the IPO, described below, and, after our IPO, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income on trust cash held in an interest-bearing bank demand deposit account, and the changes in the fair value of warrant liabilities. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2023, we had a net loss of $1,076,594, which consisted of a loss on change in fair value of warrant liabilities of $846,250, interest income on the Trust Account of $166,547, partially offset by operating and formation costs of $369,952 and income tax expense of $26,939.

For the nine months ended September 30, 2023, we had a net loss of $3,241,155, which consisted of a loss on change in fair value of warrant liabilities of $2,031,000, and interest income on the Trust Account of $387,058, partially offset by operating and formation costs of $1,563,416 and income tax expense of $33,797.

For the three months ended September 30, 2022, we had net income of $1,459,229, which consisted of a gain on change in fair value of warrant liabilities of $1,916,000, an unrealized gain on marketable securities held in our Trust Account of $69,760, partially offset by operating costs of $523,629 and income tax expense of $3,715.

For the nine months ended September 30, 2022, we had net income of $4,837,633, which consisted of a gain on change in fair value of warrant liabilities of $6,262,250, interest income on the Trust Account of $813, and an unrealized gain on marketable securities held in our Trust Account of $188,904, partially offset by operating and formation costs of $1,610,619 and income tax expense of $3,715.

Liquidity and Capital Resources

On November 25, 2020, we consummated the IPO of 11,500,000 Units at a price of $10.00 per Unit, generating gross proceeds of $115,000,000. Simultaneously with the closing of the IPO (including the exercise of the over-allotment option), we consummated the sale of 5,425,000 Private Placement Warrants to the Sponsor and I-Bankers at a price of $1.00 per warrant, generating gross proceeds of $5,425,000.

Following the IPO, the exercise of the over-allotment option and the sale of the Private Placement Warrants, a total of $116,725,000 was placed in the Trust Account. We incurred $4,099,907 in transaction costs, including $2,300,000 of underwriting fees, $1,322,350 of representative share offering costs, and $477,557 of other offering costs.

As of September 30, 2023, the Trust Account cash of $12,688,162 was held in an interest-bearing bank demand deposit account. On May 5, 2022, Breeze held a stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of an initial business combination to September 26, 2022 was approved. Breeze provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($10.35 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to Breeze to pay its tax obligations. In connection with the extension proposal, 6,732,987 shares of Breeze’s common stock were redeemed for $69,700,628, (the “Redemption”). On May 10, 2022, $109,000 was withdrawn from the Trust Account for payment of franchise and income taxes.

On September 13, 2022, Breeze held its annual stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of an initial business combination to March 26, 2023 was approved. Breeze provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the

Trust Account ($10.35 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to Breeze to pay its tax obligations. In connection with the extension proposal, 3,076,817 shares of Breeze’s common stock were redeemed for $31,845,056 and on September 8, 2022, $122,247 was withdrawn from the Trust Account for payment of franchise and income taxes.

At the annual meeting of the Breeze held on September 13, 2022, Breeze’s stockholders approved (i) a proposal to amend the Breeze’s Amended and Restated Certificate of Incorporation (the “A&R COI”) to authorize Breeze to extend the date of September 26, 2022, up to six (6) times for an additional one (1) month each time (ultimately until as late as March 26, 2023) by which Breeze must (a) consummate a merger, capital stock exchange, asset, stock purchase, reorganization or other similar business combination, which we refer to as our initial business combination, or (b) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and redeem all of the shares of common stock of Breeze included as part of the units sold in Breeze’s IPO that was consummated on November 25, 2020, and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by Breeze. The amended Trust Agreement authorizes Breeze’s Board of Directors to extend the time to complete the Business Combination up to six (6) times for an additional one (1) month each time (for a maximum of six one-month extensions), upon the deposit into the Trust Account of $0.035 for each outstanding public share by the Sponsor or its designees on or prior to September 26, 2022 or such other date as may be extended. Breeze executed its first one-month extension of September 26, 2022 depositing $59,157 in the Trust Account. On October 21, 2022, November 23, 2022, December 20, 2022, January 25, 2023 and February 23, 2023 Breeze executed the second, third, fourth, fifth and sixth one-month extensions through March 26, 2023.

Breeze held a meeting of its stockholders on March 22, 2023 where Breeze’s stockholders approved (i) a proposal to amend the Company’s A&R COI to authorize the Company to extend the date of March 26, 2023, up to six (6) times for an additional one (1) month each time (ultimately until as late as September 26, 2023), and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by Breeze. In connection with the extension proposal, 509,712 shares of Breeze’s common stock were redeemed. The 1,180,484 shares of common stock remaining from the IPO subject to redemption have been classified outside of permanent equity. For the one-month extension on March 26, 2023, the Sponsor deposited $41,317 ($0.035 per share) into the Trust Account on March 30, 2023. On April 25, 2023, May 25, 2023 and June 26, 2023 Breeze executed the eighth, ninth and tenth one-month extensions through July 26, 2023.

Breeze held a meeting of its stockholders on September 22, 2023 where Breeze’s stockholders approved (i) a proposal to amend Breeze’s A&R COI to authorize Breeze to extend the date of September 26, 2023, up to nine (9) times for an additional one (1) month each time (ultimately until as late as June 26, 2024), and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by Breeze. In connection with the extension proposal, 21,208 shares of Breeze’s common stock were redeemed. The 1,159,276 shares of common stock remaining from the IPO subject to redemption have been classified outside of permanent equity. For the one-month extension on September 26, 2023, the Sponsor deposited $40,574.66 ($0.035 per share) into the Trust Account on September 27, 2023. On August 3, 2023, August 28, 2023 and September 27, 2023 Breeze executed the eleventh, twelfth and thirteenth one-month extensions through October 26, 2023. On October 24. 2023, November 27, 2023, December 27, 2023 and January 26, 2024 Breeze executed the fourteenth, fifteenth, sixteenth and seventeenth one-month extensions through February 26, 2024.

For the nine months ended September 30, 2023, cash used in operating activities was $1,336,181 which was due to a net loss of $3,241,155, a non-cash decrease in fair value of warrant liabilities of $2,031,000, interest income of $387,058 on the Trust Account, and an increase in working capital of $261,032. For the same period cash provided by investing activities was $5,429,866 which was due to an investment of cash in the Trust Account of $406,790 and a redemption of common stock of $5,627,006, and a withdrawal interest income from the Trust Account of $209,650 for payment of franchise and income taxes, and net cash used in financing activities was $3,926,133 which was due to proceeds from working capital loans and a promissory note from Sponsor of $1,335,400 and $365,473, respectively, and redemption of common stock of $5,627,006.

For the nine months ended September 30, 2022, cash used in operating activities was $1,658,549 which was due to net income of $4,837,633, primarily offset by a non-cash increase in fair value of warrant liabilities of $6,262,250, interest of $189,717 on the Trust Account, and a decrease in working capital of $32,922. For the same period cash provided by investing activities was $100,567,774 which was due to investment in the Trust Account of $1,209,157, a redemption of common stock of $101,545,684, and a withdrawal of interest income from the Trust Account of $231,247, and net cash used in financing activities was $98,914,552 which was due to proceeds from a related party working capital loan of $1,421,157 and proceeds from a related party promissory note of $1,209,157 and, a redemption of common stock of $101,545,684.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions and income taxes payable), to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2023 and December 31, 2022, Breeze had $181,681 and $14,129, respectively, in cash held outside the Trust Account and a working capital deficit of $7,058,591 and $5,345,736, respectively (excluding income taxes, franchise taxes and excise taxes payable).

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the initial stockholders or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we will repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,000,000 of such loans may be convertible into warrants identical to the Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to our Sponsor, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

On November 19, 2021 (as amended), the Sponsor loaned Breeze an aggregate of $1,150,000 pursuant to an unsecured promissory note to extend the date by which Breeze has to consummate a business combination from November 25, 2021 to February 25, 2022. This unsecured promissory note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) June 26, 2024.

On February 1, 2022, Breeze signed a Promissory Note with Sponsor, with a Maturity Date of March 26, 2023, for a total of up to $1,500,000. On October 1, 2022, Breeze signed an Amended Promissory Note with Sponsor, with a Maturity Date of September 26, 2023 for a total of up to $4,000,000. On April 1, 2023, Breeze signed an Amended Promissory Note with Sponsor, with a Maturity Date of September 26, 2023 for a total of up to $5,000,000. On October 1, 2023, Breeze signed an Amended Promissory Note with Sponsor, with a Maturity Date of June 26, 2024 for a total of up to $6,000,000. As of September 30, 2023, the amount outstanding under this working capital loan was $4,135,609 for direct working capital, and $602,101 for monthly SPAC extension funds for the months of September 2022 through September 2023 for a total of $4,737,710 from Sponsor. The Promissory Note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) June 26, 2024.

On February 18, 2022 (as amended), the Sponsor loaned Breeze an aggregate of $1,150,000 pursuant to an unsecured promissory note to extend the date by which Breeze has to consummate a business combination from February 25, 2022 to May 25, 2022. This unsecured promissory note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) June 26, 2024.

Breeze has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. These conditions raise substantial doubt about Breeze’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. We believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our Business Combination. If we are unable to complete our Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Arrangements

Breeze did not have any off-balance sheet arrangements as of September 30, 2023 and December 31, 2022.

Contractual Obligations

On November 19, 2021 (as amended), the Sponsor loaned Breeze an aggregate of $1,150,000 pursuant to an unsecured promissory note to extend the date by which Breeze has to consummate a business combination from November 25, 2021 to February 25, 2022. This unsecured promissory note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) June 26, 2024.

On February 1, 2022, Breeze signed a Promissory Note with Sponsor, with a Maturity Date of March 26, 2023, for a total of up to $1,500,000. On October 1, 2022, Breeze signed an Amended Promissory Note with Sponsor, with a Maturity Date of September 26, 2023 for a total of up to $4,000,000. As of March 31, 2023, the amount outstanding under this Promissory Note was $3,410,209 for direct working capital, and $396,259 for monthly SPAC extension funds for the month of September 2022 through April 2023 for a total of $3,806,468 from Sponsor. The Promissory Note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) September 26, 2023. On April 1, 2023, Breeze signed an Amended Promissory Note with Sponsor, with a Maturity Date of September 26, 2023 for a total of up to $5,000,000. On October 1, 2023, Breeze signed an Amended Promissory Note with Sponsor, with a Maturity Date of June 26, 2024 for a total of up to $6,000,000. As of September 30, 2023, the amount outstanding under this working capital loan was $4,135,609 for direct working capital, and $602,101 for monthly SPAC extension funds for the months of September 2022 through September 2023 for a total of $4,737,710 from Sponsor.

On February 18, 2022 (as amended), the Sponsor loaned Breeze an aggregate of $1,150,000 pursuant to an unsecured promissory note to extend the date by which Breeze has to consummate a business combination from February 25, 2022 to May 25, 2022. This unsecured promissory note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) June 26, 2024. Breeze additionally owes Sponsor $159,864 for expenses paid by Sponsor on behalf of Breeze. The total amount owed Sponsor as of September 30, 2023 is $7,197,574.

Breeze does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay Breeze Financial, Inc. a monthly fee of $5,000 for office space, administrative and support services to Breeze.

The underwriters are entitled to a business combination marketing fee of $0.275 per unit, or $3,162,500 in the aggregate. The fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

On December 2, 2022, Breeze signed a Merger Proxy/Business Combination Rate Agreement with Edgar Agents LLC, for SEC document preparation, printing and filing for the merger with TV Ammo. The agreement includes an obligation to pay a Transaction Success Fee of $50,000 upon successful completion and filing of the documents with the SEC.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liabilities

Breeze accounts for the warrants issued in connection with our initial public offering in accordance with Accounting Standards Codification (“ASC”) 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity” (“ASC 815”), under which the warrants do not meet the criteria for equity classification and must be recorded as liabilities. As the warrants meet the definition of a derivative as contemplated in ASC 815, the warrants are measured at fair value at inception and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the condensed statements of operations in the period of change.

Representative and Consultant Shares

Pursuant to the underwriting agreement (the “Underwriting Agreement”) between Breeze and I-Bankers (the “Representative”), on November 23, 2020, Breeze issued to the Representative and its designee 250,000 shares of common stock and separately agreed to issue Breeze’s Consultant 15,000 shares of common stock for nominal consideration in a private placement intended to be exempt from registration under Section 4(a)(2) of the Act. Breeze accounts for the Representative Shares and Consultant Shares as a deferred offering cost of the IPO. Accordingly, the offering cost will be allocated to the separable financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the Warrants will be expensed immediately in the Statement of Operations, while offering costs allocated to the redeemable Public Shares will be deferred and subsequently charged to temporary equity upon the completion of the IPO.

Common Stock Subject to Possible Redemption

Breeze accounts for common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity”. Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Breeze’s control) is classified as temporary equity. At all times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of our condensed balance sheet.

Net Income Per Share

Net income per share of common stock is computed by dividing net income by the weighted average number of common shares outstanding during the period. As the Public Shares are considered to be redeemable at fair value, and a redemption at fair value does not amount to a distribution different than other stockholders, redeemable and non-redeemable shares of common stock are presented as one class of shares in calculating net income per share of common stock. As a result, the calculated net income per share is the same for redeemable and non-redeemable shares of common stock.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Breeze has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of Breeze’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. The new standard is effective for Breeze on January 1, 2024, although early adoption is permitted. The ASU allows the use of the modified retrospective method or the fully retrospective method. Breeze is still in the process of evaluating the impact of this new standard; however, Breeze does not believe the initial impact of adopting the standard will result in any changes to Breeze’s statements of financial position, operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Breeze is a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

CERTAIN BREEZE RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

On June 11, 2020, the Sponsor purchased 100 Breeze Founder Shares for an aggregate purchase price of $25,000. On July 15, 2020, Breeze effected a 28,750-for-1 forward stock split and, as a result, the Sponsor held 2,875,000 Breeze Founder Shares as of the date of Breeze’s IPO. The number of Breeze Founder Shares issued was determined based on the expectation that such Breeze Founder Shares would represent 20% of the outstanding shares of Breeze Common Stock upon completion of Breeze’s IPO. The Sponsor subsequently transferred an aggregate of 100,000 Breeze Founder Shares to the Initial Breeze Independent Directors and 300,000 Breeze Founder Shares to I-Bankers for no consideration. The Breeze Founder Shares may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

The Sponsor and I-Bankers purchased an aggregate of 5,425,000 Private Placement Warrants at a price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of Breeze’s IPO. Of such amount, 4,325,000 Private Placement Warrants were purchased by the Sponsor, and 1,100,000 Private Placement Warrants were purchased by I-Bankers. The Private Placement Warrants (including the common stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of Breeze’s initial business combination.

If any of Breeze’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us. Breeze’s executive officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

Commencing on the date Breeze’s securities were first listed on Nasdaq, we have agreed to pay an affiliate of the Sponsor a total of $5,000 per month for office space, utilities and secretarial and administrative support. Upon completion of Breeze’s initial business combination or Breeze’s liquidation, we will cease paying these monthly fees.

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Breeze’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Breeze’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or Breeze’s or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Breeze’s behalf.

The Sponsor agreed to loan us up to $300,000 to be used for a portion of the expenses of Breeze’s IPO. On November 25, 2020, the outstanding balance under the promissory note in the aggregate amount of $145,617 was repaid.

On November 19, 2021 (as amended), the Sponsor loaned Breeze an aggregate of $1,150,000 pursuant to an unsecured promissory note to extend the date by which Breeze has to consummate a business combination from November 25, 2021 to February 25, 2022. This unsecured promissory note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) June 26, 2024.

On February 1, 2022, Breeze signed a Promissory Note with Sponsor, with a Maturity Date of March 26, 2023, for a total of up to $1,500,000. On October 1, 2022, Breeze signed an Amended Promissory Note with Sponsor, with a Maturity Date of September 26, 2023 for a total of up to $4,000,000. As of March 31, 2023, the amount outstanding under this Promissory Note was $3,410,209 for direct working capital, and $396,259 for monthly SPAC extension funds for the month of September 2022 through April 2023 for a total of $3,806,468 from Sponsor. The Promissory Note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) September 26, 2023. On April 1, 2023, Breeze signed an Amended Promissory Note with Sponsor, with a Maturity Date of September 26, 2023 for a total of up to $5,000,000. On October 1, 2023, Breeze signed an Amended Promissory Note with Sponsor, with a Maturity Date of June 26, 2024 for a total of up to $6,000,000. As of September 30, 2023, the amount outstanding under this working capital loan was $4,135,609 for direct working capital, and $602,101 for monthly SPAC extension funds for the months of September 2022 through September 2023 for a total of $4,737,710 from Sponsor.

On February 18, 2022 (as amended), the Sponsor loaned Breeze an aggregate of $1,150,000 pursuant to an unsecured promissory note to extend the date by which Breeze has to consummate a business combination from February 25, 2022 to May 25, 2022. This unsecured promissory note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) June 26, 2024. Breeze additionally owes Sponsor $159,864 for expenses paid by Sponsor on behalf of Breeze. The total amount owed Sponsor as of September 30, 2023 is $7,197,574.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of Breeze’s officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we will repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from Breeze’s trust account would be used for such repayment. The warrants would be identical to the private placement warrants issued to the Sponsor, including as to exercise price, exercisability and exercise period. The terms of such loans by Breeze’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Breeze does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in Breeze’s trust account.

After Breeze’s initial business combination, members of Breeze’s management team who remain with us may be paid consulting, management or other fees from True Velocity with any and all amounts being fully disclosed to Breeze’s Holders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to Breeze’s Holders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider Breeze’s initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive officer and director compensation.

Breeze entered into a registration rights agreement and a lock-up agreement with respect to the Breeze Founder Shares, the Private Placement Warrants and warrants issued upon conversion of working capital loans (if any).

Policy for Approval of Related Party Transactions

Breeze’s audit committee must review and approve any related person transaction we propose to enter into. Our audit committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of our company and our stockholders. A summary of such policies and procedures is set forth below.

Any potential related party transaction that is brought to the audit committee’s attention will be analyzed by the audit committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At its meetings, the audit committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related party.

In determining whether to approve a related party transaction, the audit committee must consider, among other factors, the following factors to the extent relevant:

•        whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party;

•        whether there are business reasons for us to enter into the transaction;

•        whether the transaction would impair the independence of an outside director;

•        whether the transaction would present an improper conflict of interest for any director or executive officer; and

•        any pre-existing contractual obligations.

Any member of the audit committee who has an interest in the transaction under discussion must abstain from any voting regarding the transaction, but may, if so requested by the chairman of the audit committee, participate in some or all of the audit committee’s discussions of the transaction. Upon completion of its review of the transaction, the audit committee may determine to permit or to prohibit the transaction.

Our Sponsor, officers and directors are deemed to be our “promoter” as such term is defined under the federal securities laws.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our sponsor, officers or directors unless we, or a committee of independent directors, have obtained an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that our initial business combination is fair to our company and our stockholders from a financial point of view. No finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation will be paid by us to our sponsor, officers or directors, or any affiliate of our sponsor or officers, for services rendered to us prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, the following payments have been or will be made to our sponsor, officers or directors, or our or their affiliates, none of which will be made from the proceeds of our initial public offering held in the trust account prior to the completion of our initial business combination:

•        Repayment of up to an aggregate of $145,617 in loans made to us by our sponsor to cover offering related and organizational expenses;

•        Payment to an affiliate of our sponsor of $5,000 per month, for up to 18 months, for office space, utilities and secretarial and administrative support;

•        Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•        Repayment of loans which may be made by our sponsor or an affiliate of our sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto.

Breeze’s audit committee reviews on a quarterly basis all payments that were made to our sponsor, officers or directors, or our or their affiliates.

MANAGEMENT OF TRUE VELOCITY AFTER THE BUSINESS COMBINATION

References in this section to “we”, “our”, “us” and the “Company” generally refer to TV Ammo and its consolidated subsidiaries, prior to the Business Combination and True Velocity and its consolidated subsidiaries after giving effect to the Business Combination.

Management and Board of Directors

The following table sets forth the persons Breeze and TV Ammo anticipate will become the directors and executive officers of True Velocity.

Name	Age	Position
Kevin Boscamp	58	Co-Founder, Chief Executive Officer & Chairman
Craig Etchegoyen	46	President, Chief Intellectual Property Officer & Director
G. Christopher Tedford	56	Co-Founder, Chief Operating Officer
Jeffrey Cutshall	49	Chief Financial Officer
Brent Christensen	63	Director
Ivona Falda	56	Director
[•]	[•]	Director
J. Douglas Ramsey, Ph.D.	63	Director
James L. Williams	70	Director

The True Velocity Board is expected to be composed of seven (7) directors, consisting of two Breeze designees (at least one of whom shall be an “independent director”), four TV Ammo designees (at least three of whom shall be “independent directors”) and the chief executive officer of True Velocity. Additionally, certain current TV Ammo management personnel will become officers of Breeze. To qualify as an “independent director” under the Merger Agreement, a designee shall both (i) qualify as “independent” under the rules of the Nasdaq Stock Market and (ii) not have had any business relationship with either Breeze or TV Ammo or any of their respective subsidiaries, including as an officer or director thereof, other than for a period of less than six months prior to the date of the Merger Agreement.

Biographical information concerning the anticipated directors and executive officers of True Velocity is set forth below.

Kevin Boscamp, Founder, Chief Executive Officer & Chairman

Kevin Boscamp has been the Chairman of the Board and Chief Executive Officer of TV Ammo, or its predecessor, since 2014. He advises TV Ammo on near-term needs, future growth, fundraising and ongoing business initiatives. Mr. Boscamp is also the co-founder of GRP Energy Capital, LLC, which is focused on acquiring, funding and managing oil and natural gas royalties, mineral rights, wind royalties, pipelines and other natural resources. He has served as a Managing Partner since 2008 and oversees all facets of the company’s investment activities. From 2014 to 2021, Mr. Boscamp was co-President of GRP Energy, LP. Mr. Boscamp also served as President of Compass Royalty Management LLC from 2002 to 2007 and Executive Vice President of Noble Royalties, Inc. from 1999 to 2007. Mr. Boscamp received a BBA in Management from Sam Houston State University. Mr. Boscamp is well qualified to serve as a director because of his executive leadership experience and knowledge of the ammunition industry.

G. Christopher Tedford, Chief Operating Officer

G. Christopher Tedford has been a director of TV Ammo, or its predecessor, since May 2014, has been Co-Chief Executive Officer from 2022 until December 2023, and Chief Operating Officer since December 2023. He leads all aspects of TV Ammo’s daily operations and works closely with True Velocity’s innovation teams on the manufacturing process and development of TV Ammo’s proprietary processes and supporting technologies. From May 2014 to April 2021, Mr. Tedford also served as TV Ammo’s, or its predecessor’s, Chief Operating Officer. Since June 1988, Mr. Tedford has held several roles with Automatic Products Corporation, starting as a Sales Representative and culminating in his appointment as President and General Manager in May 2007, a role which he continues to hold. Mr. Tedford received a B.A. in Political Science with a minor in Economics from the University of Texas at Dallas.

Craig Etchegoyen, President, Chief Intellectual Property Officer & Director

Craig Etchegoyen has been the Chief Intellectual Property Officer and a director of TV Ammo since 2021 and President since 2022. Mr. Etchegoyen has served as Chairman of WSOU Investments, LLC, d/b/a Brazos Licensing & Development, North America’s most active patent litigant, since he founded it in January 2017. The company filed over 180 patent infringement lawsuits in 2020. Prior thereto, Mr. Etchegoyen co-founded Uniloc USA, Inc., a patent licensing firm, in 1999 and served as its President and Chief Technology Officer. Mr. Etchegoyen is well qualified to serve as a director because of his extensive experience in patent licensing and enforcement.

Jeffrey Cutshall, Chief Financial Officer

Jeffrey Cutshall has been the Chief Financial Officer of TV Ammo, or its predecessor, since January 2019. Mr. Cutshall has served as a Manager with Swan River Capital, an investment and advisory firm, from September 2017 until January 2019. From July 2013 to December 2015, Mr. Cutshall served as a Senior Analyst and Director with BlackRock’s Equity Large-Cap Growth portfolio. From September 2008 to May 2013, he was a Portfolio Manager at UBS O’Connor. Between February 2001 and August 2008, Mr. Cutshall was a Senior Analyst with Trafelet & Company. Mr. Cutshall holds an AB in Engineering Sciences from Dartmouth College.

Brent W. Christensen, Director

Brent W. Christensen most recently served as the Senior Vice President, Finance at USRX, LLC, a manufacturer and distributor of beauty industry products from March 2022 through December 2022. From 2018 through 2020, he served as the President of Plews & Edelmann, a manufacturer of replacement parts for the automotive industry as well as a distributor of various automotive aftermarket DIY products. From 2016 to 2018, Mr. Christensen served as the Chief Operating Officer of Certified Freight Logistics, Inc., a regional trucking company based in California. He spent the first nine years of his career as an auditor with Arthur Young & Co., a multinational professional services firm acquired by Ernst & Whinney in 1989 forming Ernst & Young. After his tenure with Ernst & Young he was, for over ten years, the Chief Financial Officer of Meade Instruments Corp., a manufacturing and distribution company traded on the Nasdaq stock exchange. He received his B.A. in Business Administration from California State University, Fullerton and is a Certified Public Accountant, inactive. Mr. Christensen is well qualified to serve as a director because of his significant experience in public accounting and as a chief financial officer for companies in a variety of industries, principally focused on manufacturing and distribution.

Ivona Falda, Director

Ivona Falda in 2013 co-founded Economy and Law Translation AG (ELT), an international document translations company located in Zurich, Switzerland specializing in the sectors of banking, law and economics. Ms. Falda Alleva has served as ELT’s Co-Chief Executive Officer since its inception, and in 2022 ELT was selected as the sole-sourced translation company for German and Italian for the Office of Defence Procurement of the Swiss Confederation, for at least five years. In 2001, she founded Alleva Translations, and has served as its executive officer with sole power of control since that time. Since 2015, she has served on the Board of Directors of Uniloc Luxembourg S.a.r.l., an intellectual property licensing company. Ms. Falda Alleva has a business degree (with specialty in languages) from the KV Business School of Zurich. She is fluent in all aspects of German, English, Czech, Slovak, and Italian languages and is competent in French, Russian and Polish. Ms. Falda Alleva is well qualified to serve as a director because of her intellectual property licensing and international business experience.

[Independent Director]

J. Douglas Ramsey, Ph.D., Director

J. Douglas Ramsey, Ph.D. has served as our Chairman, Chief Executive Officer and Chief Financial Officer since June 2020. Dr. Ramsey was the President and Chief Financial Officer of Saddle Operating and served in that role from May 2014 until February 2019. Prior to joining Saddle Operating, Dr. Ramsey served as the Director of Strategic Planning and Special Projects of EXCO from June 2013 until April 2014, Vice President — Finance and Special Assistant to the Chairman of EXCO Resources from August 2009 until May 2013 and as Treasurer of EXCO Resources from December 1997 until May 2013. From December 1997 until July 2009, Dr. Ramsey served as EXCO Resources’

Chief Financial Officer during which time EXCO Resources completed over 160 transactions and its assets grew from $3 million to over $6 billion with over 15,000 wells and more than 1,400 employees and contractors. Dr. Ramsey also played a key role in EXCO Resources’ $698 million IPO in February 2006 after EXCO Resources had gone private in July 2003. Other key financing transactions in which Dr. Ramsey was involved included a $2 billion mandatory convertible preferred stock offering, a $2.4 billion line of credit with 34 banks in the syndicate, and two bond offerings totaling $750 million. Dr. Ramsey also served as a director of EXCO Resources from March 1998 until July 2003. From March 1992 until December 1997, Dr. Ramsey worked for Coda Energy as the Financial Analyst and Assistant to the President and then as the Financial Planning Manager. Dr. Ramsey also taught finance at various universities including Southern Methodist University in its undergraduate and professional MBA programs and Baylor University in its Executive MBA program. Dr. Ramsey was named the 1996 Distinguished Alumnus of the College of Business Administration at Cal Poly Pomona. Dr. Ramsey earned his BS in Finance from Cal Poly Pomona, an MBA from the University of Chicago Booth School of Business and an MA and Ph.D. in Business and Financial Economics from the Claremont Graduate University. Dr. Ramsey is National Association of Corporate Directors (NACD) Directorship Certified. Dr. Ramsey is well qualified to serve as a director because of his strong financial background, including his 30 years of experience as a financial executive.

James L. Williams, Director

James L. Williams began serving as a director in August 2022. General Williams served in the United States Marine Corps for over 35 years, most recently as a Major General, 4th Marine Division, where he commanded Marines at every level in combat operations and readiness until he retired from military service in 2010. During the Global War on Terrorism, General Williams held positions as Assistant Division Commander, 2nd Marine Division, in combat operations at Camp Blue Diamond, Al-Ramadi, Iraq and as Deputy Commanding General, 1st Marine Expeditionary Force in Fallujah, Iraq. General Williams also served on the Secretary of Defense’s Reserve Force Policy Board, and included in his military decorations are the Defense Meritorious Service Medal, Legion of Merit, Bronze Star Medal, Meritorious Service Medal, and the National Defense Medal, to name a few. General Williams currently serves as Managing Senior Partner of Lotus Tiger International, LLC. General Williams received a Bachelor of Science Degree from Slippery Rock University, PA and reported to Officer Candidate School, receiving his commission in 1976. His education includes Master’s Degrees from Georgetown University in Government and National Affairs, and Yale University in Hospital Management and Public Health. He has completed program studies at Harvard’s JFK School of Government in the National and International Studies Program. General Williams has completed the LOGTECH Program, Center of Excellence in Logistics and Technology, University of North Carolina, Kenan-Flagler Business School, Chapel Hill, North Carolina and a Master of Science in Strategic Studies, U.S. Army War College, Carlisle Barracks, Carlisle, Pennsylvania. General Williams has served on boards of directors and/or boards of advisors of for-profit companies, including Zenneck Power, LLC, Rewards.com/RewardToken.IO, PayForAll, LLC, Mobile Equity Corporation (d.b.a. Qruz), and DCG International. In the non-profit sector, General Williams served with the Board of International Learning of Texas Public Charter School District, the Tower Center at Southern Methodist University, Cybercrime Committee of the North Texas Crime Commission, the Tarleton State Criminal Justice Program, the Admiral Nimitz Foundation and National Museum of the Pacific War, the American Board of Physician Specialties and Disaster Medicine Committee, the Veterans Coalition of North Central Texas, the VA Medical Center of North Texas, the World Craniofacial Foundation, and the Bridge-Homeless Program. General Williams also spends time helping Veterans and surviving spouses fight for the benefits and services they so rightfully deserve. General Williams is well qualified to serve as a director based on his demonstrated leadership during his outstanding military career, and as a result of his experience with both for-profit and non-profit organizations.

Corporate Governance

We will structure our corporate governance in a manner Breeze and TV Ammo believe will closely align our interests with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

•        we will have a majority of independent directors and independent director representation on our audit, compensation, and nominating and corporate governance committees immediately following the consummation of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•        at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•        we will implement a range of other corporate governance practices, including implementing a robust director education program.

Classification of Board of Directors

Effective immediately upon the Closing of the Business Combination, each Class I director will have a term that expires immediately following True Velocity’s annual meeting of stockholders in 2024, each Class II director will have a term that expires immediately following True Velocity’s annual meeting of stockholders in 2025 and each Class III director will have a term that expires immediately following True Velocity’s annual meeting of stockholders in 2026, or, in each case, until their respective successor is duly elected and qualified, or until their earlier resignation, removal or death.

We are proposing Ms. Falda and [•] to serve as the Class I directors, Messrs. Christensen and Williams to serve as Class II directors and Messrs. Boscamp, Etchegoyen and Ramsey to serve as Class III directors.

Independence of our Board of Directors

True Velocity currently expects that upon consummation of the Business Combination, four (4) of its seven (7) directors will be independent directors and True Velocity’s Board will have an independent audit committee, nominating and corporate governance committee, and compensation committee. We anticipate that Mr. Christensen, Ms. Falda, [•], and Mr. Williams will be “independent directors,” as defined in Nasdaq listing standards and applicable SEC rules.

Board Committees

Audit Committee

Our audit committee will be responsible for, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•        discussing with our independent registered public accounting firm their independence from management;

•        reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•        approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the annual financial statements that we file with the SEC;

•        overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•        reviewing our policies on risk assessment and risk management;

•        reviewing related person transactions; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Upon consummation of the Business Combination, we anticipate that True Velocity’s audit committee will consist of Messrs. Christensen, [•] and Williams, each of whom will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. In addition, all of the audit committee members will meet the requirements for financial literacy under applicable SEC and Nasdaq rules and will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. True Velocity’s Board will adopt a new written charter for the audit committee, which will be available on True Velocity’s website after adoption. The reference to True Velocity’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on True Velocity’s website into this proxy statement/prospectus.

Compensation Committee

Our compensation committee will be responsible for, among other things:

•        reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•        overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•        reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•        reviewing and approving all employment agreement and severance arrangements for our executive officers;

•        making recommendations to our board of directors regarding the compensation of our directors; and

•        retaining and overseeing any compensation consultants.

Upon consummation of the Business Combination, we anticipate that True Velocity’s compensation committee will consist of Messrs. Christensen and Williams, and Ms. Falda each of whom will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to compensation committee membership, including the heightened independence standards for members of a compensation committee. True Velocity’s Board will adopt a new written charter for the compensation committee, which will be available on True Velocity’s website after adoption. The reference to True Velocity’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on True Velocity’s website into this proxy statement/prospectus.

Nominating and Corporate Governance Committee

Our nominating committee will be responsible for, among other things:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•        overseeing succession planning for our Chief Executive Officer and other executive officers;

•        periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•        overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•        developing, recommending to the board of directors and overseeing implementation of our corporate governance guidelines.

Upon consummation of the Business Combination, we anticipate that True Velocity’s nominating and corporate governance committee will consist of Messrs. [•] and Williams, and Ms. Falda, each of whom will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to nominating and corporate governance committee membership. True Velocity’s Board will adopt a new written charter for the nominating and corporate governance committee, which will be available on True Velocity’s website after adoption. The reference to True Velocity’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on True Velocity’s website into this proxy statement/prospectus.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Code of Ethics

True Velocity’s Board will adopt a Code of Ethics applicable to our directors, executive officers and team members that complies with the rules and regulations of Nasdaq and the SEC. The Code of Ethics will be available on True Velocity’s website. In addition, True Velocity intends to post on the Corporate Governance section of its website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to True Velocity’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on True Velocity’s website into this proxy statement/prospectus.

Compensation of Directors and Officers

Following the Closing of the Business Combination, we expect True Velocity’s executive compensation program to reflect TV Ammo’s compensation policies and philosophies, as they may be modified and updated from time to time.

Following the Closing of the Business Combination, we expect that decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of the True Velocity Board. Following the consummation of the Business Combination, we intend to adopt an appropriate non-employee director compensation program pursuant to which our non-employee directors will be eligible to receive a combination of an annual cash retainer, meeting fees, and equity-based awards.

TV Ammo’s executive compensation programs for 2022 are further described below under “Executive Compensation — TV Ammo Executive Compensation” and “Executive Compensation — TV Ammo Director Compensation.”

EXECUTIVE COMPENSATION

Breeze Executive Officer and Director Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. Until the earlier of consummation of our initial business combination and our liquidation, beginning on the closing date of our initial public offering, we have agreed to pay an affiliate of one of our officers a total of $5,000 per month for office space, utilities, secretarial support and other administrative and consulting services. Our executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or their affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from True Velocity. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined by a compensation committee constituted solely by independent directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

TV Ammo Executive Officer Compensation

To achieve TV Ammo’s goals, TV Ammo has designed its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving TV Ammo’s goals. TV Ammo believes its compensation program should promote the success of TV Ammo and align executive incentives with the long-term interests of its stockholders. TV Ammo’s current compensation arrangements consist principally of a base salary, an annual cash incentive bonus and equity compensation, as described below.

TV Ammo’s board of directors (the “TV Ammo Board”) has historically determined the compensation of TV Ammo’s executive officers. For the year ended December 31, 2023, TV Ammo’s named executive officers were Kevin Boscamp, Co-Chief Executive Officer, G. Christopher Tedford, Co-Chief Executive Officer, Craig Etchegoyen, President and Chief Intellectual Property Officer and Jeffrey Cutshall, Chief Financial Officer.

This section provides an overview of TV Ammo’s executive compensation arrangements with its executive officers, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. This section may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the current programs summarized in this discussion.

Summary Compensation Table

The following table sets forth information concerning the compensation awarded to or paid to, or earned by, TV Ammo’s named executive officer during the year indicated:

Name and Position	Fiscal Year	Salary ($)		Bonus ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Kevin Boscamp, CEO	2023	—	(1)	—	—	—	—
G. Christopher Tedford, COO formerly Co-CEO	2023	—	(1)	—	—	—	—
Craig Etchegoyen, President and CIPO	2023	—	(1)	—	—	—	—
Jeffrey Cutshall, CFO	2023	225,000		—	—	—	225,000

____________

(1)      These officers were not paid any salary for 2023 but are eligible for certain contingent bonuses. See “Boscamp, Tedford and Etchegoyen Employment Agreements” below.

Outstanding Equity Awards as of December 31, 2023

The following table presents information regarding the outstanding stock awards held by TV Ammo’s named executive officers as of December 31, 2023:

	Option Awards
	Grant Date		Vesting Start Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Kevin Boscamp,	6/11/2021	(1)(2)	(3)	3,074,102	—		$0.33	6/11/2031
CEO	6/11/2021	(1)(2)	(3)	4,121,978	—		$0.33	6/11/2031
	7/31/2022	(2)	7/31/2022	1,200,000	300,000	(4)	$0.33	7/31/2032
G. Christopher Tedford,	6/11/2021	(1)(2)	(3)	2,708,136	—		$0.33	6/11/2031
COO formerly Co-CEO	6/11/2021	(1)(2)	(3)	2,218,983	—		$0.33	6/11/2031
	7/31/2022	(2)	7/31/2022	1,040,000	260,000	(4)	$0.33	7/31/2032
Craig Etchegoyen,	6/11/2021	(1)(2)	(3)	6,000,000	—		$0.33	6/11/2031
President and CIPO	7/31/2022	(2)	7/31/2022	4,160,000	1,040,000	(4)	$0.33	7/31/2032
Jeffrey Cutshall,	6/11/2021	(1)(2)	(3)	1,560,000	—		$0.33	6/11/2031
CFO	10/25/2022		10/25/2022	2,000,000	—		$0.33	10/25/2032

____________

(1)      On October 31, 2022, TV Ammo amended these option awards to (i) reduce the exercise price from $1.92 to $0.33, and (ii) provide for exercisability of the option regardless of such grantee’s continuous serviced with TV Ammo.

(2)      On October 31, 2022, TV Ammo amended these option awards to provide that all unvested options would become immediately and automatically vested at the date TV Ammo’s Common Stock or any other shares of stock issued or issuable with respect thereto, is first registered under the Exchange Act and listed or quoted on a securities market, whether or not this constitutes an event of a Change of Control.

(3)      These option awards were fully vested on the date of grant.

(4)      Option awards have a three-year vesting schedule: 50% of the award vested upon grant, 30% of the award vests on the one-year anniversary of the grant and the remaining 20% of the award vests on the second anniversary of the grant. The award will fully vest upon the Closing of the Business Combination.

Boscamp, Tedford and Etchegoyen Employment Agreements

TV Ammo currently has amended and restated employment agreements with Mr. Boscamp, Mr. Tedford and Mr. Etchegoyen, effective January 1, 2022 (the “Employment Agreements”) and a term of three years. Upon closing of the Business Combination, the Employment Agreements will be assigned to, and assumed by True Velocity. Below are summaries of the three Employment Agreements.

Each of Mr. Boscamp, Mr. Tedford and Mr. Etchegoyen received no cash compensation during fiscal year 2023. From January 1, 2024 to May 31, 2024, each of Mr. Boscamp, Mr. Tedford and Mr. Etchegoyen will be entitled to receive cash compensation equal to the amount required under applicable wage and hour laws to be classified as an exempt employee. From June 1, 2024 to the end of the term of the Employment Agreements, these executives will each be paid a salary at the annual rate of $1,117,253. In addition, the Employment Agreements provide for the payment of a potential performance bonus equal to (i) $1,117,253 divided by 12 and multiplied by the number of months that have passed since January 1, 2022, minus (ii) the amount of cash compensation and prior performance bonus amounts received by the executive. The performance bonus will be paid upon a change in control or TV Ammo has at least $15.0 million in unrestricted cash available. The performance bonuses will be paid pro rata, along with other designated bonuses, from a $5.0 million bonus pool.

If the first $5.0 million bonus pool is insufficient to pay all the performance bonuses due under the Officer Agreements, then the remaining balances of these bonuses along with any other designated bonuses will be paid upon the existence of a change in control, or TV Ammo has at least $15.0 million of unrestricted cash immediately prior to payment of the remaining bonuses. The performance bonuses will be paid from a second $5.0 million bonus pool established 60 days after the payment of the prior bonus amounts.

If the second $5.0 million bonus pool is insufficient to pay all the remaining bonus amounts, then TV Ammo may pay any remaining amount at the board of director’s compensation committee’s sole discretion.

The compensation for each of Mr. Boscamp, Mr. Tedford and Mr. Etchegoyen also includes eligibility for an additional annual bonus payable in the board of directors’ sole discretion and the employee benefits available to other executives.

If employment of Mr. Boscamp, Mr. Tedford or Mr. Etchegoyen is terminated by TV Ammo without “cause,” the executive will be entitled to severance consisting of (i) any earned and unpaid base salary (ii) $1,676,285, (iii) any unpaid performance bonus, (iv) any earned and accrued but unpaid discretionary bonus for the year prior to termination, (v) a pro-rated portion of any discretionary bonus for the year in which the executive is terminated; and (vi) continued medical, dental and vision coverage for up to 18 months.

TV Ammo’s obligation to make the severance payments, and the executive’s right to retain the payments, is wholly conditioned on the executive providing a general release of all claims against TV Ammo. The Employment Agreements each contain (i) a perpetual confidentiality covenant; (ii) covenants for non-competition during the course of employment and for 18 months thereafter; and (iii) a non-solicitation covenant with respect to employees and other service providers during the course of employment and for eighteen months thereafter.

Cutshall Employment Arrangements

Mr. Cutshall’s annual base salary is $225,000 and he is eligible to participate in the TV Ammo bonus plan and employee benefit plans on the same terms and conditions as similarly situated executives. He is also subject to a perpetual confidentiality covenant.

Employee Benefits and Perquisites

In 2022, only Jeffrey Cutshall participated in TV Ammo health and welfare plans, including:

•        medical, dental and vision benefits;

•        medical and dependent care flexible spending accounts;

•        health savings accounts;

•        short-term and long-term disability insurance;

•        life insurance; and

•        vacation and paid holidays.

We believe the employee benefits described above are necessary and appropriate to provide a competitive compensation package to the named executive officers. The named executive officers receive no perquisites.

401(k) Plan

In 2022, Jeffrey Cutshall participated in a 401(k) retirement savings plan maintained by TV Ammo. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan.

TV Ammo Director Compensation

No directors received compensation for serving on the TV Ammo Board during 2022 or 2023.

TV Ammo Incentive Plan

TV Ammo maintains the 2021 Equity Incentive Plan (the “TV Ammo Incentive Plan”), which became effective on June 11, 2021. The material terms of the TV Ammo Incentive Plan are summarized below. The forms of equity awards outstanding under the TV Ammo Incentive Plan are the TV Ammo Options, the TV Ammo RSUs and shares of TV Ammo Restricted Stock.

Effective upon the Closing, the TV Ammo Options will be converted into True Velocity Options based on the Exchange Ratio (and with the new exercise price per share of True Velocity Common Stock subject to the True Velocity Options determined by dividing the exercise price per share of TV Ammo Common Stock subject to the corresponding TV Ammo Option immediately prior to the Closing by the Exchange Ratio) but will otherwise remain subject to the terms of the TV Ammo Incentive Plan and the applicable award agreement.

Effective upon the Closing, the TV Ammo RSUs will be converted into True Velocity RSUs based on the Exchange Ratio but will otherwise remain subject to the terms of the TV Ammo Incentive Plan and the applicable award agreement.

Effective upon the Closing, the shares of TV Ammo Restricted Stock will be converted into shares of True Velocity Restricted Stock based on the Exchange Ratio but will otherwise remain subject to the terms of the TV Ammo Incentive Plan and the applicable award agreement.

At the Closing, the TV Ammo Incentive Plan will remain outstanding and will be assumed by True Velocity. True Velocity will not make any further awards under the TV Ammo Incentive Plan.

Eligibility and Administration

The TV Ammo Incentive Plan provides for the grant of incentive stock options (or ISOs), nonqualified stock options (or NSOs), stock appreciation rights (SARs), restricted stock units (or RSUs) and the grant or sale of shares of VO Holdings common stock to TV Ammo’s employees, non-employee directors and consultants and the employees and consultants of TV Ammo’s, subsidiaries and affiliates. ISOs may only be granted to TV Ammo’s employees. The TV Ammo Incentive Plan is administered by the TV Ammo Board or a subcommittee thereof (in either case, the “plan administrator”). Subject to the provisions of the TV Ammo Incentive Plan, the plan administrator has the authority and discretion to take any actions it deems necessary or advisable for the administration of the TV Ammo Incentive Plan. All decisions, interpretations and other actions of the plan administrator shall be final and binding on all participants in the TV Ammo Incentive Plan.

Limitation on Awards and Shares Available

An aggregate of 60,000,000 shares of TV Ammo common stock have been authorized for issuance under the TV Ammo Incentive Plan. The shares offered under the TV Ammo Incentive Plan may be authorized but unissued shares, treasury shares or reacquired shares. In the event that shares that otherwise would have been issuable under the TV Ammo Incentive Plan are withheld in payment of the applicable purchase price, exercise price or withholding taxes, such shares remain available for issuance under the TV Ammo Incentive Plan. In the event that an outstanding award for any reason expires or is cancelled, the shares allocable to the expired or canceled portion of such award will not reduce the number of common shares available for issuance under the TV Ammo Incentive Plan.

Awards

The TV Ammo Incentive Plan provides for the grant of ISOs, NSOs, stock appreciation rights, RSUs and awards or sales of shares of TV Ammo common stock; however, only stock options are currently outstanding under the TV Ammo Incentive Plan. All outstanding awards under the TV Ammo Incentive Plan are set forth in award agreements, which detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations.

Awards of stock options provide for the purchase of shares of TV Ammo common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The plan administrator determines the number of shares covered by each stock option, the exercise price of each stock option and the conditions and limitations applicable to the exercise of each stock option. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

Certain Transactions

In the event of a subdivision of common stock, a dividend payable in shares of common stock, a combination or consolidation of the outstanding shares of common stock into a lesser number of shares or any other increase or decrease in the number of issued shares of common stock effected without the receipt of consideration by TV Ammo, the plan administrator will make proportional adjustments to the TV Ammo Incentive Plan and outstanding awards. In addition, in the event of an extraordinary dividend, a recapitalization, a spin-off or similar transaction, the plan administrator may make proportional adjustments to the TV Ammo Incentive Plan and outstanding awards. In the event of a merger or consolidation, or in the event of a sale of all or substantially all of the company’s stock or assets, all outstanding awards under the TV Ammo Incentive Plan will be treated, at the discretion of the plan administrator, in one or more of the following ways: (i) continuation, assumption or substitution of outstanding awards by the acquiring or surviving entity, (ii) cancellation of then-vested stock options in consideration for cash payments equal to the excess of the per share consideration payable in the transaction over the per share exercise price, and (iii) acceleration of vesting and cancellation of stock options without payment, provided that the applicable option holder is given notice and a reasonable opportunity to exercise their stock options.

DESCRIPTION OF TRUE VELOCITY’S SECURITIES

As a result of the Business Combination, Breeze Holders and TV Ammo Equity Holders who receive shares of True Velocity Common Stock in the Business Combination will become True Velocity stockholders. Your rights as True Velocity stockholders will be governed by the laws of the State of Delaware and True Velocity’s certificate of incorporation. The following description of the material terms of True Velocity’s capital stock, including the shares of True Velocity Common Stock to be issued in the Business Combination, reflects the anticipated state of affairs upon completion of the Business Combination. We urge you to read the applicable provisions of Delaware law and True Velocity’s forms of certificate of incorporation carefully and in their entirety because they describe your rights as a holder of shares of True Velocity Common Stock.

Securities of True Velocity

The following summary sets forth the material terms of the True Velocity securities following the Closing. The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to True Velocity’s Amended and Restated Certificate of Incorporation (the “True Velocity Charter”) and Amended and Restated Bylaws (the “True Velocity Bylaws”). We urge you to read the True Velocity Charter and True Velocity Bylaws in their entirety for a complete description of the rights and preferences of the True Velocity’s securities following the Closing.

Authorized Stock

The True Velocity Charter will authorize the issuance of [•] shares of capital stock, consisting of [•] shares of True Velocity Common Stock, par value $0.0001 per share, and [•] shares of preferred stock, par value $0.0001 per share.

Common Stock

Upon the Closing, we expect that there will be 81,262,242 shares of True Velocity Common Stock outstanding, assuming that (a) 76,386,966 shares of True Velocity Common Stock will be issued at the Closing to TV Ammo Equity Holders, including those shares issuable to the holders of TV Ammo Convertible Notes and the holders of any Permitted Financing Securities; (b) the Breeze Public Holders own 1,159,276 shares of Breeze Common Stock and no Breeze Public Holder elects to exercise redemption rights with respect to its shares of Breeze Common Stock; (c) the Breeze Initial Stockholders own an aggregate of 3,087,500 shares of Breeze Common Stock and none of these shares are forfeited pursuant to the Sponsor Support Agreement; (d) Northland owns 37,500 shares of Breeze Common Stock; (e) Anthony F. Vaccaro (the “Consultant”) owns 15,000 shares of Breeze Common Stock; and (f) 575,000 shares of True Velocity Common Stock will be issued at the Closing to the Breeze Rights Holders subject to receipt of a valid certificate evidencing such Breeze Rights by the Rights Agent. None of the forgoing assumptions takes into account: (i) 17,256,130 Earnout Shares which will be issued at the Closing to TV Ammo Participating Securityholders subject to forfeiture if certain future stock-price based milestones are not achieved; (ii) any shares of True Velocity Common Stock issuable at $11.50 per share upon the exercise of 11,500,000 Public Breeze Warrants or 5,425,000 Private Placement Warrants; or (iii) any shares of True Velocity Common Stock issuable with respect to any grants that may be issued pursuant to the True Velocity Incentive Plan or which are issued and outstanding as of the Closing pursuant to the TV Ammo Incentive Plan.

Voting

Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of shares of Common Stock will vote together as a single class (or, if the holders of one or more outstanding series of preferred stock are entitled to vote together with the holders of Common Stock as a single class, together with the holders of such other series of preferred stock) on all matters submitted to a vote of True Velocity’s stockholders generally. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all stockholders present virtually or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the True Velocity Charter (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the True Velocity Charter (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.

Dividend Rights

Subject to preferences that may be applicable to any outstanding series of preferred stock or any other outstanding class or series of stock, the holders of shares of Common Stock are entitled to receive such dividends or distributions, if any, as may be declared from time to time by the True Velocity Board out of funds or assets legally available therefor.

Rights upon Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of True Velocity’s affairs, the holders of Common Stock are entitled to assets remaining after payment of True Velocity’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Common Stock, then outstanding, if any.

Other Rights

The holders of Common Stock have no preemptive, preferential, or similar rights with respect to issuances of shares of stock of True Velocity. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of Common Stock will be subject to those of the holders of any shares of preferred stock True Velocity may issue in the future.

Preferred Stock

No shares of preferred stock will be issued or outstanding immediately after the Closing. The True Velocity Charter will authorize the True Velocity Board to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of Common Stock. The True Velocity Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of True Velocity without further action by the stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Common Stock. At present, we have no plans to issue any preferred stock.

Warrants

As a result of the Business Combination, each of the Breeze Warrants will remain outstanding and be exercisable for one share of True Velocity Common Stock at an exercise price of $11.50.

Dividends

We have not paid any cash dividend on our Common Stock to date and do not intend to pay cash dividends prior to the Closing. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the Closing. The payment of any cash dividends subsequent to the Closing will be within the discretion of our Board at such time. Our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Registration Rights

Breeze, the Breeze Initial Stockholders, True Velocity and certain TV Ammo Equity Holders have entered into the Second Amended and Restated Registration Rights Agreement, pursuant to which, among other things, True Velocity will be obligated to file a registration statement to register the resale of certain securities of True Velocity held by the Breeze Initial Stockholders and such TV Ammo Equity Holders. The Registration Rights Agreement also provides the

Breeze Initial Stockholders and such TV Ammo Equity Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions. For more information, see the section titled “The Merger Agreement — Other Agreements Related to the Business Combination.”

The holders of the Founders’ Shares, as well as the holders of any units the Sponsor, Breeze Initial stockholders, officers, directors or their affiliates may be issued in payment of working capital loans made to us (and all underlying securities), are entitled to registration rights pursuant to an agreement signed in connection with the Breeze IPO.

Listing of Securities

We intend to apply to list our Common Stock on the NASDAQ under the symbol “TRUV” upon the Closing.

Anti-Takeover Effects of the True Velocity Charter and the True Velocity Bylaws

Some provisions of the True Velocity Charter and the True Velocity Bylaws, which are summarized in the following paragraphs, are intended to enhance the likelihood of continuity and stability in the composition of the True Velocity Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of True Velocity. However, these provisions may have the effect of rendering more difficult, discouraging, delaying, or preventing an acquisition deemed undesirable by the Board and therefore depress the trading price of the True Velocity Common Stock.

Authorized but Unissued Capital Stock

Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board

The True Velocity Charter will provide that the Board (other than those directors, if any, elected by the holders of any outstanding series of preferred stock) is divided into three classes of directors. For more information on the classified board, see the section titled “The Post-Combination Director Election Proposal.” The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of True Velocity as the classification of the True Velocity board of directors makes it more time consuming for stockholders to replace a majority of the directors.

Number of Directors

The True Velocity Charter will provide that the number of directors on the Board will be fixed in the manner set forth in the True Velocity Bylaws.

Board of Director Vacancies

The True Velocity Charter will provide that, with respect to directors elected by the stockholders generally entitled to vote, (i) newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the True Velocity Board resulting from death, resignation, disqualification, removal or other cause will be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and (ii) any director so elected will hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal, which prevents stockholders from being able to fill vacancies on the True Velocity Board.

Directors Removed Only for Cause

The True Velocity Charter will provide that any director elected by the stockholders generally entitled to vote may only be removed for cause.

Special Meeting of Stockholders

The True Velocity Charter will provide that special meetings of stockholders may only be called by (1) the Board, or (2) the chairman of the Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004.

Action by Written Consent

The True Velocity Charter will provide that stockholder action can be taken only at an annual or annual meeting of stockholders and cannot be taken by consent in lieu of a meeting.

Supermajority Requirement for Amendments of the True Velocity Charter

The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation requires a greater percentage. The True Velocity Charter also provides this.

Notice Requirements for Stockholder Proposals and Director Nominations

The True Velocity Charter and True Velocity Bylaws will provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The True Velocity Bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might make it more difficult to bring matters before the annual meeting.

Exclusive Forum Selection

The True Velocity Charter will provide, unless True Velocity consents in writing to the selection of an alternative forum, any (i) derivative action or proceeding brought on behalf of True Velocity, (ii) action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of True Velocity to True Velocity or its stockholders, (3) action asserting a claim (a) arising pursuant to any provision of the DGCL or the True Velocity Charter or the True Velocity Bylaws or (b) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) action asserting a claim against True Velocity or any of its directors or officers governed by the internal affairs doctrine of the law of the State of Delaware will, to the fullest extent permitted by law, be solely and exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The True Velocity Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of this provision is to eliminate the rights of True Velocity and its stockholders, through stockholders’ derivative suits on True Velocity’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith or knowingly or intentionally violated the law.

The True Velocity Charter and the True Velocity Bylaws provide that True Velocity must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. True Velocity is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. True Velocity believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the True Velocity Charter and the True Velocity Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit True Velocity and its stockholders. In addition, your investment may be adversely affected to the extent True Velocity pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. True Velocity believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to True Velocity’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, True Velocity has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of Breeze’s or TV Ammo’s respective directors, officers or employees for which indemnification is sought.

MARKET PRICE AND DIVIDEND INFORMATION

[TO COME]

COMPARISON OF STOCKHOLDER RIGHTS

	TV Ammo	Breeze	True Velocity
STOCKHOLDER APPROVAL OF BUSINESS COMBINATIONS

Under the Texas Business Organizations Code (the “TBOC”), the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction, unless a different vote but not less than a majority of the shares entitled to vote on the matter, is specified in the certificate of formation. Under the TBOC, a corporation’s certificate of formation may provide that the affirmative vote of the holders of a specified portion of the shares, not less than a majority, entitled to vote on the matter will be the act of the stockholders, rather than the specified portion of shares required under the TBOC.

The bylaws of TV Ammo require the affirmative vote of the holders of a majority of the shares entitled to vote on the matter, unless a higher threshold is required by law.

Generally, under the DGCL, completion of a merger, consolidation, dissolution, or the sale, lease, or exchange of substantially all of a corporation’s assets requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval. Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

The DGCL also requires a special vote of stockholders in connection with a business combination with an “interested stockholder” as defined in section 203 of the DGCL.

Generally, under the DGCL, completion of a merger, consolidation, dissolution, or the sale, lease, or exchange of substantially all of a corporation’s assets requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval. Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

The DGCL also requires a special vote of stockholders in connection with a business combination with an “interested stockholder” as defined in section 203 of the DGCL.

	TV Ammo	Breeze	True Velocity
SPECIAL VOTE REQUIRED FOR COMBINATIONS WITH INTERESTED STOCKHOLDERS

The TBOC contains a business combination statute that prohibits a Texas corporation from engaging in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “affiliated shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an affiliated shareholder unless: (1) the business combination or purchase or acquisition of shares made by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder or (2) the business combination was approved by the affirmative vote of the holders of at least a two-thirds majority of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the affiliated shareholder became an affiliated shareholder.

The foregoing statute is not applicable to a business combination with a corporation that opted out of such provision through its articles of incorporation or bylaws; or to a business combination with an affiliated shareholder who became one inadvertently, if the affiliated shareholder

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested stockholder” for three years following the time that the stockholder becomes an interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested stockholder” for three years following the time that the stockholder becomes an interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

	TV Ammo	Breeze	True Velocity

(i) divests itself, as soon as practicable, of enough shares to no longer be an affiliated shareholder and (ii) would not at any time within the three-year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition.

TV Ammo has not opted out of the foregoing anti-takeover statute.

STOCKHOLDER RIGHTS PLAN	TV Ammo does not currently have a shareholder rights plan in effect.

Under the DGCL, the certificate of incorporation of a corporation may give the board of directors the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board of directors at the time of issuance, which could prevent a takeover attempt and thereby preclude stockholders from realizing a potential premium over the market value of their shares.

Under the DGCL, the certificate of incorporation of a corporation may give the board of directors the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board of directors at the time of issuance, which could prevent a takeover attempt and thereby preclude stockholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a stockholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude stockholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a stockholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude stockholders from realizing a potential premium over the market value of their shares.

		Breeze does not currently have a stockholder rights plan in effect.	The True Velocity Charter does not provide for a stockholder rights plan.

	TV Ammo	Breeze	True Velocity
APPRAISAL RIGHTS

Under the TBOC, a shareholder of a corporation has the rights of dissent and appraisal with respect to a fundamental business transaction, defined as a merger, interest exchange, conversion, or sale of all or substantially all assets. However, under the TBOC, a shareholder of a corporation may not dissent from a plan of merger or conversion in which there is a single surviving or new Texas entity, or from a plan of exchange, if (i) the shareholder is not required by the terms of the plan of merger, conversion, or exchange to accept for the shareholder’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner; and (ii) the shareholder is not required by the terms of the plan of merger, conversion, or exchange to accept for the shareholder’s ownership interest any consideration other than (A) ownership interests, or depository receipts in respect of ownership interests, that, immediately after the effective date of the merger, conversion, or exchange will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are (1) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or (2) held of record by at least 2,000 owners;

Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

Breeze’s Existing Charter and Existing Bylaws do not provide a provision regarding appraisal rights.

Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

The True Velocity Charter and [Proposed] Bylaws of True Velocity do not provide a provision regarding appraisal rights.

	TV Ammo	Breeze	True Velocity

(B) cash instead of fractional ownership interests the shareholder would otherwise be entitled to receive; or (C) any combination of such ownership interests and cash.

The certificate of formation and bylaws of TV Ammo do not include a provision regarding appraisal rights.

STOCKHOLDER CONSENT TO ACTION WITHOUT MEETING

Under the TBOC, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the corporation’s certificate of formation allows less than unanimous consent (but not less that the number of votes necessary to take such action at a meeting at which the holders of all shares entitled to vote on such action were present and voted).

TV Ammo’s certificate of formation provides that any action required or permitted by law to be taken at a meeting of the shareholders of TV Ammo may be taken without a meeting, without prior notice and without a vote if one or more consents in writing, setting forth the action so taken, shall be signed by the holder or holders of all issued TV Ammo shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice, and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing.

Breeze’s Existing Proposal provides that any action required or permitted to be taken by the stockholders of Breeze must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice, and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing.

True Velocity’s True Velocity Charter provides that no action that is required or permitted to be taken by the stockholders of True Velocity at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders.

	TV Ammo	Breeze	True Velocity
MEETINGS OF STOCKHOLDERS

The TV Ammo bylaws provide that annual meetings of the shareholders are to be held on a date and at a time fixed by the TV Ammo board. Under the TBOC, special meetings of the shareholders of a corporation may be called by the president, the board of directors or any other person authorized to call special meetings by the certificate of formation or bylaws of the corporation. A special meeting may also be called by the holder of the percentage of shares specified in the certificate of formation, not to exceed 50% of the shares entitled to vote, or, if no percentage is specified, at least 10% of all of the shares of the corporation entitled to vote at the proposed special meeting.

The TV Ammo bylaws provide that special meetings of the TV Ammo shareholders may be called by the chief executive officer, the president, the board of directors or the holders of at least 10% of all shares entitled to vote at such meetings. Business transacted at the special meeting shall be confined to the purpose or purposes stated in the notice of such meeting.

The holders of a majority of the TV Ammo shares issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of TV Ammo shareholders for the transaction of business, except as otherwise provided by law. If a quorum fails to attend any meeting, the shareholders entitled to vote who are present in person or represented by proxy may adjourn the meeting.

Breeze’s Existing Bylaws provide that annual meetings of stockholders are to be held on a date and at a time fixed by the Breeze Board. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Breeze’s Existing Bylaws provide that a special meeting of the stockholders of Breeze may be called only by the chairman of the Breeze, chief executive officer, or the Breeze Board pursuant to a resolution adopted by a majority of the Board and may not be called by any other person.

Under the DGCL, a corporation’s certificate of incorporation or bylaws can specify the number of shares that constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting. Breeze’s Existing Bylaws provide that at a stockholders meeting the holders of shares of outstanding capital stock of Breeze representing a majority of the voting power of all outstanding shares of capital stock of Breeze entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting.

The True Velocity Bylaws of True Velocity provide that the annual meeting of the stockholders of True Velocity for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware as shall be fixed exclusively by resolution of the board of directors.

The True Velocity Charter provides that special meetings of the stockholders of True Velocity may be called by (i) the affirmative vote of a majority of the members of the True Velocity board or (ii) the chairman of the board.

The True Velocity Bylaws provide that the holders of a majority in voting power of the shares of capital stock outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by the DGCL, the True Velocity Charter or the True Velocity Bylaws.

	TV Ammo	Breeze	True Velocity
DISTRIBUTIONS AND DIVIDENDS; REPURCHASES AND REDEMPTIONS

Under the TV Ammo bylaws, the TV Ammo board of directors may declare and authorize TV Ammo to pay dividends on its issued and outstanding shares of capital stock. Dividends may be paid in cash, in property, or in the issuance of indebtedness, and may be in the form of a dividend on the outstanding shares of TV Ammo, a purchase or redemption by TV Ammo of any of its own shares, or a payment in liquidation of all or a portion of the assets of TV Ammo. TV Ammo shall pay share dividends in authorized but unissued shares of TV Ammo or in treasury shares, subject to the provisions of the TBOC and TV Ammo’s certificate of formation. TV Ammo’s board of directors may fix a record date for the purpose of determining the shareholders entitled to receive a dividend.

Under the TV Ammo bylaws, the TV Ammo board of directors may fix a record date, which record date may not be more than 60 or less than 10 days before the date of the annual or special meeting, unless otherwise required by applicable law.

Under the DGCL, the board of directors, subject to any restrictions in the corporation’s certificate of incorporation, may declare and pay dividends out of:

•   surplus of the corporation, which is defined as net assets less statutory capital; or

•   if no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year.

If, however, the capital of the corporation has been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the board of directors shall not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

Under the DGCL, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if such repurchase or redemption would impair the capital of the corporation. A corporation may, however, purchase or redeem out of capital any of its own shares, which are entitled upon any distribution of its assets to a preference over another class or series of its shares, if such shares will be retired and the capital reduced.

Under the DGCL, the board of directors, subject to any restrictions in the corporation’s certificate of incorporation, may declare and pay dividends out of:

•   surplus of the corporation, which is defined as net assets less statutory capital; or

•   if no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year.

If, however, the capital of the corporation has been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the board of directors shall not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

Under the DGCL, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if such repurchase or redemption would impair the capital of the corporation. A corporation may, however, purchase or redeem out of capital any of its own shares, which are entitled upon any distribution of its assets to a preference over another class or series of its shares, if such shares will be retired and the capital reduced.

	TV Ammo	Breeze	True Velocity

Pursuant to the Breeze Existing Charter, Breeze will provide all holders of shares of Breeze Common Stock included as part of the units sold in the Breeze IPO with the opportunity to have their shares redeemed upon the consummation of the Business Combination for cash equal to the applicable redemption price per share; provided, however, that Breeze will only redeem or repurchase such shares so long as (after such redemption) Breeze’s net tangible assets will be at least $5,000,001 either immediately prior to or upon the consummation of the Business Combination. Additionally, it is a condition to TV Ammo closing under the Merger Agreement, that True Velocity has, in the aggregate, at least $30,000,000 of available cash upon the consummation of the Business Combination.

Subject to the rights of holders of preferred stock (if any), the holders of common stock of True Velocity will be entitled to participate in dividends or other distributions as declared by the board.
NUMBER OF DIRECTORS

The TV Ammo bylaws provide that the number of directors shall be set at seven. The TV Ammo bylaws also provide that the number of TV Ammo directors shall be fixed from time to time by resolution of the TV Ammo board of directors, but in no case will a decrease in the number of directors shorten the term of an incumbent director.

A typical certificate of incorporation and bylaws under the DGCL would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. The Breeze Board consists of seven directors, divided into three classes, with only one class of directors being elected in each year, and each class serving a three-year term.

A typical certificate of incorporation and bylaws under the DGCL would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. The number of directors of True Velocity which shall constitute the board shall be determined in the manner set forth in the True Velocity Bylaws.

	TV Ammo	Breeze	True Velocity
VACANCIES ON BOARD OF DIRECTORS

Any vacancy on the TV Ammo board of directors may be filled by the vote of a majority of the remaining directors, even if such remaining directors comprise less than a quorum of the board of directors, unless such vacancy is the result of a director being removed at any annual or special meeting of the shareholders, in which case the shareholders shall be entitled to appoint a replacement by majority vote. Any director elected to fill a vacancy shall be elected for the unexpired term of their predecessor in office.

The Breeze Existing Charter provides that any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if such remaining directors comprise less than a quorum, or by a sole remaining director (and not by stockholders). Any director so chosen shall hold office for the remainder of the full term of the class of directors in which the new directorship was added or in which the vacancy occurred and until such director’s successor has been duly elected and qualified.

The True Velocity Bylaws for True Velocity provide that any newly created directorship on the board that results from an increase in the total number of directors and any vacancy occurring in the board shall be filled solely and exclusively by the affirmative vote of a majority of the directors then in office (other than any preferred directors, if any), even if such remaining directors comprise less than a quorum, or by a sole remaining director (other than a preferred director, if any), and not by the stockholders of True Velocity. Any vacancy occurring by the death, resignation, disqualification or removal of a preferred director shall be filled by the affirmative vote of a majority of the remaining preferred directors elected by the holders of such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected such preferred director.

REMOVAL OF DIRECTORS; STAGGERED TERM OF DIRECTORS

Unless otherwise provided in the certificate of formation or the bylaws of a corporation, the TBOC provides that at any meeting of the shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors. TV Ammo’s bylaws provide that at any meeting of TV Ammo shareholders called expressly for such purpose, any director may be removed, with or without cause.

Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

	TV Ammo	Breeze	True Velocity
TV Ammo’s certificate of incorporation does not provide for a classified board of directors.

The Breeze Existing Charter provides for a classified board divided into two classes, with only one class of directors being elected in each year and each class serving a two-year term, and that directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of Breeze’s stockholders entitled to vote generally in the election of directors, voting together as a single class.

The True Velocity Charter provides for a classified board divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term, and that directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of True Velocity’s stockholders entitled to vote generally in the election of directors, voting together as a single class.

COMMITTEES

The TV Ammo board of directors may designate one or more committees composed of one or more of its members. Any such committee, to the extent provided in such resolution, shall have and may exercise all of the authority of the TV Ammo board of directors in the business and affairs of TV Ammo, except where the action of the TV Ammo board of directors is required or the authority of such committee is limited by statute. The number of members on each committee may be increased or decreased from time to time by resolution of the TV Ammo board of directors. Any member of any committee may be removed from such committee at any time by resolution of the TV Ammo board of directors. At meetings of any committee, a majority of the number of members of such committee shall constitute a quorum for the transaction of business, and the act of a majority of the members present at any meeting at which a quorum is present shall be the act of such committee, except as otherwise specifically provided by statute.

Breeze’s Existing Bylaws authorize the Breeze Board to designate one or more committees by resolution of the Board. Each committee is to consist of one or more directors.

True Velocity’s True Velocity Bylaws provide that the board may from time to time establish one or more committees of the board to serve at the pleasure of the board, which shall have such duties as the board shall from time to time determine.

	TV Ammo	Breeze	True Velocity
CUMULATIVE VOTING	The TV Ammo bylaws expressly deny the right of cumulative voting.

Under the DGCL, a corporation may adopt in its certificate of incorporation that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a stockholder has a number of votes equal to the number of shares held by such stockholder multiplied by the number of directors nominated for election. The stockholder may cast all of such votes for one director or among the directors in any proportion. Breeze has not adopted cumulative voting rights.

The True Velocity Charter and True Velocity Bylaws do not contain a cumulative voting provision.
AMENDMENT OF GOVERNING DOCUMENTS

Under the TBOC, a corporation’s certificate of formation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority of shares or class or series entitled to vote on the matter, is specified in the corporation’s certificate of formation.

TV Ammo’s certificate of formation does not specifically address amendment of the certificate of formation.

Under Texas law, unless a corporation’s certificate of formation or bylaws adopted by the shareholders provides otherwise, a corporation’s shareholders may amend the bylaws regardless of whether they may also be amended by the board of directors.

Under the DGCL, a certificate of incorporation may be amended if:

•   the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders; and

•   the holders of at least a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

In addition, under the DGCL, class voting rights exist with respect to amendments to the charter that adversely affect the terms of the shares of a class. Class voting rights do not exist as to other extraordinary matters, unless the charter provides otherwise.

Under the DGCL, a certificate of incorporation may be amended if:

•   the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders; and

•   the holders of at least a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

In addition, under the DGCL, class voting rights exist with respect to amendments to the charter that adversely affect the terms of the shares of a class. Class voting rights do not exist as to other extraordinary matters, unless the charter provides otherwise.

TV Ammo	Breeze	True Velocity
TV Ammo’s bylaws provide that the bylaws may be amended or repealed or new bylaws may be adopted by the TV Ammo board of directors.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the charter. The stockholders of a Delaware corporation also have the power to amend the bylaws.

The Breeze Existing Charter provides that Breeze reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the Breeze Existing Charter.

The Breeze Existing Charter provides that the Breeze Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Existing Bylaws. The affirmative vote of a majority of the board shall be required to adopt, amend, alter or repeal the Existing Bylaws. The Existing Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, that in addition to any vote of the holders of any class or series of capital stock of Breeze required by law or by this Existing Charter, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of Breeze entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Existing Bylaws; and provided further, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Breeze Board that would have been valid if such bylaws had not been adopted.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the charter. The stockholders of a Delaware corporation also have the power to amend the bylaws.

Under the True Velocity Charter, the True Velocity Charter may only be amended, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of True Velocity entitled to vote generally in the election of directors, voting together as a single class.

The True Velocity Charter provides that the affirmative vote of a majority of the total voting power of the outstanding capital stock of True Velocity entitled to vote generally in the election of directors is required to amend, alter, change, add to or repeal the True Velocity Bylaws.

	TV Ammo	Breeze	True Velocity
INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the TBOC, a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. The TBOC also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Under the TBOC, a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

TV Ammo’s certificate of formation and bylaws provide for mandatory indemnification to the fullest extent allowed by the TBOC for every current or former director and officer against all expenses reasonably incurred or suffered by or on behalf of such director or officer in connection with any proceeding in which such director or officer was or is made or is threatened to be made a party or called as a witness or is otherwise involved by reason of the fact that such director or officer is or was a director or officer of TV Ammo or is

The DGCL generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination made by the corporation that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Such determination shall be made, in the case of an individual who is a director or officer at the time of the determination:

•   by a majority of the disinterested directors, even if such directors comprise less than a quorum;

•   by a committee of disinterested directors designated by a majority vote of disinterested directors, even if such directors comprise less than a quorum;

•   by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or

•   by the stockholders.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

The DGCL requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative

The DGCL generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination made by the corporation that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Such determination shall be made, in the case of an individual who is a director or officer at the time of the determination:

•   by a majority of the disinterested directors, even if such directors comprise less than a quorum;

•   by a committee of disinterested directors designated by a majority vote of disinterested directors, even if such directors comprise less than a quorum;

•   by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or

•   by the stockholders.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

TV Ammo	Breeze	True Velocity

or was serving at the request of TV Ammo as a representative of any other entity, whether the basis of such proceeding is an alleged action in an official capacity as a representative or in any other capacity while serving as a representative.

TV Ammo’s bylaws provide that TV Ammo may, at the discretion of the board of directors, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent against any liability in instances in which they may not otherwise be indemnified by TV Ammo, whether or not TV Ammo would have the power to indemnify such persons against such liability.

or third-party action. The DGCL permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers, contingent upon those individuals’ commitment to repay any advances, unless it is ultimately determined that those individuals are entitled to be indemnified.

Breeze’s Existing Charter provides that to the fullest extent permitted by applicable law, Breeze shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of Breeze or, while a director or officer of Breeze, is or was serving at the request of Breeze as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses reasonably incurred by such indemnitee in connection with such proceeding.

The DGCL requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. The DGCL permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers, contingent upon those individuals’ commitment to repay any advances, unless it is ultimately determined that those individuals are entitled to be indemnified.

True Velocity’s True Velocity Charter provides that to the fullest extent permitted by applicable law, True Velocity shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director or officer of True Velocity, or is or was serving at the request of True Velocity as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of True Velocity, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

	TV Ammo	Breeze	True Velocity
LIMITED LIABILITY OF DIRECTORS

The TBOC provides that the certificate of formation of a corporation may provide that a director of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director.

TV Ammo’s certificate of formation provides that no director of TV Ammo will be liable to TV Ammo or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for (i) any breach of his duty of loyalty, (ii) acts or omissions not in good faith that constitutes a breach of duty of the director to TV Ammo or involving intentional misconduct or a knowing violation of law, (iii) any transaction where the TV Ammo director derived any improper personal benefit, or (iv) an act or omission for which the liability of a director is expressly provided for by statute.

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

Breeze’s certificate of incorporation provides that a director of Breeze shall not be personally liable to Breeze or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL unless a director (i) violated his or her duty of loyalty to Breeze or its stockholders, (ii) acted in bad faith, (iii) knowingly or intentionally violated the law, (iv) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (v) derived improper personal benefit from his or her actions as a director.

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

True Velocity’s True Velocity Charter provides that no director of True Velocity shall have any personal liability to True Velocity or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

ADVANCE NOTIFICATION REQUIREMENTS FOR PROPOSALS OF STOCKHOLDERS

Under the TV Ammo bylaws, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 days or, in the event of a fundamental business transaction as described in the TBOC, not less than 20 days, nor more than 60 days before the date of the meeting, either personally, by electronic transmission or by mail, by or at the direction of the chief executive officer, the president, the secretary, or the officer or person calling the meeting, to each shareholder of record entitled to vote at the meeting.

Under the Breeze Existing Bylaws, any stockholder may bring proper business before an annual meeting, including nominations to the Breeze Board, but only if the stockholder gives timely notice, in writing and proper form, of the stockholder’s intention to bring the business before the meeting.

Under the True Velocity Bylaws, of True Velocity any stockholder may bring proper business before an annual meeting, including nominations to the board of directors, but only if the stockholder gives timely notice, in writing and proper form, of the stockholder’s intention to bring the business before the meeting.

	TV Ammo	Breeze	True Velocity
STOCKHOLDERS’ SUITS	The certificate of formation and bylaws of TV Ammo do not provide for any specific requirements relating to shareholders’ suits.

Under the DGCL, a stockholder may bring a derivative action on a company’s behalf to enforce the rights of a company. An individual also may commence a class action lawsuit on behalf of himself or herself and other similarly situated stockholders if the requirements for maintaining a class action lawsuit under Delaware law are met. An individual may institute and maintain a class action lawsuit only if such person was a stockholder at the time of the transaction that is the subject of the lawsuit or his or her shares thereafter devolved upon him or her by operation of law. In addition, the plaintiff must generally be a stockholder through the duration of the lawsuit.

The DGCL requires that a derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the lawsuit may be prosecuted, unless such demand would be futile.

Under Breeze’s Existing Charter, unless Breeze consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring any derivative action or proceeding brought on behalf of Breeze.

Under the DGCL, a stockholder may bring a derivative action on a company’s behalf to enforce the rights of a company. An individual also may commence a class action lawsuit on behalf of himself or herself and other similarly situated stockholders if the requirements for maintaining a class action lawsuit under Delaware law are met. An individual may institute and maintain a class action lawsuit only if such person was a stockholder at the time of the transaction that is the subject of the lawsuit or his or her shares thereafter devolved upon him or her by operation of law. In addition, the plaintiff must generally be a stockholder through the duration of the lawsuit.

The DGCL requires that a derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the lawsuit may be prosecuted, unless such demand would be futile.

Under True Velocity’s True Velocity Charter, unless True Velocity consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring any derivative action or proceeding brought on behalf of True Velocity.

BENEFICIAL OWNERSHIP

The following table sets forth information regarding the beneficial ownership of Breeze Common Stock as of [•], 2024, by:

•        each person known by Breeze to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•        each of Breeze’s executive officers and directors that beneficially owns shares of our common stock; and

•        all Breeze’s executive officers and directors as a group.

The Breeze Initial Stockholders and Breeze’s directors, officers, advisors or their affiliates may purchase shares of Breeze Common Stock in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so and have no current plans to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Breeze’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Breeze Holders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or Breeze Common Stock owned by the Sponsor and/or Breeze’s directors, officers, advisors, or their affiliates. The purpose of such purchases could be to satisfy the condition to Closing in the Merger Agreement regarding the minimum amount of Breeze Cash on Hand. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Breeze Common Stock and the number of beneficial holders of Breeze’s securities may be reduced, possibly making it difficult for True Velocity to obtain the quotation, listing or trading of its securities on a national securities exchange.

Unless otherwise indicated, Breeze believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the Breeze Warrants because such warrants are not exercisable within 60 days of the date of this proxy statement/prospectus. In the table below, percentage ownership is based on [4,299,276] shares of common stock as of the Breeze Record Date.

Name and Address of Beneficial Owner(1)	Common Stock
	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock
Breeze Sponsor, LLC(2)	2,475,000	57.6%
J. Douglas Ramsey, Ph.D.(3)	2,475,000	57.6%
Russell D. Griffin(3)	—	*
Charles C. Ross(3)	—	*
Albert McLelland	25,000	*
Bill Stark	25,000	*
Robert Lee Thomas	25,000	*
James L. Williams	—	*
All directors and executive officers as a group (7 individuals)	2,550,000	59.9%
I-Bankers Securities, Inc.	512,500	11.9%

____________

*        Less than one percent

(1)      Unless otherwise noted, the business address of each of the following entities or individuals (other than I-Bankers Securities, Inc.) is c/o Breeze Holdings Acquisition Corp., 955 W. John Carpenter Fwy., Suite 100-929, Irving, TX 75039.

(2)      Represents shares of common stock owned by our sponsor, Breeze Sponsor, LLC. Dr. Ramsey is the manager of the Sponsor and has voting and dispositive control over all such shares. Dr. Ramsey disclaims beneficial ownership of the reported securities, except to the extent of his pecuniary interest therein.

(3)      Does not include any securities held by our sponsor, Breeze Sponsor, LLC, of which each person is a direct or indirect member.

The following table shows the beneficial ownership of TV Ammo Securities as of December 31, 2023 by:

•        each person known by TV Ammo to beneficially own more than 5% of the outstanding TV Ammo Securities;

•        each of TV Ammo’s named executive officers and directors; and

•        all of TV Ammo’s executive officers and directors as a group.

Unless otherwise indicated, TV Ammo believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of TV Ammo Securities beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any TV Ammo Securities as to which the holder has sole or shared voting power or investment power and also any TV Ammo Securities which the holder has the right to acquire within 60 days of December 31, 2023 through the exercise of any option, conversion or any other right. The table does not include stock options and restricted shares held by the executive officers that do not vest or become exercisable, and do not provide voting rights, within 60 days of the date of this proxy statement/prospectus. See the section entitled “Management of TV Ammo.”

As of December 31, 2023, there were 159,294,448 TV Ammo Securities outstanding (excluding treasury shares and on a fully-diluted basis).

Unless otherwise noted, the business address of each beneficial owner is 1036 Nicholson Rd., Garland, TX 75042.

Name of Beneficial Owner	TV Ammo Securities
	Number	Percentage
Kevin Boscamp(1)(9)	15,950,099	16.17%
G. Christopher Tedford(2)(9)	14,358,018	14.93%
Craig Etchegoyen(3)(11)	13,084,031	12.93%
Jeffrey Cutshall(4)	3,560,000	3.81%
Mark Jacobs(5)	4,707,208	5.40%
David Richardson(6)	3,724,719	4.09%
Donald P. Barry, Sr.(7)	24,950,160	26.60%
Bruce Robbins(8)	1,291,026	1.43%
All directors and executive officers as a group (8 individuals)(9)	74,946,333	61.08%
Ken Willey(10)	13,489,417	13.88%

____________

(1)      Includes 1,012,699 shares of common stock held DKL Investments LP, 6,043,115 shares of common stock held by KSBoscamp Partners, L.P., and 247,983 shares of common stock held by Redhawk Associates, LLC, each of which Mr. Boscamp is a controlling member and controlling partner and by virtue of such relationship may be deemed to beneficially own the shares directly. Also includes 250,222 shares of common stock held by 60 Cent Investments, LLC, which Mr. Boscamp is a member and may be deemed to have shared voting and shared dispositive power together with Mr. Richardson and Mr. Willey over the reported shares. Includes options to purchase up to 5,321,978 shares of common stock held by Mr. Boscamp and options to purchase up to 3,074,102 shares of common stock held by KSBoscamp Partners, L.P., which options are exercisable; excludes options to purchase up to 300,000 shares of common stock held by Mr. Boscamp that become immediately exercisable upon the Closing.

(2)      Includes 1,366,869 shares of common stock held by CKT Energy Investments, LLC and 4,100,000 shares held by Nine Iron Oaks Partners, LP, each of which Mr. Tedford is a controlling member and controlling partner and by virtue of such relationship may be deemed to beneficially own the shares directly. Includes options to purchase up to 3,748,136 shares of common stock held by Mr. Tedford and options to purchase up to 2,218,983 shares of common stock held by Nine Iron Oaks Partners, LP which options are exercisable; excludes options to purchase up to 260,000 shares of common stock held by Mr. Tedford that become immediately exercisable upon the Closing.

(3)      Includes 2,924,031 shares of common stock held by Tangerine Holdings, LLC, which Mr. Etchegoyen is a controlling member and by virtue of such relationship may be deemed to beneficially own the shares directly. Includes options to purchase up to 10,160,000 shares held by Mr. Etchegoyen, which options are exercisable; excludes options to purchase up to 1,040,000 shares of common stock held by Mr. Etchegoyen that become immediately exercisable upon the Closing.

(4)      Includes options to purchase up to 3,560,000 shares of common stock which are currently exercisable.

(5)      Includes 1,650,974 shares of common stock held by Till Dark Investments, LLC, 467,213 shares of common stock held by The Huntley Mitchell Jacobs Irrevocable 2021 Trust, 467,213 shares of common stock held by The Mark Daniel Jacobs 3rd Irrevocable 2021 Trust, and 2,121,808 shares of common stock held by 9MTC Investment, LLC, each of which Mr. Jacobs is a controlling member and by virtue of such relationship may be deemed to beneficially own the shares directly. Includes options to purchase up to 162,500 shares of common stock held by Till Dark Investments, LLC which are currently exercisable.

(6)      Includes 250,222 shares of common stock held by 60 Cent Investments, LLC, which Mr. Richardson is a member and may be deemed to have shared voting and shared dispositive power together with Mr. Boscamp and Mr. Willey over the reported shares. Includes options to purchase up to 1,115,333 shares of common stock which are currently exercisable.

(7)      Includes 9,648,732 shares of common stock held by Celtic Holdings BPB, LLC, 2,777,500 shares of common stock held by Celtic Holdings BPB II, LLC, and 1,832,500 shares of common stock held by Celtic Holdings BPB III, LLC, each of which Mr. Barry is a controlling member and by virtue of such relationship may be deemed to beneficially own the shares directly. Includes 6,841,428 shares of common stock issuable pursuant to convertible notes held by Celtic Holdings BPB IV, LLC, which Mr. Barry is a controlling member and by virtue of such relationship may be deemed to beneficially own the shares directly. Includes options to purchase 1,375,000 shares of common stock held by Celtic Holdings BPB III, LLC, and warrants to purchase 2,475,000 shares of common stock held by Celtic Holdings BPB IV, LLC, each of which are exercisable.

(8)      Includes 735,766 shares of common stock held by Kab & Ella LLC of which Mr. Barry is a controlling member and by virtue of such relationship may be deemed to beneficially own the shares directly. Includes options to purchase up to 555,250 shares of common stock held by Kab & Ella LLC which are currently exercisable; excludes options to purchase up to 365,000 shares of common stock held by Kab & Ella LLC that become immediately exercisable upon the Closing.

(9)      Includes warrants and options to purchase up to 33,766,282 shares of common stock which are currently exercisable; excludes options to purchase 1,600,000 shares of common stock that become immediately exercisable upon the Closing.

(10)    Includes 6,043,115 shares held by KAWilley Partners, LP of which Mr. Willey is the controlling partner and by virtue of such relationship may be deemed to beneficially own the shares directly. Also includes 250,222 shares held by 60 Cent Investments, LLC, which Mr. Willey is a controlling member and may be deemed to have shared voting and shared dispositive power over the reported shares together with Mr. Boscamp and Mr. Richardson. Includes options to purchase up to 7,196,080 shares which are exercisable.

The following table shows the beneficial ownership of shares of True Velocity Common Stock following the consummation of the Business Combination by:

•        each person known to True Velocity who will beneficially own more than 5% of the shares of True Velocity Common Stock issued and outstanding immediately after the consummation of the Business Combination;

•        each person who will become an executive officer or a director of True Velocity upon consummation of the Business Combination;

•        all of the executive officers and directors of True Velocity as a group upon consummation of the Business Combination; and

•        Breeze Sponsor, LLC.

Except as otherwise noted herein, the number and percentage of shares of True Velocity Common Stock beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares of True Velocity Common Stock as to which the holder has sole or shared voting power or investment power and also any shares of True Velocity Common Stock which the holder has the right to acquire within 60 days of [•], 2024 through the exercise of any option, warrant or any other right.

The expected beneficial ownership of shares of True Velocity Common Stock immediately following the Closing has been determined based upon the Capitalization Assumptions.

Unless otherwise noted, the business address of each beneficial owner is c/o Breeze Holdings Acquisition Corp., 955 W. John Carpenter Fwy., Suite 100-929, Irving, TX 75039.

Name of Beneficial Owner	Post-Business Combination
	Number	Percentage
Kevin Boscamp(1)	12,803,929	14.6%
G. Christopher Tedford(2)	11,517,965	13.4%
Craig Etchegoyen(3)	11,128,738	12.4%
Jeffrey Cutshall(4)	2,805,028	3.3%
Brent Christensen	—	0.0%
Ivona Falda	—	0.0%
[Independent Director]	[0]	[0.0] %
J. Douglas Ramsey, Ph.D.	2,415,000	3.0%
James L. Williams	15,000	0.0%
All directors and executive officers as a group (9 individuals)(5)	40,685,661	31.2%
Breeze Sponsor, LLC	2,415,000	3.0%
Donald P. Barry(6)	19,658,963	23.4%
Ken Willey(7)	8,206,532	12.2%

____________

(1)      Includes 797,935 shares held DKL Investments LP, 4,761,547 shares held by KSBoscamp Partners, L.P., and 195,393 shares held by Redhawk Associates, LLC, each of which Mr. Boscamp is the controlling partner and by virtue of such relationship may be deemed to beneficially own the shares directly. Also includes 197,157 shares held by 60 Cent Investments, LLC, which Mr. Boscamp is a member and may be deemed to have shared voting and shared dispositive power together with Mr. Richardson and Mr. Willey over the reported shares. Includes options to purchase up to 4,429,721 shares held by Mr. Boscamp and options to purchase up to 2,422,175 shares held by KSBoscamp Partners, L.P., which options are exercisable.

(2)      Includes 1,076,996 shares held by CKT Energy Investments, LLC and 3,230,510 shares held by Nine Iron Oaks Partners, LP, each of which Mr. Tedford is the manager and controlling partner and by virtue of such relationship may be deemed to beneficially own the shares directly. Includes options to purchase up to 3,158,128 shares held by Mr. Tedford and options to purchase up to 1,748,402 shares held by Nine Iron Oaks Partners, LP which options are exercisable.

(3)      Includes 2,303,930 shares held by Tangerine Holdings, LLC, which Mr. Etchegoyen is the manager and by virtue of such relationship may be deemed to beneficially own the shares directly. Includes options to purchase up to 8,824,808 shares held by Mr. Etchegoyen which options are exercisable.

(4)      Includes options to purchase up to 2,805,028 shares which are exercisable.

(5)      Includes options to purchase up to 23,388,263 shares which are exercisable, of which options to purchase up to 2,422,175 shares are held by KSBoscamp Partners, L.P., options to purchase up to 1,748,402 shares held by Nine Iron Oaks Partners, LP, and options to purchase up to 8,824,808 shares held by Mr. Etchegoyen.

(6)      Includes 7,602,519 shares held by Celtic Holdings BPB, LLC, 2,188,474 shares held by Celtic Holdings BPB II, LLC, 1,443,880 shares held by Celtic Holdings BPB III, LLC, and 5,390,562 shares held by Celtic Holdings BPB IV, LLC, each of which Mr. Barry is the manager and by virtue of such relationship may be deemed to beneficially own the shares directly. Includes options to purchase 1,083,403 shares held by Celtic Holdings BPB III, LLC, and warrants to purchase 1,950,125 shares held by Celtic Holdings BPB IV, LLC, each of which are exercisable.

(7)      Includes 4,761,547 shares held by KAWilley Partners, LP of which Mr. Willey is the controlling partner and by virtue of such relationship may be deemed to beneficially own the shares directly. Also includes 197,157 shares held by 60 Cent Investments, LLC, which Mr. Willey is a controlling member and may be deemed to have shared voting and shared dispositive power over the reported shares together with Mr. Boscamp and Mr. Richardson. Includes options to purchase up to 3,247,827 shares held by Mr. Willey and options to purchase up to 2,422,175 shares held by KAWilley Partners, LP, which are exercisable.

Dividends

Breeze has not paid any cash dividends on the Breeze Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, True Velocity will have [•] shares of True Velocity Common Stock authorized but unissued. Upon completion of the Business Combination, True Velocity share capital will equal $[•], represented by [•] shares of True Velocity Common Stock with a par value of $0.0001 per share.

The following table illustrates the number and percentage ownership of shares of True Velocity Common Stock immediately after the Closing based on the Capitalization Assumptions:

Stockholders	Number	Percentage
Breeze Holders:	4,874,276	6.0%
Breeze Public Holders	1,159,276	1.5%
Breeze Rights Holders	575,000	0.7%
Sponsor	2,415,000	3.0%
Breeze Independent Directors	160,000	0.2%
I-Bankers	512,500	0.6%
Northland	37,500	—%
Consultant	15,000	—%
TV Ammo Equity Holders:	76,386,966	94.0%
Total	81,261,242	100.0%

For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Sales of substantial amounts of the shares of True Velocity Common Stock in the public market could adversely affect prevailing market prices of the shares of True Velocity Common Stock. Prior to the Business Combination, there has been no public market for shares of True Velocity Common Stock. True Velocity intends to apply for listing of the shares of True Velocity Common Stock and True Velocity Warrants on Nasdaq, but True Velocity cannot assure you that Nasdaq will approve the shares of True Velocity Common Stock or the True Velocity Warrants for listing or that a regular trading market will develop in the shares of True Velocity Common Stock and True Velocity Warrants.

Lock-Up and Registration Rights Agreements

Breeze, True Velocity, TV Ammo, the Breeze Initial Stockholders and certain TV Ammo Equity Holders have entered into an Amended and Restated Lock-Up Agreement pursuant to which the Breeze Initial Stockholders and such TV Ammo Equity Holders have agreed, among other things, to refrain from selling or transferring their shares of True Velocity Common Stock for a period of eight months following the Closing, subject to early release (a) of 10% of their shares of True Velocity Common Stock if the daily volume weighted average closing sale price of True Velocity Common Stock quoted on the Nasdaq for any 20 trading days within any 30 consecutive trading day period exceeds $12.50 per share, (b) of an additional 10% of their shares of True Velocity Common Stock if the daily volume weighted average closing sale price of True Velocity Common Stock quoted on the Nasdaq for any 20 trading days within any 30 consecutive trading day period exceeds $15.00 per share; (c) of all of their shares of True Velocity Common Stock upon the occurrence of a Subsequent Transaction; and (d) upon the determination of the True Velocity board of directors (including a majority of the independent directors) following the six month anniversary of the Closing Date.

Breeze, the Breeze Initial Stockholders, True Velocity, and certain TV Ammo Equity Holders have entered into the Second Amended and Restated Registration Rights Agreement, pursuant to which, among other things, True Velocity will be obligated to file a registration statement to register the resale of certain securities of True Velocity held by the Breeze Initial Stockholders and such TV Ammo Equity Holders. The Registration Rights Agreement also provides the Breeze Initial Stockholders and such TV Ammo Equity Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Rule 144

All of the shares of True Velocity Common Stock that will be outstanding upon the completion of the Business Combination, other than (a) the shares of True Velocity Common Stock held by holders of Breeze Public Shares and (b) the shares of True Velocity Common Stock issued to TV Ammo Shareholders other than affiliates of TV Ammo prior to the Company Merger, may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of True Velocity and has beneficially owned True Velocity’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about True Velocity. Persons who are affiliates of True Velocity and have beneficially owned True Velocity’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding equity shares of the same class; or

•        the average weekly trading volume of shares of True Velocity Common Stock of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of True Velocity under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about True Velocity.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

SECURITIES ACT RESTRICTIONS ON RESALE OF BREEZE’S SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted True Velocity Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of True Velocity at the time of, or at any time during the three months preceding, a sale and (ii) True Velocity is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as True Velocity was required to file reports) preceding the sale.

Persons who have beneficially owned restricted True Velocity Common Stock shares for at least six months but who are affiliates of True Velocity at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of True Velocity Common Stock then outstanding; or

•        the average weekly reported trading volume of the True Velocity Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of True Velocity under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about True Velocity.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, True Velocity will no longer be a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

As a result, it is anticipated that the Breeze Initial Stockholders will be able to sell their common stock and private placement warrants, and any shares of True Velocity Common Stock received as a result thereof, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

APPRAISAL RIGHTS

Breeze stockholders, Breeze unitholders and Breeze warrant holders do not have appraisal rights in connection with the Transactions under the DGCL.

OTHER PROPOSED ACTION

The Breeze Board does not intend to bring any other matters before the Special Meeting, nor does it know of any matters which other persons intend to bring before the Special Meeting. If, however, other matters not mentioned in this proxy statement properly come before the Special Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the Breeze Board.

SUBMISSION OF STOCKHOLDER PROPOSALS

True Velocity’s True Velocity Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. True Velocity’s True Velocity Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto), (ii) by or at the direction of the True Velocity Board or any committee thereof, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record at the time of giving of the notice and at the time of the annual meeting, is a stockholder of record who is entitled to vote at such meeting who has complied with the notice procedures specified in True Velocity’s True Velocity Bylaws. To be timely for True Velocity’s annual meeting of stockholders, True Velocity’s secretary must receive the written notice at True Velocity’s principal executive offices:

•        not later than the 90th day; and

•        not earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for True Velocity’s 2023 annual meeting) or True Velocity holds its annual meeting of stockholders more than 30 days before or 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The chairperson of the annual meeting will have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these procedures. If any proposed nomination or business is not in compliance, the chairperson may declare that such defective proposal or nomination can be disregarded.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2024 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before True Velocity begins to print and send out its proxy materials for such 2024 annual meeting.

Stockholder Director Nominees

True Velocity’s True Velocity Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by True Velocity’s True Velocity Bylaws. In addition, the stockholder must give timely notice to True Velocity’s secretary in accordance with True Velocity’s True Velocity Bylaws, which, in general, require that the notice be received by True Velocity’s secretary within the time periods described above under “Submission of Stockholder Proposals” for stockholder proposals.

FUTURE STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement/prospectus and form of proxy for submission to the stockholders at our 2024 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Such proposals must be received by True Velocity at its executive offices a reasonable time before True Velocity begins to print and mail its 2024 annual meeting proxy materials in order to be considered for inclusion in True Velocity proxy materials for the 2024 annual meeting.

Stockholder Proposals

True Velocity’s True Velocity Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. True Velocity’s True Velocity Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to True Velocity at its principal executive offices not later than the close of business on the 90th nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the True Velocity. Nominations and proposals also must satisfy other requirements set forth in the amended and restated bylaws.

LEGAL MATTERS

The validity of the True Velocity Shares to be issued in connection with the Business Combination will be passed upon by ArentFox Schiff, LLP, Washington, D.C. and the material U.S. federal income tax consequences of the Business Combination will be passed upon by ArentFox Schiff, LLP, Washington, DC.

EXPERTS

The consolidated financial statements of TV Ammo, Inc. as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, included in the Proxy Statement of Breeze Holdings Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of TV Ammo, Inc. to continue as a going concern as described in Note 1 of the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Breeze Holdings Acquisition Corp. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Breeze to continue as a going concern as described in Note 1 of the financial statements) appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT; WARRANT AGENT; RIGHTS AGENT AND REGISTRAR

The registrar and transfer agent for the shares of common stock of Breeze and True Velocity and the warrant agent for Breeze’s warrants and True Velocity’s warrants is Continental Stock Transfer & Trust Company. Breeze and True Velocity have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent, warrant agent, and rights agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

STOCKHOLDER COMMUNICATIONS AND DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Stockholders and interested parties may communicate with the Breeze Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care Breeze Holdings Acquisition Corp., 955 W. John Carpenter Fwy., Suite 100-929 Irving, TX 75039. Following the Business Combination, such communications should be sent in care of TV Ammo, 1036 Nicholson Rd., Garland, TX 75042. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

Householding Information

Pursuant to the rules of the SEC, Breeze and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Breeze’s annual report to stockholders and Breeze’s proxy statement/prospectus. Upon written or oral request, Breeze will deliver a separate copy of the annual report and/or proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Breeze deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that Breeze deliver single copies of such documents in the future. Stockholders may notify Breeze of their requests by calling or writing Breeze at its principal executive offices at 955 W. John Carpenter Fwy., Suite 100-929 Irving, TX 75039 or (619) 500-7747.

WHERE YOU CAN FIND MORE INFORMATION

Breeze files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Breeze’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

All documents subsequently filed by Breeze pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the date on which the Special Meeting of stockholders is held, shall be deemed to be incorporated by reference into this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us by telephone or in writing:

Breeze Holdings Acquisition Corp.
Attention: J. Douglas Ramsey, Ph.D., CEO
955 W. John Carpenter Fwy., Suite 100-929
Irving, TX 75039
Telephone: (619) 500-7747

You may also obtain these documents by requesting them in writing or by telephone from Breeze’s proxy solicitation agent at the following address, telephone number and email:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Brokers and Banks Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 207-3158
Email: BREZ@dfking.com

If you are a stockholder of Breeze and would like to request documents, please do so by [•], 2024 to receive them before the Breeze Special Meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information in this proxy statement/prospectus relating to Breeze has been supplied by Breeze, and all such information relating to TV Ammo has been supplied by TV Ammo. Information provided by either Breeze or TV Ammo does not constitute any representation, estimate or projection of any other party.

None of Breeze, True Velocity, the Merger Subs, or TV Ammo has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus.

Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
TV Ammo, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of TV Ammo, Inc. and Subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a working capital deficiency, has incurred significant losses, and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2023.

New York, NY
February 14, 2024

TV AMMO, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2022 and 2021
(In thousands)

	2022	2021
ASSETS
Current assets
Cash	$2,878	$7,750
Accounts receivable	968	241
Inventories, net	8,648	4,701
Prepaid expenses	843	110
Other assets	1	—
Total current assets	13,338	12,802

Property and equipment, net	41,201	34,406
Operating lease right-of-use assets	2,212	—
Intangible assets, net	29,010	44,852
Goodwill	52,383	52,383
Total assets	$138,144	$144,443

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,482	$9,077
Accrued expenses	4,553	457
Deferred revenue	—	500
Operating lease liabilities, current portion	506	—
Notes payable, current portion	2,850	100
Total current liabilities	18,391	10,134

Operating lease liabilities, non-current	1,898	—
Notes payable – related party	41,485	25,116
Notes payable, net of current portion and loan costs	12,408	14,898
Deferred tax liability	3,417	7,784
Total liabilities	77,599	57,932

Stockholders’ equity
Preferred stock, $0.01 par value; 100,000,000 shares authorized
Series A convertible preferred stock, $0.01 par value; 12,360,940 shares authorized; 4,470,002 and 1,066,490 shares issued and outstanding as of December 31, 2022 and 2021, respectively, with a liquidation preference of $8.09 per share	45	11
Series B convertible preferred stock, $0.01 par value; 6,180,470 shares authorized; 794,884 shares with a liquidation preference $8.09 per share issued and outstanding as of December 31, 2022 and none issued and outstanding as of December 31, 2021	8	—
Common stock, $0.0001 par value; 500,000,000 shares authorized; 81,082,716 shares issued and outstanding as of December 31, 2022 and 81,008,466 issued and outstanding as of December 31, 2021	8	8
Additional paid-in-capital	364,337	302,119
Accumulated deficit	(303,853)	(215,627)
Total stockholders’ equity	60,545	86,511
Total liabilities and stockholders’ equity	$138,144	$144,443

The accompanying notes are an integral part of these consolidated financial statements.

TV AMMO, INC. AND SUBSIDIARIES
consolidated statements of operations
for the years ended december 31, 2022 and 2021
(in thousands, except share data)

	2022	2021
Net sales	$1,184	$6,875
Cost of sales	7,671	6,968
Gross loss	(6,487)	(93)
Research & development	4,792	4,697
Selling, general & administrative	49,312	42,558
Depreciation & amortization	5,372	769
Total operating expenses	59,476	48,024
Loss from operations	(65,963)	(48,117)
Interest expense	(5,360)	(3,013)
Impairment of intangible asset	(10,553)	—
Other expense	(873)	(980)
Unrealized change in fair value of related party debt and associated warrants	(9,843)	(5,027)
PPP loan forgiveness	—	1,185
Loss before income taxes	(92,592)	(55,952)
Income tax benefit	4,366	—
Net loss	$(88,226)	$(55,952)
Weighted average shares outstanding	83,502	71,025
Basic and diluted loss per share	$(1.06)	$(0.79)

The accompanying notes are an integral part of these consolidated financial statements.

TV AMMO, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
For the years ended December 31, 2022 and 2021
(In thousands, except share data)

	Preferred Series A		Preferred Series B		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Non-Controlling Interest	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 1, 2021	—	$—	—	$—	68,949,596	$7	$157,550	$(159,675)	$9,921	$7,803
Convert to common	—	—	—	—	476,088	—	9,921	—	(9,921)	—
Common stock issued	—	—	—	—	1,082,782	—	8,717	—	—	8,717
Preferred Series A stock issued	1,066,490	11	—	—	—	—	8,618	—	—	8,629
Equity-based compensation expense	—	—	—	—	—	—	28,893	—	—	28,893
Lone Star Future Weapons acquisition	—	—	—	—	10,500,000	1	84,878	—	—	84,879
Issuance of warrants	—	—	—	—	—	—	3,542	—	—	3,542
Net loss	—	—	—	—	—	—	—	(55,952)	—	(55,952)
Balance as of December 31, 2021	1,066,490	$11	—	$—	81,008,466	$8	$302,119	$(215,627)	$—	$86,511
Common stock exchanged	61,805	1	—	—	(62,500)	—	(1)	—		—
Preferred Series A stock issued	3,341,707	33	—	—	—	—	27,001	—		27,034
Preferred Series B stock issued	—	—	794,884	8	—	—	6,423	—		6,431
Options exercised	—	—	—	—	136,750	—	45	—		45
Equity-based compensation expense	—	—	—	—	—	—	27,640	—		27,640
Issuance of warrants	—	—	—	—	—	—	1,110	—		1,110
Net loss	—	—	—	—	—	—	—	(88,226)	—	(88,226)
Balance as of December 31, 2022	4,470,002	$45	794,884	$8	81,082,716	$8	$364,337	$(303,853)	$—	$60,545

The accompanying notes are an integral part of these consolidated financial statements.

TV AMMO, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the years ended December 31, 2022 and 2021
(In thousands)

	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(88,226)	$(55,952)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	2,232	2,129
Amortization expense	4,859	280
Equity-based compensation expense	27,640	28,893
PIK interest	2,636	1,906
Unrealized change in fair value of related party debt	9,843	5,027
Note issuance cost amortization and termination fee	359	139
Asset abandoned	873	979
Write-off of intangible asset	10,553	—
Non-cash tax benefit	(4,366)	—
PPP loan forgiveness	—	(1,185)
Changes in operating assets and liabilities:
Accounts receivable	(727)	188
Inventory	(3,947)	(540)
Other receivables	—	(22)
Prepaid expenses	(734)	(36)
Other assets	(1)	28
Accounts payable	1,405	6,658
Accrued expenses	3,789	334
Accrued interest	—	98
Deferred revenue	—	(534)
Net cash used in operating activities	(33,812)	(11,610)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(9,028)	(17,969)
Purchases of patents and trademarks	(442)	(838)
Net cash from acquisition	—	93
Net cash used in investing activities	(9,470)	(18,714)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of line of credit and bank note payable	—	(17,028)
Payments on long-term notes payable	(100)	—
Proceeds from long-term notes payable	—	15,000
Debt issuance costs	—	(540)
Proceeds from related party note payable	5,000	16,474
Common stock issued	—	8,717
Preferred Series A stock issued	27,034	8,629
Preferred Series B stock issued	6,431	—
Options exercised	45	—
Net cash provided by financing activities	38,410	31,252

Net increase/(decrease) in cash	(4,872)	928
Cash at beginning of year	7,750	6,822
Cash at end of year	$2,878	$7,750

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$2,365	$871

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Common stock issued for acquisition of Lone Star Future Weapons	$—	$84,000
Warrants issued with related party note	$1,110	$3,542

The accompanying notes are an integral part of these consolidated financial statements.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

1. organization and nature of business

TV Ammo, Inc. (“TV Ammo”, or the “Company”) was organized on May 25, 2021 as a Texas corporation under the Texas Business Corporation Act. Effective June 21, 2021, the Company converted to a C corporation. Prior to conversion, the Company was called Technology Defense Systems, LLC (“TDS”), a limited liability company organized in the State of Texas in April 2018. Net profits and losses of TDS and all distributions were allocated among the members in proportion to the ownership units held. Upon conversion to a C corporation, all existing TDS members with interests in capital at the time of conversion were issued shares of common stock, and became shareholders of the Company, and existing TDS members with interests in future profits were issued options (See Note 13 — Stockholders’ Equity).

The Company is engaged in bringing technology, via patents and other intellectual property, to the development of advanced production processes. Its first such endeavor is a composite ammunition cartridge. The current market standard for cartridges is made primarily of brass and other metals. A composite cartridge is lighter in weight than brass cartridges and provides other benefits to the consumer. Its second such endeavor is in the development of weapons technology, to augment the use of the composite ammunition cartridge. The Company has completed its research and development activities and can now produce the composite cartridge at large scale, primarily for the consumer markets, with its proprietary production process, with military markets to follow. It has also initiated a licensing campaign for its weapons technology. The Company’s corporate offices are in Garland, Texas and it operates three facilities in Garland, Texas: one facility for research and development activities; one for warehousing and corporate offices; and the other facility for manufacturing and operations. The Company has continued to raise additional equity capital to support expansions of its product assembly lines for capacity to meet customer demand.

2. LIQUIDITY, CAPITAL RESOURCES, AND GOING CONCERN

The consolidated financial statements have been prepared assuming the Company can continue as a going concern, which assumes the Company will have sufficient liquidity to meet its obligations and to realize assets in the normal course of business. The Company has historically operated as a development stage company since inception. The Company recognized a net loss of $88,226 for the year ended December 31, 2022, a net loss of $55,952 for the year ended December 31, 2021, and an accumulated deficit of $303,853 as of December 31, 2022. During 2022, the Company was generating revenue and continued to work on research and development activities.

Effective March 1, 2021, the Company refinanced all its bank debt with a related party, thereby making all debt due March 1, 2023. On August 12, 2021 the Company amended terms, including certain financial covenants with which it was not in compliance, on the related party note and extended the maturity date to February 12, 2026. The Company has historically funded operations through private equity offerings, related party debt, and financial institution debt. On August 15, 2021 the Company received an additional $15,000 of funding from an outside lender and, as of the report date, has an additional $15,000 of funding available under this facility, subject to certain conditions (see Note 8 — Fair Value).

The Company has raised cash capital under its Series A Preferred offering, raising a total of $36,162 since its launch in 2021 through the closing of the Series A Preferred offering, effective September 12, 2022. The Company has continued to raise cash under its Series B Preferred offering, effective September 13, 2022, raising a total of $6,431 through December 31, 2022 and a total of $31,652 through December 31, 2023. There are commitments for an additional $15,000 under the Series B Preferred offering pending filing of the Company’s Form S-4. As noted immediately above, the Company has an additional $15,000 of cash available for its use prior to its maturity through its current debt facility if it meets certain production capacity development milestones.

On October 31, 2022, the Company entered into a definitive agreement to merge with Breeze Holdings Acquisition Corp. (“Breeze”), a publicly traded special purpose acquisition company (the “Merger”). Following the closing, the combined company will be renamed True Velocity, Inc. (see Note 21 — Subsequent Events). There are commitments for an additional $15,000 under the Series B Preferred offering pending filing of the Company’s Form S-4.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

2. LIQUIDITY, CAPITAL RESOURCES, AND GOING CONCERN (cont.)

The Company has engaged outside investment banking firms to raise up to $100,000 of debt and/or equity financing in advance of closing the Merger.

The Company recognizes that there can be no assurance that the forecasted plan will be met. Similarly, the Company recognizes there is no assurance that additional debt financing or capital raises will be obtained, or that the terms of such arrangements will be reasonable. Considering the circumstances described above and the dependence on external financing, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern over the next 12 months from the date of this filing.

3. CRITICAL ACCOUNTING POLICIES

Basis of Presentation

The results of TV Ammo include the accounts of the Company and its majority-owned subsidiaries: True Velocity Ammunition, LLC (“TVA”), Lone Star Future Weapons, LLC (“LSFW”), and True Velocity IP Holdings, Inc. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany transactions and account balances have been eliminated in the accompanying consolidated financial statements.

Use of Estimates and Assumptions

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting period, and the fair value of assets acquired and liabilities assumed in business combinations. Actual results could differ from those estimates. The estimates underlying the consolidated financial statements include recoverability of long-lived assets, the recoverability of intangible assets, and the valuation of equity-based compensation.

Cash

The Company considers all highly liquid instruments with original maturities of three months or less when purchased to be cash equivalents. Our cash in excess of federally insured limits potentially subject us to concentrations of credit risk, although we believe any amounts in excess are subject to minimal risk.

Accounts Receivable

Accounts receivable consists of trade receivables from customers. Accounts receivable is stated at amounts due from customers, net of an Allowance for doubtful accounts. The allowance for doubtful accounts is determined based on historical write-off experience, current customer information, and other relevant factors, including specific identification of past due accounts based on the age of the receivable in excess of the contemplated or contractual due date. The Company writes off accounts receivable when they become uncollectible. Changes in the allowance for doubtful accounts are recorded as Bad debt expense and are included in General and administrative expenses in the Consolidated Statements of Operations. The Company recorded no allowance for doubtful accounts as of December 31, 2022 and 2021.

Inventories

Inventories are accounted for using the standard costing method and are valued at the lower of cost or net realizable value. The Company has established the policy of capitalizing manufacturing materials and supplies, factory labor, and factory overhead and expenses allocable to finished goods as a component of overhead costs. During the years ended December 31, 2022 and 2021 the Company recorded a downward adjustment of $6,081 and $2,531, respectively, under

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

3. CRITICAL ACCOUNTING POLICIES (cont.)

this methodology of lower of cost or net realizable value. The Company reduces the carrying value of inventories for items that are potentially excess, obsolete, or slow-moving based on changes in customer demand or other economic factors. The Company recorded no reserve for obsolete or slow-moving inventory as of December 31, 2022 and 2021.

Property and Equipment

The Company records purchases of property and equipment at cost, less Accumulated depreciation and amortization expense. Depreciation expense is based on the estimated useful lives of the assets using the straight-line method. The Company allocates a portion of Depreciation expense to its production costs. Amortization expense of leasehold improvements is calculated using the straight-line method based on the expected useful lives of the improvements or the term of the lease, whichever is shorter.

Leases

Leasing Arrangements — The Company evaluates at lease inception whether an arrangement is or contains a lease by providing the Company with the right to control an asset. Operating leases are accounted for on the balance sheet with the Right of Use (“ROU”) assets and lease liabilities recognized in “Operating lease right-of-use assets,” “Other current liabilities” and “Operating lease liabilities — noncurrent” in the Consolidated Balance Sheets.

All lease liabilities are measured at the present value of the associated payments, discounted using the Company’s incremental borrowing rate determined using the rate of interest on the Company’s term note. ROU assets are initially measured based on the lease liability, adjusted for initial direct costs, prepaid rent, and lease incentives received and are subsequently amortized into lease cost on a straight-line basis.

Goodwill, Intangible Assets and Other Long-Lived Assets

Goodwill represents the future economic benefits arising from other assets acquired in a business combination or an acquisition that are not individually identified and separately recorded. The excess of the purchase price over the estimated fair value of net assets of businesses acquired in a business combination is recognized as goodwill.

Intangible assets consist of identifiable intangible assets, including developed technology, patents, customer relationships and trade names, resulting from business combinations. Finite-lived intangible assets are recorded at fair value, net of Accumulated amortization. Finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense is included as a component of the cost of sales and sales and marketing expense in the accompanying Consolidated Statements of Operations. Amounts included in sales and marketing expense relate to customer relationships.

Goodwill and other Intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually, as of December 31 of each year. Such Goodwill and other Intangible assets may also be tested for impairment between annual tests in the presence of impairment indicators such as, but not limited to: (i) a significant adverse change in legal factors or in the business climate; (ii) a substantial decline in our market capitalization; (iii) an adverse action or assessment by a regulator; (iv) unanticipated competition; (v) loss of key personnel; (vi) a more likely-than-not expectation of the sale or disposal of a reporting unit or a significant portion thereof; (vii) a realignment of our resources or restructuring of our existing businesses in response to changes to industry and market conditions; (viii) testing for recoverability of a significant asset group within a reporting unit; or (ix) a higher discount rate used in the impairment analysis as impacted by an increase in interest rates.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

3. CRITICAL ACCOUNTING POLICIES (cont.)

Patents applied for by the Company have been capitalized at the time of issuance or time of purchase and are amortized over the life of the patents, using the straight-line method. Trademarks applied for by the Company have been capitalized at the time of registration and are amortized over the life of the trademarks, using the straight-line method. Costs incurred that relate to obtaining loans are capitalized and amortized to expense on a straight-line basis over the life of the related loans.

Long-lived assets, such as property and equipment and finite-lived intangible assets subject to depreciation and amortization, are evaluated for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Among the factors and circumstances we consider in determining recoverability are: (i) a significant decrease in the market price of a long-lived asset; (ii) a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition; (iii) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset, including an adverse action or assessment by a regulator; (iv) an accumulation of costs significantly in excess of the amount originally expected for the acquisition; and (v) current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset. For the year ended December 31, 2021 no circumstances existed that impacted recoverability of assets to be held as measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company recognized an impairment charge of $10,553 to Lone Star Future Weapons intangible assets for the year ended December 31, 2022 and an impairment charge of $970 for the write-down of Property and Equipment for the year ended December 31, 2021.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, which provides a five-step model for recognizing revenue from contracts with customers as follows:

1.      Identify the contract with a customer;

2.      Identify the performance obligations in the contract;

3.      Determine the transaction price;

4.      Allocate the transaction price to the performance obligations in the contract;

5.      Recognize revenue when, or as, performance obligations are satisfied.

The Company engages in the development and manufacturing of polymer-based ammunition cartridges. The Company’s products are marketed and sold primarily to consumers and distributors in the United States.

The timing of revenue recognition is a matter of judgment that depends on the relevant facts and circumstances to determine when the customer obtains control of the products being delivered. Revenues are recognized at the point in time when the Company has completed its performance obligation under the contract to deliver and transfer title of the products to the customer, which is generally upon shipment or when the customer accepts the product at their location. The taxes assessed by governmental authorities and collected by the Company from customers are excluded from the measurement of revenue. The Company does not have any significant extended payment terms that extend beyond one year.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

3. CRITICAL ACCOUNTING POLICIES (cont.)

The Company has elected to treat shipping and handling activities as costs of fulfillment and not as separate performance obligations. Shipping and handling costs are included in cost of sales in the Consolidated Statements of Operations. We have applied the optional exemption to not disclose information about the remaining performance obligations for contracts which have original durations of one year or less.

Fair Value Accounting

ASC 825 provides reporting entities with a fair value option (FVO) to elect measurement of certain financial instruments and other items on the balance sheet at fair value. ASC 820-10-20 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”

In many cases, the price to sell an asset or transfer a liability (the exit price) and the transaction (or entry) price will be the same at initial recognition and as its carrying value; however, in some cases, the transaction price and/or carrying value may not be representative of fair value. For cases in which the Company has elected the FVO for an instrument, it may recognize a gain (or loss) at each reporting period as a result of applying ASC 820. Unrealized gain (or loss) resulting from changes in fair value are reported in Other income/(expense). The Company determines fair value unrealized gains/losses on interest bearing securities using the balance sheet view. Unrealized gains and losses for items held at the reporting date are calculated as the fair value of the security less its amortized cost basis. Gains and losses are realized at maturity or on the sale date. The Company reports changes in fair value separating interest income or expense from the full change in fair value of the FVO item and presents the remainder of that amount on a separate income statement line item.

See further discussion over the nature of the Company’s fair value measurements in Note 8 — Fair Value.

Income Taxes

Prior to June 11, 2021, the Company was not subject to federal or state income taxes since it was a Texas limited liability company taxed as a partnership. The Company’s taxable income or loss was allocated to its members in accordance with their respective ownership percentage. Therefore, no provision or liability for federal income taxes had been included in the accompanying financial statements prior to the conversion to a C corporation.

Effective June 11, 2021, the Company converted from an LLC to a C corporation and, as a result, became subject to corporate federal and state income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Cost of Goods Sold

Cost of Goods are determined using the full absorption method of all allocable production costs. During the years ended December 31, 2022 and 2021, the Company operated at production levels below full utilization resulting in total cost of goods sold in excess of sales.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

3. CRITICAL ACCOUNTING POLICIES (cont.)

Research and Development Costs

The cost of research, development and product improvement are charged to expense as they are incurred. These costs include equipment acquired for research and development activities that have no alternative future uses. Total research, development, and product improvement costs amounted to approximately $4,792 and $4,697 for the years ended December 31, 2022 and 2021, respectively.

Advertising

Advertising costs are expensed when incurred and totaled $6,247 and $2,741 for the years ended December 31, 2022 and 2021, respectively.

Defined Contribution Benefit Plan

The Company maintains a 401(k) retirement plan on behalf of eligible employees of the Company. The Company does not make matching contributions on behalf of participating employees in the plan.

Loss Per Share

Earnings per share (“EPS”) is the amount of earnings attributable to each share of common stock. Basic earnings per share is calculated using our weighted-average outstanding common stock shares and equivalents. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued during the period to reflect the potential dilution that could occur from common shares issuable as determined under the treasury stock method. In periods when we have a net loss, stock options, warrants, share-based payments, convertible preferred stock, and convertible debt are excluded from our calculation of earnings per share as their inclusion would have an antidilutive effect.

Detail supporting the computation of basic and diluted earnings per common share was as follows for years ended December 31, 2022 and 2021.

	Year Ended December 31,
	2022	2021
Net loss available for common stockholders	$(88,226)	$(55,952)
Weighted average outstanding shares of common stock used to compute basic and diluted earnings per common share	83,502,271	71,024,630
Basic and diluted earnings per common share	$(1.06)	$(0.79)

Weighted average number of antidilutive shares excluded from computation
Options	45,572,994	34,404,192
Preferred stock	3,626,577	359,819
Convertible debt	4,771,642	3,634,596
Warrants	1,334,481	19,501
	55,305,694	34,818,108

The antidilutive total includes 4,771,642 shares as of December 31, 2022 and 3,634,596 shares as of December 31, 2021 as if the related party note was converted as of the beginning of the reporting period.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

3. CRITICAL ACCOUNTING POLICIES (cont.)

Equity-Based Compensation

Equity incentive awards are accounted for using the grant date fair value method. Under this method, equity-based compensation expense is measured by the estimated fair value of the award at the date of grant using the Black-Scholes option pricing model and recognized over the vesting period with a corresponding increase to additional paid-in capital. For awards with only service conditions, the Company recognizes employee equity-based compensation cost on a straight-line basis over the total requisite service period for the entire award. Forfeitures of equity incentive awards are recognized as they occur.

Recently Issued and Adopted Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, “Debt with Conversion and other Options (subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if converted method for all convertible instruments. ASU 2020-06 is effective for the Company on January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company early adopted ASU 2020-06 effective January 1, 2021 using the full retrospective method of transition. The adoption of ASU 2020-06 did not have a material impact on the consolidated financial statements for the year ended December 31, 2021.

In May 2021, FASB issued ASU 2021-04, Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options, which provides guidance on modifications or exchanges of a freestanding equity-classified written call option (such as warrants). An entity should treat a modification of the terms or conditions or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as an exchange of the original instrument for a new instrument and provides further guidance on measuring the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange. ASU 2021-04 also provides guidance on the recognition of the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange on the basis of the substance of the transaction, in the same manner as if cash had been paid as consideration. The new standard is effective for all entities for fiscal years beginning after December 15, 2021, with early adoption permitted, including interim periods within those fiscal years. The Company early adopted the new standard effective January 1, 2021 and the adoption did not have a material impact on our consolidated financial statements for the year ended December 31, 2021.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02 Leases (Topic 842). The standard requires lessees to recognize most leases on the balance sheet and addresses certain aspects of lessor accounting. On January 1, 2022, the Company adopted ASU 2016-02 using a modified retrospective approach. The Company utilized the effective date transition method and accordingly was not required to adjust its comparative period financial information for effects of ASU 2016-02. The Company elected to adopt practical expedients which permits it to not reassess its prior conclusions about lease identification, lease classification and initial direct costs under the new standard. The Company elected not to recognize ROU assets and lease liabilities for leases with terms of 12 months or less. The adoption of ASU 2016-02 had a material impact on the Company’s Consolidated Balance Sheets, resulting in the recognition of operating lease right-of-use assets and operating lease liabilities of $2,527 and $2,724 respectively. There was no material impact on the Consolidated Statements of Operations.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

3. CRITICAL ACCOUNTING POLICIES (cont.)

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326). This guidance is related to the measurement of credit losses for financial assets measured at amortized cost, which includes accounts receivable and available-for-sale debt securities. The new guidance replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. This guidance is applicable to the Company for the period beginning after December 31, 2022. The Company adopted the standard effective January 1, 2022. There was no impact on the Company for the years ending December 31, 2022 and 2021.

4. ACQUISITION

On December 31, 2021 the Company acquired all the member interests of LSFW in a non-cash transaction for $84,000 in the Company’s common stock. The Company recorded the transaction using the acquisition method as described in ASC 805 Business Combinations. The strategic acquisition enables the Company to extend its innovative approach to lightweight ammunition development and advanced manufacturing technology into the weapons industry, leveraging LSFW’s substantial expertise in research and design, precision manufacturing, quality control and production efficiency. Goodwill of $44,599 in the table below, as well as the additional Goodwill of $7,784 noted below the table, is supported by the strategic factors presented in this paragraph. LSFW operates as a wholly owned subsidiary of the Company.

At the date of acquisition, and at December 31, 2021, the fair value of LSFW was $84,879. The table below represents the allocation of the purchase price to the acquired assets and liabilities based on the fair value of such items with the exception of goodwill which is the excess of the purchase price over the net fair value of such assets and liabilities.

Cash	$93
Accounts receivable	82
Fixed assets	159
Other assets	73
Intangible assets	40,700
Goodwill	44,599
Accounts payable	(527)
Notes payable	(300)
Total	$84,879

Also as part of the acquisition, the Company computed and recorded an initial net deferred tax liability of $7,784 and a commensurate increase to Goodwill in the same amount.

5. INVENTORIES

Inventories consisted of the following as of December 31, 2022 and 2021:

	2022	2021
Raw materials	$7,040	$3,680
Work in progress	173	368
Finished goods	1,435	653
Total inventories	$8,648	$4,701

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

6. Property and Equipment, NET

Property and equipment consist of the following as of December 31, 2022 and 2021:

	Estimated Useful Life (in Years)	2022	2021
Production equipment	7 Years	$18,437	$16,680
General assemblies	7 Years	15,020	10,895
Weaponry	7 Years	377	377
Computer and software equipment	3 – 5 Years	791	791
Leasehold improvements	5 – 8 Years	3,029	2,930
Furniture and fixtures	7 Years	293	293
General equipment	7 Years	5,005	3,825
Testing equipment	7 Years	1,263	1,257
Molds	7 Years	6,663	4,802
Vehicles	5 Years	59	59
Total property and equipment		50,937	41,909
Accumulated depreciation		(9,736)	(7,503)
Property and equipment, net		$41,201	$34,406

Construction in-progress primarily consists of machinery and molds not yet available for use. Depreciation expense was $2,232 and $2,129 for the years ended December 31, 2022 and 2021, respectively. The Company allocates a portion of depreciation expense to its production costs within Cost of Sales. Allocated depreciation expense to Cost of sales was $1,719 and $1,639 for the years ended December 31, 2022 and 2021, respectively.

7. LEASES

On January 1, 2022, the Company adopted ASU 2016-02 using a modified retrospective approach, resulting in the recognition of operating lease right-of-use assets and operating lease liabilities of $2,527 and $2,724.

The Company’s commitments under lease arrangements are primarily to rental of facilities in Garland, Texas. The leases generally require the payment of taxes assessed against the leased property and the cost of insurance and maintenance. Certain leases include scheduled increases or decreases in minimum rental payments at various times during the term of the lease.

An option to renew a lease is included in the determination of the ROU asset and lease liability when it is reasonably certain that the renewal option will be exercised.

Lease related costs recognized in the Consolidated Statements of Operations for the year ended December 31, 2022 are as follows:

2022
Lease expense:
Operating lease expense	$807
Short-term lease expense	226
Total lease expense	$1,033

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

7. LEASES (cont.)

Other information related to leases included on the Consolidated Balance Sheet as of and for the year ended December 31, 2022 are as follows:

2022
Right-of-use assets	$2,212
Lease liabilities	$2,403
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows	$812
Weighted average remaining lease term	3.7 years
Weighted average discount rate	15.0%

Future minimum lease payments under non-cancellable leases as of December 31, 2022 are as follows:

2023	$833
2024	853
2025	875
2026	592
2027	—
Thereafter	—
Less: imputed interest	749
Total lease liabilities	$2,404

8. FAIR VALUE

The Company groups certain balance sheet items at fair value in three levels, based on the markets in which the assets and liabilities are traded, and the reliability of the assumptions used to determine fair value. Assets and liabilities measured at fair value are categorized into a fair value hierarchy based on whether the inputs to valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our own assumptions about the assumptions market participants would use. The fair value hierarchy includes three levels of inputs that may be used to measure fair value as described below.

Level 1 —	Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include securities that are traded in an active exchange market.
Level 2 —

Observable inputs other than Level 1 prices such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments as well as debt securities whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

Level 3 —

Unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities. Level 3 includes assets and liabilities whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques reflecting our own assumptions about the assumptions market participants would use as well as those requiring significant management judgment.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

8. FAIR VALUE (cont.)

The following tables summarize those assets and liabilities measured at fair value on a recurring basis. Fair value of all other assets and liabilities is at carrying value.

	December 31, 2022				December 31, 2021
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Liabilities
Related party note	$—	—	41,485	41,485	$—	—	25,116	25,116
Total liabilities	$—	—	41,485	41,485	$—	—	25,116	25,116

Financial Liabilities

The Company has elected the Fair Value Option as the method of measuring and recording its related party convertible term notes, beginning with the March 1, 2021 note. For further discussion of the nature of our related party notes see Note 12 — Note Payable Related Party.

The fair value of our related party convertible term note was $41,485 and $25,116 at December 31, 2022 and December 31, 2021, respectively. Net unrealized loss of $9,843 and a loss of $5,028 for the years ended December 31, 2022 and December 31, 2021, respectively, are reported in the other income/(expense) section of the Consolidated Statement of Operations.

Liabilities Level 3 — Fair Value Roll Forward:

	December 31,
	2022	2021
Beginning balance	$25,116	—
Related party note	3,890	16,997
PIK expense	2,636	1,822
Unrealized (gain)/loss	9,843	6,297
Ending balance	$41,485	25,116

Other Fair Value Measurements

The Company grants stock options as equity awards to certain employees and non-employees. Warrants are also awarded as a form of payment/compensation. The fair value of stock option grants and warrants is estimated on the grant date using a Black-Scholes option-pricing model, a Level 3 measurement. Further discussion regarding equity incentive awards can be found in Note 14 — Equity Based Compensation.

Warrants Level 3 — Fair Value Roll Forward:

	December 31,			December 31,
	2022	2021		2022	2021
Liability Warrants			Equity Warrants
Beginning balance	$—	—	Beginning balance	$3,744	—
Issued with note	—	4,811	Issued with note	1,110	—
Unrealized (gain)	—	(4,811)	Issued with Preferred Stock	166	202
Ending balance	$—	—	Equity-based Compensation	191	—
			Unrealized loss	—	3,542
			Ending balance	$5,211	3,744

See Note 12 — Note Payable Related Party for further discussion regarding warrants associated with the convertible notes.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

9. GOODWILL AND INTANGIBLE ASSETS, NET

As disclosed in Note 4 — Acquisition, we completed our acquisition of LSFW during the fourth quarter of 2021. The net assets acquired and resulting goodwill and other intangible assets were recorded at fair value primarily using Level 3 inputs. The net tangible assets including receivables and accrued liabilities were recorded at their carrying value which approximated their fair value due to their short-term nature. The fair value of Goodwill and Other intangible assets were identified by a third party using the income approach, a Level 3 measurement.

The income approach estimates fair value based on the present value of cash flow that the assets could be expected to generate in the future. The Company developed internal estimates for expected cash flows in the present value calculation using inputs and significant assumptions that include historical revenues and earnings, long-term growth rate, discount rate, contributory asset charges and future tax rates, among others. The excess purchase price over the fair value of assets and liabilities acquired is recorded as goodwill.

Goodwill roll forward:

	Year Ended December 31,
	2022	2021
Balance, beginning of year	$52,383	$—
Addition from Acquisition	—	52,383
Balance, end of year	$52,383	$52,383

Intangible assets consist of the following as of December 31, 2022 and 2021:

	2022
	Weighted Average Life Remaining	Gross Carrying Amount	Accumulated Amortization	Net
Patents	11	$4,688	$(1,178)	$3,510
Trademarks	6	195	(74)	121
Other Intangible Assets:
Technology – IP	6	26,400	(3,771)	22,629
Trade Name	11	3,000	(250)	2,750
Total		$34,283	$(5,273)	$29,010
	2021
	Weighted Average Life Remaining	Gross Carrying Amount	Accumulated Amortization	Net
Patents	13	$5,116	$(807)	$4,309
Trademarks	8	201	(58)	143
Other Intangible Assets:
Technology – IP	7	26,400	—	26,400
Trade Name	12	3,000	—	3,000
Prime Contractor Status	10	11,000	—	11,000
Total		$45,717	$(865)	$44,852

On April 19, 2022 the Company learned it was not awarded the Next Generation Squad Weapon contract from the US Army. On that date, the $11,000 value recorded to Prime Contractor Status intangible asset, acquired in the Lone Star Future Weapons acquisition, became fully impaired and was written off.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

9. GOODWILL AND INTANGIBLE ASSETS, NET (cont.)

The Company regularly analyzes its patent portfolio to assess if certain filings maintain relevancy. To the extent it is determined one is no longer necessary, the Company may choose to abandon that patent and recognize a loss of the net carrying value that remains. The net loss on retired assets was $873 and $9 for the years ended December 31, 2022 and 2021, respectively.

Amortization expense recognized on Intangible Assets was $4,859 and $280 for the years ended December 31, 2022 and 2021, respectively. The estimated future amortization expense for each of the next five fiscal years and thereafter on patents and trademarks as of December 31, 2022 is shown below is shown below:

2023	$4,410
2024	4,344
2025	4,303
2026	4,302
2027	4,297
Thereafter	7,354
Total	$29,010

10. LINES OF CREDIT

Effective March 1, 2021, the Company refinanced its line of credit, notes payable (excluding the PPP loan, which was forgiven by the SBA), and its related party note payable with a $21,808 financing agreement with a related party. In connection therewith, the previous revolving line of credit and notes payable to a financial institution was paid in full. See notes 10 and 11 wherein the related party note payable and associated financing agreement is more fully presented and described.

PPP Loan Forgiveness

On March 30, 2021, the Company received a notice from the SBA formally forgiving the note payable of $1,185, plus accrued interest as of that date in the amount of $11. The SBA reserves the right to audit any PPP loan, regardless of size. The audit may occur after forgiveness has been granted and all borrowers are required to maintain their PPP loan documentation for six years after the PPP loan was forgiven or repaid in full and to provide that documentation to the SBA upon request.

Equipment Line of Credit

On August 12, 2021, the Company entered into a 4-year financing agreement with an unaffiliated lender, for an equipment line of credit of up to $30,000 with an initial draw of $15,000 and the balance upon achievement of certain production targets. All assets of the Company are provided as security to this note, and this note is senior to all other notes. The interest rate is 15% and interest is paid monthly as it becomes due. On April 4, 2022 the Company and lender agreed to amend certain terms (“First Amendment to Credit Agreement”) to reduce certain production hurdles upon which the second $15,000 would be released. On December 30, 2022 the Company further amended and restated the credit agreement (“Second Amendment to Credit Agreement”) to amend certain financial covenants and the amortization schedule for principal payments. As of December 31, 2022 and 2021 the Company was in compliance with all required covenants.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

11. NOTES PAYABLE

Notes payable consist of the following as of December 31, 2022 and 2021:

	2022	2021
Senior secured note payable bearing interest paid monthly at 15% per annum due with principal payments due in semiannual installments beginning January 15, 2023; final balloon payment due July 15, 2025; secured by general assets of the Company.	$15,058	$14,698
Related party convertible term loan note bearing PIK interest at 10% per annum through February 12, 2026; secured by second lien on general assets of the Company. Presented at Fair Value	32,800	25,116
Related party second tranche convertible term loan note bearing PIK interest at 3% per annum through June 30, 2022 and 15% thereafter through February 12, 2026; secured by second lien on general assets of the Company. Presented at Fair Value	8,685	—
2021 Patent Purchase Agreement term loan bearing no interest beginning August 6, 2021; $100 to be paid ratably each January over three years	200	300
Total notes payable	56,743	40,114
Current portion of notes payable	(2,850)	(100)
Notes payable, net of current portion	$53,893	$40,014

On December 31, 2021, the Company assumed a $300 promissory note (“Patent Purchase Agreement”) upon the closing of the LSFW acquisition. The note is non-interest bearing and is paid ratably over three years beginning August 6, 2021.

With the exception of the related party convertible notes, all other debt is recorded at carrying value in our Consolidated Balance Sheets. Carrying value approximates fair value for our other notes payable.

Our lines of credit and notes payable agreements contain financial and other covenants. If we violate covenants in any debt agreements, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all. Violations of certain debt covenants may also prohibit us from borrowing unused amounts under our lines of credit, even if repayment of some or all the borrowings is not required. In addition, financial covenants under our current or future debt obligations could impair our planned business strategies by limiting our ability to borrow beyond certain amounts or for certain purposes. Subsequent to December 31, 2022, the Company obtained a waiver of certain financial as well as reporting covenants for 2021 and 2022. As a result, the Company was in compliance with covenants related to the lines of credit and notes payable as of December 31, 2022 and 2021. See note 21 subsequent events where amendments to credit agreements and waivers of financial covenants are fully described.

In the aggregate, interest expense for the periods ended December 31, 2022 and 2021 is composed of the following:

	2022	2021
Contractual interest expense	$5,001	$2,875
Amortization of issuance cost and fees	359	138
Total	$5,360	$3,013
Effective interest rate	11.4%	7.8%

Capitalized interest for the periods ended December 31, 2022 and 2021 totaled $2,636 and $1,906, respectively.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

11. NOTES PAYABLE (cont.)

As of December 31, 2022 maturities and scheduled amortizations of notes payable for each of the five following years are as follows:

2023	$650
2024	4,100
2025	10,508
2026	41,485
2027	—
Thereafter	—
Total:	$56,743

12. NOTE PAYABLE — RELATED PARTY

On March 1, 2021 the Company refinanced its line of credit and $5,000 note payable with a note payable for a principal balance of $21,808 with a related party, which is also its largest, non-majority shareholder (formerly the non-majority member with the largest ownership percentage). In connection therewith, the previous revolving line of credit and notes payable to a financial institution were paid in full. This related party note bears paid-in-kind (PIK) interest on the outstanding principal amount beginning March 1, 2021, at a simple interest rate per annum equal to 10%. The note originally provided that all principal and accrued but unpaid interest on the loan was due and payable in full on the maturity date of March 1, 2023. On August 12, 2021 the maturity date of this note was extended to February 12, 2026. The Company accounted for this amendment as an extinguishment and reissuance under ASC 470-50-40 Debt — Modification and Extinguishments.

The note contains a beneficial feature which provides for conversion to common stock, at the option of the lender, at a conversion price equal to the lower of $6.00 per share, or the lowest fair market price per share offered for TV Ammo, shares, further discounted by 25%, of all amounts then outstanding under the note. There are two conversion features that are non-optional to the lender. The first requires that upon a change of control event (as defined in the note) or intention to pay off the note, the Company must provide the lender at least 15 days prior written notice of such event or intention, within which such time period the lender may elect to either convert the entire amount as if an optional conversion, or have it fully paid. The second is in the case of an IPO, in which case the entire amount outstanding will be converted. The lender has the option to convert at any time. A total of 3,938,309 common shares could potentially have been issued upon conversion of this note as of December 31, 2021.

As indicated in Note 8 — Fair Value the Company has elected Fair Value accounting for this convertible note. As such, the obligation is required to be revalued at each balance sheet date, with any increase or decrease in value to be recorded in the current period income or loss. The initial fair value was determined as $16,997 and recorded as such on the March 1, 2021 date of issuance.

Warrants in a related entity, True Velocity, Inc. (“TVI”) were issued in conjunction with the March 1, 2021 related party note payable. The warrant provided rights to the holder, upon the occurrence of one of two contingent events, whereby the Company would issue rights to a Class C Unit of TVI. This warrant (“Warrant for Class C Unit”) represents a contingent obligation to issue equity securities; as such, it is classified as a debt-based warrant under ASC 480. This warrant obligation is initially recorded at fair market value as of the date of issuance, using a valuation process that considers the likelihood of the contingent events, as well as the present value of the future resulting conversion scenarios, over the life of the warrant. The obligation is required to be revalued at each balance sheet date, with any increase or decrease in fair value to be recorded in the current period income or loss. The initial fair value was $4,811.

Upon the June 12, 2021 reorganization of the Company from a limited liability company to a C corporation, the Class C Unit of TVI was effectively eliminated.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

12. NOTE PAYABLE — RELATED PARTY (cont.)

In August 2021 the above-described related-party note payable was amended, and consent was provided by the lender for the Company to enter into a senior asset-secured lending facility in the form of an up-to-$30,000 line of credit from another lender (see Equipment Line of Credit, in Note 9 above), following the June 12, 2021 corporate restructuring to which the related-party lender also consented. Further, the maturity date on which all principal and accrued but unpaid interest becomes due was amended and extended to February 12, 2026, and the security to be issued upon any conversion was changed to common stock of TV Ammo.

The August 2021 amendment retained all the conversion features provided in the March 2021 convertible note, and added one whereby the lender may elect, upon a mandatory conversion notification, to avoid conversion of up to $1,000 of any outstanding balance, and instead receive the elected amount in cash.

As a result of the June 2021 reorganization, the lender became the largest non-majority shareholder. Following the corporate conversion into a C corporation and the merger of TVI into TV Ammo, the Company on August 12, 2021 issued warrants for the purchase of up to 1,850,000 shares of common stock at an exercise price of $0.01 exercisable any time prior to August 11, 2026. These are equity-classified warrants and are recorded at the value of the warrants, as of the date of issuance. Based on the nominal exercise price, we considered the warrants as fully exercised at issuance. Accordingly, the Company recorded $3,542 to equity for the warrants.

On January 7, 2022, the Company entered into a second financing agreement with the same related party for an additional $5,000 with terms including an interest rate of 3% until June 30, 2022 and then 15% per annum thereafter, due February 12, 2026. The initial fair value was determined as $3,890 and recorded as such on the date of issuance.

In conjunction with this January 7, 2022 related party note, the Company issued warrants for the purchase of up to 625,000 shares of common stock at an exercise price of $0.01, exercisable any time prior to April 19, 2027. These are equity-classified warrants and are recorded at the value of the warrants, as of the date of issuance. Accordingly, the Company recorded $1,110 to equity for the warrants. Based on the nominal exercise price, we considered the warrants as fully exercised at issuance.

On October 10, 2022 a limited waiver was granted to allow for an acquisition, compensation above a previous maximum threshold, and a further modification was agreed upon to provide that any amounts due under both notes payable will obligate the lender to provide for the conversion of the outstanding balance to Common Stock, until June 30, 2023, at a conversion price equal to the lower of $5.00 per share or the fair market value discounted by 25% upon the closing of the Merger with Breeze (see below).

The fair value of the convertible related party note, including accrued interest, was $41,485 and $25,116 as of December 31, 2022 and December 31, 2021, respectively. For further discussion on fair value accounting see Note 8 — Fair Value.

13. STOCKHOLDERS’ EQUITY

Organizational Structure

Effective June 2021, the members of the Company approved a plan to convert the corporate structure of the Company from a Limited Liability Company to a C Corporation. In connection therewith, TDS contributed all its assets to a newly formed Texas corporation, in exchange for shares of Common Stock in the newly formed Texas corporation. Existing LLC members converted into an aggregate of 70,420,966 shares of Common Stock on the date of conversion. TDS was dissolved shortly thereafter.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

13. STOCKHOLDERS’ EQUITY (cont.)

Preferred Stock

The Company has authorized 100,000,000 shares of preferred stock for issuance and has designated 12,360,940 of these shares as Series A Preferred Stock (“Series A Preferred”) and 6,180,470 of these shares as Series B Preferred Stock.

Private Placement — Series A and Series B Preferred Stock

In June 2021, the Company commenced an offering of up to 12,360,940 shares of its Series A Preferred at the offering price of $8.09 per share. As of December 31, 2022, the Company has issued a total of 4,470,002 shares of its Series A Preferred to 113 accredited investors for total consideration of $36,162. The Series A Preferred has a liquidation preference equal to $8.09 per share and will participate in any distributions, pro rata, on an as-converted basis. The Series A Preferred holders will participate in any dividends the Company declares or pays on the Common Stock, on an as-converted basis and also has voting rights and will vote together with the holders of Common Stock as a single voting class on an as-converted basis. Upon (i) an initial public offering by the Company, (ii) a merger or business combination involving the Company whereby its Common Stock, or any other shares of capital stock in which it is exchanged as a result of such merger or other business combination, becomes listed or admitted to trading on a national securities exchange, or (iii) upon the approval of a majority of the holders of Series A Preferred, all shares of Series A Preferred will automatically be converted into shares of Common Stock at an initial conversion price of $8.09 per share, subject to adjustment for stock splits or combinations, stock dividends, merger or reorganizations and the anti-dilution provision. The Company analyzed the features of the Series A Preferred and initially concluded that it is properly not considered debt under ASC 480 based on its features more predominantly reflecting equity characteristics. Further, the Company has determined the Series A Preferred is more properly classified as permanent equity and not temporary equity, because the rights granted to the Preferred holders do not constitute a right of redemption. That is, there are no liquidation events, actual or deemed, which are not solely within the control of the Company. As such, the Series A Preferred is not subject to ASC 480-10-S99 and is not required to be classified as temporary equity.

In September 2022, the Company ended its offering of Series A Preferred stock and commenced its offering of up to 6,180,470 Series B Preferred shares at the offering price of $8.09 per share. Terms of the Series B Preferred are pari passu with the Series A Preferred with an additional provision allowing the investor to elect to choose the terms of a future equity offering (with a 20% downward adjustment, in most cases). As of December 31, 2022 the Company has issued a total of 794,884 Series B Preferred shares for total consideration of $6,431.

Common Stock

The Company has authorized 500,000,000 shares of Common Stock having a par value of $.0001 per share. As of December 31, 2022, the Company has issued and outstanding 81,082,716 shares of Common Stock. All Common Stock issued and outstanding are vested and entitled to one vote per share.

Warrants

In December 2021, the Company issued 309,023 warrants to an entity to purchase common stock at an exercise price of $8.09 per common share. This issuance was for a commitment to participate in the Company’s Series A Preferred offering upon the award of a government contract to the Company, for which additional working capital would be required. The Company separately issued warrants to advisors and placement agents upon the close of Preferred equity financings. The Company has issued and outstanding 7,526,890 and 2,175,930 warrants, which include 2,475,000 and 1,850,000 warrants issued in conjunction with the related party notes payable, as of December 31, 2022 and December 31, 2021, respectively. Warrants are recorded to expense at their value when issued, or when vested, if later.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

13. STOCKHOLDERS’ EQUITY (cont.)

Non-Controlling Interest

Until the reorganization to a C corporation, effective June 14, 2021, TVA was a majority-owned subsidiary of TDS. Both TDS and TVA were authorized to issue three classes of units: Class A Units, Class B Units, and Class C Units. All Class A Units issued were vested and entitled to one vote per unit. TDS owned all the outstanding TVA Class A Units. The TDS Class B units were issued to persons who provide services to the Company and were intended to be treated as “profit interests” for federal income tax purposes. Only vested TDS Class B Units were entitled to vote. There were 45,728,393 TDS Class B Units outstanding as of December 31, 2020 and 55,355,172 TDS Class B Units outstanding immediately before the June 14, 2021 reorganization (see below). TVA issued one Class C Unit to TVI and this unit had no voting rights. There was one Class C Unit outstanding at December 31, 2020 and until the June 14, 2021 reorganization (see below).

TVI was a related entity that contributed its net assets to TVA in 2018, as part of a plan of reorganization. The Board of Directors of TVI approved, and shareholders successfully voted, an organizational restructure for the purpose of minimizing the tax burden to the shareholders of TVI. In connection with the restructure, two entities were formed. TVA was formed to hold the assets and conduct the business operations of TVI. TDS was formed to serve as a holding company and manage the business and operations of TVA after the contribution by TVI. TVI contributed all its assets and assigned all its liabilities to TVA in exchange for an equity interest in TVA. The purpose of the contribution was to move the business and operations of TVI into a limited liability company, an entity that can receive more favorable “pass through” tax treatment when compared to a corporation. After the contribution, TVA owned all the assets and is conducting the business operations formerly held and conducted by TVI. As a result of the contribution, TVI was issued one Class C Unit of TVA. The contribution was recorded at book value, in accordance with ASC Topic No 805, Business Combinations, as the transaction was with entities under common control.

The net assets contributed totaled $9,921 and represented capital for the Class C Unit holder. The Class C Unit had a predefined liquidation preference of $108,420 as defined in the TVA Operating Agreement. Additionally, the Class C Unit earned an annual 3.4% preferred return on the unpaid liquidation preference each year, cumulative, non-compounding, to be paid based on distributable cash. The unpaid preferred return amounts were $3,305 for the year ended December 31, 2020 and $1,490 for 2021, up until the June 14, 2021 reorganization. The total liquidation preference amounted to $117,495 as of December 31, 2020 and its balance stood at $118,985 at the time of the June 14, 2021 reorganization.

Distributions were to first go to Class C members in an amount equal to the unpaid preferred return, then pro-rata among the Class A Unit holders and then Class B Unit holders to the extent of their vested units.

Distributions related to a liquidation event were to first go to the Class C Unit holder in an amount equal to the unpaid preferred return, then to the Class C Unit member in an amount equal to its liquidation preference, and then on a pro rata basis among the Class A Unit members and the Class B Units members in accordance with their respective units.

On June 14, 2021, upon the reorganization of the Company into a C corporation, TVI, the holder of the minority interest merged with TV Ammo. Upon effect of the merger, each share of capital stock of TVI was cancelled and automatically converted into one-twenty-fifth of a share of common stock of TV Ammo with TVI, thereafter, ceasing to exist except to the extent continued by applicable law, and TV Ammo continuing as the surviving corporation.

14. EQUITY BASED COMPENSATION

TV Ammo 2021 Equity Incentive Plan (“TV Ammo 2021 Plan”)

Effective June 14, 2021, the Company’s shareholders approved the TV Ammo 2021 Plan, which designated up to 60,000,000 shares for grants under the Plan.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

14. EQUITY BASED COMPENSATION (cont.)

The Company grants stock options as equity awards under the Plan to certain employees and non-employees. The fair value of stock option grants is estimated on the grant date using a Black-Scholes option-pricing model. The future fair value of stock options is estimated using discounted cash flow analysis. For employees, the Company recognizes compensation expense on a straight-line basis over the requisite service period the stock option award is earned. For non-employees, stock compensation expense is recognized with graded vesting on a straight-line basis over the requisite service period for each separately vesting portion of the grant. Stock options vest based on the terms defined in each individual grant, but generally vest evenly over three years on the anniversary of the award date, and generally expire after 10 years. Some option grants have performance conditions in addition to service requirements as part of the vesting terms. The Company has elected to account for forfeitures of service condition only stock options as they occur.

Holders of Incentive Units under the terminated Class B Units Incentive Plan were generally provided fully vested options in the TV Ammo 2021 Plan, awarded with an exercise price equal to the value at the date of issuance in June 2021. This was treated as a modification for accounting purposes. Equity-based compensation expense of $20,649 was recognized as a result of this modification.

The following tables present a summary of our Incentive compensation activity for the years ended December 31, 2022 and December 31, 2021, respectively:

	Stock Options (In Thousands)	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price	Remaining Contractual Life (Years)
Balance as of January 1, 2022	39,927	$0.94	$2.11	9
Modified – cancellation	(38,441)	$0.93	$1.92	8
Modified – exchange	38,441	$1.50	$.33	8
Granted	15,005	$2.00	$.34	10
Exercised	(137)	$0.93	$.34	8
Forfeited	(85)	$0.93	$1.92	9
Balance as of December 31, 2022	54,710	$1.60	$.50	9
Vested as of December 31, 2022	41,191	$1.48	$.42	9
Unvested as of December 31, 2022	13,519	$1.96	$.74	9
Vested and expected to vest as of December 31, 2022	54,710	$1.60	$.50	9

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

14. EQUITY BASED COMPENSATION (cont.)

	Class B Units/ Corporation Stock Options (In Thousands)	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price	Remaining Contractual Life (Years)
Class B Units
Balance as of January 1, 2021	45,728	$3.78	—	30
Granted	10,377	$1.15	—	30
Forfeited	(750)	$5.81	—	30
Exchange for Common Stock at conversion to corporation	(19,891)	—	—	—
Exchange for Corporation Stock Options at conversion to corporation	(35,464)	—	—	—
Balance at June 21, 2021 Conversion	—	$—	—	—
Corporation Stock Options
Balance as of June 21, 2021	35,823	$0.93	$1.92	9
Granted	4,104	$0.99	$3.72	10
Forfeited	—	—	—	—
Balance as of December 31, 2021	39,927	$0.94	$2.11	9
Vested as of December 31, 2021	36,247	$0.93	$1.96	9
Unvested as of December 31, 2021	3,680	$0.98	$3.51	10
Vested and expected to vest as of December 31, 2021	39,927	$0.94	$2.11	9

The fair value of Incentive Units and options granted during the years ended December 31, 2022 and 2021 was estimated at the date of grant using the Black-Scholes option pricing model, assuming the following weighted average assumptions:

	2022	2021
Risk-free interest rate	3.17%	0.08%
Expected volatility	98%	130%
Expected life (years)	2.8	1.0
Dividend yield	N/A	N/A
Weighted average estimated fair value of grants during the year	$0.33	$0.33

For the years ended December 31, 2022 and 2021 the Company recognized equity-based compensation expense of $27,640 and $28,893, respectively, which is reported as Selling, general & administrative expense. The Company has vested equity-based compensation of $41,965 and $33,785, respectively. The Company has unrecognized equity-based compensation of $30,931 and $3,614 as of December 31, 2022 and 2021, respectively, for outstanding grants of equity-based compensation to be vested in the future, which is expected to be recognized over a weighted-average period of 2.0 and 3.0 years, respectively.

15. Contingencies

Contingencies

From time to time, the Company is subject to certain legal proceedings and claims that arise in the ordinary course of its business. Management is not aware of any such matters that would have a significant adverse effect on the Company’s financial position, results of operations or cash flows.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

16. Concentrations of risk

One customer accounted for 92% and another customer accounted for 40% of accounts receivable at December 31, 2022 and 2021, respectively. One customer accounted for 83% of revenue and another customer accounted for 86% of revenue for the years ended December 31, 2022 and 2021, respectively. Two vendors accounted for 35% of accounts payable at December 31, 2022, and one vendor accounted for 20% of accounts payable at December 31, 2021.

Retail Distribution Agreement

On October 31, 2022, the Company entered into a three to five-year distribution agreement with the parent company of Bass Pro Shops and Cabela’s, providing the Company with a strategic national partner that will provide brand amplification of its products in 127 stores nationwide. The first three years of the agreement provide Great Outdoors exclusive retail distribution rights in North America. The agreement also granted an issuance of 4,282,159 warrants to purchase Common Stock exercisable at $0.01 and vesting over two years, with half of the warrant shares eligible for accelerated vesting upon the attainment of a certain subscription target for online Company sales. As warrants vest, the value is recorded as equity-based compensation.

17. REVENUE

Revenues are measured by the transaction price, which is defined as the amount of consideration the Company expects to receive in exchange for providing products to their customers. The Company has determined that it is acting as principal in all its transactions with customers. The Company’s arrangements do not typically include variable consideration.

Disaggregation of Revenue

The Company disaggregates revenue from contracts with customers, by type of customer. Management determined that disaggregating revenue into these categories achieves the disclosure objective to depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors. See Note 16 — Segment Information for additional information.

Contract Assets and Liabilities

The following table provides information about the activity of contract liabilities:

	Year Ended December 31,
	2022	2021
Balance, beginning of year	$500	$1,034
Additions	—	500
Transferred to Other Liabilities	(500)	—
Revenue recognized	—	(1,034)
Balance, end of year	$—	$500

Contract liabilities generally include payments received in advance of performance under the contract and are recognized as revenue as the performance obligation to the customer is satisfied and are recognized as Deferred Revenue on the balance sheet.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

18. INCOME TAXES

The components of the Company’s deferred tax assets and liabilities are as follows:

	Year Ended December 31,
	2022	2021
Intangible assets, net of amortization	$(934)	$(235)
Property, plant & equipment, net of depreciation	(824)	(1,131)
Accrued payroll	802	—
Deferred rent	(1)	40
Operating lease	40	—
Debt issuance and termination	(9)	(84)
Equity-classified warrant	308	1,619
Equity-based compensation	12,507	6,703
Fair value adjustment long-term notes	2,146	(563)
Net operating losses	12,279	6,821
Section 179 suspended deductions	193	193
General business credits	1,446	270
Net deferred tax asset	27,953	13,633
Valuation allowance	(23,587)	(13,633)
Deferred tax asset (liability), net of valuation allowance	—	—
Deferred tax asset	$4,366	$7,784

The income tax provisions for the year ended December 31, 2022 and 2021 consist of the following:

	Year Ended December 31,
	2022	2021
Federal
Current	$—	$—
Deferred	(14,320)	(13,633)
State
Current	—	—
Deferred	—	—
Change in valuation allowance	9,954	13,633
Income tax provision (benefit)	$(4,366)	$—

As of December 31, 2022, and December 31, 2021, the Company had available net operating loss (NOL) carry forward balances of $58,460 and $32,480 all usable for U.S. federal income tax purposes but limited to 80% of taxable income the tax year. Of these NOLs, $11,992 will begin to expire after 2032, and the balance may be carried forward indefinitely. As of both December 31, 2022 and December 31, 2021, the Company had available tax deduction (Section 179 Internal Revenue Code) carry forward balances of $919, all usable for U.S. federal income tax purposes. These may be carried indefinitely, to be used against taxable income. In addition, the Company had available U.S. federal business credits of $1,446 and $270 for those same years, respectively, available for use against net income tax. These credits begin to expire after 2035.

There is no current income tax asset (e.g. prepaid tax, tax deposit, tax overpayment or tax refund receivable) or current income tax liability (e.g. tax payable) recorded as of December 31, 2022 and December 31, 2021.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

18. INCOME TAXES (cont.)

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance against its net deferred tax asset, for both years. As of December 31, 2022 the net deferred tax asset balance was $23,587 and the valuation allowance was $23,587, and during the year ended December 31, 2022 the Company recorded a tax benefit to income in the amount of $4,366. As of December 31, 2021 the net deferred tax asset balance was $13,633 and the valuation allowance was $13,633, and during the year ended December 31, 2021 the Company recorded no tax provision or tax benefit to income.

As of December 31, 2021 the Company had a balance in deferred tax liability in the amount of $7,784 as a result of the acquisition of Lone Star Future Weapons. The Company’s income tax benefit for the year ended December 31, 2022 includes a discrete income tax benefit of $4,366 related to the release of a portion of the Company’s previously established valuation allowance to partially offset deferred tax liabilities arising from the 2021 acquisition of Lone Start Future Weapons. This also reduced the deferred tax liability balance to $3,417 as of December 31, 2022.

A reconciliation of the U.S. federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 is as follows:

	Year Ended December 31,
	2022	2021
Statutory tax rate	21.00%	20.00%
Valuation allowance used	(10.75)%	(21.00)%
Permanent differences	(2.49)%	—
Other	(3.04)%	—
Effective tax rate	(4.72)%	0.00%

The Company’s effective tax rates for the periods presented do not differ from the expected (statutory) rates. The Company files income tax returns in the U.S. federal and Texas jurisdictions. Federal returns are subject to examination for all years ending after December 31, 2019.

The Company has no uncertain tax positions as of December 31, 2022 and as of December 31, 2021 and for the years ended December 31, 2022 and December 31, 2021. The Company does not anticipate having any uncertain tax positions for the twelve months following December 31, 2022.

19. BUSINESS COMBINATION AGREEMENT

On October 31, 2022, the Company entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), by and among Breeze, and BH Velocity Merger Sub Inc., a direct, wholly owned subsidiary of Breeze (“Merger Sub”).

The Merger Agreement and the transactions contemplated thereby were approved by the boards of directors of each of Breeze, Merger Sub, and TV Ammo.

The Merger Agreement provides that, among other things, at the closing (the “Closing”) of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into TV Ammo (the “Merger”), with TV Ammo surviving as a wholly owned subsidiary of Breeze. In connection with the Merger, Breeze will change its name to “True Velocity, Inc.” The Merger and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.”

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

19. BUSINESS COMBINATION AGREEMENT (cont.)

The Business Combination is expected to close in the first quarter of 2023, subject to customary closing conditions, including the satisfaction of the minimum available cash condition, the receipt of certain governmental approvals and the required approval by the stockholders of Breeze and TV Ammo.

The aggregate consideration to be received by the TV Ammo stockholders, warrant holders, and option holders is based on a pre-transaction equity value of $1,185,235, and results in a combined company equity value of $1,239,287. In accordance with the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, (i) each share of issued and outstanding TV Ammo common stock, par value $0.01 (“TV Ammo Common Stock”), shall be converted into a number of shares of Breeze common stock, par value $0.0001 (“Breeze Common Stock”), based on the Exchange Ratio described below, (ii) each option to purchase TV Ammo Common Stock shall be converted into an option to purchase Breeze Common Stock at the Exchange Ratio, and (iii) each warrant to purchase TV Ammo Common Stock shall be converted into a warrant to purchase Breeze Common Stock at the Exchange Ratio. The Exchange Ratio will be equal to (a) the sum of (x) $1,185,235, plus (y) any amounts raised by TV Ammo after the date of the Merger Agreement and prior to the Closing in permitted financing transactions in excess of $50,000, plus (z) the aggregate exercise and conversion price of all outstanding TV Ammo convertible notes, in-the-money warrants and in-the-money options, divided by (b) the number of fully-diluted shares of TV Ammo Common Stock, further divided by (c) an assumed value of Breeze Common Stock of $10.00 per share. A pro rata portion of the shares of Breeze Common Stock received in exchange for the shares of TV Ammo Common Stock are subject to forfeiture if certain future stock-price based milestones are not achieved as described below (the “Earnout Shares”). The number of Earnout Shares will be equal to the product of (a) 15% and (b) the amount by which 118,523,456 exceeds the number of shares of Breeze Common Stock issuable upon the exercise or conversion of securities issued by TV Ammo in permitted financings after the date of the Merger Agreement and prior to the Closing.

The Earnout Shares will be issued at the Closing and subject to forfeiture. One-half of the Earnout Shares shall become fully vested and no longer subject to forfeiture if, during the three-year period beginning at the Closing (the “Milestone Event Period”), True Velocity’s common stock achieves a daily volume weighted average market price of at least $12.50 per share for any 20 trading days within a 30 consecutive trading day period (“Milestone Event I”). The other half of the Earnout Shares will become fully vested and no longer subject to forfeiture if, during the Milestone Event Period, True Velocity’s common stock achieves a daily volume weighted average market price of at least $15 per share for a similar number of days (“Milestone Event II”). The 30 consecutive trading day periods used to satisfy Milestone Event I and Milestone Event II may not overlap; if both Milestone Event I and Milestone Event II would be satisfied using the same 30 consecutive trading day period, Milestone Event II will be deemed satisfied and the threshold market price to achieve Milestone Event I shall be increased to $13.50. Any Earnout Shares that remain unvested at the end of the Milestone Event Period will be forfeited.

20. RELATED PARTY TRANSACTIONS

A video promotion vendor for the Company owns 0.45% of the Company’s fully diluted stock outstanding as of December 31, 2022. The Company has a $300 annual contract for video promotion with the vendor. As of December 31, 2022, and 2021 there was $170 and $75 outstanding, respectively, included in the Company’s accounts payable balance.

A publication services vendor for the Company owns 0.65% of the Company’s fully diluted stock outstanding as of December 31, 2022. The contract began in December 2021 for a total cost of $100 over the next 12 months with the initial payment made in December 2021 for $25 with the balance due quarterly. As of December 31, 2022, $25 was outstanding and included in the Company’s accounts payable balance.

The Company entered into a NASCAR sponsorship agreement for the 2022 season for $1,000 with the first $200 installment paid in December 2021. As of December 31, 2022 and 2021, there was $283 and $0 outstanding, respectively, included in the Company’s accounts payable balance.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

20. RELATED PARTY TRANSACTIONS (cont.)

On January 1, 2022, the Company entered into a sponsorship agreement with one of its Series B Preferred Equity owners for marketing services. The Company incurred $700 of marketing services and as of December 31, 2022, there was $530 outstanding in the Company’s accounts payable balance.

The Company has a note with a majority shareholder. The note included convertible notes due from the Company. (See Note 11 — Note Payable Related Party).

The Company’s CEO owns 9.5% of the company, including options to exercise, as of December 31, 2022 and is also the owner of a vendor that provides tooling services to the Company. As of December 31, 2022 and 2021, there was $16 and $71 outstanding, respectively, included in the Company’s accounts payable balance.

In June 2022, the Company entered into a sponsorship agreement with a vendor that is also a holder of warrants to purchase common stock. The Company would incur $1,000 in sponsorship fees payable. As of December 31, 2022, $700 is outstanding and included in the Company’s accounts payable balance.

The Company’s COO manages CKT Energy Investments, LLC (“CKT”) and on December 28, 2023 CKT assumed all outstanding payables due to two equipment vendors from the Company. The lease begins February 1, 2024 and is paid monthly at a rate of $9 per month.

The Company’s CEO manages Falcon Point Partners, LLC (“Falcon”) and on December 28, 2023 Falcon assumed all outstanding payables due to one equipment vendor from the Company. The lease begins February 1, 2024 and is paid monthly at a rate of $9 per month.

21. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not, except as described in these condensed financial statements and below, identify any other subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On January 27, 2023, the Second Amendment to Celtic Loan and Security Agreement was entered into between TV Ammo, Inc. and Celtic Holdings BPB IV, LLC. Both parties agreed to amend language to provide a waiver of default such that no default has occurred for legal purposes and to waive all rights and remedies as they relate to any Defaults from the date of their occurrence through June 30, 2023.

Beginning on March 28, 2023, Automatic Products Corporation (“APC”) has loaned to True Velocity Ammunition, LLC an aggregate principal amount of $3,146. The Promissory Note, due March 28, 2026, accrues interest annually in arrears on any unpaid principal at a rate equal to the monthly short-term Applicable Federal Rate (“AFR”) that is in effect from time to time following the Effective Date. Interest is due annually on the anniversary date of the Effective Date.

On May 12, 2023, the First Amendment to Patent Purchase Agreement was entered between Lone Star Future Weapons, LLC (“LSFW”) and Meals, LLC (“Meals”) whereby Meals agreed to extend the payment date of $100 from LSFW to Meals from January 15, 2023, to July 31, 2023. In addition, both parties agreed to waive all default provisions under the agreement, effective as of the date of the original Patent Purchase Agreement. On January 3, 2024, the Second Amendment to Patent Purchase Agreement was entered between LSFW and Meals, LLC whereby Meals agreed to extend payment date of $100 from July 31, 2023 to December 31, 2024. In addition, both parties agreed to waive all default provisions under the agreement, effective as of the date of the original Patent Purchase Agreement.

On July 17, 2023, TV Ammo, Inc. acquired all outstanding equity interests of Delta P Design, Inc. (“DPD”) on a cash- and debt-free basis in a tax-free reverse triangular merger. The $4,000 purchase price and financed with equity in the parent company. The acquisition strengthens the Company’s portfolio of American-made advanced, lightweight ammunition technology and next-generation weapon systems with DPD’s advanced suppressor technology.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
(In thousands, except share and per share data)

21. Subsequent Events (cont.)

On December 28, 2023, the Company entered a month-to-month lease agreement with CKT Energy Investments, LLC (“CKT”) whereby CKT assumed all outstanding payables due to two equipment vendors from the Company. The lease begins February 1, 2024 and is paid monthly at a rate of $9 per month.

On December 28, 2023, the Company entered a month-to-month lease agreement with Falcon Point Partners, LLC (“Falcon”) whereby Falcon assumed all outstanding payables due to one equipment vendor from the Company. The lease begins February 1, 2024 and is paid monthly at a rate of $9 per month.

Since December 31, 2022, the Company has continued to raise cash through its Series B Convertible Preferred Stock Private Placement Memorandum and, as of September 30, 2023, has raised $18,531 in cash through equity issuances in 2023.

On February 14, 2024, the Third Amendment to Celtic Loan and Security Agreement was entered into between TV Ammo, Inc. and Celtic Holdings BPB IV, LLC. Both parties agreed to amend language to provide a waiver of default such that no default has occurred for legal purposes and to waive all rights and remedies as they relate to any Defaults from the date of their occurrence through December 31, 2023.

TV AMMO, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	September 30, 2023	December 31, 2022
	(unaudited)
ASSETS
Current assets
Cash	$2,007	$2,878
Accounts receivable	170	968
Inventories, net	12,905	8,648
Prepaid expenses	952	843
Other assets	—	1
Total current assets	16,034	13,338

Property and equipment, net	41,866	41,201
Operating lease right-of-use assets	1,859	2,212
Intangible assets, net	28,883	29,010
Goodwill	54,203	52,383
Total assets	$142,845	$138,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,908	$10,482
Accrued expenses	8,200	4,553
Related party payable	2,581	—
Operating lease liabilities, current portion	581	506
Notes payable, current portion	2,930	2,850
Total current liabilities	25,200	18,391

Operating lease liabilities, non-current	1,453	1,898
Notes payable – related party, at fair value	33,193	41,485
Notes payable, net of current, net of loan costs	12,057	12,408
Deferred tax liability	178	3,417
Total liabilities	72,081	77,599

Stockholders’ equity
Preferred stock, $0.01 par value; 100,000,000 shares authorized
Series A convertible preferred stock, $0.01 par value; 12,360,940 shares authorized; 4,470,002 shares with a liquidation preference $8.09 per share issued and outstanding as of September 30, 2023 and December 31, 2022	45	45
Series B convertible preferred stock, $0.01 par value; 6,180,470 shares authorized; 3,560,500 and 794,884 shares with a liquidation preference $8.09 per share issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	36	8
Common stock, $0.0001 par value; 500,000,000 shares authorized; 81,364,454 and 81,082,716 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	8	8
Additional paid-in-capital	395,194	364,337
Accumulated deficit	(324,519)	(303,853)
Total stockholder’s equity	70,764	60,545
Total liabilities and stockholders’ equity	$142,845	$138,144

The accompanying notes are an integral part of these condensed consolidated financial statements.

TV AMMO, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (unaudited)
(In thousands, Except share data)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Net sales	$186	$97	$487	$307
Cost of sales	1,738	1,196	3,238	3,789
Gross loss	(1,552)	(1,099)	(2,751)	(3,482)
Research & development	1,206	1,139	4,275	3,937
Selling, general & administrative	5,320	12,785	19,867	24,015
Depreciation & amortization	1,314	1,323	3,809	4,136
Total operating expenses	7,840	15,247	27,951	32,088
Loss from operations	(9,392)	(16,346)	(30,702)	(35,570)
Interest expense	(1,477)	(1,424)	(4,349)	(3,872)
Impairment of intangible asset	—	—	—	(10,553)
Other expense	(16)	(77)	(59)	(629)
Unrealized change in fair value of related party debt and associated warrants	8,089	(3,407)	10,492	15,109
Loss before income taxes	(2,796)	(21,254)	(24,618)	(35,515)
Income tax benefit	3,953	—	3,953	—
Net income/(loss)	$1,157	$(21,254)	$(20,665)	$(35,515)
Weighted average shares outstanding	84,640	83,421	84,335	83,418
Basic and diluted earnings/(loss) per share	$0.01	$(0.25)	$(0.25)	$(0.43)

The accompanying notes are an integral part of these condensed consolidated financial statements.

TV AMMO, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
Three and Nine Months ended September 30, 2023 (unaudited)
(In thousands, Except share data)

	Preferred Series A		Preferred Series B		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of June 30, 2023	4,470,002	$45	2,043,020	$21	81,364,454	$8	$381,909	$(325,676)	$56,307
Preferred Series B stock issued	—	—	1,039,332	10	—	—	8,398	—	8,408
Equity-based compensation expense	—	—	—	—	—	—	674	—	674
Merger with Delta P Design	—	—	490,508	5	—	—	4,213	—	4,218
Net income	—	—	—	—	—	—	—	1,157	1,157
Balance as of September 30, 2023	4,470,002	$45	3,572,860	$36	81,364,454	$8	$395,194	$(324,519)	$70,764

Balance as of December 31, 2022	4,470,002	$45	794,884	$8	81,082,716	$8	$364,337	$(303,853)	$60,545
Preferred Series B stock issued	—	—	2,287,468	23	—	—	18,508	—	18,531
Options exercised	—	—	—	—	281,738	—	93	—	93
Equity-based compensation expense	—	—	—	—	—	—	8,041	—	8,041
Merger with Delta P Design	—	—	490,508	5	—	—	4,215	—	4,220
Net loss	—	—	—	—	—	—	—	(20,666)	(20,666)
Balance as of September 30, 2023	4,470,002	$45	3,572,860	$36	81,364,454	$8	$395,194	$(324,519)	$70,764

The accompanying notes are an integral part of these condensed consolidated financial statements.

TV AMMO, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
Three and Nine Months ended September 30, 2022 (unaudited)
(In thousands, Except share data)

	Preferred Series A		Preferred Series B		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of June 30, 2022	3,253,789	$33	—	$—	80,945,966	$8	$323,389	$(229,886)	$93,542
Preferred Series A stock issued	1,216,213	12	—	—	—	—	7,424	—	7,437
Preferred Series B stock issued	—	—	154,378	2	—	—	1,247	—	1,249
Options exercised	—	—	—	—	500	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	7,596	—	7,596
Warrants	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	(21,255)	(21,255)
Balance as of September 30, 2022	4,470,002	$45	154,378	$2	80,946,466	$8	$339,656	$(251,141)	$88,569

Balance as of December 31, 2021	1,066,490	$11	—	$—	81,008,466	$8	$302,119	$(215,627)	$86,511
Common stock exchanged	61,805	1	—	—	(62,500)	—	(1)	—	—
Preferred Series A stock issued	3,341,707	33	—	—	—	—	27,001	—	27,034
Preferred Series B stock issued	—	—	154,378	2	—	—	1,247	—	1,249
Options exercised	—	—	—	—	500	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	8,179	—	8,179
Warrants	—	—	—	—	—	—	1,110	—	1,110
Net loss	—	—	—	—	—	—	—	(35,514)	(35,514)
Balance as of September 30, 2022	4,470,002	$45	154,378	$2	80,946,466	$8	$339,655	$(251,141)	$88,569

The accompanying notes are an integral part of these condensed consolidated financial statements.

TV AMMO, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Cash Flows (unaudited)
Nine Months ended September 30, 2023 and 2022
(In thousands)

	For the nine months ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(20,665)	$(35,515)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,784	1,662
Amortization expense	3,384	3,754
Equity-based compensation expense	8,041	8,179
Stock and note issued for merger fees	200	—
PIK interest	2,200	1,894
Unrealized change in fair value of related party debt	(10,492)	(15,109)
Note issuance cost amortization and termination fee	299	269
Asset abandoned	—	629
Write-off of intangible asset	60	10,553
Non-cash tax benefit	(3,953)	—
Changes in operating assets and liabilities:
Accounts receivable	862	96
Inventory	(4,173)	(6,544)
Prepaid expenses	(109)	(3,176)
Other assets	1
Accounts payable	351	2,147
Accrued expenses	2,518	2,776
Accrued interest	927	(6)
Net cash used in operating activities	(18,765)	(28,391)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(2,435)	(7,165)
Purchases of patents and trademarks	(327)	(301)
Net cash from acquisition	1	—
Net cash used in investing activities	(2,761)	(7,466)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on long-term notes payable	(550)	(100)
Proceeds from related party note payable	2,581	5,000
Capital contributions	18,624	28,284
Net cash provided by financing activities	20,655	33,184

Net decrease in cash	(871)	(2,673)
Cash at beginning of year	2,878	7,750
Cash at end of period	$2,007	$5,077
Cash paid for interest	$1,881	$1,715

NON-CASH FINANCING TRANSACTIONS:
Acquisition of Delta P Design, Inc. with Series B Preferred shares	$3,968	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
Quarter ended September 30, 2023
(In thousands)

1. organization

TV Ammo, Inc. (“TV Ammo”, or the “Company”) was organized on May 25, 2021 as a Texas corporation under the Texas Business Corporation Act. Effective June 21, 2021, the Company converted to a C corporation. Prior to conversion, the Company was called Technology Defense Systems, LLC (“TDS”), a limited liability company organized in the State of Texas in April 2018. Net profits and losses of TDS and all distributions were allocated among the members in proportion to the ownership units held. Upon conversion to a C corporation, all existing TDS members with interests in capital at the time of conversion were issued shares of common stock, and became shareholders of the Company, and existing TDS members with interests in future profits were issued options (See Note 12 — Stockholders’ Equity).

The Company is engaged in bringing technology, via patents and other intellectual property, to the development of advanced production processes. Its first such endeavor is a composite ammunition cartridge. The current market standard for cartridges is made primarily of brass and other metals. A composite cartridge is lighter in weight than brass cartridges and provides other benefits to the consumer. Its second such endeavor is in the development of weapons technology, to augment the use of the composite ammunition cartridge. The Company has completed its research and development activities and can now produce the composite cartridge at large scale, primarily for the consumer markets, with its proprietary production process, with military markets to follow. It has also initiated a licensing campaign for its weapons technology. The Company’s corporate offices are in Garland, Texas and it operates three facilities in Garland, Texas: one facility for research and development activities; one for warehousing and corporate offices; and the other facility for manufacturing and operations. The Company has continued to raise additional equity capital to support expansions of its product assembly lines for capacity to meet customer demand.

2. LIQUIDITY, CAPITAL RESOURCES, AND GOING CONCERN

The condensed consolidated financial statements have been prepared assuming the Company can continue as a going concern, which assumes the Company will have sufficient liquidity to meet its obligations and to realize assets in the normal course of business. The Company has operated as a development stage company since inception. The Company recognized a net profit of $1,157 and a net loss of $20,665 for the three and nine months ended September 30, 2023 and $21,254 and $35,515 for the three and nine months ended September 30, 2022, respectively, and an accumulated deficit of $332,837 as of September 30, 2023 and $303,853 as of December 31, 2022. During 2023, the Company was generating revenue and continues to work on research and development activities.

The Company has historically funded operations through private equity offerings, related party debt, and financial institution debt. On August 15, 2021 the Company received $15,000 of funding from an outside lender and, as of the report date, has an additional $15,000 of funding available under this facility, subject to certain conditions.

As of the report date, the Company has raised cash capital under its Series A Preferred offering, raising a total of $36,162 since its launch in 2021 through the closing of the Series A Preferred offering, effective September 12, 2022. The Company has continued to raise cash under its Series B Preferred offering, effective September 13, 2022, raising a total of $6,431 through December 31, 2022 and a total of $18,531 through September 30, 2023. There are commitments for an additional $15,000 under the Series B Preferred offering pending filing of the Company’s Form S-4. As noted immediately above, the Company has an additional $15,000 of cash available for its use prior to its maturity through its current debt facility if it meets certain production capacity development milestones.

On October 31, 2022, the Company entered into a definitive agreement to merge with Breeze Holdings Acquisition Corp. (“Breeze”), a publicly traded special purpose acquisition company (the “Merger”). Following the closing, the combined company will be renamed True Velocity, Inc. There are commitments for an additional $15,000 under the Series B Preferred offering pending filing of the Company’s Form S-4.

The Company recognizes that there can be no assurance that the forecasted plan will be met. Similarly, the Company recognizes there is no assurance that additional debt financing or capital raises will be obtained, or that the terms of such arrangements will be reasonable. Considering the circumstances described above and the dependence on external financing, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern over the next 12 months from the date of this filing.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
Quarter ended September 30, 2023
(In thousands)

3. BASIS OF PRESENTATION

The condensed consolidated balance sheet as of September 30, 2023, the condensed consolidated statements of operations and shareholders’ equity, and the condensed consolidated statements of cash flows for the nine months ended September 30, 2023, as well as other information disclosed in the accompanying notes, are unaudited.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Certain information and disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2022 and the related notes which provide a more complete discussion of the Company’s accounting policies and certain other information. The December 31, 2022 condensed consolidated balance sheet was derived from the Company’s audited financial statements. In the opinion of the Company’s management, these condensed consolidated financial statements include all adjustments, which are only of a normal recurring nature, necessary to state fairly the Company’s financial position, results of operations and cash flows. The operating results for the nine months ended September 30, 2023 are not necessarily indicative of the results that may be expected for a full year.

The results of TV Ammo include the accounts of the Company and its majority-owned subsidiaries: True Velocity Ammunition, LLC (“TVA”), Lone Star Future Weapons, LLC (“LSFW”), Delta P Design, Inc. (“DPD”), and True Velocity IP Holdings, Inc. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany transactions and account balances have been eliminated in the accompanying consolidated financial statements.

Use of Estimates and Assumptions

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting period, and the fair value of assets acquired, and liabilities assumed in business combinations. Actual results could differ from those estimates. The estimates underlying the consolidated financial statements include recoverability of long-lived assets, the recoverability of intangible assets, and the valuation of equity-based compensation.

Inventories

Inventories are accounted for using the standard costing method and are valued at the lower of cost or net realizable value. The Company has established the policy of capitalizing manufacturing materials and supplies, factory labor, and factory overhead and expenses allocable to finished goods as a component of overhead costs. During the three- and nine-month periods ended September 30, 2023, the Company recorded a downward adjustment of $1,284 and $2,513, respectively, under its policy of adjusting the carrying value or inventory to the lower of cost or net realizable value, when applicable. During the three- and nine-month period ended September 30, 2022, the Company recorded downward adjustments of $1,042 and $3,115, respectively. The Company reduces the carrying value of inventories for items that are potentially excess, obsolete, or slow-moving based on changes in customer demand or other economic factors. The Company recorded no reserve for obsolete or slow-moving inventory as of September 30, 2023 or December 31, 2022.

Leases

Leasing Arrangements — The Company evaluates at lease inception whether an arrangement is or contains a lease by providing the Company with the right to control an asset. Operating leases are accounted for on the balance sheet with the Right of Use (“ROU”) assets and lease liabilities recognized in “Operating lease right-of-use assets,” “Other current liabilities” and “Operating lease liabilities — noncurrent” in the Consolidated Balance Sheets.

All lease liabilities are measured at the present value of the associated payments, discounted using the Company’s incremental borrowing rate determined using the rate of interest on the Company’s term note. ROU assets are initially measured based on the lease liability, adjusted for initial direct costs, prepaid rent, and lease incentives received and are subsequently amortized into lease cost on a straight-line basis.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
Quarter ended September 30, 2023
(In thousands)

3. BASIS OF PRESENTATION (cont.)

Cost of Goods Sold

Cost of Goods are determined using the full absorption method of all allocable production costs. During the three- and nine-month periods ending September 30, 2023 and 2022, the Company operated at production levels below full utilization resulting in total cost of goods sold in excess of sales.

Research and Development Costs

The cost of research, development and product improvement are charged to expense as they are incurred. These costs include equipment acquired for research and development activities that have no alternative future uses. Total research, development, and product improvement costs amounted to approximately $1,206 and $4,275 for the three- and nine-month period ending September 30, 2023, respectively, and $1,139 and $3,937 for the three- and nine-month period ending September 30, 2022, respectively.

Advertising

Advertising costs are expensed when incurred and totaled $915 and $2,370 for the three- and nine-month period ending September 30, 2023, respectively, and $1,868 and $4,780 for the three- and nine-month period ending September 30, 2022, respectively.

Profit/Loss Per Share

Earnings per share (“EPS”) is the amount of earnings attributable to each share of common stock. Basic earnings per share is calculated using our weighted-average outstanding common stock shares. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued during the period to reflect the potential dilution that could occur from common shares issuable as determined under the treasury stock method. In periods when we have a net loss, stock options, warrants, share-based payments, convertible preferred stock, and convertible debt are excluded from our calculation of earnings per share as their inclusion would have an antidilutive effect.

Detail supporting the computation of basic and diluted loss per common share was as follows for the three and nine months ended September 30, 2023 and for the three and nine months ended September 30, 2022.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net profit/(loss) available for common stockholders	$1,157	$(21,254)	$(20,665)	$(35,515)
Weighted average outstanding shares of common stock used to compute basic and diluted earnings per common share	84,640,290	83,421,048	84,335,098	83,418,475
Weighted average outstanding fully diluted shares of common stock used to compute diluted earnings per share	151,046,597	—	—	—
Basic and diluted loss per common share	$0.01	$(0.25)	$(0.25)	$(0.43)
Weighted average number of antidilutive stock options, warrants, preferred stock and convertible debt excluded from computation	—	56,522,467	65,344,859	51,317,076

TV AMMO, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
Quarter ended September 30, 2023
(In thousands)

4. INVENTORIES

Inventories consisted of the following as of September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022

Raw materials	$7,929	$7,040
Work in progress	174	173
Shipments pending invoice	163	—
Finished goods	4,639	1,435
Total inventories	$12,905	$8,648

5. Property and Equipment, NET

Property and equipment consist of the following as of September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
Production equipment	$18,713	$18,437
General assemblies	16,513	15,020
Weaponry	377	377
Computer and software equipment	791	791
Leasehold improvements	3,029	3,029
Furniture and fixtures	307	293
General equipment	5,005	5,005
Testing equipment	1,329	1,263
Molds	7,262	6,663
Vehicles	59	59
Total property and equipment	53,385	50,937
Accumulated depreciation	(11,519)	(9,736)
Property and equipment, net	$41,866	$41,201

Depreciation expense was $599 and $1,784 for the three and nine months ended September 30, 2023 and $554 and $1,662 for the three and nine months ended September 30, 2022, respectively.

6. LEASES

On January 1, 2022, the Company adopted ASU 2016-02 using a modified retrospective approach, resulting in the recognition of operating lease right-of-use assets and operating lease liabilities of $2,527 and $2,724.

The Company’s commitments under lease arrangements are primarily to rental of facilities in Garland, Texas. The leases generally require the payment of taxes assessed against the leased property and the cost of insurance and maintenance. Certain leases include scheduled increases or decreases in minimum rental payments at various times during the term of the lease.

An option to renew a lease is included in the determination of the ROU asset and lease liability when it is reasonably certain that the renewal option will be exercised.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
Quarter ended September 30, 2023
(In thousands)

6. LEASES (cont.)

Lease related costs recognized in the Consolidated Statements of Operations for the nine months ended September 30, 2023 and 2022 are as follows:

	Nine Months Ended September 30,
	2023	2022
Lease expense
Operating lease expense	$605	$605
Short-term lease expense	299	172
Total lease expense	$904	$777

Other information related to leases included on the Consolidated Balance Sheet as of and for the nine months ended September 30, 2023 are as follows:

Right-of-use assets	$1,859
Lease liabilities	$2,034
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows	$621
Weighted average remaining lease term	2.9 years
Weighted average discount rate	15.0%

Future minimum lease payments under non-cancellable leases as of September 30, 2023 are as follows:

2023	$212
2024	853
2025	874
2026	591
2027	—
Thereafter	—
Less: imputed interest	496
Total lease liabilities	$2,034

7. FAIR VALUE

Assets and liabilities measured at fair value are categorized into a fair value hierarchy based on whether the inputs to valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our own assumptions about the assumptions market participants would use. The fair value hierarchy includes three levels of inputs that may be used to measure fair value as described below.

Level 1 —	Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include securities that are traded in an active exchange market.
Level 2 —

Observable inputs other than Level 1 prices such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments as well as debt securities whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
Quarter ended September 30, 2023
(In thousands)

7. FAIR VALUE (cont.)

Level 3 —

Unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities. Level 3 includes assets and liabilities whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques reflecting our own assumptions about the assumptions market participants would use as well as those requiring significant management judgment.

The following tables summarize those assets and liabilities measured at fair value on a recurring basis. Fair value of all other assets and liabilities is at carrying value.

	September 30, 2023				December 31, 2022
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Liabilities
Related party note	$—	—	33,193	33,193	$—	—	41,485	41,485
Total liabilities	$—	—	33,193	33,193	$—	—	41,485	41,485

Financial Liabilities

The Company has elected the Fair Value Option as the method of measuring and recording its related party convertible term notes, beginning with the March 1, 2021 note. For further discussion of the nature of our related party notes see Note 11 — Note Payable — Related Party at Fair Value.

The fair value of our related party convertible term note was $33,193 and $41,485 at September 30, 2023 and December 31, 2022, respectively. Net unrealized gain of $8,089 and $10,492 for the three and nine months ended September 30, 2023, respectively, are reported in the other income/(expense) section of the Consolidated Statement of Operations. Net unrealized loss of ($3,407) and a gain of $15,109 for the three and nine months ended September 30, 2022, respectively, are reported in the other income/(expense) section of the Consolidated Statement of Operations.

Liabilities Level 3 — Fair Value Roll Forward:

	September 30, 2023	December 31, 2022
Beginning balance	$41,485	$25,116
Related party note	—	3,890
PIK expense	2,200	2,636
Unrealized (gain)/loss	(10,492)	9,843
Ending balance	$33,193	$41,485

Other Fair Value Measurements

The Company grants stock options as equity awards to certain employees and non-employees. Warrants are also awarded as a form of payment/compensation. The fair value of stock option grants and warrants is estimated on the grant date using a Black-Scholes option-pricing model, a Level 3 measurement. Further discussion regarding equity incentive awards can be found in Note 13 — Equity Based Compensation.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
Quarter ended September 30, 2023
(In thousands)

7. FAIR VALUE (cont.)

Warrants Level 3 — Fair Value Roll Forward:

	September 30, 2023	December 31, 2022
Equity Warrants
Beginning balance	$5,211	$3,744
Issued with note	—	1,110
Issued with Preferred stock	6	166
Equity-based compensation	859	191
Ending balance	$6,076	$5,211

See Note 11 — Note Payable — Related Party at Fair Value for further discussion regarding warrants associated with the convertible notes.

8. GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill consists of the following as of September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
Balance, beginning of year	$52,383	$52,383
Addition from merger	1,820	—
Balance, end of period	$54,203	$52,383

Intangible assets consist of the following as of September 30, 2023 and December 31, 2022:

	September 30, 2023
	Weighted Average Life Remaining	Gross Carrying Amount	Accumulated Amortization	Net
Patents	10	$4,956	$(1,473)	$3,483
Trademarks	6	195	(87)	108
Other Intangible Assets:
Technology – IP	5	26,400	(6,600)	19,800
Trade Name	10	3,000	(438)	2,562
Delta P Design Patents, Trade Name	10	2,990	(60)	2,930
Total		$37,541	$(8,658)	$28,883
	December 31, 2022
	Weighted Average Life Remaining	Gross Carrying Amount	Accumulated Amortization	Net
Patents	11	$4,688	$(1,178)	$3,510
Trademarks	6	195	(74)	121
Other intangible Assets:
Technology – IP	6	26,400	(3,771)	22,629
Trade Name	11	3,000	(250)	2,750
Total		$34,283	$(5,273)	$29,010

TV AMMO, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
Quarter ended September 30, 2023
(In thousands)

8. GOODWILL AND INTANGIBLE ASSETS, NET (cont.)

On April 19, 2022 the Company learned it was not awarded the Next Generation Squad Weapon contract from the US Army. On that date, the $10,553 value recorded to Prime Contractor Status intangible asset, net of accumulated amortization, acquired in the Lone Star Future Weapons acquisition became fully impaired and was written off.

Amortization expense recognized on intangible assets was $1,171 and $3,384 for the three and nine months ended September 30, 2023 and $1,197 and $3,754 for the three and nine months ended September 30, 2022, respectively. The estimated future amortization expense for each of the next five fiscal years and thereafter on definite lived intangible assets existing as of September 30, 2023 is shown below:

2023	$1,005
2024	4,658
2025	4,618
2026	4,616
2027	4,612
Thereafter	9,374
Total	$28,883

9. LINES OF CREDIT

Effective March 1, 2021, the Company refinanced its line of credit, notes payable (excluding the PPP loan, which was forgiven by the SBA), and its related party note payable with a $21,808 financing agreement with a related party. In connection therewith, the previous revolving line of credit and notes payable to a financial institution was paid in full. The related party agreement bears interest on the outstanding principal amount at a simple interest rate per annum equal to 10%. All accrued but unpaid interest on the loan is due and payable in full on the maturity date of March 1, 2023; however, on October 10, 2022 the loan was modified to provide that any amounts due under the note payable will convert to common stock at $5.00 per share, upon the completion of the Breeze merger. Effective June 29, 2023, the Company obtained a waiver of certain financial as well as reporting covenants for the period through December 31, 2023. As a result, the Company was in compliance with covenants related to the lines of credit and notes payable as of the period ending September 30, 2023 and December 31, 2022.

Equipment Line of Credit

On August 12, 2021, the Company entered into a 4-year financing agreement with an unaffiliated lender, for an equipment line of credit of up to $30 million, with an initial draw of $15 million and the balance upon achievement of certain production targets. All assets of the Company are provided as security to this note, and this note is senior to all other notes. The interest rate is 15% and interest is paid monthly as it becomes due.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
Quarter ended September 30, 2023
(In thousands)

10. NOTES PAYABLE

Notes payable consist of the following as of September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
Senior secured note payable bearing interest paid monthly at 15% per annum due with principal payments due in semiannual installments beginning January 15, 2023; final balloon payment due July 15, 2025; secured by general assets of the Company.	$14,707	$15,058
Related party convertible term loan note bearing PIK interest at 10% per annum through February 12, 2026; secured by second lien on general assets of the Company. Presented at Fair Value.	26,259	32,800
Related party second tranche convertible term loan note bearing PIK interest at 3% per annum through June 30, 2022 and 15% thereafter through February 12, 2026; secured by second lien on general assets of the Company. Presented at Fair Value.	6,934	8,685
Related party note payable bearing interest annually at a rate equal to the monthly short-term Applicable Federal Rate (“AFR”); interest due annually on the anniversary of date of the Effective Date.	2,581	—
2021 Patent Purchase Agreement term loan bearing no interest beginning August 6, 2021; $100 to be paid ratably each January over three years beginning in 2022.	200	200
Term loan bearing interest annually at 4.30% due April 10, 2024	80	—
Total notes payable	50,761	56,743
Current portion of notes payable	(5,511)	(2,850)
Notes payable, net of current portion	$45,250	$53,893

Our lines of credit and notes payable agreements contain financial and other covenants. If we violate covenants in any debt agreements, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all. Violations of certain debt covenants may also prohibit us from borrowing unused amounts under our lines of credit, even if repayment of some or all the borrowings is not required. In addition, financial covenants under our current or future debt obligations could impair our planned business strategies by limiting our ability to borrow beyond certain amounts or for certain purposes. Effective June 29, 2023, the Company obtained a waiver of certain financial as well as reporting covenants for the period through December 31, 2023. As a result, the Company was in compliance with covenants related to the lines of credit and notes payable as of the period ending September 30, 2023 and December 31, 2022. See note 21 subsequent events where amendments to credit agreements and waivers of financial covenants are fully described.

As of September 30, 2023 maturities and scheduled amortizations of notes payable for each of the five following years are as follows:

2023	$100
2024	4,180
2025	10,707
2026	35,774
2027	—
Thereafter	—
Total:	$50,761

TV AMMO, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
Quarter ended September 30, 2023
(In thousands)

11. NOTE PAYABLE — RELATED PARTY AT FAIR VALUE

As indicated in Note 7 — Fair Value the Company has elected Fair Value accounting for the related party convertible notes. As such, the obligation is required to be revalued at each balance sheet date, with any increase or decrease in value to be recorded in the current period income or loss. The initial fair value was determined as $16,997 and recorded as such on the March 1, 2021 date of issuance.

On January 7, 2022, the Company entered into a second financing agreement with the same related party for an additional $5,000 with terms including an interest rate of 3% until June 30, 2022 and then 15% per annum thereafter, due February 12, 2026. The initial fair value was determined as $3,890 and recorded as such on the date of issuance.

The fair value of the convertible related party notes, including accrued interest, was $33,193 and $41,485 as of September 30, 2023 and December 31, 2022, respectively. For further discussion on fair value accounting see Note 7 — Fair Value.

12. STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has authorized 100,000,000 shares of preferred stock for issuance and has designated 12,360,940 of these shares as Series A Preferred Stock (“Series A Preferred”) and 6,180,470 of these shares as Series B Preferred Stock.

Private Placement — Series A and Series B Preferred Stock

In June 2021, the Company commenced an offering of up to 12,360,940 shares of its Series A Preferred at the offering price of $8.09 per share. As of September 30, 2023, the Company has issued a total of 4,470,002 shares of its Series A Preferred to 113 accredited investors for total consideration of $36,162. The Series A Preferred has a liquidation preference equal to $8.09 per share and will participate in any distributions, pro rata, on an as-converted basis. The Series A Preferred holders will participate in any dividends the Company declares or pays on the Common Stock, on an as-converted basis and also has voting rights and will vote together with the holders of Common Stock as a single voting class on an as-converted basis. Upon (i) an initial public offering by the Company, (ii) a merger or business combination involving the Company whereby its Common Stock, or any other shares of capital stock in which it is exchanged as a result of such merger or other business combination, becomes listed or admitted to trading on a national securities exchange, or (iii) upon the approval of a majority of the holders of Series A Preferred, all shares of Series A Preferred will automatically be converted into shares of Common Stock at an initial conversion price of $8.09 per share, subject to adjustment for stock splits or combinations, stock dividends, merger or reorganizations and the anti-dilution provision. The Company analyzed the features of the Series A Preferred and initially concluded that it is properly not considered debt under ASC 480 based on its features more predominantly reflecting equity characteristics. Further, the Company has determined the Series A Preferred is more properly classified as permanent equity and not temporary equity, because the rights granted to the Preferred holders do not constitute a right of redemption. That is, there are no liquidation events, actual or deemed, which are not solely within the control of the Company. As such, the Series A Preferred is not subject to ASC 480-10-S99 and is not required to be classified as temporary equity.

In September 2022, the Company ended its offering of Series A Preferred stock and commenced its offering of up to 6,180,470 Series B Preferred shares at the offering price of $8.09 per share. Terms of the Series B Preferred are pari passu with the Series A Preferred with an additional provision allowing the investor to elect to choose the terms of a future equity offering (with a 20% downward adjustment, in most cases). As of September 30, 2023, the Company has issued a total of 3,572,860 Series B Preferred shares for total consideration of $24,962.

Common Stock

The Company has authorized 500,000,000 shares of Common Stock having a par value of $.0001 per share. As of September 30, 2023, the Company has issued and outstanding 81,364,454 shares of Common Stock. All Common Stock issued and outstanding are vested and entitled to one vote per share.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
Quarter ended September 30, 2023
(In thousands)

12. STOCKHOLDERS’ EQUITY (cont.)

Warrants

The Company has issued and outstanding 7,619,596 and 7,526,890 warrants, which include 2,475,000 warrants issued in conjunction with the related party notes payable, as of September 30, 2023 and December 31, 2022. Warrants are recorded at their value when issued, or when vested, if later. See the Equity Warrants section of Note 7 — Fair Value for further detail regarding warrant activity.

13. EQUITY BASED COMPENSATION

The following tables present a summary of our Incentive compensation activity for the periods ended September 30, 2023 and December 31, 2022, respectively:

	Stock Options (In Thousands)	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price	Remaining Contractual Life (Years)
Balance as of January 1, 2022	39,927	$0.94	$2.11	9
Modified – cancellation	(38,441)	$0.93	$1.92	8
Modified – exchange	38,441	$1.50	$0.33	8
Granted	15,005	$2.00	$0.34	10
Exercised	(137)	$0.93	$0.34	8
Forfeited	(85)	$0.93	$1.92	9
Balance as of December 31, 2022	54,710	$1.60	$0.50	9
Vested as of December 31, 2022	41,191	$1.48	$0.42	9
Unvested as of December 31, 2022	13,519	$1.96	$0.74	9
Vested and expected to vest as of December 31, 2022	54,710	$1.60	$0.50	9
	Stock Options (In Thousands)	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price	Remaining Contractual Life (Years)
Balance as of January 1, 2023	54,710	$1.60	$0.50	9
Granted	520	$2.71	$2.51	10
Exercised	(282)	$1.45	$0.33	8
Forfeited	(70)	$2.23	$0.33	8
Balance as of September 30, 2023	54,878	$1.61	$0.52	8
Vested as of September 30, 2023	44,730	$1.52	$0.45	8
Unvested as of September 30, 2023	10,148	$2.03	$0.83	9
Vested and expected to vest as of September 30, 2023	54,878	$1.61	$0.52	8

The Company recognized equity-based compensation expense of $675 and $8,041 for the three and nine months ended September 30, 2023 and $7,596 and $8,179 for the three and nine months ended September 30, 2022. The Company has unrecognized compensation of $24,100 and $30,931 for the nine months ended September 30, 2023 and the year ended December 31, 2022, respectively, for units to be vested in the future.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
Quarter ended September 30, 2023
(In thousands)

14. Commitments and Contingencies

Commitments

Our commitments include interest payments for our notes payable. Our commitments not recorded on the Consolidated Balance Sheets primarily consist of operating lease arrangements. Our other commitments primarily consist of debt obligations.’

Contingencies

From time to time, the Company is subject to certain legal proceedings and claims that arise in the ordinary course of its business. Management is not aware of any such matters that would have a significant adverse effect on the Company’s financial position, results of operations or cash flows.

15. Concentrations of risk

One customer accounted for 88% and 92% of accounts receivable at September 30, 2023 and December 31, 2022, respectively. One customer accounted for 71% of revenue for the nine months ended September 30, 2023 and 71% of revenue for the nine months ended September 30, 2022. Two vendors accounted for 39% and two vendors accounted for 35% of accounts payable at September 30, 2023 and December 31, 2022, respectively.

Retail Distribution Agreement

On October 31, 2022, the Company entered into a three to five-year distribution agreement with Great Outdoors Group, LLC, the parent company of Bass Pro Shops and Cabela’s, providing the Company with a strategic national partner that will provide brand amplification of its products in 127 stores nationwide. The first three years of the agreement provide Great Outdoors exclusive retail distribution rights in North America. The agreement also granted an issuance of 4,282,159 warrants to purchase Common Stock exercisable at $0.01 and vesting over two years, with half of the warrant shares eligible for accelerated vesting upon the attainment of a certain subscription target for online Company sales.

16. MERGER

On July 17, 2023 the Company executed a reverse triangular merger whereby Delta P Design, Inc. (“DPD”) merged into a new wholly owned subsidiary of the Company in a non-cash transaction for $3,848 in the Company’s common stock. The Company recorded the transaction using the acquisition method as described in ASC 805 Business Combinations. The strategic transaction enables the Company to extend its innovative approach to lightweight ammunition development and advanced manufacturing technology into the suppression industry, leveraging DPD’s substantial expertise in research and design, precision manufacturing, quality control and production efficiency. DPD operates as a wholly owned subsidiary of the Company.

At the date of acquisition, and at September 30, 2023, the fair value of DPD was $4,098. The table below represents the allocation of the purchase price to the acquired assets and liabilities based on the fair value of such items with the exception of goodwill which is the excess of the purchase price over the net fair value of such assets and liabilities. Goodwill of $1,107 in the table below, as well as the additional Goodwill of $713 noted below the table, is supported by the strategic factors presented in this paragraph. Management will finalize the accounting for the acquisition no later than one year from the date of the acquisition date and will reflect these adjustments in the reporting period in which the adjustments are determined as required by ASC 805.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
Quarter ended September 30, 2023
(In thousands)

16. MERGER (cont.)

Cash	$1
Accounts receivable	63
Fixed assets	14
Inventory	85
Intangible assets	2,990
Goodwill	1,107
Accounts payable	(83)
Other liabilities	(79)
Total	$4,098

Also as part of the acquisition, the Company computed and recorded an initial net deferred tax liability of $713 and a commensurate increase to Goodwill in the same amount.

17. BUSINESS COMBINATION AGREEMENT

On October 31, 2022, the Company entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), by and among Breeze, and BH Velocity Merger Sub Inc., a direct, wholly owned subsidiary of Breeze (“Merger Sub”).

The Merger Agreement and the transactions contemplated thereby were approved by the boards of directors of each of Breeze, Merger Sub, and TV Ammo.

The Merger Agreement provides that, among other things, at the closing (the “Closing”) of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into TV Ammo (the “Merger”), with TV Ammo surviving as a wholly owned subsidiary of Breeze. In connection with the Merger, Breeze will change its name to “True Velocity, Inc.” The Merger and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.”

The Business Combination is expected to close in the first quarter of 2023, subject to customary closing conditions, including the satisfaction of the minimum available cash condition, the receipt of certain governmental approvals and the required approval by the stockholders of Breeze and TV Ammo.

The aggregate consideration to be received by the TV Ammo stockholders, warrant holders, and option holders is based on a pre-transaction equity value of $1,185,235, and results in a combined company equity value of $1,239,287. In accordance with the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, (i) each share of issued and outstanding TV Ammo common stock, par value $0.01 (“TV Ammo Common Stock”), shall be converted into a number of shares of Breeze common stock, par value $0.0001 (“Breeze Common Stock”), based on the Exchange Ratio described below, (ii) each option to purchase TV Ammo Common Stock shall be converted into an option to purchase Breeze Common Stock at the Exchange Ratio, and (iii) each warrant to purchase TV Ammo Common Stock shall be converted into a warrant to purchase Breeze Common Stock at the Exchange Ratio. The Exchange Ratio will be equal to (a) the sum of (x) $1,185,235, plus (y) any amounts raised by TV Ammo after the date of the Merger Agreement and prior to the Closing in permitted financing transactions in excess of $50,000, plus (z) the aggregate exercise and conversion price of all outstanding TV Ammo convertible notes, in-the-money warrants and in-the-money options, divided by (b) the number of fully-diluted shares of TV Ammo Common Stock, further divided by (c) an assumed value of Breeze Common Stock of $10.00 per share. A pro rata portion of the shares of Breeze Common Stock received in exchange for the shares of TV Ammo Common Stock are subject to forfeiture if certain future stock-price based milestones are not achieved as described below (the “Earnout Shares”). The number of Earnout Shares will be equal to the product of (a) 15% and (b) the amount by which 118,523,456 exceeds the number of shares of Breeze Common Stock issuable upon the exercise or conversion of securities issued by TV Ammo in permitted financings after the date of the Merger Agreement and prior to the Closing.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
Quarter ended September 30, 2023
(In thousands)

17. BUSINESS COMBINATION AGREEMENT (cont.)

The Earnout Shares will be issued at the Closing and subject to forfeiture. One-half of the Earnout Shares shall become fully vested and no longer subject to forfeiture if, during the three-year period beginning at the Closing (the “Milestone Event Period”), True Velocity’s common stock achieves a daily volume weighted average market price of at least $12.50 per share for any 20 trading days within a 30 consecutive trading day period (“Milestone Event I”). The other half of the Earnout Shares will become fully vested and no longer subject to forfeiture if, during the Milestone Event Period, True Velocity’s common stock achieves a daily volume weighted average market price of at least $15 per share for a similar number of days (“Milestone Event II”). The 30 consecutive trading day periods used to satisfy Milestone Event I and Milestone Event II may not overlap; if both Milestone Event I and Milestone Event II would be satisfied using the same 30 consecutive trading day period, Milestone Event II will be deemed satisfied and the threshold market price to achieve Milestone Event I shall be increased to $13.50. Any Earnout Shares that remain unvested at the end of the Milestone Event Period will be forfeited.

18. INCOME TAXES

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company’s income tax provision (benefit) for interim periods is determined using an estimate of the Company’s annual effective tax rate, adjusted for discrete items, if any, that are taken into account in the relevant period.

The Company has recorded an income tax benefit in the amount of $3,953 for the nine months ended September 30, 2023. This is a discrete tax benefit related to the release of a portion of the Company’s previously established valuation allowance to offset remaining deferred tax liabilities arising from the 2021 acquisition of Lone Star Future Weapons and also the deferred tax liability arising from the 2023 acquisition of Delta P Design, Inc. The remaining deferred tax liability balance associated with these transactions is $178 at September 30, 2023. The Company recorded no income tax provision or benefit for the nine months ended September 30, 2022.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible.

The Company had a net deferred tax asset balance of $23,721 and a full valuation allowance balance of $23,721 as of September 30, 2023.

The Company does not anticipate any significant increases or decreases to the balance of unrecognized tax benefits during the next 12 months.

19. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not, except as described in these condensed financial statements and below, identify any other subsequent events that would have required adjustment or disclosure in the condensed financial statements.

TV AMMO, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
Quarter ended September 30, 2023
(In thousands)

19. Subsequent Events (cont.)

Since September 30, 2023, Automatic Products Corporation (“APC”) has loaned to True Velocity Ammunition, LLC an additional $565 for an aggregate principal amount of $3,146. The Promissory Note, due March 28, 2026, accrues interest annually in arrears on any unpaid principal at a rate equal to the monthly short-term Applicable Federal Rate (AFR) that is in effect from time to time following the Effective Date. Interest is due annually on the anniversary date of the Effective Date.

The Company has continued to raise cash through its Series B Convertible Preferred Stock Private Placement Memorandum and, as of December 31, 2023, has raised $6,691 in cash through equity issuances since September 30, 2023.

On December 28, 2023, the Company entered a month-to-month lease agreement with CKT Energy Investments, LLC (“CKT”) whereby CKT assumed all outstanding payables due to two equipment vendors from the Company. The lease begins February 1, 2024 and is paid monthly at a rate of $9 per month.

On December 28, 2023, the Company entered a month-to-month lease agreement with Falcon Point Partners, LLC (“Falcon”) whereby Falcon assumed all outstanding payables due to one equipment vendor from the Company. The lease begins February 1, 2024 and is paid monthly at a rate of $9 per month.

On January 3, 2024, the Second Amendment to Patent Purchase Agreement was entered between LSFW and Meals, LLC whereby Meals agreed to extend payment date of $100 from July 31, 2023 to December 31, 2024. In addition, both parties agreed to waive all default provisions under the agreement, effective as of the date of the original Patent Purchase Agreement.

On February 13, 2024, the Third Amendment to Celtic Loan and Security Agreement was entered into between TV Ammo, Inc. and Celtic Holdings BPB IV, LLC. Both parties agreed to amend language to provide a waiver of default such that no default has occurred for legal purposes and to waive all rights and remedies as they relate to any Defaults from the date of their occurrence through December 31, 2023.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Breeze Holdings Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Breeze Holdings Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company’s business plan is dependent on the completion of a business combination, it has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

March 30, 2023

BREEZE HOLDINGS ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash	$14,129	$5,403
Due from Sponsor	18,073	865
Prepaid expenses	160,503	123,292
Prepayment – Franchise Taxes	10,000	—
Total Current Assets	202,705	129,560
Cash and marketable securities held in Trust Account	17,730,969	117,931,556
Total Assets	$17,933,674	$118,061,116
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$67,500	$598,447
Franchise tax payable	—	200,000
Income tax payable	2,089	—
Due to Sponsor	5,480,941	1,198,315
Total Current Liabilities	5,550,530	1,996,762
Warrant liabilities	1,184,750	7,108,500
Other long-term liabilities	—	—
Total Liabilities	6,735,280	9,105,262
Commitments
Common stock subject to possible redemption, 1,690,196 and 11,500,000 shares at redemption value as of December 31, 2022 and 2021, respectively	17,730,156	117,875,000
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 3,140,000 shares and 3,140,000 shares issued and outstanding as of December 31, 2022 and 2021, respectively (excluding 1,690,196 and 11,500,000 shares subject to possible redemption, respectively)	315	315
Additional paid-in capital	—	—
Accumulated deficit	(6,532,077)	(8,919,461)
Total Stockholders’ Deficit	(6,531,762)	(8,919,146)
TOTAL LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$17,933,674	$118,061,116

The accompanying notes are an integral part of the financial statements.

BREEZE HOLDINGS ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2022	Year Ended December 31, 2021
Operating and formation costs	$2,323,153	$1,722,364
Loss from operations	(2,323,153)	(1,722,364)
Other income (expense):
Interest income	813	764
Unrealized gain on marketable securities held in Trust Account	188,903	47,076
Change in fair value of warrant liabilities	5,923,750	10,378,500
Total other income (expenses), net	6,113,466	10,426,340
Income before income taxes	3,790,313	8,703,976
Income tax expense	(2,089)	—
Net income	$3,788,224	$8,703,976
Basic and diluted weighted average shares outstanding	9,294,000	14,631,082
Basic and diluted net income per share of Common Stock	$0.41	$0.59

The accompanying notes are an integral part of the financial statements.

BREEZE HOLDINGS ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – December 31, 2020	3,125,000	$313	$—	$(16,949,285)	$(16,948,972)
Common Stock issued to Consultant	15,000	2	—	74,848	74,850
Common Stock purchased by Directors from Sponsor	—	—	—	401,000	401,000
Accretion of Common Stock to redemption value	—	—	—	(1,150,000)	(1,150,000)
Net income	—	—	—	8,703,976	8,703,976
Balance – December 31, 2021	3,140,000	$315	$—	$(8,919,461)	$(8,919,146)
Accretion of Common Stock to redemption value	—	—	—	(1,400,840)	(1,400,840)
Net income	—	—	—	3,788,224	3,788,224
Balance – December 31, 2022	3,140,000	$315	$—	$(6,532,077)	$(6,531,762)

The accompanying notes are an integral part of the financial statements.

BREEZE HOLDINGS ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2022	Year Ended December 31, 2021
Cash Flows from Operating Activities:
Net income	$3,788,224	$8,703,976
Adjustments to reconcile net income to net cash used in operating activities:
Interest and unrealized gain on marketable securities held in Trust Account	(189,716)	(47,076)
Change in fair value of warrant liabilities	(5,923,750)	(10,378,500)
Compensation expense for common stock purchased by Directors from Sponsor	—	401,000
Changes in operating assets and liabilities:
Prepaid expense	(54,419)	36,084
Long-term liabilities	95,790	(111,926)
Accounts payable and accrued expenses	(530,947)	531,183
Franchise tax payable	(210,000)	176,844
Income tax payable	2,089	—
Net cash provided by (used in) operating activities	(3,022,729)	(688,415)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(1,400,840)	(1,150,000)
Cash withdrawn from Trust Account to redeeming shareholders	101,545,684	—
Cash withdrawn from Trust Account to pay franchise and income taxes	231,246	—
Net cash used in investing activities	100,376,090	(1,150,000)

Cash Flows from Financing Activities:
Proceeds from short-term working capital loan – related party	2,800,209	—
Proceeds from promissory note – related party	1,400,840	1,150,000
Redemptions of common stock	(101,545,684)	—
Net cash provided by (used in) financing activities	(97,344,635)	1,150,000

Net Change in Cash	8,726	(688,415)
Cash – Beginning of period	5,403	693,818
Cash – End of period	$14,129	$5,403

Supplemental disclosure of non-cash financing activities:
Compensation expense for common stock purchased by Directors from Sponsor	$—	$401,000
Common stock issued to Consultant	$—	$74,850
Accretion of common stock subject to redemption value	$1,400,840	$1,150,000

The accompanying notes are an integral part of the financial statements.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Description of Organization and Business Operations

Breeze Holdings Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on June 11, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from June 11, 2020 (inception) through December 31, 2020, and the years ended December 31, 2021 and 2022, relate to the Company’s formation, the Initial Public Offering (“Initial Public Offering”), which is described below, and, after the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and from changes in the fair value of its warrant liability.

The registration statement for the Company’s Initial Public Offering was declared effective on November 23, 2020. On November 25, 2020, the Company consummated the Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), generating gross proceeds of $115,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,425,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Breeze Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) and I-Bankers Securities, Inc., generating gross proceeds of $5,425,000, which is described in Note 4.

Following the closing of the Initial Public Offering on November 25, 2020, an amount of $116,725,000 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account to the Company’s stockholders, as described below.

Transaction costs incurred in connection with the Initial Public Offering amounted to $4,099,907, consisting of $2,300,000 of underwriting fees, $1,322,350 of representative share offering costs, and $477,557 of other offering costs. As of December 31, 2022, cash of $14,129 was held outside of the Trust Account and was available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Description of Organization and Business Operations (cont.)

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”) and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased by it during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, regardless of whether they vote for or against a Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 10% or more of the Public Shares, without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by November 25, 2021 (which can be extended up to 6 months) and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

On November 22, 2021, the Company announced that its sponsor, Breeze Sponsor, LLC, timely deposited an aggregate of $1,150,000 (the “Extension Payment”), representing $0.10 per public share, into the Trust Account to extend the date by which the Company has to consummate a business combination from November 25, 2021 to February 25, 2022. The Sponsor loaned the Extension Payment to the Company in exchange for a promissory note in the amount of the Extension Payment. The loan under the promissory note is non-interest bearing and will be repaid upon the consummation of a business combination. The Company’s stockholders are not entitled to vote on or redeem their shares in connection with such extension.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Description of Organization and Business Operations (cont.)

On February 22, 2022, the Company announced that its sponsor, Breeze Sponsor, LLC, timely deposited an aggregate of $1,150,000 (the “Second Extension Payment”), representing $0.10 per public share, into the Trust Account to extend the date by which the Company has to consummate a business combination from February 25, 2022 to May 25, 2022. The Sponsor loaned the Second Extension Payment to the Company in exchange for a promissory note in the amount of the Second Extension Payment. The loan under the promissory note is non-interest bearing and will be repaid upon the consummation of a business combination. The Company’s stockholders are not entitled to vote on or redeem their shares in connection with such extension.

On May 5, 2022, the Company held a stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to September 26, 2022 was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($10.35 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. In connection with the extension proposal, 6,732,987 shares of the Company’s common stock were redeemed for $69,700,628, (the “Redemption”). On May 10, 2022, $109,000 was withdrawn from the Trust Account for payment of franchise and income taxes.

On September 13, 2022, the Company held its annual stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to March 26, 2023 was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($10.35 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. In connection with the extension proposal, 3,076,817 shares of the Company’s common stock were redeemed for $31,845,056 and on September 8, 2022, $122,247 was withdrawn from the Trust Account for payment of franchise and income taxes.

At the annual meeting of the Company held on September 13, 2022, the Company’s stockholders approved (i) a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “A&R COI”) to authorize the Company to extend the date of September 26, 2022, up to six (6) times for an additional one (1) month each time (ultimately until as late as March 26, 2023) by which the Company must (a) consummate a merger, capital stock exchange, asset, stock purchase, reorganization or other similar business combination, which we refer to as our initial business combination, or (b) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and redeem all of the shares of common stock of the Company included as part of the units sold in the Company’s initial public offering that was consummated on November 25, 2020, and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company. The amended Trust Agreement authorizes the Company’s Board of Directors to extend the time to complete the Business Combination up to six (6) times for an additional one (1) month each time (for a maximum of six one-month extensions), upon the deposit into the Trust Account of $0.035 for each outstanding public share by the Sponsor or its designees on or prior to September 26, 2022 or such other date as may be extended. Breeze executed its first one-month extension of September 26, 2022 depositing $59,157 in the Trust Account. On October 21, November 23, and December 20, 2022 Breeze executed the second, third and fourth one-month extensions through January 26, 2023. On January 25, 2023 and February 23, 2023, Breeze executed the fifth and sixth one-month extensions depositing $59,157 in the Trust Account for each monthly extension through March 26, 2023. The Company held a meeting of its stockholders on March 22, 2023 where the Company’s stockholders approved (i) a proposal to amend the Company’s A&R COI to authorize the Company to extend the date of March 26, 2023, up to six (6) times for an additional one (1) month each time (ultimately until as late as September 26, 2023), and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Description of Organization and Business Operations (cont.)

The Company will have until September 26, 2023 (unless the Company’s shareholders approve a proposal to amend the A&R COI to permit an extension of up to six additional one month periods) to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.35 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and will not apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.35 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and will not apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On October 31, 2022, Breeze Holdings Acquisition Corp., a Delaware corporation (“Breeze”), entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), by and among Breeze, BH Velocity Merger Sub Inc., a Texas corporation and a direct, wholly-owned subsidiary of Breeze (“Merger Sub”), and TV Ammo, Inc., a Texas corporation (“TV Ammo”).

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Description of Organization and Business Operations (cont.)

The Merger Agreement and the transactions contemplated thereby were approved by the boards of directors of each of Breeze, Merger Sub, and TV Ammo.

The Merger Agreement provides that, among other things, at the closing (the “Closing”) of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into TV Ammo (the “Merger”), with TV Ammo surviving as a wholly-owned subsidiary of Breeze. In connection with the Merger, Breeze will change its name to “True Velocity, Inc.” The Merger and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.”

The Business Combination is expected to close in the second or third quarter of 2023, subject to customary closing conditions, including the satisfaction of the minimum available cash condition, the receipt of certain governmental approvals and the required approval by the stockholders of Breeze and TV Ammo.

The aggregate consideration to be received by the TV Ammo Equity Holders is based on a pre-transaction equity value of $1,185,234,565 and results in a combined company equity value of $1,249,556,817. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Company Merger Effective Time, (a) each share of issued and outstanding TV Ammo common stock, par value $0.01 (“TV Ammo Common Stock”), shall be cancelled and converted into a number of shares of True Velocity common stock, par value $0.0001 (“True Velocity Common Stock”), equal to the Exchange Ratio, (b) each option to purchase shares of TV Ammo Common Stock (each, a “TV Ammo Option”) shall be assumed and converted into an option to purchase a number of shares of True Velocity Common Stock (each, a “True Velocity Option”) equal to the number of shares of TV Ammo Common Stock subject to such TV Ammo Option, multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price per share in effect immediately before the Company Merger Effective Time, divided by the Exchange Ratio, (c) each restricted stock unit in respect of shares of TV Ammo Common Stock (each, a “TV Ammo RSU”) shall be assumed and converted into a restricted stock unit in respect of a number of shares of True Velocity Common Stock (each, a “True Velocity RSU”) equal to the number of shares of TV Ammo Common Stock subject to such TV Ammo RSU, multiplied by the Exchange Ratio, and (d) each warrant to purchase a number of shares of TV Ammo Common Stock (each, a “TV Ammo Warrant”) shall be converted into a warrant to purchase shares of True Velocity Common Stock (each, a “True Velocity Warrant”) equal to the number of shares of TV Ammo Common Stock subject to such TV Ammo Warrant, multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price per share in effect immediately before the Company Merger Effective Time, divided by the Exchange Ratio. The Exchange Ratio will be equal to (i) the sum of (A) $1,185,234,565, plus (B) any amounts raised by TV Ammo after the date of the Merger Agreement and prior to the Closing in Permitted Financings in excess of $50,000,000, plus (C) the aggregate dollar amount payable to TV Ammo upon the conversion of all outstanding TV Ammo Convertible Notes and the exercise of all vested in-the-money warrants and vested in-the-money options, divided by (ii) the number of fully-diluted shares of TV Ammo Common Stock outstanding as of the Closing, further divided by (iii) an assumed value of True Velocity Common Stock of $10.00 per share. A pro rata portion of the shares of True Velocity Common Stock received in exchange for the shares of TV Ammo Common Stock are subject to forfeiture if certain future stock-price based milestones are not achieved as described below (the “Earnout Shares”). The number of Earnout Shares will be equal to the product of (a) 15% and (b) the amount by which 118,523,456 exceeds the number of shares of True Velocity Common Stock issuable upon the exercise or conversion of securities issued by TV Ammo in Permitted Financings after the date of the Merger Agreement and prior to the Closing.

The Earnout Shares will be issued at the Closing and subject to forfeiture. One-half of the Earnout Shares shall become fully vested and no longer subject to forfeiture if, during the three-year period beginning at the Closing (the “Milestone Event Period”), the combined company’s common stock achieves a daily volume weighted average market price of at least $12.50 per share for any 20 trading days within a 30 consecutive trading day period (“Milestone Event I”). The other half of the Earnout Shares will become fully vested and no longer subject to forfeiture if, during the Milestone Event Period, the combined company’s common stock achieves a daily volume weighted average market price of at least $15 per share for a similar number of days (“Milestone Event II”). The 30 consecutive trading day periods used to satisfy Milestone Event I and Milestone Event II may not overlap; if both Milestone Event I and Milestone Event II

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Description of Organization and Business Operations (cont.)

would be satisfied using the same 30 consecutive trading day period, Milestone Event II will be deemed satisfied and the threshold closing sale price to achieve Milestone Event I shall be increased to $13.50. Any Earnout Shares that remain unvested at the end of the Milestone Event Period will be forfeited. All of the Earnout Shares will become fully vested and no longer subject to forfeiture upon the occurrence of a Subsequent Transaction.

The parties have agreed to take actions such that, effective immediately after the Closing of the Business Combination, Breeze’s board of directors shall consist of seven directors, consisting of two Breeze designees (at least one of whom shall be an “independent director”), four TV Ammo designees (at least three of whom shall be “independent directors”) and the chief executive officer of the combined company. Additionally, certain current TV Ammo management personnel will become officers of Breeze. To qualify as an “independent director” under the Merger Agreement, a designee shall both (i) qualify as “independent” under the rules of the Nasdaq Stock Market and (ii) not have had any business relationship with either Breeze or TV Ammo or any of their respective subsidiaries, including as an officer or director thereof, other than for a period of less than six months prior to the date of the Merger Agreement.

The Merger Agreement contains representations, warranties and covenants of each of the parties thereto that are customary for transactions of this type, including, among others, covenants providing for (i) certain limitations on the operation of the parties’ respective businesses prior to consummation of the Business Combination, (ii) the parties’ efforts to satisfy conditions to consummation of the Business Combination, including by obtaining necessary approvals from governmental agencies (including U.S. federal antitrust authorities and under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”)), (iii) prohibitions on the parties soliciting alternative transactions, (iv) Breeze preparing and filing a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) and taking certain other actions to obtain the requisite approval of Breeze’s stockholders to vote in favor of certain matters, including the adoption of the Merger Agreement and approval of the Business Combination, at a annual meeting to be called for the approval of such matters, and (v) the protection of, and access to, confidential information of the parties.

In addition, Breeze has agreed to adopt an equity incentive plan, as described in the Merger Agreement.

The obligations of Breeze and TV Ammo to consummate the Business Combination are subject to certain closing conditions, including, but not limited to, (i) the expiration or termination of the applicable waiting period under the HSR Act, (ii) the approval of Breeze’s stockholders, (iii) the approval of TV Ammo’s stockholders, and (iv) Breeze’s Form S-4 registration statement becoming effective.

In addition, the obligations of the Breeze Parties to consummate the Business Combination are also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (i) the representations and warranties of TV Ammo being true and correct to the standards applicable to such representations and warranties and each of the covenants of TV Ammo having been performed or complied with in all material respects, (ii) delivery of certain ancillary agreements required to be executed and delivered in connection with the Business Combination; and (iii) no Material Adverse Effect (as defined in the Merger Agreement) having occurred.

The obligation of TV Ammo to consummate the Business Combination is also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (i) the representations and warranties of the Breeze Parties being true and correct to the standards applicable to such representations and warranties and each of the covenants of the Breeze Parties having been performed or complied with in all material respects, (ii) the shares of Breeze Common Stock issuable in connection with the Business Combination being listed on the Nasdaq Stock Market, and (iii) Breeze having cash on hand (inclusive of proceeds from certain permitted financings) of at least $30,000,000 (after deducting any amounts paid to Breeze stockholders that exercise their redemption rights in connection with the Business Combination and net of certain transaction expenses incurred or subject to reimbursement by the Sponsor).

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Description of Organization and Business Operations (cont.)

If Breeze’s cash on hand is less than $30,000,000, (a) after the Breeze stockholder meeting to approve the Business Combination, Breeze may sell additional shares of Breeze Common Stock to investors for not less than $10.00 per share, and (b) after the deadline for Breeze stockholders to elect to redeem their Breeze Common Stock in connection with the Business Combination, Breeze may, with the consent of TV Ammo, enter into agreements incentivizing redeeming stockholders to unwind their election to redeem. The Sponsor has agreed to forfeit up to 20% of its shares of Breeze Common Stock to allow Breeze to offer shares in connection with any such incentive agreements.

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the Closing of the Business Combination, including, but not limited to, (i) by mutual written consent of Breeze and TV Ammo, (ii) by Breeze, on the one hand, or TV Ammo, on the other hand, if there is any breach of the representations, warranties, covenant or agreement of the other party as set forth in the Merger Agreement, in each case, such that certain conditions to closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods, (iii) by either Breeze or TV Ammo if the Business Combination is not consummated by April 28, 2023, provided the failure to close by such date is not due to a breach by the terminating party, (iv) by either Breeze or TV Ammo if a meeting of Breeze’s stockholders is held to vote on proposals relating to the Business Combination and the stockholders do not approve the proposals, and (v) by Breeze if the TV Ammo stockholders do not approve the Merger Agreement.

Under certain circumstances as described further in the Merger Agreement, if the Merger Agreement is validly terminated by Breeze, TV Ammo will pay Breeze a fee equal to the actual documented expenses incurred by Breeze in connection with the Business Combination of up to $1,000,000.

A copy of the Merger Agreement is included as Exhibit 2.1 in our Current Report filed with the SEC on Form 8-K on November 1, 2022 and is incorporated herein by reference, and the foregoing description of the Merger Agreement is qualified in its entirety by reference thereto. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Breeze does not believe that these schedules contain information that is material to an investment decision.

The Merger Agreement contemplates that TV Ammo may enter into agreements to raise capital prior to the Closing of the Business Combination for aggregate gross proceeds of up to $100,000,000 (the “Permitted Financing”).

Concurrently with the execution of the Merger Agreement, Breeze, TV Ammo and the Breeze Initial Stockholders executed the Sponsor Support Agreement, pursuant to which, among other things, the Breeze Initial Stockholders: (a) agreed to vote all of their shares of Breeze Common Stock in favor of the Breeze Proposals, including the adoption of the Merger Agreement and the approval of the Transactions and the Extension Proposal; (b) agreed to vote against any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (i) a breach of any of Breeze’s or Merger Subs’ representations, warranties, covenants, agreements or obligations under the Merger Agreement or (ii) any of the mutual or TV Ammo conditions to the Closing in the Merger Agreement not being satisfied; (c) (i) waived, subject to and conditioned upon the Closing and to the fullest extent permitted by applicable law and the Breeze organizational documents, and (ii) agreed not to assert or perfect, any rights to adjustment or other anti-dilution protections to which such Breeze Initial Stockholder may be entitled in connection with the Merger or the

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Description of Organization and Business Operations (cont.)

other Transactions or the Extension Proposal; (d) agreed to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable laws to consummate the Merger and the other Transactions on the terms and subject to the conditions set forth in the Merger Agreement prior to any valid termination of the Merger Agreement; (e) agreed not to transfer or pledge any of their shares of Breeze Common Stock, or enter into any arrangement with respect thereto, after the execution of the Merger Agreement and prior to the Closing Date, subject to certain customary conditions and exceptions; and (f) waived their rights to redeem any of their shares of Breeze Common Stock in connection with the approval of the Breeze Proposals and the Extension Proposal. Additionally, the Sponsor has agreed to: (a) forfeit for no consideration up to 20% of the aggregate shares of Breeze Common Stock held by it if Breeze reasonably determines that the issuance of additional shares of Breeze Common Stock to investors or Redeeming Stockholders (at a price per share not to be less than $10.00) would be reasonably required (i) to cause the Breeze Cash on Hand to be at least equal to the Minimum Cash Amount or (ii) to secure any Additional Financing; (b) forfeit for no consideration up to 20% of the aggregate shares of Breeze Common Stock held by it if, on the six month anniversary of the Closing, the sum of (i) the Breeze Cash on Hand plus (ii) the funds requested or received under the At-the-Market Facility (or other similar equity or hybrid equity-based instrument or facility) at or prior to such date is less than $50,000,000; and (c) assume and pay all Legacy Breeze Transaction Expenses in full and indemnify Breeze, TV Ammo and their respective subsidiaries from any and all liabilities related thereto, and to not sell or transfer any of its shares of Breeze Common Stock or distribute any of its assets unless and until such time as it has assumed and paid in full all Legacy Breeze Transaction Expenses.

The foregoing description of the Sponsor Support Agreement is subject to and qualified in its entirety by reference to the full text of the Sponsor Support Agreement, a copy of which is included as Exhibit 10.1 in our Current Report filed with the SEC on Form 8-K on November 1, 2022, and the terms of which are incorporated herein by reference.

On November 9, 2022, in accordance with the Merger Agreement, Breeze, TV Ammo and certain TV Ammo Equity Holders representing approximately 66.8% of the issued and outstanding shares of TV Ammo executed the Stockholder Support Agreement, pursuant to which, among other things, such TV Ammo Equity Holders: (a) agreed to vote in favor of the adoption of the Merger Agreement and approve the Merger and the other Transactions to which TV Ammo is a party; (b) agreed to approve, in accordance with the terms and subject to the conditions of the TV Ammo organizational documents, the TV Ammo Preferred Conversion to take effect immediately prior to the Closing; (c) agreed to waive any appraisal or similar rights they may have pursuant to the TBOC with respect to the Merger and the other Transactions; (d) agreed to vote against any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (i) a breach of any of TV Ammo’s representations, warranties, covenants, agreements or obligations under the Merger Agreement or (ii) any of the mutual or Breeze Parties conditions to the Closing in the Merger Agreement not being satisfied; and (e) agreed not to sell, assign, transfer or pledge any of their shares of TV Ammo Common Stock or TV Ammo Preferred Stock (or enter into any arrangement with respect thereto) after the execution of the Merger Agreement and prior to the Closing Date, subject to certain customary conditions and exceptions.

The foregoing description of the Stockholder Support Agreement is subject to and qualified in its entirety by reference to the full text of the form of Stockholder Support Agreement, a copy of which is included as Exhibit 10.2 in our Current Report filed with the SEC on Form 8-K on November 1, 2022, and the terms of which are incorporated herein by reference.

On November 9, 2022, Breeze, TV Ammo, the Breeze Initial Stockholders and certain TV Ammo Equity Holders entered into a lock-up agreement, as amended on [__], 2024 (the “Lock-Up Agreement”), pursuant to which the Breeze Initial Stockholders and such TV Ammo Equity Holders have agreed, among other things, to refrain from selling or transferring their shares of True Velocity Common Stock for a period of eight months following the Closing, subject to early release (a) of 10% of their shares of True Velocity Common Stock if the daily volume weighted average closing sale price of True Velocity Common Stock quoted on the Nasdaq for any 20 trading days within any 30 consecutive trading day period exceeds $12.50 per share, (b) of an additional 10% of their shares of True Velocity Common Stock if the daily volume weighted average closing sale price of True Velocity Common Stock quoted on

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Description of Organization and Business Operations (cont.)

the Nasdaq for any 20 trading days within any 30 consecutive trading day period exceeds $15.00 per share; (c) of all of their shares of True Velocity Common Stock upon the occurrence of a Subsequent Transaction; and (d) upon the determination of the True Velocity board of directors (including a majority of the independent directors) following the six-month anniversary of the Closing Date.

On November 9, 2022, Breeze, the Breeze Initial Stockholders and certain TV Ammo Equity Holders entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), which amended the terms of the Registration Rights Agreement entered into by Breeze and the Breeze Initial Stockholders on November 23, 2020, pursuant to which, among other things, Breeze will be obligated to file a registration statement to register the resale of certain securities of Breeze held by the Breeze Initial Stockholders and such TV Ammo Equity Holders. The Registration Rights Agreement also provides the Breeze Initial Stockholders and such TV Ammo Equity Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

The foregoing description of the Lock-Up Agreement and the Registration Rights Agreement is subject to and qualified in its entirety by reference to the full text of the form of Lock-Up Agreement, and the form Registration Rights Agreement, copies of which are attached included as Exhibits 10.3 and 10.4, respectively, in our Current Report filed with the SEC on Form 8-K on November 1, 2022, and the terms of which are incorporated herein by reference.

Liquidity

As of December 31, 2022, the Company had $14,129 in cash held outside of the Trust Account and a working capital deficit of $5,345,736 (excluding franchise tax payable).

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the proceeds of $25,000 from the sale of the Founder Shares, and a loan of $300,000 under an unsecured and non-interest-bearing promissory note (see Note 5). Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity needs have been satisfied from the net proceeds from the private placement held outside of the Trust Account.

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to address this uncertainty through the Business Combination as discussed above. In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. There is no assurance that the Company’s plans to consummate the Business Combination or obtain Working Capital Loans will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

With rising tensions around the world based on the current conflict between Ukraine and Russia, we may be unable to complete a business combination if concerns related to this and other potential conflicts impact global capital markets, the ability to transfer money, currency exchange rates, cyber attacks and infrastructure including power generation and

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Description of Organization and Business Operations (cont.)

transmission, communications, and travel. The outcome of these conflicts or their impact cannot be predicted and may have an adverse impact in a material way on our ability to consummate a business combination, or to operate a target business with which we ultimately consummate a business combination.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”) was signed into law, which, among other things, imposes a 1% excise tax on the fair market value of stock repurchased by a domestic corporation beginning in 2023, with certain exceptions. Because the Company is a Delaware corporation and its securities trade on the Nasdaq Stock Market, the Company is a “covered corporation” within the meaning of the Inflation Reduction Act, and while not free from doubt, it is possible that the excise tax will apply to any redemptions of its common stock after December 31, 2022, including redemptions in connection with an initial Business Combination and any amendment to its certificate of incorporation to extend the time to consummate an initial Business Combination, unless an exemption is available. Consequently, the value of an investment in the Company’s securities may decrease as a result of the excise tax. In addition, the excise tax may make a transaction with the Company less appealing to potential Business Combination targets, and thus, potentially hinder the Company’s ability to enter into and consummate an initial Business Combination. Further, the application of the excise tax in the event of a liquidation is uncertain absent further guidance.

We may maintain cash balances at third-party financial institutions in excess of the Federal Deposit Insurance Corporation (the “FDIC”) insurance limit. The FDIC took control and was appointed receiver of Silicon Valley Bank and New York Signature Bank on March 10, 2023 and March 12, 2023, respectively. The Company does not have any direct exposure to Silicon Valley Bank or New York Signature Bank. However, if other banks and financial institutions enter receivership or become insolvent in the future in response to financial conditions affecting the banking system and financial markets, our ability to access our existing cash, cash equivalents and investments may be threatened and could have a material adverse effect on our business and financial condition.

Note 2 — Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 and 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and December 31, 2021.

Cash and marketable securities held in Trust Account

At December 31, 2022 and 2021, substantially all of the assets held in the Trust Account were U.S. Treasury securities. The Company accounts for its securities held in the Trust Account in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 320, “Debt and Equity Securities.” These securities are classified as trading securities with unrealized gains/losses, if any, recognized in the statement of operations.

Common stock subject to possible redemption

All of the 11,500,000 shares of common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s Amended and Restated Certificate of Incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to possible redemption to be classified outside of permanent equity. Therefore, all of the 11,500,000 shares of common stock sold as part of the Units in the Initial Public offering have been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are recorded as charges to additional paid-in capital and, if necessary, accumulated deficit.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

As of December 31, 2022, the common stock reflected in the balance sheet are reconciled in the following table:

Common stock subject to possible redemption – December 31, 2020	$116,725,000
Plus:
Accretion of Common stock to redemption value	1,150,000
Common stock subject to possible redemption – December 31, 2021	117,875,000
Plus:
Accretion of Common stock to redemption value	1,150,000
Common stock subject to possible redemption – March 31, 2022	119,025,000
Plus:
Accretion of Common stock to redemption value	14,213
Less:
Common stock redeemed May 5, 2022	(69,700,628)
Common stock subject to possible redemption – June 30, 2022	49,338,585
Plus:
Accretion of Common stock to redemption value	59,157
Less:
Common stock redeemed September 13, 2022	(31,845,056)
Common stock subject to possible redemption – September 30, 2022	17,552,686
Plus:
Accretion of Common stock to redemption value	177,470
Common stock subject to possible redemption – December 31, 2022	$17,730,156

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $4,099,907 as a result of the Initial Public Offering (consisting of a $2,300,000 underwriting fee, $1,322,350 of representative founder share offering costs, and $477,557 of other offering costs). The Company recorded $3,704,282 of offering costs as a reduction of equity in connection with the shares of common stock and public rights included in the Units. The Company immediately expensed $395,625 of offering costs in connection with the Public Warrants and Private Placement that were classified as liabilities.

Warrant liabilities

The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”, see Note 7) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the warrant agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are recorded as derivative liabilities on the balance sheet and measured at fair value at inception (on the date of the Initial Public Offering) and at each reporting date thereafter in accordance with ASC 820, “Fair Value Measurement” (“ASC 820”), with changes in fair value recognized in the statement of operations in the period of change.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

Income taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes”. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net income (loss) per share

Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. As the Public Shares are considered to be redeemable at fair value, and a redemption at fair value does not amount to a distribution different than other shareholders, redeemable and non-redeemable shares of common stock are presented as one class of shares in calculating net income (loss) per share of common stock. As a result, the calculated net income (loss) per share is the same for redeemable and non-redeemable shares of common stock. At December 31, 2022 and 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.

The following table reflects the calculation of basic and diluted net income per common share (in dollars, except per share amounts):

	For the Twelve Months Ended December 31, 2022	For the Twelve Months Ended December 31, 2021
Numerator:
Net income	$3,788,224	$8,703,976
Denominator:
Weighted average shares Common Stock	9,294,000	14,631,082
Basic and diluted net income per share Common Stock	$0.41	$0.59

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporate coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 and 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

Fair value of financial instruments

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the balance sheet for cash, prepaid expenses and accrued offering costs approximate fair value due to their short-term nature.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1 —

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

See Note 10 for additional information on assets and liabilities measured at fair value.

Recent accounting pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. For smaller reporting companies as defined by the SEC, ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 and 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations. An adjustment has been made to the Balance Sheet as of December 31, 2022 and December 31, 2021. This change in classification does not affect previously reported amounts on the Balance Sheets presented or other statements herein.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 10,000,000 units at a price of $10.00 per unit (the “Units”) on November 23, 2020, for an aggregate purchase price of $100,000,000. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, one Right (the “Rights”) to receive one-twentieth (1/20) of one share of common stock upon the consummation of an initial business combination and one redeemable warrant (the “Warrants”). In connection with the underwriters’ exercise of the over-allotment option on November 25, 2020, the Company sold an additional 1,500,000 Units, at a purchase price of $10.00 per Unit. Each Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 18 months from the closing of the Initial Public Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to the 18-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period.

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor and I-Bankers purchased an aggregate of 5,425,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $5,425,000. Each Private Placement Warrant is exercisable to purchase one share of common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, certain of the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 5 — Related Party

Founder Shares

In June 2020, the Sponsor purchased 100 shares of common stock (the “Founder Shares”) for an aggregate purchase price of $25,000. On July 15, 2020, the Sponsor effected a 28,750-for-1 forward stock split and, as a result, our initial shareholders held 2,875,000 Founder Shares as of the date of our initial public offering.

The 2,875,000 Founder Shares included an aggregate of up to 375,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to fully exercise their over-allotment option, 375,000 Founder Shares are no longer subject to forfeiture. The Founder Shares will automatically convert into shares of common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 6.

The Sponsor and each holder of Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 and 2021

Note 5 — Related Party (cont.)

20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The Company had agreed with each of its four independent directors (the “Directors”) subsequent to incorporation of the Company to provide them the right to each purchase 25,000 Founder Shares with a par value of $0.0001 of the Company from Breeze Sponsor, LLC (the “Sponsor”). The Directors each exercised their right in full on July 6, 2021 and purchased 100,000 shares (25,000 per each Director) of the Founder Shares from Sponsor for a total of $10 in the aggregate. Sponsor has agreed to transfer 15,000 shares of its common stock to each of the Directors upon the closing of a Business Combination by the Company, with such shares currently beneficially owned by Sponsor.

The sale or allocation of the Founders Shares to the Company’s Directors, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 100,000 shares purchased by the Company’s Directors was $401,000 or $4.01 per share. The compensation expense related to these share purchases was recorded in full on the grant date of July 6, 2021 for a total of $401,000. This expense is included within operating and formation costs on the statement of operations for the year ended December 31, 2021.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on November 23, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $5,000 per month for office space, utilities and secretarial and administrative support services. For the year ending December 31, 2022 and 2021 the Company incurred $60,000, and $60,000, respectively, in fees for these services, of which such amounts are included in accounts payable and accrued expenses in the accompanying balance sheets.

Related Party Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loan.

On February 1, 2022 (as amended), the Company signed a Promissory Note with Sponsor, with a Maturity Date of March 26, 2023, for a total of up to $1,500,000. On October 1, 2022, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of September 26, 2023 for a total of up to $4,000,000. As of December 31, 2022, the amount outstanding under this Promissory Note was $2,800,209 for direct working capital, and $236,628 for monthly SPAC extension funds for the month of September 2022 through December 2022 for a total of $3,036,837 from Sponsor. The Promissory Note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) September 26, 2023.

The Company had 12 months from the closing of the Initial Public Offering to consummate its initial Business Combination. However, by resolution of its board, requested by the Sponsor, the Company extended the period of time to consummate a Business Combination two times, each by an additional three months (for a total of up to 18 months

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 and 2021

Note 5 — Related Party (cont.)

to complete a Business Combination). The Sponsor deposited additional funds into the Trust Account in order to extend the time available for the Company to consummate its initial Business Combination. The Sponsor deposited into the Trust Account for each three-month extension, $1,150,000 ($0.10 per share) on or prior to the date of the applicable deadline. For each one-month extension on September 26, October 26, November 26, and December 26, 2022, $59,157 ($0.035 per share) per extension, up to an aggregate of $236,627, or approximately $0.14 per share. The payments were made in the form of a loan. The loans are non-interest bearing and payable upon the consummation of the Company’s initial Business Combination. If the Company completes an initial Business Combination, it will repay such loaned amounts out of the proceeds of the Trust Account released to it. If the Company does not complete a Business Combination, it will not repay such loans. Furthermore, the letter agreement with the Company’s initial stockholders contains a provision pursuant to which the Sponsor has agreed to waive its right to be repaid for such loans out of the funds held in the Trust Account in the event that the Company does not complete a Business Combination.

Representative and Consultant Shares

Pursuant to the underwriting agreement (the “Underwriting Agreement”) between the Company and I-Bankers Securities (the “Representative”), on November 23, 2020, the Company issued to the Representative and its designee 250,000 shares of common stock and separately agreed to issue the Company’s Consultant 15,000 shares of common stock for nominal consideration in a private placement intended to be exempt from registration under Section 4(a)(2) of the Act. In August 2021, the Company issued to the Consultant such Consultant Shares. The Company accounts for the Representative Shares and Consultant Shares as a deferred offering cost of the Initial Public Offering. Accordingly, the offering cost will be allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the Warrants will be expensed immediately in the statement of operations, while offering costs allocated to the redeemable Public Shares will be deferred and subsequently charged to temporary stockholders’ equity upon the completion of the Initial Public Offering.

The Company estimated the fair value of the Representative Shares and Consultant Shares to be $1,322,350 based upon the price of the common stock issued ($4.99 per share) to the Representative and Consultant. The holders of the Representative Shares and Consultant Shares have agreed not to transfer, assign or sell any such shares until the later of (i) 30 days after the completion of a Business Combination and 180 days pursuant to FINRA Conduct Rule 5110(e)(1) following the effective date of the Registration Statement to anyone other than (i) the Representative or an underwriter or selected dealer in connection with the Offering, or (ii) a bona fide officer or partner of the Representative or of any such underwriter or selected dealer. Additionally, pursuant to FINRA Conduct Rule 5110(e), the Representative Shares and Consultant Shares will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the Registration Statement.

In addition, the holders of Representative Shares and Consultant Shares have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the time specified in the certificate of incorporation.

Note 6 — Commitments

Registration and Stockholder Rights

Pursuant to a registration rights and stockholder agreement entered into on November 23, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration and stockholder rights requiring the Company to register such securities for resale (in the case of the

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 and 2021

Note 6 — Commitments (cont.)

Founder Shares, only after conversion to the Company’s common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. In the case of the private placement warrants and representative shares issued to I-Bankers Securities, the demand registration rights provided will not be exercisable for longer than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(C) and the piggyback registration right provided will not be exercisable for longer than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(D). The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On November 25, 2020, the underwriters fully exercised their over-allotment option to purchase an additional 1,500,000 Units at $10.00 per Unit.

Business Combination Marketing Agreement

The Company has engaged I-Bankers Securities, Inc. as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay I-Bankers Securities, Inc. a cash fee for such services upon the consummation of a Business Combination in an amount equal to 2.75% of the gross proceeds of Initial Public Offering, or $3,162,500.

Note 7 — Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional shares are issued upon exercise of the Public Warrants. The Public Warrants are exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of our initial business combination, we will use our reasonable best efforts to file, and within 60 business days after the closing of our initial business combination, to have declared effective, a registration statement relating to the shares of common

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 and 2021

Note 7 — Warrants (cont.)

stock issuable upon exercise of the warrants and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holders.

We may not redeem the warrants when a holder may not exercise such warrants.

In addition, if (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founder shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our common stock during the 20 trading day period starting on the trading day after the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrant holder.

The private placement warrants (including the common stock issuable upon exercise of the private placement warrants) will (with limited exceptions) not be transferable, assignable or salable until 30 days after the completion of our initial business combination and they will not be redeemable by us so long as they are held by the original holders or their

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 and 2021

Note 7 — Warrants (cont.)

permitted transferees. Otherwise, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the public units. If the private placement warrants are held by holders other than the original holders or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units being sold in our IPO.

The Sponsor and I-Bankers Securities purchased from the Company an aggregate of 5,425,000 Warrants at a price of $1.00 per Warrant (a purchase price of $5,425,000), in a private placement that occurred simultaneously with the completion of the Initial Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of common stock at $11.50. The purchase price of the Private Placement Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the original holders or their permitted transferees. If the Private Placement Warrants are held by someone other than the original holders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants included in the Units being sold in the Initial Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are substantially identical to those of the Warrants being sold as part of the Units in the Initial Public Offering.

If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distributions to the public stockholders and the Warrants issued to the Sponsor and I-Bankers Securities will expire worthless.

As of December 31, 2022 and 2021, there were 11,500,000 Public Warrants and 5,425,000 Private Placement Warrants outstanding. The Company classifies the outstanding Public Warrants and Private Placement Warrants as warrant liabilities on the balance sheet in accordance with the guidance contained in ASC 815-40.

The warrant liabilities were initially measured at fair value upon the closing of the Initial Public Offering and subsequently re-measured at each reporting period using a Monte Carlo model. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. The Company recognized gains in connection with changes in the fair value of warrant liabilities of $5,923,750 and $10,378,500 within change in fair value of warrant liabilities in the statement of operations for the years ended December 31, 2022 and 2021, respectively.

Note 8 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. Holders of common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 3,140,000 and 3,140,000 shares of common stock issued and outstanding, respectively, excluding 1,690,196 and 11,500,000 shares of common stock subject to possible redemption.

Rights

Except in cases where the Company is not the surviving company in a Business Combination, each holder of a Right will automatically receive one-twentieth (1/20) of a share of common stock upon consummation of the Business Combination, even if the holder of a Right converted all shares held by him, her or it in connection with the Business Combination or an amendment to the Company’s certificate of incorporation with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of the Business Combination, each holder of a Right will be required to affirmatively convert his, her or its Rights in order to

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 and 2021

Note 8 — Stockholders’ Deficit (cont.)

receive the one-twentieth (1/20) of a share of common stock underlying each Right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of Rights in order to receive his, her or its additional share of common stock upon consummation of the Business Combination. The shares issuable upon exchange of the Rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of Rights to receive the same per share consideration the holders of shares of common stock will receive in the transaction on an as-converted into common stock basis.

The Company will not issue fractional shares in connection with an exchange of Rights. As a result, the holders of the Rights must hold Rights in multiples of 20 in order to receive shares for all of the holders’ Rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds with respect to their Rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Rights, and the Rights will expire worthless. Additionally, in no event will the Company be required to net cash settle the Rights. Accordingly, the Rights may expire worthless.

Note 9 — Income Taxes

The Company’s net deferred tax assets are as follows:

	December 31, 2022	December 31, 2021
Deferred tax assets:
Net operating loss carryforwards	$23,712	$36,963
Capitalized start-up costs	598,616	302,805
Unrealized gain on investments	—	(2,107)
Total deferred tax assets	622,328	337,661
Valuation allowance	(622,328)	(337,661)
Deferred tax assets, net of valuation allowance	$—	$—

The income tax provisions for the year ended December 31, 2022 and 2021 consists of the following:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Federal
Current	$2,089	$—
Deferred	(284,667)	(267,403)
State
Current	—	—
Deferred	—	—
Change in valuation allowance	284,667	267,403
Income tax provision	$2,089	$—

As of December 31, 2022, and December 31, 2021, the Company had available a U.S. federal operating loss carry forward of approximately $112,915 and $176,014, respectively, that may be carried forward indefinitely.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 and 2021

Note 9 — Income Taxes (cont.)

future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. As of December 31, 2022 and 2021, the valuation allowance was $622,328 and $337,661, respectively.

A reconciliation of the U.S. federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 is as follows:

	December 31, 2022	December 31, 2021
Statutory U.S. Federal income tax rate	21.00%	21.00%
Change in fair market value of warrant liabilities	(32.82)%	(25.00)%
Previous tax year adjustment	1.91%	—
Non-deductible transaction costs	2.46%	1.00%
Change in valuation allowance	7.51%	3.00%
Income tax provision	0.06%	0.00%

The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to changes in fair value of warrants, incentive stock option compensation and the recording of full valuation allowances on deferred tax assets. The Company files income tax returns in the U.S. federal and Texas jurisdictions, both of which remain open and subject to examination.

Note 10 — Fair Value Measurements

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis at December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level 1	Level 2	Level 3
Assets
Investment held in Trust Account:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	$17,730,969	$—	$—
Liabilities
Warrant liability – Public Warrants	$805,000	$—	$—
Warrant liability – Private Placement Warrants	$—	$—	$379,750

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis at December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level 1	Level 2	Level 3
Assets
Investment held in Trust Account:
Marketable securities held in Trust Account – U.S. Treasury securities Money Market Fund	$117,931,556	$—	$—
Liabilities
Warrant liability – Public Warrants	$4,830,000	$—	$—
Warrant liability – Private Placement Warrants	$—	$—	$2,278,500

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 and 2021

Note 10 — Fair Value Measurements (cont.)

The Company utilized a Monte Carlo simulation model for the initial valuation the Public Warrants. The subsequent measurement of the Public Warrants as of December 31, 2022 and 2021 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker BREZW. The quoted price of the Public Warrants was $0.07 and $0.42 per warrant as of December 31, 2022 and 2021, respectively.

The Company utilizes a Modified Black-Scholes model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the Private Placement warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The aforementioned warrant liabilities are not subject to qualified hedge accounting.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period.

The following table provides the significant inputs to the Modified Black Scholes model for the fair value of the Private Placement Warrants:

	As of December 31, 2022	As of December 31, 2021
Stock price	$10.43	$10.21
Strike price	$11.50	$11.50
Probability of completing a Business Combination	25.2%	100%
Dividend yield	—	—
Term (in years)	5.32	5.40
Volatility	0.5%	6.7%
Risk-free rate	3.99%	1.3%
Fair value of warrants	$0.07	$0.42

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2021	$2,278,500	$4,830,000	$7,108,500
Change in valuation inputs or other assumptions	(1,898,750)	(4,025,000)	(5,923,750)
Fair value as of December 31, 2022	$379,750	$805,000	$1,184,750

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not, except as described in these financial statements and below, identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

The amended Trust Agreement authorizes the Company’s Board of Directors to extend the time to complete the Business Combination up to six (6) times for an additional one (1) month each time (for a maximum of six one-month extensions), upon the deposit into the Trust Account of $0.035 for each outstanding public share by the Sponsor or its designees on or prior to September 26, 2022 or such other date as may be extended. Breeze executed its first one

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 and 2021

Note 11 — Subsequent Events (cont.)

month extension on September 22, 2022 depositing $59,157 in the Trust Account. Breeze executed the second, third, and fourth one month extensions through January 26, 2023. On January 25, 2023 and February 23, 2023, Breeze executed the fifth and sixth one month extensions depositing $59,157 in the Trust Account for each monthly extension through March 26, 2023. The Company has scheduled a meeting of its stockholders for March 22, 2023 to consider (i) a proposal to amend the Company’s A&R COI to authorize the Company to extend the date of March 26, 2023, up to six (6) times for an additional one (1) month each time (ultimately until as late as September 26, 2023).

On March 22, 2023, the Company held a stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to September 26, 2023 was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($10.56 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. In connection with the extension proposal, 509,712 shares of the Company’s common stock were redeemed for $5,395,929, with 4,320,484 shares of common stock remaining outstanding after Redemption; 1,180,484 of the 4,320,484 shares of common stock remaining outstanding after redemption (the “Public Shares”) are owned by the public stockholders. The public stockholders will continue to have the opportunity to redeem all or a portion of their Public Shares upon the completion of an initial business combination at a per-share price, payable in cash, equal to the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial business combination, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares, subject to the limitations described herein.

Following the redemptions, approximately $12.5 million remained on deposit in our Trust Account.

At the meeting of the Company held on March 22, 2023, the Company’s stockholders approved (i) a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “A&R COI”) to authorize the Company to extend the date of March 26, 2023, up to six (6) times for an additional one (1) month each time (ultimately until as late as September 26, 2023) by which the Company must (a) consummate a merger, capital stock exchange, asset, stock purchase, reorganization or other similar business combination, which we refer to as our initial business combination, or (b) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and redeem all of the shares of common stock of the Company included as part of the units sold in the Company’s initial public offering that was consummated on November 25, 2020, and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company. The amended Trust Agreement authorizes the Company’s Board of Directors to extend the time to complete the Business Combination up to six (6) times for an additional one (1) month each time (for a maximum of six one-month extensions), upon the deposit into the Trust Account of $0.035 for each outstanding public share by the Sponsor or its designees on or prior to September 26, 2023 or such other date as may be extended.

BREEZE HOLDINGS ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(unaudited)
ASSETS
Current assets
Cash	$181,681	$14,129
Due from Sponsor	18,672	18,073
Prepaid expenses	149,052	160,503
Prepaid franchise taxes	—	10,000
Total Current Assets	349,405	202,705
Cash and marketable securities held in Trust Account	12,688,162	17,730,969
Total Assets	$13,037,567	$17,933,674

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$210,422	$67,500
Franchise tax payable	79,648	—
Excise tax payable	56,270	—
Income tax payable	3,939	2,089
Due to Sponsor	7,197,574	5,480,941
Total Current Liabilities	7,547,853	5,550,530
Warrant liabilities	3,215,750	1,184,750
Total Liabilities	10,763,603	6,735,280

Commitments
Common stock subject to possible redemption, 1,159,276 and 1,690,196 shares at redemption value as of September 30, 2023 and December 31, 2022, respectively	12,525,978	17,730,156

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 3,140,000 shares issued and outstanding as of September 30, 2023 and December 31, 2022 (excluding common stock subject to possible redemption, 1,159,276 and 1,690,196 shares at redemption value as of September 30, 2023 and December 31, 2022, respectively)	315	315
Additional paid-in capital	—	—
Accumulated deficit	(10,252,329)	(6,532,077)
Total Stockholders’ Deficit	(10,252,014)	(6,531,762)
TOTAL LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$13,037,567	$17,933,674

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BREEZE HOLDINGS ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating costs	$369,952	$523,629	$1,563,416	$1,610,619
Loss from operations	369,952	523,629	1,563,416	1,610,619
Other income:
Interest income	166,547	813	387,058	813
Unrealized gain on marketable securities held in Trust Account	—	69,760	—	188,904
Change in fair value of warrant liabilities	(846,250)	1,916,000	(2,031,000)	6,262,250
Total other income	(679,703)	1,986,573	(1,643,942)	6,451,967
Income (loss) before income taxes	(1,049,655)	1,462,944	(3,207,358)	4,841,348
Income tax expense	26,939	3,715	33,797	3,715
Net (loss) income	$(1,076,594)	$1,459,229	$(3,241,155)	$4,837,633
Basic and diluted weighted average shares outstanding	4,318,640	7,338,471	4,471,096	10,798,286
Basic and diluted net (loss) income per share of Common Stock	$(0.25)	$0.20	$(0.72)	$0.45

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BREEZE HOLDINGS ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 and 2022
(UNAUDITED)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – January 1, 2023	3,140,000	$315	$—	$(6,532,077)	$(6,531,762)
Accretion of Common Stock to redemption value	—	—	—	(173,001)	(173,001)
Excise taxes payable	—	—	—	(53,959)	(53,959)
Net loss	—	—	—	(654,261)	(654,261)
Balance – March 31, 2023	3,140,000	$315	$—	$(7,413,298)	$(7,412,983)
Accretion of Common Stock to redemption value	—	—	—	(123,951)	(123,951)
Net loss	—	—	—	(1,510,300)	(1,510,300)
Balance – June 30, 2023	3,140,000	$315	$—	$(9,047,549)	$(9,047,234)
Accretion of Common Stock to redemption value	—	—	—	(125,875)	(125,875)
Excise taxes payable	—	—	—	(2,311)	(2,311)
Net loss	—	—	—	(1,076,594)	(1,076,594)
Balance – September 30, 2023	3,140,000	$315	$—	$(10,252,329)	$(10,252,014)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – January 1, 2022	3,140,000	$315	$—	$(8,919,461)	$(8,919,146)
Accretion of Common Stock to redemption value	—	—	—	(1,150,000)	(1,150,000)
Net income	—	—	—	2,567,790	2,567,790
Balance – March 31, 2022	3,140,000	$315	$—	$(7,501,671)	$(7,501,356)
Accretion of Common Stock to redemption value	—	—	—	(14,213)	(14,213)
Net income	—	—	—	810,614	810,614
Balance – June 30, 2022	3,140,000	$315	$—	$(6,705,270)	$(6,704,955)
Accretion of Common Stock to redemption value	—	—	—	(59,157)	(59,157)
Net income	—	—	—	1,459,229	1,459,229
Balance – September 30, 2022	3,140,000	$315	$—	$(5,305,198)	$(5,304,883)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BREEZE HOLDINGS ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Cash Flows from Operating Activities:
Net (loss) income	$(3,241,155)	$4,837,633
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest and unrealized gain on marketable securities held in Trust Account	(387,058)	(189,717)
Change in fair value of warrant liabilities	2,031,000	(6,262,250)
Changes in operating assets and liabilities:
Prepaid expenses and other liabilities	20,852	(120,098)
Accounts payable and accrued expenses	158,682	292,167
Income taxes payable	1,850	3,715
Franchise taxes payable	79,648	(208,706)
Current portion of long-term liabilities	—	(11,293)
Net cash used in operating activities	(1,336,181)	(1,658,549)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(406,790)	(1,209,157)
Cash withdrawn from Trust Account to redeeming shareholders	5,627,006	101,545,684
Cash withdrawn from Trust Account to pay franchise and income taxes	209,650	231,247
Net cash provided by investing activities	5,429,866	100,567,774

Cash Flows from Financing Activities:
Proceeds from short-term working capital loan – related party	1,335,400	1,421,975
Proceeds from promissory note – related party	365,473	1,209,157
Redemptions of common stock	(5,627,006)	(101,545,684)
Net cash used in financing activities	(3,926,133)	(98,914,552)
Net Change in Cash	167,552	(5,327)
Cash – Beginning of period	14,129	5,403
Cash – End of period	$181,681	$76

Supplemental disclosure of non-cash financing activities:
Excise taxes payable	$56,270	$—
Accretion of Common Stock to redemption value	$422,827	$1,223,370

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 1 — Description of Organization and Business Operations

Breeze Holdings Acquisition Corp. (the “Company”, or “Breeze”) is a blank check company incorporated in Delaware on June 11, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2023, the Company had not commenced any operations. All activity through September 30, 2023 relates to the Company’s formation, the Initial Public Offering (“Initial Public Offering”), which is described below, and, after the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and from changes in the fair value of its warrant liabilities.

The registration statement for the Company’s Initial Public Offering was declared effective on November 23, 2020. On November 25, 2020, the Company consummated the Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), generating gross proceeds of $115,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,425,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Breeze Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) and I-Bankers Securities, Inc, generating gross proceeds of $5,425,000, which is described in Note 4.

Following the closing of the Initial Public Offering on November 25, 2020, an amount of $115,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and $1,725,000 from the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account to the Company’s stockholders, as described below.

Transaction costs incurred in connection with the Initial Public Offering amounted to $4,099,907, consisting of $2,300,000 of underwriting fees, $1,322,350 of representative share offering costs, and $477,557 of other offering costs. As of September 30, 2023, cash of $181,681 was held outside of the Trust Account and was available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”) and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased by it during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, regardless of whether they vote for or against a Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 10% or more of the Public Shares, without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by November 25, 2021 (which can be extended up to June 26, 2024) and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

On November 22, 2021, the Company announced that its sponsor, Breeze Sponsor, LLC, timely deposited an aggregate of $1,150,000 (the “Extension Payment”), representing $0.10 per public share, into the Trust Account to extend the date by which the Company has to consummate a business combination from November 25, 2021 to February 25, 2022. The Sponsor loaned the Extension Payment to the Company in exchange for a promissory note in the amount of the Extension Payment. The loan under the promissory note is non-interest bearing and will be repaid upon the consummation of a business combination. The Company’s stockholders are not entitled to vote on or redeem their shares in connection with such extension.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

On February 22, 2022, the Company announced that its sponsor, Breeze Sponsor, LLC, timely deposited an aggregate of $1,150,000 (the “Second Extension Payment”), representing $0.10 per public share, into the Trust Account to extend the date by which the Company has to consummate a business combination from February 25, 2022 to May 25, 2022. The Sponsor loaned the Second Extension Payment to the Company in exchange for a promissory note in the amount of the Second Extension Payment. The loan under the promissory note is non-interest bearing and will be repaid upon the consummation of a business combination. The Company’s stockholders are not entitled to vote on or redeem their shares in connection with such extension.

On May 5, 2022, the Company held a stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to September 26, 2022 was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($10.35 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. In connection with the extension proposal, 6,732,987 shares of the Company’s common stock were redeemed for $69,700,628, (the “Redemption”). On May 10, 2022, $109,000 was withdrawn from the Trust Account for payment of franchise and income taxes.

On September 13, 2022, the Company held its annual stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to March 26, 2023 was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($10.35 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. In connection with the extension proposal, 3,076,817 shares of the Company’s common stock were redeemed for $31,845,056, and on September 8, 2022, $122,247 was withdrawn from the Trust Account for payment of franchise and income taxes.

At the annual meeting of the Company held on September 13, 2022, the Company’s stockholders approved (i) a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “A&R COI”) to authorize the Company to extend the date of September 26, 2022, up to six (6) times for an additional one (1) month each time (ultimately until as late as March 26, 2023) by which the Company must (a) consummate a merger, capital stock exchange, asset, stock purchase, reorganization or other similar business combination, which we refer to as our initial business combination, or (b) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and redeem all of the shares of common stock of the Company included as part of the units sold in the Company’s initial public offering that was consummated on November 25, 2020, and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company. The amended Trust Agreement authorizes the Company’s Board of Directors to extend the time to complete the Business Combination up to six (6) times for an additional one (1) month each time (for a maximum of six one-month extensions), upon the deposit into the Trust Account of $0.035 for each outstanding public share by the Sponsor or its designees on or prior to September 26, 2022 or such other date as may be extended. Breeze executed its first one-month extension of September 26, 2022 depositing $59,157 in the Trust Account.

On October 21, 2022, November 23, 2022, and December 20, 2022 Breeze executed the second, third and fourth one-month extensions through January 26, 2023. On January 25, 2023 and February 23, 2023, Breeze executed the fifth and sixth one-month extensions depositing $59,157 in the Trust Account for each monthly extension through March 26, 2023.

The Company held a meeting of its stockholders on March 22, 2023 where the Company’s stockholders approved (i) a proposal to amend the Company’s A&R COI to authorize the Company to extend the date of March 26, 2023, up to six (6) times for an additional one (1) month each time (ultimately until as late as September 26, 2023), and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company. On March 29, 2023, Breeze executed the seventh one-month extension through April 26, 2023. On April 25, 2023,

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

May 25, 2023, and June 26, 2023 Breeze executed the eighth, ninth and tenth one-month extensions through July 26, 2023. On August 3, 2023 and August 28, 2023, Breeze executed the eleventh and twelfth one-month extensions through September 26, 2023.

The Company held a meeting of its stockholders on September 22, 2023 where the Company’s stockholders approved (i) a proposal to amend the Company’s A&R COI to authorize the Company to extend the date of September 26, 2023, up to nine (9) times for an additional one (1) month each time (ultimately until as late as June 26, 2024), and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company. On September 27, 2023 Breeze executed the thirteenth one-month extension through October 26, 2023. On October 24, 2023 Breeze executed the fourteenth one-month extension through November 26, 2023.

The Company will have until June 26, 2024 (unless the Company’s shareholders approve a proposal to amend the A&R COI to permit an extension of up to nine additional one-month periods) to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) approximately $10.94 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and will not apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Termination of Proposed Business Combination with D-Orbit S.p.A.

As previously disclosed in our Current Report on Form 8-K filed with the SEC on January 27, 2022, on January 26, 2022, Breeze entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Combination Agreement”), by and among Breeze, D-Orbit S.p.A, an Italian Società per azioni (“D-Orbit”), D-Orbit S.A., a newly-formed joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg (“Holdco”), Lift-Off Merger Sub, Inc., a Delaware corporation

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

(“Merger Sub”), and Seraphim Space (Manager) LLP, a UK limited liability partnership. Upon consummation of the transactions contemplated by the Combination Agreement (the “Business Combination”), Holdco would become the NASDAQ-listed parent company of both Breeze and D-Orbit, with the former Breeze stockholders (including the Sponsor) owning pro forma approximately 11% and former D-Orbit shareholders owning approximately 84% of the Holdco Shares outstanding immediately after closing, assuming no redemptions.

Concurrently with the execution of the Combination Agreement, certain parties to the Combination Agreement entered into Ancillary Agreements (as defined in the Combination Agreement) in connection with the Business Combination and as specifically contemplated by the Combination Agreement.

Prior to execution of the Combination Agreement, on January 26, 2022, Breeze, Holdco and D-Orbit entered into a securities purchase agreement (the “Securities Purchase Agreement”) with an entity managed by ATW Partners, LLC (the “Debenture Investor”), pursuant to which the Debenture Investor agreed to purchase, and Holdco agreed to issue and sell to the Debenture Investor, on the Closing Date an aggregate principal amount of $30,000,000 of Holdco’s Original Issue Discount Convertible Debentures (the “Debentures”) due four years from their date of issuance (the “Debenture Financing”).

On July 28, 2022, the parties to the Securities Purchase Agreement entered into a Termination of Securities Purchase Agreement (the “Securities Termination Agreement”) which terminated the Securities Purchase Agreement, effective as of July 28, 2022. In connection with the termination, the Debenture Investor refunded to D-Orbit a portion of a commitment fee previously paid by D-Orbit to the Debenture Investor.

On August 12, 2022, the parties to the Combination Agreement entered into a Termination Agreement (the “Termination Agreement”) which terminated the Combination Agreement and the Ancillary Agreements, effective as of August 12, 2022. Pursuant to the Termination Agreement, the Company will not be obligated to remit nor will it be entitled to receive a termination payment.

Proposed Business Combination with TV Ammo

On October 31, 2022, Breeze Holdings Acquisition Corp., a Delaware corporation (“Breeze”), entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), by and among Breeze, BH Velocity Merger Sub Inc., a Texas corporation and a direct, wholly-owned subsidiary of Breeze (“Merger Sub”), and TV Ammo, Inc., a Texas corporation (“TV Ammo”).

The Merger Agreement and the transactions contemplated thereby were approved by the boards of directors of each of Breeze, Merger Sub, and TV Ammo.

The Merger Agreement provides that, among other things, at the closing (the “Closing”) of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into TV Ammo (the “Merger”), with TV Ammo surviving as a wholly-owned subsidiary of Breeze. In connection with the Merger, Breeze will change its name to “True Velocity, Inc.”, which is hereinafter referred to (on a post-closing basis) as “True Velocity.” The Merger and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.”

The Business Combination is expected to close in the first quarter of 2024, subject to customary closing conditions, including the satisfaction of the minimum available cash condition, the receipt of certain governmental approvals and the required approval by the stockholders of Breeze and TV Ammo.

The aggregate consideration to be received by the TV Ammo equity holders is based on a pre-transaction equity value of $1,185,234,565, and results in a combined company equity value of $1,249,556,817. In accordance with the terms and subject to the conditions of the Merger Agreement, at the effective time of the Company Merger (the “Company Merger Effective Time”), (a) each share of issued and outstanding TV Ammo common stock, par value $0.01 (“TV Ammo Common Stock”), shall be cancelled and converted into a number of shares of True Velocity

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

common stock, par value $0.0001 (“True Velocity Common Stock”), equal to the Exchange Ratio described below, (b) each option to purchase shares of TV Ammo Common Stock (each, a “TV Ammo Option”) shall be assumed and converted into an option to purchase a number of shares of True Velocity Common Stock equal to the number of shares of TV Ammo Common Stock subject to such TV Ammo Option, multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price per share in effect immediately before the Company Merger Effective Time, divided by the Exchange Ratio, (c) each restricted stock unit in respect of shares of TV Ammo Common Stock (each, a “TV Ammo RSU”) shall be assumed and converted into a restricted stock unit in respect of a number of shares of True Velocity Common Stock equal to the number of shares of TV Ammo Common Stock subject to such TV Ammo RSU, multiplied by the Exchange Ratio, and (d) each warrant to purchase a number of shares of TV Ammo Common Stock (each, a “TV Ammo Warrant”) shall be converted into a warrant to purchase shares of True Velocity Common Stock equal to the number of shares of TV Ammo Common Stock subject to such TV Ammo Warrant, multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price per share in effect immediately before the Company Merger Effective Time, divided by the Exchange Ratio. The Exchange Ratio will be equal to (i) the sum of (A) $1,185,234,565, plus (B) any amounts raised by TV Ammo after the date of the Merger Agreement and prior to the Closing in permitted financing transactions in excess of $50,000,000, plus (C) the aggregate dollar amount payable to TV Ammo upon the conversion of all outstanding TV Ammo convertible notes and the exercise of all vested in-the-money TV Ammo Warrants and vested in-the-money TV Ammo Options, divided by (ii) the number of fully-diluted shares of TV Ammo Common Stock outstanding as of the Closing, further divided by (iii) an assumed value of True Velocity Common Stock of $10.00 per share.

A pro rata portion of the shares of True Velocity Common Stock received in exchange for the shares of TV Ammo Common Stock are subject to forfeiture if certain future stock-price based milestones are not achieved as described below (the “Earnout Shares”). The number of Earnout Shares will be equal to the product of (a) 15% and (b) the amount by which 118,523,456 exceeds the number of shares of True Velocity Common Stock issuable upon the exercise or conversion of securities issued by TV Ammo in permitted financing transactions after the date of the Merger Agreement and prior to the Closing. The Earnout Shares will be issued at the Closing and subject to forfeiture. One-half of the Earnout Shares shall become fully vested and no longer subject to forfeiture if, during the three-year period beginning at the Closing (the “Milestone Event Period”), the True Velocity Common Stock achieves a daily volume weighted average closing sale price of at least $12.50 per share for any 20 trading days within a 30 consecutive trading day period (“Milestone Event I”). The other half of the Earnout Shares will become fully vested and no longer subject to forfeiture if, during the Milestone Event Period, the True Velocity Common Stock achieves a daily volume weighted average closing sale price of at least $15.00 per share for a similar number of days (“Milestone Event II”). The 30 consecutive trading day periods used to satisfy Milestone Event I and Milestone Event II may not overlap; if both Milestone Event I and Milestone Event II would be satisfied using the same 30 consecutive trading day period, Milestone Event II will be deemed satisfied and the threshold closing sale price to achieve Milestone Event I shall be increased to $13.50. Any Earnout Shares that remain unvested at the end of the Milestone Event Period will be forfeited. All of the Earnout Shares will become fully vested and no longer subject to forfeiture upon the occurrence of a transaction or series of transactions occurring after the Closing (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than True Velocity, TV Ammo or any of their respective subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of True Velocity or the right to elect a majority of the True Velocity board of directors or similar governing body of True Velocity, (b) constituting a sale, merger, business combination, consolidation, liquidation, exchange offer or other similar transaction, however effected, following which the voting securities of True Velocity immediately prior to such transaction do not continue to represent or are not converted into at least (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) constituting a sale, lease, license or other disposition of fifty percent (50%) or more of the assets of True Velocity and its subsidiaries taken as a whole (any of the foregoing, a “Subsequent Transaction”).

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

The parties have agreed to take actions such that, effective immediately after the Closing of the Business Combination, True Velocity’s board of directors shall consist of seven directors, consisting of two Breeze designees (at least one of whom shall be an “independent director”), four TV Ammo designees (at least three of whom shall be “independent directors”) and the co-chief executive officer, Kevin Boscamp, of True Velocity. True Velocity’s executive management team will be led by the current management of TV Ammo. To qualify as an “independent director” under the Merger Agreement, a designee shall both (a) qualify as “independent” under the rules of the Nasdaq Stock Market and (b) not have had any business relationship with either Breeze or TV Ammo or any of their respective subsidiaries, including as an officer or director thereof, other than for a period of less than six months prior to the date of the Merger Agreement.

The Merger Agreement contains representations, warranties and covenants of each of the parties thereto that are customary for transactions of this type, including, among others, covenants providing for (a) certain limitations on the operation of the parties’ respective businesses prior to consummation of the Business Combination, (b) the parties’ efforts to satisfy conditions to consummation of the Business Combination, including by obtaining necessary approvals from governmental agencies (including U.S. federal antitrust authorities and under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”)), (c) prohibitions on the parties soliciting alternative transactions, (d) Breeze preparing and filing a registration statement on Form S-4 with the SEC and taking certain other actions to obtain the requisite approval of Breeze’s stockholders to vote in favor of certain matters, including the adoption of the Merger Agreement and approval of the Business Combination, at a special meeting to be called for the approval of such matters, and (e) the protection of, and access to, confidential information of the parties.

Pursuant to the terms and subject to the conditions of the Merger Agreement, Breeze has prepared and filed with the SEC a proxy statement (the “Extension Proxy Statement”), for the purpose of amending the Breeze organizational documents and the Trust Agreement, in each case, to extend the time period for Breeze to consummate a Business Combination from March 26, 2023 up to September 26, 2023 (the “Extension Proposal”). Breeze filed and distributed the Extension Proxy Statement to solicit proxies thereunder and held a meeting of the stockholders of Breeze to consider, vote on and approve the Extension Proposal on March 22, 2023. Breeze stockholders approved the Extension Proposal.

Pursuant to the terms and subject to the conditions of the Merger Agreement, Breeze has prepared and filed with the SEC a proxy statement (the “Extension Proxy Statement”), for the purpose of amending the Breeze organizational documents and the Trust Agreement, in each case, to extend the time period for Breeze to consummate a Business Combination from September 26, 2023 up to June 26, 2024 (the “Extension Proposal”). Breeze filed and distributed the Extension Proxy Statement to solicit proxies thereunder and held a meeting of the stockholders of Breeze to consider, vote on and approve the Extension Proposal on September 22, 2023. Breeze stockholders approved the Extension Proposal.

The parties to the Merger Agreement agreed to use their reasonable best efforts to enter into an at-the-market facility (“At-the-Market Facility”) prior to the Closing on terms and conditions reasonably satisfactory to Breeze and TV Ammo.

In addition, Breeze’s board of directors has agreed to adopt upon consummation of the Business Combination, subject to stockholder approval, an equity incentive plan, as described in the Merger Agreement, for the purpose of providing a means through which to enhance the ability to attract, retain and motivate persons who make (or are expected to make) important contributions to True Velocity by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities.

The obligations of Breeze and TV Ammo to consummate the Business Combination are subject to the fulfillment (or waiver) of certain closing conditions, including, but not limited to, (a) the expiration or termination of the applicable waiting period under the HSR Act, (b) the approval of Breeze’s stockholders, (c) the approval of TV Ammo’s stockholders, and (d) Breeze’s Form S-4 registration statement becoming effective.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

In addition, the obligations of the Breeze Parties to consummate the Business Combination are also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (a) the representations and warranties of TV Ammo being true and correct to the standards applicable to such representations and warranties and each of the covenants of TV Ammo having been performed or complied with in all material respects, (b) delivery of certain ancillary agreements required to be executed and delivered in connection with the Business Combination; and (c) no Material Adverse Effect (as defined in the Merger Agreement) having occurred.

The obligation of TV Ammo to consummate the Business Combination is also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (a) the representations and warranties of the Breeze Parties being true and correct to the standards applicable to such representations and warranties and each of the covenants of the Breeze Parties having been performed or complied with in all material respects, (b) the shares of True Velocity Common Stock issuable in connection with the Business Combination being listed on the Nasdaq Stock Market, and (c) Breeze having cash on hand (inclusive of proceeds from certain permitted financing transactions) of at least $30,000,000 (after deducting any amounts paid to Breeze stockholders that exercise their redemption rights in connection with the Business Combination and net of certain transaction expenses incurred by Breeze or TV Ammo). If Breeze’s cash on hand is less than $30,000,000, (i) after the Breeze stockholder meeting to approve the Business Combination, Breeze may sell additional shares of Breeze Common Stock to investors for not less than $10.00 per share (“Additional Financing”), and (ii) after the deadline for Breeze stockholders to elect to redeem their Breeze Common Stock in connection with the Business Combination, Breeze may, with the consent of TV Ammo, enter into agreements incentivizing redeeming stockholders to unwind their election to redeem. The Sponsor has agreed to forfeit up to 20% of its shares of Breeze Common Stock to allow Breeze to offer shares in connection with any such incentive agreements.

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the Closing of the Business Combination, including, but not limited to, (a) by mutual written consent of Breeze and TV Ammo, (b) by Breeze, on the one hand, or TV Ammo, on the other hand, if there is any breach of the representations, warranties, covenants or agreements of the other party as set forth in the Merger Agreement, in each case, such that certain conditions to Closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenants or agreements, as applicable, are not cured or cannot be cured within certain specified time periods, (c) by either Breeze or TV Ammo if the Business Combination is not consummated by April 28, 2023, provided the failure to close by such date is not due to a breach by the terminating party, (d) by either Breeze or TV Ammo if a meeting of Breeze’s stockholders is held to vote on proposals relating to the Business Combination and the stockholders do not approve the proposals, and (e) by Breeze if the TV Ammo stockholders do not approve the Merger Agreement and the transactions contemplated thereby within five days after Breeze’s registration statement on Form S-4 becomes effective.

Under certain circumstances as described further in the Merger Agreement, if the Merger Agreement is validly terminated by Breeze, TV Ammo will pay Breeze a fee equal to the actual documented expenses incurred by Breeze in connection with the Business Combination of up to $1,000,000.

A copy of the Merger Agreement is included as Exhibit 2.1 in our Current Report filed with the SEC on Form 8-K on November 1, 2022 and is incorporated herein by reference, and the foregoing description of the Merger Agreement is qualified in its entirety by reference thereto. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the agreement among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Breeze does not believe that these schedules contain information that is material to an investment decision.

The Merger Agreement contemplates that TV Ammo may enter into agreements to raise capital in one or more private placement transactions prior to the Closing of the Business Combination for aggregate gross proceeds of up to $100,000,000 (the “Permitted Financing”).

Concurrently with the execution of the Merger Agreement, Breeze, TV Ammo, the Sponsor, I-Bankers and the independent directors of Breeze (current and former) (collectively, the “Breeze Initial Stockholders”) entered into a sponsor support agreement (the “Sponsor Support Agreement”) pursuant to which, among other things, the Breeze Initial Stockholders: (a) agreed to vote all of their shares of Breeze Common Stock in favor of the proposals to be submitted to the Breeze stockholders in connection with the Business Combination, including the adoption of the Merger Agreement and the approval of the Business Combination and the Extension Proposal; (b) agreed to vote against any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (i) a breach of any of Breeze’s or Merger Subs’ representations, warranties, covenants, agreements or obligations under the Merger Agreement or (ii) any of the mutual or TV Ammo conditions to the Closing in the Merger Agreement not being satisfied; (c) (i) waived, subject to and conditioned upon the Closing and to the fullest extent permitted by applicable law and the Breeze organizational documents, and (ii) agreed not to assert or perfect, any rights to adjustment or other anti-dilution protections to which such Breeze Initial Stockholder may be entitled in connection with the Merger or the other Transactions or the Extension Proposal; (d) agreed to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable laws to consummate the Merger and the other Transactions on the terms and subject to the conditions set forth in the Merger Agreement prior to any valid termination of the Merger Agreement; (e) agreed not to transfer or pledge any of their shares of Breeze Common Stock, or enter into any arrangement with respect thereto, after the execution of the Merger Agreement and prior to the Closing Date, subject to certain customary conditions and exceptions; and (f) waived their rights to redeem any of their shares of Breeze Common Stock in connection with the approval of the Breeze Proposals and the Extension Proposal. Additionally, the Sponsor has agreed to: (a) forfeit for no consideration up to 20% of the aggregate shares of Breeze Common Stock held by it if Breeze reasonably determines that the issuance of additional shares of Breeze Common Stock to investors or redeeming Breeze stockholders (at a price per share not to be less than $10.00) would be reasonably required (i) to cause the Breeze Cash on Hand to be at least equal to the Minimum Cash Amount or (ii) to secure any Additional Financing; (b) forfeit for no consideration up to 20% of the aggregate shares of Breeze Common Stock held by it if, on the six month anniversary of the Closing, the sum of (i) the Breeze’s cash on hand at the Closing plus (ii) the funds requested or received under the At-the-Market Facility (or other similar equity or hybrid equity-based instrument or facility) at or prior to such date is less than $50,000,000; and (c) assume and pay all Breeze transaction expenses incurred in connection with the D-Orbit transaction in full and indemnify Breeze, TV Ammo and their respective subsidiaries from any and all liabilities related thereto, and to not sell or transfer any of its shares of Breeze Common Stock or distribute any of its assets unless and until such time as it has assumed and paid in full all such Breeze transaction expenses.

The foregoing description of the Sponsor Support Agreement is subject to and qualified in its entirety by reference to the full text of the Sponsor Support Agreement, a copy of which is included as Exhibit 10.1 in our Current Report filed with the SEC on Form 8-K on November 1, 2022, and the terms of which are incorporated herein by reference.

On November 9, 2022, in accordance with the Merger Agreement, Breeze, TV Ammo and certain TV Ammo equity holders representing approximately 66.34% of the issued and outstanding shares of TV Ammo Common Stock executed a stockholder support agreement, pursuant to which, among other things, such TV Ammo equity holders: (a) agreed to vote in favor of the adoption of the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement or the ancillary agreements referenced therein to which TV Ammo is a party; (b) agreed to approve, in accordance with the terms and subject to the conditions of the TV Ammo organizational

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

documents, the conversion of all outstanding shares of TV Ammo preferred stock into shares of TV Ammo Common Stock to take effect immediately prior to the Closing; (c) agreed to waive any appraisal or similar rights they may have pursuant to the Texas Business Organizations Code with respect to the Merger and the other transactions contemplated by the Merger Agreement or the ancillary agreements referenced therein; (d) agreed to vote against any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (i) a breach of any of TV Ammo’s representations, warranties, covenants, agreements or obligations under the Merger Agreement or (ii) any of the mutual or Breeze Parties conditions to the Closing in the Merger Agreement not being satisfied; and (e) agreed not to sell, assign, transfer or pledge any of their shares of TV Ammo Common Stock or TV Ammo preferred stock (or enter into any arrangement with respect thereto) after the execution of the Merger Agreement and prior to the Closing date, subject to certain customary conditions and exceptions.

On November 9, 2022, Breeze, TV Ammo, the Breeze Initial Stockholders and certain TV Ammo equity holders entered into a lock-up agreement (the “Lock-Up Agreement”), pursuant to which the Breeze Initial Stockholders and such TV Ammo equity holders have agreed, among other things, to refrain from selling or transferring their shares of True Velocity Common Stock for a period of eight months following the Closing, subject to early release (a) of 10% of their shares of True Velocity Common Stock if the daily volume weighted average closing sale price of True Velocity Common Stock quoted on the Nasdaq Stock Market for any 20 trading days within any 30 consecutive trading day period exceeds $12.50 per share, (b) of an additional 10% of their shares of True Velocity Common Stock if the daily volume weighted average closing sale price of True Velocity Common Stock quoted on the Nasdaq Stock Market for any 20 trading days within any 30 consecutive trading day period exceeds $15.00 per share; (c) of all of their shares of True Velocity Common Stock upon the occurrence of a Subsequent Transaction; and (d) upon the determination of the True Velocity board of directors (including a majority of the independent directors) following the six month anniversary of the Closing date.

On November 9, 2022, Breeze, the Breeze Initial Stockholders and certain TV Ammo equity holders entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), which amended the terms of the Registration Rights Agreement entered into by Breeze and the Breeze Initial Stockholders on November 23, 2020, pursuant to which, among other things, Breeze will be obligated to file a registration statement to register the resale of certain securities of Breeze held by the Breeze Initial Stockholders and such TV Ammo equity holders. The Registration Rights Agreement also provides the Breeze Initial Stockholders and such TV Ammo equity holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

The foregoing description of the Stockholder Support Agreement, the Lock-Up Agreement and the Registration Rights Agreement are subject to and qualified in its entirety by reference to the full text of the Stockholder Support Agreement, Lock-Up Agreement and Registration Rights Agreement, respectively, copies of which were attached to the Company’s Annual Report on Form 10-K as filed with the SEC on March 30, 2023, as Exhibits 10.14, 10.15 and 10.16, respectively, and the terms of which are incorporated herein by reference.

Except as specifically discussed, this Quarterly Report on Form 10-Q does not assume the closing of the Business Combination with TV Ammo.

Liquidity

As of September 30, 2023, the Company had $181,681 in cash held outside of the Trust Account and negative working capital of $7,058,591, excluding income taxes, franchise taxes and excise taxes payable.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the proceeds of $25,000 from the sale of the Founder Shares, and a loan of $300,000 under an unsecured and non-interest bearing promissory note (see Note 5). Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity needs have been satisfied from the net proceeds from the private placement held outside of the Trust Account and loans from the Sponsor.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. These conditions and the Company’s potential liquidation as of June 26, 2024 raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to address this uncertainty through the Business Combination as discussed above. In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. The Company has three outstanding promissory notes with the Sponsor. None of the promissory notes are convertible. The balance outstanding of the three loans as of September 30, 2023 was $7,037,710, consisting of a promissory note of $1,150,000 dated November 22, 2021 (as amended), a second promissory note of $1,150,000 dated February 22, 2022 (as amended), and a third promissory note of $4,737,710 dated February 1, 2022 (as amended). The balance outstanding of the three loans as of December 31, 2022 was $5,336,837, consisting of a promissory note of $1,150,000 dated November 22, 2021 (as amended), a second promissory note of $1,150,000 dated February 22, 2022 (as amended), and a third promissory note of $3,036,837 dated February 1, 2022 (as amended). There is no assurance that the Company’s plans to consummate the Business Combination or obtain Working Capital Loans will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

With rising tensions around the world based on the current conflict between Israel and Hamas, we may be unable to complete a business combination if concerns related to this and other potential conflicts impact global capital markets, the ability to transfer money, currency exchange rates, cyber attacks and infrastructure including power generation and transmission, communications, and travel. Escalating conflicts could also have an impact on global demands for health care, international trade including vendor supply chains, and energy. In addition, there have been recent threats to infrastructure and equipment including cyber attacks, physical facility destruction and equipment destruction. The outcome of these conflicts or their impact cannot be predicted and may have an adverse impact in a material way on our ability to consummate a business combination, or to operate a target business with which we ultimately consummate a business combination.

With rising tensions around the world based on the current conflict between Ukraine and Russia, we may be unable to complete a business combination if concerns related to this and other potential conflicts impact global capital markets, the ability to transfer money, currency exchange rates, cyber attacks and infrastructure including power generation and transmission, communications, and travel. Escalating conflicts could also have an impact on global demands for health care, international trade including vendor supply chains, and energy. In addition, there have been recent threats to infrastructure and equipment including cyber attacks, physical facility destruction and equipment destruction. The outcome of these conflicts or their impact cannot be predicted and may have an adverse impact in a material way on our ability to consummate a business combination, or to operate a target business with which we ultimately consummate a business combination.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

On August 16, 2022, the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”) was signed into law, which, among other things, imposes a 1% excise tax on the fair market value of stock repurchased by a domestic corporation beginning in 2023, with certain exceptions. Because the Company is a Delaware corporation and its securities trade on the Nasdaq Stock Market, the Company is a “covered corporation” within the meaning of the Inflation Reduction Act, and while not free from doubt, it is possible that the excise tax will apply to any redemptions of its common stock after December 31, 2022, including redemptions in connection with an initial Business Combination and any amendment to its certificate of incorporation to extend the time to consummate an initial Business Combination, unless an exemption is available. Consequently, the value of an investment in the Company’s securities may decrease as a result of the excise tax. In addition, the excise tax may make a transaction with the Company less appealing to potential Business Combination targets, and thus, potentially hinder the Company’s ability to enter into and consummate an initial Business Combination. Further, the application of the excise tax in the event of a liquidation is uncertain absent further guidance.

On March 29, 2023, the Company redeemed 509,712 of its common stock subject to redemption for $5.4 million. On September 26, 2023, the Company redeemed 21,208 of its common stock subject to redemption for approximately $231,000. Management evaluated the classification of the stock redemption under Accounting Standards Codification (“ASC”) 450, “Contingencies”. ASC 450 states that when a loss contingency exists the likelihood that the future event(s) will confirm the loss or impairment of an asset or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. Management determined that it should recognize a 1% excise tax on the redemption amount paid. As of September 30, 2023, the Company recorded $56,270 of excise tax liability calculated as 1% of shares redeemed on March 29, 2023 and September 26, 2023. Any reduction to this liability resulting from either a subsequent stock issuance or an event giving rise to an exception that occurs within this tax year, will be recognized in the period (including an interim period) that such stock issuance or event giving rise to an exception occurs.

We may maintain cash balances at third-party financial institutions in excess of the Federal Deposit Insurance Corporation (the “FDIC”) insurance limit. The FDIC took control and was appointed receiver of Silicon Valley Bank and New York Signature Bank on March 10, 2023 and March 12, 2023, respectively. The Company does not have any direct exposure to Silicon Valley Bank or New York Signature Bank. However, if other banks and financial institutions enter receivership or become insolvent in the future in response to financial conditions affecting the banking system and financial markets, our ability to access our existing cash, cash equivalents and investments may be threatened and could have a material adverse effect on our business and financial condition.

Note 2 — Summary of Significant Accounting Policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2022 as filed with the SEC on March 30, 2023. The financial information as of December 31, 2022 is derived from the audited financial statements presented

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

in the Company’s Annual Report on Form 10-K for the period ended December 31, 2022. The interim results for the nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the period ending December 31, 2023 or for any future interim periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, BH Velocity Merger Sub Inc. There has been no inter-company activity, or activity of any kind since formation of the subsidiary.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2023 and December 31, 2022.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Cash and marketable securities held in Trust Account

At September 30, 2023 all of the assets held in the Trust Account were held in an interest bearing bank demand deposit account. At December 31, 2022, all of the assets held in the Trust Account were held in a non-interest bearing bank account. The Company accounts for securities held in the Trust Account in accordance with the guidance in ASC Topic 320, “Debt and Equity Securities.” Securities are classified as trading securities with unrealized gains/losses, if any, recognized through the condensed consolidated statement of operations.

Common stock subject to possible redemption

All of the 11,500,000 shares of common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s Amended and Restated Certificate of Incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to possible redemption to be classified outside of permanent equity. On May 5, 2022, the Company held a stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to September 26, 2022 was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. In connection with the extension proposal, 6,732,987 shares of the Company’s common stock were redeemed. The 4,767,013 shares of common stock remaining from the Initial Public Offering were classified outside of permanent equity at that time.

On September 13, 2022, the Company held its annual stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to March 26, 2023 was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($10.35 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. In connection with the extension proposal, 3,076,817 shares of the Company’s common stock were redeemed. The 1,690,196 shares of common stock remaining from the Initial Public Offering were classified outside of permanent equity at that time.

On March 22, 2023, the Company held a stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to September 26, 2023 was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($10.56 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. In connection with the extension proposal, 509,712 shares of the Company’s common stock were redeemed. The 1,159,276 shares of common stock remaining from the Initial Public Offering have been classified outside of permanent equity at September 30, 2023.

On September 22, 2023, the Company held a stockholders’ meeting at which a proposal to approve the extension of time to consummate the closing of a Business Combination Agreement to June 26, 2024 was approved. The Company provided its stockholders with the opportunity to redeem all or a portion of their Public Shares at the time of this stockholders’ meeting. The stockholders who elected to redeem their shares did so for a pro rata portion of the amount then in the Trust Account ($10.77 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. In connection with the extension proposal, 21,208 shares of the Company’s common stock were redeemed. The 1,159,276 shares of common stock remaining from the Initial Public Offering have been classified outside of permanent equity at September 30, 2023.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are recorded as charges to additional paid-in capital and, if necessary, accumulated deficit.

As of September 30, 2023 the common stock reflected in the condensed consolidated balance sheet are reconciled in the following table:

Common stock subject to possible redemption – December 31, 2022	$17,730,156
Plus:
Accretion of Common stock to redemption value	296,952
Less:
Common stock redeemed March 22, 2023	(5,395,929)
Common stock subject to possible redemption – June 30, 2023	$12,631,179
Plus:
Accretion of Common stock to redemption value	125,875
Less:
Common stock redeemed September 22, 2023	(231,076)
Common stock subject to possible redemption – September 30, 2023	$12,525,978

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract are classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $4,099,907 as a result of the Initial Public Offering (consisting of a $2,300,000 underwriting fee, $1,322,350 of representative founder share offering costs, and $477,557 of other offering costs). The Company recorded $3,704,282 of offering costs as a reduction of equity in connection with the shares of common stock and public rights included in the Units. The Company immediately expensed $395,625 of offering costs in connection with the Public Warrants and Private Placement Warrants that were classified as liabilities.

Warrant liabilities

The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”, see Note 7) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the warrant agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are recorded as derivative liabilities on the condensed consolidated balance sheet and measured at fair value at inception (on the date of the Initial Public Offering) and at each reporting date thereafter in accordance with ASC 820, “Fair Value Measurement” (“ASC 820”), with changes in fair value recognized in the condensed consolidated statements of operations in the period of change.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740-270 prescribes a recognition threshold and a measurement attribute for the financial statement’s recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net income (loss) per share

Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. As the Public Shares are considered to be redeemable at fair value, and a redemption at fair value does not amount to a distribution different than other shareholders, redeemable and non-redeemable shares of common stock are presented as one class of shares in calculating net income per share of common stock. As a result, the calculated net income per share is the same for redeemable and non-redeemable shares of common stock. For the nine months ended September 30, 2023 and the year ended December 31, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted income per share is the same as basic income per share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Basic and diluted net (loss) income per share of common stock
Numerator:
Net (loss) income	$(1,076,594)	$1,459,229	$(3,241,155)	$4,837,633
Denominator:
Basic and diluted weighted average shares common stock outstanding	4,318,640	7,338,471	4,471,096	10,798,286
Basic and diluted net (loss) income per share common stock	$(0.25)	$0.20	$(0.72)	$0.45

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the FDIC coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Fair value of financial instruments

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the condensed consolidated balance sheet for cash, prepaid expenses and accrued offering costs approximate fair value due to their short-term nature.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1 —

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

See Note 9 for additional information on assets and liabilities measured at fair value.

Recent accounting pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. The new standard is effective for the Company on January 1, 2024, although early adoption is permitted. The ASU allows the use of the modified retrospective method or the fully retrospective method. The Company is still in the process of evaluating the impact of this new standard; however, the Company does not believe the initial impact of adopting the standard will result in any changes to the Company’s financial position, operations or cash flows.

On July 26, 2023, the SEC adopted rules requiring registrants to disclose material cybersecurity incidents they experience and to disclose on an annual basis material information regarding their cybersecurity risk management, strategy, and governance. The final rules became effective 30 days following publication of the adopting release in the Federal Register. The Form 10-K and Form 20-F disclosures will be due beginning with annual reports for fiscal years

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

ending on or after December 15, 2023. The Company will develop its processes and procedures needed for assessing, identifying, and managing material risks from cybersecurity threats, as well as the material effects or reasonably likely material effects of risks from cybersecurity threats and previous cybersecurity incidents. This includes describing the board of directors’ oversight of risks from cybersecurity threats and management’s role and expertise in assessing and managing material risks from cybersecurity threats.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 10,000,000 Units at a purchase price of $10.00 per Unit on November 23, 2020, for an aggregate purchase price of $100,000,000. Each Unit consists of one share of common stock, $0.0001 par value, one Right to receive one-twentieth (1/20) of one share of common stock upon the consummation of an initial business combination and one redeemable warrant (“Public Warrant”). In connection with the underwriters’ exercise of the over-allotment option on November 25, 2020, the Company sold an additional 1,500,000 Units at a price of $10.00 per Unit. Each whole Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per whole share (see Note 7). Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 18 months from the closing of the Initial Public Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to June 26, 2024, assuming all remaining one-month extensions are utilized, the Warrants will expire worthless at the end of such period.

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,425,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $5,425,000. Each Private Placement Warrant is exercisable to purchase one share of common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, certain of the proceeds from the sale of the Private Placement warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

In June 2020, the Sponsor purchased 100 shares of common stock (the “Founder Shares”) for an aggregate purchase price of $25,000. On July 15, 2020, the Sponsor effected a 28,750-for-1 forward stock split and, as a result, our initial shareholders held 2,875,000 Founder Shares as of the date of our initial public offering.

The 2,875,000 Founder Shares included an aggregate of up to 375,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to fully exercise their over-allotment option, 375,000 Founder Shares are no longer subject to forfeiture. The Founder Shares will automatically convert into shares of common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 6.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 5 — Related Party Transactions (cont.)

The Sponsor and each holder of Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The Company had agreed with each of its four independent directors (the “Directors”) subsequent to incorporation of the Company to provide them the right to each purchase 25,000 Founder Shares with a par value of $0.0001 of the Company from Breeze Sponsor, LLC (the “Sponsor”). The Directors each exercised their right in full on July 6, 2021 and purchased 100,000 shares (25,000 per each Director) of the Founder Shares from Sponsor for a total of $10 in the aggregate. Sponsor has agreed to transfer 15,000 shares of its common stock to each of the Directors upon the closing of a Business Combination by the Company, with such shares currently beneficially owned by Sponsor.

The sale or allocation of the Founder Shares to the Company’s Directors, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718 stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 100,000 shares granted to the Company’s Directors was $401,000 or $4.01 per share. The compensation expense related to these share purchases was recorded in full on the grant date of July 6, 2021 for a total of $401,000.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on November 23, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $5,000 per month for office space, utilities and secretarial and administrative support services. For the nine months ended September 30, 2023, the Company incurred and paid $45,000 in fees for these services. For the nine months ended September 30, 2022 the Company incurred $45,000 in fees for these services of which such amounts are included in accounts payable and accrued expenses in the accompanying condensed consolidated balance sheets.

Related Party Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loan.

On February 1, 2022 (as amended), the Company signed a Promissory Note with Sponsor, with a Maturity Date of March 26, 2023, for a total of up to $1,500,000. On October 1, 2022, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of September 26, 2023 for a total of up to $4,000,000. On April 1, 2023, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of September 26, 2023 for a total of up to $5,000,000. On October 1, 2023, the Company signed an Amended Promissory Note with Sponsor, with a Maturity Date of June 26, 2024 for a total of up to $6,000,000. As of September 30, 2023, the amount outstanding under this Promissory Note was $4,135,609 for direct working capital, and $602,101 for monthly SPAC extension

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 5 — Related Party Transactions (cont.)

funds the Sponsor deposited into the Trust Account during the months of September 2022 through September 2023 for a total of $4,737,710 from Sponsor. The Promissory Note is non-interest bearing and payable on the earlier of (i) the consummation of an initial Business Combination, or (ii) June 26, 2024.

The Company had 12 months from the closing of the Initial Public Offering to consummate its initial Business Combination. However, by resolution of its board, requested by the Sponsor, the Company extended the period of time to consummate a Business Combination two times, each by an additional three months (for a total of up to 18 months to complete a Business Combination). The Sponsor deposited additional funds into the Trust Account in order to extend the time available for the Company to consummate its initial Business Combination. The Sponsor deposited into the Trust Account for each three-month extension, $1,150,000 ($0.10 per share) on or prior to the date of the applicable deadline. For each one-month extension on September 26, 2022, October 26, 2022, November 26, 2022, December 26, 2022, January 25, 2023 and February 23, 2023, the Sponsor deposited $59,157 ($0.035 per share) up to an aggregate of $354,942, or approximately $0.21 per share. For the one-month extension through April 26, 2023, the Sponsor deposited into the Trust Account $41,317 ($0.035 per share) on March 30, 2023. For the one-month extension through May 26, 2023, the Sponsor deposited into the Trust Account $41,317 ($0.035 per share) on April 25, 2023. On May 25, 2023 and June 26, 2023 Breeze executed the ninth and tenth one-month extensions through July 26, 2023. Prior to the quarter ended September 30, 2023, for the eleventh and twelfth one-month extensions through September 26, 2023, the Sponsor deposited into the Trust Account $41,317 ($0.035 per share) on August 2, 2023 and August 28, 2023. The Company held a meeting of its stockholders on September 22, 2023 where the Company’s stockholders approved (i) a proposal to amend the Company’s A&R COI to authorize the Company to extend the date of September 26, 2023, up to nine (9) times for an additional one (1) month each time (ultimately until as late as June 26, 2024), and (ii) a proposal to amend the Trust Agreement to authorize the Extension and its implementation by the Company. On September 27, 2023 Breeze executed the thirteenth one-month extension through October 26, 2023. On October 24, 2023 Breeze executed the fourteenth one-month extension through November 26, 2023. The payments were made in the form of a loan. The loans are non-interest bearing and payable upon the consummation of the Company’s initial Business Combination. If the Company completes an initial Business Combination, it would repay such loaned amounts out of the proceeds of the Trust Account released to it. If the Company does not complete a Business Combination, it will not repay such loans. Furthermore, the letter agreement with the Company’s initial stockholders contains a provision pursuant to which the Sponsor has agreed to waive its right to be repaid for such loans out of the funds held in the Trust Account in the event that the Company does not complete a Business Combination.

Representative and Consultant Shares

Pursuant to the underwriting agreement (the “Underwriting Agreement”) between the Company and I-Bankers Securities (the “Representative”), on November 23, 2020, the Company issued to the Representative and its designee 250,000 shares of common stock and separately agreed to issue the Company’s Consultant 15,000 shares of common stock for nominal consideration in a private placement intended to be exempt from registration under Section 4(a)(2) of the Act. In August 2021, the Company issued to the Consultant such Consultant Shares. The Company accounted for the Representative Shares and the Consultant Shares as a deferred offering cost of the Initial Public Offering. Accordingly, the offering cost was allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the Warrants were be expensed immediately in the statement of operations, while offering costs allocated to the redeemable Public Shares were be deferred and subsequently charged to temporary equity upon the completion of the Initial Public Offering.

The Company estimated the fair value of the Representative Shares and Consultant Shares to be $1,322,350 based upon the price of the common stock issued ($4.99 per share) to the Representative and Consultant. The holders of the Representative Shares and Consultant Shares have agreed not to transfer, assign or sell any such shares until the later of (i) 30 days after the completion of a Business Combination and 180 days pursuant to FINRA Conduct Rule 5110(e)(1) following the effective date of the Registration Statement to anyone other than (i) the Representative

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 5 — Related Party Transactions (cont.)

or an underwriter or selected dealer in connection with the Offering, or (ii) a bona fide officer or partner of the Representative or of any such underwriter or selected dealer. Additionally, pursuant to FINRA Conduct Rule 5110(e), the Representative Shares and Consultant Shares will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the Registration Statement.

In addition, the holders of the Representative Shares and Consultant Shares have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the time specified in the certificate of incorporation.

Note 6 — Commitments

Registration and Stockholder Rights

Pursuant to a registration rights and stockholder agreement entered into on November 23, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration and stockholder rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. In the case of the private placement warrants and representative shares issued to I-Bankers Securities, the demand registration rights provided will not be exercisable for longer than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(C) and the piggyback registration right provided will not be exercisable for longer than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(D). The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On November 25, 2020, the underwriters fully exercised their over-allotment option to purchase an additional 1,500,000 Units at $10.00 per Unit.

Business Combination Marketing Agreement

The Company has engaged I-Bankers Securities, Inc. as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay I-Bankers Securities, Inc. a cash fee for such services upon the consummation of a Business Combination in an amount equal to 2.75% of the gross proceeds of Initial Public Offering, or $3,162,500.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 7 — Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional shares are issued upon exercise of the Public Warrants. The Public Warrants are exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of our initial business combination, we will use our reasonable best efforts to file, and within 60 business days after the closing of our initial business combination, to have declared effective, a registration statement relating to the shares of common stock issuable upon exercise of the warrants and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holders.

We may not redeem the warrants when a holder may not exercise such warrants.

In addition, if (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founder shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance),

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 7 — Warrants (cont.)

(the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our common stock during the 20 trading day period starting on the trading day after the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrant holder.

The private placement warrants (including the common stock issuable upon exercise of the private placement warrants) will (with limited exceptions) not be transferable, assignable or salable until 30 days after the completion of our initial business combination and they will not be redeemable by us so long as they are held by the original holders or their permitted transferees. Otherwise, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the public units. If the private placement warrants are held by holders other than the original holders or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units being sold in our Initial Public Offering.

The Sponsor and I-Bankers Securities purchased from the Company an aggregate of 5,425,000 Warrants at a price of $1.00 per Warrant (a purchase price of $5,425,000) in a private placement that occurred simultaneously with the completion of the Initial Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of common stock at $11.50. The purchase price of the Private Placement Warrants was added to the proceeds from the Initial Public Offering to be held in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the original holders or their permitted transferees. If the Private Placement Warrants are held by someone other than the original holders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants included in the Units being sold in the Initial Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are substantially identical to those of the Warrants being sold as part of the Units in the Initial Public Offering.

If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distributions to the public stockholders and the Warrants issued to the Sponsor and I-Bankers Securities will expire worthless.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 7 — Warrants (cont.)

As of September 30, 2023 and December 31, 2022, there were 11,500,000 Public Warrants and 5,425,000 Private Placement Warrants outstanding. The Company classifies the outstanding Public Warrants and Private Placement Warrants as warrant liabilities on the condensed consolidated balance sheets in accordance with the guidance contained in ASC 815-40.

The warrant liabilities were initially measured at fair value upon the closing of the Initial Public Offering and subsequently re-measured at each reporting period using a Monte-Carlo model. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. The Company recognized a loss in connection with changes in the fair value of warrant liabilities of $2,031,000 and a gain in connection with changes in the fair value of warrant liabilities of $6,262,250 within change in fair value of warrant liabilities in the condensed consolidated statements of operations for the nine months ended September 30, 2023 and September 30, 2022, respectively.

Note 8 — Stockholder’s Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. Holders of common stock are entitled to one vote for each share. At September 30, 2023 and December 31, 2022, there were 3,140,000 shares of common stock issued and outstanding for both periods, excluding 1,159,276 and 1,690,196 shares of common stock subject to possible redemption respectively.

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a Right will automatically receive one-twentieth (1/20) of a share of common stock upon consummation of the Business Combination, even if the holder of a Right converted all shares held by him, her or it in connection with the Business Combination or an amendment to the Company’s certificate of incorporation with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of the Business Combination, each holder of a Right will be required to affirmatively convert his, her or its Rights in order to receive the one-twentieth (1/20) of a share of common stock underlying each Right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of Rights in order to receive his, her or its additional share of common stock upon consummation of the Business Combination. The shares issuable upon exchange of the Rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of Rights to receive the same per share consideration the holders of shares of common stock will receive in the transaction on an as-converted into common stock basis.

The Company will not issue fractional shares in connection with an exchange of Rights. As a result, the holders of the Rights must hold Rights in multiples of 20 in order to receive shares for all of the holders’ Rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds with respect to their Rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Rights, and the Rights will expire worthless. Additionally, in no event will the Company be required to net cash settle the Rights. Accordingly, the Rights may expire worthless.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 9 — Fair Value Measurements

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis at September 30, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level 1	Level 2	Level 3
Assets
Investment held in Trust Account:
Interest Bearing Bank Demand Deposit Account	$12,688,162	$—	$—
Liabilities
Warrant liability – Public Warrants	$2,185,000	$—	$—
Warrant liability – Private Placement Warrants	$—	$—	$1,030,750

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis at December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level 1	Level 2	Level 3
Assets
Investment held in Trust Account:
Non-Interest Bearing Bank Account	$17,730,969	$—	$—
Liabilities
Warrant liability – Public Warrants	$805,000	$—	$—
Warrant liability – Private Placement Warrants	$—	$—	$379,750

The Company utilized a Monte Carlo simulation model for the initial valuation of the Public Warrants. The subsequent measurement of the Public Warrants as of September 30, 2023 and December 31, 2022, are classified as Level 1 due to the use of an observable market quote in an active market under the ticker BREZW. The quoted prices of the Public Warrants were $0.19 and $0.07 per warrant as of September 30, 2023 and December 31, 2022, respectively.

The Company utilizes a Modified Black-Scholes model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the Private Placement warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The aforementioned warrant liabilities are not subject to qualified hedge accounting.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants was transferred from a Level 3 measurement to a Level 1 fair value measurement in December 2020 when the Public Warrants were separately listed and traded. There were no transfers during the nine months ended September 30, 2023 and the year ended December 31, 2022.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 9 — Fair Value Measurements (cont.)

The following table provides the significant inputs to the Modified Black Scholes model for the fair value of the Private Placement Warrants:

	As of September 30, 2023	As of December 31, 2022
Stock price	$11.17	$10.43
Strike price	$11.50	$11.50
Probability of completing a Business Combination	15.00%	25.2%
Dividend yield	—	—
Term (in years)	5.41	5.32
Volatility	0.60%	0.5%
Risk-free rate	4.60%	3.99%
Fair value of warrants	$0.19	$0.07

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2021	$2,278,500	$4,830,000	$7,108,500
Change in valuation inputs or other assumptions	(1,085,000)	(2,415,000)	(3,500,000)
Fair value as of March 31, 2022	$1,193,500	$2,415,000	$3,608,500
Change in valuation inputs or other assumptions	(271,250)	(575,000)	(846,250)
Fair value as of June 30, 2022	$922,250	$1,840,000	$2,762,250
Change in valuation inputs or other assumptions	(651,000)	(1,265,000)	(1,916,000)
Fair value as of September 30, 2022	$271,250	$575,000	$846,250
	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2022	$379,750	$805,000	$1,184,750
Change in valuation inputs or other assumptions	(54,250)	(115,000)	(169,250)
Fair value as of March 31, 2023	$325,500	$690,000	$1,015,500
Change in valuation inputs or other assumptions	434,000	920,000	1,354,000
Fair value as of June 30, 2023	$759,500	$1,610,000	$2,369,500
Change in valuation inputs or other assumptions	271,250	575,000	846,250
Fair value as of September 30, 2023	$1,030,750	$2,185,000	$3,215,750

Note 10 — Interim Income Tax

The Company’s effective tax rate for the three and nine months ended September 30, 2023 was -2.57 and -1.10%, respectively, and for the three and nine months ended September 30, 2022 was 0.25%, and 0.08%, respectively. The Company›s effective tax rate differs from the statutory income tax rate of 21.00% primarily due to the recognition of gains or losses from the change in the fair value of warrants, non-deductible transaction costs, deferred true up’s related to start up costs, net operating losses, and changes in valuation allowances on the deferred tax assets for the three and nine months ended September 30, 2023 and September 30, 2022, respectively. The Company has used a discrete effective tax rate method to calculate taxes for the three and nine months ended September 30, 2023. The Company believes that, at this time, the use of the discrete method for the three and nine months ended September 30, 2023 is more appropriate than the estimated annual effective tax rate method as the estimated annual effective tax rate method is not reliable due to a high degree of uncertainty in estimating annual pre-tax earnings.

BREEZE HOLDINGS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. On October 1, 2023, the Company signed an Amended Promissory Note with Sponsor, extending the Maturity Date from September 26, 2023 to June 24, 2024, and increasing the amount of the promissory note from $5.0 million up to $6.0 million. On September 27, 2023, October 24. 2023, November 27, 2023, December 27, 2023 and January 26, 2024 Breeze executed the thirteenth, fourteenth, fifteenth, sixteenth and seventeenth one-month extensions of the Trust Account through February 26, 2024. Extensions starting September 26, 2023 require that $40,575 be deposited for each monthly extension in the Trust Account.

Annex A

Execution Version

AMENDED AND RESTATED

MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

BREEZE HOLDINGS ACQUISITION CORP.,

TRUE VELOCITY, INC.,

BREEZE MERGER SUB, INC.,

BH VELOCITY MERGER SUB, INC.,

AND

TV AMMO, INC.

DATED AS OF FEBRUARY 14, 2024

Annex A-i

Annex A-ii

Annex A-iii

AMENDED AND RESTATED
MERGER AGREEMENT AND PLAN OF REORGANIZATION

This AMENDED AND RESTATED MERGER AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated as of February 14, 2024 (the “Effective Date”), is made by and among Breeze Holdings Acquisition Corp., a Delaware corporation (“Parent”), True Velocity, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Pubco”), Breeze Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Pubco (“Parent Merger Sub”), BH Velocity Merger Sub, Inc., a Texas corporation and a direct, wholly owned Subsidiary of Pubco (“Company Merger Sub,” Company Merger Sub and Parent Merger Sub are together referred to herein as the “Merger Subs”), and TV Ammo, Inc., a Texas corporation (the “Company”). Certain terms used herein are defined in Article I.

RECITALS

WHEREAS, Parent, Company Merger Sub and the Company previously entered into a Merger Agreement and Plan of Reorganization (the “Original Agreement”), dated as of October 31, 2022 (the “Original Agreement Date”), which they desire to amend and restate in its entirety;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Texas Business Organization Code (the “TBOC”), as applicable, the parties hereto desire and intend to effect a business combination transaction pursuant to which (a) Parent Merger Sub will merge with and into Parent, with Parent continuing as the surviving corporation (the “Parent Merger”), and (b) immediately following the consummation of the Parent Merger but on the same day, Company Merger Sub will merge with and into the Company (the “Company Merger,” the Company Merger and the Parent Merger are together referred to herein as the “Mergers”), with the Company continuing as the surviving corporation;

WHEREAS, as a result of the Mergers, Parent and the Company will become wholly owned Subsidiaries of Pubco, and Pubco will become a publicly traded company listed on Nasdaq;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Ancillary Agreements to which the Company is a party, the Company Merger and the other Transactions to which the Company is a party are fair to, and in the best interests of, the Company and its stockholders, and declared their advisability, (b) approved this Agreement, the Ancillary Agreements to which the Company is a party, the Company Merger and the other Transactions to which the Company is a party, and (c) recommended the adoption of this Agreement and the approval of the Company Merger and the other Transactions to which the Company is a party by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (a) determined that (i) this Agreement, the Ancillary Agreements to which Parent is a party, the Mergers and the other Transactions are fair to, and in the best interests of, Parent and its stockholders, and declared their advisability and (ii) the fair market value of the Company is equal to at least eighty percent (80%) of the balance of the Trust Fund, (b) approved this Agreement, the Ancillary Agreements to which Parent is a party, the Mergers and the other Transactions to which Parent is a party, and (c) adopted a resolution recommending that the stockholders of Parent vote in favor of all Parent Proposals, including, without limitation, adoption of this Agreement and approval of the Transactions, and directing that this Agreement and the Mergers and the other Transactions to which Parent is a party be submitted for consideration by the stockholders of Parent at the Parent Stockholders’ Meeting;

WHEREAS, the Board of Directors of Pubco (the “Pubco Board”) has (a) determined that this Agreement, the Ancillary Agreements to which Pubco is a party, the Mergers and the other Transactions to which Pubco is a party are fair to, and in the best interests of, Pubco and Parent as its sole stockholder, and declared their advisability, (b) approved (i) this Agreement, the Ancillary Agreements to which Pubco is a party, the Mergers and the other Transactions to which Pubco is a party, (ii) the payment of the Aggregate Company Merger Consideration to the Participating Securityholders pursuant to this Agreement, (iii) the issuance of shares of Pubco Common Stock in connection with the Mergers, and (iv) the Pubco LTIP, and (c) recommended the adoption of this Agreement and the approval of the Mergers and the other Transactions to which Pubco is a party by Parent as the sole stockholder of Pubco and directed that this Agreement, the Mergers and the other Transactions to which Pubco is a party be submitted for consideration by Parent as the sole stockholder of Pubco;

Annex A-1

WHEREAS, the Board of Directors of Parent Merger Sub (the “Parent Merger Sub Board”) has (a) determined that this Agreement, the Ancillary Agreements to which Parent Merger Sub is a party, the Parent Merger and the other Transactions to which Parent Merger Sub is a party are fair to, and in the best interests of, Parent Merger Sub and Pubco as its sole stockholder, and declared their advisability, (b) adopted this Agreement and approved the Parent Merger and the other Transactions to which Parent Merger Sub is a party, and (c) recommended the adoption of this Agreement and the approval of the Parent Merger and the other Transactions to which Parent Merger Sub is a party by Pubco as the sole stockholder of Parent Merger Sub and directed that this Agreement, the Parent Merger and the other Transactions to which Parent Merger Sub is a party be submitted for consideration by Pubco as the sole stockholder of Parent Merger Sub;

WHEREAS, the Board of Directors of Company Merger Sub (the “Company Merger Sub Board”) has (a) determined that this Agreement, the Ancillary Agreements to which Company Merger Sub is a party, the Company Merger and the other Transactions to which Company Merger Sub is a party are fair to, and in the best interests of, Company Merger Sub and Pubco as its sole stockholder, and declared their advisability, (b) adopted this Agreement and approved the Company Merger and the other Transactions to which Company Merger Sub is a party, and (c) recommended the adoption of this Agreement and the approval of the Company Merger and the other Transactions to which Company Merger Sub is a party by Pubco as the sole stockholder of Company Merger Sub and directed that this Agreement, the Company Merger and the other Transactions to which Company Merger Sub is a party be submitted for consideration by Pubco as the sole stockholder of Company Merger Sub;

WHEREAS, immediately following the execution of this Agreement (and in any event within twenty-four (24) hours herefrom), Pubco will submit this Agreement and the Transactions to Parent for adoption and approval as the sole stockholder of Pubco, and Parent will so adopt this Agreement and approve the Transactions in such capacity by irrevocable written consent;

WHEREAS, immediately following the execution of this Agreement (and in any event within twenty-four (24) hours herefrom), Parent Merger Sub will submit this Agreement and the Transactions to Pubco for adoption and approval as the sole stockholder of Parent Merger Sub, and Pubco will so adopt this Agreement and approve the Transactions in such capacity by irrevocable written consent;

WHEREAS, immediately following the execution of this Agreement (and in any event within twenty-four (24) hours herefrom), Company Merger Sub will submit this Agreement and the Transactions to Pubco for adoption and approval as the sole stockholder of Company Merger Sub, and Pubco will so adopt this Agreement and approve the Transactions in such capacity by irrevocable written consent;

WHEREAS, as promptly as practicable following the execution of this Agreement (and in any event within thirty (30) days thereafter), Pubco, Parent, the Company and the Specified Stockholders shall enter into an Amended and Restated Stockholder Support Agreement (the “A&R Stockholder Support Agreement”), providing that, among other things, the Specified Stockholders will provide their written consent to (a) adopt this Agreement and approve the Company Merger and the other Transactions to which the Company is a party, (b) approve, in accordance with the terms and subject to the conditions of the Company Organizational Documents, the Company Preferred Conversion to take effect immediately prior to the Closing and (c) waive any appraisal or similar rights they may have pursuant to the TBOC with respect to the Company Merger and the other Transactions;

WHEREAS, as promptly as practicable following the execution of this Agreement (and in any event within thirty (30) days thereafter), Pubco, Parent, Breeze Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), each of the directors and officers of Parent (together with the Sponsor, the “Parent Initial Stockholders”) and the Specified Stockholders shall enter into a Second Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), providing that, among other things, Pubco will grant to the Parent Initial Stockholders and the Specified Stockholders certain demand and piggyback registration rights with respect to shares of Pubco Common Stock (or any securities convertible into or exercisable for shares of Pubco Common Stock) to be held by such Persons immediately following the Closing;

WHEREAS, as promptly as practicable following the execution of this Agreement (and in any event within thirty (30) days thereafter), Pubco, Parent, the Parent Initial Stockholders, the Company and the Specified Stockholders shall enter into an Amended and Restated Lock-Up Agreement (the “A&R Lock-Up Agreement”) providing that, among other things, certain shares of Pubco Common Stock held by the Parent Initial Stockholders and the Specified Stockholders will be subject to the limitations on disposition as set forth therein;

Annex A-2

WHEREAS, concurrently with the execution and delivery of this Agreement, Pubco, Parent, the Company and the Parent Initial Stockholders entered into an Amended and Restated Sponsor Support Agreement (the “A&R Sponsor Support Agreement”), pursuant to which, among other things, (a) the Parent Initial Stockholders agreed to (i) vote all of their shares of Parent Common Stock in favor of the Parent Proposals, including the adoption of this Agreement and approval of the Transactions, and if necessary and applicable, any Extension Proposal, and (ii) abstain from exercising any Redemption Rights in connection with the Parent Merger or the other Transactions, and (b) the Sponsor has agreed to (i) subject the Incentive Sponsor Shares to forfeiture as set forth therein and (ii) assume and pay all of the Legacy Parent Transaction Expenses in full and indemnify Parent and its Subsidiaries (including, following the Effective Time, the Company) from any and all liabilities related thereto;

WHEREAS, each individual listed on Schedule A (each, a “Key Employee”) has entered into an employment agreement with the Company (collectively, the “Employment Agreements”), which Employment Agreements shall continue in effect at and which shall be assigned to, and assumed by, Pubco at the Closing; and

WHEREAS, for U.S. federal and applicable state income Tax purposes, the parties hereto intend that, (a) taken together, the Mergers and any Additional Financings will qualify as a transaction under Section 351 of the Code and the Treasury Regulations promulgated thereunder, (b) the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and (c) that this Agreement be, and hereby is adopted as, a “plan of reorganization” (within the meaning of Section 368(a) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3) to which each of Pubco, Company Merger Sub, and the Company are parties under Section 368(b) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby amend and restate the Original Agreement in its entirety and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01       Certain Definitions. For purposes of this Agreement:

“Action” means any litigation, suit, claim, action, proceeding, audit, or investigation by or before any Governmental Authority.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Aggregate Company Merger Consideration” means the aggregate Per Share Company Merger Consideration, plus the Aggregate Earnout Shares payable pursuant to this Agreement to the Participating Securityholders.

“Aggregate Exercise Price” means the aggregate dollar amount payable to the Company upon (a) the conversion of all Company Convertible Notes in connection with the Company Convertible Note Conversion and (b) the exercise of all vested In-the-Money Company Options and vested In-the-Money Company Warrants that are outstanding immediately prior to the Effective Time.

“Aggregate Earnout Shares” means the number of shares of Pubco Common Stock equal to the product of (a) 15% and (b) the amount by which (i) 118,523,456 exceeds (ii) the number of shares of Pubco Common Stock issuable upon the exercise or conversion of the Permitted Financing Securities. The number of Aggregate Earnout Shares shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Pubco Common Stock), reorganization, recapitalization, reclassification, combination, merger, sale or exchange of shares or other like change with respect to shares of Pubco Common Stock occurring prior to the time any Earnout Shares are delivered to the Participating Securityholders, other than in connection with any Additional Financings.

“Ancillary Agreements” means the A&R Stockholder Support Agreement, the A&R Sponsor Support Agreement, the A&R Registration Rights Agreement, the A&R Lock-Up Agreement, the Employment Agreements and all other agreements, certificates and instruments executed and delivered by Parent, Pubco, the Merger Subs or the Company in connection with the Transactions and specifically contemplated by this Agreement.

Annex A-3

“Anti-Corruption Laws” means, as applicable (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be required or authorized to be closed due to a “shelter in place”, “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, firmware, middleware, equipment, workstations, routers, hubs, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Awards” means Company Options, Company RSUs and shares of Company Restricted Stock granted under the Company Equity Incentive Plan or otherwise.

“Company Bylaws” means the bylaws of the Company.

“Company Charter” means the Certificate of Formation of the Company, dated as of May 20, 2021, as may be amended, restated or otherwise modified from time to time.

“Company Common Stock” means the common stock of the Company, par value of $0.01 per share, designated as Common Stock in the Company Charter.

“Company Convertible Notes” means the convertible promissory notes that are outstanding immediately prior to the Closing, as identified on Section 4.03(b) of the Company Disclosure Schedule.

“Company Convertible Note Conversion” means the conversion, effective as of immediately prior to the Closing, of all Company Convertible Notes (other than Permitted Financing Securities) to Company Common Stock.

“Company Equity Incentive Plan” means the TV Ammo, Inc. 2021 Equity Incentive Plan, effective as of June 11, 2021, as such may have been amended, supplemented or modified from time to time.

“Company Equity Value” means $1,185,234,565 plus any amounts raised in any Permitted Financings in excess of $50,000,000.

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party that are licensed to the Company or any Company Subsidiary or that the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of

Annex A-4

the Company and the Company Subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided that this clause (g) shall not prevent a determination that any event, circumstance, change or effect which is the underlying cause of such failure has resulted in a Company Material Adverse Effect to the extent not excluded by another exception herein); or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which Parent has requested or to which it has consented, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately and adversely affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Merger Sub Common Stock” means the common stock of Company Merger Sub, par value of $0.001 per share, designated as Common Stock in the Company Merger Sub certificate of formation.

“Company Merger Sub Organizational Documents” means the certificate of formation and bylaws of Company Merger Sub, as amended, modified or supplemented from time to time.

“Company Options” means all options to purchase Company Common Stock, whether or not exercisable and whether or not vested, that are outstanding immediately prior to the Closing granted under the Company Equity Incentive Plan or otherwise, excluding, for the avoidance of doubt, the Company Warrants.

“Company Organizational Documents” means the Company Charter and the Company Bylaws, in each case, as amended, modified or supplemented from time to time.

“Company Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Conversion” means the conversion, effective as of immediately prior to the Closing, of all shares of Company Preferred Stock (other than Permitted Financing Securities) to Company Common Stock in accordance with the Company Charter.

“Company Preferred Stock” means shares of the Company’s preferred stock, par value $0.01 per share, designated as Preferred Stock in the Company Charter.

“Company Reference Share Value” means a dollar amount equal to (i) the sum of the Company Equity Value plus the Aggregate Exercise Price, divided by (ii) the number of Fully Diluted Company Shares.

“Company Restricted Stock” means shares of Company Common Stock subject to vesting, forfeiture or similar conditions granted under the Company Equity Incentive Plan or otherwise.

“Company RSUs” means all restricted stock units in respect of shares of Company Common Stock that are outstanding immediately prior to the Closing granted under the Company Equity Incentive Plan.

“Company Securities” means the Company Common Stock, the Company Preferred Stock, the Company Awards, the Company Warrants and the Company Options.

Annex A-5

“Company Warrants” means the warrants to purchase Company Common Stock that are outstanding immediately prior to the Closing, as identified on Section 4.03(b) of the Company Disclosure Schedule.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiaries or Parent or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

“Consent Solicitation Statement” means the consent solicitation statement included as part of the Registration Statement with respect to the solicitation by the Company of the Company Stockholder Approval.

“Contracts” means any legally binding contracts, agreements, subcontracts, instruments, conditional sales contracts, indentures, notes, bonds, loans, credit agreements, licenses, sublicenses, mortgages, deeds of trust, powers of attorney, guaranties, leases and subleases and all amendments, modifications, supplements, schedules, annexes and exhibits thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means Software, viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, spyware, malware, worms, other computer instructions, intentional devices, techniques, other technology, disabling codes, instructions, or other similar code or software routines or components that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, delete, maliciously encumber, hack into, incapacitate, perform unauthorized modifications, infiltrate or slow or shut down a computer system or data, software, system, network, other device, or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company Owned IP or Business Systems from misuse.

“Employee Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), any nonqualified deferred compensation plan subject to Section 409A of the Code, and each other retirement, health, welfare, cafeteria, bonus, commission, stock option, stock purchase, restricted stock, other equity or equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay, vacation, and similar plan, program, policy, practice, agreement, or arrangement, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any Person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the following ratio: the quotient obtained by dividing (i) the Company Reference Share Value by (ii) the Pubco Per Share Value.

“Fully Diluted Company Shares” means, as of the Company Merger Effective Time, the sum of: (i) the number of shares of Company Common Stock (including shares of Company Common Stock resulting from the Company Preferred Conversion and the Company Convertible Note Conversion but excluding any Cancelled Shares) outstanding immediately prior to the Effective Time; and (ii) the number of shares of Company Common Stock issuable in respect of all issued and outstanding Company RSUs and In-the-Money Company Options and In-the-Money Company Warrants that are vested as of the Effective Time; provided that, for the avoidance of doubt, the Fully

Annex A-6

Diluted Company Shares shall not include any shares of Company Common Stock (A) issuable upon exercise of any unvested In-the-Money Company Options, unvested In-the-Money Company Warrants, Out-of-the-Money Company Options or Out-of-the-Money Company Warrants, (B) issuable upon any Company RSUs that are not vested as of the Company Merger Effective Time, or (C) which constitute Permitted Financing Securities or which are issuable upon the exercise or conversion of any Permitted Financing Securities.

“Fraud” means actual and intentional common law fraud committed by a party to the Agreement with respect to the making of the representations and warranties by such party set forth in Article IV or Article V as applicable. Under no circumstances shall “Fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.

“Hazardous Substance(s)” means: (i) any substances, wastes, or materials defined, identified or regulated as hazardous or toxic or as a pollutant or a contaminant under any Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon; and (v) any other substance, material or waste regulated by, or for which standards of care may be imposed under any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Company Option” means a Company Option with an exercise price per share of Company Common Stock less than the Pubco Per Share Value.

“In-the-Money Company Warrant” means a Company Warrant with an exercise price per share of Company Common Stock less than the Pubco Per Share Value.

“Incentive Sponsor Shares” means the aggregate shares of Parent Common Stock held by the Sponsor.

“Intellectual Property” means (i) issued patents and pending patent applications (including provisional and non-provisional applications), design patents, certificates of invention and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, renewals, substitutions, revisions, extensions (including supplementary protection certificates) or reexaminations thereof, as well as any other applications worldwide claiming priority to any of the foregoing (“Patents”), (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information (“Trade Secrets”), (v) rights in Software, Internet domain names and social media accounts, (vi) rights of publicity and all other intellectual property or proprietary rights of any kind or description, (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including all Software, and (viii) all legal rights arising from items (i) through (vi), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” or “to the Knowledge” of a Person means in the case of the Company, the actual knowledge of the individuals listed on Section 1.01(A) of the Company Disclosure Schedule after reasonable inquiry (and for all purposes of Section 4.13 hereof, “reasonable inquiry” shall not require Company to have conducted patent clearance

Annex A-7

or similar freedom to operate searches, or other Intellectual Property searches), and in the case of Parent, the actual knowledge of the individuals listed on Section 1.01(A) of the Parent Disclosure Schedule after reasonable inquiry.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Legacy Parent Transaction Expenses” means the expenses set forth on Section 1.01 of the Parent Disclosure Schedule.

“Lien” means any lien, security interest, mortgage, deed of trust, defect of title, easement, right of way, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“Milestone Event I” means the achievement of a daily volume weighted average closing sale price of the Pubco Common Stock quoted on the Nasdaq Capital Market (or such other principal securities exchange or securities market on which shares of Pubco Common Stock are then traded) equal to or greater than $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period at any time in the Milestone Event Period; provided that such thirty (30) consecutive Trading Day period does not overlap with the thirty (30) consecutive Trading Day period used to satisfy the requirements of Milestone Event II. In the event that the requirements of Milestone Event I and the requirements of Milestone Event II would otherwise be satisfied using the same thirty (30) consecutive Trading Day period, such thirty (30) consecutive Trading Day period shall first be used to satisfy the requirements of Milestone Event II; provided, that in such case, the threshold for the achievement of Milestone Event I shall increase from $12.50 to $13.50.

“Milestone Event II” means the achievement of a daily volume weighted average closing sale price of the Pubco Common Stock quoted on the Nasdaq Capital Market (or such other principal securities exchange or securities market on which shares of Pubco Common Stock are then traded) is equal to or greater than $15.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period at any time in the Milestone Event Period; provided that such thirty (30) consecutive Trading Day period does not overlap with the thirty (30) consecutive Trading Day period used to satisfy the requirements of Milestone Event I. In the event that the requirements of Milestone Event I and the requirements of Milestone Event II would otherwise be satisfied using the same thirty (30) consecutive Trading Day period, such thirty (30) consecutive Trading Day period shall first be used to satisfy the requirements of Milestone Event II; provided, that in such case, the threshold for the achievement of Milestone Event I shall increase from $12.50 to $13.50.

“Milestone Event Period” means the period commencing on Closing and ending on the three (3) year anniversary of the Closing Date.

“Milestone Events” means Milestone Event I and Milestone Event II, collectively.

“Minimum Cash Amount” means $30,000,000 or such other amount as may be agreed in writing by Parent and the Company.

“Off-the-Shelf Software” means any commercially available, off-the-shelf Software that is licensed other than through a written agreement executed by the licensee (such as via clickwrap, browsewrap, or shrinkwrap licenses) or that has license or user-fees less than $50,000 per year.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, (iii) the Server Side Public License, or (iv) any Reciprocal License.

“Out-of-the-Money Company Options” means Company Options other than In-the-Money Company Options.

Annex A-8

“Parent Bylaws” means the Bylaws of Parent, adopted as of June 11, 2020.

“Parent Cash on Hand” means, as of immediately prior to the Closing, an aggregate amount equal to, without duplication, (i) the amount in the Trust Fund prior to any exercise of Redemption Rights in accordance with the Parent Organizational Documents, less (ii) amounts required to settle all actual exercises of Redemption Rights in accordance with the Parent Organizational Documents, plus (iii) the aggregate proceeds actually received by Parent or the Company from the consummation of any Additional Financings or Permitted Financings, as applicable, minus (iv) the Outstanding Parent Transaction Expenses and the Outstanding Company Transaction Expenses.

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, dated as of June 11, 2020.

“Parent Common Stock” means the common stock of the Parent, par value of $0.0001 per share, designated as Common Stock in the Parent Certificate of Incorporation.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of the Parent Parties; or (ii) would prevent, materially delay or materially impede the performance by any Parent Party of its respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Parent Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Parent operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by any Parent Party as required by this Agreement or any Ancillary Agreement; (f) any event, circumstance change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented, except in the cases of clauses (a) through (d), to the extent that any Parent Party is disproportionately and adversely affected thereby as compared with other participants in the industry in which such Parent Party operates.

“Parent Merger Sub Common Stock” means the common stock of Parent Merger Sub, par value of $0.001 per share, designated as Common Stock in the Parent Merger Sub certificate of incorporation.

“Parent Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Parent Merger Sub, as amended, modified or supplemented from time to time.

“Parent Organizational Documents” means the Parent Certificate of Incorporation and the Parent Bylaws, in each case, as amended, modified or supplemented from time to time.

“Parent Parties” means Parent, Pubco and the Merger Subs.

“Parent Preferred Stock” means the preferred stock of the Parent, par value of $0.0001 per share, designated as Preferred Stock in the Parent Certificate of Incorporation.

“Parent Right” means a right to acquire 1/20th of a share of Parent Common Stock as set forth in the Amended and Restated Rights Agreement, dated January 26, 2022, between Parent and the Trustee.

“Parent Units” means the units issued in the IPO or the overallotment consisting of one (1) share of Parent Common Stock, one (1) Parent Right, and one (1) Parent Warrant.

Annex A-9

“Parent Stockholder Approval” means the approval of the Parent Proposals by an affirmative vote of the holders of the requisite number of shares of Parent Common Stock (as determined in accordance with applicable Law and the Parent Governing Documents) at a Parent Stockholders’ Meeting duly called by the Parent Board and held for such purpose.

“Parent Warrants” means the warrants to purchase Parent Common Stock that are outstanding immediately prior to the Closing.

“Participating Securityholders” means, as of immediately prior to the Closing, each holder of the following Company Securities, to the extent they hold such Company Securities: (i) shares of Company Common Stock (including shares of Company Common Stock resulting from the Company Preferred Conversion and the Company Convertible Note Conversion and shares of Company Restricted Stock but excluding Cancelled Shares and Dissenting Shares); (ii) vested In-the-Money Company Warrants; (iii) outstanding Company RSUs to the extent such Company RSUs are vested; (iv) vested In-the-Money Company Options; provided that, for the avoidance of doubt, the Participating Securityholders shall not include any holders of the following securities, to the extent they hold such securities: (A) unvested In-the-Money Company Warrants; (B) Out-of-the-Money Company Warrants; (C) any shares of Parent Common Stock issued or issuable with respect to any Pubco Restricted Stock or the settlement of any Converted RSUs; (D) unvested In-the-Money Company Options or Out-of-the Money Company Options; (E) Company RSUs to the extent such Company RSUs are unvested; or (F) Permitted Financing Securities.

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Financing Securities” means any equity securities or debt securities of the Company (or any securities convertible into or exercisable for equity securities of the Company) issued in any Permitted Financing, including any Company Preferred Stock, notes that are convertible into shares of Capital Stock and warrants exercisable for shares of Capital Stock.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent or, if delinquent, being contested in good faith and for which appropriate reserves have been made, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that are not violated in any material respect by the Company’s or any Company Subsidiary’s current use of the assets that are subject thereto, (v) revocable, non-exclusive licenses (or sublicenses) of Company Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Annual Financial Statements, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “Person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means “personal information,” “personal data,” “personally identifiable information” or equivalent terms as defined by applicable Privacy/Data Security Laws.

“Pubco Bylaws” means the Bylaws of Pubco, adopted as of February 9, 2024.

“Pubco Certificate of Incorporation” means the Certificate of Incorporation of Pubco, dated as of February 6, 2024.

“Pubco Common Stock” means the common stock of Pubco, par value of $0.0001 per share, designated as Common Stock in the Pubco Certificate of Incorporation.

Annex A-10

“Pubco Organizational Documents” means the Pubco Certificate of Incorporation and the Pubco Bylaws, in each case, as amended, modified or supplemented from time to time.

“Pubco Per Share Value” means $10.00.

“Privacy/Data Security Laws” means all Laws governing the creation, receipt, collection, use, storage, maintenance, protection, processing, sharing, security, disclosure, or transfer (collectively, “Processing”) of Personal Information, such as, to the extent applicable, the following Laws and their implementing regulations: the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, the General Data Protection Regulation (GDPR), the Data Protection Law Enforcement Directive, HIPAA, state data security Laws, state data breach notification Laws, applicable Laws relating to the transfer of Personal Information, PCI DSS, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” means any products or services under development, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, including those from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled or intends to derive, revenue from the sale or provision thereof, including the products and product candidates set out on Section 1.01(B) of the Company Disclosure Schedule.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Date” means the deadline for exercising Redemption Rights in connection with the Merger.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the Parent Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, registration, issue, or grant, including any issued or granted patents, registered trademarks, registered copyrights, domain names, social media accounts, and applications therefor.

“Release” means any spill, discharge, leach, leak, emission, escape, injection, dumping, pouring, emptying, disposal or other release of any materials, wastes or substances into the environment, whether or not notification or reporting to any governmental authority was or is required, including any Release which is subject to Environmental Laws.

“Required Parent Stockholder Approval” means the approval of those Parent Proposals identified in clauses (A)-(C) of Section 7.01(a) by an affirmative vote of the holders of at least a majority of the outstanding Parent Common Stock entitled to vote (as determined in accordance with applicable Law and the Parent Organizational Documents) at a Parent Stockholders’ Meeting duly called by the Parent Board and held for such purpose.

“Requisite Approval” means the affirmative vote of the holders of at least a majority of the shares of outstanding Company Common Stock and Company Preferred Stock (on an as-converted basis), voting together as a single class.

“Sanctioned Person” means at any time any Person (i) listed on any Sanctions-related list of designated or blocked Persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

Annex A-11

“Sanctions” means those applicable, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Treasury Department’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Specified Stockholders” means the Persons or entities listed on Section 1.01(C) of the Company Disclosure Schedule.

“Stockholder” means a holder of stock or shares, as appropriate.

“Subsequent Transaction” means any transaction or series of transactions occurring after the Closing (a) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than Pubco or any of its Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of Pubco or the right to elect a majority of the Board of Directors or similar governing body of Pubco, (b) constituting a sale, merger, business combination, consolidation, liquidation, exchange offer or other similar transaction, however effected, following which the voting securities of Pubco immediately prior to such transaction do not continue to represent or are not converted into at least (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such transaction or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) constituting a sale, lease, license or other disposition of fifty percent (50%) or more of the assets of Pubco and its Subsidiaries taken as a whole.

“Subsidiary” or “Subsidiaries” of the Company, the Parent Surviving Subsidiary, the Company Surviving Subsidiary, Parent, Pubco or any other Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Supplier” means any Person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all taxes (including any duties, levies or other similar governmental fees, assessments or charges of any kind in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, social security (or similar), unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs, duties, environmental, premium, real property gains, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect to such amounts thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case filed or required to be filed with a Governmental Authority.

“Trading Day” means any day on which shares of Pubco Common Stock is actually traded on the principal securities exchange or securities market on which shares of Pubco Common Stock are then traded.

“Transaction Documents” means this Agreement, including all schedules and exhibits hereto, and the Ancillary Agreements.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Treasury Regulations” means the regulations promulgated under the Code.

Annex A-12

“Virtual Data Room” means the virtual data room established by the Company or its Representatives, hosted by iDeals, with access made available to Parent and its Representatives.

“Willful Breach” means a party’s material breach of any of its representations or warranties as set forth in this Agreement or any other Transaction Document, or such party’s material breach of any of its covenants set forth in this Agreement or any other Transaction Document, which material breach, in each case, constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a material breach of this Agreement or such Transaction Document.

Section 1.02       Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
A&R Lock-Up Agreement	Recitals
A&R Registration Rights Agreement	Recitals
A&R Sponsor Support Agreement	Recitals
A&R Stockholder Support Agreement	Recitals
Acquisition Proposal	Section 7.05(b)
Additional Financings	Section 7.19(b)
Additional Financing Investor	Section 7.19(b)
Agreement	Preamble
Antitrust Laws	Section 7.14(a)
Annual Financial Statements	Section 4.07(a)
ATF	Section 4.06(b)
Blue Sky Laws	Section 4.05(b)
Board	Recitals
Business Combination	Section 6.03
Business Combination Proposal	Section 7.06
Cancelled Shares	Section 3.01(b)(ii)
Certificates	Section 3.04(a)
Certificates of Merger	Section 2.02(a)
Closing	Section 2.02(b)
Closing Date	Section 2.02(b)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 7.03
Company Certificate of Merger	Section 2.02(a)
Company Disclosure Schedule	Article IV
Company Merger Effective Time	Section 2.02(a)
Company Merger	Recitals
Company Merger Payment Schedule	Section 3.04(i)
Company Merger Sub	Preamble
Company Merger Sub Board	Recitals
Company Officer’s Certificate	Section 8.02(c)
Company Permits	Section 4.06(a)
Company Service Provider	Section 6.01(b)(vii)
Company Stockholder Approval	Section 1.01
Company Subsidiary	Section 4.01(a)
Company Surviving Subsidiary	Section 2.01(b)
Continuing Employees	Section 7.07(a)
Converted Option	Section 3.01(b)(iii)
Converted RSU	Section 3.01(b)(vi)

Annex A-13

Defined Term	Location of Definition
Data Security Requirements	Section 4.13(l)
DGCL	Recitals
Dissenting Parent Shares	Section 3.07(b)
Dissenting Company Shares	Section 3.07(a)
Earnout Pro Rata Share	Section 3.04(i)
Earnout Shares	Section 3.08(a)
Employment Agreement	Recitals
Environmental Permits	Section 1.01
ERISA Affiliate	Section 4.10(c)
Exchange Agent	Section 3.04(a)
Exchange Agent Agreement	Section 3.04(a)
Exchange Fund	Section 3.04(b)(i)
Expense Reimbursement	Section 9.02(b)
Extension Proposal	Section 2.06(b)
Extension Proxy Statement	Section 3.06(b)
Firearms, Ammunition and Explosives Laws	Section 4.06(b)
GAAP	Section 4.07(a)
Governmental Authority	Section 4.05(b)
Intended Tax Treatment	Recitals
Interim Financial Statements	Section 4.07(b)
Interim Financial Statements Date	Section 4.07(b)
Interim Period	Section 6.01(a)
IPO	Section 6.03
Key Employee	Recitals
Lathrop	Section 10.12
Law	Section 4.05(a)
Lease	Section 4.12(b)
Lease Documents	Section 4.12(b)
Material Contracts	Section 4.16(a)
Maximum Annual Premium	Section 7.08(b)
Mergers	Recitals
Merger Subs	Preamble
Non-Disclosure Agreement	Section 7.04(b)
Nonparty Affiliate	Section 10.11
Ordinary Commercial Agreement	Section 4.14(b)
Original Agreement	Recitals
Original Agreement Date	Recitals
Outstanding Company Transaction Expenses	Section 3.06(a)
Outstanding Parent Transaction Expenses	Section 3.06(b)
Outstanding Transaction Expenses	Section 3.06(b)
Parent	Preamble
Parent Board	Recitals
Parent Board Recommendation	Section 7.02(a)
Parent Cash on Hand Calculation	Section 7.19(a)
Parent Certificate of Merger	Section 2.02(a)
Parent Disclosure Schedule	Article V
Parent Initial Stockholders	Recitals
Pubco LTIP	Section 7.01(a)
Parent Merger	Recitals
Parent Merger Effective Time	Section 2.02(a)

Annex A-14

Defined Term	Location of Definition
Parent Merger Sub	Preamble
Parent Merger Sub Board	Recitals
Parent Proposals	Section 7.01(a)
Parent Related Party	Section 5.21
Parent Related Party Transactions	Section 5.21
Parent SEC Reports	Section 5.07(a)
Parent Stockholders’ Meeting	Section 7.01(a)
Per Share Company Merger Consideration	Section 3.01(b)(i)
Permitted Financings	Section 6.01(b)(ii)
Plans	Section 4.10(a)
Privileged Communications	Section 10.12
Pro Rata Share	Section 3.04(i)
Prospectus	Section 6.03
Proxy Statement	Section 7.01(a)
Pubco	Preamble
Pubco Assumed Company Warrant	Section 3.01(b)(v)
Pubco Assumed Parent Warrant	Section 3.02(b)
Pubco Board	Recitals
Pubco Restricted Stock	Section 3.01(b)(i)
Public Stockholders	Section 6.03
Redeeming Stockholder	Section 7.19(b)
Registration Statement	Section 7.01(a)
Related Party	Section 7.18
Released Claims	Section 6.03
Remedies Exceptions	Section 4.04
Representatives	Section 7.04(a)
SEC	Section 5.07(a)
Shearman	Section 10.12
SPAC Surviving Subsidiary	Section 2.01(a)
Sponsor	Recitals
Subscription Agreements	Section 7.19(b)
Surviving Provisions	Section 9.02(a)
Tax Claim	Section 4.14(a)
TBOC	Recitals
Terminating Company Breach	Section 9.01(h)
Terminating Parent Breach	Section 9.01(i)
Trust Account	Section 5.13
Trust Agreement	Section 5.13
Trust Fund	Section 5.13
Trustee	Section 5.13
TV Ammo Group	Section 10.12
Waiving Parties	Section 10.12
Written Consent	Section 7.03

Section 1.03  Construction.

(a)     Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall

Annex A-15

be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and references to any Law shall include all rules and regulations promulgated thereunder, (ix) references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) all references to “the date hereof” or “the date of this Agreement” means the Original Agreement Date.

(b)     The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)     Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)     All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

AGREEMENT AND PLAN OF MERGER

Section 2.01       The Mergers.

(a)     Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Parent Merger Effective Time, Parent Merger Sub shall be merged with and into Parent. As a result of the Parent Merger, (a) the separate corporate existence of Parent Merger Sub shall cease, (b) Parent shall continue as the surviving corporation of the Parent Merger, and (c) Parent shall become a wholly owned subsidiary of Pubco. Parent as the surviving company in the Parent Merger is hereinafter sometimes referred to as “SPAC Surviving Subsidiary” (and references to Parent for periods after the Parent Merger Effective Time shall include SPAC Surviving Subsidiary).

(b)     Upon the terms and subject to the conditions set forth herein, and in accordance with the TBOC, at the Company Merger Effective Time, Company Merger Sub shall be merged with and into the Company. As a result of the Merger, (a) the separate corporate existence of Company Merger Sub shall cease, (b) the Company shall continue as the surviving corporation of the Company Merger, and (c) the Company shall become a wholly owned subsidiary of Pubco. The Company as the surviving corporation in the Company Merger is hereinafter sometimes referred to as “Company Surviving Subsidiary” (and references to the Company for periods after the Company Merger Effective Time shall include Company Surviving Subsidiary). Notwithstanding the Company Merger, for purposes of this Agreement, the Company will not be included within the meaning of the term Parent Parties for periods prior to the Company Merger Effective Time.

Section 2.02       Effective Time; Closing.

(a)     As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause (i) the Parent Merger to be consummated by filing a certificate of merger (the “Parent Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and mutually agreed by the parties (the date and time of the filing of such Parent Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Parent Certificate of Merger) being the “Parent Merger Effective Time”), and (ii) immediately following the consummation of the Parent Merger but on the same day, the Company Merger to be consummated by filing a certificate of merger (the “Company Certificate of Merger,” the Company Certificate of Merger together with the Parent Certificate of Merger are herein referred to as the “Certificates of Merger”) with the Secretary of State of the State of Texas, in such form as is required by, and executed in accordance with, the relevant provisions of the TBOC, and mutually agreed by the parties (the date and time of the filing of such Company Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Company Merger Effective Time”).

Annex A-16

(b)     Immediately prior to such filing of the Certificates of Merger in accordance with Section 2.02(a), the closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.03       Effect of the Mergers.

(a)     At the Parent Merger Effective Time, the effect of the Parent Merger shall be as provided herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Parent Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Parent and Parent Merger Sub shall vest in the SPAC Surviving Subsidiary, and all debts, liabilities, obligations, restrictions, disabilities and duties of Parent and Parent Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the SPAC Surviving Subsidiary.

(b)     At the Company Merger Effective Time, the effect of the Company Merger shall be as provided herein and in the applicable provisions of the TBOC. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Company Merger Sub shall vest in the Company Surviving Subsidiary, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Company Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Company Surviving Subsidiary.

Section 2.04       Governing Documents.

(a)     At the Parent Merger Effective Time, the Parent Certificate of Incorporation, as in effect immediately prior to the Parent Merger Effective Time, shall be amended and restated substantially in the form of certificate of incorporation of Parent Merger Sub as in effect immediately prior to the Parent Merger Effective Time, and duly filed with the Secretary of State of the State of Delaware, and, as so amended and restated, shall be the certificate of incorporation of the Parent Surviving Subsidiary until thereafter amended in accordance with the terms thereof and the DGCL.

(b)     At the Company Merger Effective Time, the Company Charter, as in effect immediately prior to the Company Merger Effective Time, shall be amended and restated in its entirety to read substantially as set forth on Exhibit C attached hereto (and in any event as mutually agreed by the parties hereto) and duly filed with the Secretary of State of the State of Texas, and, as so amended and restated, shall be the certificate of incorporation of the Company Surviving Subsidiary until thereafter amended in accordance with the TBOC and such Company Charter (subject to Section 7.08).

(c)     At the Closing, Pubco shall amend and restate, effective as of the Parent Merger Effective Time, the Pubco Certificate of Incorporation to read substantially as set forth on Exhibit A attached hereto (and in any event as mutually agreed by the parties hereto) and duly file such amended and restated Pubco Certificate of Incorporation with the Secretary of State of the State of Delaware.

(d)     At the Closing, Pubco shall amend and restate, effective as of the Parent Merger Effective Time, the Pubco Bylaws to read substantially as set forth on Exhibit B attached hereto (and in any event as mutually agreed by the parties hereto).

Section 2.05       Directors and Officers.

(a)     The parties will take all requisite actions such that the initial directors of the Company Surviving Subsidiary and the initial officers of the Company Surviving Subsidiary at and as of immediately after the Company Merger Effective Time shall be the individuals indicated on Section 2.05(a) of the Company Disclosure Schedule, each to hold office in accordance with the provisions of the TBOC and the certificate of incorporation and bylaws of the Company Surviving Subsidiary and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed. At the Parent Merger Effective Time, the directors and officers of Parent Merger Sub immediately prior to the Parent Merger Effective Time shall be the directors and officers of the SPAC Surviving Subsidiary unless otherwise agreed to by the parties hereto.

Annex A-17

(b)     The parties shall cause the officers of Pubco at and as of immediately following the Company Merger Effective Time to be the individuals set forth on Section 2.05(b) of the Company Disclosure Schedule, each to hold office in accordance with the DGCL and the Pubco Certificate of Incorporation and the Pubco Bylaws and until their respective successors are duly appointed. The parties shall cause the Pubco Board to be comprised at and as of immediately following the Company Merger Effective Time of (a) the chief executive officer of the Company Surviving Subsidiary, (b) up to four (4) directors (at least three (3) of whom shall be an “independent director”) designated by the Company by written notice to Parent and reasonably acceptable to Parent and (c) up to two (2) directors (at least one (1) of whom shall be an “independent director”) designated by the Sponsor by written notice to the Company and reasonably acceptable to the Company, with a majority of the directors on the Pubco Board each qualifying as an “independent director” (such written designations in each case to be made at least five (5) Business Days prior to the filing of the Proxy Statement and the Registration Statement with the SEC contemplated by Section 7.01(a)), with each such director to hold office in accordance with the DGCL and the Pubco Certificate of Incorporation and the Pubco Bylaws and until their respective successors are duly elected or appointed and qualified. For purposes of this Section 2.05(b), to qualify as an “independent director,” a Person shall both (i) qualify as “independent” under the rules of the Nasdaq Capital Market and (ii) not have had any business relationship with either Pubco, Parent or the Company or any of their respective Subsidiaries, including as an officer or director thereof, other than for a period of less than six (6) months prior to the date of this Agreement.

Section 2.06       Closing Deliverables.

(a)     At the Closing, the Company will deliver or cause to be delivered to Parent:

(i)           a copy of the A&R Registration Rights Agreement duly executed the Specified Stockholders; and

(ii)          a copy of the A&R Lock-Up Agreement duly executed by the Specified Stockholders.

(b)     At the Closing, Parent will deliver or cause to be delivered to the Company:

(i)           a copy of the A&R Registration Rights Agreement duly executed by duly authorized representatives of Parent and the Parent Initial Stockholders; and

(ii)          a copy of the A&R Lock-Up Agreement duly executed by duly authorized representatives of the Parent Initial Stockholders.

ARTICLE III

CONVERSION and exchange OF SECURITIES; EARNOUT

Section 3.01       Conversion of Company Securities.

(a)     Immediately prior to the Company Merger Effective Time, subject to the substantially concurrent occurrence of the Company Merger Effective Time, the Company shall consummate the Company Preferred Conversion and the Company Convertible Note Conversion. All of the shares of Company Preferred Stock and all of the Company Convertible Notes converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock or Company Convertible Notes shall thereafter cease to have any rights with respect to such Company Preferred Stock or Company Convertible notes, as applicable.

(b)     At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of Pubco, Parent, the Company Merger Sub, the Company or the holders of any of the following securities:

(i)           each share of Company Common Stock (including shares of Company Common Stock resulting from the Company Preferred Conversion and the Company Convertible Note Conversion and shares of Company Restricted Stock, but excluding any Cancelled Shares or Dissenting Shares) that is issued and outstanding immediately prior to the Company Merger Effective Time shall be cancelled and converted into the number of shares of Pubco Common Stock equal to the Exchange Ratio (rounded to the nearest whole number) (which consideration shall hereinafter be referred to as the “Per Share Company Merger Consideration”); provided that each share of Pubco Common Stock that is issued upon the conversion of Company Restricted Stock pursuant

Annex A-18

to this Section 3.01(b)(i) (“Pubco Restricted Stock”) shall continue to have, and be subject to, the same terms and conditions of such share of Company Restricted Stock immediately prior to the Company Merger Effective Time, including any vesting or forfeiture conditions. Each share of Company Common Stock converted into the right to receive the Per Share Company Merger Consideration pursuant to this Section 3.01(b)(i) will no longer be outstanding, will automatically be cancelled and retired and will cease to exist, and each holder of (A) any Certificate formerly representing any such shares of Company Common Stock or (B) any book-entry account which immediately prior to the Company Merger Effective Time represented shares of Company Common Stock will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Per Share Company Merger Consideration for each such share of Company Common Stock in accordance with this Section 3.01(b)(i);

(ii)          each share of Capital Stock owned by Pubco, Parent or the Merger Subs or held in the treasury of the Company, or owned by any of their respective direct or indirect wholly-owned Subsidiaries immediately prior to the Company Merger Effective Time (collectively, the “Cancelled Shares”), shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii)         each share of Company Merger Sub Common Stock issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Company Surviving Subsidiary;

(iv)         each Company Option that is outstanding immediately prior to the Company Merger Effective Time shall be assumed by Pubco and converted into an option to purchase shares of Pubco Common Stock (each, a “Converted Option”), provided that the assumption and conversion of any such Company Options that are incentive stock options under Section 422 of the Code will be effected in a manner that is intended to be consistent with the applicable requirements of Section 424 of the Code and the Treasury Regulations promulgated thereunder. Each Converted Option will have and be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately before the Company Merger Effective Time, except that (A) each Converted Option will be exercisable for that number of shares of Pubco Common Stock equal to the product (rounded to the nearest whole number) of (1) the number of shares of Company Common Stock subject to the Company Option immediately before the Company Merger Effective Time and (2) the Exchange Ratio, and (B) the per share exercise price for each share of Pubco Common Stock issuable upon exercise of the Converted Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Company Common Stock of such Company Option immediately before the Company Merger Effective Time by (2) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Pubco Common Stock purchasable under each Converted Option will be determined in a manner consistent with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder;

(v)          each Company Warrant that remains outstanding and unexercised immediately prior to the Company Merger Effective Time (and which is not automatically and fully exercised in accordance with its terms prior to the Company Merger Effective Time) shall automatically, without any action on the part of the holder thereof, be converted into a warrant to purchase shares of Pubco Common Stock (each, a “Pubco Assumed Company Warrant”) determined in accordance with the terms of such Company Warrants. Each of the Pubco Assumed Company Warrants shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Company Merger Effective Time, except that (A) each Pubco Assumed Company Warrant will be exercisable for that number of shares of Pubco Common Stock equal to the product (rounded to the nearest whole number) of (1) the number of shares of Company Common Stock subject to the corresponding Company Warrant immediately before the Company Merger Effective Time and (2) the Exchange Ratio, and (B) the per share exercise price for each share of Pubco Common Stock issuable upon exercise of the Pubco Assumed Company Warrant will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Company Common Stock of such corresponding Company Option immediately before the Company Merger Effective Time by (2) the Exchange Ratio.

(vi)         each Company RSU that is outstanding immediately prior to the Company Merger Effective Time shall be assumed by Pubco and converted into a restricted stock unit in respect of shares of Pubco Common Stock (each, a “Converted RSU”). Each Converted RSU will have and be subject to the same terms and conditions (including vesting, forfeiture and acceleration terms) as were applicable to the corresponding Company

Annex A-19

RSU immediately before the Company Merger Effective Time, except that such Converted RSU will be in respect of a number of shares of Pubco Common Stock equal to the product (rounded to the nearest whole number) of (x) the number of shares of Company Common Stock subject to the Company RSU immediately before the Company Merger Effective Time and (y) the Exchange Ratio.

(c)     Prior to the Company Merger Effective Time, the Company shall use reasonable best efforts to take all actions reasonably necessary to effect the transactions contemplated by Section 3.01(a) and Section 3.01(b) in accordance with the Company Charter, the bylaws of the Company and the Company Equity Incentive Plan and any Contract applicable to any Company Awards, including delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence reasonably satisfactory to Parent that all necessary determinations by the Company Board or applicable committee of the Company Board to assume and convert Company Awards in accordance with Section 3.01(a) and Section 3.01(b) have been made, and to ensure that no Converted RSU or Converted Option may vest prior to the effective date of a registration statement on Form S-8 or other applicable form of Parent.

(d)     At or prior to the Company Merger Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Converted Options or Pubco Assumed Company Warrants remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of such Converted Options or Pubco Assumed Company Warrants.

Section 3.02       Effect of Parent Merger on Issued and Outstanding Securities of Parent. At the Parent Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of Pubco, Parent, the Parent Merger Sub or the holders of any of the following securities:

(a)     Parent Common Stock. Each share of Parent Common Stock issued and outstanding immediately prior to the Parent Merger Effective Time that is not redeemed pursuant to the Redemption Rights (other than Dissenting Parent Shares and those shares described in Section 3.02(d) below) shall be automatically cancelled and extinguished and converted into the right to receive one (1) share of Pubco Common Stock, following which, all shares of Parent Common Stock shall cease to be outstanding and shall automatically be canceled pursuant to the terms of this Agreement and shall cease to exist. The holders of outstanding shares of Parent Common Stock immediately prior to the Parent Merger Effective Time shall cease to have any rights with respect to such shares except as provided herein or required under applicable Law. Each certificate previously evidencing shares of Parent Common Stock (other than Dissenting Parent Shares) shall be exchanged for a certificate (if requested) representing the same number of Parent Common Stock upon the surrender of such certificate. Each certificate formerly representing Parent Common Stock (other than Dissenting Parent Shares) shall thereafter represent the same number of Pubco Common Stock.

(b)     Parent Warrants. Each issued and outstanding Parent Warrant shall automatically, without any action on the part of the holder thereof, be converted into a warrant to purchase shares of Pubco Common Stock (each, a “Pubco Assumed Parent Warrant”) determined in accordance with the terms of such Parent Warrants. At the Parent Merger Effective Time, the Parent Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Assumed Parent Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Parent Warrants, except that in each case they shall represent the right to acquire shares of Pubco Common Stock in lieu of shares Parent Common Stock, in each case, determined in accordance with the terms of such Parent Warrant. At or prior to the Parent Merger Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Assumed Parent Warrants remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of such Pubco Assumed Parent Warrants.

(c)     Parent Rights. Each issued and outstanding Parent Right shall be automatically converted into the number of shares of Pubco Common Stock that would have been received by the holder thereof if the Parent Right had been converted in accordance with the Parent Organizational Documents into shares of Parent Common Stock. At the Parent Merger Effective Time, the Parent Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Rights outstanding immediately prior to the Parent Merger Effective Time shall cease to have any rights with respect to such Parent Rights, except as provided herein or by applicable Law. Each certificate formerly representing Parent Rights shall thereafter represent only the right to receive shares of Pubco Common Stock as set forth herein.

Annex A-20

(d)     Treasury Shares. If there are any shares of Parent Common Stock that are owned by Parent as treasury shares or by any direct or indirect Subsidiary of Parent, such shares shall be canceled and extinguished without any conversion thereof or consideration therefor.

Section 3.03       Effect of Parent Merger on Issued and Outstanding Securities of Parent Merger Sub and Pubco. At the Parent Merger Effective Time:

(a)     each share of Parent Merger Sub Common Stock issued and outstanding immediately prior to the Parent Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the SPAC Surviving Subsidiary; and

(b)     by virtue of the Parent Merger and without any action on the part of any party hereto or any action on the part of the holders of securities of any party hereto, all of the securities of Pubco issued and outstanding immediately prior to the Parent Merger Effective Time shall be canceled and extinguished without any conversion thereof or consideration therefor.

Section 3.04       Exchange of Company Securities.

(a)     Exchange Agent. Pubco shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer & Trust Company (or any of its Affiliates) shall be deemed to be acceptable to the Company) and enter into a paying and exchange agent agreement, in form and substance reasonably acceptable to Pubco and the Company (the “Exchange Agent Agreement”) for the purpose of exchanging certificates representing the Capital Stock (collectively, the “Certificates”), if any, and each share of Capital Stock held in book-entry form on the stock transfer books of the Company immediately prior to the Company Merger Effective Time, in either case, for the portion of the Aggregate Company Merger Consideration issuable in respect of such Capital Stock pursuant to Section 3.01(b) and Section 3.08, in each case on the terms and subject to the other conditions set forth in this Agreement. The Company shall reasonably cooperate with Pubco and the Exchange Agent in connection with the appointment of the Exchange Agent, the entry into the Exchange Agent Agreement (including, if necessary or advisable, as determined in good faith by Pubco, by also entering into the Exchange Agent Agreement in form and substance reasonably acceptable to the Company) and the performance of the covenants and agreements in this Section 3.04(a) (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by Pubco, or otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

(b)     Exchange Procedures.

(i)           On the Closing Date, Pubco shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the Participating Securityholders, for exchange and issuance in accordance with this Article III, the number of shares of Pubco Common Stock sufficient to deliver the Aggregate Company Merger Consideration issuable pursuant to this Agreement (such shares of Pubco Common Stock being hereinafter referred to as the “Exchange Fund”).

(ii)          Pubco shall cause the Exchange Agent, pursuant to irrevocable instructions, to issue such Aggregate Company Merger Consideration out of the Exchange Fund in accordance with the Company Merger Payment Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose.

(iii)        Upon the delivery of the Company Merger Payment Schedule to the Exchange Agent in accordance with Section 3.04(i), Pubco, Parent and the Company shall take reasonable steps to cause the applicable Aggregate Company Merger Consideration to be issued to the applicable Participating Securityholder in book-entry form as soon as reasonably practicable following the Closing Date; provided that the applicable Aggregate Company Merger Consideration shall not be issued with respect to shares of Capital Stock represented by a Certificate until the applicable holder of such Capital Stock has surrendered such Certificate to the Exchange Agent.

(iv)         If any Aggregate Company Merger Consideration is to be issued to a Person other than the holder of Capital Stock in whose name the surrendered Certificate or the transferred shares of Capital Stock in book-entry form is registered, it shall be a condition to the issuance of the applicable Aggregate Company

Annex A-21

Merger Consideration that, in addition to any other requirements set forth in the Exchange Agent Agreement, (A) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such share of Capital Stock in book-entry form shall be properly transferred and (B) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or share of Capital Stock in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(c)     No Further Rights in Capital Stock. The Aggregate Company Merger Consideration issuable upon conversion of the Capital Stock (including Company Common Stock resulting from the Company Preferred Conversion and the Company Convertible Note Conversion and shares of Company Restricted Stock) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Capital Stock.

(d)     Adjustments to Aggregate Company Merger Consideration. The Aggregate Company Merger Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Pubco Common Stock), reorganization, recapitalization, reclassification, combination, merger, sale or exchange of shares or other like change with respect to shares of Pubco Common Stock occurring on or after the date hereof and prior to the Company Merger Effective Time.

(e)     Termination of Exchange Fund. Any portion of the Exchange Fund other than the Aggregate Earnout Shares that remains undistributed to the Participating Securityholders for one (1) year after the Company Merger Effective Time shall be delivered to Pubco, upon demand, and any Participating Securityholder who has not theretofore complied with this Section 3.04 shall thereafter look only to Parent for such holder’s Per Share Company Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by Participating Securityholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Pubco free and clear of any claims or interest of any Person previously entitled thereto.

(f)     No Liability. None of the Exchange Agent, Pubco, Parent or the Company Surviving Subsidiary shall be liable to any Participating Securityholder for any Pubco Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g)     Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Pubco, Parent, the Company Merger Sub, the Company, the Company Surviving Subsidiary and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the Participating Securityholder (or intended recipients) in respect of which such deduction and withholding was made. The parties hereto shall cooperate in good faith to eliminate or reduce any such deduction or withholding.

(h)     Fractional Shares. No certificates or scrip or shares representing fractional shares of Pubco Common Stock shall be issued upon the exchange of Capital Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Pubco or a holder of shares of Pubco Common Stock. In lieu of any fractional share of Pubco Common Stock to which any holder of Capital Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Pubco Common Stock, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(i)      Company Merger Payment Schedule. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Pubco, Parent and the Exchange Agent a schedule (the “Company Merger Payment Schedule”) showing (A) the percentage allocation of the aggregate Per Share Company Merger Consideration to each Participating Securityholder at the Closing (such Participating Securityholder’s “Pro Rata Share”) and the

Annex A-22

corresponding number of shares of Pubco Common Stock to be issued to such Participating Securityholder pursuant to Section 3.01, and (B) the percentage allocation of the Aggregate Earnout Shares to each Participating Securityholder (assuming, for purposes of this clause (B), all Company RSUs and Company Options are fully vested as of immediately prior to the Closing) (such Participating Securityholder’s “Earnout Pro Rata Share”) and the corresponding number of Earnout Shares to be issued to such Participating Securityholder pursuant to Section 3.08.

Section 3.05       Stock Transfer Books. At the Company Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. From and after the Company Merger Effective Time, the holders of the Capital Stock outstanding immediately prior to the Company Merger Effective Time shall cease to have any rights with respect to such Capital Stock, except as otherwise provided in this Agreement or by Law.

Section 3.06       Payment of Expenses.

(a)     No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement, the other Transaction Documents, the performance and compliance with all Transaction Documents and conditions contained herein to be performed or complied with by the Company at or before Closing, and the consummation of the Transactions (together with wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

(b)     No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, Parent shall provide to the Company a written report setting forth a list of all of the following fees and expenses, which report shall not include any Legacy Parent Transaction Expenses, incurred by or on behalf of the Parent Parties in connection with the preparation, negotiation and execution of this Agreement, the other Transaction Documents, the performance and compliance with all Transaction Documents and conditions contained herein to be performed or complied with by a Parent Party at or before Closing, and the consummation of the Transactions (together with wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and expenses of outside counsel to Parent in connection with the Transactions; (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of the Parent Parties in connection with the Transactions or otherwise in connection with Parent’s operations or, if necessary and applicable, the Extension Proposal; (iii) any amounts due to the underwriters of Parent’s IPO; (iv) any loans owed by Parent for amounts borrowed from its directors, officers or stockholders (including the Sponsor), (v) any costs or fees relating to the preparation, filing and mailing of the proxy statement(s) (an “Extension Proxy Statement”) for the purpose of amending the Parent Organizational Documents and the Trust Agreement, in each case, to extend the time period for Parent to consummate a Business Combination (an “Extension Proposal”), or the seeking of any solicitation of proxies thereunder, the holding of the meeting of the stockholder of Parent to consider, vote on and approve any such extension of the time period for Parent to consummate a Business Combination (including the value of any additional securities or economic inducements offered to stockholders of Parent in connection therewith), in each case if necessary and applicable, (vi) if consented to by the Company in accordance with Section 7.19(b), any costs or fees incurred by Parent in connection with entering into agreements with any Redeeming Stockholders to incentivize them to either unwind or facilitate the unwinding of their respective exercise of applicable Redemption Rights, and (vii) all other costs and expenses incurred or payable and unpaid by Parent in connection with Parent’s operations through the Closing Date, (collectively, the “Outstanding Parent Transaction Expenses” and together with the Outstanding Company Transaction Expenses, the “Outstanding Transaction Expenses”). On the Closing Date, Parent shall pay or cause to be paid, by wire transfer of immediately available funds, all Outstanding Transaction Expenses.

Annex A-23

(c)     Except as set forth in this Section 3.06 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or the other Transactions are consummated; provided, however, that the Company and Parent shall each pay one-half (1/2) of each of the following expenses incurred in connection with the Transactions: (A) any EDGAR agent typesetting fees incurred in connection with the preparation and filing with the SEC of the Proxy Statement and the Registration Statement, (B) any fees relating to SEC or other regulatory filing fees (including those incurred in connection with the Proxy Statement, the Registration Statement and the Notification and Report Forms filed under the HSR Act and any other applicable Antitrust Law, but excluding those incurred in connection with any Extension Proxy Statement, if necessary and applicable) and (C) all transfer taxes associated with the issuance of Pubco’s securities at Closing.

Section 3.07       Dissenters’ Rights.

(a)     Notwithstanding any provision of this Agreement to the contrary and to the extent available under the TBOC, shares of Capital Stock that are outstanding immediately prior to the Company Merger Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Company Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Capital Stock in accordance with the TBOC and otherwise complied with all of the provisions of the TBOC relevant to the exercise and perfection of dissenters’ rights (“Dissenting Company Shares”) shall not be converted into, and such stockholders shall have no right to receive, the applicable Aggregate Company Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the TBOC. Shares held by any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights to appraisal of such shares of Capital Stock under the TBOC, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Company Merger Effective Time, the applicable Aggregate Company Merger Consideration, without any interest thereon, in accordance with the terms of this Article III.

(b)     Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Parent Common Stock that are outstanding immediately prior to the Parent Merger Effective Time and that are held by stockholders of Parent who shall have neither voted in favor of the Parent Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of Parent Common Stock in accordance with the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (“Dissenting Parent Shares”) shall not be converted into, and such stockholders shall have no right to receive, shares of Pubco Common Stock in accordance with the terms of this Article III unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Shares held by any stockholder of Parent who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights to appraisal of such shares of Parent Common Stock under the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, shares of Pubco Common Stock, without any interest thereon, in accordance with the terms of this Article III.

(c)     Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the TBOC. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.08       Earnout.

(a)     At the Closing, and as additional consideration for the Company Merger and the other Transactions, Pubco shall issue or cause to be issued to each Participating Securityholder such Participating Securityholder’s Earnout Pro Rata Share of the Aggregate Earnout Shares, which shares shall be subject to forfeiture in accordance with the following schedule (such shares, the “Earnout Shares”):

(i)           upon the occurrence of Milestone Event I, one-half (1/2) of the Aggregate Earnout Shares shall be fully vested and no longer subject to forfeiture; and

Annex A-24

(ii)          upon the occurrence of Milestone Event II, the remaining one-half (1/2) of the Aggregate Earnout Shares shall be fully vested and no longer subject to forfeiture; or

(iii)         upon the occurrence of a Subsequent Transaction at any time during the Milestone Event Period, all of the Aggregate Earnout Shares shall be fully vested and no longer subject to forfeiture.

(b)     For the avoidance of doubt, (i) the Participating Securityholders shall be entitled to be fully vested in the applicable Earnout Shares upon the occurrence of each Milestone Event or a Subsequent Transaction; provided that each Milestone Event or a Subsequent Transaction shall only occur once, if at all, and in no event shall the Participating Securityholders be entitled to receive more than the Aggregate Earnout Shares; and (ii) to the extent that any Milestone Event or a Subsequent Transaction does not occur in accordance with the terms of this Agreement during the Milestone Event Period, any Earnout Shares that would otherwise be fully vested under this Agreement as a result of the occurrence of such Milestone Event shall instead be forfeited and cancelled without the payment of any consideration in respect thereof.

(c)     The Pubco Common Stock price targets set forth in the definitions of Milestone Event I, Milestone Event II shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Pubco Common Stock), reorganization, recapitalization, reclassification, combination, merger, sale or exchange of shares or other like change with respect to shares of Pubco Common Stock occurring after the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company to Parent and the Company Merger Sub on the date of this Agreement (the “Company Disclosure Schedule”), (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to the Parent Parties as follows:

Section 4.01       Organization and Qualification; Subsidiaries.

(a)     The Company and each Subsidiary of the Company (each a “Company Subsidiary”) is a corporation, company or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

(b)     A true and complete list of all the Company Subsidiaries and each other entity in which the Company or any Company Subsidiary owns any equity or similar interest, together with the jurisdiction of incorporation of each Company Subsidiary or such other entity and the percentage of the equity interest of each Company Subsidiary or such other entity that is owned by the Company and each other Company Subsidiary, in each case, as of the date of this Agreement, is set forth in Section 4.01(b) of the Company Disclosure Schedule. As of the date of this Agreement, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity other than any entity set forth on Section 4.01(b) of the Company Disclosure Schedule.

Section 4.02       Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to Parent in the Virtual Data Room a complete and correct copy of the Company Organizational Documents and the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended, restated or otherwise modified as of the date of this Agreement, of each Company Subsidiary. Such

Annex A-25

certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.03       Capitalization.

(a)     The authorized capital stock of the Company consists of 600,000,000 shares of Capital Stock, consisting of (i) 500,000,000 shares of Company Common Stock, and (ii) 100,000,000 shares of Company Preferred Stock. As of the date of this Agreement, (A)(1) 80,946,466 shares of Company Common Stock are issued and outstanding (including 0 shares of Company Restricted Stock), and (2) 4,625,128 shares of Company Preferred Stock are issued and outstanding, (B) 514,428,406 shares of Capital Stock are held in the treasury of the Company, (C) 54,789,483 shares of Company Common Stock are subject to outstanding Company Options granted under the Company Equity Incentive Plan, (D) 0 shares of Company Common Stock are subject to outstanding Company RSUs granted under the Company Equity Incentive Plan, (E) 7,713,106 shares of Company Common Stock are subject to outstanding Company Warrants.

(b)     Other than the Company Awards, the Company Warrants, and the shares of Company Preferred Stock, or any Permitted Financing Securities, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares or other equity or other voting interests in, the Company or any Company Subsidiary. As of the date hereof, except as set forth on Section 4.03(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any outstanding equity appreciation rights, participations, phantom equity, restricted stock, restricted stock units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares, or other securities or ownership interests in, the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, stockholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Capital Stock or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Capital Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. Except for the Company Subsidiaries, the Company does not own any equity interests in any Person.

(c)     Section 4.03(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each outstanding Company Award, as applicable: (i) the name of the Company Award recipient; (ii) whether the Company Award was granted pursuant to the Company Equity Incentive Plan and if not, the exemption from registration under applicable securities laws upon which the Company is relying; (iii) the number of shares of the Company with respect to such Company Award that are not yet vested; (iv) the exercise or purchase price of such Company Award; (v) the date on which such Company Award was granted; and (vi) the date on which such Company Award will expire. The Company has prior to the date of this Agreement made available to Parent in the Virtual Data Room an accurate and complete copy of the Company Equity Incentive Plan and all forms of award agreements evidencing all outstanding Company Awards. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted, determined in a manner not inconsistent with Section 409A of the Code. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d)     There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than a Company Subsidiary.

(e)     There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Award as a result of the Transactions, except as otherwise provided by the Company Equity Incentive Plan or the applicable award agreement thereunder, and (ii) all outstanding Capital Stock, all outstanding Company Awards, and all outstanding shares of capital stock or other

Annex A-26

equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all preemptive rights and other requirements set forth in applicable Contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries, as applicable.

(f)     Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their respective organizational documents.

(g)     Except for the Capital Stock held by the stockholders of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(h)     Except as set forth on Section 4.02(h) of the Company Disclosure Schedule, all outstanding Capital Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted (i) in compliance in all material respects with applicable securities Laws and other applicable Laws and (ii) in compliance with any preemptive rights and other similar requirements set forth in applicable Contracts to which the Company or any Company Subsidiary is a party.

Section 4.04       Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been, and each Ancillary Agreement to which the Company is a party will be, duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and each Ancillary Agreement to which it is a party or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the TBOC). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has unanimously approved this Agreement and the Transactions. To the knowledge of the Company, except as provided under the TBOC and the DGCL, no state takeover Law is applicable to the Company Merger or the other Transactions.

Section 4.05       No Conflict; Required Filings and Consents.

(a)     The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the TBOC and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions set forth on Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, being made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

Annex A-27

(b)     The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing with and recordation of appropriate merger documents as required by the TBOC, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06       Permits; Compliance.

(a)     As of the date of this Agreement, each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Authority, necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not have or would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. As of the date of this Agreement, neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

(b)     The business of the Company and its Subsidiaries, and each Company Product that is or has been developed or tested by or on behalf of the Company or the Subsidiaries, is in compliance in all material respects with all applicable Laws, including (i) all federal, state and local laws governing or otherwise regulating the importation, transportation, purchase or other acquisition, possession or sale or other transfer of firearms, ammunition or explosives, including without limitation the Gun Control Act of 1968, as amended (Chapter 44 of Title 18, United States Code), the National Firearms Act of 1934, as amended (Chapter 53 of Title 26, United States Code), the Arms Export Control Act (22 U.S.C. § 2778), and International Traffic in Arms Regulations (22 C.F.R. § 120-130), as well as all applicable rules and regulations of the Bureau of Alcohol, Tobacco, Firearms and Explosives (the “ATF”) (collectively, the “Firearms, Ammunition and Explosives Laws”); and (ii) all licenses, registrations and permits required in order for the Company and its Subsidiaries to conduct their respective businesses (as currently conducted) with respect to the sale of firearms, ammunition and explosives. Neither the Company nor any of its Subsidiaries has received, during the three-year period preceding the date of this Agreement, from the ATF or any other regulatory authority any notice of revocation of any such license, registration or permit and has no reason to believe that the ATF or any other regulatory authority may issue any such notice. Neither the Company nor any of its Subsidiaries (1) has received from the ATF or any other regulatory authority any written notice of violation of any Firearms, Ammunition and Explosives Law or (2) has any reason to believe that the ATF or any other regulatory authority may issue any such written notice. This Section 4.06(b) shall not apply to Tax matters.

(c)     To the Company’s knowledge, no Governmental Authority has identified any facts, studies, tests, development, trials, or data resulting therefrom, which indicate that any Company Product or product candidate cannot be developed, investigated, tested, labeled, manufactured, stored distributed or marketed substantially in the manner presently performed by or on behalf of the Company, except as would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.07       Financial Statements.

(a)     The Company has prior to the date of this Agreement made available to Parent in the Virtual Data Room true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2021 and the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020, and the related consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Annual Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. Each of the

Annex A-28

Annual Financial Statements (including the notes thereto) (i) was prepared in all material respects in accordance with United States generally accepted accounting principles in effect as of the date of this Agreement (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except for the financial statements for the year ended December 31, 2021, the omission of footnotes) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein, except (A) as otherwise noted therein or (B) for any changes made in connection with the preparation of financial statements of the Company audited in accordance with the auditing standards of the PCAOB.

(b)     The Company has prior to the date of this Agreement made available to Parent in the Virtual Data Room true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2022 (the “Interim Financial Statements Date”), and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the six-month period then ended (collectively, the “Interim Financial Statements”), which are attached as Section 4.07(b) of the Company Disclosure Schedule. The Interim Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments.

(c)     Except as and to the extent set forth on the Annual Financial Statements or the Interim Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business or in connection with the consummation of the Transactions since the Interim Financial Statements Date, (ii) obligations for future performance under any Contract to which the Company or any Company Subsidiary is a party or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(d)     In the two (2) years prior to the date of this Agreement, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof.

(e)     To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f)     All accounts receivable of the Company and the Company Subsidiaries reflected on the Interim Financial Statements or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Interim Financial Statements. To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since December 31, 2021, neither the Company nor any of the Company Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of the Company Subsidiaries sell goods, fill orders or record sales.

Annex A-29

(g)     All accounts payable of the Company and the Company Subsidiaries reflected on the Interim Financial Statements or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since December 31, 2021 through the date of this Agreement, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

(h)     The Company has established and maintains a system of internal accounting controls designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s specific authorization; (ii) the preparation of the Company’s financial statements for external purposes are in conformity with GAAP and maintain asset accountability; (iii) access to assets is only permitted in accordance with management’s specific authorization and (iv) the Company’s records accurately reflect the transaction and disposition of assets, in all material respects.

(i)      Neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company as of the date of this Agreement,, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.08       Absence of Certain Changes or Events. Since December 31, 2021 through and until the date of this Agreement, except as otherwise reflected in the Annual Financial Statements or the Interim Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) neither the Company or any of the Company Subsidiaries have sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title or interest in or to any of their respective material assets (including Company Owned IP) other than revocable non-exclusive licenses or sublicenses of Company Owned IP granted in the ordinary course of business in which grants of rights to use such Company Owned IP are incidental to performance under the agreement, (c) there has not been a Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01(b), excluding the covenants set forth in Sections 6.01(b)(i), (vii), (viii), (ix) or (xiii).

Section 4.09       Absence of Litigation. There is no material Action pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. This Section 4.09 shall not apply to Tax matters.

Section 4.10       Employee Benefit Plans.

(a)     Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”).

(b)     With respect to each Plan, the Company has made available to Parent, if applicable, as of the date of this Agreement, (i) a true and complete copy of the current plan document and all amendments thereto (or a written summary if not reduced to writing) and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2020 filed IRS Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter, and (v) any non-routine correspondence to or from any

Annex A-30

Governmental Authority with respect to any Plan in the three (3) years prior to the date of this Agreement. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c)     None of the Plans is or was in the two (2) years prior to the date of this Agreement, nor does the Company, any Company Subsidiary or any ERISA Affiliate have or reasonably expect to have any liability or obligation (contingent or otherwise) under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, (iv) a multiple employer welfare arrangement under ERISA, or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 509(c)(9) of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with the Company or any Company Subsidiary would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414 of the Code.

(d)     As of the date of this Agreement and except as disclosed to the Parent in writing, neither the Company nor any Company Subsidiary is or will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any Person as a result of any Transaction (whether alone or in connection with another event), nor will any such Transaction (whether alone or in connection with another event) (i) accelerate the time of payment or vesting, (ii) increase the amount or cause the funding of, of any benefit or other compensation due to any individual, (iii) result in the triggering or imposition of any restrictions or limitations on the rights of the Company or any other Person to amend or terminate any Employee Benefit Plan; (iv) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit; or (v) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code.

(e)     Except as disclosed to the Parent in writing, none of the Plans provides, nor does the Company or any Company Subsidiary have or reasonably expect to have any obligation to provide, medical or other welfare benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder (at the sole cost of such current or former employee, officer, director or consultant).

(f)     Each Plan is and has been for the six (6) years prior to the date of this Agreement in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and each Company Subsidiary have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation, and have no knowledge, of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g)     Each Plan that is intended to be qualified under Section 401(a) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from U.S. federal income Tax under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion or advisory letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)     There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company, any Company Subsidiary or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company, any Company Subsidiary or any ERISA Affiliate may be liable.

Annex A-31

(i)      All contributions, premiums or payments required to be made with respect to any Plan have been made to the extent due on or before their respective due dates or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.

(j)      Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code is in documentary compliance with, and has been administered and operated in compliance with, the provisions of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

Section 4.11       Labor and Employment Matters.

(a)     Section 4.11(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true, correct and complete list of all employees of the Company and any Company Subsidiary, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth, as of the date of this Agreement, for each such individual the following, on a no name basis: (i) title or position (including whether full or part time); (ii) hire date and service commencement date (if different); (iii) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; and (iv) commission, bonus or other incentive based compensation. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b)     There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees; (ii) neither the Company nor any Company Subsidiary is, nor has either the Company or any Company Subsidiary been in the two (2) years prior to the date of this Agreement, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to Persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(c)     The Company and the Company Subsidiaries are and have been in the two (2) years prior to the date of this Agreement in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, payment of wages, hours of work, and collective bargaining as required by the appropriate Governmental Authority and are not liable for any material arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

Section 4.12       Real Property; Title to Assets.

(a)     The Company does not own any real property.

(b)     Section 4.12(b) of the Company Disclosure Schedule lists, as of the date of this Agreement, the street address of each parcel of Leased Real Property, and sets forth, as of the date of this Agreement, a list of each lease, sublease, license or occupancy agreement pursuant to which the Company or any Company Subsidiary leases, subleases, licenses or occupies any real property (each, a “Lease”), with the name of the lessor or any other party thereto, and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have prior to the date of this Agreement been made available to Parent in the Virtual Data Room. Except as otherwise set forth in Section 4.12(b) of the Company Disclosure Schedule as of the date of this Agreement, (i) there are no leases, subleases, sublicenses, concessions or other contracts granting to any Person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property, and (ii) all such Leases are in full force and effect,

Annex A-32

are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. As of the date of this Agreement, neither the Company, nor any Company Subsidiary, has subleased, sublicensed or otherwise granted to any Person any right to use, occupy or possess any portion of the Leased Real Property.

(c)     Other than any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d)     Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.13       Intellectual Property.

(a)     Section 4.13(a) of the Company Disclosure Schedule, as updated, contains a true, correct and complete list, as of the date of this Agreement, of all of the following that are (as applicable) owned or purported to be owned, used or held for use by the Company or the Company Subsidiaries: (i) Registered Intellectual Property constituting Company Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all material, unregistered trademarks and brand names constituting Company Owned IP, (iii) domain names and social media accounts used or held for use by the Company in the conduct of the business and (iv) all material Contracts to use any Company Licensed IP (other than (x) Contracts for Off-the-Shelf Software, (y) commercially available service agreements to Business Systems (other than Software), and (z) any Intellectual Property licenses ancillary to the purchase or use of services, equipment, reagents or other materials incorporated into the Products. The Company shall be permitted to provide an updated Section 4.13(a) of the Company Disclosure Schedule within fifteen (15) Business Days after the date hereof.

(b)     Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries own, have valid and enforceable licenses for, or otherwise have adequate rights to use, all Intellectual Property and technology that are or would reasonably be expected to be material to their business as currently conducted (including upon the commercialization of products or services described in the Registration Statement, the Company Disclosure Schedule or the Prospectus as under development) or to the development, manufacture, operation and sale of any products and services sold by the Company or any Company Subsidiary, and the consummation of the Transactions will not conflict with, alter or impair any such rights. No Company IP, or, to the Company’s Knowledge, Company Licensed IP, has been adjudged by a court of competent jurisdiction invalid or unenforceable in whole or in part. The Company IP constitutes all Intellectual Property rights necessary for, or to the knowledge of the Company, otherwise used in, the operation of the business of the Company and the Company Subsidiaries as currently conducted and is sufficient for the conduct of such business as currently conducted, and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights.

(c)     Other than as set forth in Section 4.13(c) of the Company Disclosure Schedule, the Company or one of the Company Subsidiaries (i) exclusively owns (beneficially and, with respect to Registered Intellectual Property, as record owner), free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company Owned IP and, (ii) has the right to use, pursuant to a valid and enforceable Contract, all Company Licensed IP. All Company Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company Owned IP is threatened in writing, or, to the Company’s knowledge, pending, and, to the Company’s knowledge, no loss or expiration of exclusively in-licensed Company IP

Annex A-33

is threatened in writing or pending. To the Company’s knowledge, the Company and the Company Subsidiaries have complied in all material respects with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company or one of the Company Subsidiaries, and all such agreements are in full force and effect.

(d)     The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce the secrecy, confidentiality and value of its Trade Secrets and other material Confidential Information, including requiring all Persons having access thereto to execute written non-disclosure agreements. Neither the Company nor any Company Subsidiary has disclosed any Trade Secrets or other Confidential Information to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality of and protect such Confidential Information. To the Company’s knowledge, no Trade Secrets of the Company have been disclosed by the Company in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

(e)     Other than as set forth in Section 4.13(e) of the Company Disclosure Schedules, (i) during the three (3) years prior to the date of this Agreement there have been no claims filed or claims threatened in writing, against the Company or any Company Subsidiary, by any Person (A) contesting the validity, use, ownership, enforceability, scope, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any valid Intellectual Property rights of other Persons (including any unsolicited written demands or written offers to license any Intellectual Property rights from any other Person); (ii) the operation of the business of the Company and the Company Subsidiaries (including the Products) as currently conducted does not infringe, misappropriate or violate, any Intellectual Property rights of other Persons; (iii) to the Company’s knowledge and except as disclosed to the Parent in writing, no other Person has infringed, misappropriated or violated any of the Company IP, and no such action, suit, proceeding or claim alleging such infringement, misappropriation or violation of Company IP has been filed or threatened in writing by the Company or its Subsidiaries against any other Person; (iv) to the Company’s knowledge, there would be no threatened action, suit, proceeding or claim by others that the Company or one of the Company Subsidiaries would, upon the commercialization of any product or service described in the Registration Statement, the Company Disclosure Schedules or the Prospectus, infringe, misappropriate or otherwise violate, any patent, trademark, tradename, service name, copyright, trade secret or other Intellectual Property or proprietary right of another; and (v) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing, and the Company is unaware of any facts which could form a reasonable basis for any such action, suit, proceeding or claim.

(f)     To the Company’s knowledge, there is no prior art or other information that may render any Patent within the Company Owned IP invalid or unenforceable or that may render any Patent application within such Intellectual Property unpatentable that has not been disclosed to the U.S. Patent and Trademark Office or any foreign equivalent thereto. To the Company’s knowledge, there are no material defects in any of the Company Owned IP. The product candidates described in the Company Disclosure Schedules as under development or commercialization by the Company or any Company Subsidiary fall within the scope of the claims of one or more Patent or pending Patent application owned by, or exclusively licensed to, the Company or any Company Subsidiary.

(g)     Other than as set forth in Section 4.13(g) of the Company Disclosure Schedule, no funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned IP.

(h)     Other than as set forth in Section 4.13(h) of the Company Disclosure Schedule, all Persons who have contributed, developed or conceived any Company Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, pursuant to which such Persons assigned or have an obligation to assign to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such Person in the course of or related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further ongoing consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property; or, with respect to Intellectual Property rights that cannot be assigned (e.g., “moral rights” in certain jurisdictions), such Person has unconditionally and irrevocably waived the enforcement thereof, and no such Person has excluded works or inventions from such assignment. To the Company’s knowledge, no current or former employee, director or officer of the Company or one of the Company Subsidiaries or any consultant who has contributed, developed or conceived of any Company Owned IP is or has been in violation of any term of any

Annex A-34

employment or consulting contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment or other engagement with the Company or Company Subsidiary.

(i)      No Related Party, nor any current or former partner, director, stockholder, officer or employee of the Company or Company Subsidiaries or of any Related Party will, after giving effect to the transactions contemplated hereby, own, license or retain any rights in any of the Intellectual Property owned, used or held for use (including for defensive purposes) by the Company in the conduct of the business as currently conducted.

(j)      Section 4.13(j) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all Open Source Software that has been used in connection with any Products.

(k)     The Company and the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient in all material respects for the current needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the Company’s knowledge, in the three (3) years prior to the date of this Agreement, there has not been any failure with respect to any of the Business Systems that are material to the conduct of the Company’s and the Company Subsidiaries’ business that has not been remedied or replaced in all material respects.

(l)      The Company and each of the Company Subsidiaries currently and during the three (3) years prior to the date of this Agreement have complied in all material respects with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company or a Company Subsidiary, respectively, published on a Company website or otherwise made publicly available by the Company or a Company Subsidiary concerning the collection, dissemination, storage, use or other Processing of Personal Information or Business Data, (iii) industry standards to which the Company or any Company Subsidiary is bound to adhere, and (iv) all Contracts that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented data security safeguards that are designed to protect the security and integrity of the Business Systems and any Personal Information and that are otherwise consistent with the Data Security Requirements. The Company’s and the Company Subsidiaries’ employees and contractors receive commercially reasonable training on information security issues. Section 4.13(l) of the Company Disclosure Schedule identifies any Contracts under which Business Data or Personal Information of the Company or the Company Subsidiaries is hosted or processed on the systems or networks of third parties, including cloud computing arrangements. To the Company’s knowledge there is no Disabling Device in any of the Business Systems constituting Company Owned IP or Product components. For the two (2) years prior to the date of this Agreement, neither the Company nor any of the Company Subsidiaries has (i) experienced any data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information or Business Data; or (ii) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements. All processing, storing and transmitting of payment card data by or for the Company and the Company Subsidiaries is compliant with PCI DSS.

(m)    The Company or one of the Company Subsidiaries (i) owns the Business Data constituting Company Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of and otherwise Process the other Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any material legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub, or Parent from receiving, using or otherwise Processing Personal Information after the Closing Date, in a similar manner in which the Company and the Company Subsidiaries receive, use and otherwise Process such Personal Information immediately prior to the Closing Date or result in material liabilities in connection with Data Security Requirements.

Annex A-35

Section 4.14       Taxes.

(a)     The Company and each Company Subsidiary: (i) have duly and timely filed all material Tax Returns that they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all material Tax Returns filed by them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); and (iv) do not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes (each, a “Tax Claim”) pending or asserted, proposed or threatened in writing for a Tax period for which the statute of limitations for a Tax assessment remains open, other than any Tax Claims that have since been resolved. The unpaid Taxes of the Company and the Company Subsidiaries as of the Interim Financial Statements Date did not materially exceed the reserves for Taxes (other than any reserves for deferred Taxes established to reflect timing differences between book and taxable income) of the Company and the Company Subsidiaries set forth in the Interim Financial Statements.

(b)     Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, in each case other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes (each, an “Ordinary Commercial Agreement”).

(c)     Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of any change in method of accounting made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) entered into or created, respectively, prior to the Closing; or (v) prepaid amount received or deferred revenue booked prior to the Closing.

(d)     The Company and each Company Subsidiary have withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and, to the Company’s knowledge, have complied in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.

(e)     Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return (other than a group of which the Company or a Company Subsidiary was the common parent).

(f)     Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by contract.

(g)     Neither the Company nor any Company Subsidiary has any request for a material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or private letter ruling from any Governmental Authority.

(h)     The Company has prior to the date of this Agreement made available to Parent complete and accurate copies of the U.S. federal income Tax Returns filed by the Company for the Tax year ended December 31, 2020, and each of the four prior Tax years prior to such Tax year.

Annex A-36

(i)      Neither the Company nor any Company Subsidiary has in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(j)      Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k)     Neither the IRS nor any other Governmental Authority has asserted in writing against the Company or any Company Subsidiary any deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith.

(l)      There are no Liens for Taxes (other than Permitted Liens) upon any assets of the Company or any Company Subsidiary.

(m)    Neither the Company nor any Company Subsidiary has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)     Neither the Company nor any Company Subsidiary has received any written notice from a non-U.S. Governmental Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o)     Neither the Company nor any Company Subsidiary has received any written claim from a Governmental Authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction.

(p)     For U.S. federal income Tax purposes, the Company is, and has been since its formation, classified as a corporation.

(q)     The Company has not taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 4.15       Environmental Matters. Each of the Company and each Company Subsidiary is not materially violating, and for the five (5) years prior to the date of this Agreement has not materially violated, any applicable Environmental Laws; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with, and no Company or Company Subsidiary has Released, any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (c) none of the Company or any of the Company Subsidiaries is, in any material respect, actually or allegedly liable, or to the Company’s knowledge, potentially liable, pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”), and the Company and each Company Subsidiary is, and has since January 1, 2018 been, in compliance in all material respects with such Environmental Permits; and (e) neither the Company nor any Company Subsidiary is the subject of any pending or, or to the Company’s knowledge, threatened Action, nor has the Company or any Company Subsidiary received any written notice, alleging any material violation of or, or material liability under, Environmental Laws.

Section 4.16       Material Contracts.

(a)     Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such Contracts as are required to be set forth in Section 4.16(a) of the Company Disclosure Schedule, along with any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i)           all Contracts with consideration payable to the Company or any of the Company Subsidiaries of more than $150,000, in the aggregate, over any 12-month period;

Annex A-37

(ii)          each Contract requiring payment by or to the Company after the date of this Agreement in excess of $150,000 pursuant to its express terms relating to (A) any agreement involving provision of services or products with respect to any pre-clinical development activities of the Company or (B) any alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property rights that will not be owned, in whole or in part, by the Company;

(iii)         all Contracts pursuant to which the Company or any Company Subsidiary has engaged any third party to manage the business of the Company or any Company Subsidiary (excluding contracts for employment), to the extent material to the business of the Company or any Company Subsidiary;

(iv)         all Contracts with any Governmental Authority to which the Company or any Company Subsidiary is a party or which otherwise govern the use of any Company Owned IP, other than any Company Permits;

(v)          all Contracts evidencing indebtedness for borrowed money in an amount greater than $150,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any Person a Lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guaranteeing the debts or other obligations of any Person;

(vi)         all Contracts pursuant to which the Company or a Company Subsidiary has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones which would result in a payment in excess of $150,000 or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company, in each case that cannot be terminated by the Company without penalty, or without more than sixty (60) days’ notice without material payment or penalty;

(vii)        all Contracts establishing any partnership, joint venture, strategic alliance or other collaboration or similar arrangement between the Company or any Company Subsidiary, on the one hand, and any third party, on the other hand (including with respect to the Products);

(viii)       any Contract relating to the acquisition or disposition of any business or asset (whether by merger, sale of stock, sale of assets or otherwise) under which the Company or any of its Affiliates has or will have obligations with respect to an “earn out,” contingent purchase price or similar contingent payment obligation;

(ix)         all Contracts that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or entity or in any geographic area or during any period of time excluding customary confidentiality clauses;

(x)          all Contracts that result in any Person or entity holding a power of attorney from the Company or any Company Subsidiary that materially relates to the Company, any Company Subsidiary or materially impacts their respective business;

(xi)         all Leases, and all leases or master leases of personal property, reasonably likely to result in annual payments of $150,000 or more in a 12-month period;

(xii)        all Contracts involving use of or granting licenses to the Company or any of the Company Subsidiaries with respect to any Company Licensed IP that are material to the business of the Company;

(xiii)       all Contracts which involve the license or grant of rights to Company Owned IP by the Company or the Company Subsidiaries, other than (A) collaboration agreements entered into on the form of such agreement made available in the Virtual Data Room or (B) and license agreements granted in the ordinary course of business to customers in connection with Products or to suppliers or service providers in the ordinary course of business solely for the purpose of enabling such suppliers or service providers to provide services for the benefit of the Company or the Company Subsidiaries;

Annex A-38

(xiv)       all Contracts under which the Company has agreed to purchase goods or services from a vendor, Supplier or other Person on a preferred supplier or “most favored supplier” basis or which otherwise establishes any exclusive sale or distribution obligation with respect to any Product or geographic area;

(xv)        all Contracts for the development of Company Owned IP for the benefit of the Company that are material to the Company, other than employment, consulting and collaboration agreements entered into on the form of such agreement made available in the Virtual Data Room, without material modification;

(xvi)       all Contracts under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of the Company or any Company Subsidiary;

(xvii)      all Contracts that provide for the settlement of any material Action that contains any ongoing material obligation on the Company or the Company Subsidiaries; and

(xviii)     all Contracts between the Company and any holders of more than 2% of the Company’s Capital Stock (assuming the full conversion or exercise of all Company Securities held by such Person) that relate to such stockholder’s ownership of Company Securities.

(b)     Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, as of the date of this Agreement (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of any material default under any such Material Contract. As of the date of this Agreement, the Company has furnished or made available to Parent in the Virtual Data Room true and complete copies, in all respects, of all Material Contracts, including amendments thereto that are material in nature.

Section 4.17       Insurance.

(a)     Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)     With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.18       Vote Required. The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.19       Certain Business Practices.

(a)     For the three (3) years prior to the date of this Agreement, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents, while acting on behalf of the Company or any Company Subsidiary, has: (i) used any funds for unlawful contributions,

Annex A-39

gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) to the extent not covered by subclause (i) and (ii), made any payment in the nature of criminal bribery.

(b)     For the three (3) years prior to the date of this Agreement, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions, while acting on behalf of the Company or any Company Subsidiary; or (iii) has violated any Ex-Im Laws while acting on behalf of the Company or any Company Subsidiary.

(c)     There are no, and for the three (3) years prior to the date of this Agreement, there have not been any, material internal investigations, external investigations to which the Company has knowledge of, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 4.20       Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other Affiliate of the Company or any Company Subsidiary, or any immediate family of any of the foregoing, to the Company’s knowledge, has or has had, directly or indirectly as of the date of this Agreement: (a) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Contract disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any Contract with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 4.20. The Company and the Company Subsidiaries have not, for the two (2) years prior to the date of this Agreement, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.21       Brokers. Except as set forth on Section 4.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.22       Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) or in the Company Officer’s Certificate, the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Parent Parties, their respective Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in the Company Officer’s Certificate, neither the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Parent Parties, their respective Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Parent Parties, their respective Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

Annex A-40

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF Parent Parties

Except as set forth in Parent’s disclosure schedule delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Schedule”) and in Parent SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), the Parent Parties hereby represent and warrant to the Company as follows:

Section 5.01       Corporate Organization.

(a)     Each Parent Party is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or limited liability power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not result in a Parent Material Adverse Effect.

(b)     Pubco is the only Subsidiary of Parent and the Merger Subs are the only Subsidiaries of Pubco. Except for Pubco and the Merger Subs, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other Person.

Section 5.02       Governing Documents. Each of the Parent Parties has heretofore furnished to the Company complete and correct copies of the Parent Organizational Documents, Pubco Organizational Documents, the Parent Merger Sub Organizational Documents and the Company Merger Sub Organizational Documents. The Parent Organizational Documents, Pubco Organizational Documents, the Parent Merger Sub Organizational Documents and the Company Merger Sub Organizational Documents are in full force and effect. No Parent Party is in violation of any of the provisions of its respective organizational documents.

Section 5.03       Capitalization.

(a)     The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, par value $0.0001 per share, and (ii) 1,000,000 shares of Parent Preferred Stock, par value $0.0001 per share. As of the date of this Agreement, (A) 7,907,013 shares of Parent Common Stock are issued and outstanding (which includes 4,767,013 shares subject to Redemption Rights), (B) no shares of Parent Preferred Stock are issued and outstanding, (C) no shares of Parent Common Stock are held in the treasury of Parent, (D) 11,500,000 redeemable warrants to purchase Parent Common Stock and 5,425,000 private placement warrants to purchase Parent Common Stock are issued and outstanding and (E) 11,500,000 Parent Rights are issued and outstanding. Each Parent Warrant is exercisable for the number of shares of Parent Common Stock stated in each Parent Warrant at an exercise price of $11.50 per share.

(b)     All outstanding shares of Parent Common Stock, Parent Warrants and Parent Rights (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are not subject to any preemptive rights, (iii) have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and (iv) were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Parent Organizational Documents.

(c)     Other than the Parent Warrants, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent. Parent is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Parent Common Stock or any of the equity interests or other securities of Parent. Except for Pubco and the Merger Subs, Parent does not own any equity interests in any Person.
Annex A-41

(d)     Other than Redemption Rights, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Persons.

Section 5.04       Authority Relative to this Agreement. Each Parent Party has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which they are a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, in each case subject to obtainment of the Parent Stockholder Approval or the approval of Pubco as the sole stockholder of each of the Merger Subs, as applicable. The execution and delivery of this Agreement by each Parent Party and the consummation by each Parent Party of the Transactions have been, and each Ancillary Agreement to which they are a party will be, duly and validly authorized by all necessary corporate or limited liability company action, as applicable, and no other corporate or limited liability company proceedings on the part of any Parent Party is necessary to authorize this Agreement and each Ancillary Agreement to which it is a party or to consummate the Transactions (other than (a) with respect to the Mergers, (i) the Parent Stockholder Approval, the approval by Parent, as the sole stockholder of Pubco Merger Sub, and the approval of Pubco as the sole stockholder of each of the Merger Subs, and (ii) the filing and recordation of appropriate merger documents as required by the DGCL and the TBOC, as applicable, and (b) with respect to the issuance of Pubco Common Stock and the amendment and restatement of the Pubco Certificate of Incorporation pursuant to this Agreement, the Parent Stockholder Approval). This Agreement has been duly and validly executed and delivered by each of the Parent Parties and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each Parent Party enforceable against it, in accordance with its terms subject to the Remedies Exceptions.

Section 5.05       No Conflict; Required Filings and Consents.

(a)     The execution and delivery of this Agreement by each Parent Party does not, and the performance of this Agreement by each Parent Party will not, (i) conflict with or violate such Parent Party’s organizational documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to such Parent Party or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of such Parent Party pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Parent Party is a party or by which such Parent Party or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Parent Material Adverse Effect.

(b)     The execution and delivery of this Agreement by each Parent Party does not, and the performance of this Agreement by each Parent Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and TBOC, as applicable, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent any Parent Party from performing its material obligations under this Agreement.

Section 5.06       Compliance. No Parent Party is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to it, by which any property or asset of such Parent Party is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Parent Party is a party or by which such Parent Party or any property or asset of Parent Party is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Parent Material Adverse Effect. Each Parent Party is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted. This Section 5.06 shall not apply to Tax matters.

Annex A-42

Section 5.07       SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)     Except as set forth on Section 5.7(a) of the Parent Disclosure Schedule, Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since November 23, 2020, together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Reports”). Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. As of their respective dates, the Parent SEC Reports (i) complied with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)     Except as set forth on Section 5.7(b) of the Parent Disclosure Schedule, each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c)     Except as and to the extent set forth in the Parent SEC Reports, Parent has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Parent’s business.

(d)     Parent is in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq Capital Market.

(e)     Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(f)     Parent maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Parent maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Parent has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Parent to Parent’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Parent to record, process, summarize and report financial data. Parent has no knowledge of any fraud or whistle-blower

Annex A-43

allegations, whether or not material, that involves management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Parent. Since December 31, 2019, there have been no material changes in Parent internal control over financial reporting.

(g)     There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)     Neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(i)      As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08       Absence of Certain Changes or Events. Since December 31, 2021, except as expressly contemplated by this Agreement, (a) Parent has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) there has not been any Parent Material Adverse Effect, and (c) Parent has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02(b).

Section 5.09       Absence of Litigation. There is no Action pending or, to the knowledge of Parent, threatened against Parent, or any property or asset of Parent, before any Governmental Authority. Neither Parent nor any material property or asset of Parent is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. This Section 5.09 shall not apply to Tax matters.

Section 5.10       Board Approval; Vote Required.

(a)     The Parent Board, by resolutions duly adopted by unanimous vote of the members of the Parent Board at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Ancillary Agreements to which Parent is a party, the Mergers and the other Transactions are fair to, and in the best interests of, Parent and its stockholders, and declared their advisability, (ii) approved (A) this Agreement, the Ancillary Agreements, the Mergers and the other Transactions to which Parent is a party, (B) the payment of the Aggregate Company Merger Consideration to the Participating Securityholders pursuant to this Agreement, (C) the issuance of shares of Pubco Common Stock in connection with the Mergers, (D) the amendment and restatement of (1) the Pubco Certificate of Incorporation substantially in the form attached hereto as Exhibit A and (2) the Pubco Bylaws substantially in the form attached hereto as Exhibit B, and (E) the Pubco LTIP, and (iii) adopted a resolution recommending that the stockholders of Parent vote in favor of all Parent Proposals, including, without limitation, adoption of this Agreement and approval of the Mergers and the other Transactions to which Parent is a party, and directing that this Agreement, the Mergers and the other Transactions to which Parent is a party be submitted for consideration by the stockholders of Parent at the Parent Stockholders’ Meeting.

(b)     The only vote of the holders of any class or series of capital stock of Parent necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock.

(c)     Each of the Pubco Board, the Parent Merger Sub Board and the Company Merger Sub Board, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Ancillary Agreements to which such Parent Party is a party, the Parent Merger and/or the Company Merger, as applicable, and the other Transactions to which such Parent Party is a party are fair to and in the best interests of such Parent Party and its sole stockholder, and declared their advisability, (ii) adopted this Agreement and approved the Parent Merger and/or the Company Merger, as applicable, and the other

Annex A-44

Transactions to which such Parent Party is a party, and (iii) recommended that Parent as the sole stockholder of Pubco, and Pubco as the sole stockholder of each of the Merger Subs, as applicable, adopt this Agreement and approve the Parent Merger and/or the Company Merger, as applicable, and the other Transactions to which such Parent Party is a party and directed that this Agreement, the Parent Merger and/or the Company Merger, as applicable, and the other Transactions to which such Parent Party is a party be submitted for consideration by Parent as the sole stockholder of Pubco or by Pubco as the sole stockholder of each of the Merger Subs, as applicable.

(d)     The only vote of the holders of any class or series of capital stock of the Merger Subs that is necessary to approve this Agreement, the Mergers and the other Transactions is the affirmative vote of Pubco as the sole stockholder of the Merger Subs. The only vote of the holders of any class or series of capital stock of Pubco that is necessary to approve this Agreement, the Mergers and the other Transactions is the affirmative vote of Parent as the sole stockholder of Pubco.

Section 5.11       No Prior Operations of Pubco and the Merger Subs. Each of Pubco, Parent Merger Sub and Company Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

Section 5.12       Brokers. Except as set forth on Section 5.12 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Parent Party.

Section 5.13       Parent Trust Fund. As of the date of this Agreement, Parent has no less than $17,700,000 held in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in cash and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of November 23, 2020, between Parent and the Trustee (the “Trust Agreement”). Except as set forth in Section 5.13 of the Parent Disclosure Schedule or in connection with the Extension Proposal, the Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the knowledge of Parent, the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Parent, that would entitle any Person (other than stockholders of Parent who shall have elected to exercise their Redemption Rights pursuant to the Parent Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Parent Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of Parent, threatened in writing with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its obligations hereunder, Parent has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent at the Effective Time.

Section 5.14       Employees. Other than any officers of Parent as described in the Parent SEC Reports, Parent has never employed any employees. Other than consultants and advisors retained in the ordinary course of business (including in connection with the Transactions) or as described in the Parent SEC Reports, Parent has never retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any employee, officer or director. Parent has never and does not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee

Annex A-45

benefit plans, programs or arrangements. Except as set forth in Section 5.14 of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment becoming due to any director, officer or employee of Parent, (ii) result in the acceleration of the time of payment or vesting of any such benefits, or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which Parent is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any Person.

Section 5.15       Taxes.

(a)     Parent (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Parent is otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or are otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which assessment or deficiency has not yet been resolved; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)     Parent is not party to, bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any Person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c)     To the knowledge of Parent, as of the date hereof, Parent is not required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax law) in existence on or prior to the Closing Date; (vi) any use of an improper method of accounting use for any tax period or portion thereof ending or ended on or prior to the Closing Date; or (vii) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Section 951, 951A or 956 of the Code.

(d)     Parent has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.

(e)     Parent has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(f)     Parent does not have any material liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g)     Parent does not have any request for a material ruling in respect of Taxes pending between Parent, on the one hand, and any Tax authority, on the other hand.

(h)     Parent has made available to the Company true, correct and complete copies of the U.S. federal income Tax Returns filed by Parent for the 2020 tax year.

Annex A-46

(i)      Parent has not since incorporation distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)      Parent has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k)     There are no Tax liens upon any assets of Parent except for Permitted Liens.

(l)      Parent (A) is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Code Section 897(c)(2) or (B) has not received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction. Parent has not made an election under Section 965(h) of the Code.

(m)    Parent has not taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(n)     Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 5.15 shall constitute the only representations and warranties by the Parent with respect to Taxes.

Section 5.16       Registration and Listing. The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “BREZ”. The issued and outstanding Parent Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “BREZR”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “BREZW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the shares of Parent Common Stock, Parent Warrants or Parent Rights or terminate the listing of Parent on the Nasdaq Capital Market. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the shares of Parent Common Stock, the Parent Warrants or the Parent Rights under the Exchange Act.

Section 5.17       Prior Business Operations. Parent has limited its activities in all material respects to those activities (a) contemplated in the prospectus of Parent, dated as of November 23, 2020, or (b) otherwise necessary to consummate the Transactions.

Section 5.18       Parent Material Contracts. The SPAC SEC Reports include true and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent is party (the “Parent Material Contracts”). Each Parent Material Contract is in full force and effect and, to the knowledge of Parent, is valid and binding upon and enforceable against each of the parties thereto (subject to the Remedies Exception), except insofar as enforceability may be limited by the Remedies Exceptions. True and complete copies of all Parent Material Contracts have been made available to the Company.

Section 5.19       Proxy Statement and Registration Statement. None of the information relating to Parent or Pubco supplied by such Parent Party in writing for inclusion in the Proxy Statement will, as of the date the Registration Statement is made effective, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Parent Stockholders, at the time of the Parent Stockholders’ Meeting, or at the Parent Merger Effective Time or Company Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that neither Parent nor Pubco makes any representation with respect to any forward-looking statements supplied by or on behalf of such Parent Party for inclusion in, or relating to information to be included in the Proxy Statement or Registration Statement.

Section 5.20       Investment Company Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940.

Annex A-47

Section 5.21       Transactions with Affiliates. Section 5.21 of the Parent Disclosure Schedule sets forth all Contracts between (a) Parent, on the one hand, and (b) any officer, director, employee, partner, member, manager director or indirect equityholder (including the Sponsor) or Affiliate of either Parent or the Sponsor, on the other hand (each Person identified in this part (b), a “Parent Related Party”). Except as set forth in Section 5.21 of the Parent Disclosure Schedule, no Parent Related Party (i) owns any interest in any material asset used in the business of Parent, (ii) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Parent, or (iii) owes any material amount to, or is owed any material amount by, Parent. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.21 are referred to herein as “Parent Related Party Transactions.”

Section 5.22       Legacy Parent Transaction Expenses. The Legacy Parent Transaction Expenses set forth on Section 1.01 of the Parent Disclosure Schedule include in all material respects all costs, fees and expenses incurred by the Parent Parties in connection with (a) any proposed Business Combination of Parent other than the Transactions, including any fees and expenses of legal counsel to the Parent Parties and of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of the Parent Parties in connection with any such transactions, (b) the preparation and filing with the SEC of any proxy statement prior to the date hereof for the purpose of amending the Parent Organizational Documents and the Trust Agreement to extend the time period for Parent to consummate a Business Combination, including the value of any additional securities or economic inducements offered to stockholders of Parent in connection therewith and the costs, fees and expenses of any legal counsel or any other service providers engaged in connection therewith, (c) any amounts due to the underwriters of Parent’s IPO in connection with any proposed Business Combination of Parent other than the Transactions and which are not duplicative with such amounts due in connection with the Transactions, or (d) entering into any agreements with any stockholders of Parent to incentivize them to either unwind or facilitate the unwinding of their respective exercise of applicable Redemption Rights in connection with any proposed Business Combination of Parent other than the Transactions or any proxy statement prior to the date hereof for the purpose of amending the Parent Organizational Documents and the Trust Agreement to extend the time period for Parent to consummate a Business Combination.

Section 5.23       The Parent Parties’ Investigation and Reliance. Each Parent Party is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by the Parent Parties, together with expert advisors, including legal counsel, that they have engaged for such purpose. The Parent Parties and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. No Parent Party is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or the Company Officer’s Certificate. Neither the Company nor any of its respective stockholders, Affiliates or Representatives shall have any liability to any Parent Party or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Parent Parties, or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

Annex A-48

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE Company MERGER

Section 6.01       Conduct of Business by the Company Pending the Company Merger.

(a)     The Company agrees that, between the Effective Date and the Closing or the earlier termination of this Agreement (the “Interim Period”), except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)          the Company shall use its reasonable best efforts to, and shall cause each Company Subsidiary to use its reasonable best efforts to, conduct its business in the ordinary course of business; and

(ii)         the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers and Key Employees of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, Suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations.

(b)     By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)           amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii)          issue, sell, pledge, dispose of, grant or encumber or subject to any Lien, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, or otherwise amend any terms of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, provided that none of (1) the conversion of shares of Company Preferred Stock to Company Common Stock in accordance with the Company Charter, including in connection with the Company Preferred Conversion, (2) the conversion of Company Convertible Notes to Company Common Stock, including in connection with the Company Convertible Note Conversion (3) the exercise, settlement or vesting of any Company Awards, (4) the consummation of one or more private placement transactions by the Company of any equity securities (or securities convertible into or exercisable for equity securities) of the Company prior to the Company Merger Effective Time which raise no more than $100,000,000 in the aggregate, and (5) the consummation of any initial sale of any shares of capital stock of the Company in an underwritten public offering registered under the Securities Act or any direct listing of any shares of capital stock of the Company on a securities exchange or securities market (collectively, the “Permitted Financings”), or the issuance of any Permitted Financing Securities in connection therewith, shall require the consent of Parent, provided, further, that the Company shall be permitted to grant Company Awards in accordance with Section 6.01(b)(ii) of the Company Disclosure Schedule; or (B) any material assets of the Company or any Company Subsidiary, other than sales of assets in the ordinary course of business;

(iii)         adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or the Company Subsidiaries (other than the Company Merger or in connection with any Permitted Financing), acquire any equity interest or other interest in any other entity other than a Company Subsidiary or enter into a joint venture, partnership, business association or other similar arrangement with any other entity;

(iv)         declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, excluding any dividend payable in the form of shares of Capital Stock;

Annex A-49

(v)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi)         (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, in each case, other than a Company Subsidiary; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets, in excess of $5,000,000 in the aggregate, other than in connection with a Permitted Financing;

(vii)        (A) except as provided for through the Employment Agreements, grant any increase in the compensation or incentives payable or to become payable to any current or former director, officer, employee (including any Key Employee) or service provider of the Company or any Company Subsidiary that has a base salary or compensation in excess of $150,000 (each, a “Company Service Provider”), (B) except through or in connection with the Employment Agreements, enter into any new, or terminate or amend any existing, employment, retention, bonus, change in control, or termination agreement with any Company Service Provider, (C) except as provided for through the Employment Agreements, accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any Company Service Provider, or (D) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees; provided, however, that notwithstanding anything herein to the contrary, the Company may (1) provide increases in salary, wages, bonuses or benefits to employees as required under the terms of any Plan in existence as of the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or, for employees (other than Key Employees), in the ordinary course of business consistent with past practice, (2) change the title of its employees (other than Key Employees) in the ordinary course of business, and (3) make annual or quarterly bonus or commission payments in the ordinary course of business consistent with past practice and in accordance with the bonus or commission plans existing on the date of this Agreement;

(viii)       other than as required by Law or pursuant to the terms of a Plan entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or as provided for through the Employment Agreements, grant any severance or termination pay to (A) any Key Employee or any director or officer of the Company or of any Company Subsidiary, or (B) other than in the ordinary course of business consistent with past practice, any other current employee of the Company or of any Company Subsidiary;

(ix)         adopt, amend or terminate any material Plan or any Employee Benefit Plan that would be a Plan if in effect as of the date hereof except (A) as may be required by applicable Law, (B) as is required in order to consummate the Transactions or (C) in connection with health and welfare plan renewals in the ordinary course of business consistent with past practice (provided that such renewals do not materially increase the cost to the Company or any Company Subsidiary of providing such benefits);

(x)          waive the restrictive covenant obligations of any employee of the Company or any Company Subsidiary;

(xi)         materially amend or change any of the Company’s or any Company Subsidiary’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as may be required by a change in GAAP;

(xii)        make, change or revoke any material Tax election, amend any income or other material Tax Return, settle or compromise any material income Tax liability, adopt or change any accounting method in respect of material Taxes, consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of material Taxes, execute any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or enter into any Tax sharing or similar agreement in respect of material Taxes (other than an Ordinary Commercial Agreement);

(xiii)       materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

Annex A-50

(xiv)       (A) exclusively license, sell, transfer, assign or otherwise dispose of, divest or spin-off, any material Company IP or other material Intellectual Property used or held for use in the business of the Company and the Company Subsidiaries, (B) abandon, relinquish, permit to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required to maintain and protect its interest in, any material Company IP, or (C) disclose or otherwise make available to any Person who is not subject to a written agreement to maintain the confidentiality of such trade secrets any material Trade Secret included in the Company IP;

(xv)        waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $250,000 individually or $1,000,000 in the aggregate; or

(xvi)       enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from Parent to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Parent, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. During the Interim Period, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

Section 6.02       Conduct of Business by the Parent Parties Pending the Mergers.

(a)     Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements to consummate any Additional Financings in accordance with the terms of Section 7.19(b)), and except as set forth on Section 6.02 of the Parent Disclosure Schedule and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Parent agrees that during the Interim Period, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the Parent Parties shall be conducted in the ordinary course of business and in a manner consistent with past practice.

(b)     By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements to consummate any Additional Financings in accordance with the terms of Section 7.19(b)), as set forth on Section 6.02 of the Parent Disclosure Schedule or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), no Parent Party shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(i)           amend or otherwise change such Parent Party’s organizational documents or form any Subsidiary of Parent other than Pubco and the Merger Subs;

(ii)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;

(iii)         reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Parent Common Stock, Parent Rights or Parent Warrants except for redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;

(iv)         issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of any Parent Party, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of any Parent Party;

(v)          acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other Person;

Annex A-51

(vi)         incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(vii)        make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(viii)       make, change or revoke any material Tax election, amend any income or other material Tax Return, settle or compromise any material income Tax liability, adopt or change any accounting method in respect of material Taxes, consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of material Taxes, execute any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or enter into any Tax sharing or similar agreement in respect of material Taxes (other than an Ordinary Commercial Agreement);

(ix)         liquidate, dissolve, reorganize or otherwise wind up the business and operations of any Parent Party;

(x)          amend, waive, modify or consent to the termination of the Trust Agreement or any other agreement related to the Trust Account;

(xi)         (A) enter into, materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Contracts to which a Parent Party is party (including engagement letters with financial advisors) in a manner that would materially and adversely affect Parent or any of its Subsidiaries after the Closing or would impose material liabilities on any Parent or any of its Subsidiaries after the Closing, or (B) enter into any Contract that would entitle any third party to any bonuses, payments or other fees upon or conditioned upon the consummation of the Closing, other than any services providers engaged by Parent prior to the Closing for printing, mailing and solicitation services with respect to the Proxy Statement or the Registration Statement; or

(xii)        enter into, renew, modify or revise any Parent Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Parent Related Party Transaction); or

(xiii)       enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Parent prior to the Closing Date. Prior to the Closing Date, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.03       Claims Against Trust Account. Reference is made to the final prospectus of Parent, dated as of November 23, 2020 and filed with the SEC (Registration No. 333-249677) on November 24, 2020 (the “Prospectus”). The Company hereby represents and warrants that it understands that Parent has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Parent’s public stockholders (including overallotment shares acquired by Parent’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, Parent may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Parent Common Stock in connection with the consummation of Parent’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if Parent fails to consummate a Business Combination within 12 months after the closing of the IPO, subject to extension by amendment to Parent’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts as necessary to pay any Taxes and up to $100,000 in dissolution expenses, or (d) to Parent after or concurrently with the consummation of a Business Combination. For and in consideration of Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company

Annex A-52

hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Parent or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce Parent to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Parent or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its Affiliates (or any Person claiming on any of their behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event (a) the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders of Parent, whether in the form of money damages or injunctive relief, and (b) Parent and its Representatives, as applicable, prevails in such action or proceeding, Parent or its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates the associated legal fees and costs in connection with any such action. Notwithstanding anything in this Agreement to the contrary, the provisions of this paragraph shall survive indefinitely with respect to the obligations set forth in this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01       Proxy Statement; Registration Statement.

(a)     As soon as reasonably practicable following the date of this Agreement, (i) Parent (with the assistance and cooperation of the Company as reasonably requested by Parent) shall prepare and Pubco shall file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Parent, in which Parent shall solicit proxies from Parent’s stockholders to vote at the special meeting of Parent’s stockholders called for the purpose of voting on the following matters (the “Parent Stockholders’ Meeting”) in favor of (A) the adoption of this Agreement and approval of the Mergers, (B) the issuance of shares of Pubco Common Stock as contemplated by this Agreement, (C) the approval and adoption of the Second Amended and Restated Certificate of Incorporation of Pubco to read as set forth on Exhibit A attached hereto, (D) the approval and adoption of an equity incentive plan, in form and substance reasonably acceptable to Parent and the Company that provides for grant of awards to employees and other service providers of the Company Surviving Subsidiary and its Subsidiaries in the form of options, restricted stock, restricted stock units or other equity-based awards based on Pubco Common Stock with a total pool of awards of Pubco Common Stock not exceeding, together with the number of shares of Parent Common Stock that would be issuable immediately after the Company Merger Effective Time and the Parent Merger Effective Time upon the vesting of all Converted RSUs or Converted Options, 10% of the number of shares of Pubco Common Stock outstanding as of immediately following the Closing (the “Pubco LTIP”), which Pubco LTIP shall have an annual “evergreen” increase of not more than 3% of the shares of Pubco Common Stock outstanding as of the day prior to such increase, and (E) any approval of other proposals the parties deem necessary to effectuate the Mergers and the other Transactions (collectively, the “Parent Proposals”), and (ii) Parent shall prepare and Pubco shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration

Annex A-53

Statement”), which Registration Statement shall include the Proxy Statement in connection with the registration under the Securities Act of the shares of Pubco Common Stock and the Pubco Assumed Parent Warrants to be issued to Participating Securityholders and/or holders of Parent securities, as applicable, pursuant to this Agreement.

(b)     Pubco and Parent shall (w) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (y) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the Registration Statement becomes effective, Parent shall mail (or cause to be mailed) the Proxy Statement to its stockholders. Each of Parent, Pubco and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(c)     No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Pubco or Parent without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Parent and Pubco, on the one hand, and the Company, on the other hand, each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock or the Pubco Assumed Parent Warrants to be issued or issuable to Participating Securityholders and/or holders of Parent securities, as applicable, in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Pubco, Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(d)     Each of Parent and Pubco represents that the information supplied by it for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iii) the time of the Parent Stockholders’ Meeting, (iv) the Company Merger Effective Time, and (v) the Parent Merger Effective Time. If, at any time prior to the Company Merger Effective Time, any event or circumstance relating to any of the Parent Parties, or their respective officers or directors, should be discovered by Parent or Pubco which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Parent shall promptly inform the Company. All documents that each of Parent and Pubco is responsible for filing with the SEC in connection with the Mergers or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(e)     The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iii) the time of the Parent Stockholders’ Meeting, (iv) the Parent Merger Effective Time, and (iv) the Company Merger Effective Time. If, at any time prior to the Company Merger Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Parent.

(f)     As promptly as practicable after the initial filing of the Registration Statement, the Company (with the assistance and cooperation of Parent as reasonably requested by the Company) shall prepare an information statement relating to the action to be taken by the stockholders of the Company pursuant to the Written Consent.  As promptly as practicable after the date on which the Registration Statement becomes effective, the Company shall deliver the Consent Solicitation Statement and the prospectus contained in the Registration Statement to its stockholders.

Annex A-54

Section 7.02       Parent Stockholders’ Meeting; Pubco and Merger Subs Stockholder’s Approval.

(a)     Parent shall call and hold the Parent Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of Parent) for the purpose of voting solely upon the Parent Proposals; provided that, with the prior consultation of the Company, Parent may postpone or adjourn the Parent Stockholders’ Meeting on one or more occasions for up to thirty (30) days in the aggregate upon the good faith determination by the Parent Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Parent Proposals or otherwise take actions consistent with Parent’s obligations pursuant to Section 7.10 of this Agreement. Parent shall use its reasonable best efforts to obtain the approval of the Parent Proposals at the Parent Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Parent Proposals. The Parent Board shall recommend to its stockholders that they approve the Parent Proposals (the “Parent Board Recommendation”) and shall include such recommendation in the Proxy Statement. The Parent Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify the Parent Board Recommendation, (ii) publicly propose to change, withdraw, withhold, qualify or modify the Parent Board Recommendation or (iii) fail to include the Parent Board Recommendation in the Proxy Statement.

(b)     Promptly following the execution of this Agreement (and in any event within twenty-four (24) hours herefrom), (i) Parent shall adopt this Agreement and approve the Mergers and the other Transactions in its capacity as the sole stockholder of Pubco, and (ii) Pubco shall adopt this Agreement and approve the Mergers and the other Transactions in its capacity as the sole stockholders of each of the Merger Subs.

Section 7.03       Requisite Approval. Upon the terms set forth in this Agreement, (a) the Company shall (i) obtain the irrevocable written consent, in form and substance reasonably acceptable to Parent, of holders of Capital Stock constituting the Requisite Approval in favor of the adoption of this Agreement and the approval of the Company Merger and the other Transactions, including the Company Preferred Conversion (the “Written Consent”), as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within five (5) Business Days after the Registration Statement becomes effective, and (b) the Company Board shall recommend to its stockholders that they adopt this Agreement and approve the Company Merger and the other Transactions to which the Company is a party (the “Company Board Recommendation”). The Company Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal or (iii) fail to include the Company Board Recommendation in the Consent Solicitation Statement.

Section 7.04       Access to Information; Confidentiality.

(a)     During the Interim Period, the Company and Parent shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax Treatment or any Tax opinion requested or required to be filed pursuant to Section 7.12(c). Notwithstanding the foregoing, neither the Company nor Parent shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)     All information obtained by the parties pursuant to this Section ٧.٠٤ shall be kept confidential in accordance with the Nondisclosure Agreement, dated as of August 2, 2022 (the “Non-Disclosure Agreement”), between Parent and the Company.

Annex A-55

(c)     Notwithstanding anything in this Agreement to the contrary, each party hereto (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such Tax advisor as reasonably necessary such treatment and structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Non-Disclosure Agreement.

Section 7.05       Non-Solicitation.

(a)     During the Interim Period, the Company shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, business, assets, books, records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do, or do, any of the foregoing. The Company also agrees that, immediately following the execution of this Agreement, it shall, and shall cause each of its Subsidiaries and its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within five (5) Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal (and with whom the Company has had contact in the twelve (12) months prior to the date of this Agreement regarding an Acquisition Proposal) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof in accordance with the terms of the confidentiality agreement executed with such Person and terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries. If a party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Acquisition Proposal at any time prior to the Closing, then such party shall promptly (and in no event later than two (2) Business Days after such party becomes aware of such inquiry or proposal) notify such Person in writing of the terms of this Section 7.05. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 7.05 by any of the Company Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives acting on the Company’s or one of its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 7.05 by the Company.

(b)     For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than the Parent Parties, or their respective Affiliates) relating to, in a single transaction or series of related transactions, (i) any direct or indirect acquisition or purchase of a business that constitutes fifty percent (50%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (ii) any direct or indirect acquisition of fifty percent (50%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (iii) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of fifty percent (50%) or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning fifty percent (50%) or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company whose business constitutes fifty percent (50%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (iv) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of fifty percent (50%) or more of the total voting power of the equity securities of the Company; provided that, for the avoidance of doubt, no Permitted Financing shall constitute an Acquisition Proposal.

Annex A-56

Section 7.06       Exclusivity. During the Interim Period, Parent shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Business Combination other than the Transactions (a “Business Combination Proposal”), (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, business, assets, books, records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Business Combination Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Business Combination Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Business Combination Proposal or (v) propose, resolve or agree to do, or do, any of the foregoing. Parent also agrees that, immediately following the execution of this Agreement, it and the Sponsor shall, and shall cause each of their respective Subsidiaries and its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a Business Combination Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Business Combination Proposal. Parent also agrees that within five (5) Business Days of the execution of this Agreement, Parent shall request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of a Business Combination Proposal (and with whom Parent has had contact in the twelve (12) months prior to the date of this Agreement regarding a Business Combination Proposal) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof in accordance with the terms of the confidentiality agreement executed with such Person and terminate access to any physical or electronic data room maintained by or on behalf of Parent or any of its Subsidiaries. If a party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to a Business Combination Proposal at any time prior to the Closing, then such party shall promptly (and in no event later than two (2) Business Days after such party becomes aware of such inquiry or proposal) notify such Person in writing of the terms of this Section 7.06. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 7.06 by any of Parent’s Subsidiaries, or any of Parent’s or its Subsidiaries’ respective Representatives acting on Parent’s or one of its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 7.06 by Parent.

Section 7.07       Employee Benefits Matters.

(a)     Pubco shall, or shall cause the Company Surviving Subsidiary and each of its Subsidiaries, as applicable, to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any Employee Benefit Plan established or maintained by the Company Surviving Subsidiary or any of its Subsidiaries (excluding any retiree health plans or programs or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Company Merger Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Employee Benefit Plans established or maintained by the Company Surviving Subsidiary or any of its Subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, the Company Surviving Subsidiary will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs. The Company shall provide Pubco or its designee with all information reasonably requested and necessary to allow Pubco or its designee to comply with such obligations.

Annex A-57

(b)     The Company shall cause all notices to be timely provided to each optionee under the Company Equity Incentive Plan as required by the Company Equity Incentive Plan in connection with the Transactions.

(c)     The provisions of this Section 7.07 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Employee Benefit Plan or other employee benefit arrangement or shall require any of the Company, Pubco, Parent, the Parent Surviving Subsidiary, the Company Surviving Subsidiary or any of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.08       Directors’ and Officers’ Indemnification.

(a)     The certificate of incorporation of the Company Surviving Subsidiary and Pubco shall each contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Charter and its bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Company Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Company Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. From and after the Company Merger Effective Time, Pubco agrees that it shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Company Merger Effective Time whether asserted or claimed prior to, at or after the Company Merger Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and the Company Charter in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Pubco further agrees that with respect to the provisions of the bylaws and certificate of incorporation or limited liability company agreement, as applicable, of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Company Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Company Merger Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.

(b)     For a period of six (6) years from the Company Merger Effective Time, Pubco shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to Pubco or its agents or Representatives in the Virtual Data Room) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Pubco be required to pay an annual premium for such insurance in excess of 250% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2022 (the “Maximum Annual Premium”); provided, however, that (i) Pubco may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Company Merger Effective Time, and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 7.08(b) shall be continued in respect of such claim until the final disposition thereof.

(c)     On the Closing Date, to the extent not already entered into, Pubco shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Parent with the post-Closing directors and officers of Pubco, which indemnification agreements shall continue to be effective following the Closing.

Annex A-58

Section 7.09       Notification of Certain Matters. The Company shall give prompt notice in writing to Parent, and Parent shall give prompt notice in writing to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.10       Further Action; Reasonable Best Efforts.

(a)     Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to make all filings with, respond to questions from, obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to Contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. If at any time after the Parent Merger Effective Time or Company Merger Effective Time further action is necessary or desirable to the parties to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)     During the Interim Period, each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. During the Interim Period, no party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, conference or other communications. Subject to the terms of the Non-Disclosure Agreement, during the Interim Period, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Non-Disclosure Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby during the Interim Period. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c)     During the Interim Period, the Company shall use reasonable best efforts to cause the consummation, effective prior to the Closing, of (a) the Company Preferred Conversion and (b) the Company Convertible Note Conversion.

(d)     During the Interim Period, if Parent determines in accordance with the terms of Section 7.19(b) that consummating any Additional Financings at or prior to the Closing is necessary or desirable, each of Parent and Pubco shall use its reasonable best efforts to consummate the Additional Financings in accordance with the Subscription Agreements, and the Company shall reasonably cooperate with Parent and Pubco in such efforts. Each of Parent and Pubco shall, upon the Company’s reasonable request, use its reasonable best efforts, subject to the terms and conditions of the applicable Subscription Agreement, to specifically enforce the obligations of the applicable Additional Financing Investor to fund the subscription amounts set forth in any Subscription Agreement executed by such Additional Financing Investor or to which the Company is an express third-party beneficiary. Neither Parent nor Pubco shall, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), increase, decrease or otherwise modify the Additional Financings in any material respect (including by entry into any additional subscription agreements with respect to any Additional Financing) or the subscription amount under any Subscription Agreement or reduce or impair the rights of Parent or Pubco under any Subscription Agreement in any material respect, permit or consent to any material amendment, supplement or modification to any Subscription Agreement (including (i) the price, terms, timing and conditions of the funding of the Additional Financings, (ii) the identity of any Additional Financing Investor (other than assignments to permitted assignees), the representations of the Additional Financing Investors and/or of Parent or Pubco, (iii) the covenants of the Additional Financing Investors

Annex A-59

that apply prior to the consummation of the Additional Financing or the termination of the Subscription Agreements, (iv) the registration rights of the Additional Financing Investor, (v) the indemnification obligations of Parent or Pubco hereunder or pursuant to the Subscription Agreements or any Ancillary Agreement, (vi) the termination provisions of the Subscription Agreements, (vii) any covenants, obligations or liabilities set forth in the Subscription Agreements that survive the consummation of the Additional Financing and (viii) any amendments, side letters or other Contracts related to the foregoing matters), any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any material provision or remedy under, or any replacements of, any of the Subscription Agreements, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Pubco Common Stock contemplated thereby.

(e)     Without limiting the generality of the foregoing, Parent shall give the Company reasonably prompt written notice and no later than three (3) Business Days: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Parent or Pubco, (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement (other than written notices or other written communication from such other party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement of any provisions of any Subscription Agreement, (iii) of any amendment to any Subscription Agreement entered into by Parent or Pubco that Parent or Pubco was permitted to make without the prior written consent of the Company in accordance with Section 7.10(d) or (iv) if any portion of the Additional Financing pursuant to the Subscription Agreements will not be funded in accordance with the terms of the applicable Subscription Agreement, Parent shall promptly confer with the Company regarding timing of the expected Closing and deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the Additional Financing Investors to fund their respective obligations as far in advance of the Closing as permitted by the Subscription Agreements and consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing.

(f)     During the Interim Period, each of Parent and Pubco will provide such information and such other assistance as is reasonably requested by the Company in connection with the Permitted Financings.

(g)     During the Interim Period, Parent shall use reasonable best efforts to cause holders of Parent Common Stock not to exercise or otherwise waive their Redemption Rights, including by entry into binding non-redemption agreements. Parent shall not enter into any Contracts between Parent or any of its Affiliates and any holder of Parent Common Stock or any of its Affiliates relating to any such waiver of Redemption Rights without the prior written consent of the Company; provided that the Sponsor shall be expressly permitted to transfer, assign or convey shares of Parent Common Stock beneficially owned by the Sponsor in connection with such Contracts to secure waivers of the Redemption Rights; provided, further, that any shares of Parent Common Stock transferred, assigned or conveyed in connection with securing such waivers of Redemption Rights shall remain obligated under the terms of the A&R Sponsor Support Agreement.

Section 7.11       Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each of Parent and Pubco, on the one hand, and the Company, on the other hand, shall use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.11 shall prevent Parent or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.11.

Annex A-60

Section 7.12       Tax Matters.

(a)     None of the parties hereto shall (and each shall cause its Affiliates not to) take or cause to be taken (or fail to take or cause to be taken) any action, which action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

(b)     For U.S. federal and applicable state income Tax purposes, the parties hereto intend that (i) taken together, the Mergers and any Additional Financings shall together qualify as a transaction described in Section 351(a) of the Code, (ii) the Company Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and (iii) that this Agreement be, and hereby is adopted as, a “plan of reorganization” (within the meaning of Section 368(a) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3) to which each of Pubco, Company Merger Sub, and the Company are parties under Section 368(b) of the Code. The parties hereto shall prepare and file all Tax Returns and otherwise report the Mergers consistent with the Intended Tax Treatment (including attaching a statement described in Treasury Regulations Sections 1.368-3(a) and 1.368-3(b) to applicable Tax Returns), unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each party hereto shall promptly notify the other party in writing of any challenge to the Intended Tax Treatment by any Governmental Authority. The parties hereto shall use commercially reasonable efforts to cooperate in connection with fulfilling Tax reporting requirements under Treasury Regulations Sections 1.351-3, 1.368-3(a) and 1.368-3(b), as applicable.

(c)     Each party hereto shall promptly notify the other party in writing if, before the Closing, such party knows or has reason to believe that the Mergers may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Mergers qualifying for the Intended Tax Treatment). In the event either (i) Parent or the Company seeks a Tax opinion from its respective Tax advisor regarding the Intended Tax Treatment or (ii) the SEC requests or requires such Tax opinion, each party hereto shall use reasonable efforts to execute and deliver customary Tax representation letters as the applicable Tax advisor may reasonably request in form and substance reasonably satisfactory to such Tax advisor. In the event the SEC requests or requires a Tax opinion with respect to the Mergers, Parent shall use reasonable best efforts to cause ArentFox Schiff LLP to deliver such Tax opinion, subject to customary assumptions and limitations, to Parent, and the Company shall use reasonable best efforts to cause a nationally recognized accounting firm to deliver such Tax opinion, subject to customary assumptions and limitations, to the Company.

Section 7.13       Stock Exchange Listing. Pubco will cause the shares of Pubco Common Stock and the Pubco Assumed Parent Warrants issued in connection with the Transactions to be approved for listing on the Nasdaq Capital Market at the Closing. During the period from the date hereof until the Closing, Parent shall keep the Parent Common Stock, Parent Rights and Parent Warrants listed for trading on the Nasdaq Capital Market.

Section 7.14       Antitrust.

(a)     To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and Parent each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may reasonably be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable.

(b)     During the Interim Period, Parent and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written

Annex A-61

communication to be given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any meetings or conferences, keep such party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.14(b) may be limited to outside counsel and may be redacted (x) to remove references to the valuation of the Company, and (y) as necessary to comply with contractual arrangements.

(c)     No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under Antitrust Laws, including by agreeing to merge with or acquire any other Person or acquire a substantial portion of the assets of or equity in any other Person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.15       Trust Account. As of the Parent Merger Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period as contained in the Parent Certificate of Incorporation will be terminated and Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Mergers or otherwise, and, except to the extent they elect to redeem their shares of Parent Common Stock in connection with the Mergers pursuant to the Parent Organizational Documents, no stockholder of Parent shall be entitled to receive any amount from the Trust Account; provided that the foregoing shall not modify or restrict the obligations of Parent to consummate the redemption of any shares of Parent Common Stock pursuant to a valid exercise of Redemption Rights prior to the Parent Merger Effective Time in accordance with the Parent Organizational Documents. At least forty-eight (48) hours prior to the Parent Merger Effective Time, Parent shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Parent Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Parent (other than funds required to be paid from the Trust Account to stockholders of the Parent that elected to redeem their shares of Parent Common Stock in connection with the Mergers pursuant to the Parent Organizational Documents pursuant to the Trust Agreement) (to be held as available cash on the balance sheet of Parent, and to be used to pay (a) as and when due all amounts payable to the stockholders of Parent holding shares of Parent Common Stock in the event they elect to redeem their Parent Common Stock pursuant to the Parent Organizational Documents, (b) any Outstanding Transaction Expenses payable by Parent on the Closing Date pursuant to Section 3.06 or (c) for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.16       Directors. Parent and Pubco shall take all necessary action to cause the Pubco Board as of and immediately after the Company Merger Effective Time to be comprised of the individuals designated by Parent and the Company pursuant to Section 2.05(b).

Section 7.17       Equity Incentive Plan. Prior to the Closing and effective as of the Closing, Parent shall, and shall cause Pubco to, adopt the Pubco LTIP.

Section 7.18       Related Party Agreements. Prior to the Closing, (a) the Company shall have terminated, or caused to be terminated, all Contracts set forth in Section 4.20 of the Company Disclosure Schedule and any other Contracts between the Company and any of its directors, officers or holder of more than ten percent (10%) of the Capital Stock (assuming the full conversion or exercise of all Company Securities held by such Person), or any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (a “Related Party”) or that would otherwise be required to be disclosed pursuant to Item 404 of Regulation S-K without any liability to the Company, other than (i) ordinary course agreements relating to director and employee compensation

Annex A-62

and benefits and (ii) the Contracts set forth on Section 7.18 of the Company Disclosure Schedule, and (b) Parent shall have terminated, or caused to be terminated, all Parent Related Party Transactions, other than the Contracts set forth on Section 7.18 of the Parent Disclosure Schedule.

Section 7.19       Parent Cash on Hand Calculation.

(a)     At least two (2) Business Days prior to the Closing, Parent shall prepare and deliver to the Company a report signed by either of Parent’s Chief Executive Officer or Chief Financial Officer setting forth Parent’s good-faith calculation of the Parent Cash on Hand (the “Parent Cash on Hand Calculation”), along with reasonable supporting details and documentation demonstrating the calculation of each component thereof (together with invoices for all Outstanding Parent Transaction Expenses) and any additional information reasonably requested by the Company in connection with its review of the Parent Cash on Hand Calculation. Parent shall, and shall cause its Representatives to, cooperate with the Company in connection with the Company’s review of the Parent Cash on Hand Calculation and its components, including providing the Company and its accountants and other representatives reasonable access during business hours to books, records and other materials of Parent and its Representatives used in the preparation of all such materials, as well as the relevant employees of Parent, and considering in good faith any reasonable comments from Parent with respect to the amounts and calculations contained in the Parent Cash on Hand Calculation. The parties shall use reasonable best efforts to resolve in good faith any disagreement with respect to the Parent Cash on Hand Calculation prior to the Closing. The Parent Cash on Hand Calculation shall be prepared in accordance with GAAP and the terms of this Agreement, including the definitions of Parent Cash on Hand and Outstanding Parent Transaction Expenses (as applicable). The Parent Cash on Hand and Outstanding Parent Transaction Expenses set forth in the Parent Cash on Hand Calculation shall be deemed final as of the Closing and shall not be subject to adjustment thereafter.

(b)     If, after the Parent Stockholders’ Meeting, the Parent Cash on Hand is less than the Minimum Cash Amount, then, at or prior to the Closing, Parent and Pubco shall, notwithstanding anything contained herein to the contrary, have the right (but not the obligation) to enter into one or more subscription agreements on terms reasonably acceptable to the Company (the “Subscription Agreements”) to sell to any other Person (an “Additional Financing Investor”) additional shares of Pubco Common Stock (i) that have the same rights, privileges and preferences as the shares of Pubco Common Stock to be issued to the stockholders of the Company pursuant to the terms of this Agreement (with no additional securities or economic inducements, except or as otherwise expressly consented to by the Company in advance of such issuance) and (ii) at a price per share not less than $10.00 (such additional private placements, the “Additional Financings”) up to the amount that would cause the Parent Cash on Hand to be at least equal to the Minimum Cash Amount; provided that, any Additional Financings that would cause the Parent Cash on Hand to exceed the Minimum Cash Amount shall be agreed upon by Parent and the Company. Alternatively, solely during the period of time following the Redemption Date and prior to the Closing, Parent shall, notwithstanding anything contained herein to the contrary, have the right (but not the obligation) to enter into certain agreements to incentivize holders of Parent Common Stock to either unwind or facilitate the unwinding of their respective exercise of applicable Redemption Rights (a “Redeeming Stockholder”); provided that the prior written consent of the Company shall be required for the entry by Parent into any such agreements.

Section 7.20       [Intentionally Omitted.]

Section 7.21       Assignment of Legacy Parent Transaction Expenses. Prior to the close of business on the Business Day immediately preceding the Closing Date, Parent shall (a) obtain the consent, in form and substance reasonably acceptable to the Company, of each payee of Legacy Transaction Expenses set forth on Section 1.01 of the Parent Disclosure Schedule, and each payee of any other transaction expenses reasonably determined by Parent and the Company to have been omitted from Section 1.01 of the Parent Disclosure Schedule but which would otherwise constitute Legacy Parent Transaction Expenses, to the assignment of such Legacy Parent Transaction Expenses to the Sponsor, and that such payee will not seek any recourse from Pubco or any of its Subsidiaries (including, following the Company Merger Effective Time, the Company) with respect to such Legacy Parent Transaction Expenses, and (b) assign to the Sponsor all of the Legacy Parent Transaction Expenses set forth on Section 1.01 of the Parent Disclosure Schedule and any other transaction expenses reasonably determined by Parent and the Company to have been omitted from Section 1.01 of the Parent Disclosure Schedule but which would otherwise constitute Legacy Parent Transaction Expenses.

Annex A-63

Section 7.22       At-The-Market Facility. The parties shall use their reasonable best efforts to enter into an at-the-market facility (or other similar equity or hybrid equity based instrument or facility) prior to Closing on terms and conditions reasonably satisfactory to Parent and the Company, the approval of which by each such party not to be unreasonably withheld, conditioned or delayed.

ARTICLE VIII

CONDITIONS TO THE MERGERs

Section 8.01       Conditions to the Obligations of Each Party. The obligations of the Company and the Parent Parties to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)     Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)     Parent Stockholders’ Approval. The Required Parent Stockholder Approval shall have been obtained in accordance with the Proxy Statement, the DGCL, the Parent Organizational Documents and the rules and regulations of the Nasdaq Capital Market.

(c)     No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d)     Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(e)     FIRRMA Compliance. All required regulatory approvals, notices, filings or similar relating to the Foreign Investment Risk Review Modernization Act of 2018 shall have been obtained or completed.

(f)     ITAR Compliance. All required regulatory approvals, notices, filings or similar relating to the International Traffic in Arms Regulations shall have been obtained or completed.

(g)     Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(h)     Parent Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the Parent Organizational Documents.

Section 8.02       Conditions to the Obligations of the Parent Parties. The obligations of the Parent Parties to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)     Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.04 (Authority Relative to this Agreement), Section 4.08 (Absence of Certain Changes or Events) and Section 4.21 (Brokers) shall each be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 of this Agreement and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 4.03 (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent of any changes that reflect actions constituting Permitted Financings and any other actions permitted in accordance with Section 6.01 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (iii) all

Annex A-64

other representations and warranties of the Company set forth in Article IV shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date) does not result in a Company Material Adverse Effect.

(b)     Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)     Officer’s Certificate. The Company shall have delivered to Parent a certificate (the “Company Officer’s Certificate”), dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(f).

(d)     Liabilities at Closing. The Company shall not have any delinquent payables (not including any (i) accrued but unpaid compensation amounts, (ii) unpaid payables which remain unpaid for 60 days or less after the due date for such payable, (iii) unpaid payables which remain unpaid for more than 60 days in an amount up to $10,000,000 relating to equipment, raw materials and other payables or (iv) Outstanding Company Transaction Expenses), the Company’s funded debt including institutional and Permitted Financing debt shall not exceed $100,000,000 (provided that all Permitted Financings were debt financing) and at least $20,000,000 from such Permitted Financings shall have been used to retire Company indebtedness in existence as of the date of this Agreement.

(e)     Material Adverse Effect. Since the date hereof, there shall not have occurred any Company Material Adverse Effect that is continuing on the Closing Date.

(f)     A&R Lock-Up Agreements. The Specified Stockholders shall have delivered, or have caused to be delivered, to Parent duly executed copies of the A&R Lock-Up Agreements.

(g)     FIRPTA Tax Certificates. The Company shall deliver to Parent in a form reasonably acceptable to Parent, dated as of the Closing Date, a properly executed certification that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS (which shall be filed by Parent with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations; provided, however, that if the Company fails to deliver such certificate and notice, this condition shall nevertheless be deemed satisfied and the Parent Parties, as applicable, shall be entitled to withhold from the Aggregate Company Merger Consideration as required by Section 1445 of the Code.

Section 8.03       Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Company Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)     Representations and Warranties. The representations and warranties of the Parent Parties contained in (i) Section 5.01 (Corporation Organization), Section 5.04 (Authority Relative to this Agreement), Section 5.08 (Absence of Certain Changes or Events) and Section 5.12 (Brokers) shall each be true and correct in all material respects as of the date hereof, as of the Effective Date (with respect to representations and warranties of Pubco and Parent Merger Sub), and as of the Closing Date as though made on and as of such date (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any changes that reflect actions permitted in accordance with Section 6.02 of this Agreement and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 5.03 (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (iii) other representations and warranties of the Parent Parties contained in this Agreement shall be true

Annex A-65

and correct (without giving any effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof, as of the Effective Date (with respect to representations and warranties of Pubco and Parent Merger Sub), and as of the Closing Date, as though made on and as of such date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date) does not result in a Parent Material Adverse Effect.

(b)     Agreements and Covenants. Each of the Parent Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)     Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d)     Material Adverse Effect. Since the date hereof, there shall not have occurred any Parent Material Adverse Effect that is continuing on the Closing Date.

(e)     Stock Exchange Listing. The shares of Pubco Common Stock shall be listed on the Nasdaq Capital Market as of the Closing Date.

(f)     Minimum Cash Amount. The Parent Cash on Hand shall not be less than the Minimum Cash Amount.

(g)     Pubco Board. All directors and officers of Pubco that have not been designated to serve as directors and officers of Pubco as of and immediately following the Company Merger Effective Time pursuant to Section 2.05(b) shall have resigned or been removed by Pubco prior to the Closing.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01       Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Parent, as follows:

(a)     by mutual written consent of Parent and the Company;

(b)     by written notice from either Parent or the Company to the other on or after March 15, 2024 (such date, as may be so extended by mutual agreement of the parties);

(c)     by written notice from either Parent or the Company to the other if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d)     by written notice from either Parent or the Company to the other if the Parent Stockholders’ Meeting has been held (including any adjournment or postponement thereof permitted by Section 7.02(a)), has concluded, the Parent stockholders have duly voted and the Required Parent Stockholder Approval has not been obtained;

(e)     by the Company if Parent shall have failed to deliver the consent of Parent, as the sole stockholder of Pubco, and the consents of Pubco, as the sole stockholder of each of the Merger Subs, to the adoption of this Agreement and the approval of the Transactions within twenty-four (24) hours after the execution of this Agreement;

Annex A-66

(f)     by written notice from Parent to the Company if the A&R Stockholder Support Agreements have not been delivered by a number of Company stockholders sufficient to deliver the Company Stockholder Approval within thirty (30) days of the execution and delivery of this Agreement; provided, however, that if the Stockholder Support Agreements signed by such number of holders have been delivered, Parent may not terminate this Agreement pursuant to this Section 9.01(f);

(g)     by written notice from Parent to the Company if the Company shall have failed to obtain the Company Stockholder Approval within five (5) Business Days after the Registration Statement becomes effective; provided, however, that if the Written Consent evidencing the Requisite Approval has been obtained, Parent may not terminate this Agreement pursuant to this Section 9.01(g);

(h)     by written notice from Parent to the Company upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Parent has not waived such Terminating Company Breach and the Parent Parties are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 9.01(h) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Parent to the Company; or

(i)      by written notice from the Company to Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Parent Parties set forth in this Agreement, or if any representation or warranty of a Parent Party shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Parent Breach”); provided that the Company has not waived such Terminating Parent Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that if such Terminating Parent Breach is curable by the Parent Parties, the Company may not terminate this Agreement under this Section 9.01(i) for so long as the Parent Parties continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Parent.

Section 9.02       Effect of Termination.

(a)     In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach by such party occurring prior to such termination subject to Section 6.03. The provisions of Section 6.03, Section 7.04(b) and Article X (collectively, the “Surviving Provisions”) and the Non-Disclosure Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. The parties hereto agree that, without further action by any party hereto, no party hereto will have, and each party hereto waives (and will not bring), any claim or Action arising out of or related to the Original Agreement or any rights, liabilities, responsibilities or obligations thereunder (whether for any intentional and willful breach of the Original Agreement or otherwise), and that any claims with respect to this Agreement or the Original Agreement shall only be made (x) in respect of, and in accordance with, this Agreement, and (y) with respect to breaches that occur following the execution of this Agreement.

(b)     If this Agreement is validly terminated by Parent (i) pursuant to and in accordance with Section 9.01(g) or Section 9.01(h) (provided that such breach by the Company is a Willful Breach), the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the actual documented expenses incurred by Parent in connection with the preparation, negotiation and execution of this Agreement, the Mergers and other Transactions (provided that Parent shall provide in good faith the amount of such expenses no later than one (1) Business Day following such termination), which such amount shall constitute liquidated damages under this Agreement and which amount shall not exceed $1,000,000 (the “Expense Reimbursement”).

Annex A-67

(c)     The Parent Parties agree that in the event this Agreement is terminated by Parent pursuant to Section 9.01(g) or Section 9.01(h) and the Expense Reimbursement is paid to Parent pursuant to Section 9.02(b), (i) the payment of such Expense Reimbursement shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Parent Parties and their respective equityholders and Affiliates against the Company or any of its directors, officers and other Affiliates for, and (ii) in no event will the Parent Parties or any of their respective equityholders or Affiliates be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (A) any loss suffered as a result of the failure of the Mergers to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement or (D) any claims or Actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to Parent of the Expense Reimbursement in accordance with Section 9.02(b), neither the Company nor any of its directors, officers or other Affiliates shall have any further liability or obligation to the Parent Parties or any of their equityholders or Affiliates relating to or arising out of this Agreement or the Transactions.

Section 9.03       Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.04       Waiver. At any time prior to the Closing, (a) Parent may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of any Parent Party, (ii) waive any inaccuracy in the representations and warranties of any Parent Party contained herein or in any document delivered by any Parent Party pursuant hereto and (iii) waive compliance with any agreement of any Parent Party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE X

GENERAL PROVISIONS

Section 10.01     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to the Parent Parties:

Breeze Holdings Acquisition Corp.

955 W. John Carpenter Fwy., Suite 100-929

Irving, TX 75039

Attention: J. Douglas Ramsey, Ph.D.

Email: doug@breezeacquisition.com

with a copy to:

Woolery & Co.
1 Pier 76
408 12th Ave
New York, NY 10018
Attention: Mathew J. Saur
Email: mathew@wooleryco.com

Annex A-68

with a copy to:

ArentFox Schiff LLP
1717 K Street NW
Suite 700
Washington, DC 20006
Attention: Ralph V. De Martino
Email: ralph.demartino@afslaw.com

if to the Company:

TV Ammo, Inc.
1036 Nicholson Rd
Garland, TX 75042
Attn: Jeff Cutshall
E-mail: jcutshall@tvammo.com

with a copy to:

Lathrop GPM LLP
80 South 8th St.
500 IDS Center
Minneapolis, MN 55402
Attention: JC Anderson
Email: jc.anderson@lathropgpm.com

with a copy to:

Shearman & Sterling LLP
2601 Olive Street, 17th Floor
Dallas, Texas 75201
Attention: Alain Dermarkar; Bill Nelson
Email: Alain.Dermarkar@Shearman.com; Bill.Nelson@Shearman.com

Section 10.02     Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.03     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04     Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Non-Disclosure Agreement or as set forth in Section 7.04(b). This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Annex A-69

Section 10.05     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.08 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 10.06     Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided that, if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07     Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08     Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09     Counterparts; Electronic Delivery. This Agreement and each other Transaction Document may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

Section 10.10     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 10.11     No Recourse. Except in the case of Fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with,

Annex A-70

or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Mergers to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 10.11), are those solely of the Persons that are expressly identified as parties to this Agreement and not against any Nonparty Affiliate (as defined below). Except in the case of Fraud, no other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to (each of the foregoing, a “Nonparty Affiliate”) any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Nonparty Affiliate from any such liability or obligation.

Section 10.12     Conflicts and Privilege. Each of Pubco, Parent and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including, after the Closing, the Parent Surviving Subsidiary and the Company Surviving Subsidiary) (all such Parties the “Waiving Parties”), that each of Lathrop GPM LLP (“Lathrop”) and Shearman & Sterling LLP (“Shearman”) may represent the shareholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company Surviving Subsidiary (collectively, the “TV Ammo Group”)), in each case solely in connection with any Action or obligation arising out of or relating to this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other Waiving Parties, and each of Pubco, Parent and the Company, on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Lathrop’s and Shearman’s prior representation of the Company, its Subsidiaries or of Waiving Parties. Each of Pubco, Parent and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Waiving Parties and Lathrop or Shearman, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company Surviving Subsidiary notwithstanding the Company Merger, and instead survive, remain with and are controlled by the TV Ammo Group (the “Privileged Communications”), without any waiver thereof. Parent, Pubco and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company Surviving Subsidiary and its Subsidiaries, in any Action against or involving any of the Parties after the Closing, and Parent, Pubco and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, by virtue of the Mergers.

[Signature Page Follows]

Annex A-71

IN WITNESS WHEREOF, Parent, Pubco, Parent Merger Sub, Company Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BREEZE HOLDINGS ACQUISITION CORP.
By:
Name: J. Douglas Ramsey, Ph.D.
Title: CEO & CFO
TRUE VELOCITY, INC.
By:
Name:
Title:
BREEZE MERGER SUB, INC.
By:
Name:
Title:
BH VELOCITY MERGER SUB, INC.
By:
Name:
Title:
TV AMMO, INC.
By:
Name: Kevin Boscamp
Title: Co-Chief Executive Officer

[Signature Page to Amended and Restated Merger Agreement and Plan of Reorganization]

Annex A-72

Annex B

Execution Version

AMENDED AND RESTATED SPONSOR SUPPORT AGREEMENT

This AMENDED AND RESTATED SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of February 14, 2024, is made by and among Breeze Holdings Acquisition Corp., a Delaware corporation (“Parent”), True Velocity, Inc., a Delaware corporation (“True Velocity”), TV Ammo, Inc., a Texas corporation (the “Company”), Breeze Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned stockholders of Parent (the “Parent Stockholders” and together with the Sponsor, the “Parent Initial Stockholders”). Parent, True Velocity, the Company and each of the Parent Initial Stockholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A.      On October 31, 2022, Parent, the Company and the Parent Initial Stockholders entered into that certain Sponsor Support Agreement (the “Existing Sponsor Support Agreement”), in connection with a proposed business combination and pursuant to the terms of that certain Merger Agreement and Plan of Reorganization, dated as of October 31, 2022, by and among Parent, BH Velocity Merger Sub, Inc., a Texas corporation (“Company Merger Sub”), and the Company.

A.      Parent, True Velocity, Breeze Merger Sub, Inc., a Delaware corporation (“Parent Merger Sub”), Company Merger Sub, and the Company have entered into that certain Amended and Restated Merger Agreement and Plan of Reorganization, dated as of February 14, 2024 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), which provides for, among other things, a business combination between True Velocity, Parent and the Company.

B.      Each of the Parent Initial Stockholders is the record and beneficial owner of the number of issued and outstanding shares of Parent set forth on Schedule A hereto (the “Shares”).

C.      In order to induce Parent and the Company to enter into the Merger Agreement and the Specified Stockholders to enter into the A&R Stockholder Support Agreement, the Parties desire to amend and restate the Existing Sponsor Support Agreement on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.       Agreement to Vote; No Redemption. Each of the Parent Initial Stockholders hereby irrevocably and unconditionally agrees (a) to vote, at any meeting of the stockholders of Parent or in any action by written consent of the stockholders of Parent, all of such Parent Initial Stockholder’s Shares (together with any other shares of Parent that such Parent Initial Stockholder acquires record or beneficial ownership of or the power to vote after the date hereof, collectively, the “Subject Parent Stock”) (i) in favor of the Parent Proposals, including without limitation the adoption of the Merger Agreement and approval of the Transactions, and if necessary and applicable, the Extension Proposal, and (ii) against, and withhold consent with respect to, any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (A) a breach of any of the Parent Parties’ representations, warranties, covenants, agreements or obligations under the Merger Agreement or (B) any of the conditions to the Closing set forth in Sections 8.01 or 8.03 of the Merger Agreement not being satisfied, (b) if a meeting of the stockholders of Parent is held in respect of the matters set forth in clause (a), to appear at such meeting, in person or by proxy, or otherwise cause all of its Subject Parent Stock to be counted as present thereat for purposes of establishing a quorum, and (c) not to redeem, elect to redeem or tender or submit any of its Subject Parent Stock for redemption in connection with such Parent stockholder approval, the Mergers or the other Transactions, or if necessary and applicable, the Extension Proposal. Prior to any valid termination of the Merger Agreement, each of the Parent Initial Stockholders shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other Transactions on the terms and subject to the conditions set forth therein.

Annex B-1

The obligations of the Parent Initial Stockholders specified in this Section 1 shall apply whether or not the Mergers, any of the other Transactions or any action described above, or if necessary and applicable, the Extension Proposal, is recommend by the Parent Board. Each of the Parent Initial Stockholders acknowledges receipt and review of a copy of the Merger Agreement.

2.       Waiver of Anti-dilution Protection. Each of the Parent Initial Stockholders hereby irrevocably (a) waives, subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by applicable Law and the Parent Organizational Documents, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections to which such Parent Initial Stockholder may be entitled in connection with the Mergers or the other Transactions, or if necessary and applicable, the Extension Proposal.

3.       Transfer of Shares.

(a)        Each of the Parent Initial Stockholders hereby agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, hypothecate, grant an option to purchase, distribute, dispose of or otherwise encumber any of its Subject Parent Stock or otherwise enter into any contract, option or other arrangement or undertaking to do any of the foregoing (each, a “Transfer”), (ii) deposit any of its Subject Parent Stock into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject Parent Stock that conflicts with any of the covenants or agreements set forth in this Agreement or (iii) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (A) to an Affiliate of such Parent Initial Stockholder, (B) to another Parent Initial Stockholder that is a Party and bound by the terms and obligations hereof or (C) made in connection with the Mergers or the other Transactions; provided, that any transferee of any Transfer of the type set forth in clause (A) must enter into a joinder agreement agreeing to become a Party.

(b)        In furtherance of the foregoing, Parent hereby agrees to (i) place a revocable stop order on all Subject Parent Stock subject to Section 3(a), including those which may be covered by a registration statement, and (ii) notify Parent’s transfer agent in writing of such stop order and the restrictions on such Subject Parent Stock under Section 3(a) and direct Parent’s transfer agent not to process any attempts by any Parent Initial Stockholder to Transfer any Subject Parent Stock except in compliance with Section 3(a) and which shall first be approved by Parent; for the avoidance of doubt, the obligations of Parent under this Section 3(b) shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Subject Parent Stock.

4.       Forfeiture of Sponsor Shares.

(a)In the event that Parent reasonably determines that the issuance of additional shares of Parent Common Stock to investors or Redeeming Stockholders would be reasonably required (i)  to cause the Parent Cash on Hand to be at least equal to the Minimum Cash Amount or (ii) to secure any Additional Financing, the Sponsor agrees that it shall irrevocably forfeit to Parent for cancellation for no consideration a number of vested Shares held by it that the Parent reasonably determines shall be issued to such Persons at a price per share not less than $10.00; provided, that the aggregate amount of Shares forfeited pursuant to this Section 4(a) shall not exceed 20% of the Sponsor’s Shares as of the Parent Merger Effective Time.

(b)        If as of the six month anniversary of the Closing (the “Measurement Date”), the sum of (i) Parent Cash On Hand and (ii) the aggregate of the funds requested or received under Parent’s or True Velocity’s at-the-market facility (or other similar equity or hybrid equity based instrument or facility) on or prior to the Measurement Date (such funds, the “Post-Closing Proceeds”) is less than $50,000,000, the Sponsor shall relinquish and cancel such percentage of its vested shares of common stock of True Velocity, par value of $0.0001 per share (“True Velocity Common Stock”), as is determined by the following formula:

where “A” is the Parent Cash On Hand; “B” is the Post Closing Proceeds; and “C” is $50,000,000; provided, that in no event will the Sponsor be required to relinquish or cancel more than 20% of the aggregate amount of its Shares as of the Parent Merger Effective Time pursuant to this Section 4(b).

Annex B-2

For example: assuming there was $40,000,000 in Parent Cash On Hand at Closing and $5,000,000 of Post-Closing Proceeds, the Sponsor would relinquish 10% of its aggregate shares of True Velocity Common Stock as of the Parent Merger Effective Time, determined as follows:

5.       Other Covenants and Agreements.

(a)        Each of the Parent Initial Stockholders hereby agrees to be bound by and subject to (i) Section  7.04(b) (Confidentiality) and Section 7.11 (Public Announcements) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement and (ii) Section 7.06 (Exclusivity) and Section 7.02 (Parent Stockholders’ Meeting; Pubco and Merger Subs Stockholder’s Approval) of the Merger Agreement to the same extent as such provisions apply to Parent, in each case, mutatis mutandis and as if such Parent Initial Stockholder was a party thereto.

(b)        The Sponsor hereby agrees to assume and pay all of the Legacy Parent Transaction Expenses in full and will indemnify True Velocity, Parent, the Company and their respective Subsidiaries from any and all liabilities relating to the Legacy Parent Transaction Expenses. Notwithstanding anything herein to the contrary, the Sponsor agrees that it shall not Transfer any of its Shares or distribute any of its assets unless and until such time as it has assumed and paid in full all Legacy Parent Transaction Expenses in accordance with this Section 5(b).

(c)        Each of the Parent Initial Stockholders acknowledges and agrees that the Company is entering into the Merger Agreement and the Specified Stockholders are entering into the A&R Stockholder Support Agreement in reliance upon the Parent Initial Stockholders entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, and but for the Parent Initial Stockholders entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, the Company would not have entered into the Merger Agreement or agreed to consummate the Transactions and the Specified Stockholders would not have entered into the A&R Stockholder Support Agreement or agreed to consummate the transactions contemplated thereby.

6.       Representations and Warranties. Each of the Parent Initial Stockholders, severally and not jointly, represents and warrants to True Velocity, Parent and the Company as follows:

(a)        If such Parent Initial Stockholder is a natural person, he or she is legally competent to execute and deliver this Agreement. If such Parent Initial Stockholder is not a natural person, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization.

(b)        The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Parent Initial Stockholder’s power and have been duly authorized by all necessary actions on the part of such Parent Initial Stockholder.

(c)        The execution and delivery of this Agreement by such Parent Initial Stockholder does not, and the performance by such Parent Initial Stockholder of his, her or its obligations hereunder will not, (i) conflict with or violate any Law applicable to such Parent Initial Stockholder, (ii) result in the creation of any Lien on any of its Subject Parent Stock (other than under this Agreement, the Merger Agreement or the Ancillary Agreements), (iii) if applicable, conflict with or result in a breach or violation of or constitute a default under its organizational documents, or (iv) require any consent, authorization or approval of, declaration, filing or registration with, or notice to, any Person, in each case that has not been given or made as of the date hereof.

(d)        There are no Actions pending against such Parent Initial Stockholder or, to the knowledge of such Parent Initial Stockholder, threatened against such Parent Initial Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Parent Initial Stockholder of its obligations under this Agreement.

(e)        This Agreement has been duly executed and delivered by such Parent Initial Stockholder and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of such Parent Initial Stockholder, enforceable against him, her or it in accordance with the terms hereof (except as enforceability may be limited by applicable bankruptcy Laws, other applicable, similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies),

(f)        Such Parent Initial Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of his, her or its obligations hereunder.

(g)        Such Parent Initial Stockholder is the exclusive record and beneficial owner of, and has good and valid title to, all of the Shares set forth opposite such Parent Initial Stockholder’s name on Schedule A hereto, and there exist no Liens, pledge, proxy, security interest, option, right of first refusal, adverse claim of ownership or any other limitations or restrictions (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Shares), other than pursuant to (i) this Agreement, (ii) the Parent Organizational Documents, (iii) the Merger Agreement or the Ancillary Agreements, (iv) the Letter Agreement, dated as of November 23, 2020, by and between Parent and the Sponsor, (v) the Securities Escrow Agreement, dated as of November 23, 2020, by and among Parent, certain stockholders of Parent and Continental Stock Transfer & Trust Company, and (vi) any applicable securities Laws, and as of the date of this Agreement, such Parent Initial Stockholder has the sole power (as currently in effect) to vote, and the right, power and authority to sell, transfer and deliver, such Shares, and such Parent Initial Stockholder does not own, directly or indirectly, any other Shares.

7.       Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms and (b) the mutual written agreement of all of the Parties. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 7(a) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 2, 6 and 12 shall each survive any termination of this Agreement pursuant to Section 7(a), and (iii) Sections 7 through 16 shall survive any termination of this Agreement. For purposes of this Section 7, “Fraud” means an act or omission by a Party, and requires: (i) a false or incorrect representation or warranty expressly set forth in this Agreement, (ii) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (iii) an intention to deceive another Party to induce him, her or it to enter into this Agreement, (iv) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (v) causing such Party to suffer damage by reason of such reliance.

8.       No Recourse. Except for claims pursuant to the Merger Agreement or any other Ancillary Agreement by any party thereto against any other party thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of the Company or any Affiliate of Parent (other than the Parent Initial Stockholders, on the terms and subject to the conditions set forth herein), and (b) none of the Affiliates of the Company or the Affiliates of Parent (other than the Parent Initial Stockholders, on the terms and subject to the conditions set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

Annex B-4

9.       Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to True Velocity or Parent, to:

Breeze Holdings Acquisition Corp.
955 W. John Carpenter Fwy., Suite 100-929
Irving, TX 75039
Attention: J. Douglas Ramsey, Ph.D.
Email: doug@breezeacquisition.com

with a copy to:

Woolery & Co.
1 PIER 76
408 12TH AVE
NEW YORK, NY 10018
Attention: Mathew J. Saur
Email: mathew@wooleryco.com

with a copy to:

ArentFox Schiff LLP
1717 K Street NW
Suite 700
Washington, DC 20006
Attention: Ralph V. De Martino
Email: ralph.demartino@afslaw.com

(b)	If to the Company, to:

TV Ammo, Inc.
1036 Nicholson Rd
Garland, TX 75042
Attn: Jeff Cutshall
E-mail: jcutshall@tvammo.com

with a copy to:

Lathrop GPM LLP
80 South 8th St.
500 IDS Center
Minneapolis, MN 55402
Attention: JC Anderson
Email: jc.anderson@lathropgpm.com

with a copy to:

Shearman & Sterling LLP
2601 Olive Street, 17th Floor
Dallas, Texas 75201
Attention: Alain Dermarkar; Bill Nelson
Email: Alain.Dermarkar@Shearman.com; Bill.Nelson@Shearman.com

Annex B-5

(c)	If to the Sponsor, to:

Breeze Sponsor, LLC
955 W. John Carpenter Fwy., Suite 100-929
Irving, TX 75039
Attention: J. Douglas Ramsey, Ph.D.
Email: doug@breezeacquisition.com

with a copy to:

Woolery & Co.
1 PIER 76
408 12TH AVE
NEW YORK, NY 10018
Attention: Mathew J. Saur
Email: mathew@wooleryco.com

If to a Parent Initial Stockholder (other than the Sponsor), to the address or email address set forth for such Parent Initial Stockholder on his, her or its signature page hereof, or to such other address or addresses as the Parties may from time to time designate in writing.

10.     Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

11.     Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Parties and the Parties to be bound thereby, respectively. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any Party without the prior written consent of the other Parties.

12.     Fees and Expenses. Except as otherwise expressly set forth herein or in the Merger Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

13.     Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) none of the Parent Initial Stockholders makes any agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the Subject Parent Stock and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of such Parent Initial Stockholder in its capacity as a member of the Parent Board or other similar governing body of any of its Affiliates or as an officer, employee or fiduciary of Parent or any of its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Parent or such Affiliate.

14.     Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that a Party does not perform its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breaches such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other

Annex B-6

Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

15.     No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties acting as partners or participants in a joint venture.

16.     Incorporation by Reference. Sections 1.03 (Construction)), 10.03 (Severability), 10.06 (Governing Law), 10.07 (Waiver of Jury Trial), 10.08 (Headings) and 10.09 (Counterparts; Electronic Delivery) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[Signature page follows]

Annex B-7

IN WITNESS WHEREOF, each of the Parties has executed and delivered this Amended and Restated Sponsor Support Agreement as of the date first above written.

BREEZE HOLDINGS ACQUISITION CORP.
By:
	Name:	J. Douglas Ramsey, Ph.D.
	Title:	CEO & CFO

TRUE VELOCITY, INC.
By:
	Name:	J. Douglas Ramsey, Ph.D.
	Title:	CEO & CFO

BREEZE SPONSOR, LLC
By:
	Name:	J. Douglas Ramsey, Ph.D.
	Title:	Manager

TV AMMO, INC.
By:
	Name:	Kevin Boscamp
	Title:	Co-Chief Executive Officer

[Signature Page to Amended and Restated Sponsor Support Agreement]

Annex B-8

IN WITNESS WHEREOF, each of the Parties has executed and delivered this Amended and Restated Sponsor Support Agreement as of the date first above written.

PARENT STOCKHOLDERS:
I-BANKERS SECURITIES, INC.
By:
Name:
Title:
Email:
Address:

Albert McLelland
Email:
Address:

Daniel L. Hunt
Email:
Address:

Robert Lee Thomas
Email:
Address:

Bill Stark
Email:
Address:

[Signature Page to Amended and Restated Sponsor Support Agreement]

Annex B-9

SCHEDULE A
PARENT SHARES

Name	Number of Shares of Common Stock
Breeze Sponsor, LLC	2,475,000
I-Bankers Securities, Inc.	300,000
Albert McLelland	25,000
Daniel L. Hunt	25,000
Robert Lee Thomas	25,000
Bill Stark	25,000

Annex B-10

Annex C

Annex C-1

Annex D

Annex D-1

Annex E

October 31. 2022	File Reference: 34-36-63485

Board of Directors of Breeze Holdings Acquisition Corp.

c/o J. Douglas Ramsey, Ph.D., Chairman and CEO

955 W. John Carpenter Fwy., Suite 100-929

Irving, TX 75039

To the Board of Directors:

Marshall & Stevens Transaction Advisory Services LLC (referred to herein as “Marshall & Stevens” or “we,” “us,” or “our”) has been engaged by Breeze Holdings Acquisition Corp. (“Breeze” or the “Company”) for the benefit of and to advise the board of directors (the “Board”) in connection with the consideration by the Board of a possible acquisition of TV Ammo, Inc. (“True Velocity” or the “Acquired Business”) in accordance with the terms of the Merger Agreement and Plan of Reorganization by and among Breeze, True Velocity and certain other parties and dated October 31, 2022 (the “Merger Agreement”). We have been engaged to perform a fairness analysis, from a financial point of view, of the purchase price to be paid by the Company for the Acquired Business all as set forth in our Engagement Letter dated September 9, 2022 and the accompanying (and by this reference incorporated herein) General Contractual Conditions therein (collectively, the “Agreement”). This letter shall serve as our opinion (the “Opinion”) as to the fairness, from a financial point of view, of the purchase price to be paid by the Company for the Acquired Business as referenced in and governed by that Agreement.

We are advised, and have relied upon such advice with your approval, that the Transaction will be consummated as set forth in the Merger Agreement. We understand that the Transaction is expected to close (the “Closing”) by February 15, 2023, unless extended pursuant to the terms of the Merger Agreement (the “Transaction Date”). We are further advised, and have relied upon such advice with your approval, that the Transaction consists of a business combination between the Company and True Velocity and pursuant to which the Company, in effect, will acquire True Velocity for consideration of up to One Hundred Twenty Million One Hundred Twenty-One Thousand Five-Hundred Ninety-Nine (120,121,599) newly issued shares (the “Transaction Shares”) of common stock of the Company (the “Parent Per Share Value”) to be issued as One Hundred and Two Million, One Hundred and Three Thousand Three Hundred and Fifty-Nine (102,103,359) shares at the Closing valued at $10.00 per share (the “Initial Shares”) and up to Eighteen Million Eighteen Thousand Two Hundred and Forty (18,018,240) shares to be issued if certain criteria are met (the Earnout Shares”) as specified in the Merger Agreement (the “Earnout”). All outstanding True Velocity equity securities, including all outstanding options, restricted stock units (other than options or restricted stock units outstanding under True Velocity’s Equity Incentive Plan), warrants, and convertible debt securities, will be converted or retired. All options and restricted stock units outstanding under True Velocity’s Equity Incentive Plan will be assumed by the Company.

Based on the fact that the Company is only recently formed, has no operating history, has no assets other than cash and its rights under the letter of intent dated August 25, 2022 (the “LOI”), and that its securities are thinly traded, we have assumed, with your approval, that the fair value of each of the shares of Common Stock to be issued in the Transaction (whether at the Closing or as part of the Earnout or pursuant to the exercise of surviving corporation options) is equivalent to the Parent Per Share Value and we have not performed any separate analysis regarding the fair value of the Transaction Shares.

Annex E-1

Board of Directors of Breeze Holdings Acquisition Corp.
October 31, 2022

We understand that in connection with the Transaction, certain employees of True Velocity may enter into employment agreements with the surviving entity, and that certain equity of the Company may be reserved for issuance pursuant to stock bonus or incentive arrangements. Our Opinion will not address the fairness of such agreements or stock bonus or incentive arrangements. We further understand that in connection with the Transaction, the Company may make commitments with respect to the future financing or funding of the Acquired Business. Our Opinion will assign no value to such future financing or funding commitments or obligations. In addition, we understand that the Transaction contemplates certain changes in the rights, privileges, and preferences of the holders of the Company’s shares and certain changes in the composition of the Company’s management and board of directors. We have done no analysis of and express no opinion as to the fairness of such changes in rights, privileges, and preferences and/or in the changes to the composition of the Company’s management and board of directors.

We have been asked to advise the Board to the fairness, from a financial point of view, of the Purchase Price to be paid by the Company in the Transaction in the form of issuance of common stock of the surviving corporation to the shareholders of True Velocity. We have been asked to assume a Parent Per Share Value of $10.00 for the common stock of the Company. We have not been asked to render any opinion with respect to the fairness of the Purchase Price to any other person or entity besides the Board, and we specifically express no such opinion. We have not been engaged to serve as the financial advisor to the Board; we were not involved in the negotiation or structuring of the Transaction or the negotiation or structuring of the LOI or the Merger Agreement; we have not been involved in the raising of any funding for or with respect to, or associated with the Company and/or the Transaction or provided any advices with respect to such funding; and we have not been asked to consider any non-financial elements of the Transaction or any other alternatives that might be available to the Board or the Company.

With your consent, in establishing fair value, we have solely considered the equity value of True Velocity as of a valuation date of September 16, 2022 and prior to the Transaction, and have not taken into consideration any possible consequences of the Transaction (either positive or negative). We have, with your consent, not considered the dilution effects of the issuance of common stock on equity holders of the Company. Our services in rendering this opinion have been in our capacity as an independent valuation consultant and not as a fiduciary to the Board, the Company, the shareholders of the Company, the shareholders of True Velocity, or any other person or entity.

In connection with this opinion, we have made such reviews, analysis, and inquiry as we, in the exercise of our professional judgment, have deemed necessary and appropriate under the circumstances. We have considered, among other things, the following information:

•        Conducted management interviews with True Velocity management, including a site visit to the facility located in Garland, TX on September 19, 2022. Topics addressed included, but were not limited to, transaction overview, business operations, product and service lines, financial results, projections, economic conditions and industry trends, market competitors, customer composition and various other topics related to business operations.

•        True Velocity’s historical financial statements for the years ended December 31, 2017, December 31, 2021, and year-to-date ended August 31, 2022;

•        Projections for True Velocity for the fiscal year ending December 31, 2022 to December 31, 2026;

•        The LOI;

•        The Merger Agreement;

•        Investor presentations;

Annex E-2

Board of Directors of Breeze Holdings Acquisition Corp.
October 31, 2022

•        Industry research reports;

•        Third-party industry and economic research, including, but not limited to, IBISWorld, Capital IQ, Guide to Cost of Capital published by Duff & Phelps LLC; and

•        Other information, studies, and analyses as we deemed appropriate.

With your consent, we have i) relied upon the accuracy and completeness of the financial and supplemental information (a) provided by or on behalf of the Board, the Company and/or True Velocity or (b) which we have otherwise obtained from public sources or from private sources and which we believe, in the exercise of our professional judgment to be reasonably dependable, ii) not assumed responsibility for independent verification of such information, and iii) not conducted any independent valuation or appraisal of any specific assets of the Company or True Velocity or any appraisal or estimate of any specific liabilities of the Company or True Velocity. With respect to the projections and/or financial forecasts relating to True Velocity, we have assumed, with your consent, that such projections and/or financial forecasts have been reasonably prepared on the basis of and reflect the best currently available estimates and judgments of the management of True Velocity as to the future financial performance of that company and that management of the surviving corporation will be able to execute on the business plan underlying such projections and/or financial forecasts. With your consent, we assume no responsibility for, and express no view as to, such projections and/or financial forecasts or the assumptions on which they are based. Our Opinion assumes that there are no contingent or off-balance sheet assets or liabilities for the Company or True Velocity.

Our opinion is based upon economic, market and other conditions as they exist and can reasonably be evaluated on the date hereof and does not address the fairness of the Purchase Price as of any other date. In rendering our Opinion, we have assumed that the factual circumstances, agreements, and terms, as they existed at the date of the Opinion, will remain substantially unchanged through the time the Transaction is completed. It is understood that financial markets are subject to volatility, and our opinion does not purport to address potential developments in applicable financial markets.

Our Opinion expressed herein has been prepared for the Board in connection with its consideration of the Transaction and may not be relied upon by any other person or entity or for any other purpose. Our Opinion does not constitute a recommendation to the Board or the shareholders of Company, the shareholders of True Velocity or any other person or entity as to any action the Board, the shareholders of Company, the shareholders of True Velocity or any other person or entity should take in connection with the Transaction or any aspect thereof. Our opinion does not address the merits of the Transaction or the underlying decision by the Board to engage in the Transaction or the relative merits of any alternatives that may be available to the Company. This Opinion addresses only the Purchase Price and does not address any other aspect of the Transaction. By way of example, our Opinion does not represent any advice as to the fairness of any matters of management compensation or of any fees paid or expenses incurred, any future funding or fund raising commitments, or any changes in the rights, privileges and preferences of the holders of the Company’s shares or in the composition of the Company’s management and board of directors. Furthermore, our Opinion is not to be construed or deemed to be a solvency opinion or provide any advice as to legal, accounting or tax matters.

This Opinion may not be reproduced, disseminated, quoted, or referred to at any time without our prior written consent.

Annex E-3

Board of Directors of Breeze Holdings Acquisition Corp.
October 31, 2022

Therefore, subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Price to be paid by the Company to True Velocity in the Transaction in the form of the issuance of the common shares of the Company to the equity holders of True Velocity as provided in the Merger Agreement is fair to the Company from a financial point of view.

Very truly yours,

Marshall & Stevens Transaction Advisory Services, LLC

File No. 34-36-63485

Annex E-4

Annex F

Annex F-1

PROXY CARD FOR SPECIAL MEETING OF STOCKHOLDERS

Preliminary Proxy Card

Breeze Holdings Acquisition Corp.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF
STOCKHOLDERS TO BE HELD ON
[•], 2024

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement/Prospectus, dated [•], 2024, in connection with the Special Meeting of Stockholders to be held on [•], 2024 at [•] a.m., Eastern time, at, and hereby appoints [•] and [•], and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of Breeze Holdings Acquisition Corp. (the “Corporation”) registered in the name provided, which the undersigned is entitled to vote at the Special Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy Statement/Prospectus.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS AND WILL GRANT DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on [•], 2024: This notice of meeting and the accompanying proxy statement/prospectus are available at [•].

(Continued and to be marked, dated and signed below)

Please mark vote as indicated in this example ☒

Breeze Holdings Acquisition Corp. — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 THROUGH 8.

Proposal 1 — The Business Combination Proposal	FOR	AGAINST	ABSTAIN

To approve and adopt the Amended and Restated Merger Agreement and Plan of Reorganization, dated February 14, 2024 (as may be amended, supplemented or otherwise modified by time to time), by and among Breeze, True Velocity, TV Ammo and the Merger Subs including the transactions contemplated thereby.

	☐	☐	☐
Proposal 2 — The Adjournment Proposal	FOR	AGAINST	ABSTAIN

To consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or the Breeze Holders have elected to redeem an amount of the Breeze Common Stock such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

	☐	☐	☐
Dated [•], 2024

Stockholder’s Signature	Stockholder’s Signature

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Our amended and restated certificate of incorporation will provide that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)     Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)     For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation, will provide that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our amended and restated certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek nonmonetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our amended and restated certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our amended and restated certificate of incorporation will also provide that we will, to the fullest extent authorized or permitted by applicable law, indemnify our officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which will be conferred by our amended and restated certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated certificate of incorporation may have or hereafter acquire under law, our amended and restated certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our amended and restated certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated certificate of incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated certificate of incorporation.

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which will be set forth in our amended and restated certificate of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

In addition, effective upon the consummation of the Business Combination, we will have entered into indemnification agreements with directors, officers and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1

Amended and Restated Merger Agreement and Plan of Reorganization, dated February 14, 2024 by and among Breeze Holdings Acquisition Corp, True Velocity, Inc., Breeze Merger Sub, Inc., BH Velocity Merger Sub, Inc., and TV Ammo, Inc. (included as Annex A to this proxy statement/prospectus).

3.1	Certificate of Incorporation of True Velocity, Inc.
3.2*	Form of Proposed Amended and Restated Certificate of Incorporation of True Velocity, Inc.
3.3*	By-Laws of True Velocity, Inc.
3.4*	Form of Proposed Amended and Restated Bylaws of True Velocity, Inc.
4.1*	Specimen Common Stock Certificate
4.2*	Specimen Warrant Certificate
4.3*	Warrant Agreement, dated [_____], 2024, by and between True Velocity, Inc. and Continental Stock Transfer & Trust Company, as warrant agent
4.4*	Rights Agreement, dated [______], 2024, by and between True Velocity, Inc. and Continental Stock Transfer & Trust Company, as rights agent
5.1*	Opinion of ArentFox Schiff LLP
8.1*	Tax Opinion of ArentFox Schiff LLP
10.1*

Amended and Restated Sponsor Support Agreement, dated February 14, 2024, by and among Breeze Holdings Acquisition Corp., True Velocity, Inc., TV Ammo, Inc. and the Breeze Initial Stockholders (included as Annex B to this proxy statement/prospectus).

10.2*

Amended and Restated Stockholder Support Agreement, dated February [__], 2024, by and among Breeze Holdings Acquisition Corp., True Velocity, Inc., TV Ammo, Inc. and certain TV Ammo Equity Holders (included as Annex C to this proxy statement/prospectus).

10.3*

Amended and Restated Lock-Up Agreement, dated February [__], 2024, by and among Breeze Holdings Acquisition Corp., True Velocity, Inc., TV Ammo, Inc., the Breeze Initial Stockholders and certain TV Ammo Equity Holders (included as Annex D to this proxy statement/prospectus).

10.4*

Second Amended and Restated Registration Rights Agreement, dated February [__], 2024, by and among Breeze Holdings Acquisition Corp., True Velocity, Inc., the Breeze Initial Stockholders and certain TV Ammo Equity Holders (included as Annex F to this proxy statement/prospectus).

10.5*	Distribution Agreement, dated October 31, 2022, by and between TV Ammo and Great Outdoors, LLC.
10.6*	Employment Agreement as of January 1, 2022 with Kevin Boscamp
10.7*	Employment Agreement as of January 1, 2022 with G. Christopher Tedford

Exhibit Number	Description
10.8*	Employment Agreement as of January 1, 2022 with Craig Etchegoyn
10.9*	True Velocity, Inc. Incentive Plan
23.1*	Consent of ArentFox Schiff LLP (attached as Exhibit 5.1)
23.2*	Consent of ArentFox Schiff LLP (attached as Exhibit 8.1)
23.3	Consent of Marcum LLP
23.4	Consent of Marcum LLP
99.1	Consent of Marshall & Stevens Transaction Advisory Services LLC
107	Filing Fee Table

____________

†        Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

*        To be filed by amendment.

Item 22. Undertakings

A.     True Velocity hereby undertakes:

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the proxy statement/prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of proxy statement/prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on February 14, 2024.

True Velocity, Inc.
By:	/s/ J. Douglas Ramsey
Name:	J. Douglas Ramsey
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned individuals hereby severally constitutes and appoints J. Douglas Ramsey and Russell D. Griffin as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 413 or 462 under the Securities Act, as amended, and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Position	Date
/s/ J. Douglas Ramsey	Chairman, Chief Executive Officer and	February 14, 2024
J. Douglas Ramsey	Chief Financial Officer (Principal Executive, Financial and Accounting Officer)
/s/ Russell D. Griffin	President and Director	February 14, 2024
Russell D. Griffin
/s/ James L. Williams	Director	February 14, 2024
James L. Williams
/s/ Albert McLelland	Director	February 14, 2024
Albert McLelland
/s/ Bill Stark	Director	February 14, 2024
Bill Stark
/s/ Robert Lee Thomas	Director	February 14, 2024
Robert Lee Thomas